As filed with the Securities and Exchange Commission on November 23, 2010

Registration No. 333-170056

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Pre-Effective Amendment No. 2

to

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

C&D TECHNOLOGIES, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	3690	13-3314599
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

1400 Union Meeting Road

Blue Bell, Pennsylvania 19422

(215) 619-2700

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Ian Harvie

Senior Vice President and Chief Financial Officer

1400 Union Meeting Road

Blue Bell, Pennsylvania 19422

(215) 619-2700

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies to:

Goodwin Procter LLP

53 State Street

Boston, Massachusetts 02109

Attention: Ettore A. Santucci and James P. C. Barri

Approximate date of commencement of proposed sale to the public: October 20, 2010.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement from the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $.01 per share(3)	297,163,445(1)	$0.26(2)	$77,439,063(3)	$5,521.41(4)
Common Stock, par value $.01 per share(3)	205,915,534(1)	$0.26(2)	$53,660,389(3)	$3,825.99(4)
Total Common Stock, par value $.01 per share	503,078,979	$0.26	$131,099,452	$9,347.39

(1)	This Registration Statement registers the maximum number of shares of the Registrant’s common stock, par value $0.01 per share, that may be issued in connection with (i) the exchange offer by the Registrant for all of the 5.25% Convertible Senior Notes due 2025 (the “2005 Notes”), of which $75,000,000 is outstanding as of the date hereof, and (ii) the separate exchange offer by the Registrant for all of the 5.50% Convertible Senior Notes due 2026 (the “2006 Notes”), of which $52,000,000 is outstanding as of the date hereof.
(2)	Calculated by dividing the Proposed Maximum Aggregate Offering Price of the 2005 Notes of $77,439,063 by 297,163,445, and of the 2006 Notes of $53,660,389 by 205,915,534, which, in each case, is the maximum number of shares of the Registrant’s common stock that may be issued in connection with the exchange offers.
(3)	Estimated solely for purpose of calculating the registration fee pursuant to Rule 457(f)(1) and 457(c) under the Securities Act of 1933, as amended, and calculated based on (i) the aggregate principal amount of $75,000,000, plus accrued and unpaid interest on the 2005 Notes, and (ii) the aggregate principal amount of $52,000,000, plus accrued and unpaid interest on the 2006 Notes, in each case, assuming that both exchange offers are fully subscribed by holders of Notes.
(4)	The fee was calculated using the estimated proposed maximum aggregate offering price per share and the current fee rate of $71.30 per $1,000,000 of securities registered. Fee in an amount of $9,070.06 was previously paid by the Registrant in connection with the initial filing of this Registration Statement. Fee in an amount of $261.18 was previously paid by the Registrant in connection with the filing of Amendment No. 1 to this Registration Statement.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this Prospectus may change. We may not complete the exchange offer and issue these securities until the registration statement filed with the Securities and Exchange Commission is effective. This Prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED NOVEMBER 23, 2010

PROSPECTUS

C&D TECHNOLOGIES, INC.

Offer to Exchange All Outstanding 5.50% Convertible Senior Notes

due 2026 and Offer to Exchange All Outstanding 5.25% Convertible Senior Notes due 2025

and

Disclosure Statement for Solicitation of Acceptances

of a Prepackaged Plan of Reorganization

C&D Technologies, Inc., or the “Company,” is proposing a financial restructuring to address an immediate need for liquidity in light of a potentially imminent default under the 5.25% Convertible Senior Notes due 2025 (the “2005 Notes”) and the 5.50% Convertible Senior Notes due 2026 (the “2006 Notes” and, collectively with the 2005 Notes, the “Notes”) through one of the following two approaches:

•

An out-of-court financial restructuring, or the “Exchange Offer,” consisting of two separate exchange offers: (i) an offer to exchange all of our outstanding 2005 Notes for a pro rata share of up to 56.1% of the Common Stock of the Company, and (ii) an offer to exchange all of our outstanding 2006 Notes for a pro rata share of up to 38.9% of the Common Stock of the Company (subject to dilution in certain circumstances, as more fully described herein). In exchange for each $1,000 of principal amount of the 2005 Notes validly tendered (and not validly withdrawn) and accepted by us (subject to the conditions set forth herein), holders of the 2005 Notes will receive 3,962.18 shares of our Common Stock upon consummation of the Exchange Offer (for an aggregate of up to 297,163,445 newly issued shares of Common Stock). In exchange for each $1,000 of principal amount of the 2006 Notes validly tendered (and not validly withdrawn) and accepted by us (subject to the conditions set forth herein), holders of the 2006 Notes will receive 3,959.91 shares of our Common Stock upon consummation of the Exchange Offer (for an aggregate of up to 205,915,534 newly issued shares of Common Stock). The Company’s common stock will cease to be listed on the New York Stock Exchange (the “NYSE”).

-— OR, IN THE ALTERNATIVE -—

(if conditions to completion of the Exchange Offer are not satisfied or waived)

•

An in-court financial restructuring, or the “Prepackaged Plan,” through which we would seek to accomplish the results contemplated by the Exchange Offer through a prepackaged plan of reorganization as described in this Prospectus (as defined below), acceptances of which we are soliciting.

This Prospectus and Disclosure Statement for Solicitation of Acceptances of the Prepackaged Plan of Reorganization, as it may be supplemented and amended from time to time, is referred to as the “Prospectus.” For a description of the Exchange Offer, see “The Exchange Offer.” For a description of the Prepackaged Plan, see “The Prepackaged Plan.” Prior to tendering Notes or voting on the Prepackaged Plan, holders of Notes are encouraged to read and consider carefully this entire Prospectus, including the section entitled “Risk Factors” on page 27.

Our common stock is listed on NYSE under the symbol “CHP.” NYSE has suspended the trading of our common stock. The last reported sale price of our common stock on the NYSE on October 7, 2010 was $0.25 per share. Upon consummation of the Exchange Offer or the Prepackaged Plan, our common stock will cease to be listed on NYSE.

This Exchange Offer and the solicitation period for the Prepackaged Plan will expire at 11:59 p.m., prevailing Eastern Time, on December 13, 2010 (the “Expiration Date”). Tenders of Notes may be withdrawn at any time before 11:59 p.m., prevailing Eastern Time, on the Expiration Date. As of the date of this Prospectus, we have no intention of extending the Expiration Date.

THE COMPANY HAS NOT COMMENCED A CASE UNDER CHAPTER 11 OF TITLE 11 OF THE UNITED STATES CODE (THE “BANKRUPTCY CODE”) AND HAS NOT FILED THE PREPACKAGED PLAN IN A CHAPTER 11 PROCEEDING AT THIS TIME. THE SOLICITATION OF ACCEPTANCES OF THE PREPACKAGED PLAN IS BEING CONDUCTED TO OBTAIN SUFFICIENT ACCEPTANCES OF THE PREPACKAGED PLAN PRIOR TO THE FILING OF A VOLUNTARY CASE UNDER CHAPTER 11 OF THE BANKRUPTCY CODE. BECAUSE NO CHAPTER 11 CASE HAS YET BEEN COMMENCED, THIS PROSPECTUS HAS NOT BEEN APPROVED BY ANY COURT AS CONTAINING ADEQUATE INFORMATION WITHIN THE MEANING OF SECTION 1125(a) OF THE BANKRUPTCY CODE. WE HAVE NOT AT THIS TIME TAKEN ANY ACTION TO APPROVE A BANKRUPTCY FILING AND, IF THE EXCHANGE OFFER IS CONSUMMATED, THE COMPANY WILL NOT COMMENCE A BANKRUPTCY FILING TO CONSUMMATE THE PREPACKAGED PLAN. THIS PROSPECTUS CONTAINS INFORMATION RELEVANT TO A DECISION TO ACCEPT OR REJECT THE PREPACKAGED PLAN.

You must make your own decision whether to tender the Notes in this Exchange Offer or to vote for the Prepackaged Plan. Neither we nor any of our subsidiaries, our board of directors, the boards of directors of our subsidiaries, the information agent, the exchange agent, the tabulation agent, the dealer manager, their financial advisors, their legal advisors nor any of their respective affiliates is making any recommendation as to whether or not you should choose to tender your Notes in the Exchange Offer or to vote to accept or reject the Prepackaged Plan.

Neither the United States Securities and Exchange Commission, any other securities commission nor any other court or regulatory authority has approved or disapproved the Exchange Offer or the Prepackaged Plan nor have any of the foregoing authorities passed upon or endorsed the merits of the Exchange Offer or the Prepackaged Plan or the accuracy or adequacy of this Prospectus. Any representation to the contrary is a criminal offense.

Macquarie Capital

Dealer Manager

Prospectus dated                     , 2010

i

In this Prospectus we rely on and refer to information and statistics regarding our industry. We obtained this market data from independent industry publications or other publicly available information. Although we believe that these sources are reliable, we and our dealer manager have not independently verified and do not guarantee the accuracy and completeness of this information and the estimated information, and the statistics contained in such publications or publicly available information are inherently uncertain, involve risks and uncertainties and are subject to change based on various factors, including those discussed in the section entitled “Risk Factors.”

This Prospectus incorporates important business and financial information about the Company that is not included in or delivered with this Prospectus. This information is available without charge to security holders upon written or oral request to C&D Technologies, Inc., 1400 Union Meeting Road, Blue Bell, PA 19422, (215) 619-2700. To obtain timely delivery of requested documents before the expiration of the Exchange Offer and the solicitation of acceptances of the Prepackaged Plan, you must request them no later than five business days before the Expiration Date. Please see the section of this Prospectus entitled “Where You Can Find Additional Information” to obtain further information and learn about other ways that you can obtain this information.

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this Prospectus, including the exhibits hereto, any accompanying supplement to this Prospectus or any free writing prospectus we may provide you in connection with an offering of securities. You must not rely on any unauthorized information or representations not contained in this Prospectus, including the exhibits hereto, any accompanying supplement or any free writing prospectus. This Prospectus, any accompanying supplement or any free writing prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor does this Prospectus, any accompanying supplement to this Prospectus or any free writing prospectus constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. The information contained in this Prospectus, including the exhibits hereto, any supplement to this Prospectus or any free writing prospectus is accurate only as of the date of that document.

This Prospectus, including the exhibits hereto and the documents described herein, the letter of transmittal related to the Exchange Offer, which is referred to as the “Letter of Transmittal,” and the Prepackaged Plan and the related ballot, which is referred to as the “Ballot,” contain important information that should be read before any decision is made with respect to an exchange of Notes or acceptance or rejection of the Prepackaged Plan. You should rely only on the information provided in this Prospectus, including the exhibits hereto.

v

ABOUT THIS PROSPECTUS

Unless stated otherwise, the discussion of our business in this Prospectus includes the business of C&D Technologies, Inc. and its direct and indirect subsidiaries. Unless otherwise defined in this Prospectus, capitalized terms used herein have the meanings ascribed to them in the Prepackaged Plan. Unless otherwise indicated or the context otherwise requires, “C&D Technologies,” “C&D,” the “Company,” the “Reorganized Company,” “we,” “us,” “our” and similar terms refer to C&D Technologies, Inc. and its direct and indirect subsidiaries on a consolidated basis. We refer to the financial restructuring, whether accomplished through the Exchange Offer or Prepackaged Plan, as the “Restructuring.”

NONE OF THE COMPANY OR ANY OF ITS SUBSIDIARIES, THEIR RESPECTIVE BOARDS OF DIRECTORS, THE INFORMATION AGENT, THE EXCHANGE AGENT, THE TABULATION AGENT, THE DEALER MANAGER, THEIR FINANCIAL ADVISORS, THEIR LEGAL ADVISORS NOR ANY OF THEIR RESPECTIVE AFFILIATES MAKES ANY RECOMMENDATION AS TO WHETHER OR NOT NOTEHOLDERS SHOULD (1) EXCHANGE NOTES FOR COMMON STOCK IN THE EXCHANGE OFFER OR (2) VOTE TO ACCEPT OR REJECT THE PREPACKAGED PLAN.

The information contained in this Prospectus is as of the date of this Prospectus and is subject to change, completion or amendment without notice. Neither the delivery of this Prospectus nor the offer, exchange or delivery of any security hereunder shall, at any time and under any circumstances, create any implication that there has been no change in the information set forth in this Prospectus or in our affairs since the date of this Prospectus.

No person is authorized in connection with the Exchange Offer and solicitation of votes in respect of the Prepackaged Plan to give any information or to make any representation not contained in this Prospectus, and, if given or made, such other information or representation must not be relied upon as having been authorized by us.

We are not aware of any jurisdiction in which the making of the Exchange Offer or the tender of Notes in connection therewith would not be in compliance with the laws of such jurisdiction. If you are in a jurisdiction where offers to sell, or solicitations of offers to purchase, the securities offered by this Prospectus are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer and solicitation presented in this document does not extend to you. In those jurisdictions where the securities, blue sky or other laws require the Exchange Offer, or the solicitation of acceptances to the Prepackaged Plan, to be made by a licensed broker or dealer and the dealer manager or any of its affiliates is such a licensed broker or dealer in such jurisdictions, the Exchange Offer, or the solicitation of acceptances to the Prepackaged Plan, shall be deemed to be made by the dealer manager or such affiliate (as the case may be) on our behalf in such jurisdictions.

The Exchange Offer and solicitation of acceptances of the Prepackaged Plan are being made on the basis of this Prospectus and the letter of transmittal, ballot or master ballot accompanying this Prospectus (respectively referred to herein as the “Letter of Transmittal,” “Ballot” or “Master Ballot”) and are subject to the terms and conditions described herein. Any decision to participate in the Exchange Offer and/or vote to accept or reject the Prepackaged Plan should be based on the information contained in or included with this Prospectus and the Prepackaged Plan. In making an investment decision or determining whether to vote to accept the Prepackaged Plan, holders of Notes, or “Noteholders,” must rely on their own examination of the Company and the terms of the Exchange Offer and solicitation of votes in respect of the Prepackaged Plan, including the merits and risks involved. Noteholders should not construe anything in this Prospectus as legal, business, financial or tax advice. Each Noteholder should consult its advisors as needed to make its investment decision and to determine whether it is legally permitted to participate in the Exchange Offer under applicable legal investment or similar laws or regulations.

Subject to applicable securities laws and the terms set forth in this Prospectus, the related Letter of Transmittal and the Support Agreement (as defined herein), we reserve the right to amend, modify or terminate the Exchange Offer and Prepackaged Plan at any time, and we reserve the right to reject any tender or vote, in whole or in part.

This Prospectus does not constitute, and may not be construed as an admission of fact or liability, stipulation or waiver. Rather, Noteholders should construe this Prospectus as a statement made in settlement negotiations related to contested matters, adversary proceedings, and other pending or threatened litigation or actions.

This Prospectus summarizes certain provisions of the Prepackaged Plan, certain other documents and certain financial information but reference is made to the applicable documents and financial information for complete information. The Company believes that these summaries are fair, accurate and materially complete; however, you should read the Prepackaged Plan in its entirety. Copies of documents referred to in this Prospectus will be made available to Noteholders and holders of Interests (as defined below) in the Company upon request to the information agent, exchange agent or tabulation agent, as applicable, at their addresses and phone numbers set forth on the back cover of this Prospectus.

The Company is providing the information in this Prospectus solely for the purposes of informing those persons entitled to participate in the Exchange Offer and to vote to accept or reject the Prepackaged Plan. Nothing in this Prospectus may be used by any other person or for any other purpose.

All exhibits to the Prepackaged Plan and this Prospectus are incorporated into and made a part of this Prospectus as if set forth in full herein.

This Prospectus, including the exhibits hereto and the documents described herein, the related Letter of Transmittal and Ballot and the Prepackaged Plan contain important information that should be read before any decision is made with respect to an exchange of Notes or acceptance or rejection of the Prepackaged Plan.

QUESTIONS AND ANSWERS ABOUT THE RESTRUCTURING

The following are some questions and answers regarding the Restructuring, including the Exchange Offer and the Prepackaged Plan. It does not contain all of the information that may be important to you. You should carefully read this Prospectus, including the information included as exhibits to or incorporated by reference into this Prospectus, to understand fully the terms of the Restructuring, including the Exchange Offer and the Prepackaged Plan, as well as the other considerations that are important to you in making your investment decision. You should pay special attention to the “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements.”

General

Q:	What is the purpose of the Restructuring?

A:	We are proposing the Restructuring to address an immediate need for liquidity in light of our anticipated inability to make required payments on our outstanding indebtedness in the near term. We have substantial indebtedness which adversely affects our financial condition. Significant principal payments under the Notes are likely to come due in the next fifteen months. In light of the proposed Restructuring, the Company announced in November 2010 that it had elected not to make the semi-annual interest payments on the 5.50% Convertible Senior Notes due 2025 (the “2005 Notes”) and the 5.25% Convertible Senior Notes due 2026 (the “2006 Notes,” and together with the 2005 Notes, the “Notes”), due on November 1, 2010 and November 15, 2010, respectively. Under the terms of the indentures governing the Notes, the Company has a grace period of 30 days from the interest payment due date to make the interest payments before an “event of default” under the indentures occurs. Upon the occurrence of an event of default, the trustee under the indentures or holders of 25% or more of each of the 2005 Notes or the 2006 Notes can declare the aggregate principal amount of $75.0 million with respect to the 2005 Notes and the aggregate principal amount of $52.0 million with respect to the 2006 Notes, in each case plus accrued and unpaid interest, immediately due and payable. Such event of default under the indentures governing the Notes could cause a default under our Existing Credit Facility, which would restrict our ability to borrow under our Existing Credit Facility.

Furthermore, the occurrence of a “fundamental change” as defined in the indentures governing the 2005 Notes and the 2006 Notes would require us to offer to purchase the Notes at 100% of their aggregate principal amount within approximately 55 business days of such occurrence. A “fundamental change” would be deemed to have occurred under the indentures governing the Notes in the event the Company’s shares of common stock, par value of $0.01 (the “Common Stock”) is delisted from the NYSE. Additionally, for purposes of the indenture governing the 2006 Notes, a “fundamental change” would be deemed to have occurred in the event the Common Stock is suspended from trading on the NYSE for a period of 60 days. On October 8, 2010, our Common Stock was suspended from trading on the NYSE. Consequently, we believe that there is substantial risk that a fundamental change will occur on December 7, 2010, if on or prior to this time our Common Stock is not quoted on the NYSE or another established over-the-counter market in the United States. If we do not complete the Restructuring prior to the time that we are required to offer to purchase the Notes, we will not have the cash on hand to make the payments required by the governing indentures. If we are not able to complete the Restructuring, we may be forced to declare bankruptcy without the support of the Supporting Noteholders (as defined herein). See “Risk Factors—Risks Relating to the Company’s Business and Industry—The Company’s Substantial Indebtedness Will Adversely Affect its Financial Condition if the Company Fails to Complete the Restructuring” and “The Restructuring—Overview” and “The Restructuring—Why a Restructuring Will Benefit the Company.”

We further expect to be required to make principal payments of $52.0 million on November 15, 2011, with respect to 2006 Notes, and $75.0 million on November 1, 2012, with respect to the 2005 Notes.

The Restructuring, if successful, will reduce the amount of our outstanding debt and address our immediate need for liquidity. Specifically, upon the completion of the Restructuring, we expect the principal amount of our indebtedness as of July 31, 2010 to be reduced from approximately $170.0 million to approximately $43.0 million immediately after the consummation of the Restructuring. See “Capitalization” and “Unaudited Pro Forma Financial Information.”

Q:	What is the Exchange Offer?

A:	The Exchange Offer is the out-of-court method to accomplish the Restructuring through an exchange of the 2005 Notes and a separate exchange of the 2006 Notes, in each case, for shares of the Common Stock.

The closing of the Exchange Offer is conditioned, among other things, on (1) the satisfaction of the minimum tender condition, which requires that at least 95% of the aggregate principal amount of outstanding Notes be validly tendered and not validly withdrawn in the Exchange Offer, (2) our receiving the approval of a majority of the outstanding Common Stock to (a) an amendment to the Company’s certificate of incorporation authorizing an increase in the number of the authorized shares of Common Stock from 75,000,000 to 600,000,000, (b) an amendment to our certificate of incorporation to effect a forward stock split of our issued and outstanding shares of Common Stock, pursuant to which any outstanding share of our Common Stock would be combined and reclassified into between and including 1 and 1.95 shares of our Common Stock (such exact amount to be determined by our board of directors) (together with the amendment described in (a), the “Charter Amendment”) and (c) the Exchange Offer, (3) the consent to the Exchange Offer by lenders under our Existing Credit Facility (as defined herein) and (4) the approval by the current board of directors of the Company, which we refer to as the “Board of Directors,” of all aspects of the Exchange Offer, including the Charter Amendment, which approval was obtained on October 18, 2010. Holders of approximately 56% of the aggregate principal amount of the outstanding Notes as of September 14, 2010 (and who hold approximately 70% as of November 22, 2010) have agreed pursuant to the terms and subject to the conditions described in the Support Agreement to tender, and not withdraw, Notes held by them into the Exchange Offer. In the event that the conditions to the Exchange Offer are not satisfied or waived, and there is sufficient support for the Prepackaged Plan, we will seek to file a case under Chapter 11 of the Bankruptcy Code to consummate the Restructuring through the confirmation of the Prepackaged Plan.

If the Restructuring is accomplished through the Exchange Offer, a fundamental change will be deemed to have occurred under the indentures governing the Notes and we will be required to make an offer to purchase any such Notes that remain outstanding following the consummation of the Exchange Offer at a price equal to their principal amount. See “Risk Factors—Risks Related to Consummation of the Exchange Offer—If the Company consummates the Exchange Offer, but less than 100% of the Notes are tendered and accepted in the Exchange Offer, the holders of the remaining outstanding Notes will have the option to require us to purchase their Notes at a price equal to the principal amount thereof.”

For a more detailed description of the Exchange Offer, see “The Exchange Offer.”

Q:	What happens if I take no action?

A:	In the event that you choose to take no action with respect to the Exchange Offer and the Prepackaged Plan, you will be deemed to have rejected the Exchange Offer and will not be treated as having voted either to accept or reject the Prepackaged Plan.

Q:	What is the Prepackaged Plan?

A:	The Prepackaged Plan is an alternative to the Exchange Offer for accomplishing the Restructuring through an in-court process. In the event that the conditions to the Exchange Offer are not satisfied or waived (to the extent waivable) but we receive acceptances from a sufficient number of Noteholders (and aggregate principal amount of the Notes) to allow the Prepackaged Plan to be confirmed under the Bankruptcy Code, including confirmation through the nonconsensual “cram-down” provisions of section 1129(b) of the Bankruptcy Code with respect to the Common Stock (should a sufficient number of holders thereof not vote for the Prepackaged Plan), we will seek confirmation of the Prepackaged Plan in a Chapter 11 proceeding.

If the Restructuring is accomplished through the Prepackaged Plan, the Notes will be canceled and the issuance of shares of Common Stock of the Reorganized Company, which we refer to as the “New Common Stock,” will be accomplished through the effectiveness of the Prepackaged Plan.

For a more detailed description of the Prepackaged Plan, see “The Prepackaged Plan.”

Q:	In what circumstances will we file the Prepackaged Plan instead of consummating the Exchange Offer?

A:	If we are unable to complete the Exchange Offer because any of the conditions of the Exchange Offer have not been satisfied, including the minimum tender condition, which requires that at least 95% of the aggregate principal amount of outstanding Notes be validly tendered and not validly withdrawn in the Exchange Offer, we will seek to accomplish the Restructuring by way of the Prepackaged Plan if we obtain the requisite acceptance of the Prepackaged Plan by Noteholders. See “The Prepackaged Plan.”

The confirmation and effectiveness of the Prepackaged Plan are subject to certain conditions that may not be satisfied and are different from the conditions to the Exchange Offer. We cannot assure you that all requirements for confirmation and effectiveness of the Prepackaged Plan will be satisfied or that the United States Bankruptcy Court for the District of Delaware, which we refer to as the “Bankruptcy Court,” will conclude that the requirements for confirmation and effectiveness of the Prepackaged Plan have been satisfied. See “The Prepackaged Plan—Confirmation of the Prepackaged Plan” and “The Prepackaged Plan—Conditions to the Effective Date of the Prepackaged Plan.”

The effective date of the Prepackaged Plan, which we refer to as the “Effective Date,” will not occur until the following conditions have been satisfied or waived: (1) the order confirming the Prepackaged Plan is a final order in form and substance acceptable to the Company and to Noteholders that are party to the Support Agreement that together hold not less than 50.1% in aggregate principal amount of all Notes held by Noteholders that are party to the Support Agreement (these Noteholders are referred to as the “Requisite Holders”); (2) the Prepackaged Plan and certain related supplemental documents are in form and substance reasonably acceptable to the Company and the Requisite Holders, have been executed and delivered, and any conditions (other than the occurrence of the Effective Date) contained therein have been satisfied or waived in accordance therewith; (3) any and all breaches or defaults under the Existing Credit Facility shall have been cured or waived by the required lenders under the Existing Credit Facility; (4) all authorizations, consents, certifications, approvals, rulings, no-action letters, opinions or other documents or actions required by any law, regulation or order to be received or to occur in order to implement the Prepackaged Plan on the Effective Date shall have been obtained or shall have occurred unless failure to do so would not have a material adverse change on the Reorganized Company; (5) all other documents and agreements necessary to implement the Prepackaged Plan on the Effective Date including any and all Plan Documents have been executed and delivered by all necessary parties, and all other required actions have occurred or have been otherwise satisfied or waived; (6) the Support Agreement remains in full force and effect and has not been terminated; (7) receipt of acceptances from at least two thirds (2/3) of the Noteholders in amount, and more than one-half (1/2) in the number of the Class 4 Senior Notes Claims who actually vote to accept or reject the Prepackaged Plan; provided, however, if sufficient acceptances from Noteholders are received, but holders of Common Stock do not vote for the Prepackaged Plan, the Prepackaged Plan may still be confirmed through the non-consensual “cram-down” provision of section 1129(b) of the Bankruptcy Code; and (8) pursuant to section 1129(a)(4) of the Bankruptcy Code, the Reorganized Company has paid in full all undisputed claims of the trustee under the indentures governing the Notes (the “Senior Notes Indenture Trustees”) for reasonable fees and expenses under the indentures (including, but not limited to, the reasonable fees, costs and expenses incurred by the Senior Notes Indenture Trustees’ professionals) (collectively, the “Senior Notes Indenture Trustees Claims”), as well as all fees and expenses incurred by the Supporting Noteholders in accordance with the terms of the Support Agreement. See “The Prepackaged Plan—Conditions to the Effective Date of the Prepackaged Plan.”

Q:	What is the Support Agreement?

A:	On September 14, 2010, we entered into a restructuring support agreement, which we refer to as the “Support Agreement,” with two holders of approximately 70% as of November 22, 2010, and 56% as of the date of the Support Agreement, of the aggregate principal amount of the outstanding Notes (the “Supporting Noteholders”). Of the Supporting Noteholders, Angelo, Gordon & Co., L.P. owned $48,946,000 in outstanding principal amount of the 2005 Notes and $9,500,000 in outstanding principal amount of the 2006 Notes, Bruce & Co. owned $6,639,000 in outstanding principal amount of the 2005 Notes and $7,255,000 in outstanding principal amount of the 2006 Notes, in each case as of September 14, 2010. Pursuant to the Support Agreement, each Supporting Noteholder has, among other things, agreed, in accordance with and subject to the terms of the Support Agreement to, among other things, (1) support and use its commercially reasonable efforts to complete the proposed restructuring pursuant to the Exchange Offer or the Prepackaged Plan, by, among other things, tendering all of its holdings of Notes into the Exchange Offer and voting all of its holdings of Notes in favor of the Prepackaged Plan, (2) not, in any material respect, object to, delay, impede or take any other action to interfere with the acceptance or implementation of the Restructuring or propose, file, support or vote for any alternative exchange offer, restructuring, workout or plan of reorganization for the Company, (3) unless the Company commences a Chapter 11 case, not accelerate or support the acceleration of, or direct the trustee to accelerate or support the acceleration of, the Notes under the terms of the indentures governing the Notes for any default or event of default that has occurred or may occur thereunder, and (4) unless the Company commences a Chapter 11 case, use its commercially reasonable efforts to waive any event of default under the indentures governing the Notes or rescind any acceleration of the Notes. See “The Restructuring—Support Agreement.”

Q:	What are the costs and benefits of consummating the Restructuring through the Exchange Offer rather than the Prepackaged Plan?

A:	Consummating the Restructuring through the Exchange Offer provides several benefits, including an immediate solution to address a need for liquidity in light of our anticipated inability to make required payments in respect of our outstanding indebtedness in the near term and the ability to effectuate the Restructuring in a shorter period of time without the extra costs and uncertainties of the bankruptcy process. The costs of the bankruptcy process could be material and could include both direct costs, including fees paid to a trustee and to other attorneys and professionals, and indirect costs, such as adverse impacts on customer relations and our ability to refinance existing loan facilities. In addition, there can be no assurance that the Bankruptcy Court will confirm the Prepackaged Plan. See “The Exchange Offer.”

On the other hand, consummating the Restructuring through the Prepackaged Plan provides several benefits of its own, including the provision for the same treatment of all holders of claims in the same class whether or not they vote to accept the Prepackaged Plan, which resolves our near-term liquidity issues without the “holdout” problem presented by the Exchange Offer in connection with Noteholders that do not participate in the Exchange Offer. Additionally, a lower threshold is required to approve the Prepackaged Plan than the Exchange Offer. See “The Prepackaged Plan.”

Q:	What adverse consequences could result if the Restructuring is not completed?

A:

If we do not complete the Restructuring through the Exchange Offer or the Prepackaged Plan, because the conditions to the Exchange Offer or the Prepackaged Plan have not been satisfied or waived or otherwise, we expect that we will face an immediate liquidity crisis. If we do not complete the Restructuring, it likely would result in our filing for bankruptcy protection pursuant to the Bankruptcy Code on terms other than as contemplated by the Prepackaged Plan. If we commence such a bankruptcy filing, Noteholders may receive consideration that is substantially less than what is being offered under the Restructuring. See “Risk Factors—Risks Related to NOT Accepting the Exchange Offer and/or Rejecting the Prepackaged Plan.” Both the Exchange Offer and the Prepackaged Plan are subject to certain conditions. In particular, the Exchange Offer is subject to the satisfaction of the minimum tender condition that at least 95% of the aggregate principal amount of the outstanding Notes must have been validly tendered and not validly withdrawn in the Exchange Offer, and confirmation and effectiveness of the Prepackaged Plan requires the receipt of acceptances from at least two-thirds (2/3) of Noteholders in amount and more than one-half (1/2) in number of the Noteholders who actually vote to accept or reject the Prepackaged Plan. If sufficient acceptances are received, but holders of our Common Stock do not vote for the Prepackaged Plan, the

Prepackaged Plan may still be confirmed through the nonconsensual “cram-down” provisions of section 1129(b) of the Bankruptcy Code.

Accordingly, if you wish to support the Restructuring and avoid the adverse consequences described above and elsewhere in this Prospectus, it is important that you tender your Notes for exchange in the Exchange Offer and vote to accept the Prepackaged Plan.

Q:	How may I elect to proceed?

A:	In connection with the transactions contemplated by the Restructuring, you may elect to (1) tender your Notes in the Exchange Offer and vote to accept the Prepackaged Plan, (2) vote to accept the Prepackaged Plan without tendering your Notes in the Exchange Offer, (3) vote to reject the Prepackaged Plan without tendering your Notes in the Exchange Offer, or (4) take no action with respect to the Exchange Offer and the Prepackaged Plan. TO PROPERLY TENDER YOUR NOTES IN THE EXCHANGE OFFER, YOU MUST ALSO CONCURRENTLY VOTE TO ACCEPT THE PREPACKAGED PLAN.

The Exchange Offer

Q:	Who is making the Exchange Offer?

A:	C&D Technologies (the issuer of the Notes) is making the Exchange Offer.

Q:	To whom are we making the Exchange Offer?

A:	The Exchange Offer is being extended to all Noteholders.

Q:	What amount of the 2005 Notes and the 2006 Notes are you seeking to exchange in the Exchange Offer?

A:	We are seeking to exchange all of our outstanding 2005 Notes and 2006 Notes for shares of our Common Stock.

Q:	What will I receive in the Exchange Offer if I tender my Notes and they are accepted?

A:	In exchange for and in full satisfaction of the principal amount of, and all accrued and unpaid interest on, the Notes you tender, in each case if you are a holder of 2005 Notes, you will receive your pro rata share of up to 56.1% of the Common Stock of the Company and if you are a holder of 2006 Notes, you will receive your pro rata share of up to 38.9% of the Common Stock if the Company subject, in each case if you are a holder of 2005 Notes, to dilution due to any issuances made pursuant to the 2011 Management Incentive Plan, under which up to 10% of the outstanding Common Stock, on a fully diluted basis, will be reserved for issuance. The amount of Common Stock to be issued to the Noteholders in the aggregate will be ratably reduced in the event that less than 100% of the Noteholders participate in the Exchange Offer (for illustration purposes, a Noteholder would be entitled to receive its pro rata portion (based on the outstanding principal and interest on such Noteholder’s Notes) of 95% of the Common Stock assuming participation by 100% of the outstanding Notes in the Exchange Offer, and such Noteholder would only be entitled to receive its pro rata portion of 90.25% (0.95 * 0.95 = 0.9025) of the Common Stock in the event holders (based on the outstanding principal and interest on such Noteholder’s Notes in relation to the outstanding principal and interest on the Notes held by all tendering Noteholders) of 95% of the outstanding aggregate principal amount of the Notes participate in the Exchange Offer, and the existing stockholders will hold 9.75% of the outstanding Common Stock (1 - 0.9025 = 0.0975)).

In exchange for each $1,000 of principal amount of the 2005 Notes validly tendered (and not validly withdrawn) and accepted by us (subject to the conditions set forth herein), holders of the 2005 Notes will receive 3,962.18 shares of our Common Stock upon consummation of the Exchange Offer (for an aggregate of up to 297,163,445 newly issued shares of Common Stock). In exchange for each $1,000 of principal amount of the 2006 Notes validly tendered (and not validly withdrawn) and accepted by us (subject to the conditions set forth herein), holders of the 2006 Notes will receive 3,959.91 shares of our Common Stock upon consummation of the Exchange Offer (for an aggregate of up to 205,915,534 newly issued shares of Common Stock).

If the 2005 Notes were converted to shares of Common Stock under their existing terms, each $1,000 of principal amount of the 2005 Notes would be converted into approximately 118.0638 shares of Common Stock, for an aggregate of 8,854,785 shares of Common Stock upon conversion of all outstanding principal amounts of the 2005 Notes. If the 2006 Notes were converted to shares of Common Stock under their existing terms, each $1,000 of principal amount of the 2006 Notes would be converted into approximately 206.7183 shares of Common Stock, for an aggregate of 10,749,352 shares of Common Stock upon conversion of all outstanding principal amounts of the 2006 Notes.

Q:	Will the Common Stock I receive in the Exchange Offer be listed on the NYSE?

A:	No. Upon consummation of the Exchange Offer, our Common Stock will no longer be listed for trading on the NYSE. As a result, there will be little or no trading market for the Common Stock.

Q:	Who may participate in the Exchange Offer?

A:	All current holders of the 2005 Notes and the 2006 Notes may participate in the Exchange Offer.

Q:	Does the success of the Exchange Offer depend on the participation of any minimum number of Noteholders?

A:	Yes. The Exchange Offer is subject to the satisfaction of the minimum tender condition, which means that at least 95% of the aggregate principal amount of the outstanding Notes must have been validly tendered and not validly withdrawn in the Exchange Offer. This condition will be waivable only with the consent of the Requisite Holders.

Q:	Do I have to tender all of my Notes to participate in the Exchange Offer?

A:	No. You may tender all or any portion of the Notes beneficially owned by you.

Q:	How do I tender my Notes in the Exchange Offer?

A:	Please follow the procedures for tendering your Notes in the Exchange Offer described in “The Exchange Offer—Procedures for Tendering Notes” and in the Letter of Transmittal. In addition, if your Notes are held by a nominee such as a bank, broker, dealer or trust company, you must instruct that custodial entity to tender your Notes on your behalf pursuant to the procedures of that nominee. For further information contact Epiq Bankruptcy Solutions, LLC (“Epiq”), as the information agent, at the address or telephone number on the back cover of this Prospectus, or consult your broker, dealer, commercial bank, trust company or other nominee for assistance.

Q:	For how long will the Exchange Offer remain open?

The last date on which tenders will be accepted is December 13, 2010, or on any subsequent time or date to which the Exchange Offer may be extended, and is referred to as the “Expiration Date.” We will issue a press release announcing the effective date of the Registration Statement and setting an Expiration Date. We may not set the Expiration Date beyond January 15, 2011 without an amendment to or waiver of the Support Agreement. As more fully described below, we may extend the Expiration Date or amend any of the terms or conditions of the Exchange Offer for any reason, subject to applicable laws and our obligations under the Support Agreement. See “The Restructuring—The Support Agreement.”

Subject to our obligations under the Support Agreement and applicable laws, we have the right to:

•	extend the Expiration Date and retain all tendered Notes, subject to any right you have to withdraw your tendered Notes; and

•	waive any condition in our sole discretion or otherwise amend any of the terms or conditions of the Exchange Offer in any respect.

Under the Support Agreement, we are prohibited from waiving certain conditions of the Exchange Offer, including, for example, the minimum tender condition, which requires that at least 95% in aggregate principal amount of the Notes are tendered into the Exchange Offer, without the consent of the Requisite Holders.

If we extend the Expiration Date, we promptly will give you notice of such action by issuance of a press release or other public announcement no later than 9:00 am., prevailing Eastern Time, on the next business day after the scheduled expiration and, at our election, we also may issue a supplement to this Prospectus that is sent to the holders of Notes. If we extend the Expiration Date, you must tender your Notes on or prior to the date identified in such press release, public announcement or supplement if you wish to participate in the Exchange Offer. Similarly, if we amend or waive any of the material terms or conditions of the Exchange Offer, we will promptly disclose the amendment or waiver by issuance of a press release or other public announcement and, at our election, we may also issue a supplement, pre- or post-effective amendment, as appropriate, to this Prospectus, and extend this Exchange Offer to the extent required by applicable law. See “The Exchange Offer—Extensions; Amendments; Termination.”

Q:	When will I receive Common Stock if I tender my Notes in the Exchange Offer?

A:	Upon satisfaction or waiver of all of the conditions to the Exchange Offer, all Notes validly tendered and not validly withdrawn to the exchange agent by 11:59 p.m., prevailing Eastern Time, on the Expiration Date will be accepted for exchange. Upon consummation of the Exchange Offer, the Common Stock will be delivered to you at the direction of the exchange agent. See “The Exchange Offer—Acceptance of Notes for Exchange and Delivery of Common Stock.”

Q:	Can I withdraw my tender of Notes?

A:	You may withdraw tendered Notes at any time prior to 11:59 p.m., prevailing Eastern Time, on the Expiration Date. You must send a withdrawal notice to the exchange agent in accordance with the appropriate procedures of The Depository Trust Company’s (“DTC”) Automated Tender Offer Program, which we refer to as “ATOP.” If you change your mind, you may re-tender your Notes again by following the tender procedures at any time prior to 11:59 p.m., prevailing Eastern Time, on the Expiration Date. See “The Exchange Offer—Withdrawal of Tenders.”

Q:	If the Exchange Offer is consummated but I do not tender my Notes, how will my rights be affected?

A:	If the Exchange Offer is consummated and you have not tendered your Notes in the Exchange Offer, or if your Notes are not accepted for exchange, unless the Restructuring is being accomplished through the Prepackaged Plan, you will continue to hold your Notes and will be entitled to all the rights and subject to all the limitations applicable to the Notes.

If we do not consummate the Restructuring, however, we do not expect, and we cannot assure you, that we will have sufficient liquidity to meet obligations on our Notes. We believe that there is substantial risk that an event of default or a fundamental change as defined in the indentures governing the Notes will occur imminently, and if we do not complete the Restructuring prior to the time that we are required to make payment of the aggregate principal amounts outstanding under the Notes as a result of such event of default or to purchase the Notes as a result of such fundamental change, we will not have the cash on hand to comply with the governing indentures.

If we consummate the Exchange Offer, the liquidity of any non-tendered Notes will be reduced. The consummation of the Exchange Offer would constitute a fundamental change under the indentures governing the Notes, and holders thereof who did not tender their Notes into the Exchange Offer would have the right to require the Company to purchase such remaining outstanding Notes at a price equal to the principal amount thereof. See “Risk Factors—Risks Related to Consummation of the Exchange Offer—If the Company consummates the Exchange Offer, but less than 100% of the Notes are tendered and accepted in the Exchange Offer, the holders of the remaining outstanding Notes will have the option to require us to purchase their Notes at a price equal to the principal amount thereof.”

See “Risk Factors—Risks Related to NOT Accepting the Exchange Offer and Rejecting the Prepackaged Plan” and “Risk Factors—Risks to Holders of Non-Tendered Notes.”

Q:	What happens if my Notes are not accepted in the Exchange Offer?

A:	If we do not accept your Notes for exchange for any reason, the unaccepted Notes will be credited back to your account at DTC. See “The Exchange Offer—Acceptance of Notes for Exchange and Delivery of Common Stock.”

Q:	Is the Board of Directors making a recommendation to the Noteholders as to whether they should tender their Notes?

A:	Our Board of Directors is not making any recommendation as to whether you should choose to tender your Notes pursuant to the Exchange Offer. However, the Board of Directors has approved the terms of the Exchange Offer and has recommended that holders of Common Stock approve the Exchange Offer.

Q:	If I decide to tender my Notes, will I have to pay any fees or commissions in connection with the Exchange Offer?

A:	If you are the record owner of your Notes and you tender your Notes directly to the exchange agent, you will not incur any fees or commissions. If you hold your Notes through a custodian or nominee and your custodian or nominee tenders the Notes on your behalf, your custodian or nominee may charge you a fee for doing so. You should consult with your custodian or nominee to determine whether any charges will apply.

Q:	Do I have to vote concurrently for the Prepackaged Plan if I participate in the Exchange Offer?

A:	To validly tender your Notes into the Exchange Offer, you must also concurrently vote to accept the Prepackaged Plan. While you may elect to tender a portion of your Notes in the Exchange Offer, you must vote all of your Class 4 Senior Notes Claims either to accept or reject the Prepackaged Plan and may not split your vote.

Q:	Are there appraisal rights in connection with the Exchange Offer?

A:	Noteholders do not have appraisal rights of appraisal in connection with the Exchange Offer. See “The Exchange Offer—No Appraisal Rights.”

Q:	Who do I call if I have any questions about how to tender my Notes or any other questions relating to the Exchange Offer?

A:	Questions and requests for assistance with respect to the procedures for tendering Notes pursuant to the Exchange Offer should be directed to Epiq, as the information agent, at its address or telephone number set forth on the back cover of this Prospectus.

Q:	What risks should I consider in deciding whether to tender my Notes in the Exchange Offer?

A:	In deciding whether to tender your Notes in the Exchange Offer, you should carefully consider the discussion of risks and uncertainties affecting us, the Exchange Offer, and the Prepackaged Plan described in the section titled “Risk Factors.”

The Prepackaged Plan

Q:	Who is soliciting votes on the Prepackaged Plan?

A:	C&D Technologies is soliciting votes on the Prepackaged Plan.

Q:	Why is the Company soliciting votes on the Prepackaged Plan if the Restructuring can be accomplished through the Exchange Offer?

A:	We have prepared the Prepackaged Plan as an alternative to the Exchange Offer for accomplishing the Restructuring if the conditions to completion of the Exchange Offer, including, for example, the minimum tender condition (which requires that at least 95% of the aggregate principal amount of outstanding Notes be validly tendered and not validly withdrawn in the Exchange Offer), are not met or waived, but we receive acceptances from a sufficient number of Noteholders (and aggregate principal amount thereof) to allow the Prepackaged Plan to be confirmed under the Bankruptcy Code, including confirmation through the nonconsensual “cram-down” provisions of section 1129(b) of the Bankruptcy Code with respect to our Common Stock (if a sufficient number of holders thereof do not accept the Prepackaged Plan).

Q:	How would the Prepackaged Plan be implemented?

A:	The Prepackaged Plan consists of a plan of reorganization under Chapter 11 of the Bankruptcy Code that, if confirmed by the Bankruptcy Court, would effect the transactions described in “The Prepackaged Plan.”

Q:	What vote is needed for the Bankruptcy Court to confirm the Prepackaged Plan?

A:	For the Prepackaged Plan to be confirmed by the Bankruptcy Court without invoking the “cram-down” provisions of the Bankruptcy Code, each class of claims in the Company (“Claims”) or interests in the Company (“Interests”) that is impaired must vote to accept the Prepackaged Plan. An impaired class of Claims (i.e., the Noteholders) is deemed to accept a plan of reorganization if the holders of at least two-thirds (2/3) in amount and more than one-half (1/2) in number of the Claims in such class who actually cast Ballots vote to accept the Prepackaged Plan. An impaired class of Interests (such as Common Stock) is deemed to accept a plan of reorganization if the holders of at least two-thirds (2/3) in amount of such class who actually cast Ballots vote to accept the Prepackaged Plan. If the Prepackaged Plan is confirmed by the Bankruptcy Court, the Prepackaged Plan will bind all holders of Claims against and Interests in the Company regardless of whether they voted to accept or reject the Prepackaged Plan and regardless of whether they voted at all on the Prepackaged Plan.

The confirmation and effectiveness of the Prepackaged Plan are subject to certain conditions that may not be satisfied and are different from those under the Exchange Offer. We cannot assure you that all requirements for confirmation and effectiveness of the Prepackaged Plan will be satisfied or that the Bankruptcy Court will conclude that the requirements for confirmation and effectiveness of the Prepackaged Plan have been satisfied. See “The Prepackaged Plan—Confirmation of the Prepackaged Plan” and “The Prepackaged Plan—Conditions to Effective Date of the Prepackaged Plan.”

If we do not receive the requisite acceptances from the Holders of Notes to allow the Prepackaged Plan to be confirmed under the Bankruptcy Code, the Prepackaged Plan will not be confirmed or become effective.

Q:	Who is eligible to vote for the Prepackaged Plan?

A:	Noteholders and holders of our Common Stock are eligible to vote on the Prepackaged Plan. The rights in respect of the Notes and Common Stock would be altered by the Prepackaged Plan, and, consequently, Noteholders and holders of Common Stock are considered impaired and may vote on the Prepackaged Plan. We are soliciting proxies from the holders of our Common Stock by means of a proxy statement to approve the Prepackaged Plan concurrently herewith.

For the purposes of the Prepackaged Plan, we have organized the various Claims and Interests against the Company into different classes. Holders of Claims and Interests impaired by the Prepackaged Plan that are entitled to vote on the Prepackaged Plan will vote on the Prepackaged Plan by class. Under the Prepackaged Plan, members of the same class are treated the same. The claims of holders of Notes are separately classified under the Prepackaged Plan as Class 4—Senior Notes Claims and holders of Common Stock are separately classified under the Prepackaged Plan as Class 7—Interests in the Company. See “The Prepackaged Plan—Classifications under the Prepackaged Plan” and “The Prepackaged Plan—Summary of Distributions under the Prepackaged Plan,” for a description of the various classes of Claims and Interests, and their treatment, under the Prepackaged Plan.

Q:	What will I receive under the Prepackaged Plan if it is confirmed and consummated?

A:	Pursuant to the cancellation of the Notes, each Noteholder will receive in respect of its Claims under the Notes (1) if the Company’s stockholders’ approval of the Exchange Offer and the Charter Amendment (together, the “Shareholder Exchange Consent”) has been obtained, its pro rata allocation of shares in the aggregate representing 95% of the New Common Stock, which New Common Stock shall be subject to dilution by any issuances made pursuant to the 2011 Management Incentive Plan (which shall provide for the issuance of up to 10% of the New Common Stock on a fully diluted basis), or (2) if the Shareholder Exchange Consent has not been obtained, in respect of its claims under the Notes its pro rata allocation of shares in the aggregate representing 97.5% of the New Common Stock, which New Common Stock shall be subject to dilution by any issuances made pursuant to the 2011 Management Incentive Plan (which shall provide for the issuance of up to 10% of the New Common Stock on a fully diluted basis) (as defined below) and any issuances to the existing stockholders of the unregistered warrants to purchase 5.0% of the New Common Stock on a fully diluted basis (not including shares issuable upon exercise of the 2011 Management Incentive Plan) exercisable for a period of three years following the Effective Date at an aggregate strike price calculated based on a total enterprise value of $250.0 million (the “Shareholder Warrants”).

Q:	Will the New Common Stock I receive under the Prepackaged Plan be listed on the NYSE?

A:	No. Upon consummation of the Prepackaged Plan, our New Common Stock will no longer be listed for trading on the NYSE. As a result, there will be little or no trading market for the New Common Stock. We expect that the New Common Stock will be exempt from the registration requirements under the Securities Act of 1933, as amended (the “Securities Act”), in accordance with Section 1145 of The Bankruptcy Code. We will, however, continue to be subject to the reporting requirements of Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Q:	When is the deadline for submitting Ballots?

A:	All ballots must be received by the tabulation agent by 11:59 p.m., prevailing Eastern Time, on December 13, 2010, unless extended or earlier terminated by us (the “Voting Deadline”). If the Voting Deadline is extended, we will notify the tabulation agent and send a notice to the holders of Notes or issue a press release or other public announcement no later than 9:00 a.m., prevailing Eastern Time, on the next business day after the scheduled Voting Deadline. See “The Prepackaged Plan—Holders of Claims Entitled to Vote; Voting Record Date” and “The Prepackaged Plan—Solicitation and Voting Procedures—Voting Deadline.”

The Expiration Date of the Exchange Offer may occur after the Voting Deadline. If this occurs, Noteholders who tender their Notes may withdraw their tender at any time prior to the Expiration Date of the Exchange Offer, including after the Voting Deadline. Such Noteholders, however, will not be able to revoke their vote to approve the Prepackaged Plan after the Voting Deadline.

Q:	How do I vote on the Prepackaged Plan?

A:	Please follow the procedures for submitting your Ballot and voting on the Prepackaged Plan described in the section titled “The Prepackaged Plan—Solicitation and Voting Procedures—Voting and Revocation Instructions.”

Please note that Ballots must be sent by mail, hand delivery or overnight courier to the tabulation agent, Epiq, by the Voting Deadline. Electronic and facsimile Ballots will not be accepted.

The Company has established October 18, 2010 (the “Voting Record Date”) for determining who is entitled to vote on the Prepackaged Plan.

For further information, contact the tabulation agent at its address or telephone number on the back cover of this Prospectus, or consult your broker, dealer, commercial bank or other nominee for assistance.

Q:	Can I revoke my vote?

A:	Noteholders will receive in the mail, together with the Prospectus and additional materials, an official ballot (“Ballot”) on which to record their vote. Noteholders who hold their Notes themselves will receive their Ballot directly from the Company. Because the Company is not always aware of the identity of the beneficial owners of the Notes, the Ballots for each beneficial owner will be sent to its nominee holding the Notes, such as its broker, dealer, commercial bank or trust company. The nominee is instructed to transmit the Ballot to the beneficial owner. If the nominee signs, or “pre-validates”, the Ballot prior to transmitting it to the beneficial owner, the beneficial owner must fill out the Ballot and return it to the tabulation agent directly in order to cast a vote on the Prepackaged Plan, in accordance with the instructions on the Ballot. If the nominee does not sign, or does not “pre-validate”, the Ballot prior to transmitting it to the beneficial owner, the beneficial owner must fill out the Ballot and return it to the nominee from which he received the Ballot. The nominee, upon receipt of a Ballot from a beneficial owner, will aggregate the voting information from such Ballot on to a master ballot (“Master Ballot”), which will be included with the beneficial owner Ballots and other solicitation materials. Upon recording all votes from beneficial owners that it receives on the Master Ballot, the nominee will return the Master Ballot to the tabulation agent and the votes of all beneficial owners transmitted by the Master Ballot will be tabulated. Please see the section entitled “The Prepackaged Plan—Solicitation and Voting Procedures” for further instructions on voting to accept or reject the Prepackaged Plan.

Any party that timely submitted a properly completed Ballot or Master Ballot to the tabulation agent may, prior to the Voting Deadline, revoke or change a vote contained within such Ballot or Master Ballot. If a party wants to withdraw the vote and does not want to submit another vote in its place, it must deliver a written notice of revocation or withdrawal to the tabulation agent prior to the Voting Deadline. To change a vote, a party can submit a new Ballot or Master Ballot, as applicable, and the prior Ballot or Master Ballot will be revoked and superseded. For further information regarding changing or revoking votes after they have been cast, please refer to the section entitled “The Prepackaged Plan—Voting and Revocation Instructions.”

Q:	Is the Board of Directors making a recommendation to the Noteholders as to whether they should vote for the Prepackaged Plan?

A:	Our Board of Directors, the exchange agent, the information agent and the dealer manager are not making any recommendation as to whether you should choose to vote for the Prepackaged Plan. However, the Board of Directors has recommended that holders of Common Stock approve the Prepackaged Plan.

Q:	Are there dissenters’ rights in connection with the Prepackaged Plan?

A:	No appraisal rights are available to holders of Claims and Interests in connection with the Prepackaged Plan. See “The Prepackaged Plan—Holders of Claims or Interests Entitled to Vote; Voting Record Date.”

Q:	Who do I call if I have any questions about how to submit Ballots or any other questions relating to the Prepackaged Plan?

A:	Questions and requests for assistance with respect to the procedures for voting on the Prepackaged Plan, as well as requests for additional copies of this Prospectus and the Ballot, may be directed to Epiq, as the tabulation agent, at its address or telephone number set forth on the back cover of this Prospectus.

Q:	What risks should I consider in deciding whether to accept or reject the Prepackaged Plan?

A:	In deciding whether to vote to accept or reject the Prepackaged Plan, you should carefully consider the discussion of risks and uncertainties affecting us and the Prepackaged Plan described in the section titled “Risk Factors.”

SUMMARY

This summary highlights some basic information contained in, or included as exhibits to, this Prospectus to help you understand our business, the Restructuring, including the Exchange Offer and the Prepackaged Plan. It does not contain all of the information that is important to you. You should carefully read this entire Prospectus, including the exhibits thereto, to understand fully the terms of the Exchange Offer and the Prepackaged Plan. You should pay special attention to the information in the sections entitled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements.”

Unless stated otherwise, the discussion in this Prospectus of our business includes the business of C&D Technologies and its direct and indirect subsidiaries. Unless otherwise indicated or the context otherwise requires, “C&D Technologies,” “C&D,” the “Company,” the “Reorganized Company,” “we,” “us” and “our” refer to C&D Technologies and its direct and indirect subsidiaries on a consolidated basis.

The Company

The Company manufactures and markets integrated reserve power systems and components for the standby power market, which include telecommunications, uninterruptible power supply (“UPS”), cable services and utilities and renewable energies. Integrated power systems monitor and regulate electric power flow and provide backup power in the event of a primary power loss or interruption. The Company also produces the individual components of these systems including reserve batteries, power rectifiers, system monitors, power boards and chargers. Major applications of these products include wireless and wireline telephone infrastructure, cable television (“CATV”), signal powering, corporate data center powering, computer network backup for use during power outages and renewable energy integration. See “Our Business.”

The Company’s business is focused on the standby power market. The Company primarily manufactures, markets and distributes lead acid batteries and standby power systems that integrate lead acid batteries with electronic components, which are used to provide backup or standby power for electrical equipment in the event of power loss from the primary power source. The Company’s broad product offering includes: flooded lead acid batteries (“flooded”); valve-regulated lead acid (“VRLA”) batteries; large format lithium battery systems and power rectifiers and other related power distribution and monitoring equipment. Standby power systems are used in UPS systems, wireless and wireline telecommunications, CATV systems, utilities and other applications.

To meet the needs of the Company’s customers, the Company sells its batteries and other standby power systems components in a wide variety of sizes, configurations and electrical capacities. Specifically, the Company sells lead acid batteries in two broad categories: flooded and VRLA. Flooded batteries, which require periodic watering and maintenance, are typically used in UPS, telecommunications and utility applications. VRLA, or sealed, batteries, which are often smaller and require less maintenance, are used in wireless cell sites, CATV systems, corporate data centers and computer networks and other applications. Power rectifiers convert or “rectify” external AC power into DC power at the required level and quality of voltage necessary to constantly charge the standby battery or recharge a renewable energy storage battery. The Company’s batteries and standby power systems are marketed and sold under the DYNASTY®, MAXRATE®, msENDUR®, LIBERTY® and SAGEON® brands.

The Company’s principal executive offices are located at 1400 Union Meeting Road, Blue Bell, Pennsylvania 19422, and the Company’s primary telephone number is (215) 619-2700.

Liquidity

The Restructuring is designed to reduce the Company’s indebtedness and address its liquidity concerns. See “Risk Factors—Risks Relating to the Company’s Business and Industry—The Company’s substantial indebtedness will adversely affect its financial condition if the company fails to complete the Restructuring.” The Company expects the principal amount of the Company’s indebtedness as of July 31, 2010 to be reduced from approximately $170.0 million to approximately $43.0 million immediately after the consummation of the Restructuring.

The Restructuring

The Exchange Offer and solicitation of acceptances of the Prepackaged Plan are part of, and are being conducted pursuant to, the Restructuring. This may be accomplished either through an out-of-court process that includes the Exchange Offer or, in the alternative, if the conditions to the Exchange Offer are not satisfied or waived, through the in-court Prepackaged Plan. The Restructuring will be effectuated through either the Exchange Offer or the Prepackaged Plan:

The Exchange Offer contemplates:

•

each the exchange of all our outstanding 2005 Notes for up to 56.1% of the common stock and the exchange of all of our outstanding 2006 Notes for up to 38.9% of the Common Stock (subject, in each case, to dilution by any issuances made pursuant to the 2011 Management Incentive Plan), with the amount of Common Stock to be issued to the Noteholders to be ratably reduced in the event that less than 100% of the outstanding Notes are tendered and accepted in the Exchange Offer.

— OR —

The Prepackaged Plan contemplates:

•

the cancellation of the Notes with each Noteholder receiving in respect of its claims under the Notes (1) if the Shareholder Exchange Consent has been obtained, its pro rata allocation of shares in the aggregate representing 95% of the New Common Stock, which New Common Stock shall be subject to dilution by any issuances made pursuant to the 2011 Management Incentive Plan, or (2) if the Shareholder Exchange Consent has not been obtained, in respect of its claims under the Notes its pro rata allocation of shares in the aggregate representing 97.5% of the New Common Stock, which New Common Stock shall be subject to dilution by any issuances made pursuant to the 2011 Management Incentive Plan and the Shareholder Warrants; and

•

the cancellation of all existing Common Stock, and claims arising therefrom or related thereto, with each Common Stock holder receiving in respect of its Common Stock (1) if the Shareholder Exchange Consent has been obtained, its pro rata allocation of shares in the aggregate representing 5.0% of the New Common Stock, which New Common Stock shall be subject to dilution by any issuances made pursuant to the 2011 Management Incentive Plan, or (2) if the Shareholder Exchange Consent has not been obtained, its pro rata allocation of (a) shares in the aggregate representing 2.5% of the New Common Stock, which New Common Stock shall be subject to dilution by any issuances made pursuant to the 2011 Management Incentive Plan and the Shareholder Warrants, and (b) the Shareholder Warrants.

In accordance with and subject to the terms of the Support Agreement, the Supporting Noteholders have agreed to, among other things, (1) tender their Notes in the Exchange Offer and (2) vote all of their Notes in favor of the Prepackaged Plan.

If the Exchange Offer is consummated, only Noteholders who tender their Notes will receive their pro rata share of up to 95% of the Common Stock in full satisfaction of the principal amount of, and all accrued and unpaid interest through the consummation of the Exchange Offer on, the Notes so tendered and accepted. In the alternative, if the Prepackaged Plan is consummated, all Noteholders (including Noteholders who do not tender in the Exchange Offer) will receive their pro rata share of up to 95% of the New Common Stock (or 97.5% of the New Common Stock if the Shareholder Exchange Consent is not obtained, subject to dilution due to any issuances made pursuant to the 2011 Management Incentive Plan and the Shareholder Warrants) in full satisfaction of the principal amount of, and all accrued and unpaid interest through the consummation of the Prepackaged Plan on, the Notes.

In making its determination to support the Exchange Offer, specifically, and the Restructuring, generally, and to recommend it to our stockholders, our Board of Directors also considered the opinion of Macquarie Capital (USA) Inc. (“Macquarie Capital”), dated October 20, 2010, to the Board of Directors as to the fairness, from a financial point of view and as of the date of the opinion, of the Exchange Offer to our current stockholders, as more fully described below in the section entitled “Opinion of the Financial Advisor to the Board of Directors.” Among other reasons, the Company sought such an opinion from Macquarie Capital in light of the dilution to the Company’s existing stockholders. If the Exchange Offer is approved and consummated, the Noteholders will own up to 95% of our outstanding Common Stock (excluding shares issuable upon exercise of options issued under the 2011 Management Incentive Plan) and therefore will own a sufficient number of shares to approve any matter put to vote of shareholders without the consent of any of the Company’s existing stockholders.

Subject to applicable securities laws and the terms set forth in this Prospectus, the Support Agreement and the related Letter of Transmittal, we reserve the right to waive any and all conditions to the Exchange Offer and to extend the Expiration Date or terminate the Exchange Offer and the Voting Deadline on the Prepackaged Plan in our sole and absolute discretion, which may be for any or no reason, and otherwise to amend the Exchange Offer or the Prepackaged Plan in any respect.

If we waive a material condition of this Exchange Offer, we will promptly disclose the amendment or waiver by issuance of a press release or other public announcement and, at our election, we may also issue a supplement or pre- and post-effective amendments, as appropriate, to this Prospectus, and extend the Expiration Date of the Exchange Offer to the extent required by applicable law.

Proxy Solicitation

Concurrently with the Exchange Offer, we are soliciting proxies from our existing holders of Common Stock by means of a proxy statement to approve:

•	the Charter Amendment;

•	the Exchange Offer; and

•	the Prepackaged Plan.

The Board of Directors has unanimously recommended that our holders of Common Stock approve the Charter Amendment and the Exchange Offer and vote to accept the Prepackaged Plan.

The closing of the Exchange Offer is conditioned upon, among other things, at least 95% of the aggregate principal amount of Notes being validly tendered and not validly withdrawn. In the event that the conditions to the Exchange Offer are not satisfied or waived, and there is sufficient support for the Prepackaged Plan, we will seek to file a case under Chapter 11 of the Bankruptcy Code to consummate the Restructuring described in this Prospectus. Approval of the Prepackaged Plan in its current form requires Noteholders representing at least two-thirds (2/3) in principal amount and more than one-half (1/2) in number of those who vote, to vote in favor of the Prepackaged Plan. Only those parties who actually vote are counted for these purposes. If any one of the two proposals in the first two bullet points above is not approved by our stockholders, then neither of the proposals in the first two bullet points above will become effective.

Stockholder approval of the Charter Amendment requires the affirmative vote of a majority of our outstanding shares of Common Stock. Stockholder approval of the other items discussed above requires the affirmative vote of a majority of the shares of Common Stock voting in person or by proxy at the special stockholders’ meeting. Under our bylaws, holders of at least a majority of the outstanding shares of our Common Stock entitled to vote at the meeting must be present at the meeting, in person or by proxy, to constitute a quorum. As of October 19, 2010, our officers and directors and their affiliates held 1,298,228 shares of our Common Stock, which represented approximately 4.9% of the issued and outstanding Common Stock as of that date.

Although we are soliciting acceptances from holders of our Common Stock to approve the Prepackaged Plan, by utilizing the non-consensual “cram-down” provisions of Section 1129(b) the Bankruptcy Code, we can seek consummation of the Prepackaged Plan without the consent of the holders of our Common Stock.

Board of Directors

Pursuant to the terms of the Support Agreement, upon consummation of the Exchange Offer or the Prepackaged Plan:

•	eight of the nine members of our current Board of Directors will resign;

•	our Board of Directors will be reconstituted such that it will be comprised of seven directors;

•	the reconstituted Board of Directors will be comprised of:

•	our CEO;

•	the member of our current Board of Directors that does not resign; and

•	five directors (one of whom will be the non-executive chairman of the board) to be designated by the Requisite Holders.

Our current Board of Directors expects that Kevin P. Dowd, the Chairman of the Company’s Board of Directors, will not resign and will be the remaining member of the Board of Directors. The remaining member of the Board of Directors will appoint the chief executive officer and the other five directors, who will each be designated by the Requisite Holders. The certificate of incorporation and by-laws of the Reorganized Company will be amended to give effect to these provisions and the other terms of the Restructuring. Thereafter, directors will be nominated for election by stockholders in accordance with the Company’s normal corporate governance procedures. The Restructuring documentation will contain customary provisions with respect to the continuation of director and officer indemnification and insurance.

Expenses

The Company will pay all fees and expenses associated with the Exchange Offer and the solicitation of acceptances of the Prepackaged Plan. In addition, the Company has agreed to pay the out-of-pocket fees and expenses of the Supporting Noteholders payable to any third-party legal and financial advisors, which fees and expenses are not subject to a maximum dollar limit. Based on estimated legal, financial advisor, accounting, exchange agent, tabulation agent, information agent, dealer manager, trustee, printing and other expenses associated with the Support Agreement, Exchange Offer and solicitation of acceptances to the Prepackaged Plan, the Company estimates that the Company will incur fees and expenses of approximately $5.0 million. See “The Restructuring—Fees and Expenses in Connection with the Restructuring.”

Recent Developments

On October 4, 2010, NYSE Regulation, Inc. (“NYSE Regulation”) provided the Company with notice that trading on the NYSE of the Company’s Common Stock would be suspended prior to the market opening on

October 8, 2010. The Company was notified that it is not in compliance with NYSE’s continued listing standard, which currently requires a company with common stock listed on the NYSE to maintain an average global market capitalization of not less than $15.0 million over a consecutive 30 trading-day period. NYSE Regulation has informed the Company that application to the Securities and Exchange Commission (the “SEC”) to delist the Company’s Common Stock is pending the completion of all applicable procedures, including any appeals by the Company of NYSE Regulation’s decision. On October 18, 2010, the Company appealed this determination before a committee of the board of directors of NYSE Regulation. We believe there is a substantial risk that a fundamental change will occur on December 7, 2010, if on or prior to this time our Common Stock is not quoted an another established over-the-counter market in the United States. See “Risk Factors—Risks Relating to the Company’s Business and Industry—Our Common Stock has been suspended from trading and the NYSE may delist our Common Stock.”

In connection with this Registration Statement, and in light of the Company’s Quarterly Report on Form 10-Q, filed on September 14, 2010, which disclosed the existence of substantial doubt regarding our ability to remain a going concern, our independent registered public accounting firm has reissued its Report of Independent Registered Public Accounting Firm with respect to our consolidated financial statements as of and for the three years ended January 31, 2010 (the “Report”). The consolidated financial statements as of and for the three years ended January 31, 2010 have been updated to disclose management’s judgment that there is substantial doubt regarding our ability to remain a going concern and the Report now includes an explanatory paragraph that refers to Note 2 in the consolidated financial statements. This Report caused us to breach a covenant contained in our Existing Credit Facility. On October 15, 2010, the Company obtained a waiver in connection with such covenant breach from the lenders under its Existing Credit Facility.

On November 1, 2010, the Company announced that it had elected not to make a semi-annual interest payment due on its 2005 Notes on November 1, 2010. Similarly, the Company will not make a semi-annual interest payment due on its 2006 Notes on November 15, 2010. The decisions were made in light of the Company’s announcement of the Restructuring on October 21, 2010.

The Company believes that there is substantial risk that an event of default will occur 30 days from the interest payment due dates as a result of the Company’s election not to make the semi-annual interest payments. See “Risk Factors—Risks Relating to the Company’s Business and Industry—There is substantial doubt regarding our ability to remain a going concern.” Such event of default under the indentures governing the Notes could cause a default under our Existing Credit Facility, which would restrict our ability to borrow under our Existing Credit Facility.

Reasons for the Exchange Offer and the Prepackaged Plan

The Exchange Offer

Consummation of the Restructuring through the Exchange Offer provides several benefits, including:

•	an immediate solution to the likely near-term obligations arising from our outstanding Notes that may be put to us; and

•	an ability to effectuate the Restructuring in a shorter period of time without the extra costs and uncertainties of the bankruptcy process to achieve the same result.

Consummating the Exchange Offer also avoids the potential need to seek bankruptcy protection and its related costs and disruptions. Unless our mitigation efforts are successful, these costs could be material and may include:

•	direct costs of bankruptcy, including fees paid to a trustee and to attorneys and other professionals; and

•	increased costs of borrowing due to an inability to refinance existing senior indebtedness while a bankruptcy filing is a potential outcome.

Additionally, a bankruptcy filing could have other effects on our business that are more difficult to measure, including indirect costs, such as an adverse impact on customer relations and our ability to refinance existing loan facilities.

The Prepackaged Plan

Consummation of the Restructuring through the Prepackaged Plan provides several benefits, including:

•

providing for the same treatment of all holders of Claims and Interests in the same class whether or not they vote to accept the Prepackaged Plan, thereby resolving the likely near-term adverse affects of our outstanding Notes on our financial condition without the “holdout” problem presented by the Exchange Offer in connection with holders of Notes that do not participate in the Exchange Offer;

•

a lower threshold for approval (whereas approval from 95% of the aggregate principal amount of the Notes are required in order to implement the Exchange Offer, the Bankruptcy Code requires approval of the Prepackaged Plan by holders of Class 4—Senior Notes Claims representing at least two-thirds (2/3) in principal amount, and more than one-half (1/2) in number of those who vote to accept or reject the Plan); and

•	certainty regarding the cancellation of indebtedness income being excluded from the Company’s taxable income. See “Risk Factors—Risks Relating to the Company’s Business and Industry.”

Potential direct and indirect costs of the Prepackaged Plan include:

•	uncertainty as to whether the Prepackaged Plan will be confirmed;

•	incremental cash outflows triggered by a bankruptcy filing; and

•	reputational damage resulting from the filing of bankruptcy cases.

Effects of Bankruptcy Filing without the Prepackaged Plan

It is the Company’s intent to pursue the Restructuring through the Exchange Offer or the Prepackaged Plan. If, however, neither the Exchange Offer nor the Prepackaged Plan is consummated, the Company expects that it may be subject to a lengthy and costly bankruptcy process and such a filing would cause substantial damage to the Company’s business and reputation. In addition, such a bankruptcy filing would present obstacles to conducting the Company’s business, including additional uncertainty and constraints with respect to the Company’s liquidity. It is also possible that Noteholders and holders of Common Stock would receive less consideration for their Notes and Common Stock without an agreed Prepackaged Plan than they would receive pursuant to the Prepackaged Plan.

Our Business Post-Restructuring

After the Restructuring, the Company will continue to focus on manufacturing and marketing integrated reserve power systems and components for the standby power market. The Company also will continue to implement strategies for responding to changing market conditions, including by implementing various initiatives to increase revenues in North America and focus on the new product development and growth of our Asian operations. The Company believes that by addressing the Company’s capital structure and elimination of a substantial interest burden through the Restructuring, as well as its focused pricing strategy, combined with its ongoing efficiency initiatives, and Asian growth plans will enhance the Company’s ability to achieve sustained profitability.

Our Indebtedness Post-Restructuring

The Company expects that the Restructuring will reduce its outstanding indebtedness by approximately $127.0 million. As of July 31, 2010, in addition to the $127.0 million indebtedness related to the Notes, the Company had outstanding debt amounts of $34.0 million and $8.7 million under its Existing Credit Facility and China line of credit, respectively, and such debt amounts will continue to be outstanding after the Restructuring.

The Exchange Offer

Overview	Assuming 100% Noteholder participation in the Exchange Offer, the Noteholders will receive in the aggregate up to 95% of the Common Stock of the Company (subject to dilution due to any issuances made pursuant to the 2011 Management Incentive Plan, under which up to 10% of the outstanding Common Stock, on a fully diluted basis, will be reserved for issuance) with the percentage of the Common Stock to be issued to the Noteholders in the aggregate to be ratably reduced in the event that less than 100% of the Noteholders participate in the Exchange Offer (for illustration purposes, a Noteholder would be entitled to receive its pro rata portion (based on the outstanding principal and interest on such Noteholder’s Notes) of 95% of the Common Stock assuming participation by 100% of the outstanding Notes in the Exchange Offer, and such Noteholder would only be entitled to receive its pro rata portion of 90.25% (0.95 * 0.95 = 0.9025) of the Common Stock in the event holders (based on the outstanding principal and interest on such Noteholder’s Notes in relation to the outstanding principal and interest on the Notes held by all tendering Noteholders) of 95% of the outstanding aggregate principal amount of the Notes participate in the Exchange Offer, and the existing stockholders will hold 9.75% of the outstanding Common Stock (1 - 0.9025 = 0.0975)).

In exchange for each $1,000 of principal amount of the 2005 Notes validly tendered (and not validly withdrawn) and accepted by us (subject to the conditions set forth herein), holders of the 2005 Notes will receive 3,962.18 shares of our Common Stock upon consummation of the Exchange Offer (for an aggregate of up to 297,163,445 newly issued shares of Common Stock). In exchange for each $1,000 of principal amount of the 2006 Notes validly tendered (and not validly withdrawn) and accepted by us (subject to the conditions set forth herein), holders of the 2006 Notes will receive 3,959.91 shares of our Common Stock upon consummation of the Exchange Offer (for an aggregate of up to 205,915,534 newly issued shares of Common Stock).

To validly tender Notes into the Exchange Offer, a Noteholder must also concurrently vote to accept the Prepackaged Plan.

In the event the Exchange Offer is consummated, the Company will enter into an investors’ rights agreement with the Supporting Noteholders that will include customary registration rights. See “The Restructuring—Description of Investors’ Rights Agreement.”

Conditions to Completion of the Exchange Offer	The Exchange Offer is subject to the satisfaction of certain conditions, including:

(1) the achievement of the minimum tender condition, which requires that at least 95% of the aggregate principal amount of outstanding

Notes be validly tendered and not validly withdrawn in the Exchange Offer. This condition will be waivable only with the consent of the Requisite Holders;

(2) the Company’s current Board of Directors must have expressly approved all aspects of the Exchange Offer, including the Charter Amendment which approval was obtained on October 18, 2010;

(3) the Company’s lenders under the Company’s existing credit facility (the “Existing Credit Facility”) must consent to the Exchange Offer. We intend to enter into an amendment to our Existing Credit Facility that permits the Exchange Offer and the Prepackaged Plan subject to the satisfaction of certain conditions; and

(4) the Company’s stockholders must have approved the Exchange Offer and the Charter Amendment. See “The Exchange Offer—Conditions to the Completion of the Exchange Offer.”

Expiration Date	The Exchange Offer will expire at 11:59 p.m., prevailing Eastern Time, on December 13, 2010. The Company may extend the Expiration Date for any purpose, including in order to permit the satisfaction or waiver of any or all conditions to the Exchange Offer, but the Company may not extend the Expiration Date beyond January 15, 2011 without the consent of the Requisite Holders.

Procedures for Tendering Notes	If you wish to participate in the Exchange Offer and your Notes are held by a nominee, such as a bank, broker, dealer, trust company or other nominee, you must instruct that nominee to tender your Notes on your behalf. See “The Exchange Offer—Procedures for Tendering Notes.”

Expiration Date	The Company will notify the exchange agent of the date that Notes are deemed to have been accepted for exchange.

Withdrawal of Tenders	If you tender your Notes for exchange in the Exchange Offer and later wish to withdraw them, you may do so at any time before 11:59 p.m., prevailing Eastern Time, on the Expiration Date. See “The Exchange Offer—Withdrawal of Tenders.”

Consequences of Failure to Tender	If the Exchange Offer is consummated, the aggregate principal amount of outstanding Notes will be reduced, which may adversely affect the liquidity of non-tendered Notes. Therefore, the market price for Notes that are not tendered in the Exchange Offer may be adversely affected. If the Restructuring is accomplished through the Exchange Offer, however, a fundamental change will be deemed to have occurred under the indentures governing the Notes and we will be required to make an offer to purchase any such Notes that remain outstanding at a price equal to their principal amount. For a description of the consequences of failing to exchange your Notes in this case, see “Risk Factors—Risks to Holders of Non-Tendered Notes.”

Consequences of Failure to Consummate the Exchange Offer	If the conditions of the Exchange Offer are not satisfied but we received the requisite approval for the Prepackaged Plan, the Company will pursue the Prepackaged Plan. Although the Company would seek authority from the Bankruptcy Court on the petition date to continue to use the prepetition lenders’ cash collateral or to enter into debtor-in-possession financing, there can be no assurance that the Bankruptcy Court would grant this relief or that the bankruptcy case would not disrupt operations or cause the Company to lose revenue. No decision has been made by the Board of Directors to file petitions for relief under Chapter 11 of the Bankruptcy Code (outside the context of the Prepackaged Plan). See “Risk Factors—Risks Related to NOT Accepting the Exchange Offer and/or Rejecting the Prepackaged Plan.”

Exchange Agent	Epiq Bankruptcy Solutions LLC is the exchange agent for the Exchange Offer. The address and facsimile and telephone numbers of the exchange agent are listed on the back cover page of this Prospectus.

Information Agent	Epiq Bankruptcy Solutions LLC is the information agent for the Exchange Offer. The address and telephone number of the information agent are listed on the back cover page of this Prospectus.

Dealer Manager	Macquarie Capital (USA) Inc.

Accounting Treatment	For a description of the accounting treatment of the Restructuring, see “Accounting Treatment of the Restructuring.”

Material U.S. Federal Income Tax Considerations	For a discussion of material U.S. federal income tax considerations for holders of the Common Stock, see “Material U.S. Federal Income Tax Considerations.”

Transferability	Except for shares held by our “affiliates,” as that term is defined under Rule 144 under the Securities Act, the shares of Common Stock issued pursuant to this Exchange Offer will be freely transferable and will not be subject to any transfer restrictions. The Common Stock will no longer be listed for trading on the NYSE or any other national securities exchange following the consummation of the Exchange Offer.

Use of Proceeds	The Company will not receive any cash proceeds from the Exchange Offer. Notes that are validly tendered and exchanged pursuant to the Exchange Offer will be retired and canceled.

The Prepackaged Plan

Overview	The Company has prepared the Prepackaged Plan as an alternative to the Exchange Offer for accomplishing the Restructuring if the conditions to completion of the Exchange Offer are not satisfied or waived (to the extent waivable), but the Company receives acceptances from a sufficient number of Noteholders to allow the Prepackaged Plan to be confirmed under the Bankruptcy Code, including through the nonconsensual “cram-down” provisions of section 1129(b) of the Bankruptcy Code with respect to our Common Stock (if a sufficient number of holders thereof do not accept the Prepackaged Plan).

The Prepackaged Plan consists of a plan of reorganization under Chapter 11 of the Bankruptcy Code. A copy of the Prepackaged Plan is attached to this Prospectus as Exhibit A. If confirmed, the Prepackaged Plan will bind all of the Company’s creditors and interest holders, regardless of whether such creditors or interest holders voted to accept or reject the Prepackaged Plan. See “The Prepackaged Plan.”

Under the Prepackaged Plan, the Notes shall be cancelled with each Noteholder receiving in respect of its Claims under the Notes (1) if the Shareholder Exchange Consent has been obtained, its pro rata allocation of shares in the aggregate representing 95% of the New Common Stock, which New Common Stock shall be subject to dilution due to any issuances made pursuant to the 2011 Management Incentive Plan, or (2) if the Shareholder Exchange Consent has not been obtained, in respect of its claims under the Notes its pro rata allocation of shares in the aggregate representing 97.5% of the New Common Stock, which New Common Stock shall be subject to dilution by any issuances made pursuant to the 2011 Management Incentive Plan and the Shareholder Warrants.

In addition, all Common Stock, and Claims arising therefrom or related thereto, shall be cancelled and extinguished and each holder of Common Stock shall receive in respect of its Common Stock (1) if the Shareholder Exchange Consent has been obtained, its pro rata allocation of shares in the aggregate representing 5.0% of the New Common Stock, which New Common Stock shall be subject to dilution due to any issuances made pursuant to the 2011 Management Incentive Plan, or (2) if the Shareholder Exchange Consent has not been obtained, its pro rata allocation of (x) shares in the aggregate representing 2.5% of the New Common Stock, which New Common Stock shall be subject to dilution due to any issuances made pursuant to the 2011 Management Incentive Plan and the Shareholder Warrants, and (y) Shareholder Warrants.

The holders of the Company’s outstanding New Common Stock after the Restructuring will be deemed to be a party to a stockholders’ agreement that will include customary rights regarding governance, transfers, preemption, tag along and drag along rights, threshold voting requirements, registration rights and access to information. See “The Restructuring—Description of Stockholders’ Agreement.”

If the Company does not receive the requisite acceptances required under the Bankruptcy Code from the Noteholders to allow the Prepackaged Plan to be confirmed under the Bankruptcy Code, the Prepackaged Plan will not be confirmed or become effective.

Voting Record Date	The voting record date for determining the holders of claims entitled to vote on the Prepackaged Plan is October 18, 2010, which the Company refers to as the “Voting Record Date.” See “The Prepackaged Plan—Holders of Claims or Interests Entitled to Vote; Voting Record Date.”

Conditions to the Effectiveness of the Prepackaged Plan	The Effective Date will not occur until the conditions set forth below have been satisfied or waived:

(1) the order confirming the Prepackaged Plan is a final order in form and substance acceptable to the Company and to the Requisite Holders;

(2) the Prepackaged Plan and certain related supplemental documents are in form and substance reasonably acceptable to the Company and the Requisite Holders, have been executed, delivered and any conditions (other than the occurrence of the Effective Date) contained therein have been satisfied or waived in accordance therewith;

(3) any and all breaches of or defaults under the Existing Credit Facility shall have been cured or waived by the required lenders under the Existing Credit Facility;

(4) all authorizations, consents, certifications, approvals, rulings, no-action letters, opinions or other documents or actions required by any law, regulation or order to be received or to occur in order to implement the Prepackaged Plan on the Effective Date have been obtained or shall have occurred unless failure to do so would not have a material adverse change on the Reorganized Company;

(5) all other documents and agreements necessary to implement the Prepackaged Plan on the Effective Date, including any and all Plan Documents (defined below), have been executed and delivered by all necessary parties, and all other required actions have occurred or have been otherwise satisfied or waived;

(6) the Support Agreement remains in full force and effect and has not been terminated;

(7) receipt of acceptances from at least two-thirds (2/3) of the Noteholders in amount, and more than one-half (1/2) in the number of the Class 4 Senior Notes Claims who actually vote to accept or reject the Prepackaged Plan; provided, however, if sufficient acceptances from Noteholders are received, but holders of Common Stock do not vote for the Prepackaged Plan, the Prepackaged Plan may still be confirmed through the non-consensual “cram-down” provision of section 1129(b) of the Bankruptcy Code; and

(8) pursuant to section 1129(a)(4) of the Bankruptcy Code, the Reorganized Company has paid in full all Senior Notes Indenture Trustees Claims, as well as all fees and expenses incurred by the Requisite Holders in accordance with the terms of the Support Agreement.

The Company retains the right to waive any condition with the consent of the Requisite Holders, other than the Bankruptcy Court’s entry of a Confirmation Order, in the Company’s discretion (with the consent of the Requisite Holders). See “The Prepackaged Plan—Conditions to the Effective Date of the Prepackaged Plan.”

Tabulation Agent	Epiq Bankruptcy Solutions LLC is the tabulation agent. The address and telephone number of the tabulation agent are listed on the back cover page of this Prospectus.

RISK FACTORS

In addition to other information contained in this Prospectus, you should carefully consider the risks described below in evaluating the Company and the Company’s business before making a decision to tender your Notes in the Exchange Offer or to vote on the Prepackaged Plan. The Company’s business activities involve various elements of risk. The risks described below are not the only ones facing the Company. Additional risks that are presently unknown to the Company or that the Company currently deems immaterial may also impact the Company’s business. You also should consider the other information contained in this Prospectus (including the exhibits hereto).

Risks Relating to the Company’s Business and Industry

There is substantial doubt regarding our ability to remain a going concern.

There is substantial doubt regarding our ability to maintain liquidity sufficient to operate our business and our ability to continue as a going concern. Our cumulative losses, high level of indebtedness and ability to comply with related debt covenants, including amongst other factors, continued listing on a national automated stock exchange and future EBITDA requirements, in addition to our current liquidity situation, raise substantial doubt as to our ability to continue as a going concern for a period longer than twelve months from January 31, 2010. Our ability to continue as a going concern depends on, among other factors, a return to profitable operations, a successful restructuring of the 2005 Notes and the 2006 Notes and possible amendment of future EBITDA requirements under our Existing Credit Facility, as we do not currently expect to meet these future EBITDA requirements. Until the possible completion of the financial and strategic alternatives process, our future remains uncertain, and there can be no assurance that our efforts in this regard will be successful.

In light of the proposed Restructuring, the Company elected not to make the semi-annual interest payments on the 2005 Notes and the 2006 Notes due on November 1, 2010 and November 15, 2010, respectively. Under the terms of the indentures governing the Notes, the Company has a grace period of 30 days from the interest payment due date to make the interest payments before an “event of default” under the indentures occurs. Upon the occurrence of an event of default, the trustee under the indentures or holders of 25% or more of each of the 2005 Notes or the 2006 Notes can declare the aggregate principal amount of $75.0 million with respect to the 2005 Notes and the aggregate principal amount of $52.0 million with respect to the 2006 Notes, in each case plus accrued and unpaid interest, immediately due and payable. Such event of default under the indentures governing the Notes could cause a default under our Existing Credit Facility, which would restrict our ability to borrow under our Existing Credit Facility.

Furthermore, on October 4, 2010, the NYSE Regulation provided us with notice that trading on the NYSE of our Common Stock would be suspended prior to the market opening on October 8, 2010. On October 18, 2010, we appealed this determination before a committee of the board of directors of NYSE Regulation. Absent suspension of trading being removed within a 60-day time period, i.e., by December 7, 2010, and/or relisting on a national automated exchange, such a development would constitute a “fundamental change” as defined in the indentures governing the 2006 Notes, which would give the holders of the 2006 Notes the right to require us to repurchase their 2006 Notes for an amount equal to 100% of their principal amount outstanding plus accrued but unpaid interest. As of October 19, 2010, the outstanding principal amount under the 2006 Notes was $52.0 million.

If we do not complete the Restructuring prior to the time we are required to make payment of the aggregate principal amounts outstanding under the Notes as a result of such event of default or to repurchase the Notes as a result of such fundamental change (within 55 days of the occurrence of the fundamental change), we will not have enough cash on hand to comply with the governing indentures.

We have put provisions due on our Notes that may require us to pay principal payments of $52.0 million on November 15, 2011, with respect to the 2006 Notes, and $75.0 million on November 1, 2012, with respect to the 2005 Notes. See “The Company’s substantial indebtedness will adversely affect its financial condition if the Company fails to complete the Restructuring” below.

We also continue to be engaged in active discussions with lenders under our Existing Credit Facility regarding a restructuring of our capital structure. There can be no assurance that we will be able to consummate the Restructuring. Furthermore, we may be unable to maintain adequate liquidity prior to the Restructuring or otherwise, and, as a result, we may be required to seek protection pursuant to a voluntary bankruptcy filing under Chapter 11.

The Company’s substantial indebtedness will adversely affect its financial condition if the company fails to complete the Restructuring.

As of July 31, 2010, the Company had approximately $170.0 million of principal amount of debt related to our Existing Credit Facility, 2005 Notes and 2006 Notes and China line of credit, and stockholders’ deficit of $11.7 million. The Company has significant principal payments under its Notes that are likely to come due in the next two years. Unless the Restructuring occurs, the Company will be required to make the following principal payments on its long-term debt pursuant to Noteholder put-options we expect will be exercised: $52.0 million on November 15, 2011 and $75.0 million on November 1, 2012. Furthermore, the occurrence of an event of default or a “fundamental change” as defined in the indentures governing the 2005 Notes and 2006 Notes would require the Company to make payment of the aggregate principal amounts outstanding under the Notes as a result of an event of default or to offer to purchase the Notes at 100% of their aggregate principal amount within approximately 55 business days of the occurrence of a fundamental change. The Company believes that there is substantial risk that an event of default will occur 30 days from the interest payment due dates as a result of the Company’s election not to make semi-annual interest payments on November 1 and November 15, 2010 or a fundamental change will occur with respect to the 2006 Notes unless the suspension of trading of our Common Stock on the NYSE is lifted by December 7, 2010. If the Company does not complete the Restructuring prior to such event of default or the time that we are required to purchase the Notes, we will not have the cash on hand to comply with the governing indentures.

If the Exchange Offer is consummated, a fundamental change will be deemed to have occurred under the indentures governing the Notes and we will be required to make an offer to purchase such Notes at such time to the extent any such Notes remain outstanding. If the Company is not able to complete the Restructuring or obtain additional financing on a timely basis, the Company may be forced to declare bankruptcy without the benefit of the support of the Supporting Noteholders.

Our business might fail even after the Restructuring.

The Company’s net losses from continuing operations were $25.5 million, $16.9 million and $4.8 million for the fiscal years ending 2010, 2009 and 2008, respectively, and $56.3 million for the six months ended July 31, 2010. The Company’s ability to ultimately become profitable will depend upon several factors, including, but not limited to, the cost of raw materials, our ability to obtain timely and adequate supply and delivery of raw materials, market disruptions, which could cause a broad economic downturn and lead to increased incidence of customers’ failure to pay for products delivered, our ability to control and reduce our costs in the face of competitive pressures, and the risks associated with foreign operations, such as currency exchange rate fluctuations, increases in foreign tax rates or the imposition of tariffs, exchange controls or other restrictions, general economic and political conditions, required compliance with a variety of foreign laws and regulations, and limited protection of intellectual property in certain foreign jurisdictions. If demand for its products does not develop as expected, the Company may not be able to generate enough revenues to become profitable or to generate positive cash flow.

We may need additional financing after the Restructuring to operate our business and additional financing might not be available.

The Company expects that the Restructuring will eliminate all of its outstanding indebtedness with respect to the Notes and that it will have sufficient cash from operations and its Existing Credit Facility to cover its funding needs. However, if actual results differ substantially from its expectations, the Company may need substantial additional funding.

Fluctuations in prices and availability of raw materials could increase our costs or cause delays in shipments, which would adversely impact our business and results of operations.

Our operating results could be, and have been in the past, adversely affected by increases in the cost of raw materials, particularly lead, the primary cost component of our battery products, or other product parts or components such as copper and plastics. Lead represented approximately 40% of our cost of sales in fiscal year 2010. Lead market prices averaged $1.21 per pound in fiscal year 2008, $0.89 per pound in fiscal year 2009 and $0.83 per pound in fiscal year 2010. Lead traded as high as $1.18 per pound on January 7, 2010. We have lead clauses in many customer contracts which allow us to offset the changes in lead costs through higher/lower revenue—however, generally on a lag basis. In the current fiscal year these lead clauses resulted in sales price increases. Sales price increases are ultimately offset by higher cost lead in direct materials. A significant increase in the price of one or more raw materials, parts or components or the inability to successfully implement price increases/surcharges to mitigate such cost increases in a timely manner, or at all, could have a material adverse effect on our results of operations and cash flows.

Our ability to meet customer demand depends, in part, on our ability to obtain timely and adequate supply and delivery of raw materials, including lead, and other product parts or components from our suppliers or from internal manufacturing capacity. Although we work closely with both our internal and external suppliers (and, as to the continuing availability of lead, our industry associations) to avoid encountering unavailability or shortages, we may encounter shortages in the future. The cessation, reduction or interruption of supply of raw materials, product parts or components, including the reduction in available credit from vendors, could have a material adverse effect on our operations. The loss of a key supplier or the inability to obtain certain key products or components could cause delays or reductions in shipments of our products, which could negatively affect customer satisfaction or cause a loss of sales to competitors, thereby reducing our revenues, or could increase our costs.

Our Common Stock has been suspended from trading and the NYSE is likely to delist our Common Stock.

During the third quarter of fiscal 2011, our market capitalization had fallen below $15.0 million over a consecutive 30-trading-day period. On October 4, 2010, the NYSE Regulation provided us with notice that trading on the NYSE of our Common Stock would be suspended prior to the market opening on October 8, 2010. NYSE Regulation has informed us that application to the SEC to delist our Common Stock is pending the completion of all applicable procedures, including any appeals of NYSE Regulation’s decision. On October 18, 2010, we appealed this determination before a committee of the board of directors of NYSE Regulation. Absent suspension of trading being removed within a 60-day time period, i.e., by December 7, 2010, and/or relisting on a national automated exchange, such a development would constitute a “fundamental change” as defined in the indentures governing the Notes, which would give the holders of the Notes the right to require us to repurchase their Notes for an amount equal to 100% of their principal amount outstanding plus accrued but unpaid interest. As of October 19, 2010, the outstanding principal amount under the 2006 Notes was $52.0 million. We believe that there is a substantial risk that a fundamental change will occur in the near future and if we do not complete the Restructuring prior to the time we are required to repurchase the Notes, we will not have enough cash on hand to comply with the governing indentures. If we are not able to complete the Restructuring or obtain additional financing on a timely basis, we may be forced to declare bankruptcy.

While a delisting of our Common Stock would not constitute a specific event of default under the documents governing our Existing Credit Facility, our lenders could claim that a delisting would trigger a default under the material adverse change covenant or the cross-default provisions under such documents.

Following the Exchange Offer, our Common Stock will no longer be listed on the NYSE.

While a delisting of our Common Stock would not constitute a specific event of default under the documents governing our Existing Credit Facility, our lenders could claim that a delisting would trigger a default under the material adverse change covenant or the cross-default provisions under such documents.

Following the Exchange Offer, our Common Stock will no longer be listed on the NYSE.

Maintaining our manufacturing operations requires significant capital expenditures, and our inability or failure to maintain our operations would have a material adverse impact on our market share and ability to generate revenue.

We had capital expenditures of approximately $14.8 million and $16.6 million in fiscal years 2010 and 2009, respectively. We expect to spend approximately 2% to 4% of future revenues on capital expenditures in future periods, excluding the construction of any new manufacturing facilities. We may incur significant additional capital expenditures as a result of unanticipated expenses, regulatory changes and other events that impact our business. If we are unable or fail to adequately maintain our manufacturing capacity or quality control processes, we could lose customers and there could be a material adverse impact on our market share and our ability to generate revenue.

Changes in the tax legislation in the People’s Republic of China may impact our competitiveness and increase the cost basis of product manufactured at our Shanghai Facility.

Changes in the tax legislation in the People’s Republic of China have effectively increased the cost basis of products manufactured at our Shanghai facility and exported from China by over 10% in the past. Absent price increases to our customers, these changes would impact profitability of our Shanghai facility and may also impact the competitiveness of this operation versus alternative manufacturing locations.

Market disruptions caused by a financial crisis could affect our ability to meet our liquidity needs at reasonable cost and our ability to meet long-term commitments, which could adversely affect our financial condition and results of operations.

We rely on our Existing Credit Facility amongst other avenues to satisfy our liquidity needs. Further disruptions in the credit markets or further deterioration of the banking industry’s financial condition may discourage or prevent lenders from meeting their existing lending commitments, extending the terms of such commitments or agreeing to renew commitments. Market disruptions may also limit our ability to issue debt securities in the capital markets. We can provide no assurances that our lenders will meet their existing commitments or that we will be able to access the credit markets in the future on terms acceptable to us, or at all.

Longer term disruptions in the capital and credit markets as a result of uncertainty, reduced financing alternatives or failures of significant financial institutions could adversely affect our access to the liquidity needed for our business. Any disruption could require us to take measures to conserve cash until the market stabilizes or until alternative financing can be arranged. Such measures could include deferring capital expenditures and reducing other discretionary expenditures.

Continued market disruptions could cause a broad economic downturn, which may lead to increased incidence of customers’ failure to pay for products delivered, which could adversely affect our financial condition, results of operations and cash flow.

The capital market disruptions could result in increased costs related to variable-rate debt. As a result, continuation of the market disruptions could increase our interest expense and adversely impact our results of operations.

A disruption in the capital markets and its actual or perceived effects on particular businesses and the greater economy also adversely affects the value of the investments held within our pension plans. Significant declines in the value of the investments held within our pension plans may require us to increase contributions to those plans in order to meet future funding requirements if the actual asset returns do not recover these declines in value in the foreseeable future. These trends may also adversely impact our results of operations, net cash flows and financial positions, including our shareholders’ equity.

Market conditions may unfavorably impact the value of pension plan assets and liabilities, which then could require significant additional funding. The performance of the capital markets affects the values of the assets that are held in trust to satisfy future obligations under our pension plans and could significantly impact our results of operations and financial position. We have significant obligations in these areas and hold significant assets in these trusts. These assets are subject to market fluctuations, which may affect investment returns and which may fall below our projected return rates. A decline in the market value of the pension plan assets will increase the funding requirements under our pension plans if the actual asset returns do not recover these declines in value. In addition, our pension plan liabilities are sensitive to changes in interest rates. As interest rates decrease, the liabilities increase, potentially increasing benefit expense and funding requirements. In fiscal years 2010 and 2009 our contributions to our plans were $2.3 million and $2.6 million, respectively. We expect to make required contributions totaling approximately $5.1 million to our plans in fiscal year 2011. Further, changes in demographics, including increased numbers of retirements or changes in life expectancy assumptions may also increase the funding requirements of the obligations related to the pension plans. Also, future increases in pension costs as a result of reduced plan assets may not be fully recoverable from our customers and the results of operations and financial position could be negatively affected.

During fiscal 2009, the unfunded status of our pension plans increased significantly, primarily due to lower than expected asset returns, which are expected to result in increased benefit costs and minimum required funding contributions in future years. During fiscal 2010, the unfunded status of our pension plans increased again, to a lesser extent as compared to fiscal 2009, primarily due to lower than expected discount rates.

We may face additional impairment charges if economic environments in which our businesses operate and key economic and business assumptions substantially change.

Assessment of the potential impairment of property, plant and equipment, and other identifiable intangible assets is an integral part of our normal ongoing review of operations. Testing for potential impairment of long-lived assets is dependent on numerous assumptions and reflects our best estimates at a particular point in time, which may vary from testing date to testing date. The economic environments in which our businesses operate and key economic and business assumptions with respect to projected product selling prices and materials costs, market growth and inflation rates can significantly affect the outcome of impairment tests. Estimates based on these assumptions may differ significantly from actual results. Changes in factors and assumptions used in assessing potential impairments can have a significant impact on both the existence and magnitude of impairments, as well as the time at which such impairments are recognized. Future changes in the economic environment and the economic outlook for the assets being evaluated could also result in additional impairment charges. Any significant asset impairments would adversely impact our financial results.

Adverse economic or market changes in certain market sectors in which we conduct business could impact our results of operations.

Our results of operations could be adversely affected by conditions in the domestic and global economies or the markets in which we conduct business, such as telecommunications, UPS, cable television, switchgear and control and military. Our products are principally used in connection with the telecommunications and IT industries. Weakness in these markets, such as a decline in consumer and business expenditures for IT and telecommunications, may lead to a decrease in the demand for our equipment or the prices that we can charge. Any such decrease could adversely affect our operating results by decreasing revenues and gross profit margins.

We are subject to pricing pressure from our larger customers.

We face significant pricing pressures in all of our business segments from our larger customers. Because of their purchasing size, our larger customers can influence market participants to compete on price terms. Such customers also use their buying power to negotiate lower prices. If we are not able to offset pricing reductions resulting from these pressures by improved operating efficiencies and reduced expenditures, those price reductions may have an adverse impact on our financial results.

We operate in extremely competitive industries and are subject to continual pricing pressure.

We compete with a number of major domestic and international manufacturers and distributors of electrical storage and power conversion products, as well as a large number of smaller, regional competitors. Due to excess capacity in some sectors of our industries, consolidation and the financial difficulties being experienced by several of our competitors, we have faced continual and significant pricing pressures. These pricing pressures may prevent us from fully recovering increased costs we might incur. We anticipate heightened competitive pricing pressure as Chinese and other foreign producers, who are able to employ labor at significantly lower costs than producers in the U.S. and Western Europe, expand their export capacity and increase their marketing presence in our major U.S. and European markets. Several of our competitors have stronger technical, marketing, sales, manufacturing, distribution and other resources, as well as more significant name recognition and established positions in the market and longer-standing relationships with OEMs and other customers than we do. In addition, certain of our competitors own lead smelting facilities which, during periods of lead cost increases or price volatility, may provide a competitive pricing advantage and reduce their exposure to volatile raw material costs. Our ability to maintain and improve our competitive position has depended, and continues to depend, on our ability to control and reduce our costs in the face of these pressures.

Difficulties or delays in product development would hinder our financial performance.

Our financial performance and our ability to compete are largely dependent on our ability to renew our pipeline of new products and to bring these products to market, including:

•	introducing viable new products;

•	successfully completing research and development projects or integrating or otherwise capitalizing upon purchased or licensed technology;

•	obtaining adequate intellectual property protection;

•	maintaining or improving product quality or reducing product costs through continued product engineering; and

•	utilizing or gaining market acceptance of new products.

To the extent our research and development initiatives are unsuccessful in one or more of these pursuits, the market does not accept our new or improved products or our sales force is unsuccessful in marketing such products, our financial results will be negatively impacted. In addition, industry standards, customer expectations, new technologies or other products may emerge that could render one or more of our products less desirable or obsolete. Our financial performance could also be affected by competitive products and technologies.

We are subject to risks associated with our foreign operations currency exchange rates.

Either directly or through our Chinese majority-owned joint venture, we have operations in Canada, China, England and Mexico. In our financial statements, we translate local currency financial results into United States dollars based on average exchange rates prevailing during a reporting period. Our most significant foreign currency exposures are to the Canadian dollar, the British pound and the Chinese Renminbi (“RMB”) or Yuan. During times of a strengthening United States dollar, our reported international revenue and earnings will be reduced because the local currency will translate into fewer United States dollars. In addition, we may face restrictions on our ability to repatriate funds from our international operations.

Foreign operations are subject to risks that can materially increase the cost of operating in foreign countries and thereby may reduce our overall profitability. These risks include, but are not limited to:

•	currency exchange rate fluctuations;

•	increases in foreign tax rates and foreign earnings potentially being subject to withholding requirements or the imposition of tariffs, exchange controls or other restrictions;

•	general economic and political conditions in countries where we operate and/or sell our products, including inflation;

•	the difficulties associated with managing an organization which operates throughout various countries;

•	required compliance with a variety of foreign laws and regulations; and

•	limited protection of intellectual property in certain foreign jurisdictions.

Our worldwide operations could be adversely impacted by political, economic and social changes, or acts of terrorism or war.

Changes in the laws or policies of governmental and quasi-governmental agencies, as well as social and economic conditions, in the countries in which we operate (including the United States) could affect our business and our results of operations. In addition, economic factors (including inflation and fluctuations in interest rates and foreign currency exchange rates) and competitive factors (such as price competition and business combinations or reorganizations of competitors) or a decline in industry sales or cancelled or delayed orders due to economic weakness or changes in economic conditions, either in the United States or other countries in which we conduct business, could negatively affect our results of operations. Terrorist acts or acts of war, whether in the United States or abroad, could cause damage or disruption to our operations, our suppliers, channels to market or customers, or could cause costs to increase, or create political or economic instability, any of which could have a material adverse effect on our results of operations.

We rely on third parties whose operations are outside our control.

We rely on arrangements with third-party shippers and carriers such as independent shipping companies for timely delivery of our products to our customers. As a result, we may be subject to carrier disruptions and increased costs due to factors that are beyond our control, including labor strikes, inclement weather, natural disasters and rapidly increasing fuel costs. If the services of any of these third parties become unsatisfactory, we may experience delays in meeting our customers’ product demands and we may not be able to find a suitable replacement on a timely basis or on commercially reasonable terms. Any failure to deliver products to our customers in a timely and accurate manner may damage our reputation and could cause us to lose customers.

We also utilize third party distributors and manufacturer’s representatives to sell, install and service certain of our products. While we are selective in whom we choose to represent us, it is difficult for us to ensure that our distributors and manufacturer’s representatives consistently act in accordance with the standards we set for them. To the extent any of our end-customers have negative experiences with any of our distributors or manufacturer’s representatives, it could reflect poorly on us and damage our reputation, thereby negatively impacting our financial results.

Our productivity initiatives, including rationalizations, relocations or consolidations, may not be sufficiently effective to improve our financial performance or generate desired cost savings.

We have undertaken and may continue to undertake productivity initiatives, including, among others, operational reorganizations, including the shutdown or sale of portions of our business, and facility rationalizations to improve performance or generate cost savings. In addition, we may from time to time relocate or consolidate one or more of our operations. We may not realize any planned performance improvements or cost savings from such activities, and delays or other interruptions in production or delivery of products may occur as the result of any rationalization, relocation or consolidation. A rationalization, relocation or consolidation could also cause asset impairments and/or trigger environmental remediation obligations. Further, we may not complete or derive any benefit from these initiatives.

We continue to place emphasis on improving the quality of the products we manufacture and on more timely delivery of our products. To the extent management is unsuccessful at achieving the goals of any or all of these initiatives, we will not be able to achieve our anticipated operating results.

Costs of complying with environmental laws and regulations, and liabilities that we may incur from fines and penalties in the United States and internationally, could adversely impact our financial results and condition.

Our facilities are subject to a broad array of environmental laws and regulations. The costs of complying with complex environmental laws and regulations, as well as participation in voluntary programs, are significant and will continue to be so for the foreseeable future. We are also subject to potentially significant fines and penalties for non-compliance with applicable laws and regulations. Our accruals for such costs and liabilities may not be adequate because the estimates on which the accruals are based depend on a number of factors, including, but not limited to, the nature of the problem, the complexity of the issues, the nature of the remedy, the outcome of discussions with regulatory agencies and/or the government or third parties and, as applicable, other potentially responsible parties at multiparty sites, the number and financial viability of other potentially responsible parties and risks associated with litigation. These costs and liabilities could adversely impact our financial results and condition.

We have been awarded a government contract by the U.S. Army, and U.S. government agencies have special contracting requirements, which create additional risks.

During fiscal year 2010, we were awarded a contract with the U.S. Army to develop large-format lithium-ion battery systems. In contracting with U.S. government agencies, we are subject to various federal contract requirements. Future sales to U.S. government agencies will depend, in part, on our ability to meet these requirements, certain of which we may not be able to satisfy.

U.S. government contracts typically contain unfavorable termination provisions and are subject to audit and modification by the government at its sole discretion, which subjects us to additional risks. These risks include the ability of the U.S. government to unilaterally:

•	suspend or prevent us for a set period of time from receiving new contracts or extending existing contracts based on violations or suspected violations of laws or regulations;

•	terminate our existing contracts;

•	reduce the scope and value of existing contracts;

•	audit and object to our contract-related costs and fees, including allocated indirect costs;

•	control and potentially prohibit the export of our products; and

•	change certain terms and conditions in our contracts.

As a U.S. government contractor, we may become subject to periodic audits and reviews. Based on the results of these audits, the U.S. government may adjust our contract-related costs and fees, including allocated indirect costs. As part of any such audit or review, the U.S. government may review the adequacy of, and our compliance with, our internal control systems and policies, including those relating to our purchasing, property, compensation and/or management information systems. In addition, if an audit or review uncovers any improper or illegal activity, we may be subject to civil and criminal penalties and administrative sanctions, including termination of our contracts, forfeiture of profits, suspension of payments, fines and suspensions or prohibition from doing business with the U.S. government. We could also suffer serious harm to our reputation if allegations of impropriety were made against us. In addition, under U.S. government purchasing regulations, some of our costs, including most financing costs, amortization of intangible assets, portions of our R&D costs and some marketing expenses, may not be reimbursable or allowed under our contracts. Further, as a U.S. government contractor, we may become subject to an increased risk of investigations, criminal prosecution, civil fraud, whistleblower lawsuits and other legal actions and liabilities to which purely private sector companies are not.

Our results may be adversely impacted by customers that become insolvent or bankrupt.

We are exposed to the credit risk of our customers, including risk of insolvency and bankruptcy. Although we have programs in place to monitor and mitigate the associated risk, such programs may not be effective in reducing our credit risks or risks associated with potential bankruptcy of our customers. To the extent one or more of our customers becomes insolvent or seeks protection from its creditors, we may not be able to collect money due to us and we could incur write-downs to our accounts receivable balances. Additionally, the loss of such customers could negatively impact our financial performance in future periods.

Pending or future litigation could impact our financial results and condition.

Our business, results of operations and financial condition could be affected by significant pending and future litigation or claims adverse to us. Types of potential litigation cases include: product liability, contract, employment-related, labor relations, personal injury or property damage, intellectual property, stockholder claims and claims arising from any injury or damage to persons, property or the environment from hazardous substances used, generated or disposed of in the conduct of our business (or that of a predecessor to the extent we are not indemnified for those liabilities).

Our domestic business operations are dependent upon our ability to engage in successful collective bargaining with our unionized workforce.

Currently, approximately 54% of our domestic workforce is unionized, and we engage in collective bargaining negotiations with the unions that represent them. If we are unable to reach agreement with any of our unionized work groups in future negotiations regarding the terms of their collective bargaining agreements, or if additional segments of our workforce become unionized, we may be subject to work interruptions or stoppages. Strikes or labor disputes with our employees may adversely affect our ability to conduct our business.

A change in our product mix may cause our results of operations to differ substantially from the anticipated results in any particular period.

Our overall profitability may not meet expectations if our products, customers or geographic mix are substantially different than anticipated. Our profit margins vary among products, customers and geographic markets. Consequently, if our mix of any of these is substantially different from what is anticipated in any particular period, our profitability could be lower than anticipated.

If customers fail to renew supply agreements on terms as favorable to us as existing agreements, our financial results could be adversely impacted.

We supply products to certain of our customers pursuant to time-limited supply agreements. These contracts may not be renewed or, if renewed, they may not be renewed on as favorable terms to us as existing agreements, which could adversely impact our financial results.

We may not be able to adequately protect our proprietary intellectual property and technology.

We rely on a combination of copyright, trademark, patent and trade secret laws, non-disclosure agreements and other confidentiality procedures and contractual provisions to establish, protect and maintain our proprietary intellectual property and technology and other confidential information. Despite our efforts to protect our proprietary intellectual property and technology and other confidential information, unauthorized parties may attempt to copy or otherwise obtain and use our intellectual property and proprietary technologies, which could adversely impact our competitive position and therefore adversely impact our business operations and financial results.

A material weakness in the Company’s internal controls over financial reporting existed during fiscal year 2009. If we fail to maintain effective internal control over financial reporting, we may not be able to report our financial results accurately or on a timely basis. Any inability to report and file our financial results in an accurate and timely manner could harm our business and adversely impact the trading price of our Common Stock.

As a public company, we are required to comply with the Sarbanes-Oxley Act and other rules and regulations that govern public companies. In particular, we are required to certify our compliance with Section 404 of the Sarbanes-Oxley Act, which requires us to perform system and process evaluation and testing of our internal control over financial reporting to allow management and our registered public accounting firm to report on the effectiveness of our internal control over financial reporting. Our management is responsible for establishing and maintaining adequate internal control over financial reporting. Our internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with generally accepted accounting principles. As a public reporting company, we are required, among other things, to maintain a system of effective internal control over financial reporting suitable to prepare our publicly reported financial statements in a timely and accurate manner, and also to evaluate and report on such system of internal control.

A material weakness is a deficiency, or combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis. In connection with the preparation of our consolidated financial statements as of January 31, 2009, we identified a material weakness in our internal control over financial reporting.

While we remediated this material weakness during fiscal 2010, there can be no assurance that a material weakness will not be identified in the future.

As discussed in our fiscal year 2009 Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the SEC in 2009, during the prior 2009 fiscal year, our management team under the supervision and direction of our Chief Executive Officer (“CEO”) and Chief Financial Officer (“CFO”) concluded that our disclosure controls and procedures and our internal control over financial reporting were not effective as a result of a material weakness as of January 31, 2009. In connection with the assessment of our internal controls over financial reporting and disclosure controls and procedures at January 31, 2010, we determined that the material weakness had been fully remediated and that our internal controls over financial reporting and disclosure controls and procedures at January 31, 2010 were effective. The failure to maintain the adequacy of our internal controls over financial reporting may cause our internal controls over financial reporting and disclosure controls and procedures to be ineffective, and any determination that a material weakness in our internal controls over financial reporting exists in the future may cause our internal controls over financial reporting and disclosure controls and procedures to be ineffective. Any such conclusion that our internal controls over financial reporting or disclosure controls and procedures are not effective in the future may adversely affect our ability to report our financial condition and results of operations accurately and in a timely manner and could negatively impact our stock price.

The Company’s Existing Credit Facility will continue to impose significant operating and financial restrictions on it, which may prevent the Company from capitalizing on business opportunities and taking some corporate actions.

Although the Company’s Existing Credit Facility will need to be amended to allow for the Exchange Offer and Prepackaged Plan, we expect that it will continue to impose, and the terms of any future debt may impose, significant operating and financial restrictions on the Company. These restrictions will, among other things, limit its ability to:

•	incur or guarantee additional indebtedness;

•	pay dividends or make other distributions;

•	repurchase our stock;

•	make investments in other businesses or entities, including entering into and funding joint ventures with third parties;

•	sell or otherwise dispose of assets, including capital stock of subsidiaries;

•	create liens;

•	prepay, redeem or repurchase debt;

•	enter into agreements restricting our subsidiaries’ ability to pay dividends;

•	enter into sale and leaseback transactions; and

•	consolidate, merge or sell all of our assets.

In addition, the Company’s Existing Credit Facility requires it to maintain specified financial ratios and satisfy other financial condition tests. There are also minimum EBITDA requirements, subject to an event of default, beginning with the Company’s quarter ended April 30, 2011. The Company does not currently anticipate satisfying this minimum EBITDA requirement at April 30, 2011, and will need to seek a waiver or amendment to this covenant. The rising prices of lead and other commodities, and other circumstances, have resulted in the Company obtaining amendments to the financial covenants in the past. Such amendments may not be available in the future, if required.

These covenants may adversely affect the Company’s ability to finance its future operations or capital needs or to pursue available business opportunities or limit its ability to plan for or react to market conditions or meet capital needs or otherwise restrict its activities or business plans. A breach of any of those covenants or the Company’s inability to maintain the required financial ratios could result in a default in respect of the related indebtedness. If a default occurs, the relevant lenders could elect to declare the indebtedness, together with accrued interest and other fees, to be immediately due and payable and proceed against any collateral securing that indebtedness.

Any breach of the covenants in our Existing Credit Facility or the indentures governing the Notes could cause a default under our Existing Credit Facility and other debt (including the Notes), which would restrict our ability to borrow under our Existing Credit Facility, thereby significantly impacting our liquidity. If the Company incurs an event of default under any of these debt instruments that was not cured or waived, the holders of the defaulted debt could cause all amounts outstanding with respect to these debt instruments to be due and payable immediately. Assets and cash flows may not be sufficient to fully repay borrowings under these debt instruments if accelerated upon an event of default or, in the case of the Notes, following a fundamental change. We have entered into discussions with the lenders under our Existing Credit Facility to obtain a waiver in connection with the Restructuring. We expect that a new credit facility as refinanced will have covenants not less restrictive than under our Existing Credit Facility. However, we may be unable to secure this refinancing on satisfactory terms or at all. In any event, even if we complete the Restructuring and secure this additional financing, if the growth rate of the number of customers and the acceptance of our products is slower than expected, our revenues may never become sufficient to fund our expenses. If the Restructuring is not timely consummated, we likely would not have sufficient liquidity to continue to operate our business and we would likely default on our commitments to our distribution partners, creditors or others, and might have to seek protection in bankruptcy on terms other than the Restructuring. If, as or when required, the Company is unable to repay, refinance or restructure its indebtedness under, or amend the covenants contained in, it may result in an event of default under our Existing Credit Facility and the lenders thereunder could institute foreclosure proceedings against the assets securing borrowings under the Existing Credit Facility which would have a material adverse impact on the Company.

Our future operational and financial performance may vary materially from the financial projections.

We have prepared the financial projections contained in this Prospectus as required by the “feasibility test” of Section 1129 of the Bankruptcy Code. See “The Prepackaged Plan—Valuation Analysis and Financial Projections.” These projections are based upon a number of assumptions and estimates, including that the Restructuring will be implemented in accordance with its current terms.

Financial projections are necessarily speculative in nature and one or more of the assumptions and estimates underlying these projections may prove not to be valid. The assumptions and estimates underlying these projections are inherently uncertain and are subject to significant business, economic and competitive risks and uncertainties, many of which are beyond our control. Accordingly, our financial condition and results of operations following the Restructuring may vary significantly from those set forth in the financial projections. Consequently, the financial projections should not be regarded as a representation by us, our advisors, the dealer manager or any other person that the projections will be achieved. Holders of Notes are cautioned to read the financial projections in conjunction with our historical financial statements and the unaudited pro forma historical financial information included in this Prospectus and not to place undue reliance on the financial projections in determining whether to tender their Notes into the Exchange Offer and accept or reject the Prepackaged Plan. See “Unaudited Projected Consolidated Financial Information for Restructuring under the Prepackaged Plan” contained herein as Exhibit B to this Prospectus.

Risks Related to NOT Accepting the Exchange Offer and/or Rejecting the Prepackaged Plan

If the minimum tender condition is not met for the Exchange Offer and the Company cannot implement the Exchange Offer, there nonetheless may be sufficient votes to accept the Prepackaged Plan to accomplish the Restructuring.

The consummation of the Exchange Offer is conditioned upon, among other things, satisfaction of the minimum tender condition, which requires that at least 95% of the aggregate principal amount of outstanding Notes be validly tendered and not validly withdrawn in the Exchange Offer. If the Company is not able to complete the Exchange Offer because the minimum tender condition is not met or for any other reason, but the Company receives acceptances from the requisite holders of Notes and Interests under the Bankruptcy Code to allow the Prepackaged Plan to be confirmed under the Bankruptcy Code or the Prepackaged Plan is otherwise confirmed through the nonconsensual “cram-down” provisions of section 1129(b) of the Bankruptcy Code with respect to the Common Stock (should a sufficient number of holders of Common Stock not vote for the Prepackaged Plan), as an alternative to the Exchange Offer, the Company will seek confirmation of the Prepackaged Plan in a Chapter 11 proceeding.

To obtain confirmation of the Prepackaged Plan without invoking the “cram-down” provisions of the Bankruptcy Code, each class of Claims or Interests that is impaired must vote to accept the Prepackaged Plan. An impaired class of Claims (i.e., Class 4—Senior Notes Claims) is deemed to accept the Prepackaged Plan if the holders of at least two-thirds (2/3) in amount and more than one-half (1/2) in number of the Claims in such class who actually vote, vote to accept the Prepackaged Plan. An impaired class of Interests (i.e., Class 7—Interests) is deemed to accept the Prepackaged Plan if holders of at least two-thirds (2/3) in amount in such class who actually vote, vote to accept the Prepackaged Plan. If the Prepackaged Plan is confirmed by the Bankruptcy Court, it will bind all holders of Claims against, and Interests in, the Company regardless of whether they voted to accept or reject the Prepackaged Plan and regardless of whether they voted at all on the Prepackaged Plan.

Therefore, assuming the Prepackaged Plan satisfies the other requirements of the Bankruptcy Code, a significantly smaller number of Claim holders can bind other Claim holders to the terms of the Prepackaged Plan than are required to effect the Exchange Offer and the other transactions contemplated by the Exchange Offer.

The confirmation and effectiveness of the Prepackaged Plan are subject to certain conditions that may not be satisfied and are different from those under the Exchange Offer. The Company cannot assure you that all requirements for confirmation and effectiveness of the Prepackaged Plan will be satisfied or that the Bankruptcy Court will conclude that the requirements for confirmation and effectiveness of the Prepackaged Plan will have been satisfied.

If neither the Exchange Offer nor the Prepackaged Plan is consummated, the Company likely would need to seek relief under the Bankruptcy Code without the benefit of having a plan of reorganization pre-approved by certain of the Company’s creditors. If the Company seeks bankruptcy relief under these circumstances, Noteholders may receive consideration that is substantially less than the consideration available through the Exchange Offer or the Prepackaged Plan.

The Company believes that restructuring through the Exchange Offer or the Prepackaged Plan is critical to an efficient restructuring. If the Company does not consummate the Exchange Offer or the Prepackaged Plan, the Company likely will need to seek relief under the Bankruptcy Code without the benefit of a plan of reorganization that has been pre-approved by certain of the Company’s creditors.

The Company believes that seeking relief under the Bankruptcy Code other than in connection with the Prepackaged Plan could materially and adversely affect the relationships between the Company and the Company’s existing and potential customers, employees, vendors, suppliers and other stakeholders and subject the Company to other direct and indirect adverse consequences. For example:

•	reputational damage could cause customers to move to the Company’s competitors;

•

such a bankruptcy filing could erode the Company’s customers’ confidence in the Company’s ability to produce and deliver the Company’s products and, as a result, there could be a significant and precipitous decline in the Company’s revenues, profitability and cash flow;

•	it may become more difficult to retain, attract or replace key employees;

•	the Company could be forced to operate in bankruptcy for an extended period of time while the Company tries to develop a confirmable reorganization plan;

•

the Company’s trade creditors, service providers and other partners could seek to terminate their relationships with the Company, require financial assurances or enhanced performance, or refuse to provide credit on the same terms as they provided prior to the reorganization case;

•	the Company may not be able to obtain debtor-in-possession financing or use of cash collateral to sustain operations during the Chapter 11 case; and

•

if the Company was not able to confirm and implement a plan of reorganization, or if sufficient post-petition financing were not available, the Company may be forced to liquidate its assets under the supervision of the Bankruptcy Court.

Any distributions that a holder of Notes might receive in respect of its Notes under a liquidation or under a protracted reorganization case or cases under the Bankruptcy Code other than in connection with the Prepackaged Plan likely would be substantially delayed, and the value of any potential recovery likely would be adversely impacted by such delay.

Furthermore, in the event of any foreclosure, dissolution, winding-up, liquidation or reorganization, or other insolvency proceeding, other than in connection with the Prepackaged Plan, there can be no assurance as to the value, if any, that would be available to Noteholders. If you vote to reject the Prepackaged Plan, you may receive less value for the Notes in the event of any foreclosure, dissolution, winding-up, liquidation or reorganization, or other insolvency proceeding, other than in connection with the Prepackaged Plan, than you would receive under the Exchange Offer or the Prepackaged Plan.

Any foreclosure, dissolution, winding-up, liquidation or reorganization, or other insolvency proceeding would constitute an event of default under the Company’s Existing Credit Facility and the indentures governing the Notes. If the Company incurs an event of default under any of these debt instruments that was not cured or waived, the holders of the defaulted debt could cause all amounts outstanding with respect to these debt instruments to be due and payable immediately.

Risks Related to Consummation of the Restructuring

Consummation of the Restructuring will result in significant dilution of our holders of Common Stock.

Upon consummation of the Restructuring, existing holders of our Common Stock will be significantly diluted. Assuming the holders of our Common Stock approve the Restructuring and the Exchange Offer is consummated:

•

Holders of the 2005 Notes will receive an aggregate of up to 297,163,445 newly issued shares of our Common Stock, and holders of the 2006 Notes will receive an aggregate of up to 205,915,534 newly issued shares of our Common Stock, in each case, representing their pro-rata allocation of approximately 56.1% and 38.9%, respectively of our outstanding Common Stock after giving effect to the Restructuring; and

•	the existing holders of our Common Stock will retain approximately 5% of our outstanding Common Stock after giving effect to the Restructuring.

If holders of our Common Stock do not approve the Exchange Offer, but the Prepackaged Plan is confirmed:

•

Noteholders will receive newly issued shares of our New Common Stock representing their pro-rata allocation of approximately 97.5% of our outstanding New Common Stock in the aggregate, which New Common Stock shall be subject to dilution due to issuances made pursuant to the 2011 Management Incentive Plan and the Shareholder Warrants, after giving effect to the Restructuring; and

•

the existing holders of our Common Stock will retain approximately 2.5% of our outstanding New Common Stock subject to dilution due to issuances made pursuant to the 2011 Management Incentive Plan and the Shareholder Warrants, and receive Shareholder Warrants to purchase an aggregate of 5% of our New Common Stock on a fully diluted basis; the Shareholder Warrants will have an aggregate exercise price calculated based on a total enterprise value of $250.0 million and be exercisable for a period of three years. For a more thorough description of the warrants, see “The Restructuring—Description of Shareholder Warrants.”

We may need to issue additional shares of Common Stock, or New Common Stock, as applicable, in the future to fund our business and achieve our projected results, which could lead to further dilution of our stockholders. In addition, pursuant to the terms of the Support Agreement, we will adopt the 2011 Management Incentive Plan after consummation of the Restructuring that will, among other things, increase the number of shares reserved and available for issuance to an amount equal to 10% of our Common Stock, or New Common Stock, as applicable, on a fully diluted basis. Any shares issued under such plan will proportionately dilute the stockholders.

Risks Related to Consummation of the Exchange Offer

Even if the Company desired to waive, and the Company received consent under the Support Agreement to waive, the minimum tender condition, the Company may be unable to consummate the Exchange Offer because the Company may not have sufficient liquidity to meet the Company’s immediate obligations under the Notes that are not tendered into the Exchange Offer.

Pursuant to the Support Agreement, the Exchange Offer is subject to a minimum tender condition, which requires that at least 95% of the aggregate principal amount of outstanding Notes be validly tendered and not validly withdrawn in the Exchange Offer. Even if the Company desired to waive, and the Company received consent under the Support Agreement to waive, the minimum tender condition, the Company may not be able to consummate the Exchange Offer because the Company may not have sufficient liquidity to meet the Company’s immediate obligations under the Notes outstanding following the consummation of the Exchange Offer.

If the Company consummates the Exchange Offer, but less than 100% of the Notes are tendered and accepted in the Exchange Offer, the holders of the remaining outstanding Notes will have the option to require us to purchase their Notes at a price equal to the principal amount thereof.

The consummation of the Exchange Offer would constitute a “fundamental change” as defined in the indentures governing the Notes, which would require us to make an offer to the Noteholders (to the extent Notes remain outstanding after consummation of the Exchange Offer) to purchase such Notes at a price equal to the principal amount thereof. If 5% of the Notes remain outstanding after consummation of the Exchange Offer, we may be required to repurchase $6.35 million in aggregate principal amount of the Notes pursuant to the terms of the indentures governing such Notes, and we may not have the liquidity to do so.

Risks to Holders of Non-Tendered Notes

The following risks specifically apply to the extent a holder of Notes elects not to participate in the Exchange Offer and the Exchange Offer is consummated. There are additional risks attendant to being an investor in our securities that you should review, whether or not you elect to tender your Notes. These risks are described elsewhere in this “Risk Factors” section under the heading “— Risks Related to the Company’s Business and Industry.”

If the Company consummates the Exchange Offer, liquidity of the market for the small number of non-tendered Notes likely will be lessened, and the market prices for non-tendered Notes therefore may be reduced.

If the Exchange Offer is consummated, the aggregate principal amount of outstanding Notes will be reduced, which may adversely affect the liquidity of non-tendered Notes. An issue of securities with a small outstanding principal amount available for trading, or float, generally commands a lower price than does a comparable issue of securities with a greater float. Therefore, the market price for Notes that are not tendered in the Exchange Offer may be adversely affected. The reduced float also may tend to make the trading prices of Notes that are not exchanged more volatile.

Risks Related to Consummation of the Prepackaged Plan

The Prepackaged Plan may have a material adverse effect on the Company’s operations.

The solicitation of acceptances of the Prepackaged Plan and any subsequent commencement of a Chapter 11 case (or if the Subsidiaries also filed for Chapter 11 protection, the Chapter 11 cases) could adversely affect the relationships between the Company and the Company’s customers, employees, partners and others. There is a risk, due to uncertainty about the Company’s future, that, among other things:

•

the Company’s customers’ confidence in the Company’s ability to produce and deliver the Company’s products could erode, resulting in a significant decline in the Company’s revenues, profitability and cash flow;

•	it may become more difficult to retain, attract or replace key employees;

•	employees could be distracted from performance of their duties or more easily attracted to other career opportunities; and

•	the Company’s suppliers, vendors, and service providers could terminate their relationship with the Company or require financial assurances or enhanced performance.

The Company’s business may be negatively affected if the Company is unable to assume its executory contracts.

An executory contract is a contract on which performance remains due to some extent by both parties to the contract. The Prepackaged Plan provides for the assumption of all executory contracts and unexpired leases, unless designated on a Schedule of Rejected Contracts. The Company’s intention is to preserve as much of the benefit of its existing contracts and leases as possible. However, with respect to some limited classes of executory contracts, including licenses with respect to patents or trademarks, the Company may need to obtain the consent of the counterparty to maintain the benefit of the contract. There is no guaranty that such consent either would be forthcoming or that conditions would not be attached to any such consent that make assuming the contracts unattractive. The Company then would be required to either forego the benefits offered by such contracts or to find alternative arrangements to replace them.

If the Company commences Chapter 11 bankruptcy proceedings, material transactions could be set aside as fraudulent conveyances or preferential transfers.

Any payments received by stakeholders prior to the bankruptcy filing could be challenged under applicable debtor/creditor and/or bankruptcy laws as either a “fraudulent conveyance” or a “preferential transfer.” A fraudulent conveyance occurs when a transfer of a debtor’s assets is made with the intent to defraud creditors or in exchange for grossly inadequate consideration. A preferential transfer occurs upon a transfer of property of the debtor while the debtor is insolvent for the benefit of a creditor on account of an antecedent debt owed by the debtor that was made on or within 90 days before the date of filing of the bankruptcy petition or one year before the date of filing of the petition, if the creditor, at the time of such transfer was an insider. If any transfer was challenged in the Bankruptcy Court and found to have occurred with regard to any of the Company’s material transactions, a bankruptcy court could order the recovery of all amounts received by the recipient of the transfer. The Company does not believe that any payments made pursuant to material transactions would be recoverable as fraudulent conveyances or preferences. However, we cannot assure you that a party in interest will not seek to challenge transactions on this basis in the Bankruptcy Court or that the Bankruptcy Court will not order the recovery of any transferred amounts.

The Company may not be successful in obtaining first day orders to permit the Company to pay its key suppliers in the ordinary course of business.

The Company has tried to address potential concerns of its key customers, vendors, employees, and other key parties in interest that might arise from the filing of the Prepackaged Plan through a variety of provisions incorporated into or contemplated by the Prepackaged Plan, including the Company’s intention to seek appropriate court orders to permit the Company to pay its accounts payable to key parties in interest in the ordinary course and, in the case of those key vendors who have agreed to continue to extend business terms to the Company during and after the Company’s bankruptcy proceeding, to provide for the payments of prepetition accounts payable. However, there can be no guarantee that the Company will be successful in obtaining the necessary approvals of the Bankruptcy Court for such arrangements or for every party in interest the Company may seek to treat in this manner, and, as a result, the Company’s business might suffer.

The Bankruptcy Court may not confirm the Prepackaged Plan or may require the Company to re-solicit votes with respect to the Prepackaged Plan.

The Company cannot assure you that the Prepackaged Plan, if filed, will be confirmed by the Bankruptcy Court. Section 1129 of the Bankruptcy Code, which sets forth the requirements for confirmation of a plan of reorganization, requires, among other things, a finding by the Bankruptcy Court that the plan of reorganization is “feasible,” that all claims and interests have been classified in compliance with the provisions of section 1122 of the Bankruptcy Code, and that, under the plan of reorganization, each holder of a claim or interest within each impaired class either accepts the plan of reorganization or receives or retains cash or property of a value, as of the date the plan of reorganization becomes effective, that is not less than the value such holder would receive or retain if the debtor were liquidated under Chapter 7 of the Bankruptcy Code. See “The Prepackaged Plan—Confirmation of the Prepackaged Plan.” There can be no assurance that the Bankruptcy Court will conclude that the feasibility test and other requirements of section 1129 of the Bankruptcy Code have been met with respect to the Prepackaged Plan.

If the Prepackaged Plan is filed, there can be no assurance that modifications to such plan would not be required for confirmation, or that such modifications would not require a re-solicitation of votes on the Prepackaged Plan.

Moreover, the Bankruptcy Court could determine that the Company’s disclosures made in this document are inadequate and that the votes in favor of the Prepackaged Plan should be disregarded. The Company then would be required to recommence the solicitation process, which would include re-filing a plan of reorganization and disclosure statement. Typically, this process involves a 60- to 90-day period and includes a court hearing for the required approval of a disclosure statement, followed (after bankruptcy court approval) by another solicitation of claim interest holder votes for the plan of reorganization, followed by a confirmation hearing which the Bankruptcy Court will determine whether the requirements for confirmation have been satisfied, including the requisite claim and interest holder acceptances.

If the Prepackaged Plan is not confirmed, the Company’s reorganization case may be converted into a case under Chapter 7 of the Bankruptcy Code, pursuant to which a trustee would be appointed or elected to liquidate the Company’s assets for distribution in accordance with the priorities established by the Bankruptcy Code. A discussion of the effects that a Chapter 7 liquidation would have on the recoveries of holders of claims and interests and the Company’s liquidation analysis are set forth under “Liquidation Analysis” contained herein as Exhibit C to this Prospectus. The Company believes that liquidation under Chapter 7 of the Bankruptcy Code would result in, among other things:

•	smaller distributions being made to creditors than those provided for in the Prepackaged Plan because of:

•	the likelihood that the Company’s assets would need to be sold or otherwise disposed of in a less orderly fashion over a short period of time;

•	additional administrative expenses involved in the appointment of a trustee; and

•

additional expenses and claims, some of which would be entitled to priority, which would be generated during the liquidation and from the rejection of leases and other executory contracts in connection with a cessation of the Company’s operations.

If (1) our reorganization case were dismissed or converted into a case under Chapter 7 of the Bankruptcy Code, or if we filed a motion or other pleading with the Bankruptcy Court seeking the dismissal or conversion of the Prepackaged Plan or reorganization case, or (2) if the Bankruptcy Court (a) grants relief that is materially inconsistent with the Support Agreement or the Prepackaged Plan in any respect or (b) enters an order confirming any plan of reorganization other than the Prepackaged Plan, then the Requisite Holders would have the right to terminate the Support Agreement.

If the Company commences Chapter 11 bankruptcy proceedings, other parties in interest might be permitted to propose alternative plans of reorganization that may be less favorable to certain of the Company’s constituencies than the Prepackaged Plan.

If the Company commences Chapter 11 bankruptcy proceedings to confirm the Prepackaged Plan or any other Chapter 11 bankruptcy proceeding, other parties in interest could seek authority from the Bankruptcy Court to propose an alternative plan of reorganization. Under the Bankruptcy Code, a debtor-in-possession initially has the exclusive right to propose and solicit acceptances of a plan of reorganization. However, such exclusivity period can be reduced or terminated upon order of the Bankruptcy Court. If such an order were to be entered, other parties in interest would then have the opportunity to propose alternative plans of reorganization.

If other parties in interest were to propose an alternative plan of reorganization following expiration or termination of the Company’s exclusivity period, such a plan may be less favorable to existing equity interest holders and may seek to exclude these holders from retaining any equity under their plan. Alternative plans of reorganization also may treat less favorably the claims of a number of other constituencies, including the Noteholders, holders of Common Stock, the Company’s employees, and the Company’s trading partners and customers. The Company considers maintaining relationships with its Noteholders, holders of Common Stock, employees, customers and trading partners as critical to maintaining the value of the Company’s business as it restructures, and has sought to treat those constituencies accordingly. However, proponents of alternative plans of reorganization may not share the Company’s assessment and may seek to impair the claims of such constituencies to a greater degree. If there were competing plans of reorganization, the Company’s reorganization case likely would become longer, more complicated and much more expensive. If this were to occur, or if the Company’s employees or other constituencies important to the Company’s business reacted adversely to an alternative plan of reorganization, the adverse consequences discussed in the first risk factor in this section discussing risks related to the Prepackaged Plan also could occur.

A claim or interest holder may object to, and the Bankruptcy Court may disagree with, the Company’s classification of Claims and Interests.

Section 1122 of the Bankruptcy Code provides that a plan may place a claim or an interest in a particular class only if such claim is substantially similar to the other claims or interests of such class. Although the Company believes that the classification of Claims and Interests under the Prepackaged Plan complies with the requirements set forth in the Bankruptcy Code, once a Chapter 11 case has been commenced, a Claim or Interest holder could challenge the classification. In such event, the cost of the Prepackaged Plan and the time needed to confirm the Prepackaged Plan may increase, and the Company cannot assure you that the Bankruptcy Court will agree with the Company’s classification of Claims and Interests. If the Bankruptcy Court concludes that the classification of Claims and Interests under the Prepackaged Plan does not comply with the requirements of the Bankruptcy Code, the Company may need to modify the Prepackaged Plan. Such modification could require a re-solicitation of votes on the Prepackaged Plan. The Prepackaged Plan may not be confirmed if the Bankruptcy Court determines that the Company’s classification of Claims and Interests was not appropriate.

The Bankruptcy Court may find the solicitation of acceptances inadequate.

Usually, votes to accept or reject a plan of reorganization are solicited after the filing of a petition commencing a Chapter 11 case. Nevertheless, a debtor may solicit votes prior to the commencement of a Chapter 11 case in accordance with section 1126(b) of the Bankruptcy Code and Bankruptcy Rule 3018(b). The Federal Rules of Bankruptcy Procedure are referred to as the “Bankruptcy Rules.” Section 1126(b) of the Bankruptcy Code and Bankruptcy Rule 3018(b) require that:

•	the plan of reorganization be transmitted to substantially all creditors and other interest holders entitled to vote;

•	the time prescribed for voting is not unreasonably short; and

•

the solicitation of votes is in compliance with any applicable nonbankruptcy law, rule or regulation governing the adequacy of disclosure in such solicitation, which in this case includes the Exchange Act and Rules 13e-4(d), 13e-4(e)(3), 14e-1 and 14e-4 promulgated under the Exchange Act. If no such law, rule or regulation exists, votes may be solicited only after the disclosure of adequate information.

With regard to solicitation of votes prior to the commencement of a bankruptcy case, if the Bankruptcy Court concludes that the requirements of Bankruptcy Rule 3018(b) have not been met, then the Bankruptcy Court could deem such votes invalid, whereupon the Prepackaged Plan could not be confirmed without a resolicitation of votes to accept or reject the Prepackaged Plan. While the Company believes that the requirements of section 1126(b) of the Bankruptcy Code and Bankruptcy Rule 3018(b) will be met, there can be no assurance that the Bankruptcy Court will reach the same conclusion.

The SEC, the United States Trustee, or Other Parties May Object to the Prepackaged Plan on account of the Third Party Release Provisions

If the Company commences a Chapter 11 bankruptcy proceeding to confirm the Prepackaged Plan, any party in interest, including the SEC and the United States Trustee, could object to the Prepackaged Plan on the grounds that the third party releases are not given consensually or in a permissible non-consensual manner. In response to such an objection, the Bankruptcy Court could determine that the third party releases are not valid under the Bankruptcy Code. If the Court made such a determination, the Prepackaged Plan could not be confirmed without being modified to remove the third party release provisions. This could result in substantial delay in confirmation of the Prepackaged Plan or the Prepackaged Plan not being confirmed at all.

Even if the Class 4 Senior Note Claims accept the Prepackaged Plan and Class 7 Interests accept the Prepackaged Plan (or the Prepackaged Plan is confirmed through the non-consensual “cram-down” provisions of section 1129(b) of the Bankruptcy Code), the Company may fail to meet all conditions precedent to effectiveness of the Prepackaged Plan, and the Prepackaged Plan may not become effective.

Although the Company believes that the Effective Date would occur very shortly after confirmation of the Prepackaged Plan, there can be no assurance as to such timing.

The confirmation and effectiveness of the Prepackaged Plan are subject to certain conditions that may or may not be satisfied. The Company cannot assure you that all requirements for confirmation and effectiveness required under the Prepackaged Plan will be satisfied. See “The Prepackaged Plan—Confirmation of the Prepackaged Plan” and “The Prepackaged Plan—Conditions to the Effective Date of the Prepackaged Plan.”

The Company cannot predict the amount of time that the Company would spend in bankruptcy for the purpose of implementing the Prepackaged Plan, and a lengthy bankruptcy proceeding could disrupt the Company’s business, as well as impair the prospect for reorganization on the terms contained in the Prepackaged Plan.

While the Company expects that a Chapter 11 bankruptcy filing solely for the purpose of implementing the Prepackaged Plan would be of short duration (e.g., 60 days) and would not be unduly disruptive to the Company’s business, the Company cannot be certain that this necessarily would be the case. Although the Prepackaged Plan is designed to minimize the length of the bankruptcy proceeding, it is impossible to predict with certainty the amount of time that the Company may spend in bankruptcy, and the Company cannot be certain that the Prepackaged Plan would be confirmed. Even if confirmed on a timely basis, a bankruptcy proceeding to confirm the Prepackaged Plan could itself have an adverse effect on the Company’s business. There is a risk, due to uncertainty about the Company’s future, that, among other things:

•	customers could move to the Company’s competitors, including competitors that have comparatively greater financial resources and that are in comparatively less financial distress;

•	employees could be distracted from performance of their duties or more easily attracted to other career opportunities; and

•	business partners could terminate their relationship with the Company or require financial assurances or enhanced performance, any of which could impair the Company’s prospects.

A lengthy bankruptcy proceeding also would involve additional expenses and divert the attention of management from the operation of the Company’s businesses, as well as create concerns for employees, suppliers and customers.

The disruption that a bankruptcy proceeding would have upon the Company’s businesses could increase with the length of time it takes to complete the proceeding. If the Company is unable to obtain confirmation of the Prepackaged Plan on a timely basis, because of a challenge to the Prepackaged Plan or otherwise, the Company may be forced to operate in bankruptcy for an extended period of time while the Company tries to develop a different reorganization plan that can be confirmed. A protracted bankruptcy case could increase both the probability and the magnitude of the adverse effects described above.

The Company may be unable to obtain adequate financing or authority to use cash collateral during the pendency of the bankruptcy proceeding.

On or shortly after commencing the prepackaged Chapter 11 bankruptcy case, the Company intends to ask the Bankruptcy Court to authorize the Company to obtain debtor-in-possession financing and/or to use cash collateral to fund the prepackaged Chapter 11 bankruptcy case. Such financing arrangements and access to cash collateral will provide liquidity during the pendency of the prepackaged Chapter 11 bankruptcy case. There can be no assurance that the Bankruptcy Court will approve such financing arrangements or the use of cash collateral on the terms requested. Moreover, if the prepackaged Chapter 11 bankruptcy case takes longer than expected to conclude, the Company may exhaust its financing and available cash collateral. Although the Company has begun discussions related to such financing, there is no assurance that the Company will be able to obtain additional financing or an extension of the right to use cash collateral. In such case, the liquidity necessary for the orderly functioning of the Company’s business may be impaired materially.

We may be unable to obtain the consent of our lenders to (a) the forbearance of exercising remedies under the guarantees issued by our subsidiaries and (b) other components of the prepackaged plan or transactions contemplated thereby.

Pursuant to our Existing Credit Facility, C&D International Investments Holdings, Inc., C&D Charter Holdings, Inc. and C&D Energy Storage, LLC have each guaranteed the obligations of the Company under the Existing Credit Facility and pledged substantially all of their assets in respect of such guarantee obligations. It is not currently contemplated that any entity other than the Company will seek Chapter 11 protection in the event the Company commences the prepackaged Chapter 11 bankruptcy case. In the event the Company pursues the restructuring pursuant to the Prepackaged Plan, it intends to seek a forbearance and waiver from the lenders party to the Existing Credit Facility, requesting that each of the lenders consents to the Prepackaged Plan and forbear from exercising any remedies against the guarantors during the pendency of the Chapter 11 case. There is no assurance that we will be able to obtain the lenders’ consent or that the lenders will agree to forbear from exercising rights under the applicable guarantee or Existing Credit Facility. If the Company is not able to reach acceptable consent and forbearance terms with the lenders, the Board of Directors of the Company may determine that it is in the best interest of the Company for any or all of the guarantors to also seek protection under Chapter 11 of the Bankruptcy Code. Additionally, the lenders’ consent is required with respect to certain aspects of the Prepackaged Plan, including, but not limited to, the reinstatement of the lenders’ Claims. If the lenders do not provide the waivers/consents necessary to consummate the Prepackaged Plan and the transactions contemplated thereby, the Prepackaged Plan may not be confirmed.

The Company may seek to amend, waive, modify or withdraw the Prepackaged Plan at any time prior to the confirmation of the Prepackaged Plan.

The Company reserves the right, prior to the confirmation or substantial consummation thereof, subject to the provisions of section 1127 of the Bankruptcy Code and applicable law, to amend the terms of the Prepackaged Plan or waive any conditions thereto (with the consent of the Requisite Holders), if and to the extent such amendments or waivers are necessary or desirable to consummate the Prepackaged Plan. The potential impact of any such amendment or waiver on the holders of Claims and Interests cannot presently be foreseen but may include a change in the economic impact of the Prepackaged Plan on some or all of the proposed classes or a change in the relative rights of such classes. All holders of Claims and Interests will receive notice of such amendments or waivers required by applicable law and the Bankruptcy Court. If, after receiving sufficient acceptances, but prior to confirmation of the Prepackaged Plan, the Company seeks to modify the Prepackaged Plan, the previously solicited acceptances will be valid only if (1) all classes of adversely affected creditors and interest holders accept the modification in writing or (2) the Bankruptcy Court determines, after notice to designated parties, that such modification was de minimis or purely technical or otherwise did not adversely change the treatment of holders accepting Claims and Interests or is otherwise permitted by the Bankruptcy Code.

The Confirmation and Consummation of the Prepackaged Plan could be delayed.

The Company estimates that the process of obtaining court approval of the Prepackaged Plan will last approximately 30-45 days from the date of the commencement of the Company’s Chapter 11 case, but it could last considerably longer if, for example, confirmation is contested or the conditions to confirmation and/or consummation are not satisfied or waived.

In the event that the Restructuring is accomplished through the confirmation and effectiveness of the Prepackaged Plan, the Company would need to adopt “fresh start” accounting, which may have a material effect on the Company’s financial statements, and certain of the fair values established under fresh start reporting may differ materially from the values recorded on the Company’s historical financial statements and reflected or projected in this Prospectus.

In the event the Restructuring is accomplished through the confirmation and effectiveness of the Prepackaged Plan pursuant to the Bankruptcy Code, the Company would need to adopt “fresh start” reporting as of its emergence from Chapter 11 of the Bankruptcy Code, in accordance with applicable accounting rules. These rules require the Company to revalue its assets and liabilities to current estimated fair value, re-establish shareholders’ equity at the reorganization value determined in connection with the plan of reorganization, and record any portion of the reorganization value which cannot be attributed to specific tangible or identified intangible assets as goodwill. The adoption of fresh start accounting may have a material effect on the Company’s financial statements, and certain of the fair values established under fresh start reporting may differ materially from the values recorded on the Company’s historical financial statements and reflected or projected in this Prospectus. As a result, the Company’s financial statements published for periods following its emergence from Chapter 11 of the Bankruptcy Code will not be comparable with those prepared before that date or contained herein.

Risks to Becoming Holders of Common Stock or New Common Stock

Noteholders who participate in this Exchange Offer or, in the alternative, receive New Common Stock pursuant to the Prepackaged Plan will lose their rights under the indentures governing the Notes.

Noteholders whose Notes are accepted for exchange pursuant to the Exchange Offer and receive shares of Common Stock, or Noteholders who receive shares of New Common Stock pursuant to the Prepackaged Plan, will lose all rights associated with the Notes, including any conversion rights and the right to require the Company to purchase their Notes at a price equal to 100% of the principal amount of the Notes in the event of an “event of default” or a “fundamental change” under the indentures governing the Notes. Please see “The Exchange Offer—Material Differences in the Rights of Holders of Notes and Common Stock” for a more detailed description of the material differences in your rights as a result of the Restructuring.

There are risks associated with the Common Stock and New Common Stock.

The value of the Common Stock or New Common Stock after the Restructuring may be adversely affected by a number of factors, including many of the risks described in this Prospectus. If the Company’s stockholders decide to sell a substantial number of their shares of Common Stock or New Common Stock, the value of the Common Stock or New Common Stock could decline.

Similarly, following the consummation of the Restructuring, the Common Stock or the New Common Stock will no longer be listed for trading on the NYSE or any other national securities exchange and there may be little or no secondary market for the Common Stock or the New Common Stock. This could negatively impact the Company by: (1) reducing the liquidity and market price of the Common Stock or the New Common Stock; (2) reducing the number of investors willing to hold or acquire the Common Stock or the New Common Stock, which could negatively impact the Company’s ability to raise equity financing; (3) limiting the Company’s ability to use a registration statement to offer and sell freely tradable securities, thereby preventing it from accessing the public capital markets; and (4) impairing the Company’s ability to provide equity incentives to its employees.

Even if a secondary market for the Common Stock or the New Common Stock develops, it may not provide significant liquidity, and we expect that transaction costs in any secondary market would be high. As a result, the differences between bid and ask prices for the Common Stock or the New Common Stock in any secondary market could be substantial.

Upon the consummation of the Exchange Offer, a “fundamental change” will be deemed to occur under the indentures governing the Notes to the extent less than 100% of the Notes are tendered and accepted for exchange pursuant thereto. The occurrence of a “fundamental change” would require us to offer to purchase the Notes at 100% of their aggregate principal amount within approximately 55 business days of such occurrence. If 5% of the Notes remain outstanding after consummation of the Exchange Offer, we may be required to repurchase $6.35 million in aggregate principal amount of the Notes pursuant to the terms of the indentures governing such Notes, and we may not have the liquidity to do so.

The Company may issue securities senior to the Common Stock or New Common Stock without your approval.

The Company may authorize the issuance of undesignated preferred stock, commonly known as “blank-check preferred stock,” the terms of which may be established and the shares of which may be issued by the Board of Directors without stockholder approval and which may include super voting, special approval, dividend, or other rights or preferences superior to the rights of the holders of Common Stock or New Common Stock, subject to applicable laws and the Company’s obligations under the Stockholders’ Agreement (as described herein) or Investors’ Rights Agreement (as described herein), as the case may be. See “The Restructuring—Description of Stockholders’ Agreement” and “The Restructuring—Description of Investors’ Rights Agreement.”

If we complete the Restructuring, our Common Stock or New Common Stock may be concentrated in a few holders.

If the Exchange Offer is completed, the holders of the Notes will receive shares of our Common Stock representing 95% of our Common Stock, assuming all outstanding Notes are tendered in the Exchange Offer. If the Prepackaged Plan is completed, the holders of the Notes will receive shares of our New Common Stock representing up to 95% or 97.5% (assuming the Shareholder Exchange Consent is not obtained) of our New Common Stock, which New Common Stock will be subject to dilution due to any issuances made pursuant to the 2011 Management Incentive Plan and, if the Shareholder Exchange Consent is not obtained, to the Shareholder Warrants. We believe that a substantial majority of our Notes are held by a few investors. Consequently, these investors individually may hold high concentrations of our Common Stock immediately after the consummation of the Exchange Offer. For example, the Supporting Noteholders held 56% of the outstanding principal of our Notes as of the effective date of the Support Agreement and 70% as of November 22, 2010.

Additionally, pursuant to the terms of the Investors’ Rights Agreement and the Stockholders’ Rights Agreement, certain holders of the Common Stock or the New Common Stock following the Restructuring will have different rights and restrictions with regard to the Common Stock or New Common Stock, as applicable, than other such holders, including, without limitation, registration rights, preemptive rights and rights to receive certain information about the Company.

In addition, an issuance of any class or series of stock that ranks senior to the Common Stock or New Common Stock may delay or prevent a change in control of us, discouraging bids for our Common Stock or New Common Stock at a premium over the market price, and adversely affect the market price, if any, and the voting and other rights of the holders of our Common Stock or New Common Stock.

We do not intend to pay dividends in the foreseeable future.

We do not anticipate paying any cash dividends on either our Common Stock or the New Common Stock in the foreseeable future. We intend to retain any future earnings to fund operations, debt service requirements and other corporate needs. Accordingly, you will not receive a return on your investment in our Common Stock through the payment of dividends in the foreseeable future and may not realize a return on your investment even if you sell your shares.

If we consummate the Prepackaged Plan, our corporate documents and Delaware law will contain provisions that could discourage, delay or prevent a change in control of the Company.

Our amended and restated certificate of incorporation and bylaws will contain provisions that may make the acquisition of our company more difficult without the approval of our Board of Directors. These provisions:

•

authorize the issuance of undesignated preferred stock, the terms of which may be established and the shares of which may be issued by our Board of Directors without stockholder approval and which may include super voting, special approval, dividend, or other rights or preferences superior to the rights of the holders of New Common Stock;

•	prescribe certain limitations on convening special stockholder meetings; and

•	establish advance notice requirements for nominations for elections to our Board of Directors or for proposing matters that can be acted upon by stockholders at stockholder meetings.

These anti-takeover provisions and other provisions under Delaware law could discourage, delay or prevent a transaction involving a change in control of our Company, even if doing so would benefit our stockholders. These provisions could also discourage proxy contests and make it more difficult for you and other stockholders to elect directors of your choosing and to cause us to take other corporate actions you desire.

The amended and restated certificate of corporation expressly elects the Company not to be governed by Section 203 of the Delaware General Corporation Law, as permitted by Section 203(b) of the Delaware General Corporation Law.

The Company may incur tax liability or lose tax attributes, the Company’s ability to use certain of the Company’s tax attributes may already be limited, and as a result of the consummation of the Exchange Offer or the Prepackaged Plan, the Company’s ability to use its remaining tax attributes may be further limited.

The Company may incur cancellation-of-indebtedness income, or COD income, for U.S. federal income tax purposes as a result of the consummation of the Exchange Offer or the Prepackaged Plan.

To the extent that the Company is considered insolvent from a tax perspective immediately prior to the consummation of the Exchange Offer, any such COD income generally would be excluded from the Company’s taxable income. Alternatively, if the discharge of the Company’s liability were to occur in a Chapter 11 bankruptcy case pursuant to the Prepackaged Plan, any COD income from such discharge generally would be excluded from the Company’s taxable income.

If and to the extent any COD income is excluded from taxable income pursuant to the insolvency exception or the bankruptcy exception described above, the Company generally will be required to reduce certain of the Company’s tax attributes, including, but not limited to, the Company’s net operating losses, loss carryforwards, credit carryforwards and tax basis in certain assets. This may result in a significant reduction in, and possible elimination of, certain of the Company’s tax attributes.

To the extent any COD income is not excluded from the Company’s taxable income and the Company does not have sufficient losses to offset fully such COD income, the Company may incur tax liability from such COD income. The Company may make an election under section 108(i) of the Internal Revenue Code of 1986, as amended, which the Company refers to as the Internal Revenue Code, to defer the inclusion of all or a portion of any COD income resulting from the consummation of the Exchange Offer or the Prepackaged Plan, with the amount of deferred COD income becoming includible in taxable income ratably over a five-taxable-year period beginning in, if such consummation occurs before January 1, 2011, the fourth taxable year after such consummation. If consummation of the Exchange Offer or the Prepackaged Plan does not occur before January 1, 2011, the Company will not be eligible to defer the inclusion of all or a portion of any COD income resulting from the consummation of either the Exchange Offer or the Prepackaged Plan.

Notwithstanding the Company’s ability to utilize the Company’s available losses to offset any such COD income for regular U.S. federal income tax purposes, the Company may nonetheless be subject to tax under the alternative minimum tax provisions of the Internal Revenue Code. Furthermore, if the Company makes the election under section 108(i) of the Internal Revenue Code to defer the Company’s COD income, the Company may incur current state income tax liability with respect to such deferred COD income in states that do not recognize the election.

It is likely that the Company has already experienced an ownership change under section 382 of the Internal Revenue Code in the current year and/or in a prior year. If so, such ownership change would limit the Company’s ability to use certain of the Company’s tax attributes. Because the Company is expected to undergo an additional ownership change under section 382 of the Internal Revenue Code as a result of the Restructuring, the Company’s ability to use the Company’s loss carryforwards, if any, and certain other tax attributes may be subject to further limitation under section 382 of the Internal Revenue Code.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained in this Prospectus are “forward-looking statements” within the meaning of applicable federal securities laws. You can identify forward-looking statements by the use of forward-looking terminology such as “believe,” “expect,” “intend,” “estimate,” “project,” “anticipate,” “will,” “guidance,” “forecast,” “plan,” “continues,” “outlook” and similar expressions which are predictions of or indicate future events or trends and discussions which do not relate solely to historical matters. You can also identify forward-looking statements by discussions of strategy, plans or intentions. Forward-looking statements involve numerous risks and uncertainties and you are cautioned not to place undue reliance on them as predictions of future events. Forward-looking statements depend on assumptions, data or methods that may be incorrect or imprecise and that we may not be able to realize. We do not guarantee that the transactions and events described will happen as described (or that they will happen at all). The forward-looking statements included in this Prospectus, including the Unaudited Projected Consolidated Financial Information for the Restructuring under the Prepackaged Plan contained herein as Exhibit B to this Prospectus, and the Liquidation Analysis contained herein as Exhibit C to this Prospectus, are made only as of the date of this Prospectus. All written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise unless required by law.

The Company’s actual results could differ materially from those anticipated in forward-looking statements as a result of a variety of factors, including those discussed in the section entitled “Risk Factors.” We caution you not to place undue reliance on these forward-looking statements. Further, factors that could cause actual results to differ materially from forward-looking statements include, but are not limited to, the following general factors:

•	our ability to consummate the Restructuring through either the Exchange Offer or the Prepackaged Plan;

•	the impact of the Prepackaged Plan or other plan of reorganization on us;

•	our ability to remain a going concern, for which substantial doubt exists;

•	the projected financial information presented in Exhibit B to this Prospectus;

•

our ability to maintain and generate liquidity to meet our operating needs and principal payments in respect of our outstanding indebtedness, as well as our ability to fund and implement business strategies, acquisitions and restructuring plans;

•

the fact that lead, a major constituent in most of our products, experiences significant fluctuations in market price and is a hazardous material that may give rise to costly environmental and safety claims;

•	our ability to keep our Common Stock listed on a national securities exchange;

•	our ability to avoid an “event of default” or a “fundamental change” from occurring under our existing debt instruments, including the Notes;

•	our substantial debt and debt service requirements, which may restrict our operational and financial flexibility, as well as impose significant interest and financing costs;

•	restrictive loan covenants may impact our ability to operate our business and pursue business strategies;

•	the litigation proceedings to which we are subject, the results of which could have a material adverse effect on us and our business;

•	our exposure to fluctuations in interest rates on our variable debt;

•

the realization of the tax benefits of our net operating loss carry forwards, which is dependent upon future taxable income and which may also be subject to limitation as a result of possible changes in ownership of the Company;

•	our ability to successfully pass along increased material costs to our customers;

•	failure of our customers to renew supply agreements;

•	competitiveness of the battery markets in North America, Europe and Asia;

•	the substantial management time and financial and other resources needed for the consolidation and rationalization of acquired entities;

•	political, economic and social changes, or acts of terrorism or war;

•	successful collective bargaining with our unionized workforce;

•

risks involved in our foreign operations such as disruption of markets, changes in import and export laws, currency restrictions, currency exchange rate fluctuations and possible terrorist attacks against U.S. interests;

•	additional impairment charges;

•	our ability to acquire goods and services and/or fulfill labor needs at budgeted costs;

•	economic conditions or market changes in certain market sectors in which we conduct business;

•	uncertainty in financial markets;

•	our success or timing of new product development;

•	impact of any changes in our management;

•	changes in our product mix;

•	success of productivity initiatives, including rationalizations, relocations or consolidations;

•	costs of our compliance with environmental laws and regulations and resulting liabilities; and

•	our ability to protect our proprietary intellectual property and technology.

You also should carefully consider the statements under the caption “Risk Factors” and other sections of this Prospectus, which address additional facts that could cause our actual results to differ from those set forth in our forward-looking statements.

SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA

The selected consolidated historical financial data shown below as of and for the years ended January 31, 2006, 2007, 2008, 2009 and 2010 are derived from the Company’s audited consolidated financial statements. The selected consolidated historical financial data shown below as of and for the six months ended July 31, 2010 and 2009 are derived from the Company’s unaudited consolidated financial statements. In the opinion of management, the unaudited selected consolidated financial statements include all adjustments, consisting of normal recurring adjustments, that are necessary for a fair presentation of its consolidated financial position and results of operations for these periods. The selected consolidated historical data should be read together with the audited or unaudited consolidated financial statements and the related notes and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of this Prospectus.

	Six months Ended July 31,		Fiscal Year Ended January 31,
	2009	2010(2)	2006(3)	2007(4)	2008(5)	2009(6)	2010
	(Unaudited)
	(Dollars in thousands, except per share and number of shares data)
Consolidated Statement of Operations Data(1)
NET SALES	$156,099	$168,538	$263,689	$287,241	$346,073	$365,540	$335,709

COST OF SALES	140,751	147,527	215,326	249,385	310,089	319,038	298,175

GROSS PROFIT	15,348	21,011	48,363	37,856	35,984	46,502	37,534

OPERATING EXPENSES:
Selling, general and administrative expenses	19,353	18,431	34,685	33,228	35,576	41,615	41,045
Research and development expenses	3,677	3,377	5,876	6,232	6,433	6,940	7,555
Goodwill impairment	—	59,978	—	—	—	—	—
Gain on sale of Shanghai, China plant	—	—	—	—	(15,162)	—	—

OPERATING (LOSS) INCOME FROM CONTINUING OPERATIONS	(7,682)	(60,775)	7,802	(1,604)	9,137	(2,053)	(11,066)

Interest expense, net(7)	5,840	7,547	10,203	13,525	10,828	11,729	12,207
Other expense (income), net	(34)	1,410	259	1,393	(921)	1,675	284

LOSS FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	(13,488)	(69,732)	(2,660)	(16,522)	(770)	(15,457)	(23,557)
Provision for income taxes from continuing operations	2,172	(13,400)	8,669	919	1,063	1,993	2,223

LOSS FROM CONTINUING OPERATIONS	(15,660)	(56,332)	(11,329)	(17,441)	(1,833)	(17,450)	(25,780)
LOSS FROM DISCONTINUED OPERATIONS, NET OF TAX	—		(45,843)	(28,827)	(16,353)	—	—

NET LOSS	(15,660)	(56,332)	(57,172)	(46,268)	(18,186)	(17,450)	(25,780)
Net (loss) income attributable to noncontrolling interest	(286)	(48)	83	(1,273)	2,931	(565)	(242)

NET LOSS ATTRIBUTABLE TO C&D TECHNOLOGIES, INC.	(15,374)	(56,284)	(57,255)	(44,995)	(21,117)	(16,885)	(25,538)

Loss per share
Basic:

Net loss from continuing operations attributable to C&D TECHNOLOGIES, INC.	$(0.58)	$(2.13)	$(0.45)	$(0.63)	$(0.19)	$(0.65)	$(0.97)

Net loss from discontinued operations attributable to C&D TECHNOLOGIES, INC.	$—	$—	$(1.81)	$(1.13)	$(0.63)	$—	$—

Net loss attributable to C&D TECHNOLOGIES, INC.	$(0.58)	$(2.13)	$(2.26)	$(1.76)	$(0.82)	$(0.65)	$(0.97)

Diluted

Net loss from continuing operations attributable to C&D TECHNOLOGIES, INC.	$(0.58)	$(2.13)	$(0.45)	$(0.63)	$(0.19)	$(0.66)	$(0.97)

Net loss from discontinued operations attributable to C&D TECHNOLOGIES, INC.	$—	$—	$(1.81)	$(1.13)	$(0.63)	$—	$—

Net loss attributable to C&D TECHNOLOGIES, INC.	$(0.58)	$(2.13)	$(2.26)	$(1.76)	$(0.82)	$(0.66)	$(0.97)

Dividends per common share	$—	$—	$0.055	$0.01375	$—	$—	$—

Weighted average common shares outstanding:
Basic	26,295,583	26,376,298	25,379,717	25,590,448	25,661,354	25,841,967	26,299,208
Diluted	26,295,583	26,376,298	25,379,717	25,590,448	25,661,354	25,936,533	26,299,208
Consolidated Balance Sheet Data
Total assets	$281,892	$239,403	$426,852	$411,987	$317,557	$283,915	$299,459
Short-term debt	8,859	644	—	1,286	5,568	5,881	8,777
Long-term debt	111,910	158,602	104,274	126,612	105,403	107,637	131,091
Equity	53,687	(11,666)	171,325	124,526	99,255	64,903	42,470

(1)	The Power Electronics Division and certain assets of the Motive Division were sold during the fiscal year 2008 and as a result, the results of those divisions have been classified as Discontinued Operations for all periods. Prior years have been adjusted to reflect updated presentation requirements for non-controlling interests.
(2)	The following charge is included in the Statement of Operations Data for the six months ended July 31, 2010: Goodwill impairment of $59,978 less the associated tax benefit of $14,245 resulting in a net impact of $45,733.
(3)	The following charges are included in the Statement of Operations Data for the fiscal year ended January 31, 2006: Cost of Sales also includes the reversal of $2,481 of environmental reserves as a result of revised estimates associated with two of our facilities; Loss from Discontinued Operations includes fixed asset impairments, non-cash goodwill, environmental reserves and intangible asset impairment charges of $4,802, $13,674, $1,023 and $20,045, respectively.
(4)	The following charges are included in the Statement of Operations Data for the fiscal year ended January 31, 2007: Cost of Sales includes noncash fixed asset impairment charges totaling $985 and $763 relating to environmental clean up charges in our Standby Power Division; Loss from Discontinued Operations includes a non-cash goodwill impairment charge of $13,947, relating to the Power Electronics Division.
(5)	The following charges are included in the Statement of Operations Data for the fiscal year ended January 31, 2008: Cost of Sales includes $2,991 of costs associated with the closure of our Conyers, Georgia manufacturing facility; Operating Expenses includes a $15,162 gain on the sale of our old Shanghai, China manufacturing facility.
(6)	The following charges are included in the Statement of Operations Data for the fiscal year ended January 31, 2009: Cost of Sales includes noncash fixed asset impairment and environmental charges totaling $1,222 and $821, respectively, related to our idle plant in Conyers, Georgia; Selling, General and Administrative Expenses include $1,334 of restructuring costs relating to cost saving measures initiated during the year.
(7)	Interest expense for fiscal years 2009, 2008, 2007 and 2006 have been adjusted to include non-cash expense due to the adoption of new accounting guidance regarding the accounting for convertible debt instruments that may be settled in cash upon conversion (including partial cash settlements). Adoption required that convertible debt be discounted to its fair value at the issuance date with the discount being amortized as additional interest expense over the expected life of the debt. As a result, interest expense has been increased by $2,942, $2,582, $2,265 and $398 for fiscal years 2009, 2008, 2007 and 2006, respectively. See the audited consolidated financial statements for further discussion.

SUPPLEMENTARY FINANCIAL INFORMATION

The following tables set forth certain unaudited financial and operating data for each quarter during fiscal year 2010 and fiscal year 2009 and the first and second fiscal quarter of 2011. This information should be read in conjunction with the audited consolidated financial statements and related notes included elsewhere in this Prospectus. These quarterly operating results are not necessarily indicative of our operating results for any future period.

	April 30, 2008	July 31, 2008	October 31, 2008	January 31, 2009(1)	April 30, 2009	July 31, 2009	October 31, 2009	January 31, 2010	April 30, 2010	July 31, 2010(2)
	(Dollars in thousands, except per share data)
Net sales	$93,776	$92,485	$93,822	$85,457	$73,665	$82,434	$91,210	$88,400	$84,703	$83,835
Cost of sales	80,084	79,038	77,645	82,271	68,320	72,431	78,200	79,224	74,725	72,802
Gross profit	13,692	13,447	16,177	3,186	5,345	10,003	13,010	9,176	9,978	11,033
Net loss	(382)	(1,581)	(225)	(15,262)	(9,969)	(5,691)	(3,481)	$(6,639)	(5,510)	(50,822)
Net (loss) income attributable to noncontrolling interest	(258)	(147)	(79)	(81)	(211)	(75)	(41)	85	94	(142)
Net loss attributable to C&D TECHNOLOGIES, INC.	(124)	(1,434)	(146)	(15,181)	(9,758)	(5,616)	(3,440)	$(6,724)	(5,604)	(50,680)
Loss per common share
Basic	(0.00)	(0.06)	(0.01)	(0.58)	(0.37)	(0.21)	(0.13)	(0.26)	(0.21)	(1.92)
Diluted	(0.00)	(0.06)	(0.02)	(0.58)	(0.37)	(0.21)	(0.13)	(0.26)	(0.21)	(1.92)

(1)	The following charges are included in the quarter ended January 31, 2009: Cost of Sales includes noncash fixed asset impairment and environmental charges totaling $1,222 and $821, respectively, related to our idle plant in Conyers, Georgia; Net Loss includes $1,334 of restructuring costs relating to cost saving measures initiated during the quarter.
(2)	Net Loss for the quarter ended July 31, 2010 includes goodwill impairment charges of $59,978 less the associated tax benefit of $14,245, resulting in a net impact of $45,733.

CAPITALIZATION

The following table sets forth the Company’s cash and cash equivalents, restricted cash and capitalization as of July 31, 2010 (i) on an actual basis, (ii) as adjusted to give effect to the consummation of the Exchange Offer, (iii) as adjusted to give effect to the consummation of the Prepackaged Plan with shareholders receiving 5% of the fully diluted New Common Stock and (iv) as adjusted to give effect to the consummation of the Prepackaged Plan with shareholders receiving 2.5% of the fully diluted New Common Stock and Shareholder Warrants for 5% of the New Common Stock (including estimated fees and expenses of approximately $5.0 million with respect to (ii), (iii) and (iv)).

To better understand this table, you should review “Selected Consolidated Historical Financial Data” and “Unaudited Pro Forma Consolidated Financial Information” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and related notes included in this Prospectus. The “as adjusted” data assumes that 100% of the outstanding Notes are exchanged for Common Stock. If the Exchange Offer is consummated, but less than 100% of the outstanding Notes participate in the Exchange Offer, the remaining Noteholders will have the right to require the Company to purchase their Notes at a price equal to 100% of their principal amount as the Exchange Offer will constitute a “fundamental change” under the indentures governing the Notes. See “Risk Factors—Risks Related to Consummation of the Exchange Offer—If the Company consummates the Exchange Offer, but less than 100% of the Notes are tendered and accepted in the Exchange Offer, the holders of the remaining outstanding Notes will have the option to require us to purchase their Notes at a price equal to the principal amount thereof.”

	As of July 31, 2010
	Actual (i)	As Adjusted (ii)	As Adjusted (iii)	As Adjusted (iv)
	(Dollars in Thousands Other Than Per Share Amounts)
Cash and cash equivalents(1)	$3,650	$3,650	$3,650	$3,650

Restricted cash(2)	49	49	49	49

Line of Credit(3)	34,006	34,006	34,006	34,006
China line of credit(4)	8,708	8,708	8,708	8,708
Debt Securities:
Convertible Senior Notes due 2025(5)	64,343	—	—	—
Convertible Senior Notes due 2026(6)	52,000	—	—	—

Total Debt	159,057	42,714	42,714	42,714

Equity:
Common stock, at par value, $0.01 per share	294	5,361	5,361	10,694
Additional paid-in capital	97,488	209,521	170,712	169,108
Treasury stock, at cost(7)	(40,071)	(40,071)	—	—
Accumulated other comprehensive loss	(42,027)	(42,027)	(42,027)	(42,027)
Accumulated deficit(8)	(38,618)	(43,752)	(45,214)	(48,943)

Total stockholders’ equity attributable to C&D Technologies, Inc.	(22,934)	89,032	88,832	88,832
Noncontrolling interest(9)	11,268	11,268	11,268	11,268

Total Equity	(11,666)	100,300	100,100	100,100

Total Capitalization	$147,391	$143,014	$142,814	$142,814

(1)	Cash equivalents include all highly liquid instruments purchased with an initial maturity of three months or less.
(2)	Restricted cash represents cash deposited as collateral in connection with certain hedging transactions.

(3)	Maximum commitment of $75,000,000 at July 31, 2010 and 2009; availability is determined by a borrowing base formula. See our audited financial statements for the year ended January 31, 2010, and our quarterly financial statements for the quarter ended July 31, 2010 included in this Prospectus.
(4)	Maximum commitment of 82.0 million RMB (approximately $12,103 US Dollars at July 31, 2010) with an effective interest rate of 5.18% as of July 31, 2010. See our audited financial statements for the year ended January 31, 2010, and our quarterly financial statements for the quarter ended July 31, 2010 included in this Prospectus.
(5)	Bears interest at 5.25% and is presented net of unamortized discount of $10,657 at July 31, 2010. See Note 6 to our audited financial statements for the year ended January 31, 2010, and our quarterly financial statements for the quarter ended July 31, 2010 included in this Prospectus.
(6)	Bears interest at 5.5%. See our audited financial statements for the year ended January 31, 2010, and our quarterly financial statements for the quarter ended July 31, 2010 included in this Prospectus.
(7)	Treasury stock is assumed to be cancelled under a Prepackaged Plan.
(8)	The accumulated deficit has been adjusted due to an estimated loss on the exchange of debt for Common Stock pursuant to the Exchange Offer. The Company has estimated the loss on the exchange of debt to be $4,834, based on the assumption that the fair market value of the Company’s Common Stock is $0.24 per share in the as adjusted amounts presented under (ii) and (iii) and $8,034, based on the assumption that the fair market value of the Company’s Common Stock is $0.12 per share in the as adjusted amounts presented under (iv). See “Accounting Treatment of the Restructuring—Accounting Treatment of the Exchange Offer” for further discussion regarding the calculation of the loss on the exchange of debt for Common Stock. Additional paid-in-capital (APIC) and accumulated deficit have been adjusted by $1,265 to reflect the cancellation of stock options and equity awards under (iii) and (iv) and, by an additional $529 to reflect the estimated value of the warrants related to (iv). In addition, the accumulated deficit has been adjusted by $500 to reflect transaction costs that will be expensed as incurred except under (ii) where transaction expenses are expected to be $300.
(9)	Noncontrolling interest reflects the 33% ownership interest in the joint venture battery business located in Shanghai, China that is not controlled by the Company.

USE OF PROCEEDS

The Company will not receive any proceeds from the Exchange Offer. The Company will pay all fees and expenses related to the Exchange Offer and to the solicitation of acceptances to the Prepackaged Plan, other than any commissions or concessions of any broker or dealer. The Company expects that it will incur fees and expenses of approximately $5.0 million, based on estimated legal, financial advisor, accounting, exchange agent, tabulation agent, information agent, dealer manager, trustee, printing and other expenses associated with the Exchange Offer and solicitation of acceptances to the Prepackaged Plan.

THE RESTRUCTURING

Overview

We are proposing the Restructuring to address an immediate need for liquidity in light of our anticipated inability to make required payments on our outstanding indebtedness in the near term. The Restructuring consists of the following:

•	An out-of-court financial restructuring, which we refer to as the “Exchange Offer,” consisting of two separate exchange offers:

•

the offer to exchange all of our outstanding 2005 Notes and the offer to exchange all of our outstanding 2006 Notes, including all accrued and unpaid interest thereon up to but excluding the date of the consummation of the Exchange Offer, for in the aggregate up to 95% of the Common Stock (subject to dilution due to any issuances made pursuant to the 2011 Management Incentive Plan), with the percentage of the Common Stock to be issued to the Noteholders to be ratably reduced in the event that less than 100% of the outstanding Notes are tendered and accepted in the Exchange Offer;

—OR, IN THE ALTERNATIVE—

(if we do not receive the valid tender of at least 95% in aggregate principal amount of the outstanding Notes or if all other conditions to completion of the Exchange Offer are not satisfied or waived)

•

An in-court financial restructuring, through which we would seek to accomplish the results contemplated by the Exchange Offer through a prepackaged plan of reorganization, which we refer to as the “Prepackaged Plan,” acceptances of which we are soliciting pursuant to this Prospectus and Disclosure Statement for Solicitation of Acceptances of the Prepackaged Plan of Reorganization. The Prepackaged Plan consists of:

•

the cancellation of the Notes with each Noteholder receiving in respect of its claims under the Notes (1) if the Shareholder Exchange Consent has been obtained, its pro rata allocation of shares in the aggregate representing 95% of the New Common Stock of the Reorganized Company, which New Common Stock shall be subject to dilution due to any issuances made pursuant to the 2011 Management Incentive Plan, or (2) if the Shareholder Exchange Consent has not been obtained, in respect of its claims under the Notes its pro rata allocation of shares in the aggregate representing 97.5% of the New Common Stock, which New Common Stock shall be subject to dilution due to any issuances made pursuant to the 2011 Management Incentive Plan and the Shareholder Warrants; and

•

the cancellation of all existing Common Stock, and claims arising therefrom or related thereto, with each Common Stock holder receiving in respect of its Common Stock (1) if the Shareholder Exchange Consent has been obtained, its pro rata allocation of shares in the aggregate representing 5.0% of the New Common Stock in respect of its equity interest, which New Common Stock shall be subject to dilution due to any issuances made pursuant to the 2011 Management Incentive Plan, or (2) if the Shareholder Exchange Consent has not been obtained, its pro rata allocation of (x) shares in the aggregate representing 2.5% of the New Common Stock, which New Common Stock shall be subject to dilution due to any issuances made pursuant to the 2011 Management Incentive Plan and the Shareholder Warrants, and (y) the Shareholder Warrants.

If the Restructuring is accomplished through the Exchange Offer, the exchange of the Notes for Common Stock would be accomplished through the Exchange Offer. In the alternative, if the Restructuring is accomplished through the Prepackaged Plan, the exchange of the Notes for New Common Stock would be accomplished through the consummation of the Prepackaged Plan.

The Exchange Offer is subject to the satisfaction of certain conditions, including:

(1)	the minimum tender condition, which requires that at least 95% of the aggregate principal amount of outstanding Notes be validly tendered and not validly withdrawn in the Exchange Offer. This condition will be waivable only with the consent of the Requisite Holders.

(2)	the Company’s current Board of Directors must expressly approve all aspects of the Exchange Offer, which approval was unanimously obtained on October 18, 2010;

(3)	the consent to the Exchange Offer by lenders under our Existing Credit Facility; and

(4)	receipt of the Shareholder Exchange Consent. See “The Exchange Offer—Conditions to the Completion of the Exchange Offer.”

The Prepackaged Plan is subject to the satisfaction of certain conditions, including:

(1)	the order confirming the Prepackaged Plan is a final order in form and substance acceptable to the Company and to the Requisite Holders;

(2)	the Plan Documents, each in form and substance acceptable to the Company and the Requisite Holders, being executed and delivered, and any conditions (other than the occurrence of the Effective Date) contained therein having been satisfied or waived in accordance therewith;

(3)	any and all breaches or defaults under the Existing Credit Facility shall have been cured or waived by the required lenders under the Existing Credit Facility;

(4)	all authorizations, consents, certificates, approvals, rulings, no-action letters, opinions or other documents or actions required by any law, regulation or order to be received or to occur in order to implement the Prepackaged Plan on the Effective Date shall have been obtained or shall have occurred unless failure to do so will not have a material adverse effect on the Reorganized Company;

(5)	all other documents and agreements necessary to implement the Prepackaged Plan on the Effective Date (including any and all Plan Documents) shall have been duly and validly executed and delivered by all parties thereto, and all other actions required to be taken in connection with the Effective Date shall have occurred or shall have been otherwise satisfied or waived;

(6)	the Support Agreement shall remain in full force and effect and shall not have been terminated;

(7)	receipt of acceptances from at least two thirds (2/3) of the Noteholders in amount, and more than one-half (1/2) in number of the Class 4 Senior Notes Claims who actually vote to accept or reject the Prepackaged Plan; provided, however, if sufficient acceptances from Noteholders are received, but holders of Common Stock do not vote for the Prepackaged Plan, the Prepackaged Plan may still be confirmed through the non-consensual “cram-down” provision of section 1129(b) of the Bankruptcy Code; and

(8)	pursuant to section 1129(a)(4) of the Bankruptcy Code, the Company shall have paid in full all Senior Notes Indenture Trustee Claims as well as all fees and expenses incurred by the Requisite Holders in accordance with the terms of the Support Agreement.

The Company retains the right to waive any condition, other than the Bankruptcy Court’s entry of a Confirmation Order, in the Company’s discretion (with the consent of the Requisite Holders). See “The Prepackaged Plan—Conditions to the Effective Date of the Prepackaged Plan.”

For a more detailed description of the Exchange Offer, see “The Exchange Offer,” and for a more detailed description of the Prepackaged Plan, see “The Prepackaged Plan.”

The Restructuring, if successful, will increase the Company’s liquidity and reduce the amount of the Company’s outstanding debt. The Company expects the principal amount of the Company’s indebtedness to be reduced from approximately $170.0 million as of August 31, 2010 to approximately $43.0 million immediately after the consummation of the Restructuring, assuming 100% of the Notes are tendered into the Exchange Offer. See “Capitalization.”

After the Restructuring, the Company will continue to focus on manufacturing and marketing integrated reserve power systems and components for the standby power market. The Company also will continue to implement strategies for responding to changing market conditions, including by implementing various initiatives to increase revenues in North America and focus on the new product development and growth of our Asian operations. The Company believes that by addressing the Company’s capital structure and elimination of a substantial interest burden through the Restructuring, implementing its focused pricing strategy, combined with its ongoing efficiency initiatives, the Company will enhance its ability to achieve sustained profitability. See “Risk Factors—Risks Relating to the Company’s Business and Industry.”

Assuming the Company is able to complete the Restructuring, the Company expects that, for the reasonably foreseeable future, cash generated from operations together with any availability under the Existing Credit Facility will be sufficient to allow the Company to fund its operations and to increase working capital as necessary to support the Company’s strategy.

In the event that the Company cannot effect the Restructuring, the Company would face an immediate liquidity crisis. Absent the consummation of the Restructuring, the Company likely would need to file for bankruptcy protection without the benefit of the agreed Prepackaged Plan. If the Company commences such a bankruptcy filing, Noteholders may receive consideration that is substantially less than that offered through the Restructuring.

The Company

We were organized in 1985 to acquire all the assets of the C&D Power Systems Division of Allied Corporation, which, along with its predecessors, had been manufacturing power solutions, primarily in the form of industrial batteries, for more than 75 years. Since its founding in 1906 by Messrs. Carlile and Doughty, C&D Technologies has emerged as a leader in the storage and delivery of electrical energy, growing through a focus on product quality, reliability and leading-edge technology to become the largest provider of industrial batteries in North America, with a brand recognized worldwide. We completed an initial public offering in 1987.

Throughout this 100-year period since our founding, C&D Technologies has grown its business through a focus on energy storage for the telecommunications, uninterrupted power supply (UPS) and energy generation and transmission infrastructure markets in North America. By servicing the leaders in this market with high quality, dependable and efficient products, we have grown our share of the market consistently, to become the largest provider of industrial batteries in this region of the world. Since that time, many of these same customers have expanded globally, giving us an opportunity to grow with them. Today, we rank as one of the largest and most recognized producers of industrial batteries in the world.

Building the Business

During the period from 1990 to 2003, we acquired numerous businesses in order to grow our enterprise. One of the largest and most important acquisitions was the industrial battery division of Johnson Controls (JCI), known as the Dynasty brand of batteries. This business was important to the supply chain of the UPS industry, which supported the rapid growth of data centers for both corporations and ISP’s throughout North America and much of the developed world, bringing with it not only important revenue, customers and technology, but also a well-established factory in Milwaukee, Wisconsin and a joint venture operation in China, in partnership with Shanghai Electric Company. A second key acquisition was the industrial battery business of Panasonic in North America, in which we acquired a state-of-the-art manufacturing facility in Reynosa, Mexico, as well as advanced product technology for industrial batteries used in the wireless telecommunications market. These acquisitions, integrated within our sales and manufacturing platform, provided C&D Technologies a number one market share position in the largest markets for industrial batteries in North America, and helped position us for future growth and market leadership in energy storage. This focus on growth and leadership in industrial batteries at the Company was maintained from its founding through the end of 2003.

During the period from 2003 to 2005, in an effort to diversify into other businesses, we created a Power Electronics Division, comprising AC/DC and DC/DC power supplies used in advanced computing and routing systems. This new division of the company was created through a series of acquisitions, including Datel, Inc., a design, manufacturing, and distribution company located near Boston, Massachusetts, Celab Ltd., which designed and manufactured largely military electronic power supplies, and Celestica Power Systems, a carve-out from Celestica Corp. which designed and sold power supplies for mass market OEM applications. These acquisitions were completed by 2005 and were subsequently integrated into a stand-alone division of C&D Technologies called the Power Systems Division. The legacy business of C&D, comprising the entire industrial battery infrastructure, was then named the Standby Power Division.

The acquisitions comprising the Power Systems Division were financed initially with proceeds from a senior secured credit facility. To repay our outstanding borrowings under the Existing Credit Facility, we issued two separate series of convertible notes in 2005 and 2006 in the aggregate amount of $129.5 million.

Convertible Notes

2005 Notes

On November 21, 2005, we sold $75.0 million aggregate principal amount of the 2005 Notes. The 2005 Notes are convertible into shares of our Common Stock under certain circumstances at an initial conversion price of approximately $8.47 per share. A Noteholder of the 2005 Notes may require us to repurchase some or all of such Noteholder’s 2005 Notes for cash upon the occurrence of a “fundamental change” and on each of November 1, 2012, 2015 and 2020. A “fundamental change” shall be deemed to have occurred for purposes of the indenture governing the 2005 Notes upon the occurrence of any of the following events, among others: (1) any person or group becomes the beneficial owner, directly or indirectly, of Common Stock representing 50% or more of the total voting power of all outstanding classes of the Company’s voting stock or has the power, directly or indirectly, to elect a majority of members of the Board of Directors; (2) a majority of members of the Board of Directors are not continuing directors; or (3) the Common Stock ceases to be listed on the NYSE or another national securities exchange (and is not then quoted on another established automated over-the-counter trading market in the United States). Furthermore, upon the occurrence of an event of default as a result of the Company’s decision not to make the semi-annual interest payment due on November 1, 2010, the Company may be required to payments in the aggregate outstanding principal amount of the 2005 Notes. All of the approximately $72.3 million of net proceeds of the offering were used to repay outstanding borrowings under our then existing senior secured credit facility.

2006 Notes

On November 22, 2006, we sold $54.5 million aggregate principal amount of the 2006 Notes. The 2006 Notes are convertible into shares of our Common Stock at an initial conversion price of approximately $4.84 per share. A

Noteholder of the 2006 Notes may require us to repurchase some or all of the holder’s Notes for cash upon the occurrence of a “fundamental change” and on each of November 15, 2011, 2016 and 2021. A “fundamental change” shall be deemed to have occurred for purposes of the indenture governing the 2006 Notes upon the occurrence of any of the following events, among others: (1) any person or group becomes the beneficial owner, directly or indirectly, of Common Stock representing 50% or more of the total voting power of all outstanding classes of the Company’s voting stock or has the power, directly or indirectly, to elect a majority of members of the Board of Directors; (2) a majority of members of the Board of Directors are not continuing directors; (3) the Common Stock ceases to be listed on the NYSE or another national securities exchange (and is not then quoted on another established automated over-the-counter trading market in the United States); or (4) the Common Stock is suspended from trading on the NYSE and such suspension is not lifted within 60 days after commencement of such suspension. Furthermore, upon the occurrence of an event of default as a result of the Company’s decision not to make the semi-annual interest payment due on November 15, 2010, the Company may be required to make payments in the aggregate outstanding principal amount of the 2006 Notes. Nearly all of the approximately $51.7 million of net proceeds of the offering were used to repay our $50.0 million secured term loan.

In light of the proposed Restructuring, the Company elected not to make the semi-annual interest payments on the 2005 Notes and the 2006 Notes due on November 1, 2010 and November 15, 2010, respectively. Under the terms of the indentures governing the Notes, the Company has a grace period of 30 days from the interest payment due date to make the interest payments before an “event of default” under the indentures occurs. As noted above, upon the occurrence of an event of default, the trustee under the indentures or holders of 25% or more of each of the 2005 Notes or the 2006 Notes can declare the aggregate principal amount of $75.0 million with respect to the 2005 Notes and the aggregate principal amount of $52.0 million with respect to the 2006 Notes, in each case plus accrued and unpaid interest, immediately due and payable. See “Risk Factors—Risks Relating to the Company’s Business and Industry—There is substantial doubt regarding our ability to remain a going concern.”

The occurrence of a “fundamental change” as defined in the indentures governing the 2005 Notes and 2006 Notes would require us to offer to purchase the Notes at 100% of their aggregate principal amount within approximately 55 business days of such occurrence. We believe that there is substantial risk that a fundamental change will occur with respect to the 2006 Notes unless the suspension of trading of our Common Stock on the NYSE is lifted by December 7, 2010. On October 18, 2010, we appealed the suspension determination before a committee of the board of directors of NYSE Regulation. Furthermore, a fundamental change will occur with respect to the Notes in the event our Common Stock is delisted. If we do not complete the Restructuring prior to the time that we are required to purchase the Notes, we believe we will not have the cash on hand to comply with the governing indentures. Furthermore, unless the Restructuring occurs, we expect to be required to make a principal payment of $52.0 million on November 15, 2011, with respect to the 2006 Notes, and $75.0 million on November 1, 2012, with respect to the 2005 Notes. See “The Restructuring—Examination of Strategic Alternatives,” “The Restructuring—NYSE Delisting Risks and Continued Discussions of Strategic Alternatives” and “Risk Factors—Risks Relating to the Company’s Business and Industry—Our Common Stock has been suspended from trading and the NYSE may delist our Common Stock.”

If the Restructuring is accomplished through the Exchange Offer, a fundamental change will be deemed to have occurred under the indentures governing the 2005 Notes and the 2006 Notes and we will be required to make an offer to purchase any such Notes that remain outstanding at a price equal to their principal amount. See “Risk Factors—Risks Related to Consummation of the Exchange Offer—If the Company consummates the Exchange Offer, but less than 100% of the Notes are tendered and accepted in the Exchange Offer, the holders of the remaining outstanding Notes will have the option to require us to purchase their Notes at a price equal to the principal amount thereof.”

Business Refocus

In 2007, the decision was made to re-focus the business once again on the Standby Power market. This decision was made in light of increasing competitive pressures in the global power supply markets and an increase in the cost of lead for industrial batteries throughout the world. These developments needed to be addressed both through continued investments, with power electronics requiring greater scale and lower-cost manufacturing, and the industrial battery product lines requiring accelerated redesigns and manufacturing upgrades for improved materials efficiencies and productivity. Given our existing financial leverage, it was concluded that the best strategy was to focus on one business to help achieve success, that of the Standby Power Division comprising our industrial battery legacy business.

In August 2007, we completed the sale of our Power Electronics Division to Murata Corporation of Japan. This sale returned C&D to a focus on industrial batteries. In October 2007, we also announced the sale of certain assets of our Motive Power Division, a business that had deteriorated over time to become unprofitable. Rather than expending resources to improve a business with a low market share, we elected instead to exit the business and focus all of our resources on the Standby Power business where we had maintained a market leading share, a strong brand and competitive technology base. In addition, our Chinese joint venture provided a platform for accelerated future growth in this rapidly developing region of the world.

Despite the decision to refocus on the Standby Power business, liquidity challenges arose as a result of the debt incurred in order to fund previous acquisitions exceeding the cash received from their sale, which was further strained by highly unpredictable and volatile raw materials (primarily lead) costs, and later weakness in demand associated with the global economic slowdown.

Effect of Economic Downturn and Commodity Price Volatility

Over the last three fiscal years, the costs of our raw materials, of which lead is the primary component, have experienced high levels of volatility. Lead represented approximately 40% of our cost of goods sold for both fiscal year 2010 and fiscal year 2009. Lead traded as high as $1.18 per pound on January 7, 2010. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Raw Material Pricing and Productivity” for information on historical prices per pound of lead. The changes in lead market prices have negatively impacted our financial results in recent periods as a result of our inability to quickly pass on such cost increases to our customers. Our newest battery designs that have entered the market since the beginning of 2009 have a more efficient lead-utilization for energy storage, however, the economic recession has slowed the customer qualifications and lower end-demand for these newer, more efficient products.

Historically, we have not been able to offset fully the effects of higher costs of raw materials through price increases to customers or by way of productivity improvements. In the fiscal year ended January 31, 2008, we announced several general price increases. In addition to these base-price increases, we introduced a lead surcharge mechanism to more directly tie our product pricing to the cost of lead. In addition, we utilize a number of mechanisms to manage the impact of changing lead costs, including contractual arrangements with our customers, longer-term supply agreements with our lead suppliers, hedging and tolling programs and recycling of lead with third-party providers. Despite these efforts, we have been unable to fully offset our commodity risk. Accordingly, in a period of rising lead costs we would expect our gross margins and results to be adversely impacted. Based upon our current revenue stream we estimate that a variation of $0.01 per pound of lead changes materials costs by approximately $1.0 million per year.

Domestic demand has decreased in recent periods, and increased international demand has not been sufficient to fully offset the decline. With roughly 85% of our revenue derived from North America, the severe recession from late 2008 to the present impacted both the overall volume demand and the product mix of sales. From the onset of the credit crisis of September 2008, capital investment across all of our major end-markets were impacted, with both new unit and replacement batteries reduced. Throughout 2009 and through the first half of 2010, with stabilization and slight improvement in the economy, sales have risen in many segments but the mix remains leaner than historical norms as customers attempt to limit capital outlays in an uncertain environment. This has been particularly true for large UPS systems, which are sold into large data center new construction markets. While long-term estimates are for continued growth, in the period of 2009 through the first half of 2010, this market remained substantially depressed with volumes being off by over 40% from the prior fiscal year and pricing pressure driven by overcapacity in the industry.

These factors have constrained our liquidity and led us to revise our business plans to reflect the less favorable operating environment. In 2009, we announced a series of cost-cutting measures designed to reduce operating expenses in order to improve our financial position. We began implementing these measures by announcing plans to reduce labor costs through a workforce reduction of approximately 90 employees. More recently, we have announced our plans to close the Leola, Pennsylvania plant and consolidate some of its manufacturing into our Milwaukee operation. In addition, we have detailed plans to improve labor productivity through automation in our plant in Attica, Indiana, where our large flooded batteries are produced. These measures, combined with key new products to be introduced into our Reynosa, Mexico plant, should significantly improve our operating performance in North America. In China, the new products that we have introduced over the last year are gaining wide acceptance and recognition, and are expected to drive a significant increase in sales volume in our Shanghai operation. This will improve our profitability in Asia through better utilization of our new plant and equipment investments.

We have incurred significant net losses from continuing operations in recent reporting periods. Our net losses from continuing operations were $25.5 million, $16.9 million and $4.8 million for the fiscal years ended 2010, 2009 and 2008, respectively. For the 12 months ended July 31, 2010, we used approximately $18.5 million in operating cash flows. As of July 31, 2010, we had working capital of $80 million and cash and equivalents of approximately $3.7 million, up from $56 million and $2.9 million, respectively, at July 31, 2009.

We believe that the completion of the Restructuring is critical to our continuing viability. Our independent registered public accounting firm has included an explanatory paragraph (a going concern modification) in their report on our financial statements for the fiscal year ended January 31, 2010, as there is substantial doubt about our ability to continue as a going concern given events discussed in Note 2 to the consolidated financial statements as of and for the year ended January 31, 2010. In addition, the occurrence of a “fundamental change” as defined in the indentures governing the 2005 Notes and 2006 Notes would require us to offer to purchase the Notes at 100% of their aggregate principal amount within approximately 55 business days of such occurrence. We believe that there is substantial risk that a fundamental change will occur with respect to the 2006 Notes unless the suspension of trading of our Common Stock on the NYSE is lifted by December 7, 2010. We further believe that there is a substantial risk that a fundamental change will occur with respect to the Notes in the event our Common Stock is delisted. If we do not complete the Restructuring prior to the time that we are required to purchase the Notes, we will not have the cash on hand to comply with our repurchase obligations. See “The Restructuring—Examination of Strategic Alternatives”, “The Restructuring—NYSE Delisting Risks and Continued Discussions of Strategic Alternatives” and “Risk Factors—Risks Relating to the Company’s Business and Industry—Our Common Stock has been suspended from trading and the NYSE may delist our Common Stock.”

Debt Payment Schedule

We have significant cash principal and interest payments under our indebtedness coming due during the period from 2010 through 2026. Unless the Restructuring occurs, we will be required to make the following approximate principal and interest payments on our Existing Credit Facility and the Notes, assuming all of our debt becomes due and is paid at its stated maturity:

Fiscal Year	Principal	Interest
	(in millions)
2011	$0.0	$5.3
2012	0.6	10.6
2013	1.7	10.5
2014	36.8	8.2
2015	1.5	6.9
2016	1.5	6.9
Thereafter	127.8	70.8

Interest amounts assume that all debt, as noted above, is held to maturity, interest rates remain constant and are calculated using the effective rates as of July 31, 2010.

Unless the Restructuring occurs, if the Notes are put by holders we expect to be required to make principal payments on the Notes of $52.0 million on November 15, 2011, with respect to the 2006 Notes, and $75.0 million on November 1, 2012, with respect to the 2005 Notes. Furthermore, the occurrence of an “event of default” or a “fundamental change” as defined in the indentures governing the 2005 Notes and 2006 Notes would require us to make payment of the aggregate principal amounts outstanding under the Notes as a result of an event of default or offer to purchase the Notes at 100% of their aggregate principal amount within approximately 55 business days of the occurrence of a fundamental change. We believe that there is substantial risk that an event of default or a fundamental change will occur imminently, and if we do not complete the Restructuring prior to the time that we are required to make payments on or purchase the Notes, we will not have the cash on hand to comply with the governing indentures. See “The Restructuring—Delisting and Suspension,” “Risk Factors—Risks Relating to the Company’s Business and Industry—Our Common Stock has been suspended from trading and the NYSE may delist our Common Stock” and “Risk Factors—Risks Relating to the Company’s Business and Industry—There is substantial doubt regarding our ability to remain a going concern.”

If the Restructuring is accomplished through the Exchange Offer, a fundamental change will be deemed to have occurred under the indentures governing the 2005 Notes and 2006 Notes and we will be required to make an offer to purchase any such Notes that remain outstanding at a price equal to their principal amount. See “Risk Factors—Risks Related to Consummation of the Exchange Offer—If the Company consummates the Exchange Offer, but less than 100% of the Notes are tendered and accepted in the Exchange Offer, the holders of the remaining outstanding Notes will have the option to require us to purchase their Notes at a price equal to the principal amount thereof.”

Examination of Strategic Alternatives

The Company routinely assesses strategic opportunities as part of its evaluation of its business and the industry in which it operates and reviews various alternatives intended to strengthen its businesses and enhance long-term stockholder value. As part of these evaluations, the Company has, from time-to-time, considered various strategic alternatives, including capital raising transactions, refinancing the Notes and existing credit facilities and potential sales of part or all of the Company.

In early June 2009, we began to investigate the feasibility of executing a transaction, or series of transactions, designed to enhance our liquidity and reduce our debt, including a sale of the Company, a refinancing of our existing debt facilities, entering into new debt facilities and capital raising transactions. At that time, management recommended, and the Board of Directors agreed, that the Company should consider retaining a financial advisor to support these efforts. The Board of Directors held regularly scheduled meetings on October 6 and 7, 2009 to discuss the Company’s business plan and strategic alternatives. At the meeting on October 7, we formally engaged Macquarie Capital (USA) Inc. (“Macquarie Capital”), a global financial services firm, as our financial advisor to assist us in exploring strategic and financing alternatives. Macquarie Capital discussed the Company’s liquidity needs with the Board of Directors and suggested possible strategic alternatives and processes that the Company might pursue.

On December 3, 2009, our Board of Directors held a meeting at which management provided an update on the examination of strategic alternatives to address our capital structure. At this meeting, the Board of Directors reviewed various financing options, including strategies to refinance our existing credit facility and/or the Notes.

On January 8, 2010, our Board of Directors held a meeting at which management provided a business update for the fourth quarter of Fiscal 2010 and continued discussing various strategic alternatives, including preliminary options for refinancing our revolving credit facility, which was due to expire in December 2010. In addition, the Board of Directors received an update on very preliminary discussions with a third-party, referred to here as “Company A”, regarding interest in acquiring certain assets of the Company.

On January 20, 2010, our Board of Directors held a meeting at which management provided a status update on the revolving credit facility refinancing. The Board of Directors also authorized management and its advisors to conduct further discussions with Company A regarding the possible sale of the Company. It was agreed that management would share more detailed confidential information with Company A including conducting a review of the synergies that might be achieved from a combination of the companies. Macquarie Capital also discussed with the Board of Directors capital structure alternatives and strategic options available to the Company. Given the Company’s operating performance at the time and expectations for improvement over the remainder of the year, it was determined that a broad sale process or debt for equity exchange would have a greater chance of success and provide a better return to stockholders in the second half of 2010, when the Company’s performance was expected to improve.

On January 25, 2010, the Company entered into a confidentiality agreement with Company A.

On February 5, 2010, our management team and Macquarie Capital met with Company A and shared detailed information on our Company.

On February 18, 2010, our Board of Directors held a meeting at which management provided an update on the progress of the revolving credit facility refinancing and the status of ongoing discussions with Company A. Management proposed that the Board of Directors recommend initiating a dialogue with an additional possible strategic buyer, referred to herein as “Company B”. The Board of Directors agreed that management should make contact with Company B to determine its interest in a possible acquisition of the Company.

Additional Fundraising

On March 16, 2010, our Board of Directors met to discuss the Company’s obligations under the Notes and potential strategic alternatives to address those obligations. At this meeting, management discussed with the Board of Directors possible options to enhance our liquidity. Management also provided an update on its initial dialogue with Company B. Company B had indicated that it was interested in an initial meeting to discuss a potential transaction between Company B and the Company.

At this meeting, our Board of Directors approved proceeding with the renewal of our existing revolving credit facility with Wells Fargo (previously Wachovia Bank National Association). To address the Company’s liquidity needs, the Board of Directors also authorized management and Macquarie Capital to pursue raising additional funds from a third party investor through the issuance of a subordinated first-lien term loan. Additionally, the Board of Directors authorized management, with the assistance of Macquarie Capital, to continue simultaneously exploring a restructuring of our Notes and a possible sale of the Company, including continuing discussions with Companies A and B.

On March 18, 2010, on behalf of the Board of Directors, Macquarie Capital began contacting potential new lenders to discuss providing a subordinated first-lien term loan to us. Macquarie Capital selected these potential new lenders because the Company’s circumstances fit the lenders’ typical lending criteria, including the Company’s required loan structure, transaction purpose, loan size, and maturity. In addition, these new lenders had historically exhibited the ability to act quickly. These criteria were relevant due to the Company’s limited debt capacity and need to raise capital in a timely manner.

The lenders who expressed an interest in further discussions with the Company each signed confidentiality agreements with the Company. These lenders received materials describing our business and were requested to provide the Company with non-binding proposals. The Company received non-binding proposals from two lenders, including AbleCo, LLC (“AbleCo”) and an additional potential lender. These lenders were invited to participate in meetings with management and conduct further due diligence prior to providing the Company with a binding proposal. On April 7, 2010, AbleCo provided the Company with a binding proposal that included the appropriate loan structure, size and maturity criteria authorized by the Board. Macquarie Capital and management negotiated certain terms of the proposal with AbleCo and on April 8, 2010, the Company executed a non-binding proposal from AbleCo to provide $20 million of subordinated first-lien term loan financing. On

April 9, 2010, the Board of Directors met telephonically and were provided an update on the subordinated first-lien term loan financing by management, and management reviewed the terms of AbleCo’s proposal with the Board of Directors.

On April 9, 2010, we completed the refinancing of our revolving credit facility with the closing of a revolving credit facility in the principal amount of $55 million. The facility is a three-year senior revolving line of credit, maturing on June 6, 2013.

On April 14, 2010, we received a commitment letter from AbleCo, subject to certain conditions being satisfied prior to closing. Also on April 14, 2010, the Board of Directors approved proceeding with AbleCo’s proposal to provide incremental liquidity through a subordinated first-lien term loan.

In April 2010, Company B informed the Company that it would not pursue discussions with the Company as the result of certain internal matters of Company B, but expressed its continued interest in a combination with the Company following resolution of such issues.

On April 20, 2010, we completed an amendment to the Existing Credit Facility to account for the subordinated first-lien term loan discussed with AbleCo, increasing the total size of the facility to $75 million through the addition of a $20 million term loan tranche provided by AbleCo, payable on the earlier to occur of June 6, 2013 or the termination of the Existing Credit Facility.

NYSE Delisting Risks and Continued Discussions of Strategic Alternatives

On April 27, 2010, we were notified by the NYSE that our Common Stock had fallen below their continued listing standards relating to minimum average global market capitalization and total stockholders’ equity. The NYSE’s continued listing standards required that either our total stockholders equity average be not less than $50 million or our global market capitalization be not less than $50 million over a consecutive 30-trading-day period. As of April 27, 2010, our average market capitalization had been less than $50 million over a consecutive 30-trading-day period and our stockholders’ equity was less than $50 million. In the event that our Common Stock were suspended from trading on the NYSE for 60 consecutive days, it would trigger a fundamental change under the terms of the indenture governing our 2006 Notes, and in the event that our Common Stock were delisted from the NYSE, it would trigger a fundamental change under the terms of the indentures governing both the 2005 Notes and the 2006 Notes. Following the occurrence of a fundamental change, the Company would be required to offer to purchase all of the applicable outstanding Notes at 100% of the aggregate outstanding principal (along with any accrued and unpaid interest thereon) within approximately 55 days of the occurrence of the fundamental change. Additionally, if the Company failed to purchase any of the applicable Notes as required by the indenture governing such Notes, it would result in an event of default under the Existing Credit Facility, which would restrict the Company’s ability to borrow under the Existing Credit Facility, thereby significantly impacting its liquidity.

While the $20 million loan from AbleCo provided additional liquidity, our Board of Directors and management remained concerned that the Company’s current capital structure was not viable in the long term, especially in light of the potential put rights on the Notes as a result of heightened NYSE delisting risk. Further, management and the Board of Directors believed that the Company’s customers and suppliers were increasingly expressing concern about the Company’s liquidity needs and long term viability and this was having an adverse effect on the Company’s operating results. Accordingly, the Board of Directors was interested in raising sufficient liquidity to be able to satisfy the Noteholders rights to put the full amount of outstanding principal of the Notes (and any accrued interest thereon) to the Company on November 15, 2011 (with respect to the 2006 Notes) and November 1, 2012 (with respect to the 2005 Notes) or restructuring the Company’s obligations to address these concerns.

In early May 2010, management received a call from Angelo, Gordon & Co., L.P. (“AG”), who indicated that they had acquired some of our Notes and were interested in acquiring additional Notes. AG requested an introductory meeting with the Company. Dr. Graves, our President and Chief Executive Officer, informed Mr. Dowd, the Chairman of our Board of Directors, of the planned meeting. On May 24, 2010, management met with representatives of AG for an introductory meeting.

On May 21, 2010, management met with Company A for continued discussions regarding a possible sale of the Company, which included a detailed discussion of potential synergies to be obtained through a business combination. Company A indicated that they would discuss a possible transaction with their board of directors to obtain its approval to proceed with a possible transaction.

Between May 21, 2010 and June 5, 2010, there were several calls and meetings between Macquarie Capital and Company A to discuss the status of the potential for a possible transaction between us and Company A.

On June 9, 2010, our Board of Directors conducted a meeting at which Macquarie Capital presented an update on the Company’s strategic alternatives, including a possible sale of the business. At this meeting, Macquarie Capital recommended that the timing was now appropriate for the Company to actively pursue either a broader sale process for the Company or an exchange offer that would result in the exchange of the Notes for Common Stock. Goodwin Procter LLP (“Goodwin Procter”), our outside legal counsel, reviewed with the Board of Directors its fiduciary duties and responsibilities under Delaware corporation law. Based on the recommendations of Macquarie Capital, the Board of Directors requested that Macquarie Capital prepare updated timelines for the dual sale-and-exchange offer process to be reviewed by the Board of Directors at its next meeting.

On June 11, 2010, we provided the NYSE, on a confidential basis, with a business plan (the “Plan”) demonstrating our ability to comply with the NYSE’s continued listing standards requiring that either our total stockholders’ equity average be not less than $50 million or our global market capitalization be not less than $50 million over a consecutive 30-trading-day period.

At a meeting of the Board of Directors on June 11, 2010, at which Goodwin Procter was present, Dr. Graves informed the Board of Directors that Company A had decided to wait until the end of the year to continue acquisition discussions given the Company’s financial performance and issues in its own business. Dr. Graves also informed the Board of Directors that he had been contacted by the chairman of a potential strategic buyer, referred to herein as “Company C”, about the possibility of discussing strategic opportunities between the Company and Company C. The Board of Directors determined, based on the recommendations of Macquarie Capital and the stalled discussions with Company A regarding a potential sale of the Company, to pursue a dual-process timetable for an exchange offer, pursuant to which the Notes would be exchanged into equity to address the liquidity concerns presented by the potential put of the Notes to the Company. The Board of Directors also authorized Macquarie Capital to operate a targeted auction process for the sale of the entire Company.

Management then provided an update to our Board of Directors on recent contacts with AG, who had indicated that they were interested in discussing a potential exchange offer regarding the Notes with the Company.

Beginning in mid-June 2010, with the assistance of Macquarie Capital, we initiated a formal sale process for the Company. We contacted nine potential strategic buyers, in addition to Company A and including Company B, to solicit interest in the sale of the Company as part of a transaction that would eliminate all, or substantially all, of our debt and provide value to our stockholders. During the latter half of June 2010, we entered into confidentiality agreements with six of these parties, including Company B and Company C, who then received an information package from Macquarie Capital including financial forecasts. Following the review of the information package, from July 9 through July 16, four potential buyers came to New York to attend detailed meetings with management, including Company B, Company C and two new potential buyers, referred to as “Company D” and “Company E”. We also answered additional questions about the Company from Companies D and E following the meetings. Following these meetings, bidders were asked to submit preliminary, non-binding indications of interest in purchasing the Company in early July.

On July 15, 2010, we received notification from the NYSE that our Common Stock had fallen below the continued listing standard which requires a minimum average closing price of $1.00 per share over 30 consecutive trading days. The NYSE advised us that we were “below criteria” with an average closing price of $0.97 as of July 8, 2010. As a result, the NYSE informed us that we were not in compliance with the continued listing criteria under Section 802.01C of the NYSE Listed Company Manual, but no suspension of trading occurred. The Company acknowledged receipt of this notification to the NYSE on July 21, 2010, including providing the NYSE with a list of preliminary actions the Company would consider to address this non-compliance.

On July 19, 2010, a telephonic meeting of the Board of Directors was held at which Macquarie Capital provided an update on the sale process in which it indicated that the process would likely result in limited offers for the Company given its high debt levels and operating performance. Additionally, the Board of Directors, management and Macquarie Capital discussed alternatives regarding the notification from the NYSE that the Common Stock was at risk for being delisted, including undergoing a reverse stock split in order to restore our Common Stock above the $1.00 per Common share continued listing standard.

On July 23, 2010, the NYSE notified us that it accepted the Plan and that there would not be a suspension of trading of our Common Stock at that time.

Also on July 23, 2010, a telephonic Board of Directors meeting was held to discuss the preliminary indications of interest that we received on July 19 from Companies D and E. The bids had implied total enterprise values ranging from $125 million to $175 million. The high end of the bid range was implied based on multiples of certain financial projections for the Company, previously provided to Company D, which had not been updated for the Company’s interim operating results following delivery. These operating results were lower than those projected and previously delivered to Company D. As such, the high end of the bid range, which had been implied by Company D’s bid, was likely no longer attainable. Both proposals were preliminary in nature, included a broad range of valuations and were subject to significant additional due diligence. One of the proposals was subject to significant anti-trust risk and the other was subject to a financing condition. Macquarie Capital advised the Board of Directors that these bids were insufficient because they did not likely provide sufficient value to repay the full amount of the Company’s debt and would have provided minimal or no return to the Company’s stockholders. Considering that the Company’s ability to meet its forecast for the year was uncertain, our Board of Directors determined the acquisition proposals presented a high degree of execution risk and that the inability of any interested parties to effect an acquisition in a timely manner may result in further deterioration of value. Macquarie Capital contacted Companies D and E to indicate that the Board of Directors believed their bids were insufficient and requested updated bids. Companies B and C did not submit indications of interest to Macquarie Capital or the Company.

On July 29, 2010, the Board of Directors held a meeting, at which Goodwin Procter was present, and received an update on the sale process from Macquarie Capital and discussed the Company’s strategic alternatives. Macquarie Capital informed the Board of Directors that both Company D and Company E, each of which had submitted bids to acquire the Company, believed their bids were adequate and had declined to submit updated bids. Dr. Graves informed our Board of Directors that an additional potentially interested party had declined to pursue acquisition discussions with the Company. Macquarie Capital then provided the Board of Directors with an update to its projected timeline for pursuing an exchange offer for the Notes. Based on the updates regarding the sale process and the updated timeline, the Board of Directors determined that Macquarie Capital should continue to move forward exploring an exchange offer by contacting a limited number of Noteholders to discuss exchanging all, or substantially all, of the Notes for shares of our Common Stock.

On August 6, 2010, the Board of Directors held a meeting at which Goodwin Procter was present. Macquarie Capital provided an update to the Board of Directors on the exchange offer process, in which Macquarie Capital stated that it had begun separately discussing on a confidential basis an exchange offer with certain institutional Noteholders, including AG, that three of the Noteholders, including AG, Bruce & Co. and a third potentially interested Noteholder, were potentially interested in the exchange offer, and AG had entered into a confidentiality agreement with the Company. The other Noteholders contacted by Macquarie Capital were not interested in additional discussions at that time. At this meeting, the Board of Directors also instructed Macquarie Capital to contact Companies A and B to provide them a further opportunity to consider bids for the acquisition of the Company to help the Board of Directors evaluate the Company’s strategic alternatives.

On August 13, 2010, Macquarie Capital provided the Board of Directors with an update on the sale process and the exchange offer process. Macquarie Capital informed the Board of Directors that both Company A and Company B declined to submit bids to acquire the Company at that time. Macquarie Capital also reaffirmed to the Board of Directors that three of the institutional Noteholders it contacted on an individual basis regarding a possible exchange offer, including AG and Bruce & Co., had signed confidentiality agreements and that Macquarie Capital was setting up separate meetings with each of those Noteholders. All three potentially interested Noteholders had informed Macquarie Capital that they were currently evaluating a possible exchange offer. However, the third potentially interested Noteholder, other than AG and Bruce & Co., chose not to continue discussions with the Company following the August 13, 2010 meeting, despite having signed a confidentiality agreement.

On August 20, 2010, our Board of Directors, together with management, conducted a meeting, which included Macquarie Capital and Goodwin Procter. At this meeting, Macquarie Capital presented a proposal for pursuing an out-of-court exchange offer in a dual-track process with a pre-packaged bankruptcy filing. Macquarie Capital advised that this approach could result in a more conservative capital structure to best preserve stockholder value and maintain customer and vendor relationships, and also to present Noteholders with an alternative strategy to effect an exchange of the Notes. After due consideration, based upon several factors, including the impact on our business of uncertainties in the marketplace regarding our viability, the risk of our Common Stock being delisted from the NYSE, and the insufficient bids received in our sale process, the Board of Directors approved this strategy.

Noteholder Negotiations

After receiving authorization from the Board of Directors to approach the Company’s largest Noteholders regarding restructuring alternatives, Macquarie Capital and management had separate discussions on a confidential basis with three institutional Noteholders regarding the possibility of exchanging all of their Notes for shares of our Common Stock, including the possibility of effecting a transaction through a prepackaged plan of reorganization under the Bankruptcy Code in which our existing holders of Common Stock would retain an equity interest.

During these discussions, Macquarie Capital and management provided details to the Noteholders regarding historical financial and operational performance, results of the M&A process and strategic alternatives. During the course of these discussions, the Company and its advisors proposed that its existing stockholders retain as much as 20% of our Common Stock following a restructuring transaction. The Noteholders’ initial response to the Company’s proposal was a counter-proposal in which our existing stockholders would not retain any equity interest in the restructuring.

On August 22, 2010, we separately presented a term sheet proposal for restructuring of the Notes to each of AG and Bruce & Co., who then collectively held approximately 56% of the outstanding principal of the Notes, and which included proposals for our existing holders of Common Stock to retain a 5% equity interest in the Company under either a prepackaged plan of reorganization under the Bankruptcy Code or an exchange offer which was conditioned on 92% of the outstanding principal of the Notes being tendered in the exchange offer. Each of the Noteholders separately indicated willingness to proceed with further discussions and we began an in-depth negotiation process.

Between August 22, 2010 and August 31, 2010, AG and the Company negotiated various draft term sheets relating to the possible restructuring. The last term sheet discussed during these negotiations included a proposal for the exchange of all of our outstanding Notes for 95% of our Common Stock and for our Common Stockholders to retain a 5% equity interest in the Company following the exchange offer or under a prepackaged plan of reorganization under the Bankruptcy Code. The Exchange Offer was conditioned on, among other things, the approval of the Exchange Offer by our stockholders and 95% of the outstanding principal of the Notes being tendered in the Exchange Offer. The term sheet also included a proposal for the existing stockholders to retain an interest of 2.5% of the Company with warrant coverage of up to an additional 5% of the Company in the event that the stockholders did not approve the Exchange Offer and a prepackaged plan of reorganization was consummated.

On August 31, 2010, our Board of Directors held a meeting with Macquarie Capital, Goodwin Procter and management. At this meeting, Macquarie Capital provided an update on the separate discussions on a confidential basis with certain Noteholders, including AG and Bruce & Co. The Board of Directors determined that, based on the proposed term sheet discussed above which would include a continued equity interest in the Company for our existing stockholders, and in light of the Company’s liquidity concerns and the likely exercise of the upcoming put rights in 2011 and 2012, the draft term sheet should be communicated to the interested Noteholders.

On September 2, 2010, our Board of Directors held a telephonic meeting at which management updated the Board of Directors on the negotiations between the Company and AG and that such negotiations were continuing. Following a discussion with management, the Board of Directors determined that Companies D and E should be contacted again to solicit revised indications of interest in a possible acquisition of the Company.

During the course of the ongoing discussions with AG and following the Board of Director’s direction, Macquarie Capital contacted Companies D and E as well as Company A, to request their last and best indication of interest in the Company. Company E was the only party to respond with an indication of interest. Company E proposed a series of potential alternative transaction structures to the Company. Each alternative required the approval of the Company’s various securityholders and was subject to substantial execution risk.

Following these negotiations, on September 13, 2010, our Board of Directors held a meeting with Macquarie Capital and Goodwin Procter. In this meeting, we reviewed a draft of the Support Agreement with each of AG and Bruce & Co. and the terms of the transaction contemplated thereby. The Board of Directors and its advisors also discussed our current financial condition and future prospects, including the consequences of not consummating the exchange transaction. At this meeting, our Board of Directors approved our execution of the Support Agreement. The Support Agreement was separately executed by the Company, AG and Bruce & Co. on September 14, 2010, after such meeting. The Board of Directors determined that the Exchange Offer and the Prepackaged Plan are fair to, and in the best interests of, our stockholders.

On September 24, 2010, the Board of Directors held a telephonic meeting with Macquarie Capital and Goodwin Procter present. At this meeting, management updated the Board of Directors on ongoing discussions with the NYSE regarding possible suspension of trading or delisting of the Common Stock. Macquarie Capital summarized the discussions with Company E, and in light of the complexity, timing and execution risk involved with Company E’s proposals, the Board of Directors concluded that it could not proceed with a transaction with Company E prior to pursuing the Restructuring.

On October 7, 2010, the Board of Directors held a telephonic meeting with Macquarie Capital and Goodwin Procter to discuss the timeline and status of the Restructuring. Goodwin Procter described the requirements of the Bankruptcy Code regarding the Prepackaged Plan, including the filing of projections and a liquidation analysis. Management also discussed with the Board of Directors the status of obtaining commitments for debtor-in-possession or exit financing in connection with the Restructuring. The Board of Directors also determined the record date for the special meeting of stockholders to vote on the Exchange Offer and the Prepackaged Plan would be October 18, 2010. Management informed the Board of Directors that the Company had received a letter from the NYSE indicating that trading of the Common Stock would be suspended prior to the opening of the NYSE on October 8, 2010 as a result of our 30-day average market capitalization falling below $15 million. The Board of Directors and management also discussed the appeal process for the suspension and the timing of such an appeal.

On October 8, 2010, trading in our Common Stock on the NYSE was suspended as a result of our 30-day average market capitalization falling below $15 million. Absent a lifting of this suspension or the relisting of the Common Stock on a national automated exchange prior to December 7, 2010, the suspension will result in the occurrence of a fundamental change under our 2006 Notes on December 7, 2010, and we will be required to offer to purchase the 2006 Notes at 100% of their outstanding principal value (along with any accrued but unpaid interest thereon). As of October 19, 2010, the principal amount outstanding under the 2006 Notes was $52.0 million.

On October 18, 2010, the Board of Directors held a special meeting to discuss the Restructuring, with management, Goodwin Procter and Macquarie Capital also present. At this meeting, Goodwin Procter discussed with the Board of Directors the fiduciary duties of directors of a Delaware corporation under the Delaware General Corporation Law. Macquarie Capital discussed its opinion with the Board of Directors, which it subsequently confirmed in writing, that, as of such date and subject to qualifications, limitations and assumptions set forth therein, the Exchange Offer was fair from a financial point of view to the holders of Common Stock, as more fully described below in the section entitled “Opinion of the Financial Advisor to the Board of Directors”. The Board of Directors unanimously (i) determined that the Exchange Offer is advisable and in the best interests of the Company and its stockholders, (ii) approved the Exchange Offer, (iii) resolved to recommend that the stockholders of the Company approve the Exchange Offer, (iv) approved the Prepackaged Plan and (v) adopted additional resolutions related to the foregoing resolutions and that it deemed necessary to effectuate the transactions contemplated by the foregoing resolutions.

Why a Restructuring Will Benefit the Company

We are pursuing a non-bankruptcy restructuring because we believe it will be less costly than a bankruptcy and will avoid the uncertainties and stigma often associated with a bankruptcy filing. We intend to pursue the Prepackaged Plan with the bankruptcy court only if we are unable to satisfy conditions of the Exchange Offer, one of which is that holders of 95% of the aggregate principal amount of the Notes validly tender their Notes. The Exchange Offer must also be approved by a majority of our stockholders.

Although the consummation of the Exchange Offer may not eliminate all of our outstanding convertible indebtedness, completion of the Exchange Offer will benefit our stakeholders by preventing us from having to file for bankruptcy. A bankruptcy filing could damage our key assets including our relationships with suppliers, customers and creditors, and harm our brand. The Prepackaged Plan would, however, permit us to convert all of the outstanding Notes to equity, which may allow us to achieve cash flow breakeven earlier than through an out-of-court restructuring.

The completion of the Restructuring will also reduce or eliminate certain near-term risks to the business, including a (i) a substantial amount of risk resulting from a fundamental change under our Notes and (ii) the anticipated put of the aggregate principal amount of the Notes to us in 2011 and 2012, which we would be unable to satisfy.

Opinion of the Financial Advisor to the Board of Directors

Macquarie Capital acted as financial advisor to the Board of Directors in connection with the Restructuring. We engaged Macquarie Capital based on Macquarie Capital’s experience and reputation. Macquarie Capital is regularly engaged to render financial opinions in connection with mergers, acquisitions, divestitures, leveraged buyouts, recapitalizations, and for other purposes. Macquarie Capital arranged $20 million of subordinated first lien financing in a transaction that closed on April 12, 2010. In connection with this financing, Macquarie Capital earned a fee of $1 million. During the two years preceding the date of the opinion, Macquarie Capital did not otherwise perform any services for compensation for us. We are paying Macquarie Capital a fee of $700,000 in connection with the delivery by Macquarie Capital of its opinion. See “The Exchange Offer—Advisors” and “The Exchange Offer—Fees and Expenses.”

At the October 18, 2010 meeting of the Board of Directors, Macquarie Capital discussed its opinion with the Board of Directors, which it subsequently confirmed in writing, included herein as Appendix D, that, as of such date and subject to qualifications, limitations and assumptions set forth therein, the Exchange Offer was fair from a financial point of view to the holders of Common Stock. Macquarie Capital’s opinion is dated and speaks only as of October 20, 2010, and has not been updated, revised or reaffirmed by Macquarie Capital since that date.

THE SUMMARY OF MACQUARIE CAPITAL’S OPINION SET FORTH BELOW HIGHLIGHTS THE FEATURES OF MACQUARIE CAPITAL’S ANALYSIS. YOU ARE URGED TO READ MACQUARIE CAPITAL’S ANALYSIS IN ITS ENTIRETY. MACQUARIE CAPITAL’S ANALYSIS WAS PROVIDED TO THE BOARD OF DIRECTORS TO ASSIST IT IN REVIEWING THE EXCHANGE OFFER. MACQUARIE CAPITAL’S OPINION AND ANALYSIS DO NOT ADDRESS ANY OTHER ASPECT OF THE TRANSACTION CONTEMPLATED INCLUDING THE FAIRNESS OF SUCH TRANSACTION AND THE CONSIDERATION TO BE PAID TO THE HOLDERS PURSUANT TO THE TRANSACTION, AND DO NOT CONSTITUTE A RECOMMENDATION TO THE STOCKHOLDERS AS TO HOW THEY SHOULD VOTE WITH RESPECT TO THE EXCHANGE OFFER OR IF THEY SHOULD CONSENT TO THE PREPACKAGED PLAN. MACQUARIE CAPITAL’S OPINION AND ANALYSIS WERE NOT PREPARED WITH A VIEW TOWARDS PUBLIC DISCLOSURE.

In connection with rendering its opinion, Macquarie Capital, among other things, reviewed the following materials and undertook the following actions:

•

Macquarie Capital reviewed the Support Agreement and drafts of the Restructuring documents; for purposes of its opinion, Macquarie Capital assumed that the final forms of any such documents that it reviewed in draft form do not differ in any material respect from the drafts provided to Macquarie Capital;

•	Macquarie Capital reviewed and analyzed certain publicly available business and financial information relating to us;

•	Macquarie Capital reviewed certain internal financial and operating information, including financial forecasts, analyses and projections, prepared by us and provided by us to Macquarie Capital;

•

Macquarie Capital participated in discussions with our management to review and discuss the foregoing historical and prospective information; this discussion included a review of our past and current business, operations, assets, liabilities, and financial condition, our prospects, the effects of the Restructuring on our financial condition and prospects, management’s view of the risks and uncertainties associated with not pursuing the Restructuring and certain other matters believed to be necessary or appropriate to Macquarie Capital’s inquiry;

•

Macquarie Capital reviewed certain financial and stock market data relating to us, and compared that data with similar data for certain other companies, the securities of which are publicly traded, that Macquarie Capital believed to be comparable in certain respects to us;

•	Macquarie Capital reviewed certain precedent transactions in which Macquarie Capital believed the acquired business is comparable in certain respects to the Company’s business; and

•	Macquarie Capital performed such other financial studies, analyses and investigations and reviewed such other information as Macquarie Capital deemed appropriate.

In evaluating our financial condition and prospects, Macquarie Capital was advised by us that:

i.	the Company has issued financial statements for the three and six months ended July 31, 2010 on Form 10-Q that reflect its judgment that there is substantial doubt as to the ability of the Company to continue as a going concern;

ii.

the Company has filed updated financial statements for its fiscal year ended January 31, 2010 as an exhibit to its current report on Form 8-K dated October 20, 2010, including the report of the Company’s independent auditors, in which the auditors have expressed substantial doubt as to the ability of the Company to continue as a going concern;

iii.	based on the Company’s financial projections and current cash position, and assuming no additional financing, if the Company were to meet all its existing payment obligations, including debt service, it would exhaust its existing cash resources prior to the end of the fiscal year ending January 31, 2012;

iv.	the trading of the Company’s Common Stock on the NYSE was suspended as of October 8, 2010 which, if the suspension continues for 60 consecutive days, would result in a “fundamental change” under the indenture governing the 2006 Notes;

v.	if the Company’s Common Stock is delisted from the NYSE and is not then quoted on another established automated over-the-counter trading market in the United States, it would result in a “fundamental change” under the indentures governing the Notes;

vi.	the occurrence of a “fundamental change” under either indenture governing the Notes would require the Company to offer to purchase all outstanding Notes subject to such indenture at 100% of their aggregate outstanding principal amount (plus any interest accrued thereon) within approximately 55 business days of the occurrence of the fundamental change;

vii.	while Macquarie Capital and the Company have solicited indications of interest in making a new capital investment in the Company from numerous strategic and financial investors (including the Company’s current creditors), the Company has not received or been informed of any bid, inquiry, proposal, offer or indication of interest (oral or in writing) in proceeding with an alternative transaction that would provide sufficient consideration to repay all outstanding principal of the Notes (and all accrued interest thereon) and the outstanding principal under the Company’s Existing Credit Facility (and all accrued interest thereon), and result in any payments being made to the holders of the Company’s Common Stock; and

vii.	assuming that all of the outstanding Notes are tendered in the Exchange Offer, the consummation of the Exchange Offer will eliminate the risks of default on or exercise of the put rights in connection with the Notes or the occurrence of any fundamental change pursuant to the indentures governing the Notes.

In arriving at its opinion, Macquarie Capital did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance, if any, of each analysis and factor. Indeed, certain of such analyses and factors, and certain of the more widely applied methodologies for assessing fairness, are of limited utility in the context of the Exchange Offer. Accordingly, Macquarie Capital believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering all analyses, would create an incomplete view of the process underlying its opinion.

In conducting the foregoing review and analysis and in formulating its opinion, Macquarie Capital, with the Board of Directors’ consent, assumed and relied upon the accuracy and completeness of all financial and other information provided to it (including the matters referred to in clauses (i) through (vii) of the second preceding paragraph) or otherwise publicly available. Macquarie Capital did not assume any responsibility for the independent verification of such information. Macquarie Capital similarly assumed and relied upon the reasonableness and accuracy of the financial projections, forecasts and analysis provided to it by us, and assumed that such projections, forecast and analyses were reasonably prepared in good faith and reflect the best currently available judgments and estimates of our management. Macquarie Capital expressed no opinion with respect to such projections, forecasts and analyses or the assumptions upon which they are based.

In addition, Macquarie Capital assumed that:

•	in all respects material to its analysis, the representations and warranties of us and other parties thereto contained in the Exchange Offer documents are true and correct;

•	we will perform all of the covenants and agreements to be performed by us under the Exchange Offer documents;

•	all conditions to our obligation to consummate the transactions contemplated by the Exchange Offer documents will be satisfied without any waiver thereof;

•

all material governmental, regulatory or other approvals and consents required in connection with the consummation of the transactions contemplated by the Exchange Offer documents will be obtained; and

•

in connection with obtaining any necessary governmental, regulatory or other approvals and consents, or any amendments, modifications or waivers to any agreements, instruments or orders to which we are a party or subject or by which we are bound, no limitations, restrictions or conditions will be imposed or amendments, modifications or waivers made that would have a material adverse effect on us or materially reduce the contemplated benefits of the Exchange Offer to us.

In addition, Macquarie Capital did not review any of our books and records, or assume any responsibility for conducting a physical inspection of our properties or facilities, or for making or obtaining an independent valuation or appraisal of assets or liabilities. Macquarie Capital’s opinion was necessarily based on economic and market conditions and other circumstances as they existed and could be evaluated by Macquarie Capital as of the date of its opinion.

Comparable Public Company Analysis

Macquarie Capital analyzed market valuation metrics (enterprise value as a multiple of estimated earnings before interest, taxes, depreciation, and amortization, which they refer to as EBITDA, and revenue), commonly referred to as trading multiples, of selected companies in the battery and electrical components production sectors deemed reasonably comparable to our Company for purposes of this analysis. The companies reviewed were:

•	China Ritar Power Corporation,

•	Enersys,

•	Exide Technologies, and

•	Johnson Controls Inc.

Although no company is directly comparable to our Company, Macquarie Capital selected these companies because it believed they had characteristics that were instructive for purposes of this analysis. Macquarie Capital reviewed the trading multiples for the selected companies based upon publicly available estimates and information. This analysis indicated the following ranges of enterprise values for our Company:

	LTM EBITDA Multiple	Implied LTM Enterprise Value	FY 2012E EBITDA Multiple	Implied FY 2012E Enterprise Value
	(dollar amount in thousands)
Median	6.0x	$42,126	4.9x	$144,703
Mean	6.7x	$46,962	5.4x	$157,895

Macquarie Capital believes that the comparable public company analysis is of little or no relevance to a decision by a stockholder to approve or not approve the Restructuring. In addition, Macquarie Capital’s opinion did not address, and the comparable public company analysis should not be relied upon as indicating, the price at which the Common Stock or the newly issued shares of Common Stock of the Company will trade at any future time.

Precedent Transaction Analysis

Macquarie Capital reviewed selected precedent transactions involving companies in the battery and electrical components production sectors. Specifically, Macquarie Capital reviewed 11 transactions that occurred between May 2000 and December 2009 in which the following companies were acquired:

•	Delphi Corp. / Global Automotive Battery Business,

•	EaglePicher Technologies,

•	Energy Storage Group,

•	Enertech International, Inc.,

•	FIAMM SpA / Motive Power Battery Business,

•	GNB Technologies,

•	Grupo IMSA / South American Automotive Battery Business,

•	Gylling Optima Batteries AB,

•	Saft Groupe SA,

•	Varta AG / Automotive Battery Division, and

•	Yuasa Corp.

For each of the selected precedent transactions, using available information, Macquarie analyzed the enterprise value of the target company expressed as a multiple of EBITDA and revenue.

	LTM EBITDA Multiple	Implied Enterprise Value	LTM Revenue Multiple	Implied Enterprise Value
	(dollar amount in thousands)
High	20.4x	$142,934	2.4x	$835,311
Median	10.8x	$75,708	0.7x	$246,578
Mean	13.5x	$94,725	1.0x	$343,904
Low	9.3x	$65,532	0.3x	$117,487

Macquarie Capital believes that the precedent transactions analysis is of little or no relevance to a decision by stockholder to approve or not to approve the Restructuring. In addition, Macquarie Capital’s opinion did not address, and the analysis of the precedent transaction should not be relied upon as indicating, the price at which the Common Stock or the newly issued shares of Common Stock of the Company will trade at any future time.

Discounted Cash Flow Analysis

Macquarie Capital calculated the discounted cash flow value for us as the sum of the net present values of (i) the projected free cash flow (assuming no debt) that we will generate for the period beginning with the fourth quarter of our fiscal year ending January 31, 2011 and ending fiscal year ending January 31, 2014, plus (ii) our value at the end of such period, the terminal value of our business. Macquarie Capital calculated the discounted cash flow analysis for us using our Unaudited Projected Consolidated Financial Information, and the financial projections we provided with respect to fiscal years 2011 to 2014. Macquarie Capital used discount rates ranging from 17% to 19%, which were viewed as the appropriate discount rates for a company with our characteristics. Our terminal values were calculated based on our projected EBITDA for fiscal year 2014 and multiples ranging from 6.0 times to 7.0 times trailing EBITDA. Based on this broad valuation range, Macquarie Capital estimated an enterprise valuation for us of $170 million to $200 million.

Macquarie Capital believes that the discounted cash flow analysis is of little or no relevance to a decision by a stockholder to approve or not approve the issuance of shares of Common Stock in the Restructuring. In addition, Macquarie Capital’s opinion did not address, and the discounted cash flow analysis should not be relied upon as indicating, the price at which the Common Stock or the newly issued shares of Common Stock of the

Company will trade at any future time. The foregoing summary describes all analyses and factors that Macquarie Capital deemed material in its presentation to the Board of Directors, but is not a comprehensive description of all analyses performed and factors considered by Macquarie Capital in connection with preparing its opinion. Macquarie Capital believes that its analyses must be considered as a whole and that considering any portion of such analyses and of the factors considered without considering all analyses and factors could create a misleading view of the process underlying opinion.

In conducting its analyses and arriving at its opinion, Macquarie Capital utilized a variety of generally accepted valuation methods. The analyses were prepared solely for the purpose of enabling Macquarie Capital to provide its opinion to the Board of Directors from a financial point of view, of the terms of the Exchange Offer, and does not purport to be an appraisal or to predict the prices at which businesses or securities actually may be sold.

In connection with its analyses, Macquarie Capital made, and was provided by our management with, numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond our control. Analyses based on estimates or forecasts of future results are not necessarily indicative of actual past or future values or results, which may be significantly more or less favorable than suggested by such analyses. Because such analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond our control or the control of our advisors, neither we nor Macquarie Capital nor any other person assumes responsibility if future results or actual values are materially different from these forecasts or assumptions.

Fees and Expenses in Connection with the Restructuring

The Company will pay the expenses to be incurred in connection with the Exchange Offer and the Prepackaged Plan, including the legal, financial advisor fees, accounting, exchange agent, tabulation agent, information agent, dealer manager, trustee, printing and other fees and expenses. The Company has retained Epiq as the information agent, exchange agent and tabulation agent, in connection with the solicitation of acceptances of the Prepackaged Plan. This agent will receive customary fees for their services. The Company has agreed to reimburse these agents for their respective out-of-pocket expenses including, in some cases, legal fees and to indemnify these agents against certain liabilities and to contribute to payments that they may be required to make in respect thereof.

No fees or commissions have been or will be paid by the Company to any broker, dealer or other person, other than these agents, in connection with the Exchange Offer, and the Company does not have any contract, arrangement, or understanding relating to, and will not, directly or indirectly, pay any commission or other remuneration to any broker, dealer, salesperson, agent, or any other person for soliciting tenders in the Exchange Offer.

Approval of the Restructuring by the Board of Directors

At a meeting held on October 18, 2010, our Board of Directors unanimously approved the terms of the Restructuring and the transactions contemplated thereby and recommended that our stockholders approve the Exchange Offer. In evaluating the proposed Restructuring, our Board of Directors consulted with our financial and legal advisors, as well as our management, and identified and considered, among other things, the following factors.

1. The information provided by management to the Board of Directors and our financial advisor as to our financial condition and future prospects, including:

•

the Company has issued financial statements for the three and six months ended July 31, 2010 on Form 10-Q on September 14, 2010 that reflect its judgment regarding substantial doubt as to the ability of the Company to continue as a going concern;

•

the Company intended to file updated financial statements for its fiscal year ended January 31, 2010 as an exhibit to its current report on Form 8-K dated October 20, 2010, including the report of the Company’s independent registered public accounting firm, in which the accountants have expressed substantial doubt as to the ability of the Company to continue as a going concern;

•

based on the Company’s financial projections and current cash position, and assuming no additional financing, if the Company were to meet all its existing payment obligations, including debt service, it would exhaust its existing cash and credit facility availability resources prior to the end of the fiscal year ending January 31, 2012;

•

the trading of the Common Stock on the NYSE was suspended as of October 8, 2010 which, if the suspension continues for 60 consecutive days, would result in a “fundamental change” under the indenture governing the 2006 Notes;

•

if the Common Stock is delisted from the NYSE and is not then quoted on another established automated over-the-counter trading market in the United States, it would result in a “fundamental change” under the indentures governing the Notes;

•

the occurrence of a “fundamental change” under either indenture governing the Notes would require the Company to offer to purchase all outstanding Notes subject to such indenture at 100% of their aggregate outstanding principal amount (plus any interest accrued thereon) within approximately 55 business days of the occurrence of the fundamental change;

•

the Company and its financial advisors, Macquarie Capital have solicited indications of interest in making a new capital investment in the Company from numerous strategic and financial investors (including the Company’s current creditors), the Company has not received or been informed of any bid, inquiry, proposal, offer or indication of interest (oral or in writing) in proceeding with an alternative transaction that would provide sufficient consideration to repay all outstanding principal of the Notes (and all accrued interest thereon) and the outstanding principal under the Company’s credit facility (and all accrued interest thereon), and result in any payments being made to the holders of the Common Stock; and

•

assuming that all of the outstanding Notes are tendered in the Exchange Offer, the consummation of the Exchange Offer will eliminate the risks of default on or exercise of the put rights in connection with the Notes or the occurrence of any fundamental change pursuant to the indentures governing the Notes.

2. Management and Macquarie Capital have pursued alternative financing and other transactions with potential strategic and financial investors, but have not received any meaningful indications of interest for a transaction that would adequately address our liquidity needs.

3. The Board of Directors’ familiarity with, and information provided by management as to, our business and current business strategy, and the nature of the market in which we operate.

4. The historical and current market prices for our Common Stock and the Notes.

5. The fact that certain of the Company’s customers and suppliers have expressed increasing concern about the Company’s liquidity needs and long term viability, which was beginning to have an adverse effect on the Company’s operating results.

6. The fact that the initial proposal submitted by certain creditors would have resulted in existing Common Stockholders retaining no equity interest in our company.

7. Based on the negotiations among us and the Supporting Noteholders, the Board of Directors’ understanding that the retention by the existing holders of our Common Stock of approximately 5% of the outstanding Common Stock after the recapitalization represents the maximum amount of Common Stock the holders of our Notes would agree to permit such holders to retain in connection with the Exchange Offer.

8. The opinion of Macquarie Capital to the Board of Directors, as of October 20, 2010 and based upon and subject to the matters set forth in such opinion, the terms of the Exchange Offer were fair from a financial point of view to the holders of our Common Stock.

9. The fact that the Support Agreement may be terminated by us at any time if our Board of Directors determines that such termination is in our best interests.

10. The significant Common Stock dilution that will occur as a result of the transactions contemplated by the Exchange Offer, and the fact that such transactions will result in the holders of our Convertible Senior Notes owning a majority of our Common Stock.

In view of the wide variety of factors considered in connection with its evaluation of the Exchange Offer and the complexity of these matters, the Board of Directors did not attempt to quantify, rank or otherwise assign relative weights to the factors considered in connection with its evaluation of the Restructuring and the transactions contemplated thereby. Furthermore, the Board of Directors did not undertake to make any specific determination as to whether any particular factor was essential to its decision to approve the terms of the Restructuring through a Exchange Offer. Instead, the Board of Directors conducted an overall analysis of the factors described above, which included a thorough discussion of all of the above-listed factors with its legal and financial advisors. The Board of Directors relied on the experience and expertise of our financial advisor for quantitative analysis of the financial terms of the Restructuring, as described under “Opinion of the Financial Advisor to the Board of Directors.” In considering the factors described above, individual directors may have given different weights to different factors or reached different conclusions as to whether a specific factor weighed in favor of or against approving the Restructuring.

Support Agreement

We entered into the Support Agreement, dated as of September 14, 2010, with the Supporting Noteholders, pursuant to which the Supporting Noteholders, who held approximately 56% in aggregate principal amount of outstanding Notes at the time the Support Agreement (and who hold approximately 70% as of November 22, 2010) was executed, have agreed to support the Restructuring. The summary of the Support Agreement is qualified in its entirety by reference to the Support Agreement, a copy of which is included as Exhibit L to this Prospectus.

Support of the Exchange Offer and Restructuring Plan

Subject to the terms and conditions of the Support Agreement, the Supporting Noteholders have each agreed to, among other things:

•

support and use its commercially reasonable best efforts to complete the proposed Restructuring pursuant to the Exchange Offer or the Prepackaged Plan, by, among other things, tendering all of its holdings of Notes into the Exchange Offer and voting all of its holdings of Notes in favor of the Prepackaged Plan;

•

not, in any material respect, object to, delay, impede or take any other action to interfere with the acceptance or implementation of the Restructuring or propose, file, support or vote for any alternative exchange offer, restructuring, workout or plan of reorganization for the Company;

•

unless the Company commences a Chapter 11 case, not accelerate or support the acceleration of, or direct the trustee to accelerate or support the acceleration of, the Notes under the terms of the indentures governing the Notes for any default or event of default that has occurred or may occur thereunder; and

•	unless the Company commences a Chapter 11 case, use its commercially reasonable efforts to waive any event of default under the indentures governing the Notes or rescind any acceleration of the Notes.

Treatment of Noteholders and Existing Stockholders

If the Company’s stockholders approve the Exchange Offer and the (1) Exchange Offer is consummated or (2) the Prepackaged Plan is confirmed:

•

holders of the Notes will receive a number of shares of Common Stock representing their pro rata allocation of approximately 95% of the Company’s outstanding Common Stock after giving effect to the Restructuring; and

•

the existing holders of the Company’s Common Stock will retain approximately 5% of the Company’s outstanding Common Stock pursuant to the Exchange Offer or will receive 5% of the New Common Stock after giving effect to the Restructuring.

If the Company’s stockholders do not approve the Exchange Offer, but the Prepackaged Plan is confirmed:

•

holders of the Notes will receive a number of shares of New Common Stock representing approximately 97.5% of the Company’s outstanding New Common Stock after giving effect to the Restructuring, which New Common Stock shall be subject to dilution due to any issuances made pursuant to the 2011 Management Incentive Plan and the Shareholder Warrants; and

•

the existing holders of the Company’s Common Stock will receive approximately 2.5% of the Company’s outstanding New Common Stock after giving effect to the Restructuring, which New Common Stock shall be subject to dilution due to any issuances made pursuant to the 2011 Management Incentive Plan and the Shareholder Warrants and receive the Shareholder Warrants.

Stockholder Approval and Minimum Threshold Participation. The Support Agreement provides that the consummation of the Exchange Offer will be conditioned upon, among other things, a majority of outstanding shares of Common Stock voting in favor of the terms of the Exchange Offer and the Charter Amendment, and holders of at least 95% in aggregate principal amount of Notes tendering their Notes into the Exchange Offer. The 95% minimum threshold condition is waivable only with the consent of the Requisite Holders. The Support Agreement requires that the Company, among other things, commence the Exchange Offer and use its commercially reasonable efforts to pursue and obtain the approval of stockholders of the Company for the Exchange Offer.

Supporting Noteholders Representations. Each of the Supporting Noteholders represented under the Support Agreement that it is an “accredited investor” (as defined in Rule 501(a) of Regulation D promulgated under the Securities Act) and/or it is a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act).

Investors’ Rights Agreement. Pursuant to the terms of the Support Agreement, in the event the Exchange Offer is consummated, the Supporting Noteholders intend to enter into an investors’ rights agreement that will include customary registration rights. See “The Restructuring—Description of Investors’ Rights Agreement.”

Stockholders’ Agreement. Pursuant to the terms of the Support Agreement, in the event the Restructuring is implemented pursuant to the Prepackaged Plan, the holders of the Company’s outstanding Common Stock after the Restructuring will be deemed to be a party to a stockholders’ agreement that will include customary rights regarding governance, transfers, preemption, tag along and drag along rights, threshold voting requirements, registration rights and access to information. See “The Restructuring—Description of Stockholders’ Agreement.”

2011 Management Incentive Plan. Pursuant to the terms of the Support Agreement, upon the consummation of the Restructuring, the Company will reserve up to 10% of the outstanding shares of the Company issuable upon exercise of options granted under a new stock incentive plan adopted by the Board of Directors of the Company. See “The Restructuring—Description of 2011 Management Incentive Plan.”

Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws. Pursuant to the terms of the Support Agreement, in the event the Restructuring is implemented pursuant to the Prepackaged Plan, an Amended and Restated Certificate of Incorporation will be adopted and approved by the Board of Directors. Such Amended and Restated Certificate of Incorporation will authorize shares of New Common Stock and authorize the issuance of undesignated preferred stock, commonly known as “blank-check preferred stock,” the terms of which may be established by the Board of Directors at any time without stockholder approval. The terms of the blank-check preferred stock, once determined, would be set forth in a certificate of designations to be filed with the Secretary of State of the State of Delaware. The authorization allows the Board of Directors to create and issue stock senior to the New Common Stock, with different voting rights or preferences without a vote of the stockholders of the Company. The Amended and Restated Certificate of Incorporation will provide for indemnification of its directors and officers to the fullest extent permitted by the Delaware General Corporation

Law. The Amended and Restated Certificate of Incorporation expressly elects that the Company not be governed by Section 203 of the Delaware General Corporation Law, as permitted by Section 203(b) of the Delaware General Corporation Law. For a complete description, you should refer to the Amended and Restated Certificate of Incorporation, the form of which is attached hereto as Appendix I. In addition, in the event the Restructuring is implemented pursuant to the Prepackaged Plan, the Board of Directors will adopt and approve Amended and Restated By-laws of the Company, the form of which is attached hereto as Appendix J.

Termination of Support Agreement

Unless the Restructuring has been consummated, the Support Agreement may be terminated by the Supporting Noteholders upon the occurrence of certain events, including but not limited to:

•	the Company’s failure to consummate the Exchange Offer and/or the Prepackaged Plan on or prior to February 28, 2011;

•	the Company’s failure to file the Prepackaged Plan in the event less than 95% in aggregate principal amount of Notes are tendered in the Exchange Offer;

•

receipt of written notice from the Supporting Noteholders of their intent to terminate the Support Agreement upon the occurrence of specified events that constitute a material adverse change and the Company’s failure to cure within an allowable grace period; and

•

a material alteration by the Company of the terms of the Restructuring that was not permitted under the terms of the Support Agreement and the Company’s failure to cure such alteration within an allowable grace period.

Unless the Restructuring has been consummated, the Support Agreement may be terminated by the Company upon the occurrence of certain events, including:

•

a breach by a Supporting Noteholder of any of the representations, warranties or covenants set forth in the Support Agreement that would have a material adverse impact on the Company or the consummation of the Restructuring that remains uncured for an allowable grace period;

•	the issuance by any governmental authority or any ruling or order enjoining the consummation of a material portion of the Restructuring; and

•	upon a determination by the Board of Directors that such termination is in the best interests of the Company pursuant to the exercise of its fiduciary duties.

In the event the Support Agreement is terminated, the Supporting Noteholders shall no longer be required to tender their Notes or vote for the Prepackaged Plan.

Description of Shareholder Warrants

The following description summarizes the most important terms of the Shareholder Warrants. Because it is only a summary, it does not contain all the information that may be important to you. For a complete description, you should refer to the Warrant Agreement, a form of which is attached hereto as Exhibit F.

Warrants Issued

In the event that the Shareholder Exchange Consent has not been obtained, and the Prepackaged Plan is confirmed, we will issue the Shareholder Warrants to our current stockholders to purchase in the aggregate a total of 5.0% of the New Common Stock of the Reorganized Company on a fully diluted basis, not including shares issuable upon exercise of the 2011 Management Incentive Plan.

Underlying Security

Each Shareholder Warrant will entitle the holder thereof to acquire its pro rata share of the 5.0% of the New Common Stock, as described above. We will file a registration statement on an appropriate form as necessary to issue shares of New Common Stock issuable on the exercise of each Shareholder Warrant.

Exercise Period and Aggregate Price

The Shareholder Warrants will be exercisable for a period of three years following the Effective Date at an aggregate strike price calculated based on a total enterprise value of $250.0 million.

Payment of Exercise Price

As described more fully in the Warrant, payment of the Exercise Price may be made in cash or on a cashless basis.

Transfer Restrictions

The Shareholder Warrants and the New Common Stock issuable upon exercise of the Shareholder Warrants shall be subject to the transfer restrictions and other provisions contained in the Stockholders’ Agreement.

Adjustments

The number of shares of New Common Stock issuable upon exercise of the Shareholder Warrants and/or the exercise price of the Shareholder Warrants shall be subject to adjustment for stock splits, combinations, dividends, distributions and other similar transactions.

Amendments; Waivers

Amendments and waivers under the Shareholder Warrants will require the written consent of a majority of the shares issuable upon exercise of all Shareholder Warrants. Any amendment or waiver under the Shareholder Warrants shall apply equally to all Shareholder Warrants. Any amendment or waiver that treats any holder or group of holders differently from the holders generally shall require the written consent of such holder or group of holders.

Description of Stockholders’ Agreement

The following description summarizes the most important terms of the Stockholders’ Agreement, which will be adopted by the Company and entered into by all holders of New Common Stock if the Restructuring is consummated pursuant to confirmation of the Prepackaged Plan. Because it is only a summary, it does not contain all the information that may be important to you. For a complete description, you should refer to the Stockholders’ Agreement, a form of which is attached hereto as Exhibit G.

Governance

The Stockholders’ Agreement provides that, upon consummation of the Prepackaged Plan, (i) eight of the nine members of our current Board of Directors will resign; (ii) the Board of Directors will be reconstituted such that it will be comprised of seven directors; (iii) the reconstituted Board of Directors initially will be comprised of (A) our CEO, (B) the member of our current Board of Directors that does not resign, and (C) five directors (one of whom will be the non-executive chairman of the board) to be selected by the Requisite Holders. The initial Board of Directors following the consummation of the Prepackaged Plan will serve until the first annual meeting of the stockholders of the Company following the reorganization. Thereafter, the Board of Directors shall then be elected and removed in accordance with the Company’s normal corporate governance procedures as set forth in the Company’s certificate of incorporation and by-laws.

Preemptive Rights

The Stockholders’ Agreement prohibits the Company from issuing any type of equity securities of the Company without first notifying any Supporting Noteholder and person that holds more than 10% of the New Common Stock of such issuance and providing such person with the right to acquire an amount of the offered equity securities of the Company such that the person’s ownership of the Company after the issuance shall represent the same ownership percentage as immediately prior to the issuance.

Limitation on Transfers and Tag Along and Drag Along Rights

The Stockholders’ Agreement prohibits any person that holds New Common Stock from transferring New Common Stock in a manner that (i) violates federal or state securities laws or (ii) does not comply with the provisions of the Stockholders’ Agreement that govern transfers, tag-along and drag-along rights or the procedures for registering shares pursuant to an effective registration statement under the Securities Act.

The Stockholders’ Agreement provides that, in the event one or more holders of New Common Stock, acting in concert (in such capacity, a “Transferring Stockholder”), intend to transfer 15% or more of the outstanding New Common Stock of the Company to a proposed transferee (the “Transferee”), each other holder of New Common Stock (in such capacity, a “Tagging Stockholder”) shall have the right to request that the Transferee purchase that number of shares of New Common Stock requested to be included by such Tagging Stockholder; provided that if the Transferee is unwilling to purchase all of the New Common Stock that the Tagging Stockholders have requested to be acquired by the Transferee, then each Tagging Stockholder shall have the right to sell or otherwise transfer to the Transferee a number of such Tagging Stockholder’s shares of New Common Stock equal to the product of (x) the number of shares of New Common Stock beneficially owned by such Tagging Stockholder multiplied by (y) the percentage of the number of shares of New Common Stock that the Transferring Stockholder is proposing to sell relative to the total number of shares of New Common Stock held by such Transferring Stockholder. In the event that the Transferee is unwilling to purchase the amount of New Common Stock set forth in the proviso of the immediately preceding sentence, the number of shares of New Common Stock proposed to be sold by the Transferring Stockholder and the Tagging Stockholders shall then be ratably reduced such that the total number of shares of New Common Stock to be acquired by the Transferee shall equal the number of shares of New Common Stock that would have initially been sold by the Transferring Stockholder if there had not been any Tagging Stockholders.

The Stockholders’ Agreement provides that, in the event one or more holders of New Common Stock, acting in concert (in such capacity, the “Selling Stockholders”), intend to transfer a majority of the outstanding New Common Stock of the Company to a proposed transferee (the “Acquiror”), each other holder of New Common Stock shall, if so requested by the Selling Stockholders, sell its shares of New Common Stock to the Acquiror at the same price per share and upon the same terms and conditions so accepted by the Selling Stockholders.

Registration Rights

The Stockholders’ Agreement provides any person or persons, who, collectively with their affiliates, hold more than 15% of the New Common Stock with the right to require the Company to (i) file one “shelf” registration statement pursuant to Rule 415 promulgated under the Securities Act, and (ii) file up to three registration statements; provided, however, that the Company shall not be required to effect more than a total of an aggregate of three registrations (excluding the “shelf” registration) during the term of the Stockholders’

Agreement. In addition to the aforementioned registration rights, the Stockholders’ Agreement provides any holder of New Common Stock with standard piggyback rights in the event that the Company registers Common Stock pursuant to an effective registration statement.

Information Rights

The Stockholders’ Agreement requires the Company to provide to any Supporting Noteholder that so requests, provided that such Supporting Noteholder must execute a non-disclosure agreement, with (i) unaudited financial statements within 30 days following the end of each month; (ii) a budget (containing monthly breakdowns of income and cash flow and narrative explanations for each) for each fiscal year at least 60 days prior to the beginning of each fiscal year; or (iii) any other non-public information, financial or otherwise, as reasonably requested by such holder.

Description of Investors’ Rights Agreement

The following description summarizes the most important terms of the Investors’ Rights Agreement, which will be adopted by the Company and entered into by the holders of the Notes who are party to the Support Agreement, if the Restructuring is consummated pursuant to the consummation of the Exchange Offer. Because it is only a summary, it does not contain all the information that may be important to you. For a complete description, you should refer to the Investors’ Rights Agreement, a form of which is attached hereto as Exhibit E.

Registration Rights

The Investors’ Rights Agreement provides the holders of the Notes who are party to the Support Agreement that hold more than 15% of the Common Stock after the Exchange Offer with the right to require the Company to (i) file one “shelf” registration statement pursuant to Rule 415 promulgated under the Securities Act, and (ii) file up to three registration statements; provided, however, that the Company shall not be required to effect more than a total of an aggregate of three registrations (excluding the “shelf” registration) during the term of the Investors’ Rights Agreement. In addition to the aforementioned registration rights, the Investors’ Rights Agreement provides each holder of the Notes who is party to the Support Agreement with standard piggyback rights in the event that the Company registers Common Stock pursuant to an effective registration statement.

Description of 2011 Management Incentive Plan

The following description summarizes the most important terms of the 2011 Management Incentive Plan, which will be adopted by the Company following consummation of the Restructuring. Because it is only a summary, it does not contain all the information that may be important to you. For a complete description, you should refer to the 2011 Management Incentive Plan, a form of which is attached hereto as Exhibit J.

Our Board or a committee appointed thereby (the “Committee”) will administer the 2011 Management Incentive Plan and will be authorized to, among other things, designate participants, grant options, determine the terms and conditions relating to options, prescribe option agreements, interpret the 2011 Management Incentive Plan, and make all other determinations that it deems necessary or advisable for the administration of the 2011 Management Incentive Plan.

The 2011 Management Incentive Plan provides for the grant of both incentive stock options, within the meaning of Section 422(b) of the Internal Revenue Code of 1986, as amended, or the Internal Revenue Code, and non-qualified stock options. Options will expire no later than the tenth anniversary of the applicable grant date, except that, to the extent that incentive stock options are granted to a ten percent stockholder, such options will expire after five years from the grant date. Unless otherwise provided by the Committee, options will be subject to vesting based on continued employment or service, as applicable, with twenty percent of the options granted vesting on the first anniversary of the date of grant, and an additional 1 2/3 % of the options granted vesting on each monthly anniversary of the date of grant occurring thereafter; provided, however, that upon certain qualifying terminations of a holder’s employment following the occurrence of a change in control (as defined in the 2011 Management Incentive Plan), such holder’s unvested options shall immediately vest as of the date of such termination.

The 2011 Management Incentive Plan reserves 10% of the shares of our common stock for issuance on a fully diluted basis, subject to adjustment in the event of any stock dividends, stock splits, reverse stock splits, recapitalizations, reorganizations, mergers, consolidations, combinations, exchanges, or other similar changes in the outstanding common stock or capital structure of the Company. For purposes of determining the remaining shares of common stock available for grant under the 2011 Management Incentive Plan, to the extent that an option expires or is cancelled, forfeited, settled in cash, or otherwise terminated without a delivery to the participant of the full number of shares to which the option related, the undelivered shares will again be available for grant. Similarly, shares withheld in payment of the exercise price or taxes relating to an option and shares equal to the number surrendered in payment of any exercise price or taxes relating to an option shall be deemed to constitute shares not delivered to the participant and shall be deemed to again be available for grant under the 2011 Management Incentive Plan.

The Board of Directors will have the ability to amend the 2011 Management Incentive Plan or any options granted thereunder at any time, provided that no amendment will be made that impairs the rights of the holder of any option without such holder’s consent. The Board of Directors may also suspend or terminate the 2011 Management Incentive Plan at any time, and, unless sooner terminated, the 2011 Management Incentive Plan will terminate on tenth anniversary of the date of its adoption by the Board of Directors.

Termination of Rights Agreement

We have decided to terminate our Rights Agreement dated as of February 22, 2000, between us and Mellon Investor Services, LLC (formerly ChaseMellon Shareholder Services, L.L.C.), as rights agent (as amended) effective upon the consummation of the Exchange Offer.

ACCOUNTING TREATMENT OF THE RESTRUCTURING

Accounting Treatment of the Exchange Offer

The exchange of the Notes for the Common Stock pursuant to the Exchange Offer will be accounted for as a troubled debt restructuring pursuant to the Financial Accounting Standard Board (“FASB”) Accounting Standards Codification (“ASC”) standard 470-60. The Company’s outstanding Notes will be exchanged for up to 503,078,979 shares of the Common Stock and will be removed from the Company’s consolidated balance sheet (assuming 100% participation in the Exchange Offer or confirmation of the Prepackaged Plan). The carrying value of the Notes represents the face value of the Notes adjusted for unamortized original issue discounts and unamortized debt issuance. In accordance with ASC 470-60, the Company will record a loss on the exchange of the Notes as the difference between the carrying value of these debt securities, including accrued interest, and the fair market value of the Common Stock issued as of the date of the consummation of the Exchange Offer.

Accounting Treatment of the Prepackaged Plan

In the event that the Company is unable to obtain the required shareholder and Noteholder approvals for the Exchange Offer, the Company will apply accounting standards for reorganizations under ASC 852. If certain criteria are met, the Company may qualify to use fresh start accounting in accordance with ASC 852-10.

UNAUDITED PRO FORMA FINANCIAL INFORMATION

The following pro forma consolidated financial information for the year ended January 31, 2010 and as of and for the six months ended July 31, 2010 has been derived by the application of pro forma adjustments to our historical consolidated financial statements included in this Prospectus. The pro forma consolidated financial information is presented for illustrative purposes only and is not necessarily indicative of the financial position or results of operations that would have actually been reported had the Exchange Offer, or the Prepackaged Plan, been consummated at the beginning of the periods presented, nor is it indicative of our future financial position or results of operations. In the event the Exchange Offer is not consummated, and rather, a Prepackaged Plan is consummated, the pro forma adjustments included in the unaudited pro forma financial information are identical, except as noted in the Notes to the Unaudited Pro Forma Balance Sheet with respect to equity. The historical consolidated financial information includes certain reclassifications to conform to our current presentation.

The pro forma consolidated balance sheet as of July 31, 2010 gives effect to the Restructuring (and the payment of related fees and expenses) as if such had occurred on the date of the consolidated balance sheet.

The pro forma consolidated statements of operations for the fiscal year ended January 31, 2010, and the six months ended July 31, 2010, give effect to the Restructuring (and the payment of related fees and expenses) as if such had occurred on February 1, 2009 and excludes the effects of non-recurring adjustments relating to the Restructuring.

We have prepared the pro forma consolidated financial information assuming that the Restructuring will occur, either by means of the Exchange Offer or the Prepackaged Plan, as explained further below in the Notes to the Unaudited Pro Forma Financial Information.

The pro forma consolidated financial information does not purport to represent what our interim consolidated financial position or results of operations would have actually been had the Exchange Offer or Prepackaged Plan in fact been completed on that date, or to project our results of operations for any future period. The pro forma consolidated financial information is unaudited and based on assumptions that we believe are reasonable and should be read in conjunction with the section entitled “Capitalization” above, and our consolidated financial statements and related notes included in this Prospectus. The pro forma consolidated financial information assumes that 100% of our Notes are exchanged for shares of Common Stock.

UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

AS OF JULY 31, 2010

(IN THOUSANDS)

	Historical	Pro Forma Adjustments		Pro Forma
ASSETS
Current assets:
Cash and cash equivalents	$3,650	$—		$3,650
Restricted cash	49	—		49
Accounts receivable, net	55,003	—		55,003
Inventories	71,143	—		71,143
Prepaid taxes	524	—		524
Deferred taxes	51	—		51
Other current assets	1,599	—		1,599
Assets held for sale	500	—		500

Total current assets	132,519	—		132,519

Property, plant and equipment, net	90,402	—		90,402
Deferred income taxes	225	—		225
Intangible and other assets, net	16,257	(1,157	)(1)	15,100

TOTAL ASSETS	$239,403	$(1,157)		$238,246

LIABILITIES AND EQUITY
Current liabilities:
Current portion of long-term debt	$644	$—		$644
Accounts payable	32,250	4,800	(2)	37,050
Accrued liabilities	13,101	(1,580	)(1)	11,521
Other current liabilities	6,460	—		6,460

Total current liabilities	52,455	3,220		55,675

Long-term debt	158,602	(116,343	)(1)	42,259
Other liabilities	40,012	—		40,012

Total liabilities	251,069	(113,123)		137,946

Equity:
Common stock	294	5,067	(1)	5,361
Additional paid-in capital	97,488	116,533	(1)
		(4,500	)(2)	209,521
Treasury stock	(40,071)	—	(3)	(40,071)
Accumulated other comprehensive loss	(42,027)	—		(42,027)
Accumulated deficit	(38,618)	(4,834	)(1)
		(300	)(2)	(43,752)

Total stockholders' equity attributable to C&D Technologies, Inc.	(22,934)	111,966		89,032
Noncontrolling interest	11,268	—		11,268

Total equity	(11,666)	111,966		100,300

TOTAL LIABILITIES AND EQUITY	$239,403	$(1,157)		$238,246

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

AS OF JULY 31, 2010

(IN THOUSANDS)

(1)	The pro forma adjustments related to the exchange of the Company’s Notes for Common Stock assume 100% of the Notes are exchanged, Stockholders vote in favor of the Restructuring and the fair market value of the Common Stock is $0.24 per share. The pro forma loss on the exchange of the Notes is calculated as the difference between the carrying value of these Notes, including accrued interest, net of unamortized issuance costs and debt discount, and the estimated fair market value of the Common Stock issued as of the date of the consummation of the Exchange Offer. The reconciliation of the loss on the exchange of the Notes is as follows:

Adjustment to assets:
Elimination of unamortized debt issuance costs	$(1,157)

Adjustments to liabilities:
Elimination of accrued interest	1,580
Elimination of 2005 Notes	75,000
Elimination of 2006 Notes	52,000
Elimination of unamortized debt discount on 2005 Notes	(10,657)

Adjustments to equity:
Increase to common stock	(5,067)
Increase to additional paid-in-capital	(116,533)

Loss on exchange of Notes	$(4,834)

If the Restructuring is completed through the Prepackaged Plan, unvested stock options and equity awards with a remaining expense of approximately $1,262 would be cancelled resulting in an increase to additional paid-in-capital and an increase in accumulated deficit of that amount.

Further, in the event that shareholders do not vote in favor of the restructuring and, therefore, receive 2.5% of the Common Stock, additional adjustments to equity to reflect the reduced ownership percentage retained and the estimated value of issuing warrants would be as follows:

Adjustments to equity:
Common stock	(10,400)
Warrants (included with additional paid-in-capital)	(529)
Additional paid-in-capital	(114,400)

Loss on exchange of Notes	$(8,563)

(2)	Estimated transaction costs related to the restructuring support agreement are $4,800, of which $4,500 are treated as direct costs of issuance of the additional shares thereby reducing additional paid in capital. The remaining $300 relates to other expenses that will be expensed as incurred.

If the Restructuring is completed through the Prepackaged Plan, estimated transactions costs are $5,000, of which $4,500 are treated as direct costs as above. The remaining $500 relates to other expenses that will be expensed as incurred.

(3)	Treasury stock is assumed to be cancelled under a Prepackaged Plan.

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED JANUARY 31, 2010

(IN THOUSANDS)

	Historical	Pro Forma Adjustments		Pro Forma
NET SALES	$335,709	$—		$335,709
COST OF SALES	298,175	—		298,175

GROSS PROFIT	37,534	—		37,534

OPERATING EXPENSES:
Selling, general and administrative expenses	41,045	—		41,045
Research and development expenses	7,555	—		7,555
Gain on sale of Shanghai, China plant	—	—		—

OPERATIONS	(11,066)	—		(11,066)

Interest expense, net	12,207	(11,071	)(1)	1,136
Other (income) expense, net	284	—		284

INCOME TAXES	(23,557)	11,071		(12,486)
Provision for income taxes from continuing operations	2,223			2,223

NET LOSS FROM CONTINUING OPERATIONS	(25,780)	11,071		(14,709)
NET OF TAX	—	—		—

NET LOSS	(25,780)	11,071		(14,709)
Net (loss) income attributable to noncontrolling interests	(242)	—		(242)

NET LOSS ATTRIBUTABLE TO C&D TECHNOLOGIES, INC.	$(25,538)	$11,071		$(14,467)

Loss per share:

Basic and diluted:	$(0.97)			$(0.03)

Weighted average common shares outstanding—basic	26,299,208			532,969,208 (2)

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED JANUARY 31, 2010

(IN THOUSANDS)

(1)	Elimination of interest expense related to the Notes, including amortization of debt discount and debt issuance costs.
(2)	The weighted average number of shares outstanding during the period has been adjusted to give effect to the shares issued as if the Exchange Offer had occurred on February 1, 2009.

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS FOR THE SIX MONTHS ENDED JULY 31, 2010 (IN THOUSANDS)

	Historical	Pro Forma Adjustments		Pro Forma
NET SALES	$168,538	$—		$168,538
COST OF SALES	147,527	—		147,527

GROSS PROFIT	21,011	—		21,011

OPERATING EXPENSES:
Selling, general and administrative expenses	18,431	—		18,431
Research and development expenses	3,377	—		3,377
Goodwill impairment	59,978	—		59,978

OPERATING LOSS	(60,775)	—		(60,775)

Interest expense, net	7,547	(5,701	)(1)	1,846
Other expense (income), net	1,410	—		1,410

LOSS BEFORE INCOME TAXES	(69,732)	5,701		(64,031)
Income tax provision	(13,400)	—		(13,400)

NET LOSS	(56,332)	5,701		(50,631)
Net loss attributable to noncontrolling interests	(48)	—		(48)

NET LOSS ATTRIBUTABLE TO C&D TECHNOLOGIES, INC.	$(56,284)	$5,701		$(50,583)

Loss per share:
Basic and Diluted:	$(2.13)	$—		$(0.09)

Weighted average common shares outstanding	26,376,298			533,046,298 (2)

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS FOR THE SIX MONTHS ENDED JULY 31, 2010 (IN THOUSANDS)

(1)	Elimination of interest expense related to the Notes including amortization of debt discount and debt issuance costs.
(2)	The weighted average number of shares outstanding during the period has been adjusted to give effect to the shares issued as if the Exchange Offer had occurred on February 1, 2009.

THE EXCHANGE OFFER

Purpose of the Exchange Offer

The Exchange Offer is a transaction by which the Restructuring can be consummated without the Company having to file for bankruptcy protection. Under the Exchange Offer, the Company is proposing to effect the exchange of at least 95% of the aggregate principal amount of Notes for up to 95% of its outstanding Common Stock.

The Company does not make, and none of the exchange agent, the information agent, the Company’s financial advisors, dealer manager, the Company’s legal advisors or any of the Company’s or their respective affiliates makes, any recommendation as to whether or not Noteholders should exchange Notes for Common Stock in the Exchange Offer.

Terms of the Exchange Offer

The Company is offering, through two separate exchange offers, to exchange all Notes for shares of Common Stock in accordance with the terms and subject to the conditions set forth in this Prospectus and in the Letter of Transmittal. You may tender your Notes for exchange by following the procedures described under the heading “—Procedures for Tendering Notes” below.

Noteholders who tender their 2005 Notes, including all accrued and unpaid interest thereon through the consummation of the Exchange Offer, will receive up to approximately 56.1% of the shares of Common Stock in the Company and Noteholders who tender their 2006 Notes, including all accrued and unpaid interest thereon through the consummation of the Exchange Offer, will receive a pro rata share of up to approximately 38.9% of the shares of Common Stock in the Company, with the percentage of the Common Stock to be issued to the holders of the 2005 Notes and the 2006 Notes (collectively, the “Noteholders”) to be ratably reduced in the event that less than 100% of the outstanding 2005 Notes or 2006 Notes, respectively, are tendered and accepted in the Exchange Offer.

Conditions to the Completion of the Exchange Offer

The Exchange Offer is subject to the satisfaction of certain conditions, including:

•

the achievement of the minimum tender condition, which requires that at least 95% of the aggregate principal amount of outstanding Notes be validly tendered and not validly withdrawn in the Exchange Offer. This condition will be waivable only with the consent of the Requisite Holders;

•	the Company’s current Board of Directors must have expressly approved all aspects of the Exchange Offer, including the Charter Amendment which consent was obtained on October 18, 2010;

•

the Company’s lenders under the Existing Credit Facility must consent to the Exchange Offer. We intend to enter into an amendment to our Existing Credit Facility that permits the Exchange Offer and the Prepackaged Plan subject to the satisfaction of certain conditions; and

•	the Company’s stockholders must have approved the Exchange Offer and the Charter Amendment.

The foregoing conditions are for the Company’s sole benefit and the failure of any such condition to be satisfied may be asserted by the Company regardless of the circumstances giving rise to any such failure. The failure of any of the foregoing conditions other than those conditions dependent upon the receipt of necessary government approvals, may be waived by the Company, in whole or in part, at any time and from time to time at or prior to the Expiration Date, at the Company’s sole discretion. However, in the event the Company waives the minimum tender condition, which requires that at least 95% of the aggregate principal amount of outstanding

Notes be validly tendered and not validly withdrawn in the Exchange Offer, without the consent of the Requisite Holders, the Supporting Noteholders can elect to terminate the Support Agreement.

If the Charter Amendment is approved by the Company’s stockholders, the Company will increase the number of authorized but unissued shares of Common Stock in order to effect the Exchange Offer and to have additional shares available to meet the Company’s future business needs as they arise. Without the increase in authorized shares, the Company will not have a sufficient number of authorized but unissued shares to complete the Exchange Offer. The consummation of our Exchange Offer will require the issuance of up to 503,078,979 shares of our Common Stock in the Exchange Offer.

Certain Matters Relating to Non-U.S. Jurisdictions

This Prospectus will not, subject to limited exceptions, be distributed outside the United States and is not an offer to sell or exchange and it is not a solicitation of an offer to buy securities in any jurisdiction in which such offer, sale or exchange is not permitted. Countries outside the United States generally have their own legal requirements that govern securities offerings made into those countries and often impose stringent requirements about the form and content of offers made to the general public. The Company has not taken any action in any jurisdiction to facilitate a public offer of securities outside the United States or to facilitate the distribution of this Prospectus outside of the United States. This Prospectus does not constitute an invitation to participate in the Exchange Offer in any jurisdiction in which it is unlawful to make such invitation under applicable securities laws. The distribution of this Prospectus in certain jurisdictions may be restricted by law. Persons into whose possession this Prospectus comes are required by the Company to inform themselves about, and to observe, any such restrictions. No action has been or will be taken in any jurisdiction other than the United States by the Company in relation to the Exchange Offer described herein that would permit a public offering of securities. Non-U.S. Holders should consult their advisors in considering whether they may participate in the Exchange Offer in accordance with the laws of their home countries and, if they do participate, whether there are any restrictions or limitations on transactions in the Notes that may apply in their home countries. The Company cannot provide any assurance or advice about whether such limitations may exist.

Expiration Date

The Expiration Date for the Exchange Offer is 11:59 p.m., prevailing Eastern Time, on December 13, 2010, unless the Company extends this Expiration Date, which the Company may do for any reason, subject to the Company’s obligations under the Support Agreement. The Company may not extend the Expiration Date beyond January 15, 2011 without an amendment to or waiver of the Support Agreement.

Extensions; Amendments; Termination

Subject to applicable laws and the Company’s obligations under the Support Agreement and the Company’s Existing Credit Facility, the Company expressly reserves the right, in the Company’s sole discretion, for any reason, to:

•

delay the acceptance of the Notes tendered for exchange, for example, in order to allow for the rectification of any irregularity or defect in the tender of the Notes, provided that in any event the Company will promptly issue the shares of Common Stock in this Exchange Offer or return tendered Notes after expiration or withdrawal of this Exchange Offer;

•

extend the time period during which the Exchange Offer is open by giving notice of an extension to the holders of Notes in the manner described below during which extension all Notes previously tendered and not withdrawn will remain subject to the Exchange Offer;

•	waive (to the extent waivable by us) or amend any of the other terms or conditions of the Exchange Offer; and/or

•	terminate the Exchange Offer, as described under “—Conditions to the Completion of the Exchange Offer” above.

If the Company considers an amendment to this Exchange Offer to be material, or if the Company waives a material condition of this Exchange Offer, the Company will promptly disclose the amendment or waiver by issuance of a press release or other public announcement and, at our election, we may also issue a supplement, pre- or post-effective amendment, as appropriate, to this Prospectus, and extend this Exchange Offer to the extent required by applicable law.

If:

•	the Company increases or decreases the price to be paid for Notes or decrease the percentage of Notes being sought in this Exchange Offer; and

•

this Exchange Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that the notice of an increase or decrease is first published, sent or given to holders of Notes in the manner described below, this Exchange Offer will be extended until the expiration of such ten business day period. Rules and certain related releases and interpretations of the SEC provide further that the minimum period during which this Exchange Offer must remain open following material changes in the terms of this Exchange Offer or information concerning this Exchange Offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of the terms or information.

The Company will promptly give notice of any extension, amendment, non-acceptance or termination of this Exchange Offer to holders of Notes. In the case of any extension, the Company will issue a press release or other public announcement no later than 9:00 a.m., prevailing Eastern Time, on the next business day after the Expiration Date. In the case of an amendment to any of the terms or conditions of this Exchange Offer, the Company will issue a press release or other public announcement.

Market and Trading Information

The Notes are not listed on any exchange in the United States or elsewhere. Holders of the Notes are urged to contact their brokers or other advisors to obtain the best available information as to current market prices for the Notes before deciding whether to tender such Notes pursuant to the Exchange Offer.

Procedures for Tendering Notes

Your tender of Notes to the Company and its acceptance of your tender will constitute a binding agreement between you and the Company upon the terms and subject to the conditions set forth in this Prospectus and in the Letter of Transmittal.

What to Submit and How

The Notes are in book-entry form only. Therefore, if you, as a holder of Notes, wish to tender your Notes for exchange in the Exchange Offer, you must tender your Notes pursuant to the procedures described herein prior to the Expiration Date. Notes tendered in accordance with the book-entry procedures described under “—Book—Entry Transfer” below will be tendered pursuant to an agent’s message, which means a message, transmitted through DTC’s Automated Tender Offers Program, referred to as “ATOP,” by DTC to, and received by, the exchange agent and forming a part of a book-entry confirmation, that states that DTC has received an express acknowledgement that the tendering holder has received, agrees to be bound by, and makes each of the representations and warranties contained in, the Letter of Transmittal and that the Company may enforce the Letter of Transmittal against such holder.

In addition, prior to the Expiration Date, a timely book-entry confirmation, which means a confirmation of a book-entry transfer of Notes into the exchange agent’s account at DTC using the procedure for book-entry transfer described under “—Book-Entry Transfer,” along with an agent’s message or a Letter of Transmittal, must be received by the exchange agent.

The method of delivery of Notes, Letters of Transmittal and all other required documentation, including delivery of Notes through DTC and transmission of an agent’s messages through DTC’s ATOP, is at your election and risk. Delivery will be deemed made when actually received by the exchange agent. Delivery of documents or electronic instructions to DTC in accordance with its procedures does not constitute delivery to the exchange agent. Sufficient time should be allowed to assure timely delivery to the exchange agent. Holders tendering Notes or transmitting agent’s messages through DTC’s ATOP must allow sufficient time for completion of the ATOP procedures during DTC’s normal business hours. No Notes, agent’s messages, Letters of Transmittal or any other required documentation should be sent to the Company.

How to Sign Your Letter of Transmittal and Other Documents

Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless the Notes being surrendered for exchange are tendered:

•	by a registered holder of the Notes or by a participant in DTC whose name is shown on a security position listing as the owner of the Notes; or

•	for the account of an eligible institution.

If signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, the guarantees must be by any of the following eligible institutions:

•	a firm which is a member of a registered national securities exchange or a member of the Financial Industry Regulatory Authority, Inc.;

•	a commercial bank or trust company having an office or correspondent in the United States; or

•	another eligible institution within the meaning of Rule 17Ad-15 under the Securities Exchange Act of 1934 (the “Exchange Act”).

If the Letter of Transmittal is signed by a person or persons other than the registered holder or holders of Notes, the Notes must be endorsed or accompanied by appropriate powers of attorney, in either case, signed exactly as the names of the registered holder or holder appear on the Notes and with the signatures guaranteed.

If the Letter of Transmittal or any Notes or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers or corporations or others acting in a fiduciary or representative capacity, the person should so indicate when signing and, unless waived by the Company, proper evidence satisfactory to the Company of such person’s authority to so act must be submitted.

Certain Other Procedural Matters

Any Notes not accepted for exchange for any reason will be returned promptly, without expense to the tendering holder, to the tendering Noteholder after the expiration or termination of the Exchange Offer. See “—Acceptance of Notes for Exchange and Delivery of Common Stock” below.

If, for any reason whatsoever, acceptance for exchange of any Notes validly tendered and not withdrawn pursuant to this Exchange Offer is delayed (whether before or after the Company’s acceptance for exchange of the Notes) or the Company extends this Exchange Offer or are unable to accept for exchange the Notes validly tendered and not withdrawn pursuant to this Exchange Offer, then, without prejudice to the Company’s rights set forth herein, the Company may instruct the exchange agent to retain validly tendered Notes and those Notes may not be withdrawn, subject to the limited circumstances described in “—Withdrawal of Tenders” below.

The Company will have accepted the validity of tendered Notes if and when the Company gives written notice of such acceptance to the exchange agent. If the Company does not accept any tendered Notes for exchange because it was an invalid tender or for any other reason, the Company will notify the exchange agent and instruct the exchange agent to credit the account maintained at DTC from which the tendered Notes were delivered promptly. See “—Return of Notes Not Accepted for Exchange” below.

Please note that delivery of documents or electronic instructions to DTC in accordance with its procedures does not constitute delivery to the exchange agent, and the Company will not be able to accept your tender of Notes until the exchange agent receives the information and documentation described under “—Acceptance of Notes for Exchange and Delivery of Common Stock” below.

Book-Entry Transfer

The exchange agent will make a request to establish an account with respect to the Notes at DTC for purposes of the Exchange Offer promptly after the date of this Prospectus. Any financial institution that is a participant in DTC’s systems may make book-entry delivery of Notes by causing DTC to transfer such Notes into the exchange agent’s account at DTC in accordance with ATOP procedures for transfer. However, the exchange for the Notes so tendered will be made only after (1) book-entry confirmation of delivery of such Notes and (2) timely receipt by the exchange agent of an agent’s message and all other documents required by the Letter of Transmittal.

Although delivery of Notes will be effected through book-entry transfer into the exchange agent’s account at DTC, an agent’s message or the Letter of Transmittal, or a facsimile copy thereof, properly completed and duly executed, with any required signature guarantees, and all other required documentation, including a substitute Form W-9 or Form W-8, as the case may be, must in any case be transmitted to and received by the exchange agent at its address or facsimile number set forth on the back cover of this Prospectus on or prior to the Expiration Date.

Please note that delivery of documents or electronic instructions to DTC is in accordance with its procedures does not constitute delivery to the exchange agent, and the Company will not be able to accept your tender of Notes until the exchange agent receives the information and documentation described under “—Acceptance of Notes for Exchange and Delivery of Common Stock” below.

Effect of Letter of Transmittal

Subject to and effective upon the acceptance for exchange of Notes tendered thereby, by executing and delivering a Letter of Transmittal, or being deemed to have done so as part of your electronic confirmation of submission pursuant to DTC’s ATOP system, you (1) irrevocably sell, assign and transfer to or upon the Company’s order all right, title and interest in and to all the Notes tendered thereby and (2) irrevocably appoint the exchange agent as your true and lawful agent and attorney-in-fact with respect to the tendered Notes (with full knowledge that the exchange agent also acts as the Company’s agent), with full power of substitution and resubstitution (such power of attorney being deemed to be an irrevocable power coupled with an interest), to:

•	transfer ownership of the Notes on the DTC book-entry transfer facility, together with all accompanying evidences of transfer and authenticity, to or upon the Company’s order;

•	present such Notes for transfer on the Company’s books; and

•	receive all benefits or otherwise exercise all rights and incidents of beneficial ownership of the Notes, all in accordance with the terms of the Exchange Offer.

Binding Interpretations

The Company will determine in its reasonable discretion all questions as to the validity, form, eligibility and acceptance of Notes tendered for exchange. The Company’s determination will be final and binding. The Company reserves the absolute right to reject any and all Notes invalidly tendered or to not accept any particular Notes, which acceptance might, in its reasonable judgment or its counsel’s judgment, be unlawful. The Company also reserves the absolute right to waive any defects or irregularities in the tender of Notes. Unless waived, any defects or irregularities in connection with tenders of Notes for exchange must be cured within such reasonable period of time as the Company shall determine. None of the Company, the exchange agent or any other person, shall be under any duty to give notification of any defect or irregularity with respect to any tender of the Notes for exchange, nor shall the Company, the exchange agent or any other person incur any liability for failure to give such notification.

Acceptance of Notes for Exchange and Delivery of Common Stock

Once all of the conditions to the Exchange Offer are satisfied or waived, the Company will accept all Notes validly tendered and will cause the issuance of Common Stock within three business days of the expiration and acceptance of the Exchange Offer. The discussion under the heading “—Conditions to Completion of the Exchange Offer” above provides further information regarding the conditions to the Exchange Offer. For purposes of the Exchange Offer, the Company will be deemed to have accepted validly tendered Notes for exchange if and when its has given written notice of such acceptance to the exchange agent. The issuance of the Common Stock will be in full satisfaction of the principal amount of, and all accrued and unpaid interest through the consummation of the Exchange Offer on, the Notes so tendered and accepted.

The exchange of Notes pursuant to the Exchange Offer will be made by deposit of the Common Stock with the exchange agent, which will act as agent for the purposes of receiving Common Stock from the Company, and delivering Common Stock to you.

The Company expressly reserves the right, in its sole discretion, to delay acceptance for exchange of Notes validly tendered and not withdrawn under this Exchange Offer (subject to Rule 14e-1(c) promulgated under the Exchange Act, which requires that it issue the offered consideration or return the tendered Notes promptly after termination or withdrawal of this Exchange Offer), or to terminate this Exchange Offer and not accept for exchange any Notes not previously accepted, (1) if any of the conditions to this Exchange Offer have not been satisfied or validly waived by the Company, subject to applicable laws and the Support Agreement or (2) in order to comply in whole or in part with any applicable law. In all cases, issuance of the Common Stock for the Notes that are accepted for exchange in this Exchange Offer will be made only after timely receipt by the exchange agent of:

•	a book-entry confirmation of delivery of such Notes into the exchange agent’s account at the DTC book-entry transfer facility or certificates for Notes, if any, if proper form for transfer;

•	an electronic confirmation of the submitting holder’s acceptance through DTC’s ATOP system or a properly completed and duly executed letter of transmittal; and

•	all other required documents, if any.

If, for any reason whatsoever, acceptance for exchange of any Notes validly tendered and not withdrawn pursuant to the Exchange Offer is delayed, or the Company extends the Exchange Offer or is unable to accept for exchange the Notes validly tendered and not withdrawn pursuant to the Exchange Offer, then, without prejudice to the Company’s rights set forth herein, the Company may instruct the exchange agent to retain validly tendered Notes, and those Notes may not be withdrawn, subject to the limited circumstances described in “—Withdrawal of Tenders” below.

Under no circumstances will any interest be payable because of any delay in the transmission of Common Stock to you with respect to accepted Notes or otherwise.

Withdrawal of Tenders

You may withdraw tenders of Notes at any time prior to 11:59 p.m., prevailing Eastern Time, on the Expiration Date. A Noteholder who validly withdraws previously tendered Notes and does not validly re-tender Notes prior to 11:59 p.m., prevailing Eastern Time, on the Expiration Date will not receive Common Stock. A Noteholder who validly withdraws previously tendered Notes and then validly re-tenders Notes prior to 11:59 pm., prevailing Eastern Time, on the Expiration Date will receive Common Stock if the Company accepts the new tender of Notes and consummates the Exchange Offer.

If, for any reason whatsoever, acceptance for exchange of, or exchange of, any Notes tendered pursuant to the Exchange Offer is delayed, or if the Company extends the Exchange Offer or is unable to accept for exchange, or exchange, the Notes tendered pursuant to the Exchange Offer, then the Company may instruct the exchange agent to retain tendered Notes, and those Notes may not be withdrawn, except to the extent that you are entitled to the withdrawal rights set forth herein. However, if the Company determines that it is unable to consummate the Exchange Offer, the Notes tendered pursuant to the Exchange Offer will be promptly returned to the tendering holders.

For a withdrawal to be valid, the exchange agent must receive a notice of withdrawal through DTC’s ATOP prior to 11:59 p.m., prevailing Eastern Time, on the Expiration Date. Any notice of withdrawal must:

•	specify the name of the Noteholder of the Notes to be withdrawn;

•	identify the Notes to be withdrawn;

•	specify the aggregate principal amount represented by such Notes;

•	specify the name and number of the account at DTC from which the Notes were tendered and the name and number of the account at DTC to be credited with the withdrawn Notes;

•	contain a statement that the tendering Noteholder is withdrawing its election have such Notes exchanged for shares of Common Stock;

•

other than a notice transmitted through DTC’s ATOP system, be signed by the Noteholder in the same manner as the original signature on the Letter of Transmittal by which the Notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer to have the trustee with respect to the Notes register the transfer of the Notes in the name of the person withdrawing the tender;

•	if certificates of Notes have been delivered to the exchange agent, specify the name in which the Notes are registered, if different from that of the withdrawing Noteholder;

•

if certificates for Notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of those certificates, specify the serial numbers of the particular certificates to be withdrawn, and, other than a notice transmitted through DTC’s ATOP system, include a signed notice of withdrawal with signatures guaranteed by an eligible institution unless you are an eligible institution; and

•	otherwise comply with the procedures of DTC.

Please note that all questions as to the validity, form, eligibility and time of receipt of notices of withdrawal will be determined by the Company, and their determination shall be final and binding on all parties. Any Notes so withdrawn will be considered not to have been validly tendered for exchange for purposes of this Exchange Offer. Shares of Common Stock will not be issued in exchange for such withdrawn Notes unless the Notes so withdrawn are validly re-tendered. Validly withdrawn Notes may be re-tendered by following the procedures described under the heading “—Procedures for Tendering Notes” above, at any time prior to 11:59 p.m., prevailing Eastern Time, on the Expiration Date.

Any Notes that have been tendered for exchange, but that are not exchanged for any reason, will be credited to an account maintained with the book-entry transfer facility for the Notes, as soon as practicable after withdrawal, rejection of tender or termination of this Exchange Offer.

Subject to applicable regulations, including Rule 13e-4(f)(2)(ii) promulgated under the Exchange Act, which requires that the Company permit Notes to be withdrawn if not yet accepted for payment after the expiration of forty business days from the commencement of this Exchange Offer, if, for any reason whatsoever, acceptance for exchange of, or exchange of, any Notes tendered pursuant to this Exchange Offer is delayed (whether before or after the Company’s acceptance for exchange of Notes), or the Company is unable to accept for exchange, or exchange, the Notes tendered pursuant to this Exchange Offer, the Company may instruct the exchange agent to retain tendered Notes, and those Notes may not be withdrawn, except to the extent that you are entitled to the withdrawal rights set forth herein.

If the Notes to be withdrawn have been delivered or otherwise identified to the exchange agent, a signed notice of withdrawal is effective immediately upon receipt by the exchange agent of a request via DTC, even if physical release is not yet effected. A withdrawal of Notes only can be accomplished in accordance with the foregoing procedures.

The Company will have the right, which may be waived, to reject the defective tender of Notes as invalid and ineffective. If the Company waives its right to reject a defective tender of Notes, subject to the other terms and conditions set forth in this Prospectus and accompanying Letter of Transmittal, you will be entitled to the Exchange Offer consideration.

If you withdraw Notes, you will have the right to re-tender them prior to the Expiration Date in accordance with the procedures described above for tendering outstanding Notes. An extension of the Expiration Date will not affect a holder’s withdrawal rights, unless otherwise provided or as required by applicable law.

Transfer Taxes

Except as set forth in this paragraph, the Company will pay or cause to be paid any transfer taxes applicable to the exchange of Notes pursuant to this Exchange Offer. If, however, a transfer tax is imposed for any reason other than the exchange of Notes pursuant to this Exchange Offer, then the amount of such transfer tax (whether imposed on the registered holder or any other persons) will be payable by the tendering Noteholder. If satisfactory evidence of the payment of such taxes or exemptions therefrom is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be deducted from the amount of Common Stock issued to such tendering Noteholder upon the exchange.

Return of Notes Not Accepted for Exchange

If the Company does not accept any Notes for any reason set forth in the terms and conditions of this Exchange Offer, the unaccepted or non-exchanged Notes will be returned without expense to the tendering Noteholder. Notes tendered by book-entry transfer into the exchange agent’s account at the book-entry transfer facility will be returned in accordance with the book-entry procedures described above, and the Notes that are not to be exchanged will be credited to an account maintained with DTC, promptly after the expiration or termination of the Exchange Offer.

Conditions to the Completion of the Exchange Offer

Notwithstanding any other provisions of the Exchange Offer, subject to applicable laws and the Company’s obligations under the Support Agreement, the Company will not be required to accept for exchange, or to exchange, Notes validly tendered (and not validly withdrawn) pursuant to the Exchange Offer, and the Company may terminate, amend or extend the Exchange Offer or delay or refrain from accepting for exchange, or exchanging, the Notes or transferring any offer consideration, if any of the following shall occur:

•	at least 95% of the aggregate principal amount of outstanding Notes shall not have been tendered into the exchange and not validly withdrawn;

•	the holders of Common Stock of the Company shall not have provided the Shareholder Exchange Consent;

•

the Supporting Noteholders (i) shall not have satisfied or complied with and performed in all material respects the terms, convents and conditions of the Support Agreement and (ii) shall have breached any of the representations, warranties or covenants of the Support Agreement that would have a material adverse impact on the Company; provided, that such breach under clause (ii) shall not have been cured within the applicable grace period;

•	the effective date of the registration statement of which this Prospectus forms a part ceases to be effective or a stop order suspending such effectiveness has been issued;

•	the Company’s lenders under the Existing Credit Facility shall not have consented to the Exchange Offer; and

•

an order, statute, rule, regulation, executive order, stay, decree, judgment or injunction shall have been proposed, enacted, entered, issued, promulgated, enforced or deemed applicable by any court or governmental, regulatory or administrative agency or instrumentality that, in the Company’s sole judgment, would or might prohibit, prevent, restrict or delay consummation of the Exchange Offer.

The Company may, at any time before the Expiration Date, subject to applicable laws and the Company’s obligations under the Support Agreement:

•

modify, extend or otherwise amend the Exchange Offer and retain all tendered Notes until the Expiration Date, as it may be extended, subject, however, to the withdrawal rights described in “—Withdrawal of Tenders” above; or

•	waive the unsatisfied conditions (if waivable by the Company) and accept all Notes tendered and not previously withdrawn.

The conditions to the Exchange Offer are for the Company’s sole benefit and may be waived by the Company, in whole or in part, in its reasonable discretion, subject to applicable law, and its obligation under the Support Agreement to obtain the waiver of the Requisite Holders of such modifications to the Exchange Offer. Any determination that the Company makes concerning an event, development or circumstance described or referred to above shall be conclusive and binding. However, the conditions for completion of the Exchange Offer must be satisfied or waived by the Company at or before the Expiration Date.

Under the Support Agreement, the Company is generally prohibited from waiving any condition to the Exchange Offer or making any changes to the terms and conditions to the Exchange Offer without the consent of the Requisite Holders. See “The Restructuring—The Support Agreement.”

The Company has not made a decision as to what circumstances would lead it to waive any such conditions, and any such waiver would depend on circumstances prevailing at the time of such waiver. Although the Company has no present plans or arrangements to do so, the Company reserves the right to amend, at any time before the Expiration Date, the terms of the Exchange Offer, subject to applicable law. The Company will give the Noteholders notice of such amendments as may be required by applicable law.

Except for the requirements of applicable U.S. federal and state securities laws, the Company knows of no federal or state regulatory requirements to be complied with or approvals to be obtained by it in connection with the Exchange Offer which, if not complied with or obtained, would have a material adverse effect on the Company.

Resale of the Shares of Common Stock

Except for shares held by the Company’s “affiliates,” as that term is defined under Rule 144 under the Securities Act, the shares of Common Stock issued pursuant to this Exchange Offer will be freely transferable and will not be subject to any transfer restrictions; provided, however, that the Common Stock will no longer be listed for trading on the NYSE or any other national securities exchange. See “Risk Factors—Risks to Becoming Holders of Common Stock or New Common Stock—There are risks associated with the Common Stock and New Common Stock.”

No Appraisal Rights

Holders of the Notes do not have appraisal rights in connection with this Exchange Offer.

Material Differences in the rights of Holders of Notes and Common Stock

Maturity

The 2005 Notes mature on November 1, 2025, and the 2006 Notes mature on November 15, 2026. The Common Stock will not have a maturity date.

Interest

The 2005 Notes obligate the Company to pay 5.25% per annum on the principal amount of the Notes, payable May 1 and November 1 of each year.

The 2006 Notes obligate the Company to pay 5.50% per annum on the principal amount of the Notes, payable May 15 and November 15 of each year.

Holders of Common Stock will not have any rights to interest.

Ranking

The Notes are the Company’s unsecured senior obligations. The Notes rank equally in express right of payment with the Company’s future senior indebtedness and senior to any of its existing and future subordinated indebtedness. The Notes also rank junior to the Company’s existing and future secured indebtedness to the extent of the underlying collateral. The Notes are effectively subordinated to all existing and future indebtedness and other liabilities, including trade payables, of its subsidiaries.

The Common Stock will be the most junior of all of the Company’s securities. As a result, our existing and future indebtedness and other non-equity claims will rank senior to the Common Stock.

Repurchase Option

A Noteholder of the 2005 Notes may require the Company to repurchase some or all of the Noteholder’s 2005 Notes for cash on each of November 1, 2012, 2015 and 2020 at a price equal to 100% of the principal amount of the 2005 Notes being repurchased, plus accrued interest, if any, in each case. A Noteholder of the 2006 Notes may require the Company to repurchase some or all of the Noteholder’s 2006 Notes for cash on each of November 15, 2011, 2016 and 2021 at a price equal to 100% of the principal amount of the 2006 Notes being repurchased, plus accrued interest, if any, in each case.

Holders of Common Stock will not have any such right to require the Company to repurchase their shares of Common Stock.

Repurchase Upon a Designated Event

Upon the occurrence of a “fundamental change,” including the consummation of the Exchange Offer, a Noteholder of the 2005 Notes or 2006 Notes may require the Company to repurchase some or all of the holder’s 2005 Notes or 2006 Notes for cash.

Holders of Common Stock will not be protected against a designated event, such as a change of control, other than as provided in the Company’s amended and restated certificate of incorporation. See “Description of Capital Stock.”

Fees and Expenses

Macquarie Capital is acting as the dealer manager in connection with the Exchange Offer. We will pay the dealer manager a fee, payable upon completion of the Exchange Offer, equal to 2.25% of the aggregate principal amount of Notes that are tendered and accepted pursuant to the Exchange Offer, provided that the fee paid in connection with the delivery by Macquarie Capital of the opinion included in this Prospectus shall be deducted from such dealer manager fee. We have also agreed to reimburse the dealer manager for its reasonable out-of-pocket expenses in connection therewith. Services provided by the dealer manager will include assisting in the solicitation of tenders of the Notes and communicating with brokers, dealers, banks, trust companies, nominees and other persons with respect to this Exchange Offer.

The obligations of the dealer manager are subject to certain conditions, including the truth of representations and warranties made by us to the dealer manager, the performance by us of our obligations in connection with this Exchange Offer and the receipt of legal opinions and certificates by the dealer manager. We have agreed to indemnify the dealer manager against specified liabilities relating to, or arising out of, the Exchange Offer, including civil liabilities arising under the federal securities laws, and to contribute to payments which it may be required to make in respect thereof. The dealer manager may from time to time hold Notes and our Common Stock in its proprietary accounts, and to the extent it owns Notes in these accounts at the time of the Exchange Offer, Macquarie may tender these Notes.

Questions regarding the terms of this Exchange Offer may be directed to the dealer manager at the address set forth on the back cover of this Prospectus.

As discussed below under “Advisors,” we have also retained Macquarie Capital as our financial advisor in connection with the Restructuring. We have agreed to pay a fee of $700,000 in connection with the delivery by Macquarie Capital of a fairness opinion. This fee is payable at the time Macquarie Capital informs us that it has substantially completed the work necessary, in its determination, to prepare it to deliver the opinion.

Pursuant to our engagement letter with Macquarie Capital, we have also agreed to appoint it as our financial advisor in respect of either of the following transactions entered into during the term of the engagement letter: (i) any public equity or debt offering we might engage in or (ii) any restructuring we commence under the Bankruptcy Code. In the case of such a restructuring, we have agreed to pay Macquarie Capital a monthly fee of $150,000 and a fee of $2,500,000 payable upon completion of the restructuring and to reimburse them for their reasonable out-of-pocket expenses.

The Company has retained Epiq to act as the information agent and the exchange agent in connection with this Exchange Offer. The information agent may contact holders of Notes by mail, telephone, facsimile transmission and personal interviews and may request brokers, dealers and other nominee existing holders to forward materials relating to this Exchange Offer to beneficial owners. The information agent and the exchange agent will receive a fee for their respective services, will be reimbursed for reasonable out-of-pocket expenses and will be indemnified against liabilities in connection with their services, including liabilities under the federal securities laws.

The Company has also retained Epiq to act as the tabulation agent in connection with the solicitation of acceptances to the Prepackaged Plan. The tabulation agent may contact holders of Notes by mail, telephone, facsimile transmission and personal interviews and may request brokers, dealers and other nominee existing holders to forward materials relating to the solicitation to beneficial owners. The tabulation agent will receive a fee for its services, will be reimbursed for reasonable out-of-pocket expenses and will be indemnified against liabilities in connection with its services, including liabilities under the federal securities laws.

Neither the information agent, the exchange agent nor the tabulation agent has been retained to make recommendations or otherwise seek to obtain the approval of the Noteholders. The fees that they receive will not be based on the aggregate principal amount of the Notes tendered under this Exchange Offer.

The Company will not pay any fees or commissions to any broker or dealer, or any other person, other than the dealer manager for soliciting tenders of the Notes under this Exchange Offer. Brokers, dealers, commercial banks and trust companies will, upon request, be reimbursed by the Company for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers.

Advisors

C&D Technologies’ Financial Advisor

We also retained Macquarie Capital as our financial advisor in connection with the Restructuring. We engaged Macquarie Capital based on Macquarie Capital’s experience and reputation. Macquarie Capital is regularly engaged to render financial opinions in connection with mergers, acquisitions, divestitures, leveraged buyouts, recapitalizations, and for other purposes. Macquarie Capital arranged $20 million of subordinated first lien financing in a transaction that closed on April 12, 2010. In connection with this financing, Macquarie Capital earned a fee of $1 million. During the two years preceding the date of the opinion, Macquarie Capital did not otherwise perform any services for compensation from the Company. We are paying Macquarie Capital a fee in connection with the delivery by Macquarie Capital of a fairness opinion. See “—Fees and Expenses” above.

Noteholders’ Advisors and Agents

The Company has agreed to pay the out-of-pocket fees and expenses of the Supporting Noteholders payable to any third-party legal and financial advisors, which fees and expenses are not subject to a maximum dollar limit. The Supporting Noteholders’ fees and expenses are estimated to be $750,000 through the Expiration Date but may at any time exceed such amount.

Exchange Agent

Epiq has been appointed as the exchange agent for the Exchange Offer. Letters of Transmittal and all correspondence in connection with the Exchange Offer should be sent or delivered to the exchange agent in accordance with the instructions contained in the Letter of Transmittal.

Information Agent

Epiq has also been appointed as the information agent for the Exchange Offer. Questions relating to the procedures for tendering of Notes, requests for assistance and requests for additional copies of this Prospectus and the Letter of Transmittal may be directed to the information agent at its address and telephone number set forth on the back cover of this Prospectus.

Interests of Officers and Directors in the Notes

To the Company’s knowledge, none of its other directors, executive officers or controlling persons, or any of their affiliates, or any associate or majority-owned subsidiary of such persons, beneficially own any of the Notes or will be tendering any Notes pursuant to the Exchange Offer. Neither the Company nor any of its subsidiaries nor, to its knowledge, any of its directors, officers or controlling persons, nor any affiliates of the foregoing, have engaged in any transaction in the Notes during the 60 days prior to the date of this Prospectus.

Consequences of Failure of the Exchange Offer

If the Company does not consummate the Exchange Offer and the Company elects to proceed with the Restructuring under the Prepackaged Plan, all holders of Notes will receive the treatment provided in the Prepackaged Plan upon consummation of the Prepackaged Plan.

If neither the Exchange Offer nor the Prepackaged Plan is consummated, the Company expects that it likely would be necessary to file for bankruptcy protection without the benefit of an agreed Prepackaged Plan, which may require significant and accelerated asset liquidations. If this were to occur, creditors of the Company (including Noteholders) will likely receive substantially lower distributions than if the Restructuring were completed pursuant to the Exchange Offer or the Prepackaged Plan. “Risk Factors—Risk Factors Related to NOT Accepting the Exchange Offer and/or Rejecting the Prepackaged Plan.”

Schedule TO

Pursuant to Rule 13e-4 under the Exchange Act, the Company has filed with the SEC an Issuer Tender Offer Statement on Schedule TO that contains additional information with respect to this Exchange Offer. Such Schedule TO, including the exhibits and any amendment thereto, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth under the caption “Where You Can Find Additional Information.”

DESCRIPTION OF COMMON STOCK

The following is a summary of the Common Stock. While the Company believes this summary includes the material terms of the Common Stock, it may not contain all of the information that is important to you and is qualified in its entirety by reference to the Common Stock and the Certificate of Incorporation, bylaws and other organizational documents of the Company. Copies of these documents are available upon request. The Company encourages you to read these documents carefully in their entirety.

Price Range of Common Stock

The following table lists the high and low sale prices for the Common Stock during the past three fiscal years as reported on the NYSE Composite Tape. The Company did not pay any dividends during such periods. The Common Stock is listed on the NYSE (Ticker Symbol: CHP). On October 8, 2010, our Common Stock was suspended from trading on the NYSE and, upon consummation of the Restructuring, the Common Stock will cease to be traded on the NYSE.

	Price
	High	Low
Fiscal Year Ended January 31, 2009
First Quarter	$6.69	$4.70
Second Quarter	9.52	5.16
Third Quarter	8.11	3.05
Fourth Quarter	3.67	1.01
Fiscal Year Ended January 31, 2010
First Quarter	$3.00	$1.09
Second Quarter	2.48	1.39
Third Quarter	3.12	1.75
Fourth Quarter	2.13	1.26
Fiscal Year Ending January 31, 2011
First Quarter	$1.98	$1.37
Second Quarter	1.49	0.79
Third Quarter (through October 7, 2010)	0.65	0.14

On October 7, 2010, the sale price for the Common Stock as reported by the NYSE was $0.25 per share.

The Company had approximately 45 Common Stockholders of record as of October 19, 2010.

At August 31, 2010, the book value per share for the Company’s Common Stock was $0.51. Book value per share is defined as total equity divided by the number of outstanding shares of Common Stock.

Dividend Policy

The Company has no current plans to pay dividends in the future. Furthermore, the terms of the Company’s existing credit agreement restrict its ability to do so, and the Company expects that, if the term loan refinancing is consummated, the amended credit agreement will have similar restrictions.

Description of Capital Stock

The authorized capital stock consists of 75,000,000 shares of Common Stock, par value $.01 per share.

On October 1, 2010, the Company had outstanding:

•	26,478,668 shares of Common Stock, excluding shares held by the Company as treasury stock;

•	894,425 shares of Common Stock were reserved for issuance in respect of outstanding options and warrants;

•	an aggregate of $127,000,000 principal amount of Notes that would be convertible into a maximum of 503,078,979 shares of the Company’s Common Stock.

In connection with the Company’s concurrent proxy solicitation, the Company is seeking approval from its stockholders to amend its restated certificate of incorporation of the Charter Amendment to increase the number of authorized shares of Common Stock so that there are sufficient shares for issuance upon exchange of the Notes and pursuant to the 2011 Management Incentive Plan.

The Charter Amendment will (i) authorize an increase in the number of the authorized shares of Common Stock from 75,000,000 to 600,000,000 and (ii) authorize an amendment to our certificate of incorporation to effect a forward stock split of our issued and outstanding shares of Common Stock, pursuant to which any outstanding share of our Common Stock would be combined and reclassified into between and including 1 and 1.95 shares of our Common Stock (such exact amount to be determined by our board of directors). All other provisions of the Company’s restated certificate of incorporation will remain unchanged. In the event stockholders approve the Charter Amendment, and upon the consummation of the Exchange Offer, the Company will file the Charter Amendment with the Secretary of State of the State of Delaware.

Common Stock

As of November 5, 2010, 26,646,325 shares of the Company’s Common Stock are outstanding. The Company’s Board of Directors may:

•	fix a record date to determine the stockholders entitled to vote at any meeting; and

•	declare dividends and fix the record date for the payment of any dividends.

New Common Stock

All of the shares of New Common Stock issued pursuant to the Prepackaged Plan will be duly authorized, fully paid and nonassessable. The holders of shares of New Common Stock will be entitled to share ratably in such dividends as may be declared by the Board of Directors and paid by the Company out of funds legally available therefore and, upon dissolution and liquidation, to share ratably in the net assets available for distribution to stockholders.

Holders of shares of New Common Stock will be entitled to one vote per share for the election of directors and for all other matters to be submitted to a vote of our stockholders. Holders of shares of New Common Stock shall have no cumulative voting rights.

Shareholder Warrants

If the Shareholder Exchange Consent has not been obtained and the Prepackaged Plan is confirmed, the Shareholder Warrants will be issued to the Company’s current stockholders to purchase in the aggregate a total of 5.0% of the New Common Stock of the Reorganized Company on a fully diluted basis, not including shares issuable upon exercise of the 2011 Management Incentive Plan.

Each Shareholder Warrant will entitle the holder thereof to acquire its pro rata share of the 5.0% of the New Common Stock and the Company will provide registration rights to holders of the Shareholder Warrants for the New Common Stock underlying such Shareholder Warrants.

The Shareholder Warrants will be exercisable for a period of three years following the Effective Date at an aggregate strike price calculated based on a total enterprise value of $250.0 million.

Effect of Issuance of Common Stock

If the Company were to issue additional Common stock, the issuance of such Common Stock could:

•	decrease the amount of earnings and assets available for distribution to existing holders of Common Stock;

•	make removal of the present directors and management more difficult;

•	result in restrictions upon the payment of dividends and other distributions to holders of Common Stock;

•	delay or prevent a change in control of the Company; and

•	limit the price that investors are willing to pay in the future for the Company’s existing Common Stock.

Possible Anti-Takeover Effects of Delaware Law and Relevant Provisions of the Company’s Certificate of Incorporation and Rights Agreement

Provisions of Delaware law and the Company’s restated certificate of incorporation and by-laws may make more difficult the acquisition of the Company by tender offer, a proxy contest or otherwise or the removal of the Company’s officers and directors. For example:

•

Section 203 of the Delaware General Corporation Law prohibits certain publicly-held Delaware corporations from engaging in a business combination with an interested stockholder for a period of three years following the time such person became an interested stockholder unless the business combination is approved in a specified manner. Generally, an interested stockholder is a person who, together with its affiliates and associates, owns 15% or more of the corporation’s voting stock, or is affiliated with the corporation and owns or owned 15% of the corporation’s voting stock within three years before the business combination.

•

The Company’s bylaws provide that the Board of Directors must consist of at least three members, each to be elected, by plurality vote, at the annual meeting for a term of one year. Further, the Company’s by-laws permit a vote of holders of a majority of the Company’s voting stock to (i) alter, amend or repeal the Company’s by-laws, and (ii) to change any action of the Board of Directors taken with respect to altering, amending or repealing the by-laws.

•

The Company’s certificate of incorporation provides that stockholder action can be taken at either an annual or special meeting of stockholders or without a meeting with written consent of the minimum number of votes necessary to have taken the action at a meeting at which all shares entitled to vote were present and voted. Special meetings of stockholders may be called by the Board of Directors, the Chairman of the Board of Directors or the President, both independently or at the written request of holders of at least 40% of all issued and outstanding stock entitled to vote.

•	The Company’s by-laws provide time limitations for nominations for election to the Company’s Board of Directors or for proposing matters that can be acted upon at stockholders’ meetings.

•

The Company’s shareholder rights plan, upon the occurrence of certain events involving a hostile takeover of the Company, unless our Board of Directors acts otherwise, grants to each holder of a right, other than rights beneficially owned by the acquiring company, the right to receive upon exercise: (i) that number of shares of our Common Stock having a market value equal to two times the purchase price of the right or (ii) that number of shares of common stock of the acquiring company that at the time of the transaction has a market value of two times the exercise price of the right.

Copies of the Company’s certificate of incorporation and by-laws, each as amended, have been filed with and are publicly available at or from the SEC. See “Where You Can Find More Information.”

Stockholders’ Agreement

Pursuant to the terms of the Support Agreement, in the event the Restructuring is implemented pursuant to the Prepackaged Plan, a Stockholders’ Agreement will be adopted and approved by the Bankruptcy Court. Such Stockholders’ Agreement will include customary rights regarding governance, transfers, preemption, tag along and drag along rights, threshold voting requirements and registration rights. For a complete description, you should refer to the Stockholders’ Agreement, a form of which is attached hereto as Exhibit G.

Investors’ Rights Agreement

Pursuant to the terms of the Support Agreement, in the event the Restructuring is implemented pursuant to the Exchange Offer, the Supporting Noteholders intend to enter into an investors’ rights agreement that will include customary rights regarding registration rights and access to information. For a complete description, you should refer to the Investors’ Rights Agreement, a form of which is attached hereto as Exhibit E.

THE PREPACKAGED PLAN

THE COMPANY HAS NOT COMMENCED A CASE UNDER THE BANKRUPTCY CODE AND HAS NOT FILED THE PREPACKAGED PLAN IN A BANKRUPTCY PROCEEDING (WHICH MEANS A REORGANIZATION CASE UNDER THE BANKRUPTCY CODE AS CONTEMPLATED BY THE SUPPORT AGREEMENT) AT THIS TIME. THIS PROSPECTUS SOLICITS ADVANCE ACCEPTANCE OF THE PREPACKAGED PLAN IN THE EVENT THAT THE PREPACKAGED PLAN PROCEEDING IS COMMENCED AND THE PREPACKAGED PLAN IS FILED, AND IT CONTAINS INFORMATION RELEVANT TO A DECISION TO ACCEPT OR REJECT THE PREPACKAGED PLAN.

The following is a summary of the material terms and provisions of the Prepackaged Plan. While the Company believes this summary covers the material terms and provisions of the Prepackaged Plan, it may not contain all of the information that is important to you. We encourage you to read the Prepackaged Plan, which is included as Exhibit A hereto and which the Company incorporates by reference into this document.

To allow the Company to effect a Chapter 11 reorganization in the quickest and most cost efficient manner, the Company is soliciting acceptances of the Prepackaged Plan from holders of impaired Claims and Interests entitled to vote under the Prepackaged Plan.

The Company is soliciting acceptances of the Prepackaged Plan from the Noteholders and holders of Common Stock pursuant to this Prospectus. In the event that the conditions to the Exchange Offer are not satisfied, including, for example, the minimum tender condition, but the Company receives acceptances from the requisite holders of Senior Notes Claims, as required under the Bankruptcy Code to allow the Prepackaged Plan to be confirmed under the Bankruptcy Code, including through the nonconsensual “cram-down” provisions of section 1129(b) of the Bankruptcy Code with respect to Class 7 Interests if such class does not vote to accept the Prepackaged Plan, as an alternative to the Exchange Offer, the Company may elect, and under the terms of the Support Agreement the Company is required, to seek confirmation of the Prepackaged Plan in a Chapter 11 proceeding. The debtor in such case would be C&D Technologies, Inc., referred to herein as the “Company.”

IF THE PREPACKAGED PLAN IS CONFIRMED BY THE BANKRUPTCY COURT, IT WILL BIND ALL OF THE COMPANY’S CLAIM AND INTEREST HOLDERS, INCLUDING ALL NOTEHOLDERS AND HOLDERS OF EXISTING EQUITY, REGARDLESS OF WHETHER THEY VOTED TO ACCEPT OR REJECT THE PREPACKAGED PLAN, OR VOTED AT ALL.

The form of the Prepackaged Plan is attached to this Prospectus as Exhibit A. The Prepackaged Plan and this Prospectus should be read and studied in their entirety prior to voting on the Prepackaged Plan. See “Risk Factors—Risks Related to Consummation of the Prepackaged Plan” for a discussion of risks associated with the Prepackaged Plan and the transactions contemplated thereunder. You are urged to consult your counsel about the Prepackaged Plan and its effect on your legal rights before voting.

Anticipated Events in a Reorganization Case

Chapter 11 is the principal business reorganization chapter of the Bankruptcy Code. Pursuant to Chapter 11, a debtor may remain in possession of its assets, continue to manage its business and attempt to reorganize its business for the benefit of the debtor, its creditors and other parties in interest. The commencement of a reorganization case creates an estate comprising all the legal and equitable interests of a debtor in property as of the date the petition is filed. Sections 1107 and 1108 of the Bankruptcy Code provide that a debtor may continue to operate its business and remain in possession of its property as a “debtor-in-possession,” unless the applicable bankruptcy court orders the appointment of a trustee. The filing of a reorganization case also triggers the automatic stay provisions of the Bankruptcy Code. Section 362 of the Bankruptcy Code provides, among other things, for an automatic stay of all attempts to collect prepetition debts from the debtor or otherwise interfere with its property or business. Except as otherwise ordered by the applicable bankruptcy court, the automatic stay generally remains in full force and effect until confirmation of a plan of reorganization.

Pursuant to section 1102 of the Bankruptcy Code, upon the commencement of the Chapter 11 case, the Office of the United States Trustee is required to appoint a committee of creditors holding unsecured claims and may appoint additional committees of creditors or of equity security holders as the United States Trustee deems appropriate. However, it is common for the United States Trustee to not appoint an unsecured creditors’ committee in cases where solicitation of a prepackaged plan has been conducted prior to the petition date.

Pursuant to section 1103 of the Bankruptcy Code, a committee appointed under section 1102 of the Bankruptcy Code may:

•	consult with the trustee or debtor in possession concerning the administration of the Chapter 11 case;

•

investigate the acts, conduct, assets, liabilities, and financial condition of the debtor, the operation of the debtor’s business and the desirability of the continuance of such business, and any other matter relevant to the case or to the formulation of a plan;

•

participate in the formulation of a plan, advise those represented by such committee of such committee’s determinations as to any plan formulated, and collect and file with the court acceptances or rejections of a plan;

•	request the appointment of a trustee or examiner under section 1104 of the Bankruptcy Code; and

•	perform such other services as are in the interest of those represented by the committee.

Furthermore, pursuant to section 1109(b) of the Bankruptcy Code, upon the commencement of the Chapter 11 case, any party in interest, including the debtor, a creditors’ committee, an equity security holders’ committee, a creditor, an equity security holder, or any indenture trustee may raise and may appear and be heard on any issue in the Chapter 11 case.

The formulation and confirmation of a plan of reorganization is the principal objective of a Chapter 11 case. The Prepackaged Plan sets forth the means for satisfying the claims against and interests in the Company, and proposes a reorganization of the Company’s capital structure, thereby providing a platform for the Company to continue as a viable business enterprise.

Solicitations of Acceptances of the Prepackaged Plan

Usually, a plan of reorganization is filed and votes to accept or reject the Plan are solicited after the filing of a reorganization case. Nevertheless, a debtor may solicit votes prior to the commencement of a reorganization case in accordance with section 1126(b) of the Bankruptcy Code and Bankruptcy Rule 3018(b). In accordance with such provisions, the Company is soliciting acceptances from holders of impaired claims and interests in connection with the Company’s reorganization case.

Bankruptcy Rule 3018(b) requires that:

•	the Prepackaged Plan be transmitted to substantially all creditors and interest holders entitled to vote on the Prepackaged Plan;

•	the time prescribed for voting to reject or accept such plan not be unreasonably short; and

•

the solicitation of votes be in compliance with any applicable nonbankruptcy law, rule or regulation governing the adequacy of disclosure in such solicitation or, if no such law, rule or regulation exists, votes be solicited only after the disclosure of adequate information.

If the Bankruptcy Court determines that the aforementioned conditions of the Bankruptcy Code and Bankruptcy Rules are met, all acceptances and rejections received prior to the commencement of the reorganization case and within the prescribed solicitation period will be deemed to be acceptances and rejections of the Prepackaged Plan for purposes of confirmation of the Prepackaged Plan under the Bankruptcy Code.

Under the terms of the Support Agreement, in the event that the conditions to the Exchange Offer are not satisfied or waived by the date on which acceptances are due, the Company is required to, among other things:

•	commence a reorganization case by filing a voluntary petition under Chapter 11 of the Bankruptcy Code in Bankruptcy Court no later than December 31, 2010;

•	file and seek approval of the Prepackaged Plan upon the date of filing of the voluntary case under Chapter 11 of the Bankruptcy Code, which date we refer to as the “Petition Date;” and

•

request that the Bankruptcy Court schedule a confirmation hearing on the Prepackaged Plan no later than 35 days after the Petition Date, and mail and publish notice of such hearing within the applicable period.

However, there can be no assurance that the Bankruptcy Court will conclude that the requirements of section 1129 of the Bankruptcy Code for confirmation of the Prepackaged Plan have been met. The Bankruptcy Court may find that the holders of impaired Claims or Interests have not properly accepted the Prepackaged Plan if the Bankruptcy Court finds that the solicitation of acceptances of the Prepackaged Plan did not comply with all of the applicable provisions of the Bankruptcy Code and the Bankruptcy Rules (including the requirement under section 1126(b) of the Bankruptcy Code that the solicitation of acceptances of the Prepackaged Plan comply with any applicable nonbankruptcy law, rule or regulation governing the adequacy of disclosure or that the Prepackaged Plan solicitation is made after disclosure of adequate information). In such an event, the Company may be required to resolicit votes on the Prepackaged Plan before seeking confirmation of the Prepackaged Plan, in which case confirmation of the Prepackaged Plan could be delayed and possibly jeopardized.

Bankruptcy Rule 3016(b) provides that either a disclosure statement under section 1125 of the Bankruptcy Code or evidence showing compliance with section 1126(b) of the Bankruptcy Code must be filed with the Prepackaged Plan or within the time fixed by the court. This Prospectus is presented to holders of the Company’s impaired Claims to satisfy the requirements of section 1126(b) of the Bankruptcy Code and Bankruptcy Rules 3016(b) and 3018(b). The Company believes that this Prospectus and the solicitation process the Company undertakes will meet these requirements.

This Prepackaged Plan solicitation is being conducted at this time to obtain the acceptance of each impaired class of Claims or Interests entitled to vote. If the Company seeks relief under Chapter 11 of the Bankruptcy Code by commencing the proceeding to confirm the Prepackaged Plan, the Company will attempt to use such acceptances as are received to obtain confirmation of the Prepackaged Plan as promptly as practicable. If the Company commences the proceedings to confirm the Prepackaged Plan, the Company will promptly seek to obtain an order of the Bankruptcy Court finding that the solicitation of acceptances of the Prepackaged Plan was in compliance with section 1126(b) of the Bankruptcy Code and Bankruptcy Rule 3018(b) and that the acceptance of each class of impaired Claims or Interests can be used for purposes of confirmation of the Prepackaged Plan under Chapter 11 of the Bankruptcy Code. The Company reserves the right to use the acceptances to seek confirmation of any permitted amendment or modification of the Prepackaged Plan, provided that the Company may not make any amendment or modification to the Prepackaged Plan without the consent of the Requisite Holders under the terms of the Support Agreement. Under the Support Agreement, the Company is prohibited from waiving any condition to the Prepackaged Plan or making any changes to the terms and conditions of the Prepackaged Plan without the prior consent of the Requisite Holders.

As more fully described below, the Company is soliciting acceptances of the Prepackaged Plan from holders of Claims and Interests in classes 4 and 7, respectively.

Summary of Classification and Treatment of Claims and Equity Interests Under the Prepackaged Plan

Class	Claim	Treatment	Status	Voting Rights	Estimated Allowed Amount		Projected Recovery
1	Other Priority Claims	Except to the extent a holder of an allowed Other Priority Claim agrees to less favorable treatment, allowed Other Priority Claims will be paid in full in cash.	Unimpaired	Deemed to Accept	$4,000,000		100%
2	Senior Credit Facility Claims	Claims reinstated and rendered unimpaired.	Unimpaired	Deemed to Accept	$47,000,000		100%
3	Other Secured Claims	Claims reinstated and rendered unimpaired provided, however, that Other Secured Claims incurred in the ordinary course of business may be paid in the ordinary course of business.	Unimpaired	Deemed to Accept	$100,000		100%
4	Senior Notes Claims	Receipt of either (1) if the Shareholder Exchange Consent has been obtained, its pro rata share of 95% of the New Common Stock in the Reorganized Company, which New Common Stock shall be subject to dilution due to any issuances made pursuant to the 2011 Management Incentive Plan, or (2) if the Shareholder Exchange Consent has not been obtained, its pro rata share of 97.5% of the New Common Stock in the Reorganized Company, which New Common Stock shall be subject to dilution due to any issuances made pursuant to the 2011 Management Incentive Plan and the Shareholder Warrants.	Impaired	Entitled to Vote	$131,900,000		90-92%
5	General Unsecured Claims	Payment for those Claims not due and payable on or before the Effective Date without regard to any acceleration caused by the filing of the Chapter 11 Case (1) in the ordinary course of business in accordance with applicable law or the terms of any agreement that governs such General Unsecured Claim or (2) in accordance with the course of practice or dealing between the Company and such holder with respect to such General Unsecured Claim.	Unimpaired	Deemed to Accept	$8,900,000	[1]	100%
6	Intercompany Claims	Claims reinstated and rendered unimpaired.	Unimpaired	Deemed to Accept	$8,900,000		100%
7	Interests in the Company	Receipt of either (1) if the Shareholder Exchange Consent is obtained, its pro rata share of 5% of the New Common Stock in the Reorganized Company, which New Common Stock shall be subject to dilution due to any issuances made pursuant to the 2011 Management Incentive Plan, or (2) if the Shareholder Exchange Consent is not obtained, its pro rata share of 2.5% of the New Common Stock in the Reorganized Company, which New Common Stock shall be subject to dilution due to any issuances made pursuant to the 2011 Management Incentive Plan and the Shareholder Warrants, and the Shareholder Warrants.	Impaired	Entitled to Vote
[1]

This amount includes an estimated $6,900,000 in trade claims which the Company, pursuant to the Bankruptcy Court’s approval, plans to pay in the ordinary course of business throughout the pendency of the Chapter 11 Case.

This table is only a summary of the classification and treatment of Claims and Interests under the Prepackaged Plan. Reference should be made to the Prepackaged Plan attached to this Prospectus as Exhibit A for a complete description of the classification and treatment of Claims and Interests.

Holders of Claims or Interests Entitled to Vote; Voting Record Date

Chapter 11 does not require that each holder of a claim against or interest in a debtor vote in favor of a plan of reorganization in order for the Bankruptcy Court to confirm the Prepackaged Plan. At a minimum, however, at least one class of impaired Claims under the Prepackaged Plan, without including any acceptance of the Prepackaged Plan by any insider of the Company, must accept the Prepackaged Plan.

Classes of claims or interests that are not “impaired” under a plan of reorganization are conclusively presumed to have accepted the plan of reorganization and are not entitled to vote. By contrast, classes of claims or interests that do not receive or retain any property under a plan on account of such claims or interests are deemed to have rejected the plan and do not vote. Acceptances of the Prepackaged Plan are being solicited only from those persons who hold Claims or Interests in classes that are impaired under the Prepackaged Plan and who are not deemed by the Bankruptcy Code to have rejected the Prepackaged Plan. A class of claims or interests is “impaired” if the legal, equitable, or contractual rights to which the claims or interests entitle the holders of claims or interests of that class are altered.

The following classes of Claims and Interests are impaired under the Prepackaged Plan, and all holders of Claims and Interests in such classes as of the Voting Record Date (as defined below) are entitled to vote to accept or reject the Prepackaged Plan: Class 4—Senior Notes Claims and Class 7—Interests in the Company.

CLASSES 1, 2, 3, 5 AND 6 ARE UNIMPAIRED UNDER THE PREPACKAGED PLAN IN ACCORDANCE WITH SECTION 1124 OF THE BANKRUPTCY CODE AND, ACCORDINGLY, HOLDERS OF CLAIMS OR INTERESTS IN SUCH CLASSES ARE DEEMED TO HAVE ACCEPTED THE PREPACKAGED PLAN AND ARE NOT ENTITLED TO VOTE ON THE PREPACKAGED PLAN.

To be entitled to vote to accept or reject the Prepackaged Plan, a holder of an allowed Claim or Interest in Class 4 or Class 7 must have been the beneficial owner of such Claim or Interest at the close of business on October 18, 2010 (the “Voting Record Date”), regardless of whether such Claim or Interest is held of record on the Voting Record Date in such holder’s name or in the name of such holder’s broker, dealer, commercial bank, trust company or other nominee. If a Claim or Interest is held in the name of a holder’s broker, dealer, commercial bank, trust company or other nominee, the beneficial owner will vote on the Prepackaged Plan by completing the information requested on the Ballot, voting and signing the Ballot and then providing the Ballot to the record holder holding the Claim or Interest for the beneficial owner’s benefit if the Ballot has not already been signed by the beneficial owner’s nominee or agent. If the Ballot already has been signed (i.e., pre-validated) by the beneficial owner’s agent or nominee, the beneficial owner can vote on the Prepackaged Plan by completing the information requested on the Ballot, indicating the appropriate vote on the Ballot and returning the Ballot in the enclosed, preaddressed postage paid envelope so it is actually received by the tabulation agent before the Voting Deadline.

No appraisal rights are available to holders of Claims or Interests in connection with the Prepackaged Plan.

Vote Required for Class Acceptance of the Prepackaged Plan

As a condition to confirmation, the Bankruptcy Code requires that, except to the extent the Prepackaged Plan meets the “nonconsensual confirmation” standards discussed below under “—Confirmation of the Prepackaged Plan Without Acceptance by All Classes of Impaired Claims and Interests,” each impaired class of Claims or Interests must accept the Prepackaged Plan.

For a class of impaired Claims to accept the Prepackaged Plan, section 1126 of the Bankruptcy Code requires acceptance by holders of Claims that hold at least two-thirds (2/3) in amount and more than one-half (1/2) in number of the allowed Claims of such class who vote on the Prepackaged Plan. For a class of impaired Interests to accept the Prepackaged Plan, section 1126 of the Bankruptcy Code requires acceptance by holders of Interests that hold at least two-thirds (2/3) in amount who vote on the Prepackaged Plan.

Pursuant to the Support Agreement, each Supporting Noteholder has irrevocably agreed, in accordance with the terms of the Support Agreement, to vote all of its Notes in favor of the Prepackaged Plan. Such Supporting Noteholders represent more than 70% of the aggregate principal amount of the outstanding Notes as of November 22, 2010 and 56% as of the date of the Support Agreement.

If the Prepackaged Plan is confirmed, each holder of a Claim or Interest in a class will receive the same consideration as the other members of the class, and the Prepackaged Plan will be binding with respect to all holders of Claims and Interests of each class, including members who did not vote or who voted to reject the Prepackaged Plan.

For further information regarding voting, including instructions for how holders of Claims or Interests can cast their vote and how to change or revoke votes after they have been cast, please refer to the section entitled “The Prepackaged Plan—Voting and Revocation Instructions.”

Classifications under the Prepackaged Plan

The principal classification provisions of the Prepackaged Plan are summarized below. This summary is qualified in its entirety by reference to the Prepackaged Plan attached hereto as Exhibit A. THE COMPANY URGES ALL CLAIM HOLDERS AND OTHER PARTIES IN INTEREST TO READ AND STUDY CAREFULLY THE PREPACKAGED PLAN.

Classification and Allowance of Claims and Interests

Section 1123 of the Bankruptcy Code provides that a plan of reorganization must classify claims against, and interests in, a debtor. Under section 1122 of the Bankruptcy Code, a plan of reorganization may classify claims and interests only into classes containing claims and interests which are substantially similar to such claims or interests. The Prepackaged Plan designates six classes of Claims and one class of Interests. The Company believes that the Company has classified all Claims and Interests in compliance with the provisions of section 1122 of the Bankruptcy Code. However, once the Company’s Chapter 11 case has been commenced, a holder of a Claim or Interest could challenge the Company’s classification of Claims and Interests, and the Bankruptcy Court could determine that a different classification is required for the Prepackaged Plan to be confirmed. In such event, it is the Company’s intention to seek to modify the Prepackaged Plan to provide for whatever classification might be required by the Bankruptcy Court and to use the acceptances received, to the extent permitted by the Bankruptcy Court, to demonstrate the acceptance of the class or classes which are affected. Any such reclassification could affect a class’s acceptance of the Prepackaged Plan by changing the composition of such class and the required vote for acceptance of the Prepackaged Plan and could potentially require a resolicitation of votes on the Prepackaged Plan.

The Prepackaged Plan provides for the classification and treatment of Claims and Interests of the Company’s creditors and interest holders. Holders of Claims and Interests shall not be required to file a proof of Claim or proof of Interest, as applicable. The Company intends to make distributions in accordance with its books and records in the ordinary course of business. The amount set forth in the books and records shall constitute the amount of the allowed Claim. Allowed Interest means shares of Common Stock in the Company. Any disputes regarding the validity or amount of the Claim or the Interest will be resolved consensually or through judicial means outside the Bankruptcy Court.

The Company reserves the rights with regard to Claims or Interests to:

•	object to any Claim for which a proof of Claim is filed or Interest for which a proof of Interest is filed;

•

file with the Bankruptcy Court an objection to the allowance of any Claim or any Interest and compromise, settle, withdraw, or litigate to judgment any objections to Claims or Interests for which a proof of Claim or proof of Interest, as applicable, is filed;

•

request that the Bankruptcy Court estimate any contingent or unliquidated Claim pursuant to section 502(c) of the Bankruptcy Code, regardless of whether the Company has previously objected to such Claim or whether the Bankruptcy Court has ruled on any objection, treat any amount estimated by the court as the allowed amount and pursue supplemental proceedings related to such estimation; and

•	assert all rights, obligations and defenses related to unimpaired disputed Claims and Interests.

Summary of Distributions under the Prepackaged Plan

The following is a summary of the distributions under the Prepackaged Plan. While the Company believes this summary covers the material terms and provisions relating to the distributions under the Prepackaged Plan, it may not contain all of the information that is important to you We encourage you to read the Prepackaged Plan, which is included as Exhibit A hereto and which the Company incorporates by reference into this document.

The following describes the Prepackaged Plan’s classification of Claims and Interests and the treatment that holders of allowed Claims and allowed Interests would receive for such allowed Claims and allowed Interests if the Prepackaged Plan is confirmed. Holders of such allowed Claims or allowed Interests can agree to accept less favorable treatment by settlement or otherwise if agreed to by the Company. If the Prepackaged Plan is confirmed by the Bankruptcy Court, each holder of an allowed Claim or allowed Interest in a particular class will receive the same treatment as the other holders in the same class of Claims or Interests, whether or not such holder voted to accept the Prepackaged Plan. Moreover, upon confirmation, the Prepackaged Plan will be binding on all of the Company’s holders of Claims and Interests regardless of whether such creditors or holders of equity interests voted to accept the Prepackaged Plan (unless such holder agrees to accept less favorable treatment). Such treatment will be in full satisfaction, release and discharge of, and in exchange for, such holder’s Claims against or Interests in the Company, except as otherwise provided in the Prepackaged Plan.

Treatment of Unclassified Claims

The Bankruptcy Code does not require classification of certain priority claims against a debtor. In this case, these unclassified Claims include the DIP Claims, Administrative Claims and Priority Tax Claims as set forth below.

Treatment of DIP Claims

Under the Prepackaged Plan, DIP Claims include Claims held by the DIP Administrative Agent and/or the DIP Lenders arising from or related to the DIP Credit Agreement and any other DIP Credit Document, which collectively the Company refers to as the “DIP Claims.” In full satisfaction, settlement, release and discharge of the allowed DIP Claims, on the Effective Date, allowed DIP Claims shall be (i) paid in full, (ii) assumed by the Company, with the consent of the Requisite Holders, on terms and conditions acceptable to the holders of such DIP Claims or is in such other manner acceptable to such holders with terms no less favorable in the aggregate for the Company and/or the Reorganized Company than those in the Existing Credit Facility, or (iii) satisfied in such other manner (with the consent of the Requisite Holders) with terms no less favorable in the aggregate for the Company or the Reorganized Company as agreed to by the holders of the DIP Claims.

Upon the full payment or other satisfaction of such DIP Claims, unless the liens of the DIP Lenders have been continued as part of the treatment of such Claims pursuant to the terms of the Prepackaged Plan and the Confirmation Order, the liens of the DIP lenders shall be deemed released, terminated and extinguished, in each case without further notice to order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or the vote, consent authorization or approval of any Entity. To the extent the DIP credit documents bind the holders of DIP Claims as to the manner in which their Claims may be treated pursuant to this Plan, no further agreement or consent from such holders shall be necessary in order to provide such treatment in accordance with the provisions of the Prepackaged Plan.

Administrative Claims

Under the Prepackaged Plan, Administrative Claims include Claims for the costs and expenses of administration of the bankruptcy cases pursuant to sections 503(b), 363, 364(c)(1), 365, or entitled to priority pursuant to section 507(a)(2) or 507(b) of the Bankruptcy Code, including, without limitation:

•	the actual and necessary costs and expenses incurred after the Petition Date and through the Effective Date of preserving the estates and operating the businesses of the debtor;

•

all indebtedness or obligations incurred or assumed by the Company during the Chapter 11 case, to the extent that the incurrence or assumption of such indebtedness or obligations provides a benefit to the Company’ estates;

•	any payments to be made under the Prepackaged Plan to cure a default on an assumed executory contract or unexpired lease;

•	all fee Claims allowed pursuant to sections 328, 330(a) and 331 of the Bankruptcy Code, or otherwise;

•	all fees and charges assessed against the estate pursuant to 28 U.S.C. § 1930; and

•

all requests for compensation or expense reimbursement for making a substantial contribution in the Chapter 11 cases pursuant to sections 503(b)(4), and (5) of the Bankruptcy Code, that are approved by the Bankruptcy Court.

To confirm the Prepackaged Plan, allowed Administrative Claims must be paid in full or in a manner otherwise agreeable to the holders of those Claims.

If the Bankruptcy Court confirms the Prepackaged Plan within the time frame anticipated by us, we expect that the amount of Administrative Claims will be significantly less than if we had commenced a reorganization case without prior receipt of the approvals necessary to confirm the Prepackaged Plan. In the event the Bankruptcy Court confirms the Prepackaged Plan within 45 days after the commencement of our reorganization case, and assuming there is no significant litigation initiated or objections filed with respect to the Prepackaged Plan, we estimate that the aggregate allowed amount of Administrative Claims (other than those discharged or to be satisfied by us in the ordinary course of business) will be approximately $9.2 million as of the date the Prepackaged Plan becomes effective.

Priority Tax Claims

Under the Prepackaged Plan, Priority Tax Claims include any Claim specified in sections 502(i) and 507(a)(8) of the Bankruptcy Code, which collectively the Company refers to as the “Priority Tax Claims.” Except to the extent the holder of an allowed Priority Tax Claim agrees otherwise, each holder of an allowed Priority Tax Claim will be paid, at the sole option of the Company or Reorganized Company in respect of such allowed Priority Tax Claim either (a) the full amount thereof, without post-petition interest or penalty, in cash, as soon as practicable after the later of (i) the Effective Date and (ii) the date of which such Claim becomes an allowed Claim or (b) cash payments made in equal annual installments beginning on or before the first anniversary following the Effective Date with the final installment being payable no later than the fifth anniversary of the Petition Date or (c) such lesser amount as the holder of an allowed Priority Tax Claim and the Company or Reorganized Company otherwise agree, subject to the provisions of the Bankruptcy Code.

Treatment of Classified Claims

The following describes the Prepackaged Plan’s classification of the Claims and Interests that are required to be classified under the Bankruptcy Code and the treatment that the holders of such allowed Claims or allowed Interests will receive for such Claims or Interests:

Class 1—Other Priority Claims

The Claims in Class 1 are of the types identified in section 507(a) of the Bankruptcy Code that are entitled to priority treatment (other than Administrative Claims and Priority Tax Claims), which collectively the Company refers to as “Other Priority Claims.” Examples of “Other Priority Claims” include, but are not limited to, employee Claims and benefits (up to a limit of $10,950 for each individual or corporation) and certain taxes, including sales and use taxes and property taxes. Most of these Claims already will have been paid by the Company in the ordinary course of business or pursuant to orders entered by the Bankruptcy Court.

Class 1 is unimpaired by the Prepackaged Plan. Each holder of an Other Priority Claim is conclusively presumed to have accepted the Prepackaged Plan and is not entitled to vote to accept or reject the Prepackaged Plan.

Except to the extent a holder of an allowed Other Priority Claim agrees to a less favorable treatment, in full and final satisfaction, settlement, release and discharge of, and in exchange for each allowed Other Priority Claim, each holder of such allowed Other Priority Claim will be paid in full in cash on the later of the Effective Date and the date such Other Priority Claim becomes allowed, or as soon as practicable thereafter.

Class 2—Senior Credit Facility Claims

The Claims in Class 2 consist of Claims arising under the Senior Credit Facility, which collectively the Company refers to as “Senior Credit Facility Claims.” On the Effective Date, each holder of a Senior Credit Facility Claim shall be reinstated and rendered unimpaired in accordance with section 1124 of the Bankruptcy Code.

Class 2 is unimpaired by the Prepackaged Plan, and holders of Class 2 Senior Credit Facility Claims are conclusively presumed to have accepted the Prepackaged Plan pursuant to section 1126(f) of the Bankruptcy Code. Holders of Class 2 Senior Credit Facility Claims are not entitled to vote to accept or reject the Prepackaged Plan.

Class 3—Other Secured Claims

The Claims in Class 3 consist of Claims that are secured other than those arising under the Existing Credit Facility, which collectively the Company refers to as “Other Secured Claims.” Examples of “Other Secured Claims” include, but are not limited to, Claims arising under capital leases and Claims arising under equipment leases. On the Effective Date, each holder of an Other Secured Claim shall be reinstated and rendered unimpaired in accordance with section 1124 of the Bankruptcy Code; provided, however, that Other Secured Claims incurred by the Company in the ordinary course of business may be paid in the ordinary course of business, in the discretion of the Company or Reorganized Company. Each holder of an allowed Other Secured Claim will retain the liens securing its Claim as of the Effective Date until full and final payment of such allowed Other Secured Claim is made as provided by the Prepackaged Plan. On the full payment or other satisfaction of such Claims in accordance with the Prepackaged Plan, the liens securing such allowed Other Secured Claim shall be deemed released, terminated and extinguished.

Class 3 is unimpaired by the Prepackaged Plan, and holders of Class 3 Other Secured Claims are conclusively presumed to have accepted the Prepackaged Plan pursuant to section 1126(f) of the Bankruptcy Code. Holders of Class 3 Other Secured Claims are not entitled to vote to accept or reject the Prepackaged Plan.

Class 4—Senior Notes Claims

The Claims in Class 4 consist of all Claims of the holders of the Notes arising under the Notes Indentures, which collectively the Company refers to as “Senior Notes Claims.” On the Effective Date, Senior Notes Claims shall be allowed in the aggregate amount of (1) $127 million plus (2) all accrued and unpaid interest at the non-default contract rate and fees due and owing under the Notes and the Senior Notes Indenture plus (iii) all other obligations (as defined in the Senior Notes Indentures).

Class 4 is impaired by the Prepackaged Plan. Each holder of a Senior Notes Claim is entitled to vote to accept or reject the Prepackaged Plan.

On the Effective Date, in full and final satisfaction, settlement, release, and discharge of, and in exchange for, each Senior Notes Claim, each Holder of such Senior Notes Claim shall receive on the Effective Date, (1) if the Shareholder Exchange Consent has been obtained, its pro rata share of 95% of the New Common Stock in the Reorganized Company, which New Common Stock shall be subject to dilution due to any issuances made pursuant to the 2011 Management Incentive Plan, or (2) if the Shareholder Exchange has not been obtained, its pro rata share of 97.5% of the New Common Stock in the Reorganized Company, which New Common Stock shall be subject to dilution due to any issuances made pursuant to the 2011 Management Incentive Plan and the Shareholder Warrants.

Class 5—General Unsecured Claims

The Claims in Class 5 consist of the Claims of vendors, landlords with prepetition rent Claims and/or Claims based on rejection of leases, prepetition personal injury, prepetition litigation, parties to contracts with the Company that are being rejected and other general unsecured Claims, which collectively the Company refers to as the “General Unsecured Claims.”

Class 5 is unimpaired by the Prepackaged Plan. Each holder of a General Unsecured Claim is deemed to accept the Prepackaged Plan.

Except to the extent that a holder of a General Unsecured Claim agrees to a less favorable treatment, in full and final satisfaction, settlement, release, and discharge of and in exchange for each General Unsecured Claim, each holder of such General Unsecured Claim shall be paid, no earlier than the Effective Date, or earlier pursuant to Bankruptcy Court order, in full in cash, or otherwise receive such treatment as to render such holder unimpaired. A General Unsecured Claim that is not due and payable on or before the Effective Date shall be paid thereafter without regard to any acceleration caused by the filling of the Chapter 11 case (i) in the ordinary course of business in accordance with applicable law or the terms of any agreement that governs such General Unsecured Claim or (ii) in accordance with the course of practice or dealing between the Company and such holder with respect to such General Unsecured Claim.

Class 6—Intercompany Claims

The Claims in Class 6 consist of all Claims of the holders of Claims held or acquired by an affiliate of the Company against the Company or any Intercompany Interests, which collectively the Company refers to as “Intercompany Claims.” On the Effective Date, each holder of an Intercompany Claim shall be reinstated and rendered unimpaired in accordance with section 1124 of the Bankruptcy Code.

Class 6 is unimpaired by the Prepackaged Plan. Each holder of an Intercompany Claim is conclusively presumed to have accepted the Prepackaged Plan and is not entitled to vote to accept or reject the Prepackaged Plan.

Class 7—Interests in the Company

Class 7 consists of the ownership Interests in the Company. An Interest means any share of common stock, preferred stock, unit of membership interest or other instrument evidencing an ownership interest (whether legal, equitable, contractual or in connection with any other rights) in the Company, whether or not certified, transferable, voting or denominated “stock” or a similar security that existed immediately prior to the Petition Date.

Class 7 is impaired by the Prepackaged Plan. Each holder of an Interest is entitled to vote to accept or reject the Prepackaged Plan.

On the Effective Date, in full and final satisfaction, settlement, release, and discharge of, and in exchange for each Interest in the Company, each holder of such Interest in the Company constituting Common Stock of the Company shall receive on or as soon as reasonably practicable after the Effective Date (1) if the Shareholder Exchange Consent is obtained, its pro rata share of 5% of the New Common Stock in the Reorganized Company, which New Common Stock shall be subject to dilution due to any issuances made pursuant to the 2011 Management Plan, or (2) if the Shareholder Exchange Consent is not obtained, its pro rata share of 2.5% of the New Common Stock in the Reorganized Company, which New Common Stock shall be subject to dilution due to any issuances made pursuant to the 2011 Management Incentive Plan and the Shareholder Warrants issued pursuant to the Prepackaged Plan, and its pro rata share of 100% of the Shareholder Warrants.

Confirmation of the Prepackaged Plan

If the Company seeks to implement the Prepackaged Plan by commencing proceedings to confirm the Prepackaged Plan contemplated by the Support Agreement, the Company will promptly request that the Bankruptcy Court hold a confirmation hearing (which hearing shall include a request for a determination by the Bankruptcy Court that the solicitation of acceptances to approve the Prepackaged Plan was in compliance with any applicable nonbankruptcy law, rule or regulation governing the adequacy of disclosure or, if there is not any such law, rule or regulation, was made after disclosure of adequate information as defined in the Bankruptcy Code), upon such notice to parties in interest as is required by the Bankruptcy Code and the Bankruptcy Court. Bankruptcy Rule 2002(b) requires no less than 28 days’ notice by mail of the time for filing objections to confirmation of the Prepackaged Plan and of the time and place of the confirmation hearing, unless the Bankruptcy Court shortens or lengthens this period. Parties in interest, including all holders of impaired Claims or Interests, will be provided notice by mail, or by publication if required by the Bankruptcy Court, of the date and time fixed by the Bankruptcy Court for the confirmation hearing. Section 1128(b) of the Bankruptcy Code provides that any party in interest may object to confirmation of the Prepackaged Plan. The Bankruptcy Court will also establish procedures for the filing and service of objections to confirmation of the Prepackaged Plan. Such procedures will be described to parties in interest in the notice informing them of the time for filing objections to confirmation of the Prepackaged Plan.

ANY OBJECTIONS TO CONFIRMATION OF THE PREPACKAGED PLAN MUST BE FILED WITH THE BANKRUPTCY COURT IN ACCORDANCE WITH APPLICABLE BANKRUPTCY RULES AND ANY PROCEDURES ESTABLISHED BY THE BANKRUPTCY COURT.

In order for the Prepackaged Plan to be confirmed, and regardless of whether all impaired classes of Claims and Interests vote to accept the Prepackaged Plan, the Bankruptcy Code requires that the Bankruptcy Court determine that the Prepackaged Plan complies with the requirements of section 1129 of the Bankruptcy Code. Section 1129 of the Bankruptcy Code requires for confirmation, among other things, that:

•

except to the extent the Prepackaged Plan meets the “nonconsensual confirmation” standards discussed below under “—Confirmation of the Prepackaged Plan Without Acceptance by All Classes of Impaired Claims and Interests,” the Prepackaged Plan must be accepted by each impaired class of Claims and Interests by the requisite votes of holders of Claims or Interests in such impaired classes;

•

the Prepackaged Plan is feasible (that is, there is a reasonable probability that the Company will be able to perform the Company’s obligations under the Prepackaged Plan and continue to operate the Company’s businesses without the need for further financial reorganization) (see “—Feasibility of the Prepackaged Plan” below); and

•

the Prepackaged Plan meets the requirements of section 1129(a)(7) of the Bankruptcy Code, which requires that, with respect to each impaired class, each holder of a Claim or Interest in such class either (1) accepts the Prepackaged Plan or (2) receives at least as much pursuant to the Prepackaged Plan as such holder would receive in a hypothetical liquidation of the Company under Chapter 7 of the Bankruptcy Code (see “—Best Interests Test” below).

In addition, the Company must demonstrate in accordance with section 1129 of the Bankruptcy Code, among other things, that:

•	the Prepackaged Plan is proposed in good faith;

•	the Prepackaged Plan complies with the Bankruptcy Code;

•

payments for services or costs and expenses in or in connection with the Chapter 11 case, or in connection with the Prepackaged Plan, have been approved by or are subject to the approval of the Bankruptcy Court;

•

the individuals to serve as the Company’s officers and directors have been disclosed and their appointment or continuance in such office is consistent with the interests of creditors and Interest holders and public policy;

•	the identity of any insider that will be employed or retained by the Company is disclosed, as well as any compensation to be paid to such insider;

•	all statutory fees have been or will be paid; and

•	the Prepackaged Plan provides for the continued maintenance of retiree benefits, if any, at a certain level.

Acceptance of the Prepackaged Plan

As a condition to confirmation, the Bankruptcy Code requires that each impaired class of claims or interests accept a plan of reorganization, unless the “cram-down” requirements of section 1129(b) of the Bankruptcy Code are met. Classes of Claims that are not “impaired” under a plan are conclusively presumed to have accepted the Prepackaged Plan and are not entitled to vote.

Feasibility of the Prepackaged Plan

The Bankruptcy Code requires that, in order to confirm the Prepackaged Plan, the Bankruptcy Court must find that confirmation of the Prepackaged Plan will not likely be followed by liquidation or the need for further financial reorganization. For the Prepackaged Plan to meet the “feasibility test,” the Bankruptcy Court must find that the Company will possess the resources and working capital necessary to fund the Company’s operations and that the Company will be able to meet the Company’s obligations under the Prepackaged Plan.

The Company has analyzed its ability to meet the Company’s obligations under the Prepackaged Plan. As part of the Company’s analysis, the Company has considered the Company’s forecasts of its financial performance after completion of the proceedings to confirm the Prepackaged Plan. These projections and the significant assumptions on which they are based are included in this Prospectus. See “Unaudited Projected Consolidated Financial Information for Restructuring under the Prepackaged Plan” contained herein as Exhibit B to this Prospectus. The Company believes, based on its analysis, that the Prepackaged Plan provides a feasible means of reorganization from which there is a reasonable expectation that, following the effectiveness of the Prepackaged Plan, the Company will possess the resources and working capital necessary to fund the Company’s operations and to meet the Company’s obligations under the Prepackaged Plan. There can be no assurance that the Bankruptcy Court will agree with the Company’s determination. In particular, there can be no assurance that the Bankruptcy Court will accept the projections or the assumptions underlying the Company’s determination. See “Risk Factors—Risks Related to Consummation of the Prepackaged Plan—The Bankruptcy Court may not Confirm the Prepackaged Plan or may require the Company to re-solicit votes with respect to the Prepackaged Plan.”

In conjunction with the Prepackaged Plan, the Bankruptcy Court will have to determine that the reorganization pursuant to the Prepackaged Plan is not likely to be followed by liquidation or the need for further financial reorganization. There can be no assurance that the Bankruptcy Court will agree with our determination. In particular, there can be no assurance that the Bankruptcy Court will accept the projections or the assumptions underlying our determination. See “Unaudited Projected Consolidated Financial Information for Restructuring under the Prepackaged Plan” contained herein as Exhibit B to this Prospectus.

Best Interests Test

Even if the Prepackaged Plan is accepted by each impaired class of Claims and Interests, section 1129(a)(7) of the Bankruptcy Code requires that in order to confirm a prepackaged plan, the Bankruptcy Court must determine that either:

•	each member of an impaired class of Claims or Interests has accepted the Prepackaged Plan; or

•

the Prepackaged Plan will provide each nonaccepting member of an impaired class of Claims or Interests a recovery that has a value at least equal to the value of the distribution that such member would receive if the Company was liquidated under Chapter 7 of the Bankruptcy Code. If all members of an impaired class of Claims or Interests accept the Prepackaged Plan, the best interests test does not apply with respect to that class.

The first step in satisfying the best interests test is to determine the dollar amount that would be generated from the liquidation of our assets and properties in the context of a Chapter 7 liquidation case. The total amount available would be the sum of the proceeds from the disposition of our assets and the cash held by us at the time of the commencement of the Chapter 7 case. The next step is to reduce that total by the amount of any claims secured by such assets, the costs and expenses of the liquidation, and such additional administrative expenses and priority claims that may result from the termination of our business and the use of Chapter 7 for the purposes of liquidation. Finally, that amount is allocated to creditors and stockholders in the strict order of priority in accordance with Section 726 of the Bankruptcy Code which requires that no junior creditor receive any distribution until all senior creditors are paid in full. This allocation is then compared to the value of the property that is proposed to be distributed under the Prepackaged Plan on the date the Prepackaged Plan becomes effective.

After consideration of the effects that a Chapter 7 liquidation would have on the ultimate proceeds available for distribution to creditors in a Chapter 11 case, including:

•	the increased costs and expenses of a liquidation under Chapter 7 arising from fees payable to a trustee in bankruptcy and professional advisors to such trustee;

•	the erosion in value of assets in a Chapter 7 case in the context of the expeditious liquidation required under Chapter 7 and the “forced sale” atmosphere that would prevail; and

•	substantial increases in claims which would be satisfied on a priority basis or on a parity with creditors in a Chapter 11 case,

and as set forth in the Company’s Liquidation Analysis, we have determined that confirmation of the Prepackaged Plan will provide each creditor and equity holder with a recovery that is not less than it would receive pursuant to our liquidation under Chapter 7 of the Bankruptcy Code. Moreover, we believe that the value of any distributions from the liquidation proceeds to each class of allowed Claims and Interests in a Chapter 7 case would be less than the value of distributions under the Prepackaged Plan because such distributions in Chapter 7 may not occur for a substantial period of time. In this regard, it is possible that distribution of the proceeds of the liquidation could be delayed for a substantial time after the completion of such liquidation to resolve all objections to claims and interests and prepare for distributions. The Company’s Liquidation Analysis is included hereto as Exhibit C to this Prospectus.

Alternatives to Confirmation of the Prepackaged Plan

If the Prepackaged Plan is not confirmed, the Company or, subject to further determination by the Bankruptcy Court as to extensions of the Company’s exclusive period within which to propose and solicit a plan of reorganization (which is the first 120 days after the commencement of the Chapter 11 case, subject to reduction or extension by the Bankruptcy Court), any other party in interest in the Company’s Chapter 11 case (following termination or expiration of the Company’s exclusive period within which to propose and solicit a plan) could attempt to formulate and propose a different plan or plans of reorganization. Such plans could involve a reorganization and continuation of the Company’s businesses, a sale of the Company’s businesses as a going concern, an orderly liquidation of the Company’s assets, or any combination thereof. If no plan of reorganization is confirmed by the Bankruptcy Court, the Company’s reorganization case may be converted to a liquidation case under Chapter 7 of the Bankruptcy Code.

In a Chapter 7 case, a trustee would be appointed or elected with the primary duty of liquidating the Company’s assets. Typically, in a liquidation, assets are sold for less than their going concern value and, accordingly, the return to creditors would be reduced. Proceeds from liquidation would be distributed to the Company’s creditors in accordance with the priorities set forth in the Bankruptcy Code.

Because of the difficulties in estimating what the Company’s assets would bring in a liquidation and the uncertainties concerning the aggregate claims to be paid and their priority in liquidation, it is not possible to predict with certainty what return, if any, each class of Claims or Interests might receive in a liquidation. Nevertheless, the Company believes that the most likely result would be the sale of the Company’s assets at a price which is significantly less than needed to pay the Company’s debts in full. The Company believes that holders of impaired Claims and Interests would realize a greater recovery under the Prepackaged Plan than would be realized under a Chapter 7 liquidation.

Solicitation and Voting Procedures

The following summarizes briefly the procedures to accept or reject the Prepackaged Plan. Noteholders and holders of Interests are encouraged to review the relevant provisions of the Bankruptcy Code and/or to consult their own attorneys.

The Solicitation Package

The following materials constitute the solicitation package:

•	the appropriate Ballot or Master Ballot upon which the nominee of beneficial owners shall indicate acceptances and rejections of the Prepackaged Plan and applicable voting instructions;

•	a pre-addressed, postage pre-paid return envelope; and

•	the Prospectus with all exhibits, including the Prepackaged Plan and any other supplements or amendments.

Class 4 shall be sent paper copies of this Prospectus with all exhibits, including the Prepackaged Plan. Any party who desires additional paper copies of these documents may request copies from the tabulation agent by contacting Epiq at the address or telephone number set forth on the back cover page of this Prospectus. All parties entitled to vote to accept or reject the Prepackaged Plan shall receive a paper copy of each appropriate Ballot.

A “Plan Supplement” will be filed with the Bankruptcy Court prior to the confirmation hearing or such later date as may be approved by the Bankruptcy Court. The Plan Supplement may include, among other things, the following:

•	any disclosures required by section 1129(a)(5) of the Bankruptcy Code not already made by a part of this Prospectus;

•	a non-exclusive list of causes of action to be retained by the Reorganized Company; and

•	a list of any entities designated as “Non-Released Parties.”

The Company may subsequently add additional items to the Plan Supplement, which also will be filed with the Bankruptcy Court.

Voting Deadline

The period during which Ballots or Master Ballots with respect to the Prepackaged Plan will be accepted by the tabulation agent will terminate on the Voting Deadline, unless the Company extends the date until which Ballots will be accepted. Except to the extent the Company so determines or as permitted by the Bankruptcy Court, Ballots and Master Ballots that are received after the Voting Deadline will not be counted or otherwise used by the Company in connection with the Company’s request for confirmation of the Prepackaged Plan (or any permitted modification thereof).

The Company reserves the absolute right, at any time or from time to time, to extend the period of time (on a daily basis, if necessary) during which Ballots and Master Ballots will be accepted for any reason, including determining whether or not the requisite number of acceptances have been received, by making a public announcement of such extension no later than 9:00 a.m., prevailing Eastern Time, on the next business day after the Voting Deadline. The Company will make such public announcement in a manner deemed reasonable to the Company in the Company’s discretion. As of the date of this Prospectus, the Company has no intention of extending such date.

Voting and Revocation Instructions

Only the holders of Class 4 Senior Notes Claims and allowed Class 7 Interests in the Company are entitled to vote to accept or reject the Prepackaged Plan, and they may do so by following the instructions below and the voting instructions attached to the Ballot and Master Ballot, as applicable. The failure of a holder to deliver a duly executed Ballot or Master Ballot, as applicable, will be deemed to constitute an abstention by such holder with respect to voting on the Prepackaged Plan, and such abstentions will not be counted as votes to accept or reject the Prepackaged Plan. Class 4 Senior Notes Claims will be deemed to have accepted the Prepackaged Plan if holders of Class 4 Senior Notes Claims representing at least two-thirds (2/3) in principal amount and more than one-half (1/2) in number of those who vote, vote in favor of the Prepackaged Plan. Class 7 Interests in the Company will be deemed to have accepted the Prepackaged Plan if holders of Class 7 Interests in the Company representing at least two-thirds (2/3) in the amount of allowed interests of such class held by holders of such interests that vote, vote in favor of the Prepackaged Plan. Only those parties who actually vote will be counted for these purposes. Abstentions and unmarked ballots will not be counted to determine whether the holders of Class 4 Senior Notes Claims and holders of Class 7 Interests in the Company have voted to accept or reject the Prepackaged Plan.

The Company is providing the solicitation package to holders of Class 4 Senior Notes Claims whose names (or the names of their nominees) appear as of the Voting Record Date, which was October 18, 2010.

If you hold Class 4 Senior Notes Claims or allowed Class 7 Interests in the Company that are registered in your own name, including by a participant in DTC whose name appears on a security position listing as the owner of Notes, you can vote on the Prepackaged Plan by completing the information requested on the appropriate Ballot, signing, dating and indicating your vote on the Ballot, and returning the completed original Ballot in the enclosed, pre-addressed, postage-paid envelope so that it is actually received by the tabulation agent before the voting deadline, 11:59 p.m., prevailing Eastern Time, on December 13, 2010 (unless the Voting Deadline is extended, in which case the ballots must be received by the tabulation agent by any subsequent time or date to which the Voting Deadline is extended).

If you are a beneficial owner holding Notes or Interests as a record holder in your own name, you should complete the information requested on the Ballot, indicate your vote on the Ballot, and return the completed original Ballot in the enclosed, pre-addressed, postage-paid envelope so that it is actually received by the tabulation agent before the Voting Deadline.

If you are a beneficial owner holding Notes or Interests through a broker, dealer, commercial bank, trust Company or other nominee, you are entitled to vote on the Prepackaged Plan in one of the two following ways:

•

If your Ballot already has been signed (or “prevalidated”) by your nominee (as described below), you should vote on the Prepackaged Plan by completing the information requested on the Ballot, indicating your vote on the Ballot, and returning the completed original Ballot in the enclosed, pre-addressed, postage-paid envelope so that it is actually received by the tabulation agent before the Voting Deadline.

•

If your Ballot has not been signed (or not “prevalidated”) by your nominee, you should vote on the Prepackaged Plan by completing the information requested on the Ballot, indicating your vote on the Ballot, and returning the completed original Ballot to your nominee in sufficient time for your nominee then to process the Ballot and return it to the tabulation agent so that it is actually received by the tabulation agent before the Voting Deadline. If no self-addressed, postage pre-paid envelope was enclosed for this purpose, the nominee must be contacted for instructions.

Any Ballot returned to a nominee by a beneficial owner will not be counted for purposes of acceptance or rejection of the Prepackaged Plan until such nominee properly completes and delivers to Epiq that Ballot (properly validated) or a Master Ballot that reflects the vote of such beneficial owner.

IF YOU ARE A BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE THAT IS THE REGISTERED HOLDER OF NOTES OR INTERESTS IN THE COMPANY, PLEASE FORWARD A COPY OF THIS PROSPECTUS, THE BALLOT, AND ANY OTHER ENCLOSED MATERIALS TO EACH BENEFICIAL OWNER AS OF THE VOTING RECORD DATE AND ARRANGE FOR BENEFICIAL OWNERS TO VOTE IN ACCORDANCE WITH THE VOTING PROCEDURES DESCRIBED HEREIN AND:

•

If you have signed (or “prevalidated”) a Ballot by: (1) signing the Ballot; (2) indicating on the Ballot the name of the registered holder and the amount of securities held by the nominee; and (3) forwarding such Ballot together with the solicitation package and other materials requested to be forwarded, to the beneficial owner for voting, then the beneficial owner must vote on the Prepackaged Plan by completing the information requested on the Ballot, indicating its vote on the Ballot, and returning the completed original Ballot in the enclosed, pre-addressed, postage-paid envelope so that it is actually received by the tabulation agent before the Voting Deadline. A list of the beneficial owners to whom “prevalidated” Ballots were delivered should be maintained by the nominee for inspection for at least one year after the Voting Deadline.

•

If you have not signed (or not “prevalidated”) the Ballot, then you, as nominee, may obtain the votes of beneficial owners by forwarding to the beneficial owners the unsigned Ballots, together with this Prospectus, a return envelope provided by, and addressed to, the nominee, and other materials requested to be forwarded. Each such beneficial owner may vote on the Prepackaged Plan by completing the information requested on the Ballot, indicating its vote on the Ballot, and returning the completed original Ballot to you, as nominee. After collecting the Ballots, you, as nominee, should, in turn, complete a Master Ballot compiling the votes and other information from the Ballot, execute the Master Ballot, and deliver the Master Ballot to the tabulation agent so that it is actually received by the tabulation agent before the Voting Deadline. All Ballots returned by beneficial owners should be either forwarded to the tabulation agent (along with the Master Ballot) or retained by nominees for inspection for at least one year after the Voting Deadline.

Each nominee should advise its beneficial owners to return their Ballots to the nominee by a date calculated by the nominee to allow it to prepare and return the Master Ballot to the tabulation agent so that it is actually received by the tabulation agent before the Voting Deadline.

The Company expects that DTC, as a nominee holder of Notes, will arrange for its participants to vote by executing a letter of authorization in favor of such participants. As a result of such letter, each such participant will be authorized to vote its Voting Record Date positions held in the name of such securities clearing agencies, and the Company shall, in any event, rely on the listing of participants provided by DTC as of the Voting Record Date.

All Ballots are accompanied by a pre-addressed, postage-paid envelope. Any beneficial owner of eligible Class 4 Senior Notes Claims or allowed Class 7 Interests in the Company that has not received a Ballot should contact its nominee or Epiq at its address and telephone number on the back cover of this Prospectus to request a Ballot.

Any Ballot that is properly executed by the holder of a Claim or Interest, but which does not clearly indicate an acceptance or rejection of the Prepackaged Plan or which indicates both an acceptance and a rejection of the Prepackaged Plan, shall not be counted. It is important to follow the specific instructions provided on each Ballot.

Each holder of a Class 4 Senior Notes Claim or an allowed Class 7 Interest in the Company must vote all of its Claims or Interests, as applicable, to either accept or reject the Prepackaged Plan and may not split its votes. All holders of Class 4 Senior Notes Claims who are parties to the Support Agreement, as well as their affiliates (as such term is defined in the Support Agreement), have agreed to vote to accept the Prepackaged Plan.

All Ballots are accompanied by a pre-addressed postage-paid envelope. It is important to follow the specific instructions provided on each Ballot.

Acceptances or rejections may be withdrawn or revoked at any time prior to the Voting Deadline by the beneficial owner on the Voting Record Date who completed the original Master Ballot or Ballot, or by the nominee who completed the Master Ballot in such beneficial owner’s name, as the case may be. However, after commencement of a reorganization case in connection with the Prepackaged Plan, withdrawal or revocation of votes accepting or rejecting the Prepackaged Plan may be effected only with the approval of the Bankruptcy Court.

Acceptances or rejections in regard to the Prepackaged Plan may be withdrawn or revoked prior to commencement of a reorganization case in connection with the Prepackaged Plan by complying with the following procedures: (1) a beneficial owner of Notes or Interests in the Debtor should deliver a written notice of withdrawal or revocation to the record holder for endorsement and delivery to the tabulation agent and (2) a record holder of Notes or Interests in the Debtor who voted securities held for its own account should deliver a written notice of withdrawal or revocation to the tabulation agent.

To be effective, a notice of revocation and withdrawal must:

•	be timely received by the tabulation agent at its address specified on the back cover of this Prospectus,

•	specify the name and/or customer account number of the beneficial owner whose vote on the Prepackaged Plan is being withdrawn or revoked,

•	contain the description of the Claim or Interest as to which a vote on the Prepackaged Plan is withdrawn or revoked, and

•

be signed by the beneficial owner of the Claim or Interest who executed the Ballot reflecting the vote being withdrawn or revoked, or by the nominee who executed the Master Ballot reflecting the vote being withdrawn or revoked, as applicable, in each case in the same manner as the original signature on the Ballot or Master Ballot, as the case may be.

After the commencement of a reorganization case in connection the Prepackaged Plan, a notice of withdrawal of a previously furnished Ballot or Master Ballot will not be effective without the approval of the Bankruptcy Court.

Note to Holders of Class 4 Senior Notes Claims or Allowed Class 7 Interests in the Company

By signing and returning a Ballot or a Master Ballot, each holder of a Class 4 Senior Notes Claim or an allowed Class 7 Interest in the Company will be certifying to the Bankruptcy Court and the Company that, among other things:

•	the holder has received and reviewed a copy of this Prospectus and solicitation package and acknowledges that the solicitation is being made pursuant to the terms and conditions set forth therein;

•	the holder has cast the same vote with respect to all Claims in the same class; and

•	no other Ballots with respect to the same Claim have been cast, or, if any other Ballots have been cast with respect to such Claim, then the earlier of any such Ballots are thereby revoked.

Voting Tabulation

The Company has engaged Epiq as the tabulation agent to assist in the balloting and tabulation process. The tabulation agent will process and tabulate Ballots for each class entitled to vote to accept or reject the Prepackaged Plan and will file the voting report as soon as practicable on or after the date on which the Company filed a voluntary petition for relief under the Bankruptcy Code, which date is referred to as the “Petition Date.”

The Ballot does not constitute, and shall not be deemed to be, a proof of Claim or proof of Interest, or an assertion or admission of a Claim or Interest, as applicable. Only holders of Claims or Interests in the voting classes, Class 4 Senior Notes Claims or allowed Class 7 Interests in the Company, shall be entitled to vote with regard to such Claims or Interests, as applicable.

Unless the Company decides otherwise, Ballots received after the Voting Deadline may not be counted. The method of delivery of the Ballots to be sent to the tabulation agent is at the election and risk of each holder of a Class 4 Senior Notes Claim or an allowed Class 7 Interest in the Company. Except as otherwise provided in the solicitation procedures, a Ballot will be deemed delivered only when the tabulation agent actually receives the original executed Ballot. No Ballot should be sent to the Company, the Company’s agents (other than the tabulation agent), or the Company’s financial or legal advisors.

In the event the Prepackaged Plan receives the acceptance of less than two-thirds (2/3) in amount or less than one-half (1/2) in number of holders of Class 4 Senior Notes Claims, subject to its obligations under the Support Agreement, the Company reserves the right to use the acceptances to seek confirmation of any permitted amendment or modification of the Prepackaged Plan, provided that the Company may not make any amendment or modification to the Prepackaged Plan without the consent of the Requisite Holders and approval of the Bankruptcy Court. The Bankruptcy Code may require the Company to disseminate additional solicitation materials if the Company makes material changes to the terms of the Prepackaged Plan. In that event, the solicitation will be extended to the extent directed by the Bankruptcy Court.

If multiple Ballots are received from the same holder with respect to the same Class 4 Senior Notes Claim or allowed Class 7 Interest in the Company prior to the Voting Deadline, the last Ballot timely received will be deemed to reflect that voter’s intent and will supersede and revoke any prior Ballot. Holders must vote all of their Class 4 Senior Notes Claims or allowed Class 7 Interests in the Company either to accept or reject the Prepackaged Plan and may not split their votes. Accordingly, a Ballot that partially rejects and partially accepts the Prepackaged Plan will not be counted. Further, to the extent that a holder submits multiple votes with respect to multiple Class 4 Senior Notes Claims or allowed Class 7 Interests in the Company, the Company may, in its discretion, and to the extent possible, aggregate the Class 4 Senior Notes Claims or allowed Class 7 Interests in the Company of such holder for the purpose of counting votes.

In the event a designation of lack of good faith is requested by a party in interest under section 1126(e) of the Bankruptcy Code, the Bankruptcy Court will determine whether any vote to accept and/or reject the Prepackaged Plan cast with respect to that Claim or Interest will be counted for purposes of determining whether the Prepackaged Plan has been accepted and/or rejected.

Brokers, dealers, commercial banks, trust companies or other nominees that are registered Holders of Notes or Interests in the Company will be sent a broker letter (the “Broker Letter”), which will instruct them to forward a copy of this Prospectus, the Ballot, and any other enclosed materials to each beneficial owner of Notes or Interests as of the Voting Record Date and arrange for beneficial owners to vote in accordance with the voting procedures described therein. If the nominee has signed (or “prevalidated”) the Ballots by: (1) signing the Ballots; (2) indicating on the Ballots the name of the appropriate registered holder and the amount of securities held by the nominee; and (3) forwarding such Ballots together with the solicitation package and other materials requested to be forwarded in the Broker Letter, to the beneficial owner for voting, then each beneficial owner must vote on the Prepackaged Plan by completing the information requested on the Ballot, indicating its vote on the Ballot, and returning the completed original Ballot in the enclosed, pre-addressed, postage-paid envelope so that it is actually received by the tabulation agent before the Voting Deadline. A list of the beneficial owners to whom “pre-validated” Ballots were delivered should be maintained by the nominee for inspection for at least one year after the Voting Deadline.

If the nominee has not signed (or not “prevalidated”) the Ballots, then the nominee may obtain the votes of beneficial owners by forwarding to the beneficial owners the unsigned Ballots, together with this Prospectus, a return envelope provided by, and addressed to, the nominee, and other materials requested to be forwarded. Each such beneficial owner may vote on the Prepackaged Plan by completing the information requested on the Ballot, indicating its vote on the Ballot, and returning the completed original Ballot to the nominee. After collecting the Ballots the nominee is instructed to, in turn, complete a Master Ballot compiling the votes and other information from the Ballot, execute the Master Ballot, and deliver the Master Ballot to the tabulation agent so that it is actually received by the tabulation agent before the Voting Deadline. All Ballots returned by beneficial owners should be either forwarded to the tabulation agent (along with the Master Ballot) or retained by nominees for inspection for at least one year after the Voting Deadline. In-depth instructions for completing the Master Ballot are attached to the Master Ballot.

To ensure against duplication in counting votes of holders with multiple accounts, the tabulation agent compares the information entered in Item 4 of each Ballot or Master Ballot and performs a cross-reference of each account number in preparing the tabulation certifying the vote to the Bankruptcy Court.

The Company will file with the Bankruptcy Court, on the Petition Date, or as soon as practicable thereafter, the voting report prepared by the tabulation agent. The voting report shall, among other things, delineate every Ballot or Master Ballot that does not conform to the voting instructions or that contains any form of irregularity, including, but not limited to, those Ballots or Master Ballots that are late or (in whole or in material part) illegible, unidentifiable, lacking signatures or lacking necessary information, received via facsimile or e-mail or damaged. The voting report also shall indicate the Company’s intentions with regard to such irregular Ballots or Master Ballots. Neither the Company nor any other person or entity will be under any duty to provide notification of defects or irregularities with respect to delivered Ballots or Master Ballots other than as provided in the voting report, nor will any of them incur any liability for failure to provide such notification.

Holders of Claims or Interests who are not a party to the Support Agreement and either vote to reject the Prepackaged Plan or do not vote to accept or reject the Prepackaged Plan may elect to withhold their consent to the releases set forth in Article VIII of the Prepackaged Plan by checking the applicable box on the Ballot.

Means for Implementing the Prepackaged Plan

Management and Employment

Following the occurrence of the Effective Date, the Reorganized Company shall be governed by the new board of directors which will consist of seven directors. Except as otherwise expressly provided in the

Prepackaged Plan, all employment and severance policies, and all compensation and benefit plans, policies, and programs of the Company applicable to its employees, retirees and non-employee directors including savings plans, retirement plans, healthcare plans, disability plans, severance benefit plans, incentive plans, and life, accidental death and dismemberment insurance plans will be treated as executory contracts under the Prepackaged Plan and on the Effective Date will be assumed pursuant to the provisions of sections 365 and 1123 of the Bankruptcy Code.

The Company will disclose, prior to the hearing on the confirmation of the Prepackaged Plan, such additional information as is necessary to satisfy section 1129(a)(5) of the Bankruptcy Code including (1) the identity and affiliation of any other individual who is proposed to serve as one of the Company’s officers or directors, to the extent it is different than disclosed herein, and (2) the identity of any other insider who will be employed or retained by the Company and such insider’s compensation.

Cancellation of Existing Securities and Indebtedness

As a general matter, on the Effective Date, all notes, indentures, instruments and other documents evidencing the Claims or Interests classified in Class 4 and Class 7 of the Prepackaged Plan will be cancelled. Without limiting the generality of the foregoing, on the Effective Date, the Notes and Interests in the Company will be cancelled.

Issuance of New Common Stock

On the Effective Date, the Reorganized Company will issue New Common Stock in accordance with the terms of the Prepackaged Plan. All New Common Stock to be issued pursuant to the Prepackaged Plan will be duly authorized, validly issued and fully paid and non-assessable.

The Company expects that the Confirmation Order of the Bankruptcy Court will provide that the issuance of the New Common Stock in respect of the Notes shall be exempt from the registration requirements under the Securities Act in accordance with section 1145 of the Bankruptcy Code.

Immediately following the Effective Date, none of the New Common Stock or Shareholder Warrants will be listed on a national securities exchange.

Issuance of Shareholder Warrants

If the Shareholder Exchange consent is not obtained, on the Effective Date, the Reorganized Company will issue, in accordance with the terms of the Prepackaged Plan, unregistered Shareholder Warrants to purchase 5.0% of the New Common Stock on a fully diluted basis exercisable for a period of three years following the Effective Date at an aggregate strike price calculated based on a total enterprise value of $250.0 million.

Material Differences in the Rights of Holders of Notes and New Common Stock

Maturity

The 2005 Notes mature on November 1, 2025, and the 2006 Notes mature on November 15, 2026. The New Common Stock will not have a maturity date.

Interest

The 2005 Notes obligate the Company to pay 5.25% per annum on the principal amount of the Notes, payable May 1 and November 1 of each year.

The 2006 Notes obligate the Company to pay 5.50% per annum on the principal amount of the Notes, payable May 15 and November 15 of each year.

Holders of New Common Stock will not have any rights to interest.

Ranking

The Notes are the Company’s unsecured senior obligations. The Notes rank equally in express right of payment with the Company’s future senior indebtedness and senior to any of its existing and future subordinated indebtedness. The Notes also rank junior to the Company’s existing and future secured indebtedness to the extent of the underlying collateral. The Notes are effectively subordinated to all existing and future indebtedness and other liabilities, including trade payables, of its subsidiaries.

The New Common Stock will be the most junior of all of the Company’s securities. As a result, our existing and future indebtedness and other non-equity claims will rank senior to the New Common Stock.

Repurchase Option

A Noteholder of the 2005 Notes may require the Company to repurchase some or all of the Noteholder’s 2005 Notes for cash on each of November 1, 2012, 2015 and 2020 at a price equal to 100% of the principal amount of the 2005 Notes being repurchased, plus accrued interest, if any, in each case. A Noteholder of the 2006 Notes may require the Company to repurchase some or all of the Noteholder’s 2006 Notes for cash on each of November 15, 2011, 2016 and 2021 at a price equal to 100% of the principal amount of the 2006 Notes being repurchased, plus accrued interest, if any, in each case.

Holders of New Common Stock will not have any such right to require the Company to repurchase their shares of Common Stock.

Repurchase Upon a Designated Event

Upon the occurrence of a “fundamental change,” including the consummation of the Exchange Offer, a Noteholder of the 2005 Notes or 2006 Notes may require the Company to repurchase some or all of the holder’s 2005 Notes or 2006 Notes for cash.

Holders of New Common Stock will not be protected against a designated event, such as a change of control, other than as provided in the Company’s restated certificate of incorporation.

Confirmation of the Prepackaged Plan without Acceptance by All Classes of Impaired Claims and Interests

We may seek confirmation of the Prepackaged Plan even if the Prepackaged Plan is not accepted by Class 7 Interests pursuant to the “cram-down” provisions set forth in section 1129(b) of the Bankruptcy Code. The Bankruptcy Code contains provisions for confirmation of a plan of reorganization even if the plan of reorganization is not accepted by all impaired classes, as long as at least one impaired class of claims has accepted the plan. These “cram-down” provisions are set forth in section 1129(b) of the Bankruptcy Code. Under the “cram-down” provisions, upon the request of a plan proponent, a bankruptcy court will confirm a plan of reorganization despite the lack of acceptance by an impaired class or classes if the bankruptcy court finds that:

•	the plan of reorganization does not discriminate unfairly with respect to each non-accepting impaired class; and

•	the plan of reorganization is fair and equitable with respect to each non-accepting impaired class.

These standards ensure that holders of junior interests, such as common stockholders, cannot retain any interest in the debtor under a plan that has been rejected by a senior class of impaired claims or interests unless such impaired claims or interests are paid in full.

As used by the Bankruptcy Code, the phrases “discriminate unfairly” and “fair and equitable” have narrow and specific meanings unique to bankruptcy law. A plan does not “discriminate unfairly” if claims or interests in different classes but with similar priorities and characteristics receive or retain property of similar value under a plan. By establishing separate classes for the holders of each type of claim or interest and by treating each holder of a claim or interest in each class identically, the Prepackaged Plan has been structured so as to meet the “unfair discrimination” test of section 1129(b) of the Bankruptcy Code.

The Bankruptcy Code sets forth different standards for establishing that a plan is “fair and equitable” with respect to a dissenting class, depending on whether the class is comprised of secured or unsecured claims or interests. In general, the “fair and equitable” requirement of section 1129(b) of the Bankruptcy Code permits confirmation notwithstanding non-acceptance by an impaired class if that class and all junior classes are treated in accordance with the “absolute priority” rule, which requires that the dissenting class be paid in full before a junior class may receive any distributions under the plan of reorganization. In addition, case law surrounding section 1129(b) requires that no class senior to a non-accepting impaired class receives more than payment in full on its claims. For this reason, it is necessary that our Noteholders vote as a class to accept the Plan in order for our existing stockholders to retain any interest in the Company following our reorganization.

With respect to a class of secured Claims that does not accept the Prepackaged Plan, the Company must demonstrate to the Bankruptcy Court that either:

•

each holder of a secured Claim in the dissenting class (a) retains its liens under such Prepackaged Plan securing its Claims to the extent of the allowed amount of its Claims and (b) receives on account of its Claims deferred cash payments totaling at least the present value of its Claims;

•	the collateral securing the Claims of each holder of secured Claims is sold and the liens securing such Claims are attached to the funds from the sale; or

•	each holder of a secured Claim is given the “indubitable equivalent” of its secured Claims.

Additionally, if applicable, the Company must demonstrate that the holders of Claims or Interests that are senior to the Claims of the dissenting class of secured Claims receive no more than payment in full on their Claims or Interests under the Prepackaged Plan.

With respect to a class of unsecured Claims that does not accept the Prepackaged Plan, the Company must demonstrate to the Bankruptcy Court that either:

•	each holder of an unsecured Claim in the dissenting class receives or retains under such Prepackaged Plan property of a value equal to the allowed amount of its unsecured Claim; or

•	the holders of Claims or holders of Interests that are junior to the Claims of the holders of such unsecured Claims will not receive or retain any property under the Prepackaged Plan.

Additionally, if applicable, the Company must demonstrate that the holders of Claims or Interests that are senior to the Claims or Interests of the dissenting class of unsecured Claims or Interests receive no more than payment in full on their Claims or Interests under the Prepackaged Plan.

With respect to a class of Interests that does not accept the Prepackaged Plan, the Company must demonstrate to the Bankruptcy Court that either:

•

each holder of an Interest in the dissenting class receives or retains under the Prepackaged Plan property of a value equal to the greatest of the allowed amount of its liquidation preference, its fixed redemption price, or the value of its Interest; or

•	the holders of Claims or holders of Interests that are junior to the Interests of the dissenting class of holders of such Interests will not receive or retain any property under the Prepackaged Plan.

Additionally, if applicable, the Company must demonstrate that the holders of Claims or Interests that are senior to the Interests of the dissenting class of Interests receive no more than payment in full on their Claims or Interests under the Prepackaged Plan.

The Company will only seek to invoke the “cram-down” provisions set forth in section 1129(b) of the Bankruptcy Code in the event that Class 4—Senior Notes Claims accepts the Prepackaged Plan but Class 7—Interests in the Company rejects the Prepackaged Plan.

In the event that we seek confirmation of the Prepackaged Plan pursuant to the “cram-down” provisions set forth in section 1129(b) of the Bankruptcy Code, the “unfair discrimination” test of section 1129(b) of the Bankruptcy Code would be satisfied as no class of Claims or Interests with similar priorities and characteristics as Class 7 Interests in the Company would receive or retain property of greater value under the Prepackaged Plan. The “fair and equitable” rule of sections 1129(b) of the Bankruptcy Code would be satisfied as the Prepackaged Plan provides that there is no holder of any interest in the Company that is junior to Class 7 that is receiving or retaining any property under the Prepackaged Plan on account of such junior interests and the holders of Claims against the Company in Classes that are senior to Class 7 are receiving distributions, the value of which is not greater than 100% of the Allowed amount of their Claims.

Valuation Analysis and Financial Projections

Valuation of the Company Post Restructuring under the Prepackaged Plan

At the Company’s request, Macquarie Capital has prepared an estimated going concern value for the Company after giving effect to the Restructuring under the Prepackaged Plan.

In preparing the Company’s estimated enterprise value after giving effect to the Restructuring under the Prepackaged Plan, Macquarie Capital:

•	reviewed certain historical financial information of the Company for recent years and interim periods;

•	reviewed certain internal financial and operating data of the Company, including the financial projections developed by the Company’s management relating to their businesses and prospects;

•	met with certain members of senior management of the Company to discuss the Company’s operations and future prospects;

•	reviewed publicly available financial data and considered the market values of public companies deemed generally comparable to the operating businesses of the Company;

•	considered certain economic and industry information relevant to the Company’s operating businesses; and

•	conducted such other analyses as Macquarie Capital deemed appropriate.

Although Macquarie Capital conducted a review and analysis of the Company’s businesses, operating assets and liabilities, and business plans, Macquarie Capital assumed and relied on, without independent verification, the accuracy and completeness of all: (1) historical financial and other information furnished to it by or on behalf of the Company and (2) publicly available information. Macquarie Capital further assumed that the financial projections were prepared reasonably and in good faith on a basis reflecting the Company’s best estimates and judgment as to future operating and financial performance. Macquarie Capital did not conduct an independent evaluation or appraisal of the Company’s assets, and no independent evaluations or appraisals of the Company’s assets were sought or were obtained in connection therewith.

Macquarie Capital estimated the Company’s enterprise value after giving effect to the Restructuring under the Prepackaged Plan to be between approximately $153.0 million and $183.0 million, with a midpoint of $168.0 million as of an assumed Effective Date of January 31, 2011, which may not be the actual Effective Date. This reorganization enterprise value (ascribed as of the date of this Prospectus) reflects, among other factors discussed below, current financial market conditions and the inherent uncertainty today as to the achievement of the Company’s financial projections, which are set forth under “Unaudited Projected Consolidated Financial Information for Restructuring under the Prepackaged Plan” contained herein as Exhibit B to this Prospectus. Macquarie Capital’s estimate of a range of enterprise values does not constitute an opinion as to the fairness from a financial point of view of the consideration to be received under the terms of the Prepackaged Plan or of the terms and conditions of the Prepackaged Plan.

The range of the Company’s estimated enterprise value, as of an assumed Effective Date of January 31, 2011, and after giving effect to the Restructuring under the Prepackaged Plan, reflects work performed by Macquarie Capital on the basis of information available to, and analyses undertaken by, Macquarie Capital as of October 19, 2010. It should be understood that, although subsequent developments may affect Macquarie Capital’s conclusions, Macquarie Capital does not have any obligation to update, revise or reaffirm its estimate.

In performing its analysis, Macquarie Capital used various valuation techniques, including:

•

a comparable company analysis, in which Macquarie Capital analyzed the enterprise values of public companies that Macquarie Capital deemed generally comparable to all or parts of the Company’s operating business as a multiple of certain financial measures, including EBITDA and then applied selected multiples derived from such analysis to the projected EBITDA of the Company;

•

a precedent transactions analysis, in which Macquarie Capital analyzed the financial terms of certain acquisitions of companies that Macquarie Capital believed were comparable to all or parts of the Company’s business, and then applied certain financial performance and other metrics provided by such analysis to the relevant metrics of the Company; and

•

a discounted cash flow analysis, in which Macquarie Capital, using a weighted average cost of capital, computed the present value of free cash flows from the Company and the terminal value of the Company.

The summary set forth above does not purport to be a complete description of the analyses performed by Macquarie Capital. An estimate of total enterprise value is not entirely mathematical, but rather it involves complex considerations and judgments concerning various factors that could affect the value of an operating business. The preparation of an estimate involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods in the particular circumstances and, therefore, such an estimate is not readily susceptible to summary description. The value of an operating business is subject to uncertainties and contingencies that are difficult to predict and will fluctuate with changes in factors affecting the financial conditions and prospects of such a business. As a result, the estimate of implied reorganized equity value set forth herein is not necessarily indicative of actual outcomes, which may be significantly more or less favorable than those set forth herein. The estimates are inherently subject to uncertainties and contingencies beyond the control of the Company. Macquarie Capital does not accept responsibility for their accuracy. Depending on the results of the Company’s operations or changes in the financial markets, Macquarie Capital’s valuation analysis as of the Effective Date may differ from that disclosed herein. In addition, estimates of implied reorganized equity value do not purport to be appraisals, nor do they necessarily reflect the values that might be realized if assets were sold.

The foregoing reflects a number of assumptions, including a successful reorganization of the Company’s businesses and finances in a timely manner, achieving the forecasts reflected in the financial projections, the amount of available cash, market conditions, the availability of certain tax attributes and the Prepackaged Plan becoming effective in accordance with its terms on a basis consistent with the estimates and other assumptions discussed herein. The estimates of value represent hypothetical enterprise values of the Company after giving effect to the Restructuring under the Prepackaged Plan as the continuing operator of its business and assets and assume that such assets are operated in accordance with the Company’s business plan. They do not purport to reflect or constitute appraisals, liquidation values or estimates of the actual market value that may be realized through the trading value or sale of any securities to be issued pursuant to the Prepackaged Plan, which may be significantly different than the amounts set forth herein. Such estimates were developed solely for purposes of formulation and negotiation of the Prepackaged Plan and analysis of implied relative recoveries to creditors thereunder. Moreover, to the extent that the estimated range of enterprise value is dependent upon the Company’s achievement of the financial projections, it is inherently speculative.

In addition, the valuation of newly issued securities is subject to additional uncertainties and contingencies, all of which are difficult to predict. Actual market prices of such securities at issuance will depend upon, among other things, prevailing interest rates; conditions in the financial markets; the anticipated initial securities holdings of prepetition creditors, some of which may prefer to liquidate their investment rather than hold it on a long term basis; and other factors that generally influence the prices of securities. If the Company seeks confirmation of the Prepackaged Plan in the Prepackaged Plan proceeding, actual market prices of such securities also may be affected by the Prepackaged Plan proceeding or by other factors not possible to predict. Accordingly, the reorganization enterprise value estimated by Macquarie Capital does not necessarily reflect, and should not be construed as reflecting, values of the Common Stock that will be attained in the public or private markets. The enterprise value ascribed in the analysis does not purport to be an estimate of the post reorganization market trading value of the Common Stock. Such trading value may be materially different from the reorganization enterprise value ranges associated with Macquarie Capital’s valuation analysis.

THE FOREGOING VALUATION IS BASED UPON A NUMBER OF ESTIMATES AND ASSUMPTIONS THAT ARE INHERENTLY SUBJECT TO SIGNIFICANT UNCERTAINTIES AND CONTINGENCIES BEYOND THE CONTROL OF THE COMPANY AND ITS ADVISORS. ACCORDINGLY, THERE CAN BE NO ASSURANCE THAT THE RANGES REFLECTED IN THE VALUATION WOULD BE REALIZED IF THE PREPACKAGED PLAN WERE TO BECOME EFFECTIVE, AND ACTUAL RESULTS COULD VARY MATERIALLY FROM THOSE SHOWN HERE.

THE ESTIMATED CALCULATION OF ENTERPRISE VALUE IS HIGHLY DEPENDENT UPON ACHIEVING THE FUTURE FINANCIAL RESULTS AS SET FORTH IN THE COMPANY’S FINANCIAL PROJECTIONS, AS WELL AS THE REALIZATION OF CERTAIN OTHER ASSUMPTIONS, NONE OF WHICH ARE GUARANTEED AND MANY OF WHICH ARE OUTSIDE OF THE COMPANY’S CONTROL, AS FURTHER DISCUSSED IN THE RISK FACTORS, THE “UNAUDITED PROJECTED CONSOLIDATED FINANCIAL INFORMATION FOR RESTRUCTURING UNDER THE PREPACKAGED PLAN” CONTAINED HEREIN AS EXHIBIT B TO THIS PROSPECTUS AND ELSEWHERE IN THIS PROSPECTUS. SEE “RISK FACTORS—RISKS RELATING TO THE COMPANY’S BUSINESS AND INDUSTRY—OUR FUTURE OPERATIONAL AND FINANCIAL PERFORMANCE MAY VARY MATERIALLY FROM THE FINANCIAL PROJECTIONS.”

THE CALCULATIONS OF VALUE SET FORTH HEREIN REPRESENT ESTIMATED REORGANIZATION VALUES AND DO NOT NECESSARILY REFLECT VALUES THAT COULD BE ATTAINABLE IN PUBLIC OR PRIVATE MARKETS. THE ENTERPRISE VALUE STATED HEREIN DOES NOT PURPORT TO BE AN ESTIMATE OF THE POST-RESTRUCTURING MARKET VALUE. SUCH VALUE, IF ANY, MAY BE MATERIALLY DIFFERENT FROM THE ENTERPRISE VALUE RANGES ASSOCIATED WITH THIS VALUATION ANALYSIS. NO RESPONSIBILITY IS TAKEN BY MACQUARIE CAPITAL FOR CHANGES IN MARKET CONDITIONS AND NO OBLIGATIONS ARE ASSUMED TO REVISE THIS CALCULATION OF THE COMPANY’S ENTERPRISE VALUE TO REFLECT EVENTS OR CONDITIONS THAT SUBSEQUENTLY OCCUR. THE CALCULATIONS OF ENTERPRISE VALUE DO NOT CONFORM TO THE UNIFORM STANDARDS OF PROFESSIONAL APPRAISAL PRACTICE OF THE APPRAISAL FOUNDATION.

NEITHER PRICEWATERHOUSECOOPERS LLP, NOR ANY OTHER INDEPENDENT ACCOUNTANTS, HAVE COMPILED, EXAMINED OR PERFORMED ANY PROCEDURES WITH RESPECT TO THE VALUATION ANALYSIS, NOR HAVE THEY EXPRESSED ANY OPINION OR ANY OTHER FORM OF ASSURANCE WITH RESPECT THERETO OR TO THE ACHIEVABILITY OF SUCH VALUATION, AND ASSUME NO RESPONSIBILITY FOR, AND DISCLAIM ANY ASSOCIATION WITH THE VALUATION ANALYSIS.

Distributions

All required distributions under the Prepackaged Plan to holders of allowed Claims and Interests shall be made by the Company or by a disbursing agent or such other entity designated by the Reorganized Company as a disbursing agent on the Effective Date. The disbursing agent and such other entities will not be required to give any bond or surety or other security for the performance of its duties unless otherwise ordered by the Bankruptcy Court.

The disbursing agent shall be empowered to: (a) effect all actions and execute all agreements, instruments, and other documents necessary to perform its duties under the Prepackaged Plan; (b) make all distributions contemplated by the Prepackaged Plan; (c) employ professionals to represent it with respect to its responsibilities; and (d) exercise such other powers as may be vested in the disbursing agent by order of the Bankruptcy Court, pursuant to the Prepackaged Plan, or as deemed buy the disbursing agent to be necessary and proper.

The distribution date will mean the date, occurring on or as soon as practicable after the later of the Effective Date and the date when a Claim becomes an allowed Claim. Only holders of record of Class 4 Senior Notes Claims or allowed Class 7 Interests in the Company as of the distribution record date shall be entitled to receive the distributions provided for holders of Class 4 Senior Notes Claims or allowed Class 7 Interests in the Company in the Prepackaged Plan. As of the close of business on the distribution record date, the transfer ledger in respect of the Notes will be closed, for purposes of making the distributions required in accordance with the provisions of the Prepackaged Plan. The Company and the disbursing agent (1) will have no obligation to recognize the transfer of, or the sale of any participation in, any allowed Claim or allowed Interest that occurs after the close of business on the Distribution Record Date, and (2) will be entitled for all purposes in the Prepackaged Plan to recognize, deal with, and distribute to, only those holders of allowed Claims or allowed Interests, as applicable, that are holders of such Claims or Interests, as applicable, or participants therein, as of the close of business on the Distribution Record Date.

Distributions to holders of allowed Claims and allowed Interests will be made at the address of each such holder as set forth in the Company’s books and records unless superseded by the address set forth in a proof of claim or interest or other pleading filed by that holder in the Bankruptcy Court, or in the case of Noteholders, distributions may be made by means of book-entry exchange through the facilities of DTC (whether by means of book-entry exchange, free delivery or otherwise) in accordance with the customary practices of DTC, as and to the extent practicable. If any holder’s distribution is returned as undeliverable, no further distributions to such holder will be made, unless and until the Company or the disbursing agent is notified of such holder’s then-current address, at which time all missed distributions will be made to such holder. Amounts in respect of undeliverable distributions made through a disbursing agent will be returned to such disbursing agent making such distribution until such distributions are claimed. All claims for undeliverable distributions must be made on or before the expiration of six months from the date of delivery of the applicable distribution under the Prepackaged Plan. After such date all unclaimed property held by a disbursing agent for distribution to holders will be returned to the Company, and the claim of any holder with respect to such property will be discharged and forever barred.

Conditions to the Effective Date of the Prepackaged Plan

The Effective Date will not occur until the conditions set forth below have been satisfied or waived:

•	the order confirming the Prepackaged Plan is a final order in form and substance acceptable to the Company and to the Requisite Holders;

•

the Prepackaged Plan and Plan Documents are in form and substance reasonably acceptable to the Company and the Requisite Holders, have been executed, delivered and any conditions (other than the occurrence of the Effective Date) contained therein have been satisfied or waived in accordance therewith;

•	any and all breaches of or defaults under the Existing Credit Facility shall have been cured or waived by the required lenders under the Existing Credit Facility;

•

all authorizations, consents, certifications, approvals, rulings, no-action letters, opinions or other documents or actions required by any law, regulation or order to be received or to occur in order to implement the Prepackaged Plan on the Effective Date have been obtained or shall have occurred unless failure to do so would not have a material adverse change on the Reorganized Company;

•

all other documents and agreements necessary to implement the Prepackaged Plan on the Effective Date, including any and all Plan Documents (defined below) have been executed and delivered by all necessary parties, and all other required actions have occurred or have been otherwise satisfied or waived;

•	the Support Agreement remains in full force and effect and has not been terminated;

•

receipt of acceptances from at least two thirds (2/3) of the Noteholders in amount, and more than one-half (1/2) in the number of the Class 4 Senior Notes Claims who actually vote to accept or reject the Prepackaged Plan; provided, however, if sufficient acceptances from Noteholders are received, but holders of Common Stock do not vote for the Prepackaged Plan, the Prepackaged Plan may still be confirmed through the non-consensual “cram-down” provision of section 1129(b) of the Bankruptcy Code; and

•

pursuant to section 1129(a)(4) of the Bankruptcy Code, the Reorganized Company has paid in full all Senior Notes Indenture Trustees Claims, as well as all fees and expenses incurred by the Requisite Holders in accordance with the terms of the Support Agreement.

The Company retains the right to waive any condition (with the consent of the Requisite Holders), other than the Bankruptcy Court’s entry of a Confirmation Order, at any time and without leave of or notice to the Bankruptcy Court and without formal action other than proceeding with confirmation of this Prepackaged Plan.

Modification of the Prepackaged Plan

Except as otherwise specifically provided in the Prepackaged Plan and Support Agreement, the Company reserves the right to modify the Prepackaged Plan (with the consent of the Requisite Holders), whether such modification is material or immaterial, and to seek confirmation consistent with the Bankruptcy Code. Subject to certain restrictions and requirements set forth in section 1127 of the Bankruptcy Code and Bankruptcy Rule 3019 and those restrictions on modifications set forth in the Support Agreement, the Company expressly reserves the Company’s rights to revoke, withdraw, alter, amend or modify the Prepackaged Plan, one or more times, after confirmation, and, to the extent necessary, may initiate proceedings in the Bankruptcy Court to so alter, amend, or modify the Prepackaged Plan, or remedy any defect or omission, or reconcile any inconsistencies in the Prepackaged Plan, this Prospectus, or the Confirmation Order, in such matters as may be necessary to carry out the purposes and intent of the Prepackaged Plan.

Under the Support Agreement, the Company is prohibited from waiving any condition to the Prepackaged Plan or making any changes to the terms and conditions of the Prepackaged Plan without the prior consent of the Requisite Holders.

Withdrawal of the Prepackaged Plan

The Company reserves the right to revoke or withdraw the Prepackaged Plan prior to the Confirmation Date of the Prepackaged Plan (with the consent of the Requisite Holders), and to file subsequent plans of reorganization. If the Company revokes or withdraws the Prepackaged Plan, or if confirmation does not occur, then:

•	the Prepackaged Plan will be null and void in all respects;

•

any settlement or compromise embodied in the Prepackaged Plan (including the fixing or limiting to an amount certain of any Claim or Interest or class of claims or interests), assumption or rejection of executory contracts or unexpired leases effected by the Prepackaged Plan, and any document or agreement executed pursuant to the Prepackaged Plan, will be null and void; and

•

nothing contained in the Prepackaged Plan will: (a) constitute a waiver or release of any Claims or Interests; (b) prejudice in any manner the rights of such Company or any other entity; or (c) constitute an admission, acknowledgement, offer, or undertaking of any sort by the Company, or any other entity.

Effect of Prepackaged Plan Confirmation

Revesting of Assets and Operations of Property

Except as otherwise provided in the Prepackaged Plan or any agreement, instrument, or other document incorporated therein, on and after the Effective Date, all property in the estate, all causes of action (except those released pursuant to the Prepackaged Plan), and any property acquired by any of the Company pursuant to the Prepackaged Plan shall vest in the Reorganized Company, free and clear of all liens, Claims, charges, or other encumbrances (except for liens granted to secure the Existing Credit Facility under the Existing Credit Facility agreement). On and after the Effective Date, except as otherwise provided in the Prepackaged Plan, the Reorganized Company may operate its business and may use, acquire, or dispose of property and compromise or settle any Claims, Interests, or causes of action without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules.

Settlement, Release, Injunction and Related Provisions

Discharges of Claims and Termination of Interests

Pursuant to section 1141(d) of the Bankruptcy Code, and except as otherwise specifically provided in the Prepackaged Plan, the distributions, rights, and treatment that are provided in the Prepackaged Plan shall be in full and final satisfaction, settlement, release, and discharge, effective as of the Effective Date, of all Claims, Interests, and causes of action of any nature whatsoever, including any interest accrued on Claims or Interests from and after the Petition Date, whether known or unknown, against, liabilities of, liens on, obligations of, rights against, and interests in, the Company or any of its assets or properties, regardless of whether any property shall have been distributed or retained pursuant to the Prepackaged Plan on account of such Claims and Interests, including demands, liabilities, and causes of action that arose before the Effective Date, any contingent or non-contingent liability on account of representations or warranties issued on or before the Effective Date, and all debts of the kind specified in sections 502(g), 502(h), or 502(i) of the Bankruptcy Code, in each case whether or not: (1) a proof of claim or interest based upon such claim, debt, right, or interest is filed or deemed filed pursuant to section 501 of the Bankruptcy Code; (2) a Claim or Interest based upon such claim, debt, right, or interest is allowed pursuant to section 502 of the Bankruptcy Code; or (3) the holder of such a Claim or Interest has accepted the Prepackaged Plan. Except as otherwise provided in the Prepackaged Plan, any default by the Company or its Affiliates with respect to any Claim or Interest that existed immediately prior to or on account of the filing of the Chapter 11 cases shall be deemed cured on the Effective Date. The Confirmation Order shall be a judicial determination of the discharge of all Claims and Interests subject to the Effective Date occurring, except as otherwise expressly provided in the Prepackaged Plan.

Compromise and Settlement of Claims, Interests, and Controversies

Pursuant to section 363 of the Bankruptcy Code and Bankruptcy Rule 9019 and in consideration for the distributions and other benefits provided pursuant to the Prepackaged Plan, the provisions of the Prepackaged Plan shall constitute a good faith compromise of all Claims, Interests, and controversies relating to the contractual, legal and subordination rights that a holder of a Claim may have with respect to any allowed Claim or Interest, or any distribution to be made on account of such allowed Claim or Interest. The entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of the compromise or settlement of all such Claims, Interests, and controversies, as well as a finding by the Bankruptcy Court that such compromise or settlement is in the best interests of the Company, its estate, and holders of Claims and Interests and is fair, equitable, and reasonable. In accordance with the provisions of the Prepackaged Plan, pursuant to section 363 of the Bankruptcy Code and Bankruptcy Rule 9019(a), without any further notice to or action, order, or approval of the Bankruptcy Court, after the Effective Date, the Reorganized Company may compromise and settle Claims against it and causes of action against other entities.

Releases of Liens

Except as otherwise provided in the Prepackaged Plan or in any contract, instrument, release, or other agreement or document created or assumed pursuant to the Prepackaged Plan, on the Effective Date and concurrently with the applicable distributions made pursuant to the Prepackaged Plan and, in the case of a secured claim, satisfaction in full of the portion of the secured claim that is allowed as of the Effective Date, all mortgages, deeds of trust, liens, pledges, or other security interests against any property of the estates shall be fully released and discharged, and all of the right, title, and interest of any holder of such mortgages, deeds of trust, liens, pledges, or other security interests shall revert to the Reorganized Company and its successors and assigns.

Releases by the Company

Pursuant to section 1123(b) of the Bankruptcy Code, and except as otherwise specifically provided in the Prepackaged Plan, for good and valuable consideration, including the contribution of the following released parties, which shall include:

•	the Supporting Noteholders;

•

all holders of Claims and Interests, except for holders of any Claims or Interests: (x) who vote to reject the Prepackaged Plan or (y) who do not vote either to accept or reject the Prepackaged Plan, and who, with respect to both (x) and (y), timely submit a “Release Opt-Out Form” indicating their decision to not participate in the release of any third parties;

•	the Company’s affiliates;

•	the indenture trustees under the Senior Notes Indentures;

•

each of the foregoing party’s current officers, affiliates, partners, directors, managers, employees, agents, current and former members (including ex officio members), advisors and professionals (including any attorneys, actuaries, accountants, managed funds, advisors, consultants, financial advisors, investment bankers and other professionals retained by such Persons), together with their respective successors and assigns, each solely in its capacity as such;

•	all current and former officers, directors, managers, and employees of the Company; and

•

all attorneys, financial advisors, advisors, accountants, investment bankers, investment advisors, actuaries, professionals and affiliates of the Company, its affiliates, and each of its respective predecessors and successors in interest, and all of their respective current and former members (including ex officio members), officers, directors, employees, partners, attorneys, financial advisors, accountants, managed funds, investment bankers, investment advisors, actuaries, professionals and affiliates, each in their respective capacities as such;

to facilitate the expeditious reorganization of the Company and the implementation of the restructuring contemplated by the Prepackaged Plan, on and after the Effective Date, the released parties will be deemed released and discharged by the Company, the Reorganized Company, and the estates from any and all claims, obligations, rights, suits, damages, causes of action, remedies, and liabilities whatsoever, including any derivative claims asserted on behalf of the Company, whether known or unknown, foreseen or unforeseen, existing or hereinafter arising, in law, equity, or otherwise, that the Company, the Reorganized Company, the estates, or their affiliates would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the holder of any Claim or Interest or other entity, based on or relating to, or in any manner arising from, in whole or in part, the Company, the Chapter 11 cases, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Prepackaged Plan, the business or contractual arrangements between the Company and any released party, the restructuring of Claims and Interests prior to or in the Chapter 11 cases, the negotiation, formulation, or preparation of the Prepackaged Plan, the Plan Supplement, this Prospectus, or related agreements, instruments, or other documents, upon any other act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date, other than claims or liabilities arising out of or relating to any act or omission of a released party that constitutes willful misconduct or gross negligence. Notwithstanding anything to the contrary in the foregoing, the release set forth above will not release any post-Effective Date obligations of any party under the Prepackaged Plan or any other document or instrument, or that are expressly set forth in and preserved by the Prepackaged Plan or related documents, including without limitation, any cause of action arising under or related to the existing credit agreement.

Exculpation

Except as otherwise specifically provided in the Prepackaged Plan or Plan Supplement, none of

•	the Company;

•	the Reorganized Company;

•	current and former officers, directors, managers and employees of the Company;

•	the Company’s affiliates;

•	the Supporting Noteholders;

•

all holders of Claims and Interests, except for holders of any Claims or Interests: (x) who vote to reject the Prepackaged Plan or (y) who do not vote either to accept or reject the plan, and who, with respect to both (x) and (y), timely submit a “Release Opt-Out Form” indicating their decision to not participate in the release of any third parties;

•	the indenture trustee for the Notes;

•

each of the foregoing party’s current officers, affiliates, partners, directors, managers, employees, agents, current and former members (including ex officio members), advisors and professionals (including any attorneys, actuaries, accountants, managed funds, advisors, consultants, financial advisors, investment bankers and other professionals retained by such persons), together with their respective successors and assigns, each solely in its capacity as such;

•

all attorneys, financial advisors, advisors, accountants, investment bankers, investment advisors, actuaries, professionals and affiliates of the Company, their subsidiaries, and each of their respective predecessors and successors in interest, and all of their respective current and former members (including ex officio members), officers, directors, employees, partners, attorneys, financial advisors, accountants, managed funds, investment bankers, investment advisors, actuaries, professionals and affiliates, each in their respective capacities as such;

•

each of the foregoing party’s current officers, affiliates, partners, directors, managers, employees, agents, current and former members (including ex officio members), advisors and professionals (including any attorneys, actuaries, accountants, managed funds, advisors, consultants, financial advisors, investment bankers and other professionals retained by such Persons), together with their respective successors and assigns, each solely in its capacity as such;

which the Company collectively refers to as the “Exculpated Parties,” shall neither have, nor incur any liability to any entity for any prepetition or postpetition act taken or omitted to be taken in connection with, or related to formulating, negotiating, preparing, disseminating, implementing, soliciting, administering, confirming, or effecting the consummation of the Prepackaged Plan or any contract, instrument, release or other agreement or document created or entered into in connection with the Prepackaged Plan or any other prepetition or postpetition act taken or omitted to be taken in connection with or in contemplation of the restructuring of the Company, including, but not limited to, this offering memorandum and disclosure statement, the Support Agreement and the plan documents; provided, however, that the foregoing “Exculpation” shall have no effect on the liability of any entity that results from any such act or omission that is determined in a final order to have constituted gross negligence or willful misconduct; provided, further, that each Exculpated Party shall be entitled to rely upon the advice of counsel concerning his, her or its duties pursuant to, or in connection with, this Plan or any other related document, instrument, or agreement.

Injunction

Except as otherwise expressly provided in the Prepackaged Plan or for obligations issued pursuant to the Prepackaged Plan, but subject to the occurrence of the Effective Date, all entities that have held, hold, or may hold Claims or Interests that have been released pursuant to Article VIII.C of the Prepackaged Plan or Article VIII.D of the Prepackaged Plan, discharged pursuant to Article VIII.A of the Prepackaged Plan, or are subject to exculpation pursuant to Article VIII.E of the Prepackaged Plan will be permanently enjoined, from and after the Effective Date, from taking any of the following actions against, as applicable, the Company, the Reorganized Company, the released parties, or the Exculpated Parties: (1) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such Claims or Interests; (2) enforcing, levying, attaching, collecting, or recovering by any manner or means any judgment, award, decree, or order against such entities on account of or in connection with or with respect to any such Claims or Interests; (3) creating, perfecting, or enforcing any lien, Claim or encumbrance of any kind against such entities or the property or estates of such entities on account of or in connection with or with respect to any such Claims or Interests; (4) asserting any right of setoff, subrogation, or recoupment of any kind against any obligation due from such entities or against the property or estates of such entities on account of or in connection with or with respect to any such Claims or Interests unless such holder has filed a motion requesting the right to perform such setoff on or before the Confirmation Date, and notwithstanding an indication in a proof of Claim or Interest or otherwise that such holder asserts, has, or intends to preserve any right of setoff pursuant to section 553 of the Bankruptcy Code or otherwise; and (5) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such Claims or Interests released or settled pursuant to the Prepackaged Plan.

Retention of Causes of Action

In accordance with section 1123(b) of the Bankruptcy Code, and except where such causes of action have been expressly released, the Reorganized Company will retain and may enforce all rights to commence and pursue, as appropriate, any and all causes of action, whether arising before or after the Petition Date, including any actions specifically enumerated in the Plan Supplement, and the Reorganized Company’s rights to commence, prosecute, or settle such causes of action shall be preserved notwithstanding the occurrence of the Effective Date. The Reorganized Company may pursue such causes of action, as appropriate, in accordance with the best interests of the Reorganized Company. No entity may rely on the absence of a specific reference in the Prepackaged Plan, the Plan Supplement, or this Prospectus to any cause of action against them as any indication that the Company or Reorganized Company, as applicable, will not pursue any and all available causes of action against them. Except with respect to causes of action as to which the Company or Reorganized Company have released any person or entity on or prior to the Effective Date, the Company or Reorganized Company, as applicable, expressly reserve all rights to prosecute any and all causes of action against any entity, except as otherwise expressly provided in the Prepackaged Plan. Unless any causes of action against an entity are expressly waived, relinquished, exculpated, released, compromised, or settled in the Prepackaged Plan or a Bankruptcy Court order, the Reorganized Company expressly reserves all causes of action, for later adjudication, and, therefore, no preclusion doctrine, including the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, estoppel (judicial, equitable or otherwise), or laches, shall apply to such causes of action upon, after, or as a consequence of the confirmation or consummation.

Limitation of Liability

Except as otherwise provided in the Support Agreement, Prepackaged Plan or the Confirmation Order, to the extent permitted by law (including section 14 of the Securities Act), neither the Company nor any of our officers, directors, members or employees (acting in such capacity), nor any professional persons employed by us shall have or incur any liability to any entity or person for any action taken or omitted to be taken in connection with or related to our reorganization case, the formulation, preparation, dissemination, solicitation, confirmation or consummation of the Prepackaged Plan, or any other action taken or omitted to be taken in connection with the Prepackaged Plan or the prepetition restructuring efforts; provided that the foregoing will have no effect on the liability of any entity that would otherwise result from any such act or omission to the extent that such act or omission is determined in a final order to have constituted gross negligence or willful misconduct.

Retention of Jurisdiction

The Prepackaged Plan provides that the Bankruptcy Court will retain and have jurisdiction of all matters arising in, arising under, and related to the Company’s Chapter 11 case and the Prepackaged Plan pursuant to, and for the purposes of, sections 105(a) and 1142 of the Bankruptcy Code.

Objections to Claims and Interest/Distributions

Prosecution of Objections to Claims and Interests

The Company or the Reorganized Company, as applicable, shall have the exclusive authority to file, settle, compromise, withdraw, or litigate to judgment any objections to Claims or objections to Interests, as applicable, as permitted under the Prepackaged Plan. From and after the Effective Date, the Company and the Reorganized Company may settle or compromise any disputed Claim or disputed Interest, as applicable, without approval of the Bankruptcy Court. The Company reserves all rights to resolve any disputed Claim or disputed Interest, as applicable, outside the Bankruptcy Court under applicable governing law.

Procedures Regarding Disputed and Unimpaired Claims and Interests

Except as otherwise provided in the Prepackaged Plan, holders of Claims and Interests will not be required to file a proof of claim or proof of interests, as applicable. Instead, the Company intends to make distributions, as required by the Prepackaged Plan, in accordance with its books and records in the ordinary course of business, or, in the case of Senior Notes Claims, by means of a book-entry exchange through the facilities of DTC in accordance with the customary practices of DTC. The Company and the Reorganized Company, as applicable, reserve all rights to object to any claim for which a proof of claim or interest for which a proof of interest is filed, in each case prior to the Effective Date.

Unless disputed by a holder of a Claim or holder of Interests or otherwise provided herein or in the Prepackaged Plan, the amount set forth in the books and records of the Company shall constitute the amount of the allowed Claim or allowed Interest, as applicable, of such holder. Except as set forth herein or in the Prepackaged Plan, any disputes regarding the validity or amount of the Claim or the Interest will be resolved consensually or through judicial means outside the Bankruptcy Court. The Company or Reorganized Company may, in their discretion, file with the Bankruptcy Court an objection to the allowance of any claim or any interest (or any other appropriate motion or adversary proceeding with respect thereto), and the Company or Reorganized Company reserves the right to compromise, settle, withdraw, or litigate to judgment any objections to claims or interests for which a proof of claim or proof of interest, as applicable, is filed.

The Company or Reorganized Company, as applicable, may, at any time, request that the Bankruptcy Court estimate any contingent or unliquidated Claim pursuant to section 502(c) of the Bankruptcy Code, regardless of whether the Company or Reorganized Company has previously objected to such Claim or whether the Bankruptcy Court has ruled on any objection, and the Bankruptcy Court will retain jurisdiction to estimate any claim at any time during litigation concerning any objection to any Claim, including during the pendency of any appeal related to any such objection. In the event the Bankruptcy Court estimates any contingent or unliquidated claim, that estimated amount will constitute either the allowed amount of such Claim or a maximum limitation on such Claim, as determined by the Bankruptcy Court. If the estimated amount constitutes a maximum limitation on such Claim, the Company or the Reorganized Company, as applicable, may elect to pursue any supplemental proceedings to object to any ultimate payment on such Claim. Each of the aforementioned objection, estimation, and resolution procedures are cumulative and are not exclusive of one another.

All rights, obligations and defenses with respect to unimpaired disputed Claims are expressly preserved and may be asserted by the Company, Reorganized Company or the holders of such unimpaired disputed Claims in the Bankruptcy Court or other appropriate non-bankruptcy forum.

Executory Contracts and Unexpired Leases

Except as otherwise provided in the Prepackaged Plan, or in any contract, instrument, release, indenture, or other agreement or document entered into in connection with the Prepackaged Plan, specifically including the

Support Agreement, as of the Effective Date, the Company shall be deemed to have assumed each executory contract and unexpired lease to which it is a party (including all insurance policies), unless such executory contract or unexpired lease: (i) previously has been assumed or rejected pursuant to a final order of the Bankruptcy Court, (ii) is designated specifically or by category as a contract or lease to be rejected on the schedule of rejected contracts and leases, if any, or (iii) is the subject of a separate motion to assume or reject filed under section 365 of the Bankruptcy Code by the Company prior to the Effective Date. As of and subject to the occurrence of the Effective Date, all contracts identified on the schedule of rejected contracts and leases shall be deemed rejected. Subject to the occurrence of the Effective Date, entry of the Confirmation Order by the Bankruptcy Court shall constitute approval of such assumptions and rejections pursuant to sections 365(a) and 1123 of the Bankruptcy Code. Each executory contract and unexpired lease assumed shall revest in and be fully enforceable by the Company in accordance with its terms, except as modified by the provisions of the Prepackaged Plan, or any order of the Bankruptcy Court authorizing and providing for its assumption or applicable federal law. All Claims arising from the rejection of executory contracts or unexpired leases, if any, will be treated as General Unsecured Claims, subject to any limitation on allowance of such Claims under section 502(b) of the Bankruptcy Code or otherwise. Except as otherwise ordered by the Bankruptcy Court, in the event that the rejection of an executory contract or unexpired lease by the Company pursuant to the Prepackaged Plan results in damages to the other party or parties to such contract or lease, a Claim for such damages shall be forever barred and shall not be enforceable against the Company, or their respective properties or interests in property as agents, successors, or assigns, unless a proof of Claim has been filed with the Bankruptcy Court and served upon counsel for the Company on or before the date, and in the form and manner set forth in the order authorizing the rejection.

Notwithstanding the foregoing paragraph, after the Effective Date, the Reorganized Company shall have the right to terminate, amend, or modify any contracts, leases, or other agreements without approval of the Bankruptcy Court.

Treatment of Trade Creditors and Employees during the Company’s Reorganization Case

PROMPTLY FOLLOWING THE COMMENCEMENT OF THE PREPACKAGED PLAN PROCEEDING, THE COMPANY INTENDS TO SEEK BANKRUPTCY COURT APPROVAL OF VARIOUS MEASURES DESIGNED TO ENSURE THAT THE COMPANY’S TRADE CREDITORS AND EMPLOYEES ARE UNAFFECTED BY THE FILING.

The Company intends to seek the approval of the Bankruptcy Court, promptly following the commencement of the proceedings to confirm the Prepackaged Plan, to make payments in the ordinary course of business in respect of Claims of trade creditors. There can be no assurance, however, that the Bankruptcy Court will permit the payment of the Claims of trade creditors in the ordinary course. IN ANY EVENT, THE PREPACKAGED PLAN PROVIDES THAT VALID CLAIMS OF TRADE CREDITORS ARE TO BE PAID IN FULL AND THAT THE HOLDERS OF SUCH CLAIMS WILL NOT BE REQUIRED TO FILE A PROOF OF CLAIMS OR TAKE ANY OTHER FORMAL ACTION TO OBTAIN SUCH PAYMENT.

Salaries, wages, expense reimbursements, accrued paid vacations, health-related benefits, severance benefits and similar benefits of the Company’s employees will be unaffected by the Prepackaged Plan. To ensure the continuity of the Company’s work force and to further accommodate the unimpaired treatment of employee benefits, the Company intends to seek the approval of the Bankruptcy Court, promptly following the commencement of the proceedings to confirm the Prepackaged Plan, to pay all accrued prepetition salaries or wages, and expense reimbursements, to permit employees to utilize their paid vacation time which accrued prior to the commencement of the Company’s Chapter 11 case (so long as they remain the Company’s employees) and to continue paying medical benefits under the Company’s health plans. There can be no assurance that the Bankruptcy Court will permit the payment of employee Claims and health benefits in the ordinary course. IN ANY EVENT, THE PREPACKAGED PLAN PROVIDES FOR ALL EMPLOYEE CLAIMS AND BENEFITS TO BE PAID OR HONORED NO LATER THAN THE DATE ON OR AFTER THE DATE

THE PREPACKAGED PLAN BECOMES EFFECTIVE WHEN SUCH PAYMENT OR OTHER OBLIGATION BECOMES DUE AND PERFORMABLE. EMPLOYEES SHALL NOT BE REQUIRED TO FILE A PROOF OF CLAIM OR TAKE ANY OTHER FORMAL ACTION TO OBTAIN SUCH PAYMENT.

The Company estimates that payments to trade creditors and employees will total approximately $21 million over 30 days.

Other First Day Relief

In addition to any orders relating to the payment of prepetition claims of trade creditors and employees, the Company intends to seek certain orders very shortly after commencement of the Company’s reorganization case, including the following (if necessary):

•	an order authorizing the Company to obtain debtor-in-possession financing or to use cash collateral;

•	orders authorizing the retention of professionals (including accountants, attorneys and financial advisors) in connection with the Company’s reorganization case;

•	an order authorizing the retention of ordinary course professionals without the filing of individual retention applications and affidavits;

•

an order authorizing the Company (a) to continue the Company’s current cash management system, (b) to maintain prepetition bank accounts and (c) to continue use of existing business forms and existing books and records;

•	an order to relieve the Company from the filing of certain forms and schedules otherwise required by the “U.S. Trustee Operating Guidelines and Reporting Requirements;”

•	an order seeking relief under 341(e) of the Bankruptcy Code;

•	an order fixing the date for the hearings on approval of this Prospectus and the solicitation of acceptances of the Prepackaged Plan and confirmation of the Prepackaged Plan; and

•	such other orders as are typical in reorganization cases or that may be necessary for the preservation of the Company’s assets or for confirmation of the Prepackaged Plan.

The orders will be sought pursuant to accompanying motions and, if appropriate, memoranda of law. The foregoing list is subject to change depending upon the Company’s needs in connection with the Company’s operations during the Company’s reorganization case. Failure of the Bankruptcy Court to enter one or more of these orders, or a delay in doing so, could result in the Company’s reorganization case becoming protracted and could delay, perhaps materially, the hearing on, and the ultimate confirmation of, the Prepackaged Plan.

Restriction on Transfer of Securities

The Company expects that the Confirmation Order of the Bankruptcy Court will provide that the issuance of the New Common Stock distributed under the Prepackaged Plan in respect of Class 4 Senior Notes Claims and allowed Class 7 Interests in the Company shall be exempt from the registration requirements of the Securities Act in accordance with section 1145 of the Bankruptcy Code. See “Securities Law Matters.”

To the extent that the Company does not receive such confirmation and the exemptions provided for in section 1145 of the Bankruptcy Code do not apply, such New Common Stock may only be offered, resold or otherwise transferred: (1) in a transaction not involving a public offering; (2) pursuant to an exemption from registration promulgated by Rule 144 of the Securities Act; (3) pursuant to an effective registration statement under the Securities Act; or (4) to the Reorganized Company and its subsidiaries, in each case, in accordance with any applicable U.S. federal or state laws.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

All dollar amounts in this section of the Prospectus are in thousands, except per share amounts and per pound lead amounts.

The following discussion and analysis of our results of operations and financial condition for the quarters ended July 31, 2010 and 2009, the fiscal years ended January 31, 2010 and 2009 and the three- and six-month period ended July 31, 2010 and 2009 should be read in conjunction with Selected Consolidated Financial Data and our audited and unaudited consolidated financial statements and the notes to those statements, which appear elsewhere in this Prospectus. Our discussion contains forward-looking statements based upon current expectations that involve risks and uncertainties, such as our plans, objectives, opinions, expectations, anticipations and intentions and beliefs. Actual results and the timing of events could differ materially from those anticipated in those forward-looking statements as a result of a number of factors. See “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors” elsewhere in this Prospectus.

Raw Material Pricing and Productivity

Over the last three fiscal years, the costs of our raw materials, of which lead is our primary material, have changed significantly from an annual average of $1.21 per pound in 2008 to $0.89 per pound in 2009 to $0.83 per pound in 2010. Through the first six months ended July 31, 2010, lead averaged $0.91 per pound. We have implemented a series of selling price increases/decreases and a surcharge mechanism for some of its customers based upon lead prices at certain periods. Based upon our contractual pricing mechanisms and business practices, we currently estimate that there is a lag of up to six months before we fully recover pricing / lower direct material costs from these activities. Accordingly, in a period of rising lead costs we would expect our gross margins and results to be adversely impacted.

Lead, steel, copper, plastics and electronic components are the major raw materials used in the manufacture of our industrial batteries and electronics products and, accordingly, represent a significant portion of our materials costs. During fiscal years 2010, 2009 and 2008, the average London Metals Exchange (“LME”) price per pound of lead was as follows:

	Six months ended July 31, 2010	Fiscal Year 2010	Fiscal Year 2009	Fiscal Year 2008
Average annual LME price per pound of lead	$0.91	$0.83	$0.89	$1.21
Lowest average monthly LME price per pound of lead	$0.71	$0.50	$0.44	$0.81
Highest average monthly LME price per pound of lead	$1.07	$1.07	$1.36	$1.69

Lead historically represents approximately 40% of our cost of goods sold. Lead traded as high as $1.18 per pound on January 7, 2010. The changes in lead market price have negatively impacted our financial results in recent periods. We historically have not been able to fully offset the effects of higher costs of raw materials through price increases to customers or by way of productivity improvements. Based upon our current revenue stream we estimate that a variation of $0.01 per pound of lead changes materials costs by approximately $1,000.

Inflation

The cost to us of manufacturing materials and labor and most other operating costs are affected by inflationary pressures. Most of our raw materials prices, steel, copper and resins, as well as fuel costs, continued to rise in fiscal year 2010. We generally have not been able to fully and timely offset these higher prices through our pricing actions.

We believe that, over recent years, we have been able to partially offset inflationary cost increases on certain items by:

•	effective raw materials purchasing programs;

•	increases in labor productivity;

•	improvements in overall manufacturing efficiencies; and

•	selective price increases of our products.

Results of Operations

The following table sets forth selected items in our consolidated statements of operations as a percentage of sales for the periods indicated.

	For the Fiscal Year Ended January 31,			Six months Ended July, 31
	2008	2009	2010	2009	2010
				(Unaudited)
Consolidated Statement of Operations Data
NET SALES	100.0%	100.0%	100.0%	100.0%	100.0%

COST OF SALES	89.6%	87.3%	88.8%	90.2%	87.5%

GROSS PROFIT	10.4%	12.7%	11.2%	9.8%	12.5%

OPERATING EXPENSES:
Selling, general and administrative expenses	10.3%	11.4%	12.2%	12.4%	10.9%
Research and development expenses	1.9%	1.9%	2.3%	2.4%	2.0%
Goodwill impairment	0.0%	0.0%	0.0%	0.0%	35.6%
Gain on sale of Shanghai, China plant	(4.4)%	0.0%	0.0%	0.0%	0.0%

OPERATING (LOSS) INCOME FROM CONTINUING OPERATIONS	2.6%	(0.6)%	(3.3)%	(4.9)%	(36.1)%

Interest expense, net (6)	3.1%	3.2%	3.6%	3.7%	4.5%
Other expense (income), net	(0.3)%	0.5%	0.1%	(0.0)%	0.8%

LOSS FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	(0.2)%	(4.2)%	(7.0)%	(8.6)%	(41.4)%
Provision for income taxes from continuing operations	0.3%	0.5%	0.7%	1.4%	(8.0)%

LOSS FROM CONTINUING OPERATIONS	(0.5)%	(4.8)%	(7.7)%	(10.0)%	(33.4)%
LOSS FROM DISCONTINUED OPERATIONS, NET OF TAX	(4.7)%	0.0%	0.0%	0.0%	0.0%

NET LOSS	(5.3)%	(4.8)%	(7.7)%	(10.0)%	(33.4)%
Net (loss) income attributable to noncontrolling interest	0.8%	(0.2)%	(0.1)%	(0.2)%	(0.0)%

NET LOSS ATTRIBUTABLE TO C&D TECHNOLOGIES, INC.	(6.1)%	(4.6)%	(7.6)%	(9.8)%	(33.4)%

Critical Accounting Policies

Our discussion and analysis of our financial condition and results of operations are based upon our Consolidated Financial Statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and the related disclosure of contingent assets and liabilities. On an ongoing basis, we evaluate our estimates based on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

We believe the following critical accounting policies and estimates affect the preparation of our Consolidated Financial Statements.

Revenue Recognition

We recognize revenue when the earnings process is complete. This generally occurs when products are shipped to the customer in accordance with terms of the agreement, title and risk of loss have been transferred, collectability is reasonably assured and pricing is fixed or determinable. Accruals are made for sales returns and other allowances based on our experience. While returns have historically been minimal and within the provisions established, we cannot guarantee that we will continue to experience the same return rates that we have in the past. Periodically, we enter into prepayment contracts with various customers and receive advance payments for product to be delivered in future periods. Revenue associated with advance payments is recognized as shipments are made and title, ownership and risk of loss pass to the customer. Amounts billed to customers for shipping and handling fees are included in Net Sales and costs incurred by us for the delivery of goods are classified as Cost of Sales in the Consolidated Statements of Operations. Taxes on revenue-producing transactions are excluded from Net Sales.

Allowance for Doubtful Accounts

Trade accounts receivable are recorded at the invoiced amount and do not bear interest. The allowance for doubtful accounts is our best estimate of the amount of probable credit losses in our existing accounts receivable. We review our allowance for doubtful accounts quarterly. Past due balances over 90 days and over a specified amount are reviewed individually for collectability. All other balances are reviewed on a pooled basis by age and type of receivable. Account balances are charged off against the allowance when we believe the receivable will not be recovered. We do not have any off-balance-sheet credit exposure related to our customers.

Inventory Reserves

Inventories are stated at the lower of cost or market. During fiscal year 2008 we changed the method of accounting for Inventories from the last-in, first-out (LIFO) method to the first-in, first out (FIFO) method. As a result cost is determined by the FIFO method for all inventories. We adjust the value of our obsolete and unmarketable inventory to the estimated market value based upon assumptions of future demand and market conditions. If actual market conditions are less favorable than those projected by management, additional inventory write-downs may be required. Market value for raw materials is based on replacement cost and for work-in-process and finished goods on net realizable value.

Valuation of Long-lived Assets

We perform periodic evaluations of the recoverability of the carrying amount of long-lived assets (including property, plant and equipment, and intangible assets with determinable lives) whenever events or changes in circumstances indicate that the carrying amount of an asset may not be fully recoverable. Events or changes in circumstances are evaluated based on a number of factors including operating results, business plans and forecasts, general and industry trends and, economic projections and anticipated cash flows. Impairment is assessed when the undiscounted expected future cash flows derived from an asset are less than its carrying amount. Impairment losses are measured as the amount by which the carrying value of an asset exceeds its fair value and are recognized in earnings. We periodically evaluate the estimated useful lives of all long-lived assets and periodically revise such estimates based on current events.

Impairment of Goodwill

Goodwill represents the excess of the cost over the fair value of net assets acquired in business combinations. Goodwill is not amortized and is subject to impairment tests. Goodwill is tested for impairment on an annual basis or upon the occurrence of certain circumstances or events. We determine the fair value of our reporting units using a combination of financial projections and discounted cash flow techniques adjusted for risk characteristics, also giving consideration to our overall market capitalization. The fair value of the reporting units is compared to their carrying value to determine if an impairment loss should be calculated. If the book value of a reporting unit exceeds the fair value, an impairment loss is indicated. The loss is calculated by comparing the implied fair value of the goodwill to the book value of the goodwill. If the book value of the goodwill exceeds the fair value of the goodwill, an impairment loss is recorded.

The Company performs the annual goodwill test in the fourth quarter of the fiscal year for its one reporting unit. Given the recent decrease in market capitalization and continuing operating losses, the Company tested for impairment on July 31, 2010. As a result, the Company first completed an assessment of its long-lived assets within the various asset groupings and determined there were no impairments. The Company assessed the carrying value of its goodwill by using the two-step, fair-value based test, at July 31, 2010, in accordance with accounting guidance for goodwill and other intangible assets. The first step compared the fair value of the reporting unit to its carrying amount, including goodwill. As the carrying amount of the reporting unit exceeded its fair value, the second step was performed. The second step was performed and determined that the implied fair value of goodwill was in excess of the book value of goodwill, and in connection with this second step, the Company recorded a non-cash pre-tax impairment charge, of $59,978 representing the full value of goodwill as of July 31, 2010. As a result of the impairment charge the Company no longer has a deferred tax liability related to an indefinite lived intangible. As such, in the quarter ended July 31, 2010, the Company recorded an income tax benefit in the amount of $14,245 for the reversal of this deferred tax liability. As a result of the goodwill impairment being recorded, net of tax benefits in the quarter ended July 31, 2010 was $45,733.

Employee Benefit Plans

Our pension plans and postretirement benefit plans are accounted for using actuarial valuations required by accounting guidance related to pension plans and postretirement benefit obligations. We consider accounting guidance for employee benefit plans critical because management is required to make significant subjective judgments about a number of actuarial assumptions, including discount rates, compensation growth, long-term return on plan assets, retirement, turnover, health care cost trend rates and mortality rates. Depending on the assumptions and estimates used, the pension and postretirement benefit expense could vary within a range of outcomes and have a material effect on reported results. In addition, the assumptions can materially affect accumulated benefit obligations and future cash funding.

Deferred Tax Valuation Allowance

We record a valuation allowance to reduce deferred tax assets to amounts that are more likely than not to be realized. While we have considered future taxable income and ongoing prudent and feasible tax planning strategies in assessing the need for the valuation allowances, if we were to determine that we would be able to realize the deferred tax assets in the future in excess of our net recorded amount, an adjustment to the deferred tax asset would increase income in the period that such determination was made. Likewise, should we determine that we would not be able to realize all or part of the net deferred tax assets in the future, an adjustment to the deferred tax asset would decrease income in the period such determination was made. We regularly evaluate the need for valuation allowances against our deferred tax assets.

Warranty Reserves

We provide for the estimated cost of product warranties at the time revenue is recognized. While we engage in extensive product quality programs and processes, including actively monitoring and evaluating the quality of our suppliers’ products and processes, our warranty obligation is affected by product failure rates, warranty replacement costs and service delivery costs incurred in correcting a product failure. Should actual product failure rates, warranty replacement costs or service delivery costs differ from our estimates, revisions to the estimated warranty liability would be made.

Litigation and Environmental Reserves

We are involved in litigation in the ordinary course of business, including personal injury, property damage and environmental litigation. We also expend funds for environmental remediation of both company-owned and third-party locations. In accordance with accounting guidance for contingencies and environmental remediation liabilities, we record a loss and establish a reserve for litigation or remediation when it is probable that an asset has been impaired or a liability exists and the amount of the liability can be reasonably estimated. Reasonable estimates involve judgments made by management after considering a broad range of information including: notifications, demands or settlements that have been received from a regulatory authority or private party, estimates performed by independent engineering companies and outside counsel, available facts, existing and proposed technology, the identification of other PRPs, their ability to contribute and prior experience. These judgments are reviewed quarterly as more information is received and the amounts reserved are updated as necessary. However, the reserves may materially differ from ultimate actual liabilities if the loss contingency is difficult to estimate or if management’s judgments turn out to be inaccurate. If management believes no best estimate exists, the minimum loss is accrued.

Results of Operations

Three Months Ended July 31, 2010 compared to Three Months Ended July 31, 2009

Within the following discussion, unless otherwise stated, “quarter” and “three-month period” refer to the second quarter of fiscal year 2011. All comparisons are with the corresponding period in the prior fiscal year, unless otherwise stated.

Net sales in the second quarter of fiscal year 2011 increased $1,401 or 1.7% to $83,835 from $82,434 in the second quarter of fiscal year 2010. This increase was primarily due to contractual price increases resulting from the increase in the price of lead partially offset by lower consolidated volumes. Average London Metal Exchange (“LME”) lead prices increased from an average of $0.73 per pound in the second quarter of fiscal year 2010 to $0.82 per pound in the second quarter of fiscal year 2011. The increase in lead prices and growth of our Asian business was partially offset by continued pressures on volumes as a result of the general economic environment, principally in our North American UPS markets.

Gross profit in the second quarter of fiscal year 2011 increased $1,030 or 10.3% to $11,033 from $10,003 in the second quarter of fiscal year 2010. Margins as a percent of sales increased from 12.1% in the second quarter of fiscal year 2010 to 13.2% in the second quarter of fiscal year 2011. Margins increased sequentially to 13.2% in the second quarter of fiscal 2011 compared to 12% in the first quarter of fiscal 2011. Gross margin has improved over the prior year’s comparable quarter and over the previous quarter primarily due to increased pricing focus and discipline and less lead price volatility during the period. Our ability to increase prices is often determined contractually. In addition, we maintained greater discipline with respect to pricing to our customers, thereby favorably impacting margins in the face of decreased volumes in the Americas. Further, we experienced a temporary employee disruption at its Shanghai, China facility for a period of approximately three weeks during the second quarter of fiscal year 2011, which negatively impacted overhead absorption and gross profit.

Selling, general and administrative expenses in the second quarter of fiscal year 2011 decreased $902 or 8.9% to $9,209 from $10,111. The decrease is primarily due to cost savings initiatives and the impact of lower Americas volume that reduced selling, general and administrative expenses of approximately $665 and lower warranty costs of approximately $237 in fiscal year 2011. As a percentage of sales, selling, general and administrative expenses decreased to 11.0% in fiscal year 2011 compared to 12.3% in the second quarter of fiscal 2010.

Research and development expenses in the second quarter of fiscal year 2011 decreased $210 or 11.7% to $1,589 from $1,799. As a percentage of sales, research and development expenses decreased from 2.2% in the second quarter of fiscal year 2010 to 1.9% in the second quarter of fiscal year 2011 due to higher expenditures in the prior year to support investment in new technologies and China growth initiatives.

Goodwill impairment charges were $59,978 in the second quarter of fiscal year 2011, as compared to zero in the second quarter of fiscal year 2010. The Company performs the annual goodwill impairment test in the fourth quarter of the fiscal year for our one reporting unit. Given the recent decrease in market capitalization and continuing operating losses, we tested for impairment on July 31, 2010. As a result, we first completed an assessment of our long-lived assets within the various asset groupings.

We assessed the carrying value of our goodwill by using the two-step, fair-value based test, at July 31, 2010, in accordance with accounting guidance for goodwill and other intangible assets. The first step compared the fair value of our reporting unit to our carrying amount, including goodwill. As the carrying amount of the reporting unit exceeded its fair value, the second step was performed. The second step was performed and determined that the implied fair value of goodwill was in excess of the book value of goodwill, and in connection with this second step, we recorded a non-cash pre-tax goodwill impairment charge of $59,978 representing the full value of goodwill as of July 31, 2010. Also, as discussed above, as a result of the impairment charge we no longer have a deferred tax liability related to an indefinite lived intangible. As such, in the quarter ended July 31, 2010, we recorded an income tax benefit in the amount of $14,245 for the reversal of this deferred tax liability.

Operating loss in the second quarter of fiscal year 2011 was $59,743 compared to a loss of $1,907 in the second quarter of fiscal year 2010. The decrease is mainly due to the goodwill impairment charge partially offset by an increase in gross profit compared to the second quarter of fiscal year 2010 and the reduction in selling, general and administrative and research and development expenses, as discussed above.

Analysis of Change in Operating Income for the second quarter of fiscal year 2011 vs. fiscal year 2010.

Three Months Ended July 31, 2010 vs. Three Months Ended July 31, 2009
Operating Loss three months ended July 31, 2009	$(1,907)
Lead, net	(8,771)
Price / Volume / Mix	9,888
Goodwill impairment	(59,978)
Warranty	237
Pension	(327)
Decrease in research and development costs	210
Decrease in selling, general & administrative costs	665
Other	240

Operating Loss three months ended July 31, 2010	$(59,743)

Interest expense, net, in the second quarter of fiscal year 2011 increased $1,283 or 44.0% to $4,199 from $2,916 in the second quarter of fiscal year 2010, primarily due to higher average debt balances, the addition of the term loan tranche of $20,000 and significantly higher average interest rates in the second quarter of fiscal 2011 (primarily due to the term loan tranche) as compared to the second quarter for fiscal 2010. Also, interest expense includes $982 and $824 in fiscal years 2011 and 2010, respectively, for non-cash amortization of debt discount on the 2005 Notes. See the notes to the unaudited consolidated financial statements included in this Prospectus.

Other expense was $674 in the second quarter of fiscal year 2011 compared to other income of $208 in the second quarter of fiscal year 2010. The increase was primarily due to foreign currency expense of $164 compared to income of $331 in the second quarter of fiscal year 2010.

Income tax benefit of $13,794 was recorded in the second quarter of fiscal year 2011, compared to income tax expense of $1,076 in the second quarter of fiscal year 2010. Tax expense in the second quarter of fiscal year 2010 was primarily due to non-cash deferred tax expenses related to the amortization of intangible assets and foreign taxes on profits which were not offset by losses for which no tax benefit is recognized. Tax benefit in the second quarter of fiscal year 2011 is primarily a result of the goodwill impairment charge discussed above, whereby we no longer have a deferred tax liability related to an indefinite lived intangible. As such, in the quarter ended July 31, 2010, we recorded an income tax benefit in the amount of $14,245 for the reversal of this deferred tax liability, offset by foreign tax expense on profits which were not offset by losses.

Generally, accounting standards require companies to provide for income taxes each quarter based on their estimate of the effective tax rate for the full year. The authoritative guidance for accounting for income taxes allows the use of the discrete method when, in certain situations, the actual interim period effective tax rate may be used if it provides a better estimate of income tax expense. Due to our losses in the U.S., the full valuation allowance in the U.S., and the existence of a deferred tax liability related to an indefinite lived intangible, it is our position that the discrete method provides a more accurate estimate of income tax expense for domestic taxes and therefore domestic income tax expense for the current quarter has been presented using that method. Taxes on international earnings continue to be calculated using an estimate of the effective tax rate for the full year.

Noncontrolling interest reflects the 33% ownership interest in the joint venture battery business located in Shanghai, China, that is not owned by us. Net loss attributable to Noncontrolling interest was $142 in fiscal year 2011 compared to $75 in fiscal year 2010. Second quarter fiscal 2011 results were negatively impacted by the employee disruptions experienced in June 2010.

As a result of the above, net loss attributable to C&D Technologies, Inc. of $50,680 was recorded in the second quarter of fiscal year 2011 as compared to $5,616 in the comparable period in the prior year. Basic and diluted losses per share were $1.92 and $0.21 in the second quarter of fiscal year 2011 and 2010, respectively.

Comprehensive loss attributable to C&D Technologies, Inc. increased by $44,498 in the second quarter of fiscal year 2011 to $49,819 from $5,321 in the second quarter of fiscal year 2010. This increase was due primarily to the increase in net loss attributable to C&D from $5,616 in the second quarter of fiscal 2010 to $50,680 in the second quarter of fiscal year 2011 and an unrealized gain on derivative instruments of $39 in the second quarter of fiscal year 2011 compared to $189 in second quarter of fiscal year 2010 partially offset by a decrease in pension liability adjustments to $632 in fiscal year 2011 compared to $4 in fiscal year 2010 and an increase in foreign currency translation adjustments to $279 in fiscal year 2011 from $79 in fiscal year 2010.

Six Months Ended July 31, 2010, compared to Six Months Ended July 31, 2009

Net sales for the six months ended July 31, 2010 increased $12,439 or 8.0% to $168,538 from $156,099 in the six months ended July 31, 2009. This increase was primarily due to contractual price increases resulting from the significant increases in the price of lead compared to the same period in the prior fiscal year. Average London Metal Exchange (“LME”) prices increased from an average of $0.65 per pound in the six months ended July 31, 2009 to $0.91 per pound in the six months ended July 31, 2010. The increase in lead prices and growth of the Company’s Asia business was partially offset by continued pressures on volumes as a result of the general economic environment, principally in its North American UPS markets.

Gross profit for the six months ended July 31, 2010 increased $5,663, or 36.9%, to $21,011 from $15,348 in the six months ended July 31, 2009. Gross margins increased to 12.5% from 9.8% in the prior year. Gross margin has improved over the prior year primarily due to increased pricing focus and discipline and less lead price volatility during the period. In the prior fiscal year, lead prices increased at a rapid rate, impeding our ability to recover such price increases from our customers in a timely manner. Our ability to increase prices is often determined contractually. In the current six month period, lead prices were less volatile as compared to the same period in the prior fiscal year, resulting in improved lead price recovery. In addition, we maintained greater discipline with respect to pricing to our customers, thereby favorably impacting margins in the face of decreased volumes in the Americas. Further, we experienced a temporary employee disruption at our Shanghai, China facility for a period of approximately three weeks during the second quarter of fiscal year 2011, which negatively impacted gross profit.

Selling, general and administrative expenses for the six months ended July 31, 2010, decreased $922 or 4.7% to $18,431 from $19,353. The decrease is primarily due to lower spending on professional and other consulting services of approximately $630 in fiscal year 2011 and cost savings initiatives that reduced other selling general and administrative expenses by $500 partially offset by higher warranty costs of approximately $200. As a percentage of sales, selling, general and administrative expenses were 10.9% and 12.4% in the six months ended July 31, 2010 and 2009, respectively.

Research and development expenses for the six months ended July 31, 2010 decreased $300 or 8.2% to $3,377 from $3,677 in the six months ended July 31, 2009. As a percentage of sales, research and development expenses decreased from 2.4% in the six months ended July 31, 2009 to 2.0% in the six months ended July 31, 2010 due to higher expenditures to support investment in new technologies and China growth initiatives in the prior year.

Goodwill impairment charges were $59,978 for the six months ended July 31, 2010, as compared to zero for the six months ended July 31, 2010. We perform the annual goodwill impairment test in the fourth quarter of the fiscal year for our one reporting unit. Given the recent decrease in market capitalization and continuing operating losses, we tested for impairment on July 31, 2010.

We assessed the carrying value of our goodwill by using the two-step, fair-value based test, at July 31, 2010, in accordance with accounting guidance for goodwill and other intangible assets. The first step compared the fair value of our reporting unit to its carrying amount, including goodwill. As the carrying amount of the reporting unit exceeded its fair value, the second step was performed. The second step was performed and determined that the implied fair value of goodwill was in excess of the book value of goodwill, and in connection with this second step, we recorded a non-cash pre-tax goodwill impairment charge of $59,978 representing the full value of goodwill as of July 31, 2010. Also, as discussed below, as a result of the impairment charge, we no longer have a deferred tax liability related to an indefinite lived intangible. As such, in the quarter ended July 31, 2010, we recorded an income tax benefit in the amount of $14,245 for the reversal of this deferred tax liability.

Operating loss for the six months ended July 31, 2010 was $60,775 compared to $7,682 in the six months ended July 31, 2009. The increased loss is primarily due to the goodwill impairment partially offset by increased gross profits that resulted from pricing actions, including the impact of lead stability on contractual pricing, lower selling, general and administrative costs and lower research and development expenses, as discussed above.

Analysis of Change in Operating Loss for the six months ended July 31, 2010 vs. the six months ended July 31, 2009

Six Months Ended July 31, 2010 vs. Six Months Ended July 31, 2009
Operating Loss six months ended July 31, 2009	$(7,682)
Lead, net	(17,007)
Price/Volume/Mix	23,830
Goodwill impairment	(59,978)
Warranty	(198)
Pension	(197)
Decrease in research and development costs	300
Decrease in selling, general & administrative costs	685
Other	(528)

Operating Loss six months ended July 31, 2010	$(60,775)

Interest expense, net, for the six months ended July 31, 2010, increased $1,707 or 29.2% to $7,547 from $5,840 in the six months ended July 31, 2009, primarily due to higher average debt balances and higher average interest rates in fiscal 2011 compared fiscal 2010 (primarily due to the term loan tranche). Also, interest expense includes $1,934 and $1,622 in fiscal years 2011 and 2010, respectively, for non-cash amortization of debt discount on the 2005 Notes. See the notes to the unaudited consolidated financial statements included in this Prospectus.

Other expense was $1,410 for the six months ended July 31, 2010 compared to other income of $34 for the six months ended July 31, 2009. The increase was primarily due to recording $900 to increase our environmental reserves related to previously closed and/or disposed facilities, plus foreign exchange expense of $114 in the current fiscal year compared to income of $305 in the prior fiscal year.

Income tax benefit of $13,400 was recorded the six months ended July 31, 2010, compared to income tax expense of $2,172 the six months ended July 31, 2009. Tax expense for the six months ended July 31, 2010 was primarily due to non-cash deferred tax expenses related to the amortization of intangible assets and foreign taxes on profits which were not offset by losses for which no tax benefit is recognized. Tax benefit for the six months ended July 31, 2010 is primarily a result of the goodwill impairment charge discussed above, whereby we no longer have a deferred tax liability related to an indefinite lived intangible. As such, for the six months ended July 31, 2010, we recorded an income tax benefit in the amount of $14,245 for the reversal of this deferred tax liability, offset by foreign tax expense on profits which were not offset by losses.

Generally, accounting standards require companies to provide for income taxes each quarter based on their estimate of the effective tax rate for the full year. The authoritative guidance for accounting for income taxes allows the use of the discrete method when, in certain situations, the actual interim period effective tax rate may be used if it provides a better estimate of income tax expense. Due to our losses in the U.S., the full valuation allowance in the U.S., and the existence of a deferred tax liability related to an indefinite lived intangible, it is our position that the discrete method provides a more accurate estimate of income tax expense for domestic taxes and therefore domestic income tax expense for the current quarter has been presented using that method. Taxes on international earnings continue to be calculated using an estimate of the effective tax rate for the full year.

Noncontrolling interest reflects the 33% ownership interest in the joint venture battery business located in Shanghai, China, that is not owned by us. In the six months ended July 31, 2010, the joint venture had a net loss attributable to noncontrolling interest of $48 compared to $286 in the six months ended July 31, 2009. The improvement is reflected by increasing revenue and related improved performance of our China operations, despite the negative impact of temporary employee disruptions experienced in June 2010.

As a result of the above, net loss attributable to C&D of $56,284 was recorded compared to $15,374 in the prior year. Basic and diluted losses per share were $2.13 and $0.58 in the first six months of fiscal year 2011 and 2010, respectively.

Other Comprehensive Loss

Comprehensive loss attributable to C&D Technologies, Inc. increased by $43,121 in the first six months of fiscal year 2011 to $54,655 for the six months ended July 31, 2010 from $11,534 in the six months ended July 31, 2009. This increase was primarily due to the net loss attributable to C&D Technologies of 56,284 in the six months ended July 31, 2010 as compared to $15,374 in the comparable period at the previous fiscal year and an unrealized gain on derivative instruments of $304 in the first six months of fiscal year 2011 compared to $3,094 in the first six months of fiscal year 2010, partially offset by an increase in the pension liability adjustment to $1,180 in fiscal year 2011 from $539 in fiscal year 2010.

Fiscal 2010 Compared to Fiscal 2009

Net sales for fiscal year 2010 decreased $29,831 or 8.1% to $335,709 from $365,540 in fiscal year 2009. This decrease was caused by lower pricing and sales volumes in the U.S. partially offset by higher volumes in

Asia. This decrease was principally due to contractual price decreases resulting from the decline in the price of lead. Under our contractual pricing arrangements, generally pricing trails changes in the price of lead on the Average London Metal Exchange (“LME”). Additionally, sales were negatively impacted by lower volumes as a result of the general economic environment, principally in the Company’s North American telecommunications and UPS markets partially offset by volume expansion in our Asian business.

Gross profit for fiscal 2010 decreased $8,968 or 19.3% to $37,534 from $46,502. Margins decreased to 11.2% from 12.7% in fiscal year 2009. The decrease from the prior year was principally impacted by loss of benefits from tolling / LME pricing spread and overall market pricing competitiveness offset by a reduction in commodity hedge losses. Lead prices traded on the LME have continued to be volatile having traded as high as $1.18 per pound on January 7, 2010 and as low as $0.45 per pound on February 24, 2009. Higher pension and other fringe benefit costs also negatively impacted margin performance. These negative impacts on gross margin were partially offset by the positive impact of cost reduction actions announced in February 2009.

Selling, general and administrative expenses for fiscal year 2010 decreased $570 or 1.4% to $41,045 from $41,615. This decrease was primarily due to recording restructuring charges of $1,334 in fiscal 2009, partially offset by higher overall selling costs of approximately $800.

Research and development expenses for fiscal 2010 increased $615 or 8.9% to $7,555 from $6,940 due to higher costs supporting investment in new technologies and China growth initiatives. As a percentage of sales, research and development expenses were 2.3% and 1.9% in fiscal year 2010 and fiscal year 2009, respectively.

We had an operating loss from continuing operations in fiscal year 2010 of $11,066 as compared to $2,053 in fiscal year 2009. This change was due to a number of factors summarized in the accompanying table.

Analysis of Change in Operating Loss from continuing operations for fiscal year 2010 vs. fiscal year 2009.

Fiscal Year 2010 vs. 2009
Operating loss—fiscal 2009	$(2,053)
Lead—decreased costs, net	18,533
Pricing/Volume/Mix	(27,005)
Restructuring costs Fiscal 2009	1,334
Pension costs	(2,830)
Impairment and other charges related to Conyers, Georgia facility Fiscal 2009	2,043
Other, including cost reduction programs	(1,088)

Operating loss-fiscal 2010	$(11,066)

Interest expense net for fiscal year 2010 increased $478 or 4.1% to $12,207 from $11,729 in fiscal year 2009, primarily due to a $406 increase for non-cash amortization of debt discount on the 2005 Notes.

Other expense was $284 in fiscal year 2010 compared to $1,675 in fiscal year 2009. The decrease in expense was primarily due to a foreign currency losses in fiscal year 2009 of $1,128 compared to gains of $13 in fiscal year 2010. These exchange gains and losses are principally related to movements in the Canadian dollar, Mexican peso and British pound.

Income tax expense of $2,223 was recorded in fiscal year 2010, compared to $1,993 in fiscal year 2009. Tax expense in fiscal year 2010, is primarily due to a combination of tax expense in certain profitable foreign subsidiaries principally in the United Kingdom, non-cash deferred tax expense related to the amortization of intangible assets and the impact of losses for which no tax benefit is recognized under accounting guidance related to income taxes.

Noncontrolling interest reflects the 33% ownership interest in the joint venture battery business located in Shanghai, China, that is not owned by the Company. In fiscal year 2010, the joint venture had a noncontrolling interest loss of $242 compared to $565 in fiscal year 2009 reflecting improved operating performance of the Company’s China operations primarily due to increasing sales volume.

As a result of the above, a net loss attributable to C&D Technologies, Inc. of $25,538 was recorded compared to $16,885 in the prior year. On a per share basis, the net loss was $0.97 basic and diluted in fiscal year 2010 compared to $0.65 basic and $0.66 diluted in fiscal year 2009.

Other Comprehensive Loss

Other comprehensive loss attributable to C&D Technologies, Inc. decreased to $23,461 in fiscal year 2010 from $38,348 in fiscal year 2009. This decrease was due to a significant decrease in the minimum pension liability adjustment, which decreased to $498 in fiscal year 2010 as compared to $23,095 in fiscal year 2009. This was partially offset by an increase in the net loss from $17,450 in fiscal year 2009 to $25,780 in fiscal year 2010, an unrealized gain on derivative instruments of $2,334 in fiscal year 2010 as compared to $1,451 in fiscal year 2009 and a change in the currency translation adjustments from a gain of $779 in fiscal 2009 to $258 in fiscal 2010. The change in the minimum pension liability adjustment was the result of a decrease in our pension plan assets due to the significant losses in the overall stock market during fiscal year 2009.

Fiscal 2009 Compared to Fiscal 2008

On August 31, 2007, we completed the sale of our Power Electronics Division for $85,000 and recognized a gain of approximately $3,900. As a result of this decision and in accordance with accounting guidance related to the impairment or disposal of long-lived assets, we present the results of operation of the Power Electronics Division for the year ended January 31, 2008 as discontinued operations.

On October 24, 2007, we announced the sale of certain assets of our Motive Power Division. As a result of this decision and in accordance with accounting guidance related to the impairment or disposal of long-lived assets, we present the results of operation of the Motive Power Division for the year ended January 31, 2008 as discontinued operations. We recorded severance of approximately $1,000, fixed asset impairments of approximately $2,500 and approximately $1,700 in inventory obsolescence in discontinued operations as a result of the sale.

Net sales for fiscal year 2009 increased $19,467 or 5.6% to $365,540 from $346,073 in fiscal year 2008. This increase resulted due to a combination of pricing and higher sales volumes. Unit volumes were strong in our uninterrupted power supply (“UPS”) market and international operations, while telecommunications and cable television were weaker.

Gross profit for fiscal 2009 increased $10,518 or 29.2% to $46,502 from $35,984. Margins increased to 12.7% from 10.4% in fiscal year 2008. This improvement is primarily due to increased sales volume, lower costs for raw materials partially offset by losses on certain lead hedges, benefits from the Company’s cost reduction programs offset by fixed asset impairment and other environmental charges related to our Conyers, Georgia facility of $2,043, as well as the elimination of fiscal 2008 one time costs including severance and other costs related to the closure of the Company’s Conyers, Georgia facility of approximately $2,991. Average LME prices decreased from an average of $1.21 per pound in fiscal year 2008 to $0.89 per pound in fiscal 2009.

Selling, general and administrative expenses for fiscal year 2009 increased $6,039 or 17.0% to $41,615 from $35,576. This increase was primarily due to recording restructuring charges of $1,334, higher warranty expenses of $2,310, and higher selling costs of approximately $900 related to increased sales as well as new product introduction expenses.

Research and development expenses for fiscal 2009 increased $507 or 7.9% to $6,940 from $6,433 as we invested in new product designs. As a percentage of sales, research and development expense was 1.9% in both fiscal years 2008 and fiscal year 2009.

During fiscal 2008 the Company recognized a gain of $15,162 from the sale of its old joint venture manufacturing facility in Shanghai, China.

We had an operating loss from continuing operations in fiscal year 2009 of $2,053 as compared to income of $9,137 in fiscal year 2008. This change was due to a number of factors summarized in the accompanying table including a one-time gain on the sale of a plant located in Shanghai, China for $15,162.

Analysis of Change in Operating Income from continuing operations for fiscal year 2009 vs. fiscal year 2008.

Fiscal Year 2009 vs. 2008
Operating income—fiscal 2008	$9,137
Lead—increased costs, net	(9,021)
Fiscal 2008—severance	425
Fiscal 2008—Gain on sale of plant in Shanghai, China	(15,162)
Fiscal 2008—Conyers, Georgia closure costs	2,991
Pricing/Volume/Mix	15,662
Restructuring costs Fiscal 2009	(1,334)
Increase in warranty expense	(2,310)
Other selling general and administrative expenses	(2,395)
Impairment and other charges related to Conyers, Georgia facility Fiscal 2009	(2,043)
Other, including cost reduction programs	1,997

Operating loss—fiscal 2009	$(2,053)

Interest expense net for fiscal year 2009 increased $901 or 8.3% to $11,729 from $10,828 in fiscal year 2008, as the Company periodically borrowed on its revolving credit facility in fiscal 2009 related to continuing operations whereas in fiscal 2008 the majority of such borrowings were to support discontinued operations. In addition, interest expense increased by $360 due to increased costs for the amortization of debt discount costs for the 2005 Notes.

Other expense was $1,675 in fiscal year 2009 compared to other income of $921 in fiscal year 2008. The increase in expense was primarily due to a foreign currency losses in fiscal year 2009 of $1,128 compared to gains of $1,428 in fiscal year 2008. These exchange gains and losses are principally related to movements in the Canadian dollar, Mexican peso and British pound.

Income tax expense of $1,993 was recorded in fiscal year 2009, compared to $1,063 in fiscal year 2008. Tax expense in fiscal year 2009, is primarily due to a combination of tax expense in certain profitable foreign subsidiaries principally in the United Kingdom, non-cash deferred tax expense related to the amortization of intangible assets and the impact of losses for which no tax benefit is recognized under accounting guidance related to accounting for income taxes.

Noncontrolling interest reflects the 33% ownership interest in the joint venture battery business located in Shanghai, China, that is not owned by the Company. In fiscal year 2009, the joint venture had a noncontrolling interest loss of $565 compared to $2,931 in fiscal year 2008, reflecting improved operating performance of the Company’s China operations.

As a result of the above, a net loss from continuing operations of $16,885 was recorded compared to $4,764 in the prior year. On a per share basis, the net loss was $0.65 basic and $0.66 diluted in fiscal year 2009 compared to $0.19 basic and diluted in fiscal year 2008.

Other Comprehensive Loss

Other comprehensive loss attributable to C&D Technologies, Inc. increased from $31,435 in fiscal year 2008 to $38,348 in fiscal year 2009. This increase was due to a significant increase in the minimum pension liability adjustment, which decreased by $12,430 in fiscal year 2008 as compared to an increase of $23,095 in fiscal year 2009. The change in the minimum pension liability adjustment was the result of a decrease in our pension plan assets due to the significant losses in the overall stock market during our fiscal year. This was partially offset by a decrease in the net loss from $18,186 in fiscal year 2008 to $17,450, in fiscal year 2009, an unrealized loss on derivative instruments of $10,268 in fiscal year 2008 as compared to an unrealized gain of $1,451 in fiscal year 2009 and a change in the currency translation adjustments from a loss of $11,541 in fiscal 2008 to a gain of $779 in fiscal 2009.

Future Outlook

We consider the following operational matters, among other matters, to be key elements of focus for our underlying business plans and strategies. Any failures in effectively implementing these strategies and actions would impact our performance and results of operations.

Pricing and Lead Commodity Costs

Over the last three fiscal years, the costs of our raw materials, of which lead is our primary material, has changed significantly. One of the most important initiatives that we have implemented has been our effort to drive pricing in the Industrial Battery business. In the year ended January 31, 2008, we had announced several general price increases, and, in addition to these base-price increases, previously introduced a lead surcharge mechanism to more directly tie product pricing to the cost of lead. As a result of these efforts, we believe there has been more rationale pricing in the marketplace although there is still a lag between when contractual prices change to reflect actual market prices for lead. In addition, we utilize a number of mechanisms to manage the impact of changing lead costs, including contractual arrangements with our customers, longer term supply agreements with our lead suppliers, hedging programs and the use of tolling or recycling of lead with third party providers.

Manufacturing Moves

On September 14, 2010, we announced plans to close our Leola, Pennsylvania manufacturing facility and transfer certain operations to other existing locations. Finalization of the closure is expected to be completed over the next twelve to fifteen months. Upon completion, the closure will result in a net reduction of approximately 85 employees. Expenses associated with severance, accelerated depreciation of certain equipment and related closure costs are currently estimated to range from $1,600 to $2,000, and will be recorded in future periods.

The construction of a new manufacturing facility by our joint venture in Shanghai, China was completed during the first quarter of fiscal year 2008. This facility was built due to the relocation of our old facility as required by the Chinese Government. Production commenced during the first quarter of fiscal year 2008.

On April 16, 2007, we announced the closure of our Standby Power manufacturing facility in Conyers, Georgia and the relocation of our production to Leola, Pennsylvania. The relocation was completed during the fourth quarter of fiscal year 2008.

Cost Management, Quality and Six Sigma

We are expanding our efforts to reduce costs and improve customer service and satisfaction through enhanced quality and delivery focus and goals. These strategies are being supported by lean supply chain initiatives and Six Sigma methodologies and tools. Through our Six Sigma and lean manufacturing initiatives, we have identified and are taking actions to drive cost reductions that should significantly improve our performance.

We have identified, evaluated and implemented, with a formal selection and approval process, several cost saving projects. However, in order to realize cost saving benefits for these initiatives, costs may be incurred either in the form of capital expenditures or current period expenses.

Liquidity and Capital Resources

Overview

C&D was notified by letter dated April 27, 2010 from the NYSE that the Company had fallen below the NYSE continued listing criteria that requires 30-day average market capitalization of not less than $50.0 million and total stockholders’ equity of not less than $50.0 million. On July 15, 2010, C&D was notified by the NYSE that the Company had fallen below the continued listing standard that requires a minimum average closing price of $1.00 per common share over thirty consecutive days. On June 11, 2010, the Company provided, on a confidential basis, the NYSE with a business plan (the “Plan”) demonstrating its ability to comply with the NYSE’s continued listing standards requiring that either total stockholders equity average be not less than $50.0 million or our global market capitalization be not less than $50.0 million over a consecutive 30 trading day period. On July 23, 2010, the NYSE notified the Company that it had accepted the Plan. As a result of the acceptance, the Common Stock continued to be listed on the NYSE pending quarterly reviews by the NYSE’s Listing and Compliance Committee to ensure progress against the Plan, and subject to compliance with other NYSE continued listing requirements and the NYSE’s right to reevaluate continued listing determinations.

On October 8, 2010, our Common Stock was suspended from trading on the NYSE. Absent suspension of trading being removed within a 60-day time period and/or relisting on a national automated exchange, such a development would constitute a fundamental change under indenture governing the 2006 Notes, which ultimately would likely result in an event of default. Furthermore, in November 2010, the Company elected not to make the semi-annual interest payments on the 2005 Notes and the 2006 Notes. Under the terms of the indentures governing the Notes, the Company has a grace period of 30 days from the interest payment due date on November 1 and November 15, respectively, to make the interest payments before an event of default under the indentures occurs. Upon the occurrence of an event of default or a fundamental change, the Company may be expected to make payments in the aggregate principal amount of $75.0 million with respect to the 2005 Notes and the aggregate principal amount of $52.0 million with respect to the 2006 Notes.

In light of these recent developments and the Company’s liquidity risks, the Company is currently reviewing strategic and financing alternatives with assistance from legal and financial advisors. On September 14, 2010, the Company entered into the Support Agreement with certain holders of the 2005 Notes and 2006 Notes. The Company also continues to be engaged in active discussions with lenders under its Existing Credit Facility regarding a restructuring of its capital structure. There can be no assurance that the Company will be able to consummate the Restructuring pursuant to the terms of the Support Agreement or at all. Furthermore, the Company may be unable to maintain adequate liquidity prior to the Restructuring contemplated under the Support Agreement or otherwise, and, as a result, the Company may be required to seek protection pursuant to a voluntary bankruptcy filing under Chapter 11.

The Company reported net losses for both fiscal quarters ended April 30, 2010 and July 31, 2010. Its cumulative losses, substantial indebtedness and likely future inability to comply with certain covenants in the agreements governing its indebtedness, including among others, covenants related to continued listing on a national automated stock exchange and future EBITDA requirements, in addition to its current liquidity situation, raise substantial doubt as to the Company’s ability to continue as a going concern for a period longer than twelve months from January 31, 2010. The Company’s ability to continue as a going concern depends on, among other factors, a return to profitable operations, a successful restructuring of the 2005 Notes and the 2006 Notes, and possible amendment of future EBITDA requirements under the Company’s Existing Credit Facility. Until the possible completion of the financial and strategic alternatives process, the Company’s future remains uncertain, and there can be no assurance that its efforts in this regard will be successful.

The Company’s consolidated financial statements have been prepared assuming that it will continue as a going concern, which implies that it will continue to meet its obligations and continue operations for at least the next 12 months. Realization values may be substantially different from carrying values as shown, and the consolidated financial statements do not include any adjustments relating to the recoverability or classification of recorded asset amounts or the amount and classification of liabilities that might be necessary as a result of this uncertainty.

In connection with this Registration Statement, and in light of the Company’s Quarterly Report on Form 10-Q, filed on September 14, 2010, which disclosed the existence of substantial doubt regarding our ability to remain a going concern, our independent registered public accounting firm has reissued their Report. The Report now includes an explanatory note describing the existence of substantial doubt regarding our ability to remain a going concern. The failure to receive an unqualified report from our auditors caused us to breach a covenant contained in our Existing Credit Facility. On October 15, 2010, the Company obtained a waiver in connection with such covenant breach from the lenders under its Existing Credit Facility.

The Company’s liquidity is primarily determined by its availability under the Existing Credit Facility, its unrestricted cash balances and cash flows from operations. If cash requirements exceed the cash provided by operating activities, then the Company would look to its unrestricted cash balances and the availability under its Existing Credit Facility to satisfy those needs. Important factors and assumptions made by the Company when considering future liquidity include, but are not limited to, the volatility of lead prices, future demand from customers, continued sufficient availability of credit from trade vendors and the ability to refinance or obtain debt in the future. To the extent unforeseen events occur or operating results are below forecast, the Company believes it can take certain actions to conserve cash, such as delaying major capital investments, making other discretionary spending reductions or pursuing financing from other sources to preserve liquidity, if necessary. Despite these potential actions, if the Company is not able to satisfy its cash requirements in the near term from cash provided by operating activities, or through access to its Existing Credit Facility, it may not have the minimum levels of cash necessary to operate the business on an ongoing basis. If we fail to obtain a refinancing on a timely basis or if the Restructuring is not timely consummated, we likely would not have sufficient liquidity to continue to operate our business and we would likely default on our commitments to our distribution partners, creditors or others, and might have to seek protection in bankruptcy on terms other than the Restructuring.

The Company’s liquidity derived from the Existing Credit Facility is based on availability determined by a borrowing base. The Company may not be able to maintain adequate levels of eligible assets to support its required liquidity in the future. In addition, the Existing Credit Facility requires the Company to meet a minimum fixed charge coverage ratio if the availability falls below $10,000, adjusted to $15,000, for the first year under the agreement as amended. The fixed charge coverage ratio for the last twelve consecutive fiscal month period shall be not less than 1.10:1.00. During the past year the Company would not have achieved the minimum fixed charge coverage ratio. The Company’s ability to meet these financial provisions may be affected by events beyond its control. There are also minimum EBITDA requirements, subject to an event of default, beginning with the Company’s quarter ended April 30, 2011. The Company does not currently anticipate satisfying this minimum EBITDA requirement at April 30, 2011. The rising prices of lead and other commodities and other circumstances have resulted in the Company obtaining amendments to the financial covenants in the past. Such amendments may not be available in the future, if required.

Current credit and capital market conditions combined with a history of operating losses and negative cash flows are likely to impact and/or restrict the Company’s ability to access capital markets in the near term, and any such access would likely be at an increased cost and under more restrictive terms and conditions. Further, such constraints may also affect agreements and payment terms with trade vendors. If unforeseen events occur or certain larger vendors require the Company to pay for purchases in advance or upon delivery, or on reduced trade terms, the Company may not be able to continue operating as a going concern.

The Company’s Existing Credit Facility bank is currently meeting all of its lending obligations. The current Existing Credit Facility does not expire until June 6, 2013. As of July 31, 2010, the maximum availability calculated under the borrowing base was approximately $60,264 (net of the fixed charge ratio discussed above), of which $34,006 was funded (including $20,000 from the term loan tranche), and $5,312 was utilized for letters of credit. As provided under the Existing Credit Facility, excess borrowing capacity is for future working capital needs and general corporate purposes.

Any breach of the covenants in the Existing Credit Facility or the indentures governing the Notes could cause a default under the Existing Credit Facility and other debt (including the Notes), which would restrict the Company’s ability to borrow under the Existing Credit Facility, thereby significantly impacting its liquidity. If the Company incurs an event of default under any of these debt instruments that was not cured or waived, the holders of the defaulted debt could cause all amounts outstanding with respect to these debt instruments to be due and payable immediately. Assets and cash flows may not be sufficient to fully repay borrowings under these debt instruments if accelerated upon an event of default or, in the case of the Notes, following an event of default or a fundamental change (each as defined in the indentures governing the Notes). Additionally, the Notes have initial maturities in November 2012 and November 2011, respectively. If, as or when required, the Company is unable to repay, refinance or restructure its indebtedness under, or amend the covenants contained in the Notes, it may result in an event of default under the Existing Credit Facility and the lenders thereunder could institute foreclosure proceedings against the assets securing borrowings under the facility, which would have a material adverse impact on the Company. The suspension of our Common Stock from the NYSE may result in a “fundamental change” under the indenture governing the 2006 Notes and, as a result, we believe that a default may be imminent.

Existing Credit Facility

As most recently amended on April 20, 2010 (the “2010 Amendment”) the Company’s Existing Credit Facility provides for an aggregate borrowing amount of up to $75,000. The Existing Credit Facility consists of a three-year senior revolving line of credit which expires on June 6, 2013 and a $20,000 term loan tranche secured by a first priority lien on all of the Company’s personal property, as well as that of the guarantors, along with certain of its real estate (as discussed further below). The availability under the Existing Credit Facility is determined by a borrowing base, is collateralized by a first lien on certain assets and currently bears interest at LIBOR plus 3%. As of July 31, 2010, after deducting the minimum excess availability requirement of $10,000 (prior to the 2010 Amendment), the maximum availability calculated under the borrowing base was $60,264 (net of the fixed charge ratio discussed below), of which $34,006 was funded (including $20,000 from term loan tranche), and $5,312 was utilized for letters of credit. As provided under the Existing Credit Facility, excess borrowing capacity will be available for future working capital needs and general corporate purposes.

The Existing Credit Facility includes a minimum fixed charge coverage ratio that is measured only when the excess availability as defined in the agreement is less than $10,000. The agreement restricts payments, including dividends and Treasury Stock purchases, to no more than $250 for Treasury Stock in any one calendar year and $1,750 for dividends for any one calendar year subject to adjustments of up to $400 per year in the case of the conversion of debt to stock pursuant to the terms of the indenture governing the 2005 Notes. These restricted payments can only occur with prior notice to the lenders and provided that there is a minimum of $30,000 in excess availability for a period of thirty days prior to the dividend.

The Existing Credit Facility includes a material adverse change clause which defines an event of default as a material adverse change in our business, assets or prospects. Our lenders could claim a breach under the material adverse change covenant or the cross-default provisions under our Existing Credit Facility under certain circumstances, including, for example, if holders of the Notes were to obtain the right to put their Notes to us in the event that our Common Stock was no longer listed on any national securities exchange. An interpretation of events as a material adverse change or any breach of the covenants in our Existing Credit Facility or the indentures governing the Notes could cause a default under our Existing Credit Facility and other debt (including the Notes), which would restrict our ability to borrow under our Existing Credit Facility, thereby significantly impacting our liquidity.

The Company’s liquidity derived from the Existing Credit Facility is based on availability determined by a borrowing base. The Company may not be able to maintain a borrowing base with adequate levels of eligible assets to support its required liquidity in the future. In addition, the Existing Credit Facility requires the Company to meet a minimum fixed charge coverage ratio if the availability falls below $10,000, adjusted to $15,000, for the first year under the agreement as amended. The fixed charge coverage ratio for the last twelve consecutive fiscal month period shall be not less than 1.10:1.00. During the past year, the Company would not have achieved the minimum fixed charge coverage ratio. The Company’s ability to meet these financial provisions may be affected by events beyond its control. There are also minimum EBITDA requirements, subject to an event of default, beginning with the Company’s quarter ended April 30, 2011. The Company does not currently anticipate satisfying this minimum EBITDA requirement by April 30, 2011. The rising prices of lead and other commodities and other circumstances have resulted in the Company obtaining amendments to the financial covenants in the past. Such amendments may not be available in the future, if required.

Current credit and capital market conditions combined with a history of operating losses and negative cash flows are likely to restrict the Company’s ability to access capital markets in the near term, and any such access would likely be at an increased cost and under more restrictive terms and conditions. Further, such constraints may also affect agreements and payment terms with trade vendors. If unforeseen events occur or certain larger vendors require the Company to pay for purchases in advance or upon delivery, or on reduced trade terms, the Company may not be able to continue operating as a going concern.

As discussed above, the 2010 Amendment added a $20,000 term loan to our Existing Credit Facility. Repayment of the indebtedness under the term loan tranche is subordinate to the repayment of indebtedness owed under the revolving credit line tranche of the credit facility. The term loan tranche is payable on the earlier to occur of June 6, 2013 and the termination of the credit facility. The term loan tranche initially bears interest at the rate of 11.25 percent plus the greater of (i) LIBOR and (ii) 3 percent. The term loan tranche of the Existing Credit Facility is subject to the same customary affirmative and negative covenants, as well as financial covenants, as stated in the Existing Credit Facility in relation to the revolving credit line tranche. In addition, for the one-year period following the Amendment, we have a requirement to maintain minimum excess availability under the Credit Agreement of $15,000. We expect to maintain excess availability above this $15,000 minimum. There are also minimum EBITDA requirements, subject to an event of default, beginning with our quarter ended April 30, 2011. The Credit Agreement, as amended by the Amendment, still requires us to maintain a minimum fixed charge coverage ratio of 1.1:1.0 on a consolidated basis which becomes applicable only if the availability under the revolving credit line tranche falls below $10,000. Fees of approximately $1,400 were incurred in connection with this April 20, 2010 amendment. Proceeds from the term loan tranche will be utilized to pay down the revolving credit line facility tranche and for general corporate purposes.

The Company’s Existing Credit Facility bank is currently meeting all of its lending obligations. The Existing Credit Facility expires on June 6, 2013.

Any breach of the covenants in the Existing Credit Facility or the indentures governing the Notes could cause a default under the Existing Credit Facility and other debt (including the Notes), which would restrict the Company’s ability to borrow under the Existing Credit Facility, thereby significantly impacting its liquidity. If the Company incurs an event of default under any of these debt instruments that was not cured or waived, the holders of the defaulted debt could cause all amounts outstanding with respect to these debt instruments to be due and payable immediately. Assets and cash flows may not be sufficient to fully repay borrowings under these debt instruments if accelerated upon an event of default or, in the case of the Notes, following a fundamental change. Additionally, as noted above, the Notes have initial maturities (put provisions) in November 2012 and November 2011, respectively. We have entered into discussions with the lenders under our Existing Credit Facility to obtain a waiver in connection with the Restructuring. We expect that the new credit facility as refinanced will have covenants not less restrictive than under the Existing Credit Facility. However, we may be unable to secure this refinancing on satisfactory terms or at all. In any event, even if we complete the Restructuring and secure this additional financing, if the growth rate of the number of customers and the acceptance of our products is slower than expected, our revenues may never become sufficient to fund our expenses. If the Restructuring is not timely consummated, we likely would not have sufficient liquidity to continue to operate our business and we would likely default on our commitments to our distribution partners, creditors or others, and might have to seek protection in bankruptcy on terms other than the Restructuring. If, as or when required, the Company is unable to repay, refinance or restructure its indebtedness under, or amend the covenants contained in, it may result in an event of default under the Existing Credit Facility and the lenders thereunder could institute foreclosure proceedings against the assets securing borrowings under the facility, which would have an material adverse impact on the Company.

China line of credit

On January 18, 2007, as amended in May 2009, the Company entered into a twelve-month renewable non-revolving line of credit facility in China. Under the terms of the China line of credit, the Company may borrow up to 60.0 million RMB (approximately $8,790 US Dollars at January 31, 2010) with an interest rate of 5.73% as of January 31, 2010. This credit line was established to provide our plant in China the flexibility needed to finalize the construction of its new manufacturing facility, which was completed in March 2007 and to fund working capital requirements. As of January 31, 2010 and January 31, 2009, $8,644 and $5,852, respectively, was funded under this facility. This credit facility matured in May 2010.

In May 2010, the Company obtained a new line of credit loan with a borrowing capacity of up to 82.0 million RMB (approximately $12,103 US Dollars at July 31, 2010) from a local Chinese bank (the “Chinese LOC”), of which 59.0 million RMB (approximately $8,708 US Dollars at July 31, 2010) was funded as of July 31, 2010. The Chinese LOC replaces the previous China line of credit, discussed above, which matured in May 2010. The outstanding borrowings under the Chinese LOC of 59.0 million RMB as of July 31, 2010 have scheduled maturities of 3,730 RMB (approximately $551 US Dollars at July 31, 2010) due in one year, 11,180 RMB (approximately $1,650 US Dollars at July 31, 2010) due in year two, 18,640 RMB (approximately $2,751 US Dollars at July 31, 2010) due in year three, 10,000 RMB (approximately $1,476 US Dollars at July 31, 2010) due in year four and 15,450 RMB (approximately $2,280 US Dollars at July 31, 2010) due in year five. The Chinese LOC bears interest at a variable rate based on the applicable rate from the People’s Bank of China less a 10% discount, which was 5.18% as of July 31, 2010. This loan is secured by our Chinese manufacturing facility located in Shanghai, China. The incremental borrowings of approximately 23.0 million RMB (approximately $3,395 US Dollars at July 31, 2010) as of July 31, 2010, when and if funded in the future, are expected to be used to support capital investments in China. The Company paid 1,500 RMB (approximately $221 US Dollars at July 31, 2010) of acquisition fees related to this Chinese LOC. These fees have been capitalized and are being amortized over the life of the line of credit.

The 2005 Notes and the 2006 Notes

Our 2006 Notes and 2005 Notes have initial maturities in November 2011 and November 2012, respectively. Noteholders may require the Company to repurchase some or all of the Notes prior to these dates upon the occurrence of a “fundamental change,” as defined in the indentures governing the 2005 Notes and the 2006 Notes.

Related Person Transactions

No related person transactions occurred during the fiscal year ended January 31, 2010.

Cash Flows

Six Months Ended July 31, 2010, compared to Six Months Ended July 31, 2009

Net cash used in operating activities was $7,032 for six months ended July 31, 2010, as compared to net cash provided of $1,737 in the comparable period of the prior fiscal year. This is primarily the result of a significant increase in cash used to pay down accounts payable of $13,405 compared to an increase in accounts payable of $4,974 in the prior fiscal year which resulted in a net change outflow of $18,379 comparing fiscal year 2011 with 2010. These changes were partially offset by reductions of inventory of $4,925 in the current fiscal year compared to $162 in the prior fiscal year. While the net loss increased significantly to $56,332 from $15,660, this increase was primarily the result of non-cash charges for goodwill impairments, net of taxes, of $45,733. Excluding this goodwill impairment, the net loss would have been approximately $5,000 lower in the six-months ended July 31, 2010 compared to the comparable period in the prior year. The reduction in accounts payable for the six month ended July 31, 2010 was attributable to both trade credit tightening the Company has experienced, as well as lower lead costs. The reduction in inventory since January 31, 2010 reflects both operational improvements and lower lead costs.

Net cash used in investing activities was $5,075 in the first six months of fiscal year 2011 as compared to $6,900 in the first six months of fiscal year 2010. In fiscal year 2011, the Company had purchases of property, plant and equipment of $5,083 compared with $7,763 in the prior year. Capital expenditures have been principally in support of its cost reduction activities and new product development. In addition, there was a reduction in restricted cash of $8 related to commodity hedging activities in the first six months of fiscal 2011 compared to $848 in the prior fiscal year.

Net cash provided by financing activities increased $8,203 to $13,024 for the six months ended July 31, 2010, as compared to $4,821 for the comparable period of the prior fiscal year. Proceeds from net borrowings under the Company’s Existing Credit Facility, offset by debt acquisition costs, were the primary sources of cash provided by financing activities in fiscal year 2011. The primary purpose of the increased borrowings in the current fiscal year was to fund the cash used in operations and to fund capital expenditures.

Historical Cash Flows for Fiscal Year 2010

Net cash used in operating activities from continuing operations was $8,068 for fiscal year 2010, compared to cash provided by operating activities of $9,256 in the comparable period of the prior fiscal year. This decrease in cash flows from operations of $17,324 is primarily the result of an increase in the operating loss for the year of $8,330 combined with an increase in inventory in the current year of $14,600, as opposed to a decrease in inventory of $23,835 in the prior year, resulting in a change in cash outflow of $38,435 related to inventory. Inventory levels have increased primarily due to increases in the cost of lead compared to its cost at the end of the prior fiscal year as well as due to the increase in our Asian business and related levels of inventory. These unfavorable changes were partially offset by an increase in accounts payable of $10,519 associated with the increased lead prices and ongoing accounts payable management in the current year while accounts payable decreased by $17,165 in the prior year, creating a change in cash inflows of $27,684 related to accounts payable.

The increase in inventory and accounts payables is primarily due to higher lead prices. Lead, steel, copper, plastics and electronic components are the major raw materials used in the manufacture of our industrial batteries and electronics products and, accordingly, represent a significant portion of our materials costs. Lead traded at an average of $1.06 per pound in the fourth quarter of fiscal 2010 as compared to an average of $0.51 per pound in the fourth quarter of fiscal 2009. During fiscal years 2010, 2009 and 2008, the average London Metals Exchange (“LME”) price per pound of lead was as follows:

	July 31,		January 31,
	2010	2009	2010	2009	2008
Average LME price per pound of lead	$0.91	$0.65	$0.83	$0.89	$1.21
Lowest average monthly LME price per pound of lead	$0.71	$0.45	$0.50	$0.44	$0.81
Highest average monthly LME price per pound of lead	$1.07	$0.84	$1.07	$1.36	$1.69

Net cash used by continuing investing activities was $13,893 in fiscal year 2010 as compared to $12,652 in the prior fiscal year. Acquisitions of property, plant and equipment were $14,760 in fiscal year 2010 compared with $16,613 in fiscal year 2009. Additionally, restricted cash associated with our lead hedges decreased by $849 compared with $3,477 in the prior year.

Net cash provided by financing activities for continuing operations was $21,432 in fiscal year 2010 as compared to $131 in the prior fiscal year. In fiscal year 2010, we borrowed $18,605 on our U.S. credit facility to pay for capital additions and to fund operations, and we borrowed $3,072 from our line of credit in China.

Historical Cash Flows for Fiscal Year 2009

Net cash provided by operating activities from continuing operations was $9,256 for fiscal year 2009, compared to a use of cash of $54,144 in the comparable period of the prior fiscal year. The improvement is a result of (i) a reduction in inventory due to decreased lead prices and inventory management, (ii) improved collections on accounts receivable, (iii) a use of cash in fiscal 2008 to fund discontinued operations and (iv) improved income from continuing operations compared to the prior year excluding the non-cash gain on sale of our China facility in fiscal 2008. These improvements were offset by a decrease in accounts payable associated with the decrease in inventory and lower lead prices and a decrease in other liabilities related primarily to payment of warranty claims associated with our Motive Power business which we exited in fiscal 2008.

The decrease in inventory, accounts payables and accrued liabilities is primarily due to lower lead prices combined with an overall effort to reduce inventory on hand. Lead, steel, copper, plastics and electronic components are the major raw materials used in the manufacture of our industrial batteries and electronics products and, accordingly, represent a significant portion of our materials costs. During fiscal years 2009, 2008 and 2007, the average London Metals Exchange (“LME”) price per pound of lead was as follows:

Fiscal Year	2009	2008	2007
Average annual LME price per pound of lead	$0.89	$1.21	$0.60
Lowest average monthly LME price per pound of lead	$0.44	$0.81	$0.44
Highest average monthly LME price per pound of lead	$1.36	$1.69	$0.78

Net cash used by continuing investing activities was $12,652 in fiscal year 2009 as compared to net cash provided by investing activities of $78,356 in the prior fiscal year. Fiscal year 2008 includes proceeds of $188,100 from the divestitures of businesses. Acquisitions of property, plant and equipment were $16,613 in fiscal year 2009 compared with $7,611 in fiscal year 2008. The increase in capital expenditures in fiscal year 2009 is principally in support of our new product introductions and cost reduction initiatives. Additionally, restricted cash associated with our lead hedges decreased by $3,477 compared with an increase of $4,383 in the prior year.

We had net cash provided by financing activities for continuing operations of $131 in fiscal year 2009 as compared to a use of $23,211 in the prior fiscal year. In fiscal year 2008, we repaid $24,836 on our Existing Credit Facility debt with a portion of the proceeds received from the divestitures of our businesses and borrowed $4,654 to fund costs related to the construction of the new plant in Shanghai.

Pension Costs

We have various non-contributory defined benefit pension plans, which cover certain employees in the United States.

Accounting for pensions requires the use of estimates and assumptions regarding numerous factors, including discount rates, rates of return on plan assets, compensation increases, mortality and employee turnover. Independent actuaries, in accordance with accounting principles generally accepted in the United States of America, perform the required calculations to determine expense and liabilities for pension benefits. Actual results that differ from our actuarial assumptions are generally accumulated and amortized over future periods.

Assumptions used to determine periodic pension costs and benefit obligations for our defined benefit pension plans from continuing operations were:

	Pension Benefits
Fiscal Year	2010	2009	2008
Weighted-average assumptions used to determine benefit obligation as of January 31*:
Discount rate	5.75%	6.60%	6.35%
Rate of compensation increase	4.00%	4.00%	4.45/4.00%

	Pension Benefits
Fiscal Year	2010	2009	2008
Weighted-average assumptions used to determine net cost for the periods ended January 31**:
Discount rate	6.60%	6.35%	5.90%
Expected long-term rate of return on plan assets	8.00%	8.00%	8.00%
Rate of compensation increase	4.00%	4.00%	4.45/4.00%

*	Determined as of the end of the year.
**	Determined as of the beginning of the year.

Estimated sensitivities to the net periodic pension cost for the U.S. pension plans are as follows:

•	a 25 basis point change in the discount rates from those used would have changed fiscal 2010 pension expense by approximately $122;

•	a 25 basis point change in the expected rates of return from those used would have changed fiscal 2010 pension expense by approximately $132; and

•	a 25 basis point change in compensation levels from those used would have no material impact on fiscal year 2010 pension expense as a result of the frozen and non-pay related plans.

In fiscal years 2010 and 2009, the accumulated benefit obligation exceeded the plan assets by $30,355 and $28,593, respectively. We recognized an increase in the pension liability of $23,095 in fiscal year 2009 in our accumulated other comprehensive loss, primarily because of reductions in the fair value of assets held by the plans due to the overall decline in the stock market that year coupled with an increase in the overall benefit obligation.

The Pension Protection Act of 2006 (the “Act”) was signed into law in the U.S. in August 2006. The Act introduces new funding requirements for defined pension plans, provides guidelines for measuring pension plan assets and pension obligations for funding purposes, introduces benefit limitations for certain underfunded plans and raises tax deduction limits for contributions to retirement plans. The new funding requirements became effective for plan years beginning after December 31, 2007.

In fiscal years 2010 and 2009, our contributions to our plans were $2,336 and $2,594, respectively. We expect to make required contributions totaling approximately $5,100 to our pension plans and $181 to our postretirement medical plan in fiscal year 2011.

Contractual Obligations and Commercial Commitments

The following tables summarize the Company’s contractual obligations and commercial commitments as of July 31, 2010:

	Payments Due by Period
Contractual Obligations:	Total	Less than 1 year	1-3 years	3-5 years	After 5 years
Debt*	$169,714	$551	$4,401	$37,762	$127,000
Interest payable on notes*	119,394	10,644	20,726	13,790	74,234
Operating leases	7,607	1,327	2,413	2,046	1,821
Projected—lead purchases**	78,000	57,000	21,000	—	—
Capital Leases	189	93	75	21	—

Total contractual cash obligations	$374,904	$69,615	$48,615	$53,619	$203,055

*	These amounts assume that the Notes will be held to maturities (see Note 6, Debt, in the notes to the unaudited consolidated financial statements), assume the Existing Credit Facility including the term loan tranche, at July 31, 2010, as paid in fiscal year 2013, include interest on the Existing Credit Facility through maturity in fiscal year 2013 and calculated at the same rate and outstanding balance at July 31, 2010, and assume the China debt at July 31, 2010 as paid through fiscal year 2015, with interest calculated at the rate existing at July 31, 2010.
**	Amounts are based on the cash price of lead at July 31, 2010 which was $0.94.

	Amount of Commitment Expiration per Period
Other Commercial Obligations:	Total Amount Committed	Less than 1 year	1-3 years	3-5 years	After 5 years
Standby letters of credit	$5,312	$5,250	$62	$—	$—

Total commercial commitments	$5,312	$5,250	$62	$—	$—

The following tables summarize our contractual obligations and commercial commitments as of January 31, 2010:

	Payments Due by Period
Contractual Obligations	Total	Less than 1 year	1-3 years	3-5 years	After 5 years
Debt*	$154,249	$8,644	$18,605	$—	$127,000
Interest payable on notes*	113,622	7,613	14,410	13,966	77,633
Operating leases**	5,021	1,837	1,130	616	1,438
Projected—lead purchases***	135,000	84,000	51,000	—	—
Equipment	1,994	1,994	—	—	—
Capital leases	224	133	91	—	—

Total contractual cash obligations	$410,110	$104,221	$85,236	$14,582	$206,071

*	These amounts assume that the Notes will be held to maturities, shows the Existing Credit Facility as paid in fiscal year 2013 as it was renewed subsequent to the fiscal year end with a new maturity date and includes interest on the Existing Credit Facility through fiscal year 2013 calculated at the same interest rate and outstanding balance at January 31, 2010 and the China debt up through fiscal year 2015.
**	In March 2010, the Company entered into an agreement whereby the operating lease on the property located in Blue Bell, Pennsylvania was extended through March 2016. The above minimum annual lease obligation table is as of January 31, 2010 and accordingly, this new lease agreement is not reflected in the above as it was entered into subsequent to year end.
***	Amounts are based on the cash price of lead at January 29, 2010 which was $0.93 per pound.

	Amount of Commitment Expiration per Period
Other Commercial Commitments	Total Amount Committed	Less than 1 year	1-3 years	4-5 years	After 5 years
Standby letters of credit	$5,707	$5,645	$62	$—	$—

Total commercial commitments	$5,707	$5,645	$62	$—	$—

Off-Balance Sheet Arrangements

Other than certain elements of our standby letters of credit arrangements, we have no off-balance sheet arrangements as of July 31, 2010.

Quantitative and Qualitative Disclosure about Market Risk

The Company is exposed to various market risks. The primary financial risks include fluctuations in interest rates, certain raw material commodity prices, especially lead, and changes in currency exchange rates. The Company manages these risks through normal operating and financing activities and, when appropriate, through the use of derivative instruments. It does not invest in derivative instruments for speculative purposes, but enters into hedging arrangements in order to reduce its exposure to fluctuations in interest rates and the price of lead, as well as to fluctuations in exchange rates.

On occasion we enter into non-deliverable forward contracts with certain financial counterparties to hedge our exposure to the fluctuations in the price of lead, the primary raw material component used in our business. In addition, from time to time we may purchase put options to sell lead as a hedge against significant price decreases to mitigate risks related to forward contracts. The value of these put options is netted against the value of the forward contract. We employ hedge accounting in the treatment of these contracts. Changes in the value of the contracts are marked to market each month and the gains and losses are recorded in other comprehensive income (loss) until they are released to the income statement through cost of sales in the same period as is the hedged item (lead).

At July 31, 2010 and January 31, 2010, we had hedged approximately 3.0 million and 6.8 million pounds of lead at an average price of $0.94 per pound and $1.01 per pound, respectively.

The net market value of our lead contracts was an asset of $460 at July 31, 2010 and a liability of $643 at January 31, 2010. At July 31, 2010 and January 31, 2010, a 10% change in the price of lead would result in a $630 and $691 change in the market value of the lead contract, respectively.

Our financial instruments are subject to interest rate risk and fair value risk. Our financial instruments include our revolving credit facilities, the Notes and our capital leases. The net market value of our debt instruments (excluding capital leases) was $135,767 at July 31, 2010. According to our established policies, we monitor ratios of fixed versus variable rate debt in order to mitigate our risk to changes in interest rates.

We occasionally use currency forwards and swaps to hedge anticipated cash flows in foreign currencies. There were no foreign currency hedges outstanding at July 31, 2010.

OUR BUSINESS

We manufacture and market integrated reserve power systems and components for the standby power market, which include telecommunications, uninterruptible power supply (“UPS”) cable services and utilities and renewable energies. Integrated power systems monitor and regulate electric power flow and provide backup power in the event of a primary power loss or interruption. We also produce the individual components of these systems including reserve batteries, power rectifiers, system monitors, power boards and chargers. Major applications of these products include wireless and wireline telephone infrastructure, cable television (“CATV”) signal powering, corporate data center powering, computer network backup for use during power outages and renewable energy integration.

We were organized in 1985 to acquire all the assets of C&D Power Systems Division of Allied Corporation, which, along with its predecessors, had been manufacturing batteries for more than 50 years. We have a global manufacturing platform with plants located in the United States, Mexico and China and sells our products globally to thousands of customers. We have become one of the largest providers of lead acid batteries used in standby power systems in North America.

During fiscal year 2008, we sold our Power Electronics Division and certain assets of our Motive Power Division.

Our business is now focused on the standby power market. We primarily manufacture, market and distribute lead acid batteries and standby power systems that integrate lead acid batteries with electronic components, which are used to provide backup or standby power for electrical equipment in the event of power loss from the primary power source. Our broad product offering includes: flooded lead acid (“flooded”) batteries; valve-regulated lead acid (“VRLA”) batteries; and large format lithium battery systems and power rectifiers and other related power distribution and monitoring equipment. Standby power systems are used in UPS systems, wireless and wireline telecommunications, CATV systems, utilities and other applications.

To meet the needs of our customers, we sell our batteries and other standby power system components in a wide variety of sizes, configurations and electrical capacities. Specifically, we sell lead acid batteries in two broad categories: flooded and VRLA. Flooded batteries, which require periodic watering and maintenance, are typically used in UPS, telecommunications and utility applications. VRLA, or sealed, batteries, which are often smaller and require less maintenance, are used in wireless cell sites, CATV systems, corporate data centers and computer networks and other applications. Power rectifiers convert or “rectify” external AC power into DC power at the required level and quality of voltage necessary to constantly charge the standby battery or recharge a renewable energy storage battery. Our batteries and standby power systems are marketed and sold under the DYNASTY®, MAXRATE®, msENDUR®, LIBERTY® and SAGEON® brands.

UPS. We produce batteries for UPS systems, which provide instant battery backup in the event of primary power loss or interruption, thereby permitting an orderly shutdown of equipment or continued operation for a limited period of time until another power source comes back on-line. We offer distinct product families to meet the needs and requirements of this growing industry. Our DYNASTY High Rate Max VRLA Series batteries have been engineered specifically for UPS applications and deliver extended life and improved runtime in the same space as alternatives while complying with rigorous industry standards. Our flooded XT products are utilized for large system back-up in major data centers and critical 24/7 applications. As a critical component supplier to overall power backup solutions, we continue to work closely with major global UPS OEMs to design cost-effective, reliable products to meet customer expectations.

Telecommunications. As with UPS, we produce battery solutions to fill the many application needs of today’s telecommunications industry. Designed specifically for the telecommunications industry’s need for long life and extended runtime, our flooded MCT and LCT family of products have become the battery of choice for central office and critical back-up applications. With the addition of our facility in Reynosa, Mexico in fiscal year 2004, we have added the VRLA MSE and msENDUR family of products designed for wireless applications, as well as other applications for non-flooded requirements. In addition, our C&D Tel Series VRLA Long Duration batteries are designed to Telcordia standards (an independent standards and testing company for telecommunications systems) to meet the demanding requirements of telecommunications applications. These batteries operate in a wide variety of environmental conditions, meet prolonged run time needs so as to maintain operations during power loss and protect sophisticated electronics equipment. Our telecommunications customers use the majority of our standby power products in applications, such as central telephone exchanges, microwave relay stations, private branch exchange (“PBX”) systems and wireless telephone systems. Our major telecommunications customers include national long distance companies, competitive local exchange carriers, wireline and wireless system operators, paging systems and PBX telephone locations using fiber optic, microwave transmission or traditional copper-wired systems.

CATV Signal Powering and Broadband. DYNASTY Broadband Series batteries are designed for demanding standby float applications in abusive environments. These batteries have been designed to offer the best combination of run time and service life for CATV signal powering and broadband applications. Our gelled electrolyte technology provides excellent heat transfer properties, which enable these batteries to perform in high temperature environments. The DYNASTY Broadband Series does not require cycling subsequent to delivery to meet 100% of rated capacity.

Modular Power Plants. We offer several modular power plants, which are a type of integrated reserve power system. These products, which are referred to as the SAGEON Series Power Plant, integrate advanced rectifiers with virtually maintenance-free valve-regulated batteries. These plants are designed to fit applications that demand stable, reliable and easily expandable DC power.

Equipment for Electric Utilities, Industrial Control Applications and Renewable Energy Applications. We produce rectifiers, batteries and integrated systems used in reserve power and energy storage systems for switchgear and instrumentation control systems used in electric utilities, industrial control and renewable energy applications. These power systems provide auxiliary power that enables fossil fuel, hydro and nuclear power generating stations, switching substations, offshore platforms and other industrial control facilities to be shut down in an orderly fashion during emergencies or power failures until a power source comes back on-line, as well as providing a storage medium to enable renewable energy resources to be aligned with demand.

Sales, Installation and Servicing. The sales, installation and servicing of certain products are performed through several networks of independent manufacturer’s representatives located around the world. Most of our independent manufacturer’s representatives (or contractors in the case of installation or service) operate under contracts providing for compensation on a commission basis or as a distributor with product purchased for resale. Other products are sold via a network of independent manufacturer’s representatives as well as independent distributors located throughout the world. In addition to these networks of independent manufacturer’s representatives and distributors, we employ internal sales management consisting of regional sales managers, account specific sales persons and product/market specialists. The regional sales managers are each responsible for managing a number of independent manufacturer’s representatives and for developing long-term relationships with large end users, OEMs and national accounts.

We also employ a separate sales organization that works with the independent manufacturer’s representative network and directly with certain large customers. We have internal product management and marketing personnel to manage the development of new products from the initial concept definition and management approval stages through the engineering, production and sales processes. Our product management and marketing personnel are also responsible for applications engineering, technical training of sales representatives and the marketing communications function.

We maintain branch sales and service facilities in North America, Europe and Asia, with the support of our headquarters and service personnel, and have business relationships with sales representatives and distributors throughout the world.

One of our customers, Emerson Electric Company and subsidiaries, accounted for 12.9%, 17.4% and 14.3% of our net sales for the years ended January 31, 2010, 2009 and 2008, respectively. We typically sell our products with terms requiring payment in full within 30 days. We warrant our battery products for various periods of time depending on the type of product and its application. The longest warranties, for periods of up to 20 years, generally are applicable to flooded standby power batteries.

Backlog

The level of unfilled orders at any given date during the year may be materially affected by the timing and product mix of orders, customer requirements and, taking into account considerations of manufacturing capacity and flexibility, the speed with which we fill those orders. Period-to-period comparisons may not be meaningful. Occasionally, orders may be canceled by the customer prior to shipment. Our order backlog at March 31, 2010 and March 31, 2009 from continuing operations was $37,976 and $48,915, respectively. We expect to fill virtually all of the March 31, 2010 backlog during fiscal year 2011.

Manufacturing and Raw Materials. We manufacture our products at four domestic plants, one plant in China and one plant in Mexico. We manufacture most key product lines at a single focused plant in order to optimize manufacturing efficiency, asset management and quality control. The principal raw materials used in the manufacture of our products include lead, steel, copper, plastics, printed circuit boards and electronic components, all of which are generally available from multiple suppliers. We use a number of suppliers to satisfy our raw materials needs. ISO certification assures customers that our internal processes and systems meet internationally recognized standards. We are ISO 9001:2000 standard certified at the majority of our locations.

Competition. The standby power market is highly competitive and has experienced substantial consolidation both among competitors who manufacture and sell standby power batteries and among customers who purchase standby power batteries. Our competitors range from start-up companies to major domestic and international corporations. We also compete with other energy storage technologies.

Our products compete on the basis of:

•	product quality and reliability;

•	technology;

•	reputation;

•	value;

•	delivery capability; and

•	customer service.

We offer competitive pricing and highly value our relationships with our customers. In addition, we believe that we have certain competitive advantages in specific product lines. We believe that we are one of the largest producers in the standby market in North America. We believe that the ability to provide a single source for design, engineering, manufacturing and service is an important element in our competitive position. We compete with Exide Technologies, Enersys, East Penn Manufacturing, NorthStar and FIAMM, amongst others, in the standby power market.

When lead prices rise, certain of our battery competitors that own smelting operations may have lower lead costs than we have. However, when lead prices decline, the high fixed costs associated with these operations may provide us with a cost advantage.

Research and Development. Research and development expenses from continuing operations for the fiscal years ended January 31, 2010, 2009 and 2008, were $7,555, $6,940 and $6,433, respectively, and for the six months ended July 31, 2010 and July 31, 2009, were $3,377 and $3,677. We maintain extensive technology departments concentrating on electrochemical and electronics technologies. We focus on:

•	research into lead-acid and other energy storage technologies;

•	design and development of new products;

•	development and improvement of existing products;

•	sustaining engineering;

•	production engineering (including quality testing and managing the changes in production capacity); and

•	evaluation of competitive products, including alternative chemistries.

During fiscal year 2010, we established a research and development center in our Shanghai facility, focused on serving the rapidly expanding market for power storage in Asia. This center complements our extensive research and development resources in North America.

New product releases included the following in fiscal year 2010:

•

The UPS-12700MRF, a high rate discharge version of the TRUE FRONT ACCESS™ series of monobloc batteries. This product, targeted at the UPS market, takes advantage of the terminal design of the TRUE FRONT ACCESS product line to minimize power losses during use.

•	The DNT series of UPS monobloc batteries. These products optimize power output at short discharge rates, and are intended to serve the needs of the growing Asian data center market.

•

The LBT series of monobloc telecommunication batteries. These products are optimized to deliver power at long discharge rates and are expected to serve the needs for both distributed and centralized power in the Asian telecommunication market.

•

An expanded line of C&D Technologies products for the “anti-idling” truck market. These products help freight carriers to reduce emissions by providing long-term power to the vehicles during extended stops.

In addition to new product launches, the research and development organization also reviews the designs of existing products. Several of these products were redesigned to improve material efficiencies and increase power output, and to incorporate new, more cost-effective and efficient components. The organization also works with customers and end users to develop solutions for faster and more reliable installation and startup of battery and electronic products.

Additionally, the division strives to partner with companies and organizations that can potentially provide breakthrough technologies for our existing and new markets. We established a number of such arrangements during the year.

International Operations. Along with our domestic manufacturing facilities, we have international manufacturing facilities in China and Mexico. Our 67% joint venture facility in Shanghai manufactures industrial batteries that are sold primarily in China, Europe and the Middle East. International sales accounted for 24%, 19% and 14% of net sales for the years ended January 31, 2010, 2009 and 2008, respectively, and 22% and 17% of net sales for the six months ended July 31, 2010 and 2009. Additionally, the value of internationally held long-lived assets accounted for approximately 48%, 52% and 56% of the total value of our long-lived assets for the years ended January 31, 2010, 2009 and 2008, respectively.

Patents and Trademarks. We own and license certain patents and trademarks that we consider to be of importance to our business. However, we believe that the growth of our business will depend primarily upon the quality and reliability of our products and our relationships with our customers, rather than the extent of our patent and trademark protection. While we believe that patents and trademarks are important to our business, the loss of any single patent or several patents or trademarks would not have a material adverse effect on us. Our principal trademarks, which we regard as being of substantial value in the marketing of our products, include: C&D, C&D TECHNOLOGIES, C&D TECHNOLOGIES POWER SOLUTIONS, DYNASTY, LIBERTY, LIBERTY SERIES, MAXRATE, msENDUR and SAGEON.

Employees. As of July 31, 2010, we employed approximately 1,500 people. Of these employees, approximately 1,050 were employed in manufacturing and approximately 450 were employed in field sales, technology, manufacturing support, sales support, marketing and administrative activities. Our management considers our employee relations to be satisfactory. Employees at two North American plants are represented by two different unions under collective bargaining agreements.

Environmental Regulations. Our operations are subject to extensive and evolving environmental laws and regulations regarding the clean-up and protection of the environment, worker health and safety and the protection of third parties. These laws and regulations include, but are not limited to, the following:

•	Requirements relating to the handling, storage, use and disposal of lead and other hazardous materials used in the manufacturing processes and contained in solid wastes;

•	record keeping and periodic reporting to governmental entities regarding the use and disposal of hazardous materials;

•	monitoring and permitting of air emissions and water discharge; and

•	monitoring worker exposure to hazardous substances in the workplace and protecting workers from impermissible exposure to hazardous substances, including lead, used in our manufacturing process.

We operate under a comprehensive environmental, health and safety compliance program, which is headed by an environmental director and staffed with trained environmental professionals. As part of our program, we:

•	prepare environmental and health and safety practice manuals and policies;

•	conduct employee training;

•	develop and implement waste minimization initiatives;

•	undertake periodic internal, and oversee external, audits of our operations and environmental and health and safety programs;

•	practice and engage in routine sampling and monitoring of employee chemical and physical exposure levels;

•	engage in sampling and monitoring of potential points of environmental emissions; and

•	prepare and/or review internal reports to regulatory bodies and interface with those regulatory bodies regarding environmental, safety and other issues.

In addition, we also have installed certain pollution abatement equipment to reduce emissions and discharges of regulated pollutants into the environment. Our program monitors and seeks to resolve potential environmental liabilities that result from, or may result from, current and historic hazardous materials handling and waste disposal practices. We have a spent-product recapture and recycling program in place for our facilities and our customers.

While we believe that we are in material compliance with the applicable environmental requirements, we have received, and in the future may receive, citations and notices from governmental regulatory authorities that certain of our operations are not in compliance with our permits or applicable environmental requirements. Occasionally we are required to pay a penalty or fine, to install control technology or to make equipment or process changes (or a combination thereof) as a result of the non-compliance or changing regulatory requirements. When we become aware of any non-compliance or change in regulatory requirements, we take immediate steps to correct and resolve the issues. The associated costs have not had a material adverse effect on our business, financial condition or results of operations.

Notwithstanding our efforts to maintain compliance with applicable environmental requirements, if injury or damage to persons or the environment arises from hazardous substances used, generated or disposed of in the conduct of our business (or that of a predecessor to the extent we are not indemnified therefore), we may be held liable for certain damages, the costs of investigation and remediation, and fines and penalties, which could have a material adverse effect on our business, financial condition, or results of operations. However, under the terms of the purchase agreement with Allied Corporation (“Allied”) for the acquisition (the “Acquisition”) of them (the “Acquisition Agreement”), Allied was obligated to indemnify us for any liabilities of this type resulting from conditions existing at January 28, 1986, that were not disclosed by Allied to us in the schedules to the Acquisition Agreement. These obligations have since been assumed by Allied’s successor in interest, Honeywell (“Honeywell”).

We are participating in the investigation of contamination at several lead smelting facilities (“Third Party Facilities”) to which we allegedly made scrap lead shipments for reclamation prior to the date of the acquisition.

Pursuant to a 1996 Site Participation Agreement, as later amended in 2000, we and several other potentially responsible parties (“PRPs”) agreed upon a cost-sharing allocation for performance of remedial activities required by the United States Environmental Protection Agency (“EPA”) Administrative Order Consent Decree entered for the design and remediation phases at the former NL site in Pedricktown, New Jersey, Third Party Facility. In April 2002, one of the original PRPs, Exide Technologies (“Exide”), filed for relief under Chapter 11 of Title 11 of the United States Code. In August 2002, Exide notified the PRPs that it would no longer be taking an active role in any further action at the site and discontinued its financial participation, resulting in a pro rata increase in the cost participation of the other PRPs, including us, for which our allocated share rose from 5.25% to 7.79%.

In August 2002, we were notified of our involvement as a PRP at the NL Atlanta, Northside Drive Superfund site. NL Industries, Inc. (“NL”) and Norfolk Southern Railway Company have been conducting a removal action on the site, preliminary to remediation. We, along with other PRPs, continue to negotiate with NL at this site regarding our share of the allocated liability.

We have terminated operations at our Huguenot, New York, facility, and have completed facility decontamination and disposal of chemicals and hazardous wastes remaining at the facility following termination of operations in accordance with applicable regulatory requirements. We are also aware of the existence of soil and groundwater contamination at the Huguenot, New York, facility, which is expected to require expenditures for further investigation and remediation. The Company is currently investigating the presence of lead contamination in soils at and adjacent to the facility. Additionally, the site is listed by the New York State Department of Environmental Conservation (“NYSDEC”) on its registry of inactive hazardous waste disposal sites due to the presence of fluoride and other contaminants in and underlying a lagoon used by the former owner of this site, Avnet, Inc., for disposal of wastewater. Contamination is present at concentrations that exceed state groundwater standards. In 2002, the NYSDEC issued a Record of Decision (“ROD”) for the soil remediation portion of the site. Further, we have recently conducted additional sampling pursuant to a soils investigation plan approved by NYSDEX and, based on the results thereof, have proposed and received approval of a remedial action plan for lead in soils which shall be implemented as part of the remedial activities required by the ROD. A ROD for the ground water portion has not yet been issued by the NYSDEC. In 2005, the NYSDEC also requested that the parties engage in a Feasibility Study, which the parties have conducted in accordance with a NYSDEC-approved work plan. In February 2000, we filed suit against Avnet, Inc., and in December 2006 the parties executed a settlement agreement which provides for a cost-sharing arrangement with Avnet, with Avnet bearing a majority of the future costs associated with the investigation and remediation of the lagoon-related contamination.

We, together with Johnson Controls, Inc. (“JCI”), are conducting an assessment and remediation of contamination at and near our facility in Milwaukee, Wisconsin. The majority of the on-site soil remediation portion of this project was completed as of October 2001. Under the purchase agreement with JCI, we are responsible for (i) one-half of the cost of the on-site assessment and remediation, with a maximum liability of $1,750, (ii) any environmental liabilities at the facility that are not remediated as part of the ongoing cleanup project and (iii) environmental liabilities for any new claims made after the fifth anniversary of the closing, i.e., March 2004, that arise from migration from a pre-closing condition at the Milwaukee facility to locations other than the Milwaukee facility, but specifically excluding liabilities relating to pre-closing offsite disposal. JCI retained the environmental liability for the off-site assessment and remediation of lead. In March 2004, we entered into an agreement with JCI to continue to share responsibility as set forth in the original purchase agreement. We continue to share with JCI the allocation of costs for assessment and remediation of certain off-site chlorinated volatile organic compounds in groundwater.

In February 2005, we received a request from the EPA to conduct exploratory testing to determine if the historical municipal landfill located on our Attica, Indiana property is the source of elevated levels of trichloroethylene detected in two city wells downgradient of our property. In 2009, the EPA determined that the impact to the two city wells was from sources unrelated to the Company’s property. The EPA also advised that it believes the former landfill is subject to remediation under the Resource Conservation and Recovery Act (“RCRA”) corrective action program. We conducted testing in accordance with an investigation work plan and submitted the test results to the EPA. The EPA thereafter notified us that they also wanted us to embark upon a more comprehensive RCRA investigation to determine whether there have been any releases of other hazardous waste constituents from our Attica facility and, if so, to determine what corrective measure may be appropriate. In January 2007, we agreed to an Administrative Order on Consent with the EPA to investigate, and remediate if necessary, site conditions at the facility. The Company has timely complied with all required investigative and remedial actions required by the EPA.

We have conducted site investigations at our Conyers, Georgia facility, and have detected chlorinated solvents in groundwater and lead in soil both onsite and offsite. We have recently initiated further assessment of groundwater conditions, temporarily suspending remediation of the chlorinated solvents which had been initiated in accordance with a Corrective Action Plan approved by the Georgia Department of Natural Resources in January 2007. A modified Corrective Action Plan will be submitted upon completion of the assessment. Additionally, we are conducting remediation of lead-impacted soils identified in the site investigations. In September 2005, an adjoining landowner filed suit against us alleging, among other things, that we were allowing lead contaminated stormwater runoff to leave our property and contaminate the adjoining property. In November 2008, the parties entered into a final settlement agreement, pursuant to which we agreed to assess and remediate any contamination on the adjoining property due to our operations as required by the Georgia Department of Natural Resources and with the concurrence of the adjoining landowner.

Overview of Our Operations

Properties

We believe that all of our properties are in generally good condition and suitable for current operations. Set forth below is certain information, as of July 31, 2010, with respect to our principal properties.

Location	Square Footage	Products Manufactured at or Use of Facility

United States Properties:
Milwaukee, Wisconsin(1)	370,000	Small standby power batteries
Attica, Indiana(1)	295,000	Large standby power batteries
Leola, Pennsylvania(1)	240,000	Small standby power batteries, Round Cell and battery R&D laboratory
Dunlap, Tennessee(2)	72,000	Electronics products and electronics R&D laboratory
Blue Bell, Pennsylvania(2)	48,000	Corporate headquarters

International Properties:
Shanghai, China(3)	327,000	Small standby power batteries
Reynosa, Mexico(1)	240,000	Large standby power batteries
Romsey, United Kingdom(2)	21,000	Distribution center
Mississauga, Canada(2)	20,000	Sales office and distribution center

(1)	Property is owned by us.
(2)	Property is leased by us.
(3)	Building is owned by a joint venture, of which we own 67%; however, the land is leased under a 50-year agreement, of which 47 years remain.

Legal Proceedings

We are involved in ordinary, routine litigation incidental to the conduct of our business. None of this litigation, individually or in the aggregate, is material or is expected to be material to our business, financial condition or results of operations in any year.

DIRECTORS AND MANAGEMENT

Existing Board of Directors and Executive Officers

Our current Board of Directors consists of nine members. Set forth below is a list of the current members of the Board of Directors and executive officers as of the date of this Prospectus:

Name	Age	Title
Kevin P. Dowd	62	Chairman of the Board of Directors
Pamela L. Davies	53	Director
David S. Gee	56	Director
Jeffery A. Graves	49	Director, President, CEO
William Harral III	71	Director
Robert I. Harries	67	Director
George MacKenzie	61	Director
Stanley W. Silverman	63	Director
Ellen C. Wolf	56	Director
Neil E. Daniels	45	Vice President, Financial Planning, Analysis & Demand Planning
Todd J. Greenspan	38	Vice President and Controller
Ian J. Harvie	47	Senior Vice President and Chief Financial Officer

The directors are elected by, and serve at the discretion of, the stockholders of C&D Technologies, Inc.

Kevin P. Dowd—Mr. Dowd has been a director of C&D Technologies since January 1997 and Chairman of the Board of Directors since June 2008. From March 2004 to July 2008, Mr. Dowd was Chairman and CEO of Sonitrol, Inc., a leading commercial security provider in North America. Sonitrol was acquired by The Stanley Works in July 2008. From August 1988 to March 2001, he was employed by Checkpoint Systems, Inc., where he last held the position of President and CEO and served as a member of the Board of Directors.

Pamela L. Davies—Ms. Davies has been a director of C&D Technologies since June 1998. Dr. Davies has been the President of Queens University of Charlotte located in Charlotte, North Carolina since July 2002. Prior to her appointment as President, Dr. Davies served as the Chief Operating Officer of that institution from March 2002 to July 2002. From June 2000 to March 2002, Dr. Davies was the Dean of the McColl School of Business at Queens University of Charlotte. From June 1997 to June 2000, she served as Professor of Management and Dean of LeBow College of Business at Drexel University in Philadelphia, Pennsylvania. Dr. Davies is also a director of Sonoco Products Company and Family Dollar, and served on the Board of Directors of Charming Shoppes, Inc. from 1998 to June 2009.

David S. Gee—Mr. Gee has been a director of C&D Technologies since August 2009. Mr. Gee has been Managing Director at Boston Consulting Group since July 2010. From March 2004 to March 2009, Mr. Gee was employed at AES Corporation, a Fortune 500 global power company with generation and distribution businesses, where he held various executive positions including Vice President of Strategy, and President, North America. From August 2000 to October 2003, Mr. Gee served as a senior executive at PG&E Corporation where he held the position of Vice President of Strategic Planning. Mr. Gee also spent 16 years at McKinsey & Co., where he was a partner and a consultant to energy companies on a range of strategic and operational issues. Mr. Gee is also Trustee and a member of the Executive Committee of the University of Virginia School of Engineering and Applied Science.

Jeffery A. Graves—Mr. Graves has been a director of C&D Technologies and its President and CEO since July 2005. From July 2001 to January 2005, Dr. Graves was employed at Kemet Electronics Corporation, a manufacturer of high performance capacitor solutions, including surface-mount capacitor technologies, where he last held the position of CEO. From 1994 to 2001, Dr. Graves held a number of key leadership positions with General Electric (“GE”) Company’s Power Systems Division and Corporate Research & Development Center. Prior to working for GE, Dr. Graves held various positions of increasing responsibility at Rockwell International Corporation and Howmet Corporation. Dr. Graves is also a director of Teleflex Incorporated and Hexcel Corporation, and served on the Board of Directors of Technitrol, Inc. from January 2006 through May 2007.

William Harral III—Mr. Harral has been a director of C&D Technologies since July 1996 and served as Chairman of the Board of Directors from April 1999 to June 2008. Mr. Harral has been President of the Barra Foundation, a private foundation located in Wyndmoor, Pennsylvania, since June 2001. He was formerly acting Dean of LeBow College of Business, Drexel University in Philadelphia, Pennsylvania. From June 1997 to December 1999, Mr. Harral served as Senior Counselor for The Tierney Group, a strategic communications company. From 1994 to March 1997, he was President and CEO of Bell Atlantic—Pennsylvania, Inc. Mr. Harral served as a director of Salix Pharmaceuticals, Ltd. from September 2005 to June 2009.

Robert I. Harries—Mr. Harries has been a director of C&D Technologies since May 2002. Mr. Harries currently serves as a business counselor and consultant. From January 2001 to October 2003, he was Senior Vice President of FMC Corporation, a diversified chemical company, and General Manager of its Industrial Chemicals Group and Shared Services. Mr. Harries had served with FMC in various capacities since 1977. Mr. Harries is also a director of the Friends of the Wissahickon and International House, and a member of the Advisory Board of Waste Technology Services, Inc.

George MacKenzie—Mr. MacKenzie has been a director of C&D Technologies since April 1999. From January 2006 to April 2006, Mr. MacKenzie served as interim CEO of American Water Works Company, Inc., a diversified provider of water services in North America. Since May 2006, he has served as non-executive Chairman of American Water Works Company, Inc. From March 2005 to July 2005, he served as interim President and CEO of C&D Technologies. From September 2001 to June 2002, he was Executive Vice President and Chief Financial Officer of Glatfelter, a global supplier of printing papers, specialty papers and engineered products. From May 1979 to June 2001, Mr. MacKenzie was employed by Hercules, Inc., where he served in a number of financial and senior management positions and last served as Chief Financial Officer and Vice Chairman of its Board of Directors. Mr. MacKenzie is also a director of Safeguard Scientifics, Inc., Tractor Supply Co. and American Water Works Company, Inc., and is a member of both the American and the Pennsylvania Institutes of Certified Public Accountants. Mr. MacKenzie previously served on the Boards of Central Vermont Public Service Corp. from May 2001 to May 2006 and Traffic.com from December 2005 to March 2007.

Stanley W. Silverman—Mr. Silverman has been a director of C&D Technologies since February 2003. Since 2005, he has served as President of Horizon Venture Group LLC, a private firm that invests, as a limited partner, in companies which have potential for growth and value creation. From January 2000 to February 2005, Mr. Silverman served as President and CEO and was a member of the Board of Directors of PQ Corporation, a global chemical and engineered glass materials company. He was appointed Executive Vice President and Chief Operating Officer of PQ Corporation in 1991. Mr. Silverman is a former Chairman of the Board of Directors of the Soap and Detergent Association, where he served as Chairman of the Compensation and Finance Committees, and is a former Board member of the American Chemistry Council. Mr. Silverman serves as a director on the Boards of Directors of A. Schulman, Inc. and Met-Pro Corporation, and at both of these companies he serves on the Audit and Compensation Committees. He also serves as a director of three private equity-owned companies. Additionally, Mr. Silverman is a trustee on the Board of Directors of Drexel University, where he is Chairman of the Finance Committee.

Ellen Wolf—Ms. Wolf has been a director of C&D Technologies since September 2004. Since March 2006, Ms. Wolf has served as Senior Vice President and Chief Financial Officer of American Water Works Company, Inc., a diversified provider of water services in North America. From December 2003 to February 2006,

Ms. Wolf was Senior Vice President and Chief Financial Officer of USEC, Inc., a supplier of enriched uranium fuel for commercial nuclear power plants. She previously served as Vice President and Chief Financial Officer of American Water Works Company, Inc. and of its predecessor, American Water Works, Inc. Ms. Wolf is also a director of Airgas, Inc. and the Philadelphia Zoo, as well as the National Association of Water Companies and Water for People (both non-profit organizations).

Neil E. Daniels—Mr. Daniels was appointed Vice President, Financial Planning, Analysis & Demand Planning of C&D Technologies in October 2009. From December 2007 to October 2009, Mr. Daniels served as the Vice President and Controller (Principal Accounting Officer) of C&D Technologies. From September 2006 to December 2007, Mr. Daniels served as Vice President, Corporate Controller and Treasurer of C&D Technologies. Mr. Daniels has over 18 years of finance experience including Operations, SEC and Internal Reporting, Tax, Internal and External Audit and Sarbanes-Oxley. From August 1999 to September 2006, he has held various positions within IKON Office Solutions including Senior Manager, Financial Reporting; Director of Corporate Accounting and Financial Reporting; Director of Accounting and Taxes; Vice President Internal Audit; and as the Vice President Operations, Finance. He has also served as Assistant Global Controller with Quaker Chemical Corporation and was an Audit Manager at PriceWaterhouse LLP.

Todd J. Greenspan—Mr. Greenspan was appointed Vice President and Controller of C&D Technologies in October 2009. From May 2005 to September 2009, Mr. Greenspan was employed by Isolagen, Inc., where he served in various positions, including that of Vice President and Corporate Controller and Chief Financial Officer. From October 2002 to April 2005, Mr. Greenspan was employed by Amkor Technology, Inc., where he served as Senior Director of Finance. Mr. Greenspan is a licensed certified public accountant in the state of Pennsylvania and obtained both his BS in Accounting and Master’s degree in Accounting and Management Information Services (MIS) from the University of Delaware.

Ian J. Harvie—Mr. Harvie has served as Senior Vice President and Chief Financial Officer of C&D Technologies since January 2009. From December 2005 to January 2009, Mr. Harvie served as Vice President and Chief Financial Officer of C&D. From February 2002 to October 2005, Mr. Harvie was employed by Exide Technologies where he served in various positions, including that of the Vice President – Controller and as the interim CFO for one year. From January 1984 to January 2002, Mr. Harvie was employed by PricewaterhouseCoopers, and from July 1998 to January 2002, he held the title of Partner in Audit & Business Advisory Services.

For purposes of obtaining the Bankruptcy Court’s confirmation of the Prepackaged Plan in satisfaction of Section 1129(a)(5) of the Bankruptcy Code, the Company will disclose, prior to the commencement of the Confirmation Hearing, the identity of the members of the Board of Directors of the Reorganized Company and the nature and compensation for any member of the Board of Directors who is an “insider” under Section 101(31) of the Bankruptcy Code. See “The Prepackaged Plan—Means for Implementing the Prepackaged Plan—Management and Employment.”

Board of Directors from and after the Closing of the Restructuring

Upon consummation of the Restructuring, eight of the nine members of our current Board of Directors will resign and the Board of Directors of the Company will be reconstituted such that at such time there shall be seven directors. The reconstituted Board of Directors will be comprised of the Company’s CEO, the member of our current Board of Directors that does not resign and five directors, one of whom shall be the non-executive chairman, recommended by the Requisite Holders. Our current Board of Directors expects that Kevin P. Dowd, the Chairman of the Company’s Board of Directors, will not resign and will be the remaining member of the Board of Directors. The remaining member of the Board of Directors will appoint the chief executive officer and the other five directors, who will each be designated by the Requisite Holders. The Requisite Holders will include AG or Bruce & Co., but may include other Noteholders in addition to AG or Bruce & Co. Thereafter, directors will be nominated for election by stockholders in accordance with the Company’s normal corporate governance procedures.

EXISTING BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

C&D strives to achieve “best practices” in its corporate governance. The Board of Directors is responsible for overseeing the direction, affairs and management of C&D, recognizing its fiduciary duty to C&D’s stockholders. All of the members of the Board of Directors, other than the CEO, are “independent” under the rules of the NYSE. In determining director independence, the Board considers any transactions and relationships between each director or any member of his or her immediate family and C&D and its subsidiaries and affiliates. The Board also examines any transactions and relationships between directors or their affiliates and members of C&D’s senior management or their affiliates. The purpose of this review is to determine whether any such relationship or transaction was inconsistent with a determination that the director is independent. In the course of the Board’s determination regarding the independence of the directors under the rules of the NYSE, the Board considered that Mr. Gee was engaged as a consultant to C&D from May 2009 to August 2009 and was paid $5,918 in consulting fees. The Board determined that this previous consulting arrangement would not interfere with Mr. Gee’s exercise of independent judgment in carrying out his duties as a director of C&D. All directors stand for election annually. It is the policy of the Board of Directors that directors are expected to attend C&D’s Annual Meeting of Stockholders. All of C&D’s current directors attended C&D’s 2009 Annual Meeting of Stockholders.

The Compensation Committee

The Compensation Committee consists of four independent directors: Pamela Davies, who serves as Chairperson, David S. Gee, William Harral III and Robert I. Harries. During the fiscal year ended January 31, 2010, Kevin P. Dowd served as a member of the Compensation Committee until August 2009. Mr. Dowd was not an officer of C&D and was considered “independent” under the listing standards of the NYSE. None of the Compensation Committee members are officers of C&D, and all are considered “independent” under the listing standards of the NYSE.

Certain Relationships and Related Transactions

The Company adopted, as part of its Code of Business Conduct, a procedure for the review and approval of related person transactions. The Audit Committee must review and approve any “related person” transaction as defined in Item 404 of Regulation S-K, promulgated by the SEC, before it is consummated. No related person transactions occurred during the fiscal year ended January 31, 2010.

COMPENSATION DISCUSSION AND ANALYSIS

Overview of Our Compensation Program

We seek to provide competitive compensation for our executive officers that attracts and retains qualified executives, rewards individual and team/company achievement and aligns the financial interest of our executives with those of our stockholders. We use a combination of base salary, annual cash incentives, long-term equity incentives, perquisites and benefits programs to achieve these objectives. We place significant emphasis on pay for performance-based incentive compensation programs for our executives. These programs reward our executives when our financial and operational goals are achieved and/or when our stock price appreciates.

Operation of the Compensation Committee

Our Compensation Committee consists entirely of independent Directors and has the responsibility for establishing, implementing and monitoring adherence with the Company’s compensation program. The role of the Compensation Committee is to oversee, on behalf of the Board of Directors and for the benefit of the Company and its stockholders, the Company’s compensation, incentive and benefit plans and policies, administer its stock plans (including reviewing and approving equity grants to all executive officers, including the CEO) and review all other compensation decisions relating to the other executive officers of the Company and approve these decisions for all executive officers (other than the CEO, whose non-equity compensation is approved by the Board). Our Compensation Committee has structured our annual and long-term incentive-based cash and non-cash executive compensation to motivate our executives to achieve our business goals and reward executives for achieving such goals in accordance with the compensation philosophy described below.

Our Compensation Committee compares each element of total compensation against a peer group of publicly traded companies. This compensation peer group, which our Compensation Committee updated for the fiscal year ended January 31, 2011, consists of companies with which our Compensation Committee believes we compete or may compete for talent and for stockholder investment and is disclosed in more detail in the section entitled Peer Group Benchmarking.

Compensation Philosophy and Objectives

The primary focus of our executive compensation program is to improve our performance year-over-year and over a longer-term period. We designed our compensation programs to provide the tools necessary to hire executives with the skills needed to manage our business, to meet these goals and to retain the executives over the long term. To this end, for those current executives named in the Summary Compensation Table, we designed the annual and long-term incentive plans to provide a significant financial link between profitability, cash flow and total stockholder return and total compensation earned.

A key consideration in developing our compensation programs was to have plans that were easy to understand and administer while being competitive with the programs offered by other companies with which we compete or may compete for executive talent.

Our Compensation Committee generally targets the 50th percentile of the market when evaluating and reviewing base salary and between the 50th and 75th percentile of the market when evaluating and reviewing incentive compensation for external competitiveness.

The Compensation Committee does not pre-establish policy or set targets for the allocation between cash and non-cash or short-term and long-term incentive compensation. Rather, our Compensation Committee reviews information provided by outside consultants to determine the appropriate level and mix of incentive compensation.

Role of Management in Compensation Process

Certain of our executive officers have roles in the compensation process. The CEO generally makes recommendations to our Compensation Committee regarding salary increases for other executive officers during the regular merit increase process. In addition, the CEO provides his perspective on recommendations provided by the outside consulting firm hired by our Compensation Committee regarding compensation program design issues. Although the CEO regularly attends Compensation Committee meetings, he is present only by invitation of the Compensation Committee and has no independent right to attend such meetings. In the fiscal year ended January 31, 2010, the CEO attended all of the Compensation Committee meetings, but he did not participate in the executive sessions of the Compensation Committee in which his own compensation was discussed.

Other executive officers and members of the Human Resource team, at the request of our Compensation Committee, work with the outside consultant to provide data about past practices, awards, costs and participation in various plans, as well as information about our annual and longer-term goals. When requested by our Compensation Committee, selected executive officers may also review and propose recommendations on plan design and structure and provide a perspective to our Compensation Committee on how these recommendations may affect recruitment, retention and motivation of our employees.

Employees from our Human Resources, Finance and Legal Departments design and administer, on a day-to-day basis, our pension, savings, health, welfare and time-off plans and policies applicable to salaried U.S.-based employees. Our Compensation Committee remains responsible for certain fundamental changes outside the day-to-day requirements necessary to maintain these plans and policies.

Role of Compensation Consultant in Compensation Process

The Compensation Committee utilizes the C&D Human Resource Department and also has the authority under its charter to engage the service of outside consultants to assist the Compensation Committee. In accordance with this authority, the Compensation Committee in the fiscal year ended January 31, 2010 engaged the services of Mercer (US) Inc. (“Mercer”), an independent outside global human resources consulting firm, to conduct the following analysis:

•	evaluate C&D’s peer group;

•	review C&D’s total compensation program for the CEO and executive direct reports to the CEO;

•	evaluate the alignment of C&D’s performance with its pay;

•	assess C&D’s run rate and dilutions;

•	provide advice to the Committee in the design and implementation of its executive compensation program; and

•	update the compensation committee on trends in executive compensation and the regulatory environment.

Mercer is typically invited by the Compensation Committee to attend its meetings. During the fiscal year ended January 31, 2010, Mercer attended two of the Compensation Committee’s meetings in person or by telephone. In the course of fulfilling its consulting responsibilities, representatives of Mercer regularly communicate with the Chairperson of the Committee outside of regular committee meetings. Mercer also meets with management from time to time to gather information and to review proposals that management may make to the Compensation Committee.

Peer Group Benchmarking

Our Compensation Committee relied on information provided by Mercer to review our total compensation program and provide guidance for the fiscal year ended January 31, 2010 compensation decisions for the CEO and other key executives. Mercer, which was engaged by our Compensation Committee, provided our Compensation Committee with relevant market data and alternatives to consider when making compensation decisions for the CEO and, on the recommendations made by the CEO, for other executive officers.

The companies comprising our compensation peer group for the fiscal year ended January 31, 2010 were:

Ametek, Inc.	Exide Technologies
American Superconductor Corporation	First Solar, Inc.
Baldor Electric Company	Maxwell Technologies, Inc.
Energy Conversion Devices	Regal-Beloit Corp
Enersys, Inc.	UltraLife Corporation

We worked with Mercer to further review and modify this group during the fiscal year ended January 31, 2010 for pay decisions for the fiscal year ended January 31, 2011 to better align the revenue size of our compensation peer group to C&D. Mercer applied the following criteria to develop a peer group for C&D:

•	U.S. based publicly traded companies with substantial international operations;

•	companies classified in SIC code group 3690 (Misc. Electrical Machinery, Equipment, and Supplies) and GICS Sub Industry 20104010 (Electrical Components and Equipment); and

•	companies with net revenues between $180.0 million and $750.0 million.

The modified peer group developed in fiscal year ended January 31, 2010 for making pay decisions in the fiscal year ended January 31, 2011 is:

American Superconductor Corporation	Polypore International, Inc.
Energy Conversion Devices	Powell Industries, Inc.
Franklin Electric Company, Inc.	Preformed Line Products Co
Greatbatch, Inc.	UltraLife Corporation
GT Solar International, Inc.	Vicor Corporation

In addition to these ten peer group companies, we will also use Exide Technologies, Enersys, Inc. and Maxwell Technologies for benchmarking of pay practices, such as compensation plan design, because they are either direct competitors or operate in a substantially similar industry to C&D. They are not included in the peer group because of their size relative to C&D.

Elements of Our Compensation Program

Base Salary

We set base salaries of our executive officers based upon their respective positions with us and their performance. We pay base salaries to executive officers to provide a base of cash compensation. We establish a base salary when we hire an executive officer, based on market benchmarks for the position. We adjust base salary based on the executive officer’s skills, capabilities, accomplishments, potential for professional growth, experience in similar roles and internal equity.

During its annual review of base salaries for executives, our Compensation Committee primarily considers market data and compensation levels of executive officers of companies in competing businesses and our geographic markets, an internal review of the executive’s compensation, both individually and relative to other executive officers, and the individual performance of the executive. We also consider the recommendations of our CEO for other executive officers. Our Compensation Committee determines whether and at what level to award annual increases, typically in the first fiscal quarter of each year, after considering the individual’s performance, responsibilities, experience and internal equity, as well as external market practices. During the fiscal year ended January 31, 2010 our Compensation Committee did not approve any increases to base salary for our executive officers.

Short-Term Cash Incentives

We use short-term cash incentives to focus executive officers on the annual performance plan and to reward them for achieving pre-established performance goals and strategic objectives. These short-term cash incentives, along with the long-term incentives, put a significant portion of each executive officer’s pay at risk, so that these incentives are earned only when we and/or the executive officer attain key performance goals and strategic objectives.

For fiscal year ended January 31, 2010, we established a short-term cash incentive program called the FY 2010 Management Incentive Compensation Program, or the “FY 2010 MICP.” An individual executive officer’s annual incentive compensation target under our FY 2010 MICP was expressed as a percentage of salary. The target bonus for our CEO was 70% of his annual salary. For Mr. Harvie the target bonus was 50% of his annual salary. For Messrs. Greenspan and Daniels the target bonus was 40% and 30% of their annual salaries, respectively. Annual incentive payments under the FY 2010 MICP have a potential payout range from 0% to 180% of the target bonus percent, based on the level of performance against the financial and individual objectives.

Each year, our Compensation Committee considers input and recommendations from management and evaluates our business and strategic plan to determine which financial metrics are critical to achieving this Plan. Our Compensation Committee determined that the following financial metrics and weightings were appropriate for the FY 2010 MICP:

FY 2010 MICP Weightings
EBITDA	Days on Hand Inventory	Days Sales Outstanding	Individual Objectives
50%	10%	10%	30%

The chart below sets forth the threshold, target and maximum levels for the fiscal year ended January 31, 2010, and the actual level of attainment, for Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”), Days on Hand Inventory and Days Sales Outstanding goals. The performance goals were established before the impact of restructuring charges and acquisitions, and attainment of the goals was accordingly determined excluding these factors:

Financial Metric	Threshold	Target	Maximum	Actual
EBITDA, as adjusted	$18.4M	$36.8M	$44.2M	$(0.1)
Days on Hand Inventory	N/A	82	N/A	93
Days Sales Outstanding	N/A	55	N/A	52

For our executive officers, 30% of the FY 2010 MICP is linked to the achievement of individual objectives agreed to (i) by the full Board of Directors, in the case of the CEO and (ii) by the Compensation Committee, in the case of executive officers who are direct reports to the CEO. A significant portion of the fiscal year ended January 31, 2010 individual goals for the executive officers related to meeting sales and expense objectives, new product development, patent applications, merger and acquisition activity, talent assessment and acquisition, implementation of improved information technology systems, collective bargaining negotiation strategy development, and elimination of material weaknesses and significant deficiencies in financial reporting. There were no payouts for individual objectives because the FY 2010 MICP requires a Net Income of greater than $0 in order pay out any incentive based on Individual Objectives.

For the fiscal year ended January 31, 2010, there were only payouts for the Days Sales Outstanding financial objective. Despite meeting the DSO objective, Dr. Graves recommended to the Compensation Committee that there be no payout to Mr. Harvie and himself based on the overall financial performance of the Company. The Compensation Committee approved Dr. Graves’ recommendation. Payouts to the other executive officers under the FY 2010 MICP were as follows:

Name	FY 2010 MICP Payout
Jeffrey A. Graves	$0
Ian J. Harvie	$0
Todd J. Greenspan	$3,250

The program for fiscal year ended January 31, 2011 was modified and renamed the FY 2011 Annual Incentive Plan (“FY 2011 AIP”). The objectives and respective weighting of our annual incentive program for FY 2011 AIP are noted below:

	FY2011 AIP Weightings
Executive Group	EBITDA	Individual Objectives
CEO and Direct Reports to CEO	80%	20%
Other Executive Officers	70%	30%

Annual incentive payments under the FY 2011 AIP will range from 0% to 200% of the target bonus percent, based on the level of performance against the financial and individual objectives. The financial objectives for all participants are based on C&D’s overall financial performance. There is a maximum payout of 50% of target on individual objectives if a threshold EBITDA level is not met.

Long-Term Incentives

We provide equity-based, long-term incentives to our executive officers as part of their competitive pay package because we believe they correlate the interests of these individuals directly to the interests of our stockholders. We also believe that long-term incentive compensation is an important retention tool. Over time, a significant amount of each executive officer’s total wealth opportunities depend upon our financial performance and total return to stockholders.

For the fiscal year ended January 31, 2010, our Compensation Committee based grant decisions on a targeted economic value as a percentage of base salary and balanced that against the number of shares available from the 2007 C&D Technologies, Inc. Stock Incentive Plan. Our Compensation Committee determines individual award levels based on competitive market information, individual performance and expected potential for future contributions to our business. Our Compensation Committee also considers an individual’s history of past awards, time in his or her current position, and any change in responsibility.

The Compensation Committee uses several long-term incentive vehicles to balance the award and support the compensation philosophy of improving performance year-over-year and over the long-term. The Committee uses the following vehicles:

Long-Term Incentive Vehicle	Contribution to Compensation Objectives
Non-Qualified Stock Options Stock Appreciation Rights	Promotes executive focus on share price appreciation and total shareholder return
Restricted Stock	Promotes retention of executives and focus on share price
Restricted Stock Units
Performance Shares	Promotes executive focus on multi-year financial
Performance Units	objectives balanced with long-term stock appreciation

For the fiscal year ended January 31, 2010, the Compensation Committee of the Board of Directors granted long-term incentives on March 2, 2009 to the following executive officers:

Name	Non-Qualified Stock Options	Restricted Stock	Performance Shares
Jeffrey A. Graves	132,846	73,925	73,925
Ian J. Harvie	45,216	25,161	25,161

The terms and conditions of the grant for the fiscal year ended January 31, 2010 are as follows:

Long-Term Incentive Vehicle	FY 2010 Terms and Conditions.
Non-Qualified Stock Options	3-year cliff vesting; service-based; 8-year option term.
Restricted Stock	4-year graded vesting (25% per year); service-based.
Performance Shares	3 one-year EBITDA objectives (measured on an absolute basis and reviewed and set annually at the beginning of each fiscal year). Three one-year performance periods with three-year cliff vesting on the third anniversary of the date of grant. Awards can be made at 0% to 250% of target.

For the fiscal year ended January 31, 2011, our Compensation Committee reviewed the share availability from the 2007 C&D Technologies, Inc. Stock Incentive Plan and on April 14, 2010 approved a long-term incentive award that is designed to be settled in cash, but could, at the Compensation Committee’s option, be settled in shares of stock if available. On April 14, 2010, the Compensation Committee authorized the grant of long-term incentives on May 3, 2010 to the following executive officers:

	Economic Value Granted				Number of Each type Granted
Name	Base Salary	Target Economic Value as % of Base Salary	Target Economic Value	Estimated Economic Value as % of Base Salary on 4/14/2010	Stock Appreciation Rights	Restricted Stock Units	Performance Units
Jeffrey A. Graves	550,000	160%	880,000	111%	199,823	143,229	143,229
Ian J. Harvie	360,000	85%	306,000	58%	68,012	48,750	48,750
Todd J. Greenspan	195,000	12%	23,400	13%	8,502	6,094	6,094

The Estimated Economic Value as of April 14, 2010 is an estimate of the grant value as of the date the Compensation Committee approved the grant. The actual economic value will be based on the fair market value of C&D Common Stock on May 3, 2010. The Target Economic Value as a percentage of Base Salary is greater than the Estimated Economic Value as a percentage of Base Salary on April 14, 2010 in most cases because of the difficulty associated with granting a fully competitive grant with a depressed stock price. The terms and conditions of the grant for fiscal year ended January 31, 2011 are as follows:

Long-Term Incentive Vehicle	FY 2011 Term and Conditions.
Stock Appreciation Rights	three-year cliff vesting; service-based; settled in cash or stock at Compensation committee’s discretion.
Restricted Stock Units	four-year graded vesting (25% per year); service-based; settled in cash or stock at the Compensation Committee’s discretion.
Performance Shares	three one-year EBITDA objectives (measured on an absolute basis and reviewed and set annually at the beginning of each fiscal year). Three one-year performance periods with three-year cliff vesting. Awards can be made at 0% to 250% of target and are indexed to stock price. Awards are settled in cash or stock at the Compensation Committee’s discretion.

Stock Option Grant Practices

We typically make annual stock option grant decisions pursuant to our equity incentive plans during the first fiscal quarter of each year. We make very few grants to any employee at other times during the year, and the grants are usually made in connection with hiring or to comply with foreign regulations. Beginning in fiscal year ended January 31, 2008, we resumed awarding annual equity grants during the first quarter of each fiscal year so that our Compensation Committee has the opportunity to align decisions on all elements of compensation at the same time. The date of grant for an annual grant is the date of the Compensation Committee meeting or a future date decided at the Compensation Committee meeting. There is no relationship between the timing of the award of equity grants and our release of material, non-public information. The date of grant for awards to new hires is, if approved by the Compensation Committee, the date of the Compensation Committee meeting, the date of hire for the recipient or the first of the month following the date of hire for the recipient. Additionally, our Compensation Committee has authorized our CEO to make a certain amount of stock option grants to employees other than executive officers. The date of grant for stock option awards made by our CEO is the first trading day of the month following the CEO’s approval of the grant.

The exercise price of stock options is the fair market value on the date of grant. The only exception to this rule is to comply with certain foreign jurisdictions, where the law may require additional restrictions on the calculation of the option price. The fair market value is defined as the closing price of the common stock on the date of the grant.

Executive Benefits and Perquisites

As salaried, U.S.-based employees, our executive officers participate in a variety of retirement, and health and welfare programs that our Compensation Committee believes are important in assisting in the attraction and retention of key executive talent and are reasonable, competitive and consistent with our overall executive compensation philosophy.

Health and Welfare

Our health and related benefit plans include medical, dental, life, short-term disability, accidental death and dismemberment and travel accident coverage. The majority of health and related benefits provided to executive officers are offered through broad-based plans applicable to all salaried employees.

C&D Technologies Savings Plan

Our executive officers are eligible to participate in the C&D Technologies Savings Plan, a qualified 401(k) plan that provides U.S. salaried employees, including all of the executive officers, the opportunity to contribute up to 50% of their eligible compensation, up to the limits imposed by the Internal Revenue Code of 1986, or the Code, on a pre-tax or after-tax basis. During the fiscal year ended January 31, 2010 we matched 50% on employee contributions up to the first 8% of eligible pay. The match we provide vests on the third anniversary of the date of hire. Effective February 2, 2010, we suspended making matching contributions on employee contributions. We may also make a profit-sharing contribution of 0% to 8% of eligible pay depending upon our profitability. We did not make a profit-sharing contribution for the fiscal year ended January 31, 2010 to any of our executive officers.

Supplemental Executive Retirement Plan

We maintain a non-qualified supplemental executive retirement plan, which we refer to as the SERP, covering executives specified from time to time by our Board of Directors. The SERP is designed to overcome the statutorily based limitations of our qualified defined benefit and defined contribution retirement plans. All of our active executive officers are eligible to participate in the SERP; however, our Board of Directors has not elected to designate them as participants. We base retirement benefits on the participant’s cash compensation, consisting of base salary plus annual cash bonuses. Long-term incentives do not impact these retirement benefits. For additional details of the benefits and plan features of the SERP, please refer to the section entitled “—Pension Benefits.”

Non-Qualified Deferred Compensation Program

We maintain a non-qualified deferred compensation plan by which certain employees, including all of our executive officers and our Directors, may elect to defer receipt of a designated percentage or amount of their compensation. We adopted this program because it provides an opportunity for participants, including the named executive officers, to save for future financial needs at little cost to us. The plan does not guarantee a return or provide above-market preferential earnings. For additional details of the benefits and plan features of the non-qualified deferred compensation program, please refer to the section entitled “—Pension Benefits.”

Perquisites and Other Personal Benefits

We provide an annual physical or reimbursement for an annual physical to our executive officers. Additionally, we provide our executive officers with reimbursement for actual expenses incurred for financial planning services. The annual reimbursement for financial planning services is limited to $2,500, except for the CEO whose maximum annual reimbursement for financial planning services is limited to $5,000. In addition to these benefits provided to all of our executive officers, we also provide a car allowance to our CEO. We disclosed the actual cost of all perquisites provided to the executive officers in the footnotes to the Summary Compensation Table.

Stock Ownership Guidelines

We designed our stock ownership guidelines to help us attract and retain those executives who have a strong belief in our long-term growth potential and who are willing to assume the same risks as our stockholders. We expect each of our executive officers to own a reasonable number of shares of our Common Stock. In furtherance of this policy, our Board of Directors has established stock ownership guidelines and procedures. The amount of stock we expect an executive officer to own is based on his or her base salary, salary grade and reporting relationship. In general, we expect executive officers that report to the CEO to own 10,000 shares of our Common Stock if the executive’s annual salary was greater than $200,000, and 8,000 shares if the executive’s salary was less than or equal to $200,000. Executive officers that do not report to the CEO are expected to own 4,000 shares of our Common Stock. We expect our CEO to own 50,000 shares of our Common Stock. Each executive has five years from the date of his or her appointment as an executive officer to attain the expected level of stock ownership. We gauge the degree of each covered executive’s compliance with the guidelines at the close of business on December 31st of each calendar year (or the immediately preceding Friday if December 31st falls on a weekend). During each of these five years, we expect the executive to acquire sufficient shares to increase his or her total holdings to an amount equal to 20% of the final goal for each year the executive has held his or her current position. We consider shares held under our deferred compensation plan as shares owned for purposes of these stock ownership guidelines. Vested and unvested shares of restricted stock are also considered as shares owned for the purposes of these stock ownership guidelines. Unexercised stock option awards do not constitute shares owned for purposes of these guidelines. Each covered executive was in compliance with these guidelines as of December 31, 2009.

Tax and Accounting Implications

Deductibility of Compensation under Code Section 162(m)

Our Compensation Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Code, which provides that we may not deduct compensation of more than $1,000,000 that is paid to certain individuals unless the compensation satisfies certain performance-based standards. We believe that we can generally fully deduct past compensation paid under the MICP and long-term incentive programs for federal income tax purposes. However, in the future our Compensation Committee may approve compensation that will not meet these requirements in order to ensure competitive levels of total compensation for its executive officers.

Nonqualified Deferred Compensation

On October 22, 2004, the American Jobs Creation Act of 2004 was signed into law, changing the tax rules applicable to nonqualified deferred compensation arrangements. We conducted a full review of our compensation plans during FY 2009 and verified that they are in compliance or amended the plans to come into compliance with the final regulations.

EMPLOYMENT AGREEMENTS AND EXECUTIVE SEVERANCE BENEFITS

As of January 31, 2010, we had entered into employment agreements with certain of our executive officers, including those listed in the Summary Compensation table. The term of these employment agreements will continue in effect until either we or the executive provides at least 30 days written notice of termination of the agreement.

Non-Change-In-Control Severance Benefits

If we terminate the employment of a named executive officer with an employment agreement without cause, other than as a result of death or disability, or if the executive terminates his employment after the occurrence of any action or inaction by us that constitutes a material breach of the employment agreement, and such termination is not within 6 months prior to or 24 months after a change in control (as defined in the employment agreements), then we must pay the executive the following non-change-in-control severance benefits, as applicable:

•	Dr. Graves:

•	Two times annual base salary in effect immediately before termination, plus $10,000;

•	Two times target bonus amount in effect immediately before termination;

•

The cost to provide Dr. Graves and his eligible beneficiaries (if applicable) health and medical coverage under our health and medical plans, provided Dr. Graves timely elects COBRA coverage upon termination of employment, for 18 months after the termination or until Dr. Graves obtains alternative coverage, if earlier; and

•	Life insurance coverage under our life insurance policy for 2 years following termination.

•	Mr. Harvie:

•	One times annual base salary in effect immediately before termination plus $10,000;

•	One times target bonus amount in effect immediately before termination;

•

The cost to provide Mr. Harvie and his eligible beneficiaries (if applicable) health and medical coverage under our health and medical plans, provided Mr. Harvie timely elects COBRA coverage upon termination of employment, for 12 months after the termination or until Mr. Harvie obtains alternative coverage, if earlier; and

•	Life insurance coverage under our life insurance policy for one year following termination.

•	Mr. Greenspan:

•	One times annual base salary in effect immediately before termination; and

•

If terminated after May 1st of a fiscal year, a pro-rated annual bonus based on the number of business days employed during the fiscal year, but only if such bonus is paid to our other senior executives for that year.

In general, we would pay these benefits through normal payroll installments through the period ending as of the end of the second month following the calendar year in which the termination occurs with the balance to be paid in a single lump sum within the 15-day period immediately following the end of the month in which the installment payments are to cease.

Change-In-Control Benefits

The employment agreements provide for double trigger change-in-control severance benefits. This means that the following two events must occur before we will pay these benefits to the executives: (1) a change-in-control must occur, and (2) within six months prior to or 24 months after the change in control, the executive officer’s employment must be terminated by us without cause, other than as a result of death or disability, or by the executive officer due to our material breach of his employment agreement within six months prior to the change-in-control or for good reason (as defined in the employment agreements) within 24 months after the change-in-control. If these events occur, we must pay the executive officer the following change-in-control severance benefits, as applicable:

•	Dr. Graves:

•	Three times annual base salary in effect immediately before termination, plus $10,000;

•

Three times the greater of (a) the average of the annual bonus paid with respect to the three most recently completed fiscal years or (b) the executive officer’s target bonus percentage times base salary;

•

The cost to provide the executive officer and his eligible beneficiaries (if applicable) health and medical coverage under our health and medical plans, provided the executive officer timely elects COBRA coverage upon termination of employment, for 18 months after the termination or until Dr. Graves obtains alternative coverage, if earlier;

•	Life insurance coverage under our life insurance policy for two years following termination;

•	Immediate vesting of all previously unvested stock options, performance share awards and restricted stock awards;

•	Outplacement services for one year;

•	Gross-up payment for any taxes or penalties imposed under Code Section 409A; and

•	Gross-up payment for any payment that would be subject to an excise tax imposed by Code Section 4999.

•	Messrs. Harvie and Greenspan:

•	Two times annual base salary in effect immediately before termination, plus $10,000;

•

Two times the greater of (a) the average of the annual bonus paid with respect to the three most recently completed fiscal years or (b) the executive officer’s target bonus percentage times base salary;

•

The cost of health and medical coverage under our health and medical plans for the executive officer and his eligible beneficiaries (if applicable), provided the executive officer timely elects COBRA coverage upon termination of employment, for 18 months after the termination or until the executive obtains alternative coverage, if earlier;

•	Life insurance coverage under our life insurance policy for two years following termination;

•	Immediate vesting of all previously unvested stock options, performance share awards and restricted stock awards;

•	Outplacement services for one year;

•	Gross-up payment for any taxes or penalties imposed under Code Section 409A; and

•	Gross-up payment for any payment that would be subject to an excise tax imposed by Code Section 4999.

The executives will receive the base salary, annual bonus payments and any applicable gross-up payment due under these agreements in a lump sum immediately following termination with respect to a change-in-control.

The consummation of the Restructuring will be deemed to be a change-in-control under the employment agreements for Dr. Graves and Messrs. Harvie and Greenspan. Under their respective employment agreements, each executive officer will be entitled to severance payments in the event that such executive officer’s employment is terminated by us without cause, other than as a result of death or disability, or by the executive officer due to our material breach of his employment agreement within six months prior to the consummation of the Restructuring or for good reason (as defined in the employment agreements) within 24 months after the consummation of the Restructuring.

COMPENSATION COMMITTEE REPORT

Our Compensation Committee, comprised of independent Directors, reviewed and discussed the above compensation discussion and analysis with our management. Based on the review and discussions, our Compensation Committee recommended to our Board of Directors that the compensation discussion and analysis be included in these proxy materials.

October 18, 2010	The Compensation Committee
Pamela L. Davies, Chairperson
David S. Gee
Robert I. Harries
William Harral III

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee members whose names appear above, as well as Kevin Dowd, were members of our Compensation Committee during the fiscal year ended January 31, 2010. None of these members of the Compensation Committee is or has been a former or current executive officer of C&D or had any relationships requiring disclosure by C&D under the SEC’s rules requiring disclosure of certain relationships and related-party transactions. During the fiscal year ended January 31, 2010, none of our executive officers served as a Director or a member of a compensation committee (or other committee serving an equivalent function) of any other entity, whose own executive officers served as a Director or member of our Compensation Committee.

EXECUTIVE COMPENSATION

The following tables show for the fiscal year ended January 31, 2010, the compensation we paid to our Chief Financial Officer, and the other most highly compensated executive officer whose total compensation exceeded $100,000, referred to in this Proxy Statement as our “current executive officers” or “executive officers,” together our “named executive officers.” The amounts shown are consistent with the terms of the respective employment agreements entered into with certain of our executive officers.

Summary Compensation Table

Name & Principal Position	Fiscal Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)(5)	Option Awards (S)(2)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value & Non-qualified Deferred Compensation Earnings ($)	All Other Compensation ($)(3)	Total ($)
Jeffrey A. Graves President and Chief Executive Officer	2010	550,000	—	192,205	105,632	—	—	21,597	869,434
	2009	550,000	134,750	422,640	353,398	38,500	—	25,085	1,524,373
	2008	525,000	241,875	335,940	283,225	—	—	23,553	1,409,593

Ian J. Harvie	2010	360,000	—	65,419	35,953	—	—	21,317	482,689
Senior Vice President And Chief Financial Officer	2009	359,998	63,000	129,140	103,074	18,000	—	5,074	678,286
	2008	335,000	161,875	101,800	82,393	0	—	10,588	691,656

Todd E. Greenspan Vice President and Corporate Controller(4)	2010	80,625	—	—	—	3,250	—	65,717	149,592

(1)	Includes amounts deferred under our qualified 401(k) savings plan.
(2)	The amounts in columns (e) and (f) are the aggregate grant date fair values of the restricted stock and stock option awards computed in accordance with Financial Accounting Standards Board Accounting Standards Codification (“ASC”) Topic 718 and represent the Company’s total projected expense of grants made to the named executive officers in each of 2010, 2009, and 2008 except that no estimates for forfeitures have been taken into account. For a discussion of the assumptions made in such valuation, see Note 7 to the audited financial statements for the fiscal year ended January 31, 2010 included in this Prospectus.
(3)	The table below details the compensation included in the “All Other Compensation” columns for the fiscal year ended January 31, 2010.
(4)	Mr. Greenspan joined the Company on September 2, 2009 and became Vice President and Corporate Controller on October 2, 2010. Mr. Greenspan’s compensation is based on the period between September 2, 2009 and the end of the fiscal year.
(5)	Stock awards include performance shares granted with a fair market value on the date of grant of $96,103 and $32,909 for Dr. Graves and Harvie, respectively. Should the performance shares granted vest at the highest level of performance possible (250%) their fair market value would be $240,256 and $81,773 for Dr. Graves and Harvie, respectively.

Supplemental All Other Compensation Table

Name	Financial Planning Services ($)	Registrant Contributions to Defined Contribution Plans ($)	Life Insurance Premiums ($)	Car Allowance ($)	Vacation Payout ($)	Severance ($)	Relocation ($)(1)	Total ($)
Jeffrey A. Graves	—	6,417	1,980	13,200	—	—	—	21,597
Ian J. Harvie	2,500	3,675	1,296	—	13,846	—	—	21,317
Todd J. Greenspan	—	2,925	292	—	—	—	62,500	65,717

(1)	Reflects the total amount of relocation for Mr. Greenspan including a gross up for taxes. The actual amount incurred for relocation for Mr. Greenspan was $39,500.

The following table summarizes grants of plan-based awards made to each of the named executive officers during our last fiscal year:

Grants of Plan-Based Awards for the Fiscal Year Ended January 31, 2010(1)

	Award Type	Grant Date	Date of Compensation Committee Action	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards; Number of Shares of Stock ($)(3)	All Other Option Awards; Number of Securities Underlying Options (#) (4)	Exercise Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(5)
Name				Threshold Target Maximum ($)($)($)			Threshold Target Maximum (#) (#) (#)
Jeffrey A. Graves	Annual Incentive			173,250	385,000	693,000
	Performance Shares	3/2/2009	1/23/2009				36,963	73,925	184,813				96,103
	Restricted Stock	3/2/2009	1/23/2009							73,925			96,103
	Stock Options	3/2/2009	1/23/2009								132,846	$1.30	105,632
Ian J. Harvie	Annual Incentive			81,000	180,000	324,000
	Performance Shares	3/2/2009	1/23/2009				12,581	25,161	62,903				32,709
	Restricted Stock	3/2/2009	1/23/2009							25,161			32,709
	Stock Options	3/2/2009	1/23/2009								45,216	$1.30	35,953
Todd J. Greenspan	Annual Incentive(6)			14,625	32,500	58,500

(1)	Since the awards are intended to be compensatory, no consideration was paid by any named executive officer to the Company for any award.
(2)	The Equity Incentive Plan Awards are performance shares granted under our 2007 Stock Incentive Plan. These shares become vested on March 2, 2012 if C&D achieves certain EBITDA objectives.
(3)	The stock awards constitute restricted shares granted under our 2007 Stock Incentive Plan. These shares become vested one-fourth each on the first, second, third and fourth anniversaries of the date of grant.
(4)	The stock option awards constitute stock options granted under our 2007 Stock Incentive Plan. Stock options become exercisable on the third anniversary of the date of grant.
(5)	The grant date fair value of the stock options and stock awards shown in the above table was computed in accordance with ASC Topic 718, excluding the effect of forfeitures, and represents the grant date fair value of the grants made in the fiscal year ended January 31, 2010.
(6)	Mr. Greenspan’s annual incentive is pro-rated based on his date of hire.

The following table discloses for each named executive officer all shares of restricted stock and performance shares that have not yet vested and shares of Common Stock underlying unexercised options as of January 31, 2010:

Outstanding Equity Awards at Fiscal Year Ended January 31, 2010

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) exercisable	Number of Securities Underlying Unexercised Options (#) unexercisable	Option exercise price($)	Option expiration date	Number of shares or units of stock that have not vested(#)	Market value of shares or units of stock that have not vested($)(1)	Equity incentive plan awards: Number of unearned shares, units or other rights that haven not vested(#)(2)	Equity incentive plan awards: Market or payout value of unearned shares, units or other rights that have not vested($)(1)
Jeffrey A. Graves	65,000 60,000	110,000 120,000 132,846	9.80 8.07 5.09 5.87 1.30	7/5/2015 1/26/2016 3/12/2015 5/1/2016 3/2/2017	117,425	173,789	16,5000 18,000 36,963	24,420 26,640 54,705
Ian J. Harvie	40,000 5,000	32,000 35,000 45,216	7.81 8.07 5.09 5.87 1.30	12/22/2015 1/26/2016 3/12/2015 5/1/2016 3/2/2017	38,411	56,848	5,000 5,500 12,581	7,400 8,140 18,620
Todd J. Greenspan	—	—	—	—	—	—	—	—

(1)	Market value reflects the $1.48 closing price of Company Common Stock on January 29, 2010.
(2)	All awards shown are the performance shares described in more detail in the Grants of Plan-Based Awards table under the heading Estimated Future Payouts Under Equity Incentive Plan Awards. These performance shares vest on the third anniversary of the date of grant, if performance goals are met. The number of shares shown in this column is based on achieving threshold performance goals.

Option Exercises and Stock Vested for Fiscal Year Ended January 31, 2010

None of our named executive officers exercised stock options during the fiscal year ended January 31, 2010. The following executive officers vested in stock awards during the fiscal year ended January 31, 2010:

	Stock Awards
Name	Number of Shares Acquired on Vesting(#)	Value Realized on Vesting($)(1)
Jeffrey A. Graves	17,250	41,663
Ian J. Harvie	5,250	9,000
Todd J. Greenspan	—	—

(1)	Value realized is based upon the closing price of C&D’s Common Stock on the applicable vesting date of each award.

Pension Benefits

None of our named executive officers participated in our Pension Plan and SERP during the fiscal year ended January 31, 2010.

Supplemental Executive Retirement Plan

We adopted a SERP, which was originally established in September 1997, covering executives whom our Board of Directors specifies from time to time. The SERP is a non-qualified, unfunded defined benefit compensation plan whose purpose is to provide upon retirement or other qualifying event additional benefits to participants. All of our executive officers are eligible to participate in the SERP but, to date the Board of Directors has not designated them as participants. The normal form of benefit under the SERP for an unmarried participant is a life annuity and for a married participant is a joint and 50% survivor annuity, although a married participant may elect to have benefits paid in a life annuity, subject to spousal consent. Participants become vested in their benefits under the SERP upon the earlier of the completion of 7 1/2 years of continuous employment with us or upon a change in control, as defined in the SERP. The maximum annual benefit for participants is $100,000 indexed annually by 4% beginning September 30, 1998. These maximum annual benefits are reduced by (1) the annual accrued benefit under the Pension Plan as of the retirement or other qualifying event (based on a monthly single life annuity) payable at normal retirement age (as defined in the Pension Plan) and (2) one-half of the participant’s social security benefit, as defined in the SERP, that would be payable as of retirement or other qualifying event.

Years of Employment Prior to Qualifying Event	Percentage Benefit
less than 7.5	0.0
7.5	50.0
8	53.3
9	60.0
10	66.7
11	73.3
12	80.0
13	86.7
14	93.3
15 or more	100.0

Participants who retire before age 65 and after age 62 will receive the actual annual benefit calculated above reduced by 7% per year for each year prior to age 65.

For participants who we have continuously employed for at least five years, if the qualifying event is a change of control, the actual annual benefit is determined by multiplying the maximum annual benefit by a fraction (not to exceed 1), the numerator of which is the number of years the participant would have been employed if he/she were continuously employed by us through age 65, and the denominator of which is 15. For participants who have been continuously employed by us for less than five years, the actual annual benefit is 50% of the amount referred to in the previous sentence. Benefits paid on account of a change of control are made in a single lump sum. A participant’s SERP benefit may be forfeited in certain circumstances, including if the participant is terminated for cause or violates a covenant not to compete.

Non-Qualified Deferred Compensation

Under our non-qualified deferred compensation plan, eligible employees, including our named executive officers, may defer until a future date payment of all or any portion of their annual salary or annual incentive. The employee elects when he or she will be paid out, which can be during or after employment, subject to the provisions of Section 409A of the Code. The deferral earns a deferred return based on investment alternatives selected by the employee from a list we provide. The employee bears the investment risk. The cash deferred is transferred to the nonqualified deferred compensation plan administrator. None of our executive officers participated in our non-qualified deferred compensation plan.

Other Potential Post-Employment Payments

Benefits Provided Upon Termination of Employment

Each of the employment agreements with our named executive officers with whom employment agreements have been executed provide for certain benefits in the event of termination of employment. In the event that employment is terminated for any reason, the executive or their estate shall be paid within 15 business days after the date of termination:

•	their base salary through the date of termination;

•

any then-unpaid annual bonus or other incentive compensation that may have been earned pursuant to the terms of any of our applicable incentive compensation or bonus plans with respect to any fiscal year or other performance period completed prior to the date of termination;

•	any then-unused accrued vacation pay;

•

the executive, his/her beneficiaries and/or his/her estate, shall be entitled to any payments and benefits under our benefits and incentive plans and perquisite programs, in accordance with the respective terms of those plans and perquisite programs (including, without limitation, any conversion option available under our life insurance plan(s)); and

•	the executive or his/her estate shall be reimbursed for any business expenses incurred prior to termination.

In the event that we terminate employment without cause, other than as a result of death or disability, or employment is terminated by employee due to a material breach by us either prior to a change of control or following two years after the occurrence of a change of control we will pay

•	Dr. Graves:

•	Two times annual base salary in effect immediately before termination, plus $10,000;

•	Two times target bonus amount in effect immediately before termination;

•

The cost to provide Dr. Graves and his eligible beneficiaries (if applicable) health and medical coverage under our health and medical plans, provided Dr. Graves timely elects COBRA coverage upon termination of employment, for 18 months after the termination or until Dr. Graves obtains alternative coverage, if earlier; and

•	Life insurance coverage under our life insurance policy for two years following termination.

•	Mr. Harvie:

•	One times annual base salary in effect immediately before termination plus $10,000;

•	One times target bonus amount in effect immediately before termination;

•

The cost to provide Mr. Harvie and his eligible beneficiaries (if applicable) health and medical coverage under our health and medical plans, provided Mr. Harvie timely elects COBRA coverage upon termination of employment, for 12 months after the termination or until Mr. Harvie obtains alternative coverage, if earlier; and

•	Life insurance coverage under our life insurance policy for one year following termination.

•	Mr. Greenspan:

•	One times annual base salary in effect immediately before termination; and

•

If terminated after May 1st of a fiscal year, a pro-rated annual bonus based on the number of business days employed during the fiscal year, but only if such bonus is paid to our other senior executives for that year.

The following table summarizes our estimated cost of severance payments had a qualifying event occurred on January 29, 2010:

Name	Base Salary($)	Bonus($)		Value of Continued Participation in Welfare Benefit Plans($)(4)	Vacation Pay($)(5)
Jeffrey A. Graves	1,110,000	770,000	(1)	45,083	42,308
Ian J. Harvie	360,000	180,000	(2)	8,381	27,692
Todd J. Greenspan	195,000	3,250	(3)	—	15,000

(1)	Represents two times the target bonus payout from the FY 2010 MICP.
(2)	Represents one times the target bonus payout from the FY 2010 MICP.
(3)	Represents the actual bonus payout from the FY 2010 MICP.
(4)	Represents the estimated cost of two years of medical, life, dental, and accidental death and dismemberment coverage for Dr. Graves and one year of medical, life, dental, and accidental death and dismemberment coverage for Mr. Harvie.
(5)	Assumes a vacation payout of four weeks of vacation.

The consummation of the Restructuring, whether in-court or out-of-court, will be deemed to be a change-in-control under the employment agreements for Dr. Graves and Messrs. Harvie and Greenspan. Under their respective employment agreements, each executive officer will be entitled to severance payments in the event that such executive officer’s employment is terminated by us without cause, other than as a result of death or disability, or by the executive officer due to our material breach of his employment agreement within six months prior to the consummation of the Restructuring or for good reason (as defined in the employment agreements) within 24 months after the consummation of the Restructuring.

Benefits Provided Upon a Change in Control

Each of the employment agreements provide for certain benefits in the event of a change-in-control. A change-in-control termination means the occurrence of any of the following six months before or within 24 months after a change of control:

•	the executive terminates his/her employment with us pursuant to a termination for good reason, as defined in the respective employment agreements; or

•

we terminate the executive’s employment for any reason other than death, disability or cause. If the executive’s employment is terminated in such a manner six months before or within 24 months after a change of control, the executive will receive, subject to the execution of a release, the payments and benefits set forth below in consideration of the executive’s agreements under his/her Employment Agreement, including but not limited to the executive’s agreement not to compete with us for a period of one year after a change of control termination; provided, however, that we will reduce any payment made or benefit provided upon a change of control by any amount paid or payable to the executive or the executive’s family with respect to the same type of payment or benefit under any other plans to avoid duplication of payments or benefits.

The following table summarizes the estimated cost to C&D of change in control payments and benefits for each named executive officer, had a qualifying event occurred on January 29, 2010:

Name	Base Salary and Target Bonus($)	Value of Continued participation in Welfare Benefit Plans($)(1)	Fair Market Value of Accelerated Vesting of Equity Compensation($)(2)	Value of Outplacement Services($)(3)	Vacation Pay	Excise Tax Gross-Up($)(4)
Jeffrey A. Graves	2,815,000	67,625	409,230	20,000	42,308	1,211,968
Ian J. Harvie	1,090,000	16,763	133,305	20,000	27,692	0
Todd J. Greenspan	556,000	47,958	0	20,000	15,000	228,242

(1)	Represents the estimated cost of three years of medical, life, dental, and Accidental Death and Dismemberment coverage for Dr. Graves and for Messrs. Greenspan and Harvie.
(2)	Based on the closing price of Company Common Stock of $1.48 on January 30, 2010.
(3)	The agreements state that C&D shall provide the executive with outplacement services at an appropriate level through an outplacement firm of the executive’s choice for up to one year. We believe that the values shown in this column are a reasonable estimate of the potential costs of outplacement services.
(4)	Calculations assume an excise tax rate of 20%, a federal income tax rate of 35%, a Medicare tax rate of 1.45% and the current state income tax rate for the states of residence for the executive officers.

Our executive officers holding (i) unvested performance share awards, (ii) shares of unvested restricted stock, (iii) unvested restricted stock units, and (iv) unvested performance units, will receive (a) vested shares of Common Stock in regard to the acceleration of vesting under outstanding awards of type (i) and (ii) above and (b) cash payments in regard to the acceleration of vesting under outstanding awards of types (iii) and (iv) above, in each case at or shortly following the consummation of the Restructuring. The following table shows the approximate value of the shares of Common Stock that will become vested, using a value of $0.25, the closing price of a share of Common Stock on October 7, 2010 and the approximate amount of such cash payments, in each case, before tax withholding. Our directors (other than Dr. Graves who is also an officer) do not hold any equity-based awards which would have vesting accelerated upon consummation of the Restructuring. The following table assumes that the consummation of the Restructuring occurs prior to December 31, 2010.

Name	Number of Accelerated Performance Shares	Value of Accelerated Performance Shares	Shares of Unvested Restricted Stock	Value of Unvested Restricted Stock	Number of Unvested Restricted Stock Units	Value of Unvested Restricted Stock Units	Number of Unvested Performance Units	Value of Unvested Performance Units	Total Value of Accelerated Equity
Executive Officers
Dr. Jeffrey A. Graves	85,284	$21,321.00	81,694	$20,423.50	143,229	$35,807.25	143,229	$35,807.25	$113,359.00
Todd J. Greenspan	—	—	—	—	6,094	$1,523.50	6,094	$1,523.50	$3,047.00
Ian J. Harvie	27,774	$6,943.50	26,871	$6,717.75	48,750	$12,187.50	48,750	$12,187.50	$38,036.25
Total	113,058	$28,264.50	108,565	$27,141.25	198,073	$49,518.25	198,073	$49,518.25	$154,442.25

DIRECTOR COMPENSATION

The Board of Directors approved a change to Director compensation on June 5, 2008, effective July 1, 2008. Based on the revised program, we pay:

•

Annual Retainer: We pay our Chairman of the Board an annual retainer of $65,000 and our other non-employee Directors an annual retainer of $25,000. They may elect to receive any portion of the annual retainer in shares of our Common Stock.

•	Quarterly Meeting Fees Retainer: We pay each non-employee Director a quarterly meeting fee retainer of $2,750 per quarter.

•	Quarterly Committee Retainer: We pay each non-employee Director a quarterly committee retainer as follows:

•	Chairperson – Audit Committee: $2,500 plus Member Compensation

•	Chairperson – Compensation Committee: $1,500 plus Member Compensation

•	Chairperson – Nominating/Corporate Governance Committee: $1,250 plus Member Compensation

•	Member – Audit Committee: $2,375

•	Member – Compensation Committee: $1,750

•	Member – Nominating/Corporate Governance Committee: $1,000

•

Annual Equity Grant: We grant our non-employee Directors equity with a value of $45,000. The fiscal year ended January 31, 2010 equity grants were made in the form of 100% restricted stock that cliff vests after one year.

The following table provides a summary of Director compensation for the fiscal year ended January 31, 2010:

Name	Fees Earned or Paid in Cash ($)(1)		Stock Awards ($)(4)	Option Awards ($)(5)	Total ($)
Pamela L. Davies	$35,352		$43,148	$0	$78,500
Chairperson, Compensation Committee
Kevin P. Dowd	$88,852	(2)	$43,148	$0	$132,000
Chairman of the Board
David S. Gee	$21,500		$41,252	$0	$62,752
William Harral III	$41,352		$43,148	$0	$84,500
Chairperson, Nominating/Corporate Governance Committee
Robert I. Harries	$49,604	(3)	$43,148	$0	$92,752
George MacKenzie	$38,852		$43,148	$0	$82,000
John A. H. Shober(6)	$12,250		$43,148	$0	$55,398
Stanley W. Silverman	$34,852		$43,148	$0	$78,000
Ellen C. Wolf	$44,852		$43,148	$0	$88,000
Chairperson, Audit Committee

(1)	Amounts shown are the annual retainer/meeting fee, annual fees for the chairperson of the committees and Chairman of the Board and meeting fees for attendance at additional meetings. Includes amounts that have been deferred under the nonqualified deferred compensation plan for Directors.
(2)	Mr. Dowd elected to take his entire $65,000 annual retainer in phantom shares of stock that were deferred under the nonqualified deferred compensation plan for Directors.
(3)	Mr. Harries elected to take his entire $25,000 annual retainer in shares of stock.
(4)	Stock Awards to all Directors, except Mr. Gee, were granted on July 1, 2009. The stock award to Mr. Gee was granted on August 6, 2009. The amounts included are the aggregate date fair value computed in accordance with FASB ASC Topic 718, which is calculated by multiplying the number of restricted shares by the closing price of C&D Common Stock on the date of grant. The closing price of C&D Common Stock on July 1, 2009 and August 6, 2009 was $2.16. For a discussion of the assumptions made in such valuation, see Note 7 to C&D’s 2010 Notes to Consolidated Financial Statements included in its Annual Report on Form 10K for the fiscal year ended January 31, 2010.
(5)	At January 31, 2010, Directors had outstanding vested stock options as follows: Mr. Dowd – 38,781; Mr. Harral – 38,871; Mr. Harries – 30,781; Dr. Davies – 38,781; Mr. MacKenzie – 52,337 (including 15,000 granted while interim CEO in fiscal year 2006); Mr. Shober – 38,781; Mr. Silverman – 27,803; Ms. Wolf – 21,448.
(6)	Mr. Shober retired from the Board of Directors on June 11, 2009.

The Nominating/Corporate Governance Committee has approved new stock ownership guidelines for C&D’s independent Directors, which provide that each of the directors is expected to own a minimum of 25,000 shares of our Common Stock within five years of the date he/she joins our Board of Directors. The number of shares owned by each director is set forth in the stock ownership table on page 193.

INFORMATION REGARDING BENEFICIAL OWNERSHIP OF DIRECTORS AND MANAGEMENT

The following table sets forth information regarding beneficial ownership of our Common Stock as of October 12, 2010 and after giving effect to (i) the consummation of the Exchange Offer, (ii) the consummation of the Prepackaged Plan with stockholders receiving approximately 5%, and (iii) the consummation of the Prepackaged Plan with stockholders receiving approximately 2.5%, by (1) each of our directors, (2) each of our executive officers and (3) all directors and executive officers as a group. Except as otherwise indicated, we believe that the beneficial owners of the Common Stock listed below, based on information furnished by these owners, have sole investment and voting power with respect to these shares, except as otherwise provided by community property laws where applicable.

Name and Address of Beneficial Owner of Common Stock	Shares Beneficially Owned as of October 12, 2010		Shares Beneficially Owned after Exchange Offer(i)		Shares Beneficially Owned after Prepackaged Plan(ii)		Shares Beneficially Owned after Prepackaged Plan(iii)
	Number	Percent(1)	Number	Percent	Number	Percent	Number	Percent
Directors
Kevin P. Dowd	87,021	*	87,021	*	†	*	†	*
Jeffrey A. Graves	442,310	1.7	442,310	*	†	*	†	*
Pamela L. Davies	70,007	*	70,007	*	†	*	†	*
David S. Gee	19,098	*	19,098	*	†	*	†	*
William Harral III	102,273	*	102,273	*	†	*	†	*
Robert I. Harries	92,352	*	92,352	*	†	*	†	*
George MacKenzie	90,400	*	90,400	*	†	*	†	*
Stanley W. Silverman	75,692	*	75,692	*	†	*	†	*
Ellen C. Wolf	53,814	*	53,814	*	†	*	†	*
Named Executive Officers Who Are Not Directors:
Neil E. Daniels(2)	26,439	*	26,439	*	†	*	†	*
James D. Dee(3)	22,717	*	22,717	*	†	*	†	*
Todd J. Greenspan	0	*	0	*	†	*	†	*
Ian J. Harvie	134,105	*	134,105	*	†	*	†	*
Leonard P. Kiely(4)	82,000	*	82,000	*	†	*	†	*
All Executive Officers and Directors as a Group (12 persons)(5)	1,298,228	4.9%	1,298,228	*	†	*	†	*

*	Less than 1% of outstanding shares of common stock
†	The number of shares beneficially owned will be determined upon the consummation of the Prepackaged Plan.
(1)	The shares of Common Stock beneficially owned as of April 1, 2010 include fully vested and presently exercisable options, to purchase (a) 34,781 shares for each of Messrs. Dowd, Harral and Dr. Davies; (b) 48,337 shares for Mr. MacKenzie; (c) 30,781 shares for Mr. Harries; (d) 27,803 shares for Mr. Silverman; (e) 21,448 shares for Ms. Wolf; (f) 235,000 shares for Dr. Graves; (g) 15,000 shares for Mr. Daniels; (h) 72,000 shares for Mr. Dee; (i) 77,000 shares for Mr. Harvie; and (j) 82,000 shares for Mr. Kiely. In determining Percent of Class, the number of shares outstanding includes shares issuable to the specific director, officer or group identified in the table but no other shares issuable on exercise of stock options by any other person. The amounts shown in the above table do not include the following shares held in the C&D Technologies, Inc. Nonqualified Deferred Compensation Plan: (a) 126,173 shares for Mr. Dowd; (b) 31,690 shares for Mr. Harral; (c) 7,971 shares for Dr. Davies; and (d) 2,650 shares for Mr. Silverman.
(2)	Mr. Daniels ceased to be a named executive officer on October 2, 2009.
(3)	Mr. Dee resigned as Vice President, General Counsel, Secretary and Chief Administrative Officer effective September 10, 2010.
(4)	Mr. Kiely resigned as an Officer of C&D effective February 25, 2009.
(5)	All current directors and executive officers beneficially own 1,298,228 shares or 4.9% of our common stock.

INFORMATION REGARDING BENEFICIAL OWNERSHIP OF PRINCIPAL STOCKHOLDERS

The following table sets forth information regarding beneficial ownership of our Common Stock as of October 12, 2010 and after giving effect to (i) the consummation of the Exchange Offer, (ii) the consummation of the Prepackaged Plan with stockholders receiving approximately 5%, and (iii) the consummation of the Prepackaged Plan with stockholders receiving approximately 2.5%, by each person known by us to be the beneficial owner of more than 5% of the outstanding common stock. Except as otherwise indicated, we believe that the beneficial owners of the common stock listed below, based on information furnished by these owners, have sole investment and voting power with respect to these shares, except as otherwise provided by community property laws where applicable.

Name and Address of Beneficial Owner of common stock	Shares Beneficially Owned as of October 12, 2010			Shares Beneficially Owned after Exchange Offer (i)			Shares Beneficially Owned after Prepackaged Plan (ii)		Shares Beneficially Owned after Prepackaged Plan (iii)
	Number	Percent		Number	Percent		Number	Percent	Number	Percent
Angelo, Gordon & Co., L.P.	3,359,172	11.2	%(1)	258,234,004	48.8	%(2)	†	48.8%	†	50.1%
John M. Angelo Michael L. Gordon 245 Park Avenue New York, New York 10167

T. Rowe Price Associates, Inc.(3)	2,624,100	9.8%		2,624,100	*		†	*	†	*
T. Rowe Price Small-Cap Value Fund, Inc. 100 E. Pratt Street Baltimore, MD 21202

Newland Capital Management, LLC(4)	2,619,772	9.8%		2,619,772	*		†	*	†	*
Newland Master Fund, Ltd. Newland Offshore Fund, Ltd. Ken Brodkowitz Michael Vermut 350 Madison Avenue – 11th Floor New York, NY 10017

Rutabaga Capital Management(5)	2,544,163	9.5%		2,544,163	*		†	*	†	*
64 Broad Street, 3rd Floor Boston, MA 02109

Renaissance Technologies LLC(6)	1,849,300	6.9%		1,849,300	*		†	*	†	*
James H. Simons 800 Third Avenue New York, NY 10022

RBC Global Asset Management (U.S.) Inc.(7)	1,589,000	6.0%		1,589,000	*		†	*	†	*
100 South Fifth Street—Suite 2300 Minneapolis, MN 55402

Dimensional Fund Advisors LP(8)	1,560,617	5.9%		1,560,617	*		†	*	†	*
Palisades West, Building One 6300 Bee Cave Road Austin, TX 78746

*	Less than 1% of outstanding shares of common stock.
†	The number of shares beneficially owned will be determined upon the consummation of the Prepackaged Plan.
(1)

Based on the Schedule 13D, dated September 14, 2010, filed by Angelo, Gordon & Co., L.P., John M. Angelo and Michael L. Gordon (collectively, the “Reporting Persons”). The Schedule 13D relates to Shares beneficially owned for the account of certain private investment funds for which Angelo, Gordon acts as investment adviser

(the “AG Funds”). The notes were acquired by the AG Funds. The source of funds for the purchase of the notes was the working capital of the AG Funds. The total purchase price for all notes held by the AG Funds was $47,347,405. As of the date of the filing, the Reporting Persons beneficially own 3,359,172 shares, which are issuable upon the conversion of the 2006 notes. Angelo, Gordon may be deemed to have sole power to direct the voting and disposition of the 3,359,172 Shares, which are issuable upon the conversion of the notes. Mr. Angelo may be deemed to have shared power to direct the voting and disposition of the 3,359,172 Shares, which are issuable upon the conversion of the notes; and Mr. Gordon may be deemed to have shared power to direct the voting and disposition of the 3,359,172 Shares, which are issuable upon the conversion of the notes.

(2)	Based on information provided by Angelo, Gordon & Co., L.P. that it beneficially owns an aggregate of $65.19 million in Notes as of October 19, 2010.
(3)	Based on the Schedule 13G, dated February 12, 2010, filed by T. Rowe Price Associates, Inc. (“Price Associates”) and T. Rowe Price Small-Cap Value Fund, Inc. These securities are owned by various individual and institutional investors including T. Rowe Price Small-Cap Value Fund, Inc. (which owns 1,776,000 shares, representing 6.7% of the shares outstanding) which Price Associates serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Exchange Act. Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims beneficial ownership of such securities.
(4)	Based on the Schedule 13G/A, dated February 16, 2010, filed by Newland Capital Management, LLC; Newland Master Fund, Ltd.; Newland Offshore Fund, Ltd.; Ken Brodkowitz; and Michael Vermut. These reporting persons have shared voting and shared dispositive power with respect to all the shares listed opposite their name in the table, except for Newland Offshore Fund, Ltd. which has shared voting and shared dispositive power with respect to 2,234,666 shares.
(5)	Based on Schedule 13G/A, dated February 11, 2010, filed by Rutabaga Capital Management. This reporting person has sole voting power with respect to 1,559,897 shares, shared voting power with respect to 984,266 shares and sole dispositive power with respect to all the shares listed opposite its name in the table.
(6)	Based on the Schedule 13G/A, dated February 12, 2009, filed by Renaissance Technologies LLC (“RTC”) and James H. Simons (a control person of RTC). These reporting persons have sole voting power and sole dispositive power with respect to all the shares listed opposite their names in the table.
(7)	Based on the Schedule 13G/A, dated February 9, 2010, filed by RBC Global Asset Management (U.S.) Inc. This reporting person has shared voting power with respect to 576,500 shares and shared dispositive power with respect to all the shares listed opposite its name in the table.
(8)	Based on the Schedule 13G/A, dated February 10, 2010, filed by Dimensional Fund Advisors LP (“Dimensional”). This reporting person has sole voting power with respect to 1,531,747 shares and sole dispositive power with respect to all the shares listed opposite its name in the table. Dimensional is an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts (collectively, the “Funds”). Dimensional possesses investment and/or voting power over the securities that are owned by the Funds, and may be deemed to be the beneficial owner of the shares held by the Funds. However, all securities are owned by the Funds. Dimensional disclaims beneficial ownership of such securities, and states that the filing of the Schedule 13G shall not be construed as an admission that the reporting person or any of its affiliates is the beneficial owner of any securities covered by the Schedule 13G for any other purposes than Section 13(d) of the Exchange Act.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following summary describes the material U.S. federal income tax considerations to U.S. holders and non-U.S. holders and to the Company and its subsidiaries, relevant to the exchange of Notes for shares of Common Stock or New Common Stock, pursuant to either the Exchange Offer or the Prepackaged Plan and the ownership and disposition of the Common Stock or New Common Stock received in respect of the Notes and, where indicated, represents the opinion of Goodwin Procter LLP. This discussion is based on U.S. federal income tax law, including the provisions of the Internal Revenue Code, Treasury Regulations promulgated under the Internal Revenue Code (the “Treasury Regulations”), administrative rulings and judicial authority, all as in effect as of the date of this Prospectus. Subsequent developments in U.S. federal income tax law, including changes in law and differing interpretations, which may be applied retroactively, could have a material effect on the U.S. federal income tax consequences of participating in this Exchange Offer or, in the alternative, the effectiveness of the Prepackaged Plan and of owning and disposing of the Common Stock or New Common Stock received in respect of the Notes described in this discussion. No assurance can be given that the Internal Revenue Service (the “IRS”), will not challenge one or more of the tax results described in this discussion, and no ruling from the IRS has been, or is expected to be, sought with respect to the U.S. federal tax consequences of this Exchange Offer or the Prepackaged Plan or the ownership and disposition of the Common Stock or New Common Stock received in respect of the Notes. This discussion is not tax advice, and holders are urged to consult their independent tax advisors regarding the tax consequences to them of this Exchange Offer or the Prepackaged Plan and of the ownership and disposition of the Common Stock or New Common Stock received in respect of the Notes.

This discussion addresses only the U.S. federal income tax considerations that are relevant to holders of Notes and holders of Common Stock received in this Exchange Offer or, in the alternative, New Common Stock pursuant to the Prepackaged Plan, as capital assets within the meaning of section 1221 of the Internal Revenue Code. This discussion does not address all of the tax considerations that may be relevant to a particular holder or the Company and its subsidiaries. In particular, it does not address the U.S. federal estate and gift or alternative minimum tax consequences, or any state, local or foreign tax consequences, of participating in this Exchange Offer or, in the alternative, upon the effectiveness of the Prepackaged Plan or of owning or disposing of Common Stock. Additionally, this discussion does not address any of the tax consequences to holders that may be subject to special tax treatment with respect to their participation in this Exchange Offer or, in the alternative, upon the effectiveness of the Prepackaged Plan or their ownership or disposition of Common Stock, including banks, thrift institutions, regulated investment companies, real estate investment trusts, partnerships or other pass-through entities, personal holding companies, tax-exempt organizations, insurance companies, persons who elect to use a mark-to-market method of accounting for their securities holdings, persons who hold the Notes or will hold the Common Stock or New Common Stock in a “straddle” or as part of a “hedging,” “conversion” or “constructive sale” transaction, U.S. holders whose “functional currency” is not the U.S. dollar, controlled foreign corporations, passive foreign investment companies, certain former citizens or residents of the United States, brokers, traders or dealers in securities or currencies, or any person owning directly, indirectly or constructively 5% of more of the total voting power or total value of the Company’s stock or any affiliate of such person. Further, this discussion does not address the U.S. federal income tax consequences to stockholders in, or partners or beneficiaries of, an entity that participates in this Exchange Offer or, in the alternative, upon the effectiveness of the Prepackaged Plan.

For purposes of this discussion, a “U.S. holder” is a beneficial owner of Notes, Common Stock, or New Common Stock, as applicable, that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•

a corporation, or other business entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state of the United States or the District of Columbia;

•	an estate, if its income is subject to U.S. federal income taxation regardless of its source; or

•

a trust, if (1) a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons (within the meaning of the Internal Revenue Code) have the authority to control all of its substantial decisions or (2) the trust has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

For purposes of this discussion, a non-U.S. holder is a beneficial owner of Notes, Common Stock, or New Common Stock, as applicable, that is neither a partnership (or other entity or arrangement treated as a partnership for U.S. federal income tax purposes) nor a U.S. holder.

If a partnership or other entity or arrangement treated as a partnership for U.S. federal income tax purposes holds Notes and participates in this Exchange Offer, or in the alternative, the Prepackaged Plan is effected, the tax treatment of a partner in such partnership will generally depend on the status of the partner and on the activities of the partnership. Partners of partnerships holding Notes are encouraged to consult their independent tax advisors regarding the tax consequences to them of this Exchange Offer or the Prepackaged Plan and of the ownership and disposition of the Common Stock or New Common Stock received in respect of the Notes.

Consequences to U.S. Holders

Exchange of Notes for Common Stock or New Common Stock

The tax treatment of the exchange of Notes for Common Stock pursuant to this Exchange Offer or, in the alternative, for New Common Stock pursuant to the Prepackaged Plan depends on whether the Notes are treated as securities for U.S. federal income tax purposes.

The term “security” is not defined in the Internal Revenue Code or in the Treasury Regulations and has not been clearly defined by judicial decisions. The determination of whether a particular debt obligation constitutes a security depends on an evaluation of the overall nature of the debt obligation. One of the most significant factors considered in determining whether a particular debt obligation is a security is its original term. In general, debt obligations issued with a maturity at issuance of less than five years do not constitute securities, whereas debt obligations with a maturity at issuance of ten years or more constitute securities.

If the Notes are treated as securities for U.S. federal income tax purposes, counsel is of the opinion that the exchange of Notes for Common Stock or New Common Stock would be treated as a recapitalization within the meaning of section 368(a)(1)(E) of the Internal Revenue Code, and the material U.S. federal income tax consequences of the exchange to a U.S. holder would be as follows:

•	A U.S. holder would not recognize loss and would not recognize gain except with respect to any accrued but unpaid interest on the Notes.

•

The holding period of the shares of Common Stock or New Common Stock (excluding Common Stock or New Common Stock attributable to accrued and unpaid interest, if any) would include the holding period of the Notes exchanged for the shares of Common Stock or New Common Stock.

•

The adjusted tax basis of the shares of Common Stock or New Common Stock (excluding Common Stock or New Common Stock attributable to accrued and unpaid interest, if any) would be equal to the adjusted tax basis of the Notes increased by the amount of gain recognized, if any.

If the Notes do not constitute securities for U.S. federal income tax purposes, counsel is of the opinion that the exchange of Notes for Common Stock or New Common Stock would be a taxable transaction, and the material U.S. federal income tax consequences of the exchange to a U.S. holder would be as follows:

•

Gain or loss would be recognized in an amount equal to the difference between (1) the sum of the fair market value of the shares of Common Stock or New Common Stock (excluding Common Stock or New Common Stock attributable to accrued and unpaid interest, if any) and (2) the U.S. holder’s adjusted tax basis in the Notes.

•

Subject to the discussion of “market discount” below, any such gain or loss would be capital gain or loss and would be long-term capital gain or loss if the U.S. holder’s holding period for the Notes is more than one year at the time of the exchange. The deductibility of capital losses for U.S. federal income tax purposes is subject to limitations.

•	The holding period of the shares of Common Stock or New Common Stock would start on the day following the exchange.

•	The adjusted tax basis of the shares of Common Stock or New Common Stock would equal their fair market value on the day of the exchange.

Due to the inherently factual nature of the determination, U.S. holders are urged to consult their independent tax advisors regarding the classification of the Notes as “securities” for U.S. federal income tax purposes and the U.S. federal income tax consequences of such classification.

Market Discount

A U.S. holder that purchased its Notes at a market discount (defined as the excess, subject to a de minimis threshold, of the stated redemption price of the Notes at maturity over the U.S. holder’s basis in such Notes immediately after its acquisition) is subject to the market discount rules of the Internal Revenue Code. Under those rules, any gain recognized on the exchange of such Notes would be treated as ordinary income to the extent of the market discount accrued during the U.S. holder’s period of ownership, unless the U.S. holder elected to include the market discount in income as it accrued. If the exchange qualifies for the recapitalization treatment described above, any accrued market discount not recognized on the exchange would carry over to the shares of Common Stock or New Common Stock (excluding Common Stock or New Common Stock attributable to accrued and unpaid interest, if any) such that any gain recognized by the U.S. holder upon a subsequent disposition of such shares of Common Stock or New Common Stock would be treated as ordinary income to the extent of any such accrued market discount not previously included in income. U.S. holders who acquired their Notes other than at original issuance should consult their independent tax advisors regarding the possible application of the market discount rules of the Internal Revenue Code to an exchange of the Notes pursuant to this Exchange Offer or, in the alternative, the Prepackaged Plan.

Accrued and Unpaid Interest

The extent to which the consideration received by a U.S. holder of Notes in this Exchange Offer or, in the alternative, pursuant to the Prepackaged Plan will be attributable to accrued and unpaid interest is unclear. Treasury Regulations treat a payment under a debt instrument first as a payment of accrued and unpaid interest and then as a repayment of principal. To the extent that any amount of the consideration received by a U.S. holder of Notes is attributable to accrued and unpaid interest, (1) if not previously included in income, such amount would be taxable to the U.S. holder as interest income or (2) the U.S. holder may recognize a loss to the extent the amount of such consideration is less than the amount of accrued and unpaid interest that has been previously included in income.

Ownership and Disposition of Common Stock Received in this Exchange Offer or, in the Alternative, of New Common Stock Received pursuant to the Prepackaged Plan

Distributions paid by us out of our current or accumulated earnings and profits (as determined for U.S. federal income tax purposes) on shares of Common Stock or New Common Stock will constitute dividends for U.S. federal income tax purposes. Such dividends will be eligible for the dividends received deduction if the U.S. holder is an otherwise qualifying corporate holder that meets the holding period and other requirements for the dividends received deduction. Any distribution not constituting a dividend will be treated first as reducing the adjusted basis in the U.S. holder’s shares of Common Stock or New Common Stock and thereafter as gain from the sale or exchange of such shares of Common Stock or New Common Stock.

Upon a disposition of the shares of Common Stock or New Common Stock, a U.S. holder will recognize capital gain or loss, if any, equal to the difference between the amount realized and the U.S. holder’s adjusted tax basis in the shares of Common Stock or New Common Stock. Such capital gain or loss will be long-term capital gain or loss if the U.S. holder’s holding period in such shares of Common Stock or New Common Stock exceeds one year immediately prior to such disposition. The deductibility of capital losses is subject to limitations.

In addition to the above, newly enacted legislation requires certain U.S. holders that are individuals, estates or trusts to pay up to an additional 3.8% tax on dividends and capital gains for taxable years beginning after December 31, 2012. Furthermore, as discussed above, a U.S. holder would be required to treat gain from the disposition of shares of Common Stock or New Common Stock (including certain dispositions that are non-recognition transactions under the Internal Revenue Code) as ordinary income to the extent accrued market discount on the Notes is carried over to such shares of Common Stock or New Common Stock.

Backup Withholding and Information Reporting

Payments of interest on the Notes, payments of dividends on the shares of Common Stock or New Common Stock and payments with respect to amounts realized on the disposition (including a disposition pursuant to this Exchange Offer or, in the alternative, the Prepackaged Plan) of the Notes or the shares of Common Stock or New Common Stock will be reported to the IRS and will be subject to backup withholding unless the U.S. holder (1) is a corporation or other exempt recipient or (2) provides a valid taxpayer identification number and certifies that no loss of exemption from backup withholding has occurred.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or credit against a U.S. holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Consequences to Non-U.S. Holders

Exchange of Notes for Common Stock or New Common Stock

A non-U.S. holder will not be subject to U.S. federal income or withholding taxes with respect to any gain recognized on the exchange of Notes for Common Stock or New Common Stock unless:

•

the gain is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment that such non-U.S. holder maintains or, in the case of an individual, a fixed base), in which case the gain will be subject to tax in the same manner as effectively connected income as described below under “—Income Effectively Connected with a U.S. Trade or Business;”

•

the non-U.S. holder is an individual present in the United States for 183 days or more during the taxable year of the exchange and certain other conditions are met, in which case the gain will be subject to tax at a rate of 30%; or

•

the non-U.S. holder meets certain ownership requirements and the Company had been a “United States real property holding corporation,” or a USRPHC, for U.S. federal income tax purposes at any time during the five-year period ending on the date of the exchange or, if shorter, the non-U.S. holder’s holding period with respect to the Notes. However, the Company does not believe that it is currently, or has been at any time over the past five years, a USRPHC, nor does it anticipate becoming a USRPHC.

Accrued and Unpaid Interest

The extent to which the consideration received by a non-U.S. holder of Notes in this Exchange Offer or, in the alternative, pursuant to the Prepackaged Plan, will be attributable to accrued and unpaid interest is unclear.

Treasury Regulations treat a payment under a debt instrument first as a payment of accrued and unpaid interest and then as a repayment of principal. A non-U.S. holder will not be subject to U.S. federal income or withholding tax on interest paid on the Notes, if the interest is not effectively connected with a U.S. trade or business (or, if required by an applicable income tax treaty, is not attributable to a U.S. permanent establishment or, in the case of an individual, a fixed base), provided that the non-U.S. holder:

•	does not actually or constructively, directly or indirectly, own 10% or more of the total combined voting power of all classes of our stock entitled to vote;

•	is not a controlled foreign corporation that is related to us (directly or indirectly) through stock ownership;

•	is not a bank receiving interest on a loan agreement entered into in the ordinary course of its trade or business; and

•	certifies to its non-U.S. status on IRS Form W-8BEN (or other applicable form).

If a non-U.S. holder cannot satisfy the requirements described above, payments treated as interest made to the non-U.S. holder will be subject to a 30% U.S. federal withholding tax, unless the non-U.S. holder (1) qualifies for a reduced rate of withholding, or is able to claim a valid exemption, under an income tax treaty (by providing an IRS Form W-8BEN claiming treaty benefits) or (2) establishes that such interest is not subject to withholding tax because it is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States as further discussed below under “—Income Effectively Connected with a U.S. Trade or Business.” A non-U.S. holder that is eligible for a reduced rate of U.S. withholding tax under a tax treaty may also obtain a refund of any amounts withheld in excess of that rate by filing a timely refund claim with the IRS.

Ownership and Disposition of Common Stock Received in this Exchange Offer or, in the Alternative, of New Common Stock Received pursuant to the Prepackaged Plan

Any distributions the Company makes to a non-U.S. holder with respect to its shares of Common Stock or New Common Stock that constitute a dividend for U.S. federal income tax purposes will be subject to U.S. withholding tax at a rate of 30% of the gross amount, unless the non-U.S. holder is eligible for a reduced rate of withholding tax under an applicable tax treaty and the non-U.S. holder provides proper certification of its eligibility for such reduced rate. A distribution will constitute a dividend for U.S. federal income tax purposes to the extent of our current or accumulated earnings and profits as determined for U.S. federal income tax purposes. Any distribution not constituting a dividend will be treated first as reducing the adjusted basis in the non-U.S. holder’s shares of Common Stock or New Common Stock and thereafter as gain from the sale or exchange of such shares of Common Stock or New Common Stock. Dividends the Company pays to a non-U.S. holder that are effectively connected with its conduct of a trade or business within the United States will not be subject to U.S. withholding tax, as described above, if the non-U.S. holder complies with applicable certification and disclosure requirements. Instead, such dividends will be subject to U.S. federal income tax as further discussed below under “—Income Effectively Connected with a U.S. Trade or Business.”

Non-U.S. holders will not be subject to U.S. federal income or withholding tax on gain recognized on the sale, exchange, redemption or other taxable disposition of shares of Common Stock or New Common Stock unless certain exceptions apply, as described above under “—Exchange of Notes for Common Stock or New Common Stock.”

Income Effectively Connected with a U.S. Trade or Business

If a non-U.S. holder is or was engaged in a trade or business in the United States and interest, dividends or gain with respect to the Notes, shares of Common Stock or New Common Stock is or was effectively connected with the conduct of the non-U.S. holder’s trade or business, or, where a U.S. income tax treaty applies, the

non-U.S. holder maintains a U.S. permanent establishment (or, in the case of an individual, a fixed base) to which the interest, dividends or gain is attributable, the non-U.S. holder will be subject to U.S. federal income tax on a net income basis on such interest, dividends or gain in the same manner as a U.S. Holder, as described above under “—Consequences to U.S. Holders.” Such interest or dividends will be exempt from U.S. federal withholding tax if the non-U.S. holder claims the exemption by providing a properly executed IRS Form W-8ECI or other applicable form to the payer on or before the relevant payment date. In addition, if a non-U.S. holder is a corporation, the non-U.S. holder will be subject to a U.S. branch profits tax at a rate of 30%, as adjusted for certain items, unless a lower rate applies to the non-U.S. holder under a U.S. income tax treaty with the non-U.S. holder’s country of residence.

Backup Withholding and Information Reporting

A non-U.S. holder not subject to U.S. federal income tax will nonetheless be subject to backup withholding and information reporting with respect to interest paid on the Notes or dividends paid on the shares of Common Stock or New Common Stock and with respect to amounts realized on the disposition (including a disposition pursuant to this Exchange Offer or, in the alternative, the Prepackaged Plan) of the Notes or the shares of Common Stock or New Common Stock unless the non-U.S. holder provides the withholding agent with the applicable IRS Form W-8 and, after December 31, 2012, any additional information required by the IRS to comply with Sections 1471-1474 of the Code (“FATCA”) or otherwise establishes an exemption. Non-U.S. holders should consult their independent tax advisors as to their qualifications for an exemption from backup withholding and the procedure for obtaining such an exemption.

Consequences to Non-Participating Holders if the Exchange Offer Is Consummated

If the Exchange Offer is consummated, Noteholders that do not tender their Notes in this Exchange Offer will not recognize gain or loss for U.S. federal income tax purposes and will continue to have the same tax basis and holding period with respect to the Notes as they had before the consummation of this Exchange Offer.

Consequences to the Company

Cancellation of Indebtedness Income

The exchange of Notes pursuant to the Exchange Offer or, in the alternative, pursuant to the Prepackaged Plan will result in COD income to us for U.S. federal income tax purposes to the extent that the “adjusted issue price” of the exchanged Notes exceeds the fair market value of the shares of Common Stock or New Common Stock paid in exchange for such Notes (except to the extent that such consideration is attributable to accrued and unpaid interest). Thus, the precise amount of COD income, if any, resulting from the exchange of Notes cannot be determined until the date of the exchange.

If and to the extent the Company is considered insolvent from a tax perspective immediately prior to the completion of the Exchange Offer, any such COD income would be excluded from our taxable income. Alternatively, if the discharge of the Company’s liability occurs pursuant to the Prepackaged Plan, any COD income from such discharge would be excluded from the Company’s taxable income.

If and to the extent any COD income is excluded from taxable income pursuant to the insolvency exception or the bankruptcy exception described above, the Company will be required to reduce certain of its tax attributes, including, but not limited to, its net operating losses, loss carryforwards, credit carryforwards and tax basis in certain assets, by the amount of any excluded COD income. This may result in a significant reduction in, and possible elimination of, certain of our tax attributes. Under regulations applicable to taxpayers filing consolidated returns, the tax attributes attributable to the debtor member (and, to the extent required by certain look-through rules, its direct or indirect subsidiaries) are the first to be reduced. To the extent that any COD income of such debtor member of the consolidated group exceeds the tax attributes attributable to such debtor member, the consolidated tax attributes attributable to other members of the consolidated group must be reduced.

If any COD income is not excluded from our taxable income and the Company does not have sufficient available losses to offset fully such COD income, the Company may incur tax liability from such COD income. The Company may make an election under section 108(i) of the Internal Revenue Code to defer the inclusion of all or a portion of any COD income resulting from the consummation of the Exchange Offer or the Prepackaged Plan, with the amount of deferred COD income becoming includible in taxable income ratably over a five-taxable-year period beginning in, if such consummation occurs before January 1, 2011, the fourth taxable year after such consummation. If consummation of the Exchange Offer or the Prepackaged Plan does not occur before January 1, 2011, the Company will not be eligible to defer the inclusion of all or a portion of any COD income resulting from the consummation of either the Exchange Offer or the Prepackaged Plan.

Potential Limitations on Net Operating Loss Carryforwards and Other Tax Attributes

It is likely that the Company has experienced an ownership change under section 382 of the Internal Revenue Code which would limit the Company’s ability to use certain of the Company’s tax attributes. The restructuring is expected to result in an additional “ownership change” of the Company within the meaning of section 382 of the Internal Revenue Code which would further limit the Company’s ability to use certain of the Company’s tax attributes. Under section 382 of the Internal Revenue Code, if a loss corporation (a corporation or a consolidated group with net operating losses, or NOLs, loss carryforwards or certain other tax attributes) undergoes an “ownership change,” the loss corporation’s use of its pre-change NOLs, loss carryforwards and certain other tax attributes will be subject to an annual limitation in the post-change period.

Subject to the special bankruptcy rules discussed below, the amount of the annual limitation on a loss corporation’s use of its pre-change NOLs (and certain other tax attributes) is equal to the product of the applicable long-term tax-exempt rate (as published by the IRS for the month in which the ownership change occurs) and the value of the loss corporation’s outstanding stock immediately before the ownership change (excluding certain capital contributions). If a loss corporation has a net unrealized built-in gain, immediately prior to the ownership change, the annual limitation will be increased during the subsequent five-year period. If a loss corporation has a net unrealized built-in loss, immediately prior to the ownership change, certain losses recognized during the subsequent five-year period also would be subject to the annual limitation.

If the ownership change occurs pursuant to a bankruptcy plan and, if as expected here, the debtor does not satisfy the requirements of, or elects not to apply, section 382(l)(5) of the Internal Revenue Code, the debtor’s use of its pre-change NOLs, loss carryforwards and certain other tax attributes will be subject to an annual limitation as determined under section 382(l)(6) of the Internal Revenue Code. In such case, the amount of the annual limitation will be equal to the product of the applicable long-term tax-exempt rate and the value of the debtor’s outstanding stock immediately after the bankruptcy reorganization, provided such value does not exceed the value of the debtor’s gross assets immediately before the ownership change, subject to certain adjustments.

The impact on the Company of any ownership change under section 382 of the Internal Revenue Code depends upon, among other things, the amount of the Company’s available pre-ownership change losses and other tax attributes remaining after the recognition of any COD income or reduction of tax attributes, the value of the Company at the time of the ownership change, and the amount and timing of future taxable income.

Alternative Minimum Tax

Notwithstanding the Company’s ability to utilize its losses to offset any COD income for regular U.S. federal income tax purposes, the Company may nonetheless be liable to tax under the alternative minimum tax, or AMT, provisions of the Internal Revenue Code. In addition, if a corporation undergoes an ownership change and is in a net unrealized built-in loss position (as determined for AMT purposes) on the date of the ownership change, the corporation’s aggregate tax basis in its assets would be reduced for certain AMT purposes to reflect the fair market value of such assets as of the change date.

Any AMT that a corporation pays is allowed as a nonrefundable credit against its regular U.S. federal income tax liability in future taxable years when it is no longer subject to the AMT.

SECURITIES LAW MATTERS

This section discusses certain securities law matters that are raised by the Exchange Offer and the Prepackaged Plan. This section should not be considered applicable to all situations or to all holders of the Notes. Holders of Notes should consult their own legal counsel with respect to these and other issues.

Issuance of Common Stock

All outstanding shares of Common Stock are duly authorized, validly issued, fully paid and non-assessable and the shares of Common Stock issuable pursuant to the Exchange Offer or shares of New Common Stock issuable pursuant to the Prepackaged Plan, as applicable, will be duly authorized, validly issued, fully paid and non-assessable. The Company’s Common Stock is listed on the NYSE under the symbol “CHP”; however, trading in the Common Stock is currently suspended and, upon the consummation of the Restructuring, the Company’s Common Stock or New Common Stock, as applicable, will cease to be listed on the NYSE.

Issuance and Resale Under the Prepackaged Plan

In the event that the Company completes a restructuring pursuant to the Prepackaged Plan under Chapter 11 of the Bankruptcy Code, the Company also will rely on Section 1145 of the Bankruptcy Code, to the extent it is applicable, to exempt the issuance of the New Common Stock from the registration requirements of the Securities Act (and of any state securities or “blue sky” laws). Section 1145 exempts from registration the sale of a debtor’s securities under a Chapter 11 plan if such securities are offered or sold in exchange for a claim against, or equity interest in, or a claim for an administrative expense in a case concerning, such debtor. In reliance upon this exemption, New Common Stock generally will be exempt from the registration requirements of the Securities Act. Accordingly, recipients will be able to resell the New Common Stock without registration under the Securities Act or other federal securities laws, unless the recipient is an “underwriter” with respect to such securities, within the meaning of Section 1145(b)(1) of the Bankruptcy Code.

Section 1145(b)(1) of the Bankruptcy Code defines an entity as an “underwriter” if such entity:

(A) purchases a claim against, interest in, or claim for an administrative expense in the case concerning the debtor, if such purchase is with a view to distribution of any security received or to be received in exchange for such a claim or interest;

(B) offers to sell securities offered or sold under a plan for the holders of such securities;

(C) offers to buy securities offered or sold under a plan from the holders of such securities, if such offer to buy is (i) with a view to distribution of such securities, and (ii) under an agreement made in connection with a plan, with the consummation of a plan, or with the offer or sale of securities under a plan; and

(D) is an “issuer” with respect to the securities, as the term “issuer” is defined in section 2(11) of the Securities Act.

Under section 2(11) of the Securities Act, an “issuer” includes any person directly or indirectly controlling or controlled by the issuer, or any person under direct or indirect common control with the issuer. To the extent that persons deemed to be “underwriters” receive securities pursuant to the Prepackaged Plan, resales by such persons would not be exempted by section 1145 of the Bankruptcy Code from registration under the Securities Act or other applicable law. Persons deemed to be “underwriters,” however, may be able to sell such securities without registration, subject to the provisions of Rule 144 under the Securities Act, both of which permit the public sale of securities received pursuant to the Prepackaged Plan by “underwriters,” subject to the availability to the public of current information regarding the issuer, volume limitations and certain other conditions.

Whether or not any particular person would be deemed to be an “underwriter” with respect to any security to be issued pursuant to the Prepackaged Plan would depend upon various facts and circumstances applicable to that person. Accordingly, the Company expresses no view as to whether any person would be an “underwriter” with respect to any security to be issued pursuant to the Prepackaged Plan.

GIVEN THE COMPLEX, SUBJECTIVE NATURE OF THE QUESTION OF WHETHER A PARTICULAR PERSON MAY BE AN UNDERWRITER, THE COMPANY MAKES NO REPRESENTATION CONCERNING THE RIGHT OF ANY PERSON TO TRADE IN THE NEW COMMON STOCK TO BE DISTRIBUTED PURSUANT TO THE PREPACKAGED PLAN. THE COMPANY RECOMMENDS THAT POTENTIAL RECIPIENTS OF NEW COMMON STOCK CONSULT THEIR OWN COUNSEL CONCERNING WHETHER THEY MAY TRADE SUCH SECURITIES FREELY.

Notwithstanding the foregoing, statutory underwriters may be able to sell securities without registration pursuant to the resale limitations of Rule 144 under the Securities Act. Parties which believe they may be statutory underwriters as defined in section 1145 of the Bankruptcy Code are advised to consult with their own counsel as to the availability of the exemption provided by Rule 144.

The Company expects that the confirmation order of the bankruptcy court will provide that the issuance of the shares of New Common Stock distributed under the Prepackaged Plan in respect of the Notes shall be exempt from the registration requirements of the Securities Act in accordance with section 1145 of the Bankruptcy Code. To the extent that the Company does not receive such confirmation, such shares of New Common Stock may only be offered, resold or otherwise transferred (1) in a transaction not involving a public offering; (2) pursuant to an exemption from registration promulgated by Rule 144 of the Securities Act; (3) pursuant to an effective registration statement under the Securities Act; or (4) to the Reorganized Company or its subsidiaries, in each of case, in accordance with any applicable U.S. federal or state laws. With regard to the distributions of New Common Stock to holders of Senior Notes Claims and Interests in the Company, the exemption is applicable under 1145(a)(1) because the New Common Stock will be distributed solely in exchange for the each holder’s Claim or Interest and not to any parties who do not hold Claims or Interests. With regard to the initial offer of New Common Stock attendant to the issuance of the Shareholder Warrants and the ultimate issuance of the New Common Stock upon exercise of the Shareholder Warrants, the exemption is applicable under section 1145(a)(2) because the Shareholder Warrants will be distributed, if the Shareholder Exchange Consent is not obtained, to holders of Interests of the Company solely in exchange for each holder’s Claim or Interest. The issuance of Shareholder Warrants under the Prepackaged Plan is specifically intended as an exchange of a continuing equity interest in the company for the cancellation of the Interests in the Company under the Prepackaged Plan. The Shareholder Warrants are not being issued with the intention of raising capital for the Reorganized Company, despite any incidental effects that exercise of the Shareholder Warrants may have.

Certain Transactions by Stockbrokers

Under section 1145(a)(4) of the Bankruptcy Code, stockbrokers are required to deliver a copy of this Exchange Offer and Disclosure Statement (and supplements hereto, if any, if ordered by the bankruptcy court) at or before the time of delivery of securities issued under the Prepackaged Plan to their customers for the first 40 days after the date the Prepackaged Plan becomes effective. This requirement specifically applies to trading and other aftermarket transactions in such securities.

CERTAIN ERISA CONSIDERATIONS

The following is a summary of certain considerations associated with the exchange of the Notes for shares of Common Stock or New Common Stock and the acquisition, holding and, to the extent relevant, disposition of shares of Common Stock or New Common Stock by an employee benefit plan subject to Title I of the Employee Retirement Income Security Act of 1974, as amended, or ERISA, a plan subject to section 4975 of the Internal Revenue Code, including an individual retirement account, or IRA, or a Keogh plan, a plan subject to provisions under applicable federal, state, local, non-U.S. or other laws or regulations that are similar to the provisions of Title I of ERISA or section 4975 of the Internal Revenue Code, and any entity whose underlying assets include “plan assets” by reason of any such employee benefit or retirement plan’s investment in such entity, each of which the Company refers to as a plan.

General Fiduciary Matters

ERISA and section 4975 of the Internal Revenue Code impose certain duties on persons who are fiduciaries of a plan subject to Title I of ERISA or section 4975 of the Internal Revenue Code, which the Company refers to as an ERISA plan and prohibit certain transactions involving the assets of an ERISA plan with its fiduciaries or other interested parties. In general, under ERISA and section 4975 of the Internal Revenue Code, any person who exercises any discretionary authority or control over the administration of such an ERISA plan or the management or disposition of the assets of such an ERISA plan, or who renders investment advice for a fee or other compensation to such an ERISA plan, is generally considered to be a fiduciary of the ERISA plan. Plans that are governmental plans (as defined in section 3(32) of ERISA), certain church plans (as defined in section 3(33) of ERISA or section 4975(g)(3) of the Internal Revenue Code) and non-U.S. plans (as described in section 4(b)(4) of ERISA) are not subject to the requirements of ERISA or section 4975 of the Internal Revenue Code (but may be subject to similar prohibitions under applicable federal, state, local, non-U.S. or other laws or regulations that are similar to the provisions of Title I of ERISA or section 4975 of the Internal Revenue Code).

In considering an exchange of the Notes, shares of Common Stock or New Common Stock and the acquisition, holding and, to the extent relevant, disposition of the shares of Common Stock or New Common Stock with a portion of the assets of a plan, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the plan and the applicable provisions of ERISA, section 4975 of the Internal Revenue Code or any applicable federal, state, local, non-U.S. or other laws or regulations that are similar to the provisions of Title I of ERISA or section 4975 of the Internal Revenue Code relating to a fiduciary’s duties to the plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, section 4975 of the Internal Revenue Code and any other applicable federal, state, local, non-U.S. or other laws or regulations that are similar to the provisions of Title I of ERISA or section 4975 of the Internal Revenue Code.

Prohibited Transaction Issues

Section 406 of ERISA prohibits ERISA plans from engaging in specified transactions involving plan assets with persons or entities who are “parties in interest,” within the meaning of section 3(14) of ERISA, and section 4975 of the Internal Revenue Code imposes an excise tax on certain “disqualified persons,” within the meaning of section 4975 of the Internal Revenue Code, who engage in similar transactions, in each case, unless an exemption is available. A party in interest or disqualified person who engages in a non-exempt prohibited transaction also may be subject to other penalties and liabilities under ERISA and the Internal Revenue Code. In the case of an IRA, the occurrence of a prohibited transaction could cause the IRA to lose its tax-exempt status.

The acquisition and/or holding (and, to the extent relevant, disposition) of the Notes, the shares of Common Stock or the New Common Stock by an ERISA plan with respect to which NCI, the dealer manager, the information agent or the exchange agent is considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under section 406 of ERISA and/or section 4975 of the

Internal Revenue Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, the U.S. Department of Labor, or DOL, has issued prohibited transaction class exemptions, or “PTCEs,” that may apply to the acquisition and holding of the Notes, the shares of Common Stock or the New Common Stock. These class exemptions include, without limitation, PTCE 84-14 respecting transactions determined by independent qualified professional asset managers, PTCE 90-1 respecting insurance company pooled separate accounts, PTCE 91-38 respecting bank collective investment funds, PTCE 95-60 respecting life insurance company general accounts and PTCE 96-23 respecting transactions determined by in-house asset managers. Plans that acquired or held Notes in reliance on PTCE 84-14 should note that this Exchange Offer may constitute a renewal under Part V(i) of PTCE 84-14 and any such plan should consult its counsel to evaluate whether PTCE 84-14 remains applicable. In addition, section 408(b)(17) of ERISA and section 4975(d)(20) of the Internal Revenue Code each provides a limited exemption, called the “service provider exemption,” from the prohibited transaction provisions of ERISA and section 4975 of the Internal Revenue Code for certain transactions, provided that neither the issuer of the securities nor any of its affiliates (directly or indirectly) have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any ERISA plan involved in the transaction and provided further that the ERISA plan pays no more than adequate consideration in connection with the transaction. Any plan fiduciary considering reliance on any of the foregoing exemptions is encouraged to consult with counsel regarding the availability of such exemption. There can be no assurance that any of the foregoing exemptions will be available with respect to any particular transaction involving the Notes, shares of Common Stock, or the New Common Stock, or that, if an exemption is available, it will cover all aspects of any particular transaction.

Because of the foregoing, the shares of Common Stock or New Common Stock may not be acquired or held by any person investing “plan assets” of any plan, unless such acquisition and holding will not constitute a non-exempt prohibited transaction under ERISA or section 4975 of the Internal Revenue Code or similar violation of any applicable federal, state, local, non-U.S. or other laws or regulations that are similar to the provisions of Title I of ERISA or section 4975 of the Internal Revenue Code.

Representation

By exchanging a Senior Note and shares of Common Stock, each purchaser and holder will be deemed to have represented and warranted that either (1) it is not a plan and no portion of the assets used to acquire or hold the shares of Common Stock or New Common Stock constitutes assets of any plan or (2) the exchange of a Senior Note and the acquisition and holding of shares of Common Stock or New Common Stock (including the exchange of a Senior Note for Common Stock or New Common Stock) will not constitute a non-exempt prohibited transaction under section 406 of ERISA or section 4975 of the Internal Revenue Code or similar violation under any applicable federal, state, local, non-U.S. or other laws or regulations that are similar to the provisions of Title I of ERISA or section 4975 of the Internal Revenue Code.

The foregoing discussion is general in nature and is not intended to be all inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries, or other persons considering acquiring Common Stock or New Common Stock (or exchanging the Notes for shares of Common Stock or New Common Stock) on behalf of, or with the assets of, any plan, consult with their counsel regarding the potential applicability of ERISA, section 4975 of the Internal Revenue Code and any similar laws to such investment and whether an exemption would be applicable to the purchase and holding of the Common Stock or New Common Stock. The sale of any Notes by or to any plan or plan subject to similar laws is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by such plans generally or by any particular plan, or that such an investment is appropriate for plans generally or any particular plan.

LEGAL MATTERS

The validity of the Common Stock to be issued in the Exchange Offer and certain legal matters with respect to the Restructuring will be passed upon for us by Goodwin Procter LLP, Boston, Massachusetts. Morrison & Foerster LLP, New York, New York, has represented the dealer manager in connection with the Restructuring.

EXPERTS

The financial statements as of January 31, 2010 and 2009 and for each of the three years in the period ended January 31, 2010 and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) as of January 31, 2010 included in this Prospectus have been so included in reliance on the report (which contains an explanatory paragraph relating to the Company’s ability to continue as a going concern discussed in Note 2 to the financial statements) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

This Prospectus is a part of a registration statement on Form S-4 that we filed with the SEC registering the securities that may be offered and sold hereunder. This registration statement, including the exhibits and schedules, contains additional relevant information about us and these securities that, as permitted by the rules and regulations of the SEC, we have not included in this Prospectus. You should read the registration statement, including any applicable Prospectus Supplement, for further information about us and these securities. A copy of the registration statement, as well as the following documents we have previously filed with the SEC, can be obtained at the address of the SEC set forth below.

•

The Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2010, as originally filed on April 20, 2010, and updated to reflect certain subsequent events as detailed on the Current Report on Form 8-K, filed on October 20, 2010;

•	The Company’s Quarterly Reports on Form 10-Q for the quarters ended April 30, 2010 and July 31, 2010;

•

The Company’s Current Reports on Form 8-K filed on March 1, 2010, April 15, 2010, April 20, 2010, May 3, 2010, May 20, 2010, June 11, 2010, July 20, 2010, July 27, 2010, September 7, 2010, September 8, 2010, September 14, 2010 (relating to Item 8.01), October 5, 2010, October 21, 2010 and November 1, 2010;

•	The description of the Common Stock contained on Form 8-A, as amended, filed pursuant to Section 12(b) of the Exchange Act; and

•	The Company’s Issuer Tender Offer Statement on Schedule TO filed on October 20, 2010.

The Company files annual, quarterly and special reports and other information with the SEC. You may read and copy any materials the Company files with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of such material also can be obtained at the SEC’s website, www.sec.gov or by mail from the SEC’s Public Reference Room, at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. The Company has included the SEC’s web address as inactive textual references only.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of C&D Technologies, Inc.

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, changes in equity, other comprehensive loss and cash flows present fairly, in all material respects, the financial position of C&D Technologies, Inc. and its subsidiaries at January 31, 2010 and January 31, 2009, and the results of their operations and their cash flows for each of the three years in the period ended January 31, 2010 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the accompanying financial statement schedule presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of January 31, 2010, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company’s management is responsible for these financial statements and financial statement schedule, for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in Management’s Report on Internal Control over Financial Reporting (not presented herein) appearing under Item 9A of the Company’s 2010 Annual Report on Form 10-K. Our responsibility is to express opinions on these financial statements, on the financial statement schedule, and on the Company’s internal control over financial reporting based on our integrated audits. We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company’s cumulative losses, substantial indebtedness and likely future inability to comply with certain covenants in the agreements governing its indebtedness, in addition to its current liquidity situation, raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

As discussed in Note 1 to the consolidated financial statements, the Company changed the manner in which it accounts for non-controlling interests and the manner in which it accounts for convertible debt instruments that may be settled in cash upon conversion (including partial cash settlements) in 2010, and as discussed in Note 7 to the consolidated financial statements, the Company changed the manner in which it accounts for uncertain tax positions in 2008.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

/s/ PricewaterhouseCoopers LLP

Philadelphia, PA

April 20, 2010, except with respect to our opinion on the consolidated financial statements insofar as it relates to the Company’s ability to continue as a going concern discussed in Note 2, as to which the date is October 20, 2010

C&D TECHNOLOGIES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

JANUARY 31,

(Dollars in thousands, except per share data)

	2010	2009
ASSETS
Current assets:
Cash and cash equivalents	$2,700	$3,121
Restricted cash	57	906
Accounts receivable, less allowance for doubtful accounts of $1,114 and $775	55,183	55,852
Inventories	76,041	61,128
Prepaid taxes	425	927
Deferred taxes	50	—
Other current assets	1,092	1,110
Assets held for sale	500	500

Total current assets	136,048	123,544
Property, plant and equipment, net	90,001	85,055
Deferred income taxes	26	626
Intangible and other assets, net	13,420	14,729
Goodwill	59,964	59,961

TOTAL ASSETS	$299,459	$283,915

LIABILITIES AND EQUITY
Current liabilities:
Short-term debt	$8,777	$5,881
Accounts payable	46,380	32,396
Accrued liabilities	12,309	13,018
Deferred income taxes	750	1,492
Other current liabilities	4,565	8,267

Total current liabilities	72,781	61,054
Deferred income taxes	12,529	10,972
Long-term debt	131,091	107,637
Other liabilities	40,588	39,349

Total liabilities	256,989	219,012

Commitments and contingencies (see Note 8)

Equity:
Common stock, $.01 par value, 75,000,000 shares authorized; 29,228,213 and 29,162,101 shares issued and 26,302,775 and 26,266,755 outstanding at January 31, 2010 and 2009, respectively	292	292
Additional paid-in capital	97,033	95,724
Treasury stock, at cost, 2,925,438 and 2,895,346 shares, respectively	(40,091)	(40,035)
Accumulated other comprehensive loss	(43,656)	(45,733)
Retained earnings	17,666	43,204

Total stockholders’ equity attributable to C&D Technologies, Inc.	31,244	53,452
Noncontrolling interest	11,226	11,451

Total equity	42,470	64,903

TOTAL LIABILITIES AND EQUITY	$299,459	$283,915

See notes to consolidated financial statements.

C&D TECHNOLOGIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

for the years ended JANUARY 31,

(Dollars in thousands, except per share data)

	2010	2009	2008
NET SALES	$335,709	$365,540	$346,073
COST OF SALES	298,175	319,038	310,089

GROSS PROFIT	37,534	46,502	35,984
OPERATING EXPENSES:
Selling, general and administrative expenses	41,045	41,615	35,576
Research and development expenses	7,555	6,940	6,433
Gain on sale of Shanghai, China plant	—	—	(15,162)

OPERATING (LOSS) INCOME FROM CONTINUING OPERATIONS	(11,066)	(2,053)	9,137

Interest expense, net	12,207	11,729	10,828
Other (income) expense, net	284	1,675	(921)

LOSS FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	(23,557)	(15,457)	(770)
Provision for income taxes from continuing operations	2,223	1,993	1,063

NET LOSS FROM CONTINUING OPERATIONS	(25,780)	(17,450)	(1,833)
LOSS FROM DISCONTINUED OPERATIONS, NET OF TAX	—	—	(16,353)

NET LOSS	(25,780)	(17,450)	(18,186)
Net (loss) income attributable to noncontrolling interests	(242)	(565)	2,931

NET LOSS ATTRIBUTABLE TO C&D TECHNOLOGIES, INC.	$(25,538)	$(16,885)	$(21,117)

Loss per share:
Basic:
Net loss from continuing operations	$(0.97)	$(0.65)	$(0.19)

Net loss from discontinued operations	$—	$—	$(0.63)

Net loss attributable to C&D Technologies, Inc.	$(0.97)	$(0.65)	$(0.82)

Diluted:
Net loss from continuing operations	$(0.97)	$(0.66)	$(0.19)

Net loss from discontinued operations	$—	$—	$(0.63)

Net loss attributable to C&D Technologies, Inc.	$(0.97)	$(0.66)	$(0.82)

See notes to consolidated financial statements.

C&D TECHNOLOGIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

for the years ended JANUARY 31, 2010, 2009 and 2008

(Dollars in thousands, except share data)

	Common Stock		Additional Paid-In Capital	Treasury Stock		Accumulated Other Comprehensive Income /(Loss)	Retained Earnings	Noncontrolling Interest	Total Equity

	Shares	Amount		Shares	Amount
BALANCE AT JANUARY 31, 2007	29,040,960	$290	$98,163	(3,391,536)	$(47,110)	$(13,952)	$79,587	$7,548	124,526
Net (loss) income							(21,117)	2,931	(18,186)
Foreign currency translation adjustment						(12,480)		939	(11,541)
Unrealized loss on derivative instruments						(10,268)			(10,268)
Deferred compensation plan			388	(23,097)	(133)				255
Issuance of common stock	40,150	1	236						237
Share based compensation			183						183
Pension liability adjustment						12,430			12,430
Adjustments upon adoption of FASB Interpretation No. 48							1,619		1,619

BALANCE AT JANUARY 31, 2008	29,081,110	291	98,970	(3,414,633)	(47,243)	(24,270)	60,089	11,418	99,255
Net loss							(16,885)	(565)	(17,450)
Foreign currency translation adjustment						181		598	779
Unrealized gain on derivative instruments						1,451			1,451
Deferred compensation plan			598	2,492	8				606
Issuance of common stock	48,241	1	191						192
Stock options exercised	32,750		247						247
Share based compensation			418						418
Pension liability adjustment						(23,095)			(23,095)
Conversion of convertible bonds to stock			(4,700)	516,795	7,200				2,500

BALANCE AT JANUARY 31, 2009	29,162,101	292	95,724	(2,895,346)	(40,035)	(45,733)	43,204	11,451	64,903
Net loss							(25,538)	(242)	(25,780)
Foreign currency translation adjustment						241		17	258
Unrealized gain on derivative instruments						2,334			2,334
Deferred compensation plan				(30,092)	(56)				(56)
Share based compensation			1,285						1,285
Issuance of common stock	66,112		24						24
Pension liability adjustment						(498)			(498)

BALANCE AT JANUARY 31, 2010	29,228,213	$292	$97,033	(2,925,438)	$(40,091)	$(43,656)	$17,666	$11,226	$42,470

See notes to consolidated financial statements.

C&D TECHNOLOGIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

for the years ended JANUARY 31,

(Dollars in thousands)

	2010	2009	2008
Cash flows from operating activities:
Net loss	$(25,780)	$(17,450)	$(18,186)
Net loss from discontinued operations	—	—	(16,353)

Net loss from continuing operations	(25,780)	(17,450)	(1,833)
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Share-based compensation	1,285	1,086	572
Depreciation and amortization	10,710	11,065	10,913
Amortization of debt acquisition and discount costs	4,853	4,638	4,211
Impairment of fixed assets	—	1,222	—
Annual retainer to Board of Directors paid by the issuance of common stock	24	121	237
Deferred income taxes	1,410	1,387	670
(Gain) loss on disposal of assets	12	43	(15,254)
Changes in assets and liabilities:
Accounts receivable, net	514	4,988	(9,452)
Inventories	(14,600)	23,835	(30,951)
Other current assets	(225)	(362)	(254)
Accounts payable	10,519	(17,165)	6,895
Accrued liabilities	(946)	(2,713)	962
Book overdraft	4,590	—	—
Income taxes payable	531	(581)	1,899
Other current liabilities	(2,346)	1,644	2,795
Funds provided to discontinued operations	(1,664)	(4,800)	(24,288)
Other long-term assets	(52)	257	227
Other liabilities	3,171	(1,169)	4,106
Other, net	(74)	3,210	(5,599)

Net cash (used in) provided by continuing operating activities	(8,068)	9,256	(54,144)
Net cash used in discontinued operating activities	(1,664)	(4,800)	(1,043)

Net cash (used in) provided by operating activities	(9,732)	4,456	(55,187)

Cash flows from investing activities:
Proceeds from the divestiture of businesses	—	—	88,100
Acquisition of property, plant and equipment	(14,760)	(16,613)	(7,611)
Proceeds from disposal of property, plant and equipment	18	484	2,250
Decrease (increase) in restricted cash	849	3,477	(4,383)

Net cash (used in) provided by continuing investing activities	(13,893)	(12,652)	78,356
Net cash used in discontinued investing activities	—	—	(504)

Net cash (used in) provided by investing activities	(13,893)	(12,652)	77,852

See notes to consolidated financial statements.

C&D TECHNOLOGIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS—(Continued)

for the years ended JANUARY 31,

(Dollars in thousands)

	2010	2009	2008
Cash flows from financing activities:
Borrowings on line of credit facility	119,357	88,860	111,940
Repayments on line of credit facility	(100,752)	(88,860)	(136,776)
Proceeds from new borrowings	3,072	—	4,654
Repayment of debt	(189)	—	—
Other financing	—	—	(2,310)
Financing cost of long term debt	—	—	(585)
Proceeds from exercise of stock options	—	246	—
Purchase of treasury stock	(56)	(115)	(134)
Common stock dividends paid	—	—	—

Net cash provided by (used in) continuing financing activities	21,432	131	(23,211)
Net cash used in discontinued financing activities	—	—	(5,212)

Net cash provided by (used in) financing activities	21,432	131	(28,423)

Effect of exchange rate changes on cash and cash equivalents	108	(150)	151

(Decrease) increase in cash and cash equivalents from continuing operations	(421)	(3,415)	1,152
Cash and cash equivalents, beginning of period	3,121	6,536	5,384

Cash and cash equivalents, end of period	$2,700	$3,121	$6,536

SUPPLEMENTAL CASH FLOW DISCLOSURES
Cash paid during the year for:
Interest paid	$7,043	$7,008	$7,456
Income taxes paid, net	$145	$1,198	$941

See notes to consolidated financial statements.

C&D TECHNOLOGIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

for the years ended JANUARY 31,

(Dollars in thousands)

	2010	2009	2008
NET LOSS	$(25,780)	$(17,450)	$(18,186)
Other comprehensive loss, net of tax:
Net unrealized gain (loss) on derivative instruments, less tax expense/ (benefit) of $0, $(1) and $0 for 2010, 2009 and 2008, respectively	2,334	1,451	(10,268)
Pension liability adjustment	(498)	(23,095)	12,430
Foreign currency translation adjustments, less tax expense of $0 for 2010, 2009 and 2008	258	779	(11,541)

Total comprehensive loss	$(23,686)	$(38,315)	$(27,565)

Comprehensive loss (income) attributable to noncontrolling interest	225	(33)	(3,870)

Total comprehensive loss attributable to C&D Technologies, Inc.	$(23,461)	$(38,348)	$(31,435)

See notes to consolidated financial statements.

C&D TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in thousands, except per share data)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation:

The consolidated financial statements include the accounts of C&D Technologies, Inc., its wholly owned subsidiaries and a 67% owned joint venture (collectively the “Company”). All inter-company accounts, transactions and balances have been eliminated.

Accounting Estimates:

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. In addition, financial projections and estimates are required in the Company’s annual impairment assessment of goodwill and its assessment of future liquidity. Actual results could differ from those estimates.

Foreign Currency Translation:

Assets and liabilities in foreign currencies are translated into U.S. dollars at the rate of exchange prevailing at the balance sheet date. Revenue and expenses are translated at the average rate of exchange for the period. Gains and losses on foreign currency transactions are included in other expenses, net. Gains and losses on foreign currency translation are included in other comprehensive loss.

Derivative Financial Instruments:

The Company follows the applicable accounting guidance for accounting for derivative instruments and hedging activities. Specifically, this guidance requires an entity to recognize all derivatives as either assets or liabilities in the statement of financial position and to measure those instruments at fair value. Additionally, the fair value adjustments will affect either equity as accumulated other comprehensive (loss) income or net (loss) income depending on whether the derivative instrument qualifies as a hedge for accounting purposes and, if so, the nature of the hedging activity.

In the ordinary course of business, the Company may enter into a variety of contractual agreements, such as derivative financial instruments, primarily to manage and to hedge its exposure to lead pricing risk. All derivatives are recognized on the balance sheet at fair value and are reported in either other current assets or accrued liabilities. To qualify for hedge accounting, the instruments must be effective in reducing the risk exposure that they are designed to hedge. For instruments that are associated with the hedge of an anticipated transaction, hedge effectiveness criteria also require that it be probable that the underlying transaction will occur. Instruments that meet established accounting criteria are formally designated as hedges at the inception of the contract. These criteria demonstrate that the derivative is expected to be highly effective at offsetting changes in fair value of the underlying exposure both at inception of the hedging relationship and on an ongoing basis. The assessment for effectiveness is documented at hedge inception and reviewed throughout the designated hedge period.

The Company has entered into lead hedge contracts to manage risk of the cost of lead. The agreements are with major financial institutions with maturities generally less than one year. These market instruments are designated as cash flow hedges. The mark-to-market gain or loss on qualifying commodity hedges is included in other comprehensive income to the extent effective, and reclassified into cost of goods sold in the period during which the hedge transaction affects earnings.

C&D TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands, except per share data)

Hedge accounting is discontinued when it is determined that a derivative instrument is not highly effective as a hedge. Hedge accounting is also discontinued when: (1) the derivative instrument expires, is sold, terminated or exercised; or is no longer designated as a hedge instrument because it is unlikely that a forecasted transaction will occur; (2) a hedged firm commitment no longer meets the definition of a firm commitment; or (3) management determines that designation of the derivative as a hedging instrument is no longer appropriate.

When hedge accounting is discontinued, the derivative instrument will be either terminated, continue to be carried on the balance sheet at fair value, or redesignated as the hedging instrument, if the relationship meets all applicable hedging criteria. Any asset or liability that was previously recorded as a result of recognizing the value of a firm commitment will be removed from the balance sheet and recognized as a gain or loss in current period earnings. Any gains or losses that were accumulated in other comprehensive loss from hedging a forecasted transaction will be recognized immediately in current period earnings, if it is probable that the forecasted transaction will not occur.

Cash and Cash Equivalents:

The Company considers all highly liquid instruments purchased with an initial maturity of three months or less to be cash equivalents. The Company’s cash management program utilizes zero balance accounts.

Restricted Cash:

Restricted cash primarily represents cash that has been deposited and is held as collateral for certain hedging transactions. This cash must be kept in a trust account until the related hedge transactions are settled.

Reclassifications:

Certain prior year amounts have been reclassified to conform to current year presentation.

Revenue Recognition:

The Company recognizes revenue when the earnings process is complete. This generally occurs when products are shipped to the customer in accordance with terms of the agreement, title and risk of loss have been transferred, collectibility is reasonably assured and pricing is fixed or determinable. Accruals are made for sales returns and other allowances based on Company experience. While returns have historically been minimal and within the provisions established, the Company cannot guarantee that it will continue to experience the same return rates as in the past. Periodically, the Company enters into prepayment contracts with various customers and receives advance payments for product to be delivered in future periods. These advance payments are recorded as deferred revenue and are included in other current liabilities and other liabilities on the Consolidated Balance Sheet. Revenue associated with advance payments is recognized as shipments are made and title, ownership and risk of loss pass to the customer. Amounts billed to customers for shipping and handling fees are included in Net Sales and costs incurred by the Company for the delivery of goods are classified as Cost of Sales in the Consolidated Statements of Operations. Taxes on revenue producing transactions are excluded from Net Sales.

Accounts Receivable and Allowance for Doubtful Accounts:

Trade accounts receivable are recorded at the invoiced amount and do not bear interest. The allowance for doubtful accounts is the Company’s best estimate of the amount of probable credit losses in the Company’s existing accounts receivable. The Company reviews its allowance for doubtful accounts quarterly. Past due

C&D TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands, except per share data)

balances over 90 days and over a specified amount are reviewed individually for collectibility. All other balances are reviewed on a pooled basis by age and type of receivable. Account balances are charged off against the allowance when the Company believes the receivable will not be recovered. The Company does not have any off-balance-sheet credit exposure related to its customers.

Receivables consist of the following at January 31, 2010 and 2009:

Years Ended January 31,	2010	2009
Trade receivables	$54,282	$54,305
Notes receivables	557	645
Other	1,458	1,677
Allowance for doubtful accounts	(1,114)	(775)

Total receivables	$55,183	$55,852

Following are the changes in the allowance for doubtful accounts during the periods ended:

Years Ended January 31,	2010	2009	2008
Balance at beginning of period	$775	$1,148	$1,203
Additions	472	574	75
Translation adjustment	7	(27)	28
Write-offs net of recoveries	(140)	(920)	(158)

Balance at end of period	$1,114	$775	$1,148

Property, Plant and Equipment:

Property, plant and equipment purchased are recorded at cost. Property, plant and equipment acquired as part of a business combination are recorded at fair market value at the time of acquisition. Property, plant and equipment, including capital leases, are depreciated on the straight-line method for financial reporting purposes over estimated useful lives or lease terms, whichever is shorter, which range from 3 to 15 years for machinery and equipment, and 10 to 40 years for buildings and improvements. Prior to November 2009, estimated useful lives of machinery and equipment ranged from 3 – 10 years. Estimated useful lives were changed to 3 – 15 years on November 1, 2009. This change in the fourth quarter of fiscal year 2010 resulted in an insignificant impact to the consolidated statement of operations for fiscal year 2010.

The Company capitalizes interest on borrowings during the active construction period of major capital projects. Capitalized interest is added to the cost of the underlying assets and is depreciated over the useful lives of assets.

The cost of maintenance and repairs is charged to expense as incurred. Expenditures that increase the value or productive capacity of assets are capitalized. Upon retirement or other disposition of property, plant and equipment, the cost and related accumulated depreciation are removed from the accounts and any gain or loss is included in operations.

The Company capitalizes purchased software, including certain costs associated with its installation. The cost of software capitalized is amortized over its estimated useful life, ranging from 3 to 5 years, using the straight-line method.

C&D TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands, except per share data)

Inventories:

Inventories are stated at the lower of cost or market. The Company changed the method of accounting for inventories from the last-in, first-out (LIFO) method to the first-in, first out (FIFO) method in fiscal year 2008. As a result cost is determined by the FIFO method for all inventories. The Company adjusts the value of its obsolete and unmarketable inventory to the estimated market value based upon assumptions of future demand and market conditions. If actual market conditions are less favorable than those projected by management, additional inventory write-downs may be required. Market value for raw materials is based on replacement cost and for work-in-process and finished goods on net realizable value.

Identifiable Intangible Assets, Net:

Acquisition-related intangible assets are amortized on a straight-line basis over their estimated useful lives, which range from 5 to 25 years. Intellectual property assets are amortized over the periods of benefit, ranging from 2 to 11 years, on a straight-line basis. All identifiable intangible assets are classified within intangible and other assets, net on the balance sheet.

Long-Lived Assets:

The Company performs periodic evaluations of the recoverability of the carrying amount of long-lived assets (including property, plant and equipment, and intangible assets with determinable lives) whenever events or changes in circumstances indicate that the carrying amount of an asset may not be fully recoverable. Events or changes in circumstances are evaluated based on a number of factors including operating results, business plans and forecasts, general and industry trends and, economic projections and anticipated cash flows. An impairment is assessed when the undiscounted expected future cash flows derived from an asset are less than its carrying amount. Impairment losses are measured as the amount by which the carrying value of an asset exceeds its fair value and are recognized in earnings. The Company also continually evaluates the estimated useful lives of all long-lived assets and periodically revises such estimates based on current events.

Goodwill:

Goodwill represents the excess of the cost over the fair value of net assets acquired in business combinations. Goodwill is not amortized and is subject to impairment tests. Goodwill is tested for impairment on an annual basis or upon the occurrence of certain circumstances or events. The Company determines the fair value of its reporting units using a combination of financial projections and discounted cash flow techniques adjusted for risk characteristics, also giving consideration to the Company’s overall market capitalization. The fair value of the reporting units is compared to the carrying value of the reporting units to determine if an impairment loss should be calculated. If the book value of a reporting unit exceeds the fair value of the reporting unit, an impairment loss is indicated. The loss is calculated by comparing the implied fair value of the goodwill to the book value of the goodwill. If the book value of the goodwill exceeds the fair value of the goodwill, an impairment loss is recorded.

The Company’s implied fair value of goodwill is dependent upon significant judgments and estimates of future discounted cash flows and other factors. The Company estimates of future cash flows include assumptions concerning future operating performance and economic conditions and may differ from actual future cash flows. Estimated future cash flows are adjusted by an appropriate discount rate at the date of evaluation. The financial and credit market volatility directly impacts the fair value measurement through the weighted average cost of capital that the Company uses to determine the discount rate and through the stock price that is used to determine market capitalization. Therefore, changes in the stock price may also affect the amount of impairment recorded.

C&D TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands, except per share data)

Market capitalization is determined by multiplying the shares outstanding on the assessment date by the average market price of the Company’s common stock over a 30-day period before assessment date. The Company uses this 30-day duration to consider inherent market fluctuations that may affect any individual closing price. The Company believes that market capitalization alone does not fully capture the fair value of the business as a whole, or the substantial value that an acquirer would obtain from its ability to obtain control of the business. As such, in determining fair value, a control premium is added to the market capitalization. To estimate the control premium, the Company may consider its competitive advantages that would likely provide synergies to a market participant. In addition, the Company considered external market factors which it believes may have contributed to the decline and volatility in the Company’s stock price that did not reflect underlying fair value.

Employee Benefit Plans:

The Company’s pension plans and postretirement benefit plans are accounted for using actuarial valuations required by applicable accounting guidance for employers’ accounting for pensions and postretirement benefits other than pensions. The Company considers accounting for employee benefit plans critical because management is required to make significant subjective judgments about a number of actuarial assumptions, including discount rates, compensation growth, long-term return on plan assets, retirement, turnover, health care cost trend rates and mortality rates. Depending on the assumptions and estimates used, the pension and postretirement benefit expense could vary within a range of outcomes and have a material effect on reported results. In addition, the assumptions can materially affect accumulated benefit obligations and future cash funding. During fiscal year 2009 the measurement date was changed from December 31 to January 31 as required by accounting standards.

Other Liabilities:

Included in other liabilities at January 31, 2010 is $30,355 of pension liabilities. See Note 14 to the consolidated financial statements, “Employee Benefit Plans”, for additional information.

Environmental Matters:

In accordance with guidance related to accounting for contingencies and environmental remediation liabilities, the Company records a loss and establishes a reserve for the remediation when it is probable that an asset has been impaired or a liability exists and the amount of the liability can be reasonable estimated. Reasonable estimates involve judgments made by management after considering a broad range of information including: notifications, demands or settlements that have been received from a regulatory authority or private party, estimates performed by independent engineering companies and outside counsel, available facts existing and proposed technology, the identification of other potentially responsible parties, their ability to contribute and prior experience. These judgments are reviewed quarterly as more information is received and the amounts reserved are updated as necessary. However, the reserves may materially differ from ultimate actual liabilities if the loss contingency is difficult to estimate or if management’s judgments turn out to be inaccurate. If management believes no best estimate exists, the minimum loss in the range of losses is accrued. The liability for future environmental remediation costs is evaluated on a quarterly basis by management.

Research and Development:

Research and development costs are expensed as incurred. Research and development costs consist of direct and indirect internal costs related to specific projects. The cost of materials (whether from normal inventory or acquired specially for research and development activities) and equipment or facilities that are acquired or constructed for research and development activities and that have alternative future uses (in research and

C&D TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands, except per share data)

development projects or otherwise) are capitalized as tangible assets when acquired or constructed. The cost of such materials consumed in research and development activities and the depreciation of such equipment or facilities used in those activities are recorded as research and development expenses.

Deferred Financing Costs:

Costs relating to obtaining debt are capitalized and amortized over the term of the related debt using the effective interest rate method. When the debt is paid in full, any unamortized financing costs are charged to interest expense.

Advertising:

The Company expenses advertising costs as incurred. In fiscal years 2010, 2009 and 2008, the Company incurred advertising costs of $431, $394 and $589, respectively.

Income Taxes:

The Company recognizes deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns in accordance with applicable accounting guidance for accounting for income taxes, using currently enacted tax rates in effect for the year in which the differences are expected to reverse.

The Company is routinely audited by federal, state and local taxing authorities. The outcome of these audits may result in the Company being assessed taxes in addition to amounts previously paid. Accordingly, the Company maintains tax contingency reserves for such potential assessments. The reserves are determined based upon the Company’s best estimate of possible assessments by the Internal Revenue Service or other taxing authorities and are adjusted, from time to time, based upon changing facts and circumstances. The Company calculates its reserves in accordance with applicable accounting standards for accounting for uncertainty in income taxes which was adopted during fiscal year 2008.

C&D TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands, except per share data)

Net Loss per Share:

Basic loss per common share is based on the weighted-average number of shares of common stock outstanding. Net loss per common share—diluted reflects the potential dilution that could occur if stock options and other dilutive securities were exercised. Weighted-average common shares and common shares—diluted were as follows:

	2010	2009	2008
Numerator:
Numerator for basic loss per common share	$(25,538)	$(16,885)	$(4,764)
Effect of dilutive securities:
Income related to deferred compensation plan	(135)	(317)	—

Numerator for diluted loss per common share	$(25,673)	$(17,202)	$(4,764)

Denominator:
Denominator for basic earnings per common share—weighted average common shares	26,299,208	25,841,967	25,661,354
Effect of dilutive securities:
Shares issuable under deferred compensation arrangements	100,200	94,566	—

Dilutive potential common shares	100,200	94,566	—

Denominator for diluted earnings per common share—adjusted weighted average common shares and assumed conversions	26,399,408	25,936,533	25,661,354

Basic loss per common share from continuing operations	$(0.97)	$(0.65)	$(0.19)

Diluted loss per common share from continuing operations	$(0.97)	$(0.66)	$(0.19)

Due to net losses from continuing operations in fiscal years 2010, 2009 and 2008, 19,604,137, 19,604,137 and 20,120,932, respectively, of dilutive securities issuable in connection with convertible bonds have been excluded from the diluted loss per share calculation for these years because their effect would reduce the loss per share. Additionally, due to net losses in fiscal years 2010, 2009 and 2008, 165,558, 71,035 and 116,724 of dilutive securities issuable in connection with stock plans have been excluded from the diluted loss per share calculation for these years because their effect would reduce the loss per share.

Stock-Based Compensation Plans:

The Company accounts for employee stock option grants using applicable accounting guidance for accounting for stock based compensation. Under this guidance unrecognized expense of awards is recognized as an expense in the periods over the vesting period of the award using the valuation method (i.e. Black-Scholes) and various related assumptions. Under applicable accounting guidance excess tax benefits are reported as a financing cash inflow rather than as a reduction of taxes paid. Due to the Company’s net operating losses, no tax benefits have been realized from the exercises of options during fiscal years 2010, 2009 and 2008. As a result there is no cash flow impact related to tax benefits realized from the exercises during fiscal years 2010, 2009 and 2008.

The Company also provides stock awards to certain employees. In accordance with applicable accounting guidance, the Company expenses employee stock awards based on the market value of the award on the issuance date using a straight-line basis over the requisite service period for each separately vesting portion of the award for awards based on time and, for performance based awards, on the expectation that the performance goals will be attained.

C&D TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands, except per share data)

Subsequent Events:

Refer to Note 6, Debt for a discussion related to the April 2010 amendments to the Line of Credit Facility.

New Accounting Pronouncements:

Recently Adopted Accounting Guidance

During fiscal year 2010, the Company adopted new accounting guidance regarding the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”). Upon adoption, the ASC became the source of authoritative generally accepted accounting principles in the United States, and supersedes all then-existing non-SEC accounting and reporting standards. All other accounting literature not included in the ASC became non-authoritative. The adoption did not have a significant impact on the Company’s financial statements.

At the beginning of fiscal year 2010, the Company adopted new accounting guidance issued by FASB that changed the accounting and reporting for non-controlling interests. The change requires all entities to report non-controlling interests in subsidiaries as a component in equity in the consolidated financial statements. In addition, the new guidance eliminates the diversity that existed in accounting for transactions between an entity and non-controlling interests by requiring they be treated as equity transactions. The provisions are applied prospectively except for the presentation and disclosure requirements that have been applied retrospectively. The adoption of non-controlling interests principally impacted presentation of the Company’s financial statements.

At the beginning of fiscal year 2010, the Company adopted new accounting guidance regarding disclosures about derivative instruments and hedging activities which improves financial reporting about derivative instruments and hedging activities by requiring enhanced disclosures to enable investors to better understand their effects on an entity’s financial position, financial performance and cash flows. The additional disclosures are provided in Note 13. The adoption did not have any effect on the Company’s financial statements.

At the beginning of fiscal year 2010, the Company adopted new accounting guidance regarding the accounting for convertible debt instruments that may be settled in cash upon conversion (including partial cash settlements) (“ASC 470-20”) which changed the accounting treatment for convertible securities which the issuer may settle fully or partially in cash. Under the standard, cash settled convertible securities are separated into their debt and equity components. The value assigned to the debt component is the estimated fair value, as of the issuance date, of a similar debt instrument without the conversion feature, and the difference between the proceeds for the convertible debt and the amount reflected as a debt liability is recorded as additional paid-in capital. As a result, the debt is recorded at a discount reflecting its below market coupon interest rate. The debt is subsequently accreted to its par value over its expected life, with the rate of interest that reflects the market rate at issuance reflected on the income statement. This change in methodology affected the calculations of net income and earnings per share. Additional disclosures are provided in Note 6. The adoption affected the carrying value and future interest expense on the Company’s $75,000 Convertible Senior Notes 2005, due in 2025, only, as the Company’s Convertible Senior Notes 2006, due in 2026 do not contain a cash conversion feature at the election of the Company.

The effect of the change to the revised accounting requirements for the convertible debt on the consolidated statements of operations for the years ended January 31, 2010, 2009 and 2008 is as follows:

	2010	2009	2008
Interest expense	$3,443	$2,942	$2,582
Net loss attributable to C&D Technologies, Inc.	(3,443)	(2,942)	(2,582)
Basic and diluted loss per share attributable to C&D Technologies, Inc.	$(0.13)	$(0.11)	$(0.10)

C&D TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands, except per share data)

The effect of the change to the revised accounting requirements for our convertible debt on the consolidated statement of cash flows for the years ended January 31, 2010, 2009 and 2008 is as follows:

	2010	2009	2008
Net loss	(3,443)	(2,942)	(2,582)
Amortization of debt acquisition and discount costs	3,443	2,942	2,582

The effect of the change to the revised accounting requirements for our convertible debt on the consolidated balance sheet for the years ended January 31, 2010 and 2009 is as follows:

	2010	2009
Liabilities:
Long-term debt	(12,344)	(15,787)
Stockholders’ equity:
Additional paid-in capital	23,973	23,973
Retained earnings	(11,629)	(8,186)
Total stockholders’ equity attributable to C&D Technologies, Inc.	12,344	15,787

During fiscal year 2010, the Company adopted new accounting guidance regarding interim disclosures about fair value of financial instruments that required additional disclosures about the fair value of financial instruments for interim reporting periods of publicly traded companies as well as in annual financial statements. The guidance does not require disclosures for earlier periods presented for comparative purposes at initial adoption, and, in periods after initial adoption, comparative disclosures are only required for periods ending after initial adoption. The adoption impacted only the disclosures in the Company’s financial statements. See Note 12 for the additional disclosures.

During fiscal year 2010, the Company adopted new accounting guidance on employers’ disclosures about pensions and other postretirement benefits. Under the new guidance an employer’s disclosures about plan assets of a defined benefit pension or other postretirement plan is expanded. The adoption impacted only the disclosures in the Company’s financial statements. See Note 14 for the additional disclosures.

Recently Issued Accounting Guidance Not Yet Adopted

In June 2009, the FASB issued authoritative guidance on the accounting for transfers of financial assets. The new guidance seeks to improve financial reporting by providing a short-term solution to address inconsistencies in practice relating to the existing concepts, such as eliminating the exceptions for qualifying special-purpose entities from the consolidation guidance. The guidance is effective for annual financial periods beginning after November 15, 2009, and interim periods within that annual period, and thereafter, and shall be applied prospectively. Early adoption is prohibited. The Company is in the process of evaluating the impact of adoption of this guidance, although it does not expect that adoption will have a significant impact on its financial statements.

In June 2009, the FASB issued authoritative guidance on variable interest entities which seeks to improve financial reporting by requiring that entities perform an analysis to determine whether any variable interest or interests that they have give them a controlling financial interest in a variable interest entity. The new guidance is effective for annual financial periods beginning after November 15, 2009, and interim periods within that annual period, and thereafter, and shall be applied prospectively. Early adoption is prohibited. The Company is in the process of evaluating the impact of adoption of this guidance although it does not expect it will have a significant impact on its financial statements.

C&D TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands, except per share data)

2. LIQUIDITY AND GOING CONCERN

The Company has put provisions due on its convertible senior notes that may require it to pay the following principal payments: $52.0 million on November 15, 2011, with respect to the 2006 Notes, and $75.0 million on November 15, 2012, with respect to the 2005 Notes (see Note 6 – Debt). Furthermore, payments of principal on these Notes may be accelerated upon the occurrence of a “fundamental change” as defined in the indentures governing the 2005 Notes and 2006 Notes, which would require the Company to purchase the notes at 100% of their aggregate principal amount (plus any accrued but unpaid interest thereon) within approximately 55 business days of such occurrence. The Company believes that there is substantial risk that a fundamental change will occur in the near future. Refer to discussion of New York Stock Exchange (“NYSE”) continued listing requirements and related risk of delisting our common stock below.

Since our 30 day average market capitalization has fallen below $15 million, the NYSE suspended trading of our common stock on October 8, 2010. Absent suspension of trading being removed within a 60 day time period and/or relisting on a national automated exchange, such a development would constitute a fundamental change under the 2006 Notes, which could ultimately result in an event of default thereunder.

The delisting of our common stock and, if we are unable to list the stock on another national securities exchange, could negatively impact us by: (i) reducing the liquidity and market price of our common stock; (ii) reducing the number of investors willing to hold or acquire our common stock, which could negatively impact our ability to raise equity financing; (iii) limiting our ability to use a registration statement to offer and sell freely tradable securities, thereby preventing us from accessing the public capital markets; (iv) impairing our ability to provide equity incentives to our employees; and (v) resulting in a “fundamental change” as defined in the indentures governing the 2005 Notes and the 2006 Notes, which would give the holders of our 2005 Notes and our 2006 Notes the right to require us to repurchase their notes for an amount equal to the principal amount outstanding plus accrued but unpaid interest. We believe that there is a substantial risk that a fundamental change described in clause (v) will occur in the future and if we do not complete a restructuring prior to the time we are required to repurchase the 2005 Notes and 2006 Notes, we will not have enough cash on hand to comply with the governing indentures. If we are not able to complete the restructuring or obtain additional financing on a timely basis, we may be forced to declare bankruptcy.

While a delisting of our common stock would not constitute a specific event of default under the documents governing our senior credit facilities, our lenders could claim that a delisting would trigger a default under the material adverse change covenant or the cross-default provisions under such documents.

In light of these recent developments and the Company’s liquidity risks, the Company is currently reviewing strategic and financing alternatives available with assistance from legal and financial advisors. On September 14, 2010, the Company entered into a restructuring support agreement with certain holders of the 2005 Notes and 2006 Notes (see Note 18). The Company also continues to be engaged in active discussions with lenders under its Credit Facility regarding a restructuring of its capital structure. There can be no assurance that the Company will be able to consummate a restructuring pursuant to the terms of the restructuring support agreement or at all. Furthermore, the Company may be unable to maintain adequate liquidity prior to the restructuring contemplated under the restructuring support agreement or otherwise, and, as a result, the Company may be required to seek protection pursuant to a voluntary bankruptcy filing under Chapter 11.

The Company’s cumulative losses, substantial indebtedness and likely future inability to comply with certain covenants in the agreements governing its indebtedness, including among others, covenants related to

C&D TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands, except per share data)

continued listing on a national automated stock exchange and future EBITDA requirements, in addition to its current liquidity situation, raise substantial doubt as to the Company’s ability to continue as a going concern for a period longer than twelve months from January 31, 2010. The Company’s ability to continue as a going concern depends on, among other factors, a return to profitable operations, a successful restructuring of the 2005 Notes and the 2006 Notes, and possible amendment of future EBITDA requirements under the Company’s Credit Facility. Until the possible completion of the financial and strategic alternatives process, the Company’s future remains uncertain, and there can be no assurance that its efforts in this regard will be successful.

The Company’s consolidated financial statements have been prepared assuming that it will continue as a going concern, which implies that it will continue to meet its obligations and continue operations for at least the next 12 months. Realization values may be substantially different from carrying values as shown, and the consolidated financial statements do not include any adjustments relating to the recoverability or classification of recorded asset amounts or the amount and classification of liabilities that might be necessary as a result of this uncertainty.

In connection with our independent registered public accounting firm’s inclusion of an explanatory paragraph in its report on the consolidated financial statements of the Company for the fiscal year ended January 31, 2010 discussing the existence of substantial doubt of our ability to continue as a going concern, and given that such an explanatory paragraph, unless waived, would constitute a covenant default under our existing credit facility, as of October 19, 2010 we have received a waiver from our lender under our credit facility.

The Company’s liquidity is primarily determined by its availability under the Credit Facility, its unrestricted cash balances and cash flows from operations. If cash requirements exceed the cash provided by operating activities, then the Company would look to its unrestricted cash balances and the availability under its Credit Facility to satisfy those needs. Important factors and assumptions made by the Company when considering future liquidity include, but are not limited to, the volatility of lead prices, future demand from customers, continued sufficient availability of credit from trade vendors and the ability to re-finance or obtain debt in the future. To the extent unforeseen events occur or operating results are below forecast, the Company believes it can take certain actions to conserve cash, such as delay major capital investments, other discretionary spending reductions or pursue financing from other sources to preserve liquidity, if necessary. Despite these potential actions, if the Company is not able to satisfy its cash requirements in the near term from cash provided by operating activities, or through access to its Credit Facility, it may not have the minimum levels of cash necessary to operate the business on an ongoing basis.

The Company’s liquidity derived from the Credit Facility, as amended on April 9, 2010, is based on availability determined by a borrowing base. The Company may not be able to maintain adequate levels of eligible assets to support its required liquidity in the future. In addition, the Credit Facility requires the Company to meet a minimum fixed charge coverage ratio if the availability falls below $10,000, adjusted to $15,000 for the first year under the agreement as amended. The fixed charge coverage ratio for the last 12 consecutive fiscal month period shall be not less than 1.10:1.00. During the past year the Company would not have achieved the minimum fixed charge coverage ratio. The Company’s ability to meet these financial provisions may be affected by events beyond its control. There are also minimum EBITDA requirements, subject to an event of default, beginning with the Company’s quarter ending April 30, 2011. The Company does not currently anticipate satisfying this minimum EBITDA requirement at April 30, 2011. The rising prices of lead and other commodities and other circumstances have resulted in the Company obtaining amendments to the financial covenants in the past. Such amendments may not be available in the future, if required.

Current credit and capital market conditions combined with a history of operating losses and negative cash flows are likely to impact and/or restrict the Company’s ability to access capital markets in the near term, and

C&D TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands, except per share data)

any such access would likely be at an increased cost and under more restrictive terms and conditions. Further, such constraints may also affect agreements and payment terms with trade vendors. If unforeseen events occur or certain larger vendors require the Company to pay for purchases in advance or upon delivery, or on reduced trade terms, the Company may not be able to continue operating as a going concern.

The Company’s Credit Facility bank is currently meeting all of its lending obligations. The current Credit Facility, as amended on April 9, 2010. does not expire until June 6, 2013. As of January 31, 2010, $18,605 was funded (including $20,000 from the term loan tranche), and $5,707 was utilized for letters of credit. As provided under the Credit Facility, as amended on April 9, 2010, excess borrowing capacity is for future working capital needs and general corporate purposes.

As discussed above, the Company’s 2005 Notes and 2006 Notes have initial maturities (put provisions) in November 2012 and November 2011, respectively. Only upon the occurrence of a fundamental change as defined in the indenture agreements, holders of the notes may require the Company to repurchase some or all of the notes prior to these dates.

Any breach of the covenants in the Credit Facility or the indentures governing the 2005 Notes and 2006 Notes could cause a default under the Credit Facility and other debt (including the 2005 and 2006 Notes), which would restrict the Company’s ability to borrow under the Credit Facility, thereby significantly impacting its liquidity. If the Company incurs an event of default under any of these debt instruments that was not cured or waived, the holders of the defaulted debt could cause all amounts outstanding with respect to these debt instruments to be due and payable immediately. Assets and cash flows may not be sufficient to fully repay borrowings under these debt instruments if accelerated upon an event of default or, in the case of the 2005 Notes and 2006 Notes, following a fundamental change (as defined in the indentures governing the 2005 Notes and the 2006 Notes). Additionally, the 2005 Notes and 2006 Notes have initial maturities (put provisions) in November 2012 and November 2011, respectively. If, as or when required, the Company is unable to repay, refinance or restructure its indebtedness under, or amend the covenants contained in, it may result in an event of default under the Credit Facility and the lenders thereunder could institute foreclosure proceedings against the assets securing borrowings under the facility, which would have an material adverse impact on the Company.

3. GOODWILL AND IDENTIFIABLE INTANGIBLE ASSETS

Goodwill:

Total
Goodwill, January 31, 2008	$59,870
Effect of exchange rate changes on goodwill	91

Goodwill, January 31, 2009	59,961
Effect of exchange rate changes on goodwill	3

Goodwill, January 31, 2010	$59,964

There are no historical impairments related to continuing operations goodwill.

C&D TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands, except per share data)

Identifiable Intangible Assets:

Identifiable intangible assets as of January 31, 2010, consisted of the following:

January 31, 2010	Gross Assets	Accumulated Amortization	Net
Trade names	$17,840	$(9,738)	$8,102
Intellectual property	4,111	(4,109)	2
Licensing agreements	4,326	(2,883)	1,443
Land use rights	3,501	(198)	3,303

Total intangible assets	$29,778	$(16,928)	$12,850

Identifiable intangible assets as of January 31, 2009, consisted of the following:

January 31, 2009	Gross Assets	Accumulated Amortization	Net
Trade names	$17,840	$(8,846)	$8,994
Intellectual property	4,105	(4,092)	13
Licensing agreements	4,326	(2,489)	1,837
Land use rights	3,497	(128)	3,369

Total intangible assets	$29,768	$(15,555)	$14,213

Based on intangibles recorded at January 31, 2010, the annual amortization expense is expected to be as follows (assuming current exchange rates):

Years Ended January 31,	2011	2012	2013	2014	2015
Trade names	$892	$892	$892	$892	$892
Intellectual property	2	—	—	—	—
Licensing agreements	394	394	394	261	—
Land use rights	70	70	70	70	70

Total intangible assets	$1,358	$1,356	$1,356	$1,223	$962

Amortization of identifiable intangible assets was $1,367, $1,392 and $1,430 and for the years ended January 31, 2010, 2009 and 2008, respectively.

4. INVENTORIES

Inventories consisted of the following:

	2010	2009
Raw materials	$22,035	$17,545
Work-in-process	19,811	17,721
Finished goods	34,195	25,862

Total	$76,041	$61,128

C&D TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands, except per share data)

5. PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment, net, consisted of the following:

Years Ended January 31,	2010	2009
Land	$3,346	$3,346
Buildings and improvements	58,452	58,557
Furniture, fixtures and equipment	179,049	165,510
Construction in progress	5,981	10,278

	246,828	237,691
Less accumulated depreciation	156,827	152,636

Total	$90,001	$85,055

For the years ended January 31, 2010, 2009 and 2008, depreciation charged to operations, including property under capital leases, amounted to $9,343, $9,673 and $9,482; and capitalized interest amounted to $279, $303 and $132, respectively.

See Note 15, Goodwill and Asset Impairments, for a discussion of the impairments to fixed assets recognized during the fiscal year ended January 31, 2009.

6. DEBT

Debt consisted of the following:

Years Ended January 31,	2010	2009
Line of Credit Facility, maximum commitment of $75,000 at January 31, 2010 and 2009; availability is determined by a borrowing base calculation (Refer to Subsequent Event—Line of Credit Facility below)	$18,605	$—
Convertible Senior Notes 2005; due 2025, bears interest at 5.25% net of unamortized discounts of $12,591 and $16,121, respectively	62,409	58,879
Convertible Senior Notes 2006; due 2026, bears interest at 5.5%.	52,000	52,000
China line of credit; Maximum commitment of 60 million and 40 million RMB (approximately $8,790 and $5,852 and with an effective interest rate of 5.73% and 6.37% as of January 31, 2010 and 2009, respectively)	8,644	5,852
Capital leases	225	125

Total debt	141,883	116,856
Less unamortized debt costs	2,015	3,338

Net debt	139,868	113,518
Less current portion	8,777	5,881

Total long-term portion	$131,091	$107,637

Line of Credit Facility

At January 31, 2010, the Company has a $75,000 principal amount Line of Credit Facility (“Credit Facility”). The Credit Facility consists of a five-year senior revolving line of credit which does not expire until December 7, 2010 (Refer to Subsequent Event—Line of Credit Facility below). The availability under the Credit

C&D TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands, except per share data)

Facility is determined by a borrowing base, is collateralized by a first lien on certain assets and bears interest at LIBOR plus 2.0% or Prime plus 0.5%. As of January 31, 2010, $18,605 was funded on the Credit Facility, and $5,707 was utilized for letters of credit. As provided under the Credit Facility, excess borrowing capacity will be available for future working capital needs and general corporate purposes.

As of January 31, 2010 and January 31, 2009, the Company was in compliance with its financial covenants. The Credit Facility includes a minimum fixed charge coverage ratio that is measured only when the excess availability as defined in the agreement is less than $10,000 as discussed in the following paragraph. The agreement restricts payments including dividends and Treasury Stock purchases to no more than $250 for Treasury Stock in any one calendar year and $1,750 for dividends for any one calendar year subject to adjustments of up to $400 per year in the case of the conversion of debt to stock per the terms of the 5.25% convertible offering. These restricted payments can only occur with prior notice to the lenders and provided that there is a minimum of $30,000 in excess availability for a period of thirty days prior to the dividend. In connection with refinancing of the Company’s credit facilities, the Company incurred $2,755 in issuance costs which consisted primarily of investment banker fees, legal and other professional fees. These costs are being amortized to interest expense over the term of each facility. The unamortized balance of $489 and $1,075 of these costs at January 31, 2010 and January 31, 2009, respectively, is included in the accompanying balance sheet.

On August 29, 2008 the Company executed a seventh amendment to the Company’s credit facility which, amongst other changes, enhanced the Company’s borrowing capacity and resultant credit availability as of that date by approximately $7,000 through changes and modifications of borrowing base provisions. In addition the amendment provides the Company the ability to incur indebtedness under leasing arrangements of up to $15,000, an increase in permitted borrowings in China from 40,000 RMB (approximately $5,860 US Dollars) to 160,000 RMB (approximately $23,400 US Dollars) and an increase in permitted asset sales baskets. The Company incurred fees of $225 in connection with this amendment that were expensed in fiscal year 2009.

The Credit Facility includes a material adverse change clause which defines an event of default as a material adverse change in the business, assets or prospects. Company lenders could claim a breach under the material adverse change covenant or the cross-default provisions under the Credit Facility under certain circumstances, including, for example, if holders of the 2005 Notes and 2006 Notes were to obtain the right to put their notes to us in the event that the common stock was no longer listed on any national securities exchange. An interpretation of events as a material adverse change or any breach of the covenants in the Credit Facility or the indentures governing the 2005 Notes and 2006 Notes could cause a default under the Credit Facility and other debt (including the 2005 and 2006 Notes), which would restrict the Company’s ability to borrow under the Credit Facility, thereby significantly impacting liquidity.

Subsequent Event—Line of Credit Facility

On April 9, 2010 the Company entered into an amendment to the Credit Facility that permits the Company to borrow at any time through June 6, 2013 up to $55,000 at the current rate of LIBOR plus 3% per annum. The Company must pay a commitment fee of $413. Borrowings under this agreement mature on June 6, 2013. The terms of this financing arrangement include all of the conditions of the original credit facility discussed above.

On April 20, 2010, the Company completed the Amendment to the Credit Agreement. The Amendment increased the total size of the credit facility to $75,000 by the addition of a $20,000 term loan tranche. All obligations under the term loan tranche are secured by a first priority lien on all of the Company’s personal property, as well as that of the Guarantors, along with certain of its real estate. Repayment of the indebtedness under the term loan tranche is subordinate to the repayment of indebtedness owed under the revolving credit line

C&D TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands, except per share data)

tranche of the credit facility. The term loan tranche is payable on the earlier to occur of June 6, 2013 and the termination of the credit facility. The term loan tranche initially bears interest at the rate of 11.25 percent plus the greater of (i) LIBOR and (ii) 3 percent. The term loan tranche of the credit facility is subject to the same customary affirmative and negative covenants, as well as financial covenants, as stated in the Credit Agreement. In addition, for the one-year period following the Amendment, the Company has a requirement to maintain minimum excess availability under the Credit Agreement of $15,000. The Company expects to maintain excess availability above this $15,000 minimum. There are also minimum EBITDA requirements, subject to an event of default, beginning with the Company’s quarter ended April 30, 2011. The Credit Agreement, as amended by the Amendment, still requires the Company to maintain a minimum fixed charge coverage ratio of 1.1:1.0 on a consolidated basis which becomes applicable only if the availability under the revolving credit line tranche falls below $10,000. Fees of approximately $1,300 were incurred in connection with this April 20, 2010 amendment. Proceeds from the term loan tranche will be utilized to pay down the revolving credit line facility tranche and for general corporate purposes.

Convertible Senior Notes 2005

On November 21, 2005, the Company completed the private placement of $75,000 aggregate principal amount of 5.25% Convertible Senior Notes Due 2025 (“2005 Notes”) which raised proceeds of approximately $72,300, net of $2,700 in issuance costs. These costs are being amortized to interest expense over seven years based on the date that holders can exercise their first put option. The unamortized balance of $495 and $672 of these costs at January 31, 2010 and January 31, 2009, respectively, is included in the accompanying balance sheet.

The 2005 Notes are unsubordinated unsecured obligations and rank equally with the Company’s existing and future unsubordinated and unsecured obligations and are junior to any of the Company’s future secured obligations to the extent of the value of the collateral securing such obligations. The 2005 Notes are not guaranteed by, and are structurally subordinate in right of payment to, all obligations of the Company’s subsidiaries, except that those subsidiaries that may in the future guarantee certain of the Company’s other obligations will also be required to guarantee the 2005 Notes.

The 2005 Notes mature on November 1, 2025 and require semi-annual interest payments at 5.25% per annum on the principal amount outstanding. Prior to maturity the holders may convert their 2005 Notes into shares of the Company’s common stock under certain circumstances. The initial conversion rate is 118.0638 shares per $1,000 principal amount of 2005 Notes, which is equivalent to an initial conversion price of approximately $8.47 per share. At any time between November 1, 2010 and November 1, 2012, the Company may at its option redeem the 2005 Notes, in whole or in part, for cash, at a redemption price equal to 100% of the principal amount of 2005 Notes to be redeemed, plus any accrued and unpaid interest, including additional interest, if any, if in the previous 30 consecutive trading days ending on the trading day before the date of mailing of the redemption notice the closing sale price of the Common Stock exceeds 130% of the then effective conversion price of the 2005 Notes for at least 20 trading days. In addition, at any time after November 1, 2012, the Company may redeem the 2005 Notes, in whole or in part, for cash, at a redemption price equal to 100% of the principal amount of the 2005 Notes to be redeemed plus any accrued and unpaid interest, including additional interest, if any.

A holder of 2005 Notes may require the Company to repurchase some or all of the holder’s 2005 Notes for cash (1) upon the occurrence of a fundamental change as defined in the indenture and (2) also on each of November 1, 2012, 2015 and 2020 at a price equal to 100% of the principal amount of the 2005 Notes being repurchased, plus accrued interest, if any, in each case. If applicable, the Company will pay a make-whole premium on 2005 Notes converted in connection with any fundamental change that occurs prior to November 1, 2012. The amount of the make-whole premium, if any, will be based on the Company’s stock price and the

C&D TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands, except per share data)

effective date of the fundamental change. The indenture contains a detailed description of how the make-whole premium will be determined and a table showing the make-whole premium that would apply at various stock prices and fundamental change effective dates based on assumed interest and conversion rates. No make-whole premium will be paid if the price of the Common Stock on the effective date of the fundamental change is less than $7.00. Any make-whole premium will be payable in shares of Common Stock (or the consideration into which the Company’s Common Stock has been exchanged in the fundamental change) on the conversion date for the 2005 Notes converted in connection with the fundamental change.

On February 1, 2009, the Company began accounting for the 2005 Notes in accordance with the new effective accounting guidance discussed in Note 1. This guidance requires an issuer to separately account for the liability and equity components in a manner that reflects the issuer’s nonconvertible borrowing rate resulting in higher non-cash interest expense over the expected life of the instrument. The Company determined that the effective rate of the liability component was 12.5%. The guidance requires retrospective application for all periods presented.

Convertible Senior Notes 2006

On November 22, 2006, the Company completed the private placement of $54,500 aggregate principal amount of 5.50% Convertible Senior Notes Due 2026 (“2006 Notes”) which raised proceeds of approximately $51,700, net of $2,800 in issuance costs.

These costs are being amortized to interest expense over five years based on the date that holders can exercise their first put option. The unamortized balance of $1,030 and $1,591 of these costs at January 31, 2010 and January 31, 2009, respectively is included in the accompanying balance sheet.

The 2006 Notes are unsubordinated unsecured obligations and rank equally with the Company’s existing and future unsubordinated and unsecured obligations and are junior to any of the Company’s future secured obligations to the extent of the value of the collateral securing such obligations. The 2006 Notes are not guaranteed by, and are structurally subordinate in right of payment to, all obligations of the Company’s subsidiaries, except that those subsidiaries that may in the future guarantee certain of the Company’s other obligations will also be required to guarantee the 2006 Notes.

The 2006 Notes mature on November 15, 2026 and require semi-annual payments at 5.50% per annum on the principal outstanding. Prior to maturity the holders may convert their 2006 Notes into shares of the Company’s common stock under certain circumstances. The initial conversion rate is 206.7183 shares per $1,000 principal amount of 2006 Notes, which is equivalent to an initial conversion price of approximately $4.84 per share. At any time on and after November 15, 2011, the Company may at its option redeem the 2006 Notes, in whole or in part, for cash, at a redemption price equal to 100% of the principal amount of 2006 Notes to be redeemed, plus any accrued and unpaid interest, including additional interest.

A holder of 2006 Notes may require the Company to repurchase some or all of the holder’s 2006 Notes for cash (1) upon the occurrence of a fundamental change as defined in the indenture and (2) also on each of November 15, 2011, 2016 and 2021 at a price equal to 100% of the principal amount of the 2006 Notes being repurchased, plus accrued interest, if any, in each case. If applicable, the Company will pay a make-whole premium on 2006 Notes converted in connection with any fundamental change that occurs prior to November 15, 2011. The amount of the make-whole premium, if any, will be based on the Company’s stock price and the effective date of the fundamental change. The indenture contains a detailed description of how the make-whole premium will be determined and a table showing the make-whole premium that would apply at various stock prices and fundamental change effective dates based on assumed interest and conversion rates. No make-whole

C&D TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands, except per share data)

premium will be paid if the price of the Common Stock on the effective date of the fundamental change is less than $4.30. Any make-whole premium will be payable in shares of Common Stock (or the consideration into which the Company’s Common Stock has been exchanged in the fundamental change) on the conversion date for the 2006 Notes converted in connection with the fundamental change.

The accounting guidance regarding ASC 470-20 does not apply to the 2006 Notes since this note does not provide the Company with the option of settlement upon conversion in cash for all or part of the notes. As a result, the 2006 Note is carried at face value and interest is recorded based on the stated rate of 5.50%.

China line of credit

On January 18, 2007, as amended in May 2009, the Company entered into a 12 month renewable non-revolving line of credit facility in China. Under the terms of the China line of credit, the Company may borrow up to 60 million RMB (approximately $8,790 US Dollars at January 31, 2010) with an interest rate of 5.73% and 40 million RMB (approximately $5,852 US Dollars at January 31, 2010) with an interest rate of 6.37% as of January 31, 2010 and January 31, 2009, respectively. This credit line was established to provide the plant in China the flexibility needed to finalize the construction of its new manufacturing facility, which was completed in March 2007 and to fund working capital requirements. As of January 31, 2010 and January 31, 2009, $8,644 and $5,852, respectively, was funded under this facility. This credit facility matures in May 2010.

The maximum aggregate amount of loans outstanding under the Credit Facility, 2005 Notes, 2006 Notes, China line of credit, at any point during the year ended January 31, 2010 and 2009 were $157,587 and $146,610, respectively. For the years ended January 31, 2010 and 2009, the outstanding loans under these credit agreements computed on a monthly basis averaged $143,828 and $137,637 at a weighted-average interest rate of 5.23%, and 5.35%, respectively.

As of January 31, 2010, the required minimum annual principal reduction of long-term debt is as follows:

Year Ended January 31,	Amount
2011	$8,777
2012	51
2013*	18,646
2014	—
2015	—
Thereafter	127,000

Total	$154,474

*	The Credit Facility is assumed to be paid in fiscal year 2013, in accordance with the maturity date in the April 2010 amendment discussed above.

7. STOCK OPTION PLANS

The Company has two stock option plans under which it can currently grant options: the U.K. Stock Option Plan reserved 500,000 shares of Common Stock and the 2007 Stock Incentive Plan reserved 1,500,000 shares for option grants. Stock can be granted to officers, directors, employees and consultants of the Company, or an affiliate. In addition, outstanding options remained from the 1996 Stock Option Plan which expired on July 25, 2006 and the 1998 Stock Option Plan which expired on June 30, 2008. The 2007 Stock Incentive Plan was approved by the stockholders on June 1, 2006. Incentive stock options are to be granted at no less than 100% of the fair market value on the date of grant, with a term of no more than ten years after the date of grant.

C&D TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands, except per share data)

Nonqualified stock options are to be granted at such price as the Compensation Committee of the Board of Directors deems appropriate, with a term of no more than ten years after the date of grant. The options are exercisable upon vesting as determined by the Compensation Committee at the time the options are granted.

Under the provisions of accounting guidance related to stock options, the Company recorded $687, $668 and $389 of stock based compensation expense related to stock option awards in its consolidated statement of operations for the years ended January 31, 2010, 2009 and 2008, respectively. The Company granted 351,076, 396,029 and 340,334 stock option awards of which 0, 0 and 37,334 vested immediately during fiscal years 2010, 2009 and 2008, respectively. Compensation cost included $108 for the awards that vested immediately in the year ended January 31, 2008. Based on awards outstanding as of January 31, 2010, the estimated remaining compensation expense is approximately $552, which is expected to be recognized through fiscal year 2013, based on the weighted average vesting period.

The estimated fair value of the options granted was calculated using the Black Scholes Merton option pricing model (“Black Scholes”). The Black Scholes model incorporates assumptions to value stock-based awards. The risk-free rate of interest for periods within the estimated life of the option is based on U.S. Government Securities Treasury Constant Maturities over the contractual term of the equity instrument. Expected volatility is based on the historical volatility of the Company’s stock. The Company uses the shortcut method to determine the expected life assumption and the assumption that no dividends will be paid.

Based on historical experience, the Company has assumed an annualized forfeiture rate of 7.5% for share-based compensation awards. Under the true-up provisions of the accounting guidance, the Company will record additional expense if the actual forfeiture rate is lower than estimated, and will record a recovery of prior expense if the actual forfeiture is higher than estimated.

The following tables summarize activity under all stock option plans for the respective periods:

Years Ended January 31,	2010	2009	2008
Weighted-average fair value of options granted during the year	$0.88	$3.10	$2.58
Intrinsic value of options exercised	$—	$39	$—
Cash received from option exercises	$—	$247	$—

	Beginning Balance Outstanding	Granted During Year	Exercised During Year	Cancelled During Year	Ending Balance Outstanding	Exercisable
BALANCE AT JANUARY 31, 2008
Number of shares	2,524,293	340,334	—	1,101,313	1,763,314	1,418,147
Weighted-average option price per share	$15.53	$5.13	N/A	$15.15	$13.76	$15.83

BALANCE AT JANUARY 31, 2009
Number of shares	1,763,314	396,029	32,750	303,950	1,822,643	1,170,062
Weighted-average option price per share	$13.76	$6.26	$7.54	$14.49	$11.94	$15.38

BALANCE AT JANUARY 31, 2010
Number of shares	1,822,643	351,076	—	181,255	1,992,464	1,074,388
Weighted-average option price per share	$11.94	$0.88	$—	$17.12	$9.62	$14.47

C&D TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands, except per share data)

The following table summarizes information about the stock options outstanding at January 31, 2010:

Range of Exercise Prices	OPTIONS OUTSTANDING			OPTIONS EXERCISABLE
	Number Outstanding	Weighted- Average Remaining Contractual Life	Weighted- Average Exercise Price	Number Exercisable	Weighted- Average Contractual Life	Weighted- Average Exercise Price
$ 1.30 – $ 1.53	301,076	7.1 Years	$1.30	0	7.1 Years	N/A
$ 2.10 – $ 2.10	55,000	7.3 Years	$2.10	0	7.3 Years	N/A
$ 4.25 – $ 6.30	634,000	5.8 Years	$5.55	87,000	6.8 Years	$6.05
$ 6.81 – $ 9.12	469,618	5.9 Years	$7.66	454,618	5.9 Years	$7.65
$ 9.80 – $ 14.28	111,556	4.9 Years	$11.00	111,556	4.9 Years	$11.00
$14.94 – $ 22.31	299,944	2.7 Years	$19.17	299,944	2.7 Years	$19.17
$26.76 – $ 35.00	90,470	1.2 Years	$31.64	90,470	1.2 Years	$31.64
$49.44 – $ 55.94	30,800	0.4 Years	$55.11	30,800	0.4 Years	$55.11

Total	1,992,464	5.3 Years	$9.62	1,074,388	4.4 Years	$14.47

There were 837,531 and 1,572,231 shares available for future grants of options under the Company’s stock option plans as of January 31, 2010 and 2009, respectively.

A summary of the status of the Company’s non-vested stock options as of January 31, 2010, and changes during the year ended January 31, 2010, is summarized below:

	Number of Shares Underlying Options	Weighted Average Option Grant Date Fair Value
Non-vested at January 31, 2009	651,746	$2.89
Granted	351,076	$0.88
Vested	(80,746)	$3.75
Forfeited	(4,000)	$2.57

Non-vested at January 31, 2010	918,076	$2.05

The fair value of stock options granted during fiscal year 2010, 2009 and 2008 was estimated on the grant date using the Black-Scholes option pricing model with the following average assumptions.

Years Ended January 31,	2010	2009	2008
Risk-free interest rate	2.02% – 2.19%	1.81% – 3.32%	4.25% – 4.88%
Dividend yield	0.00%	0.00%	0.00%
Volatility factor	70.09% – 74.88%	50.91% – 62.57%	48.64% – 49.45%
Expected lives	5.25 – 5.5 Years	4.5 – 5.5 Years	5 years

Stock Awards:

In fiscal year 2010, the Company granted 209,757 restricted stock awards and 167,758 performance shares to selected executives and other key employees under the Company’s 2007 Stock Incentive Plan. In fiscal 2010 the Company granted a total of 158,930 restricted stock awards to the directors with a vesting period of one year. On May 1, 2008, the Company granted 90,750 restricted stock awards and 90,750 performance shares to selected executives and other key employees under the Company’s 2007 Stock Incentive Plan. On July 1, 2008 the Company granted 12,258 restricted stock awards to the directors with a vesting period of one year. On March 12, 2007, the Company granted 84,600 restricted stock awards and 84,600 performance shares to selected executives

C&D TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands, except per share data)

and other key employees under the Company’s 2007 Stock Incentive Plan. In accordance with applicable accounting guidance, the Company expenses employee stock awards based on the market value of the award on the issuance date using a straight-line basis over the requisite service period for each separately vesting portion of the award for awards based on time and, for performance based awards, on the probability that the performance goals will be attained. The restricted stock awards vest ratably over four years. Compensation expense of $598, $418 and $184 was reported for the years ended January 31, 2010, 2009 and 2008, respectively. The performance shares vest at the end of the performance period upon the achievement of pre-established financial objectives. No compensation expense was recorded for the years ended January 31, 2010, 2009 and 2008 for performance related awards issued and are not included in the table below. As of January 31, 2010 there were 189,589 performance shares issuable if performance targets are met with a maximum potential expense of $611.

A summary of the status of the Company’s non-vested restricted stock awards as of January 31, 2010, and changes during the year ended January 31, 2010, is summarized below:

	Shares	Weighted Average Grant Date Fair Value
Non-vested at January 31, 2009	161,214	$5.74
Granted	368,687	$1.86
Vested	(61,712)	$5.93
Forfeited	(5,527)	$6.29

Non-vested at January 31, 2010	462,662	$2.61

Rights Plan:

In February 2000, the Company’s Board of Directors declared a dividend of one common stock purchase right (“Right”) for each share of Common Stock outstanding on March 3, 2000, to the stockholders of record on that date. The description and terms of the Rights are set forth in a Rights Agreement between the Company and Mellon Investor Services LLC, as rights agent. In fiscal year 2005, an amendment was signed among the Company, Mellon Investor Services LLC and the Bank of New York whereby Mellon Investor Services LLC resigned as rights agent. The Company appointed the Bank of New York as successor rights agent. Upon the occurrence of certain events, each Right will entitle the registered holder to purchase from the Company one one-hundredth of a share of Common Stock at a purchase price of $150 per one one-hundredth of a share, subject to adjustment, as stated in the Rights Agreement. Upon the occurrence of certain events involving a hostile takeover of the Company, unless the Company’s Board of Directors acts otherwise, each holder of a Right, other than Rights beneficially owned by the acquiring company, will thereafter have the right to receive upon exercise: (i) that number of shares of the Company’s common stock having a market value equal to two times the purchase price of the Right or (ii) that number of shares of common stock of the acquiring company that at the time of the transaction has a market value of two times the exercise price of the Right.

8. INCOME TAXES

The components of loss from continuing operations before income taxes and noncontrolling interest were as follows:

Years Ended January 31,	2010	2009	2008
Domestic	$(23,401)	$(14,770)	$(9,205)
Foreign	(156)	(687)	8,435

Income (Loss) before income taxes and noncontrolling interest	$(23,557)	$(15,457)	$(770)

C&D TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands, except per share data)

The provision (benefit) for income taxes as shown in the accompanying consolidated statements of operations consisted of the following:

Years Ended January 31,	2010	2009	2008
Current:
Federal	$—	$—	$(228)
State	88	(89)	(213)
Foreign	725	670	(24)

	813	581	(465)

Deferred:
Federal	1,395	1,396	1,395
State	(12)	100	(16)
Foreign	27	(84)	149

	1,410	1,412	1,528

Total	$2,223	$1,993	$1,063

Effective income tax rate	(9.4)%	(12.9)%	(138.1)%

The components of the deferred tax asset and liability as of January 31, 2010 and 2009 were as follows:

Years ended January 31,	2010	2009
ASSETS
Vacation and compensation accruals	$4,026	$4,093
Bad debt, inventory and return allowances	280	—
Warranty reserves	2,348	3,018
Postretirement benefits	793	737
Net operating losses and Capital Losses	85,123	75,903
Environmental reserves	434	676
Other accruals	283	227
Pension obligation	10,754	10,624
Tax Credits	1,171	1,171
Derivatives	186	1,059

Total deferred tax assets	105,398	97,508

LIABILITIES
Bad debt, inventory and return allowances	—	(813)
Amortization of Debt Discount	(4,660)	(5,812)
Depreciation and amortization	(11,431)	(10,339)
Unrepatriated earnings	(8,362)	(7,808)

Total deferred tax liability	(24,453)	(24,772)

Valuation allowance	(94,148)	(84,539)

Net deferred tax (liability) asset	$(13,203)	$(11,803)

In fiscal year 2007, the Company established a valuation allowance against certain deferred tax assets related to the company’s joint venture in China based on negative evidence regarding the realizability of these

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands, except per share data)

assets. The valuation allowance was increased by $777 as a result of current year activity. During fiscal year 2008, the Company recognized a gain on the involuntary conversion of their facility in China for financial statement purposes. For local Chinese tax purposes, this gain was exempt from income tax.

As of January 31, 2010 the Company had federal net operating loss carryforwards of approximately $132,529, state net operating loss carryforwards of $120,411 and foreign net operating loss carryforwards of $13,298. These losses and credits begin to expire in varying amounts from January 31, 2011 to January 31, 2030, while a portion of the net operating losses generated in foreign jurisdictions do not have an expiration date. In addition, as of January 31, 2010 the Company has U.S alternative minimum tax credits carryfowards and foreign tax credits carryforwards in the amount of $307, and $864 respectively. As a result of the sale of the Power Electronics division in fiscal year 2008, the company generated federal and state capital loss carryforwards of $124,845, a majority of which will expire, if unused, by fiscal year ended January 31, 2013.

Reconciliations of the provision (benefit) for income taxes at the U.S. statutory rate to the (benefit) provisions for income taxes at the effective tax rates for the years ended January 31, 2010, 2009 and 2008, respectively, are as follows:

Years Ended January 31,	2010	2009	2008
U.S. statutory income tax	$(8,009)	$(5,255)	$(262)
Effect of:
State tax, net of federal income tax benefit	(171)	(136)	(777)
Tax effect of foreign operations	345	13	(399)
Provision to return	(424)	3,097	(129)
Change in valuation allowance	10,337	4,199	2,781
Other	145	75	(151)

Total provision for income taxes at the effective rate	$2,223	$1,993	$1,063

Effective February 1, 2007, the Company implemented accounting guidance related to accounting for uncertainty in income taxes. This guidance prescribes, among other things, a recognition threshold and measurement attributes for the financial statement recognition and measurement of uncertain tax positions taken or expected to be taken in a company’s income tax return. The Company utilizes a two-step approach for evaluating uncertain tax positions. Step one, Recognition, requires a company to determine if the weight of available evidence indicates that a tax position is more likely than not to be sustained upon audit, including resolution of related appeals or litigation processes, if any. Step two, Measurement, is based on the largest amount of benefit, which is more likely than not to be realized on settlement with the taxing authority.

As a result, the Company decreased the liability for net unrecognized tax benefits by $1,619 and accounted for the reduction as a cumulative effect of a change in accounting principle that resulted in an increase to retained earnings of $1,619. The Company historically classified unrecognized tax benefits in current taxes payable, or as a direct offset to deferred taxes to the extent the uncertain tax position impacted a net operating loss. As a result of the adoption, unrecognized tax benefits of $454 were reclassified to long-term income taxes payable.

The total amount of unrecognized tax benefits as of January 31, 2010 was $573, which includes $7 of accrued interest related to unrecognized income tax benefits which the Company recognizes as a component of the provision for income taxes. Of the $573 of unrecognized tax benefits, $378 relates to tax positions which if recognized would impact the effective tax rate, not considering the impact of any valuation allowance. Of the

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands, except per share data)

$378, $360 is attributable to uncertain tax positions with respect to certain deferred tax assets which if recognized would currently be offset by a full valuation allowance due to the fact that at the current time it is more likely than not that these assets would not be recognized due to a lack of sufficient projected income in the future.

The following is a roll-forward of the changes in the unrecognized tax benefits:

	2010	2009	2008
Total unrecognized tax benefits as of beginning of the fiscal year	$714	$1,063	$932
Gross amount of (increases) decreases in unrecognized tax benefits as a result of tax positions taken during the prior period	(119)	(122)	317
Gross amount of increases in unrecognized tax benefits as a result of tax positions taken during the current period	—	—	50
Reduction to unrecognized tax benefits related to settlements with the taxing authorities	(29)	(93)	—
Reduction to unrecognized tax benefits as a result of a lapse of applicable statute of limitations	—	(134)	(236)

Total unrecognized tax benefits as of the end of the fiscal year	$566	$714	$1,063

Total unrecognized tax benefits that would impact the effective tax rate if recognized	$378	$484	$760

Total amount of interest and penalties recognized in the accompanying consolidated statements of operations for the year ended January 31,	$7	$(68)	$(32)

Total amount of interest and penalties recognized in the accompanying consolidated balance sheets as of January 31,	$7	$20	$88

The company files U.S. federal, U.S. state and foreign tax returns. The Company and its subsidiaries are subject to U.S. federal income tax as well as income tax of multiple foreign and state jurisdictions. During the fiscal year ended January 31, 2008, the IRS concluded their examination with respect to the January 31, 2005 tax year and concluded a survey of the January 31, 2006 tax year noting no changes. With few exceptions the company is no longer subject to state or foreign examinations for years prior to fiscal year 2002.

The Company does not anticipate any significant increases or decreases to the tax reserves within the next twelve months.

The Company’s policy to include interest and penalties related to unrecognized tax benefits within the provision for taxes on the consolidated financial statements of income did not change as a result of implementing the new accounting standards.

The Company has significant federal and state net operating losses carryforwards available, which begin to expire in varying amounts from January 31, 2011 to January 31, 2030. The Company believes that the future use or the amount if any of its loss carryforwards could be restricted as a result of changes in ownership as defined by rules and limitations, set out in Section 382 of the Internal Revenue code. This would have no impact on the net deferred tax assets recorded by the Company as a full valuation allowance has been established against these net operating losses.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands, except per share data)

9. COMMITMENTS AND CONTINGENCIES

(A) Operating Leases:

The Company leases certain manufacturing and office facilities and certain equipment under operating lease agreements in accordance with accounting guidance for leases. Certain leases contain renewal options and some have purchase options and generally provide that the Company shall pay for insurance, taxes and maintenance. As of January 31, 2010, the Company had future minimum annual lease obligations, net of sublease income, under leases with noncancellable lease terms in excess of one year as follows:

Years Ended January 31,	Amount
2011	$1,837
2012	712
2013	418
2014	404
2015	212
Thereafter	1,438

Total	$5,021

Total rent expense, net of sublease income, for all operating leases for the years ended January 31, 2010, 2009 and 2008, was $2,734, $2,605 and $2,260, respectively.

(B) Contingent Liabilities:

Legal

None

Environmental

The Company is subject to extensive and evolving environmental laws and regulations regarding the clean-up and protection of the environment, worker health and safety and the protection of third parties. These laws and regulations include, but are not limited to (i) requirements relating to the handling, storage, use and disposal of lead and other hazardous materials in manufacturing processes and solid wastes; (ii) record keeping and periodic reporting to governmental entities regarding the use and disposal of hazardous materials; (iii) monitoring and permitting of air emissions and water discharge; and (iv) monitoring worker exposure to hazardous substances in the workplace and protecting workers from impermissible exposure to hazardous substances, including lead, used in the manufacturing process.

Notwithstanding the Company’s efforts to maintain compliance with applicable environmental requirements, if injury or damage to persons or the environment arises from hazardous substances used, generated or disposed of in the conduct of the Company’s business (or that of a predecessor to the extent the Company is not indemnified therefore), the Company may be held liable for certain damages, the costs of investigation and remediation, and fines and penalties, which could have a material adverse effect on the Company’s business, financial condition, or results of operations. However, under the terms of the purchase agreement with Allied Corporation (“Allied”) for the acquisition (the “Acquisition”) of the Company (the “Acquisition Agreement”), Allied was obligated to indemnify the Company for any liabilities of this type resulting from conditions existing at January 28, 1986, that were not disclosed by Allied to the Company in the schedules to the Acquisition Agreement. These obligations have since been assumed by Allied’s successor in interest, Honeywell (“Honeywell”).

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands, except per share data)

C&D is participating in the investigation of contamination at several lead smelting facilities (“Third Party Facilities”) to which C&D allegedly made scrap lead shipments for reclamation prior to the date of the acquisition.

Pursuant to a 1996 Site Participation Agreement, as later amended in 2000, the Company and several other potentially responsible parties (“PRP”s) agreed upon a cost sharing allocation for performance of remedial activities required by the United States EPA Administrative Order Consent Decree entered for the design and remediation phases at the former NL Industries, Inc. (“NL”) site in Pedricktown, New Jersey, Third Party Facility. In April 2002, one of the original PRPs, Exide Technologies (Exide), filed for relief under Chapter 11 of Title 11 of the United States Code. In August 2002, Exide notified the PRPs that it would no longer be taking an active role in any further action at the site and discontinued its financial participation, resulting in a pro rata increase in the cost participation of the other PRPs, including the Company, for which the Company’s allocated share rose from 5.25% to 7.79%.

In August 2002, the Company was notified of its involvement as a PRP at the NL Atlanta, Northside Drive Superfund site. NL and Norfolk Southern Railway Company have been conducting a removal action on the site, preliminary to remediation. The Company, along with other PRPs, continues to negotiate with NL at this site regarding the Company’s share of the allocated liability.

The Company has terminated operations at its Huguenot, New York, facility, and has completed facility decontamination and disposal of chemicals and hazardous wastes remaining at the facility following termination of operations in accordance with applicable regulatory requirements. The Company is also aware of the existence of soil and groundwater contamination at the Huguenot, New York, facility, which is expected to require expenditures for further investigation and remediation. The Company is currently investigating the presence of lead contamination in soils at and adjacent to the facility. Additionally, the site is listed by the New York State Department of Environmental Conservation (“NYSDEC”) on its registry of inactive hazardous waste disposal sites due to the presence of fluoride and other contaminants in and underlying a lagoon used by the former owner of this site, Avnet, Inc., for disposal of wastewater. Contamination is present at concentrations that exceed state groundwater standards. In 2002, the NYSDEC issued a Record of Decision (“ROD”) for the soil remediation portion of the site. A ROD for the ground water portion has not yet been issued by the NYSDEC. In 2005, the NYSDEC also requested that the parties engage in a Feasibility Study, which the parties have conducted in accordance with a NYSDEC approved work plan. In February 2000, the Company filed suit against Avnet, Inc., and in December 2006, the parties executed a settlement agreement which provides for a cost sharing arrangement with Avnet bearing a majority of the future costs associated with the investigation and remediation of the lagoon-related contamination.

C&D, together with Johnson Controls, Inc. (“JCI”), is conducting an assessment and remediation of contamination at and near its facility in Milwaukee, Wisconsin. The majority of the on-site soil remediation portion of this project was completed as of October 2001. Under the purchase agreement with JCI, C&D is responsible for (i) one-half of the cost of the on-site assessment and remediation, with a maximum liability of $1,750 (ii) any environmental liabilities at the facility that are not remediated as part of the ongoing cleanup project and (iii) environmental liabilities for any new claims made after the fifth anniversary of the closing, i.e. March 2004, that arise from migration from a pre-closing condition at the Milwaukee facility to locations other than the Milwaukee facility, but specifically excluding liabilities relating to pre-closing offsite disposal. JCI retained the environmental liability for the off-site assessment and remediation of lead. In March 2004, the Company entered into an agreement with JCI to continue to share responsibility as set forth in the original purchase agreement. The Company continues to share with JCI the allocation of costs for assessment and remediation of certain off-site chlorinated volatile organic compounds in groundwater.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands, except per share data)

In February 2005, the Company received a request from the EPA to conduct exploratory testing to determine if the historical municipal landfill located on the Company’s Attica, Indiana, property is the source of elevated levels of trichloroethylene detected in two city wells downgradient of the Company’s property. In 2009, EPA determined that the impact to the two city wells was from sources unrelated to the Company’s property. The EPA also advised that it believes the former landfill is subject to remediation under the RCRA corrective action program. The Company conducted testing in accordance with an investigation work plan and submitted the test results to the EPA. The EPA thereafter notified the Company that they also wanted the Company to embark upon a more comprehensive RCRA investigation to determine whether there have been any releases of other hazardous waste constituents from its Attica facility and, if so, to determine what corrective measure may be appropriate. In January 2007, the Company agreed to an Administrative Order on Consent with EPA to investigate, and remediate if necessary, site conditions at the facility. The Company has timely complied with all required investigative and remedial actions required by EPA.

The Company has conducted site investigations at its Conyers, Georgia facility, and has detected chlorinated solvents in groundwater and lead in soil both onsite and offsite. The Company has recently initiated further assessment of groundwater conditions, temporarily suspending remediation of the chlorinated solvents which had been initiated in accordance with a Corrective Action Plan approved by the Georgia Department of Natural Resources in January 2007. A modified Corrective Action Plan will be submitted upon completion of the assessment. Additionally, the Company is conducting remediation of lead impacted soils identified in the site investigations. In September 2005, an adjoining landowner filed suit against the Company alleging, among other things, that it was allowing lead contaminated stormwater runoff to leave its property and contaminate the adjoining property. In November 2008, the parties entered into a final settlement agreement, pursuant to which the Company agreed to assess and remediate any contamination on the adjoining property due the Company’s operations as required by Georgia Department of Natural Resources and with the concurrence of the adjoining landowner.

The Company accrues reserves for liabilities in its consolidated financial statements and periodically reevaluates the reserved amounts for these liabilities in view of the most current information available in accordance with accounting guidance for contingencies. As of January 31, 2010, accrued environmental reserves totaled $1,174 consisting of $544 in other current liabilities and $630 in other liabilities. Based on currently available information, the Company believes that appropriate reserves have been established with respect to the foregoing contingent liabilities and that they are not expected to have a material adverse effect on its business, financial condition or results of operations.

(C) Purchase Commitments:

Periodically the Company enters into purchase commitments pertaining to the purchase of certain raw materials with various suppliers. The Company has entered into various lead commitments contracts some expiring within a few months while others continue into December 2011. The estimated commitments are approximately $84,000 in the fiscal year ended January 31, 2011 and $51,000 during the fiscal year ended January 31, 2012. The Company has also committed to purchase new machinery at an estimated cost of $1,994 to be installed within the next year.

10. MAJOR CUSTOMER

One customer, Emerson Electric Company and Subsidiaries, accounted for 12.9%, 17.4% and 14.3% of the Company’s consolidated net sales for the years ended January 31, 2010, 2009 and 2008, respectively.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands, except per share data)

11. CONCENTRATION OF CREDIT RISK

Financial instruments that subject the Company to potential concentration of credit risk consist principally of trade receivables and temporary cash investments. The Company places its temporary cash investments with various financial institutions and, generally, limits the amount of credit exposure to any one financial institution. Concentrations of credit risk with respect to trade receivables are limited by a large customer base and its geographic dispersion. The Company performs ongoing credit evaluations of its customers’ financial condition and requires collateral, such as letters of credit, in certain circumstances.

12. FINANCIAL INSTRUMENTS

The estimated fair values of the Company’s financial instruments at January 31, 2010 and 2009 were as follows:

	2010		2009
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Cash and cash equivalents	$2,700	$2,700	$3,121	$3,121
Investments held for deferred compensation plan	$321	$321	$285	$285
Debt, excluding capital leases	141,658	107,282	116,731	88,340
Commodity hedges	(643)	(643)	(992)	(992)

The following methods and assumptions were used to estimate the fair value of each class of financial instruments:

Cash and cash equivalents—the carrying amount approximates fair value because of the short maturity of these instruments.

The fair value of accounts receivable, accounts payable and accrued liabilities consistently approximate the carrying value due to the short term maturity of these instruments and are excluded from the above table.

Investments held for deferred compensation plan—this asset is carried at quoted market values and, as a result, the fair value is equivalent to the carrying amount.

Long-term debt—the fair value of the Notes was determined using available market prices at the balance sheet date. The carrying value of the Company’s remaining long-term debt, including the current portion, approximates fair value based on the incremental borrowing rates currently available to the Company for loans with similar terms and maturity.

Commodity hedges—the fair value was determined using available market prices at the balance sheet date of commodity hedge contracts with similar characteristics and maturity dates.

13. DERIVATIVE INSTRUMENTS

The Company follows the applicable accounting guidance for accounting for derivative instruments and hedging activities. This guidance establishes accounting and reporting standards for derivative instruments. Specifically, it requires an entity to recognize all derivatives as either assets or liabilities in the statement of financial position and to measure those instruments at fair value. Additionally, the fair value adjustments will

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands, except per share data)

affect either equity as accumulated other comprehensive (loss) income (“AOCI”) or net (loss) income depending on whether the derivative instrument qualifies as a hedge for accounting purposes and, if so, the nature of the hedging activity.

To qualify for hedge accounting, the instruments must be effective in reducing the risk exposure that they are designed to hedge. For instruments that are associated with the hedge of an anticipated transaction, hedge effectiveness criteria also require that it be probable that the underlying transaction will occur. Instruments that meet established accounting criteria are formally designated as hedges at the inception of the contract. These criteria demonstrate that the derivative is expected to be highly effective at offsetting changes in fair value of the underlying exposure both at inception of the hedging relationship and on an ongoing basis. The assessment for effectiveness is documented at hedge inception and reviewed throughout the designated hedge period.

Changes in the fair value of a derivative that is designated as a cash flow hedge are recorded in accumulated other comprehensive loss. When operations are affected by the variability of the underlying cash flow, the applicable amount of the gain or loss from the derivative that is deferred in equity is released to operations. When the terms of an underlying transaction are modified, or when the underlying hedged item ceases to exist, all changes in the fair value of the instrument are included in operations each period until the instrument matures. Derivatives that are not designated as hedges, as well as the portion of a derivative excluded from the effectiveness assessment and changes in the value of the derivatives which do not offset the underlying hedged item throughout the designated hedge period, are recorded as a current period expense in operations.

The Company does not use derivatives for speculative purposes, nor is it a party to leveraged derivatives. The Company is exposed to credit risk related to its financial instruments in the event of non-performance by the counterparties. As such, the Company has a policy of only entering into contracts with major financial institutions. When viewed in conjunction with the underlying and offsetting exposure that the derivatives are designed to hedge, the Company has not sustained a material loss from these instruments nor does it anticipate any material adverse effect on its net income or financial position in the future from the use of derivatives.

Hedge accounting is discontinued when it is determined that a derivative instrument is not highly effective as a hedge. Hedge accounting is also discontinued when: (1) the derivative instrument expires, is sold, terminated or exercised; or is no longer designated as a hedge instrument because it is unlikely that a forecasted transaction will occur; (2) a hedged firm commitment no longer meets the definition of a firm commitment; or (3) management determines that designation of the derivative as a hedging instrument is no longer appropriate.

When hedge accounting is discontinued, the derivative instrument will be either terminated, continue to be carried on the balance sheet at fair value, or redesignated as the hedging instrument, if the relationship meets all applicable hedging criteria. Any asset or liability that was previously recorded as a result of recognizing the value of a firm commitment will be removed from the balance sheet and recognized as a gain or loss in current period earnings. Any gains or losses that were accumulated in other comprehensive loss from hedging a forecasted transaction will be recognized immediately in current period earnings, if it is probable that the forecasted transaction will not occur.

Commodity risk—The Company enters into financial instruments hedges with counterparties to mitigate its exposure to the volatility of the price of lead, which is the primary raw material component of the Company. The agreements are with major financial institutions with maturities generally less than one year. The Company employs cash flow hedge accounting in the treatment of these contracts. Changes in the value of the contracts are marked to market each month and the gains and losses are recorded in other comprehensive loss until they are

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands, except per share data)

released to the income statement through cost of goods sold in the same period as is the hedged item (lead). The notional amount of the lead forward contracts as of January 31, 2010 and 2009 was $6,907 and $6,669, respectively. Commodity derivatives are designated as cash flow hedges of anticipated lead purchases and scheduled interest payments, respectively. The fair values of these derivatives are accumulated in other comprehensive loss in Equity and are released to earnings during the period in which the hedged items impact earnings.

The Company had raw material commodity arrangements for 3,103 metric tons of base metals at January 31, 2010 and 5,056 metric tons at January 31, 2009.

The following table provides the fair value of the Company’s derivative contracts which include raw material commodity contracts.

	2010	2009	Balance Sheet Location
Derivatives designated as hedging instruments:
Commodity Hedges	(643)	(992)	Other current liabilities

Total fair value	$(643)	$(992)

The Company estimates that $495 of net derivatives losses in AOCI as of January 31, 2010 will be reclassified into earnings in the next twelve months.

	Amount of Gain (Loss) Recognized in OCI			Amount of Gain (Loss) Reclassified from AOCI into Income			Location of Gain (Loss) Reclassified from AOCI into Income
	2010	2009	2008	2010	2009	2008
Derivatives in Cash Flow Hedging Relationships:
Commodity Hedges	$527	$(8,597)	$169	$(1,802)	$(10,049)	$10,437	Cost of Sales

14. EMPLOYEE BENEFIT PLANS

The Company has various noncontributory defined benefit pension plans, which cover certain employees in the United States.

The Company’s funding policy is to make contributions in accordance with U.S. laws and regulations. Pension benefits for the Company’s defined benefit plans are generally based on employees’ years of service and qualifying compensation during the years of employment. Plan assets are invested in commingled trust funds consisting primarily of equity and U.S. Government securities.

The Company also provides certain health care and life insurance benefits for retired employees who meet certain service requirements (postretirement benefits) through two plans. One of these plans was amended on April 1, 2005 to decrease the life insurance benefits for retirees.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands, except per share data)

Benefit payments for the Company’s pension and post retirement plans are expected to be paid as follows:

Years Ended January 31,	Pension Plans	Postretirement Plans
2011	$4,249	$181
2012	4,379	197
2013	4,718	187
2014	4,932	165
2015	5,071	173
2016 – 2020	28,579	1,040

The tables that follow provide a reconciliation of the changes in the plans’ benefit obligations and fair value of assets for the years ended January 31, 2010 and 2009 and a statement of the funded status as of January 31, 2010 and 2009. The measurement dates are January 31, 2010 and 2009.

	Pension Benefits		Postretirement Benefits
	2010	2009	2010	2009
Change in benefit obligation:
Benefit obligation at beginning of year	$72,196	$70,017	$1,969	$1,937
Service cost	1,034	1,181	59	67
Interest cost	4,525	4,847	126	129
Plan amendments	—	—	—	—
Actuarial (gain) loss	7,803	325	123	66
Curtailments	—	—	—	—
Special termination benefits	—	—	—	—
Benefits paid	(4,052)	(4,174)	(133)	(230)

Benefit obligation at end of year	$81,506	$72,196	$2,144	$1,969

Change in plan assets:
Fair value of plan assets at beginning of year	43,603	62,903	—	—
Actual return on plan assets	9,264	(17,720)	—	—
Employer contributions	2,336	2,594	133	229
Benefits paid	(4,052)	(4,174)	(133)	(229)

Fair value of plan assets at end of year	51,151	43,603	—	—

Reconciliation of funded status:
Funded status	(30,355)	(28,593)	(2,144)	(1,969)
Unrecognized actuarial loss	38,925	39,541	66	(58)
Unrecognized prior service cost	—	—	(804)	(1,608)

Net amount recognized at measurement date at end of year	$8,570	$10,948	$(2,882)	$(3,635)

Amounts recognized in the statement of financial position consist of:
Accumulated other comprehensive income	38,925	39,541	(738)	(1,666)
Contributions made after measurement date but before the end of the fiscal year	—	—	—	—
Accrued benefit liability	(30,355)	(28,593)	(2,144)	(1,969)

Net amount recognized at end of fiscal year	$8,570	$10,948	$(2,882)	$(3,635)

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands, except per share data)

	Pension Benefits			Postretirement Benefits
	2010	2009	2008	2010	2009	2008
Components of net periodic benefit cost:
Service cost	$1,034	$1,181	$1,530	$58	$67	$137
Interest cost	4,525	4,847	4,279	126	129	247
Expected return on plan assets	(3,615)	(5,420)	(4,872)	—	—	—
Amortization of prior service costs	—	—	8	(804)	(871)	(22)
Recognized actuarial loss/(gain)	2,770	1,276	1,700	(1)	(5)	(4)
Curtailment	—	—	45	—	—	—
Special termination benefit	—	—	173	—	—	—

Net periodic benefit cost	$4,714	$1,884	$2,863	$(621)	$(680)	$358

Weighted-average assumptions used to determine benefit obligation as of January 31*:
Discount rate	5.75%	6.60%	6.35%	5.75%	6.60%	6.35%
Rate of compensation increase***	4.00%	4.00%	4.45/4.00%	N/A	N/A	N/A
Weighted-average assumptions used to determine net cost for the periods ended January 31**:
Discount rate	6.60%	6.35%	5.90%	6.60%	6.35%	5.90%
Expected long-term rate of return on plan assets	8.00%	8.00%	8.00%	N/A	N/A	N/A
Rate of compensation increase**	4.00%	4.00%	4.45/4.00%	N/A	N/A	N/A

*	Determined as of the end of the year.
**	Determined as of the beginning of the year.
***	Rate relates to certain employees. Some covered employees have benefits unrelated to rate of pay.

The Company considered various corporate bond indices rated “Aa” or higher with a duration that is consistent with the plans’ liabilities to determine the discount rates at each measurement date. The change in the discount rate is consistent with the changes in the benchmarks considered for the same periods.

To develop the expected long-term rate of return on plan assets assumption, the Company considered the historical returns and the future expectations for returns for each asset class, as well as the target asset allocation of the pension portfolio and the payment of plan expenses from the pension trust. This resulted in the selection of the 8% expected long-term rate of return on plan assets assumption for the plans.

The Company sponsors two postretirement benefit plans for certain employees in the United States; the Company contributions to one of them are fixed so there is no material trend rate assumption. The other plan has a cap on benefits in place. The impact of a change in the assumed health care cost trend rate is zero as the per capita claims costs have exceeded the cap since 2004. The reported postretirement benefit obligation does not reflect the effect of the Medicare Prescription Drug Improvement and Modernization Act of 2003. C&D provides prescription drug benefits to some Medicare-eligible retirees, but is not expected to qualify for the tax-free federal subsidy.

The accumulated benefit obligation exceeded the plan assets for the two domestic plans at January 31, 2010. The projected benefit obligation, accumulated benefit obligation, and fair value of plan assets for these plans were $81,506, $79,370 and $51,151 respectively for fiscal year 2010. At January 31, 2009, the projected benefit obligation, accumulated benefit obligation, and fair value of plan assets for these plans were $72,196, $70,062 and $43,603.

C&D TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands, except per share data)

For fiscal year 2008, the Company had four pension plans but consolidated three of the plans into a single plan leaving the Company with two plans in fiscal 2009 and 2010.

The pension plans have the following asset allocations, as of their measurement dates:

	Actual Percentage of Plan Assets at:
	January 31, 2010	January 31, 2009
ASSET CATEGORY
Equity Securities—Domestic	30.90%	26.30%
Equity Securities—International	9.10%	8.50%

Total	40.00%	34.80%

Debt Securities	49.10%	53.50%
Other	10.90%	11.70%

Total	100.00%	100.00%

The Pension Plans’ investment policy includes the following asset allocations guidelines:

Plans Policy Target*
ASSET CLASS
Fixed Income	47.00%
Domestic Income	32.00%
International Equity	10.00%
Other*	11.00%

*	Represents pension plan assets that are invested in a broadly diversified alternative investment which consists of 30-40 hedge funds of different styles and asset types (equity long/short, sovereign debt and mortgage hedging, etc.).

The asset allocation policy was developed in consideration of the long-term investment objective of ensuring that there is an adequate level of assets to support benefit obligations to plan participants. A secondary objective is minimizing the impact of market fluctuations on the value of the plans’ assets. Equity securities—Domestic includes Company common stock in the amounts of $393 (0.9% of total plan assets) and $791 (2.2% of total plan assets) at January 31, 2010 and 2009, respectively.

In fiscal year 2011 the Company expects to make required contributions totaling approximately $5,100 to its pension plans.

In addition to the broad asset allocation described above, the following policies apply to individual asset classes for the domestic plans:

Fixed income investments are oriented toward investment grade securities rated “Baa” or higher, with a small exposure to high yield and emerging markets debt. They are diversified among individual securities and sectors. The average maturity is similar to that of the broad U.S. bond market.

C&D TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands, except per share data)

Equity investments are diversified among individual securities, industries and economic sectors. International equity investments are also diversified by country. Most securities held are issued by companies with large market capitalizations. Investment in the Company’s stock is permissible up to a maximum of 10% at the time of investment.

The following table sets forth by level, within the fair value hierarchy, the Plan’s financial instruments carried at fair value as of January 31, 2010:

Asset Category:	Total Fair Value Measurement January 31, 2010	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Mutual funds:
Equity funds	$20,088	$20,088	$—	$—
Fixed income funds	25,112	25,112
Common Stock	393	393
Other Assets	5,558			5,558

Total assets at fair value	$51,151	$45,593	$—	$5,558

The following table presents a reconciliation of changes in the fair value of the Plan’s Level 3 assets for the year ended January 31, 2010:

Other Assets
Balance, February 1, 2009	$4,295
Purchases of additional investments	$1,000
Appreciation in fair value of investment	263

Balance, January 31, 2010	$5,558

The fair values presented above were determined based on valuation techniques categorized as follows:

Level 1	Inputs are quoted prices in active markets for identical assets or liabilities.

Level 2	Inputs are quoted prices for similar assets or liabilities in an active market, quoted prices for identical or similar assets or liabilities in markets that are not active, inputs other than quoted prices that are observable and market-corroborated inputs which are derived principally from or corroborated by observable market data.

Level 3	Inputs are derived from valuation techniques in which one or more significant inputs or value drivers are unobservable.

Fair value calculations may not be indicative of net realizable value or reflective of future fair values. Furthermore, although management believes its valuation methods are appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different fair value measurement at the reporting date.

C&D TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands, except per share data)

The Company has a 401K Plan that eligible employees may contribute to. Certain employees are eligible to participate in various defined contribution retirement plans. The Company’s contributions under the plans are based on either specified percentages of employee contributions or specified percentages of the employees’ earnings. The Company’s expense was $855, $985 and $710 for the years ended January 31, 2010, 2009 and 2008, respectively.

The Company has Supplemental Executive Retirement Plans (“SERPs”) that cover certain executives. The SERPs are non-qualified, unfunded deferred benefit compensation plans. Expenses related to these SERPs, which were actuarially determined, were $162, $157 and $242 for the years ended January 31, 2010, 2009 and 2008, respectively. The total obligation for these plans was $4,222 and $4,219 as of January 31, 2010 and 2009, respectively. The Company has a Deferred Compensation Plan that covers certain senior management employees and non-employee members of the Company’s Board of Directors. With the exception of administration costs, which are paid by the Company, this non-qualified plan is funded entirely by participants through voluntary deferrals of compensation. Income deferrals made by participants under this plan are deposited in individual trust (known under current tax law as a ‘rabbi trust’) accounts. The Company follows the provisions of accounting guidance related to deferred compensation arrangements. The guidance requires that (i) the accounts of the rabbi trust be consolidated with the accounts of the Company; (ii) the Company stock be classified and accounted for in equity, in a manner similar to the way in which treasury stock is accounted for; (iii) the diversified assets be accounted for in accordance with accounting standards for the particular asset; and (iv) the deferred compensation obligation be classified as a liability and adjusted with a corresponding charge (or credit) to compensation cost, to reflect changes in the fair value of the amount owed to the participant. At January 31, 2010 and 2009, the liability for the Company’s Deferred Compensation Plan was $488 and $530, respectively, and was included in other liabilities.

15. GOODWILL AND ASSET IMPAIRMENTS

In accordance with accounting guidance related to accounting for the impairment or disposal of long-lived assets, annually the Company first completes an assessment of its long-lived assets within the various asset groupings and determines if the carrying value of its long-lived assets within those identified asset groupings exceeded their fair values. The fair value of these asset groupings was determined based upon the cost and income approach, respectively. Upon completion of the long-lived asset impairment analysis, the Company assesses the carrying value of its goodwill by using the two-step, fair-value based test in accordance with accounting guidance related to goodwill and other intangible assets. The first step compared the fair value of the reporting unit to its carrying amount, including goodwill. As the carrying amount of the reporting unit did not exceed its fair value, the second step was not performed and no impairment was recorded.

During fiscal year 2009 the Company determined that there was an impairment of long-lived assets. As a result, the Company recorded a pre-tax asset impairment charge related to one of its closed manufacturing facilities of $1,222. The impairment charge resulted from the Company’s inability to sell the site as a result of market conditions. This charge is included in the cost of sales on the consolidated statement of operations. The remaining value of the building of $500 is classified as Assets held for sale on the balance sheet as of January 31, 2010 and 2009.

16. RESTRUCTURING

On February 4, 2009, the Company announced plans to reduce labor costs by reducing its workforce by approximately 90 employees. The Company recorded severance accruals in the fourth quarter of fiscal year 2009

C&D TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands, except per share data)

of $1,334 in its consolidated statement of operations as selling, general and administrative expenses as a result of these reductions. The Company paid most of these costs in fiscal year 2010 with a small portion carrying over to fiscal year 2011.

A reconciliation of the beginning and ending liability and related activity is shown below.

	Balance at January 31, 2009	Provision Additions	Expenditures	Balance at January 31, 2010
Severance	$1,253	$—	$1,177	$76

17. QUARTERLY FINANCIAL DATA (unaudited)

Quarterly financial data for the years ended January 31, 2010 and 2009, follow:

Year Ended January 31, 2010	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Net sales	$73,665	$82,434	$91,210	$88,400
Gross profit	5,345	10,003	13,010	$9,176
Operating income (loss)	(5,775)	(1,907)	(555)	$(2,829)
Net loss attributable to C&D TECHNOLOGIES, INC.	(9,758)	(5,616)	(3,440)	$(6,724)
Loss per common share—basic and diluted:
Basic	(0.37)	(0.21)	(0.13)	(0.26)
Diluted	(0.37)	(0.21)	(0.13)	(0.26)

Year Ended January 31, 2009	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Net sales	$93,776	$92,485	$93,822	$85,457
Gross profit	13,692	13,447	16,177	3,186
Operating income (loss)	2,346	1,379	4,342	(10,120)
Net loss attributable to C&D TECHNOLOGIES, INC.	(124)	(1,434)	(146)	(15,181)
Loss per common share—basic and diluted:
Basic	(0.00)	(0.06)	(0.01)	(0.58)
Diluted	(0.00)	(0.06)	(0.02)	(0.58)

Loss per share for the quarter’s amounts may not agree with the total for the fiscal years due to rounding.

18. OPERATIONS BY GEOGRAPHIC AREA

The Standby Power Division manufactures and markets integrated reserve power systems and components for the standby power market, which includes primarily telecommunications, uninterruptible power supplies, cable and utilities. Integrated reserve power systems monitor and regulate electric power flow and provide backup power in the event of a primary power loss or interruption. The Standby Power Division also produces the individual components of these systems, including reserve batteries, power rectifiers, system monitors, power boards and chargers. Major applications of these products include wireless and wireline telephone infrastructure, cable television signal powering, corporate data center powering and computer network backup for use during power outages.

C&D TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands, except per share data)

Summarized financial information related to the geographic areas in which the Company operated at January 31, 2010, 2009 and 2008, and for each of the years then ended is shown below:

Years Ended January 31,	2010	2009	2008
Net sales*:
United States	$255,214	$297,549	$297,982
Other countries	80,495	67,991	48,091

Consolidated totals	$335,709	$365,540	$346,073

Long-lived assets:
United States	$47,265	$41,419	$35,483
China	31,571	29,818	29,790
Mexico	11,654	14,265	15,060
Other countries	79	68	102

Consolidated totals	$90,569	$85,570	$80,435

*	Net sales by geographic area are determined by the location of the customer.

19. WARRANTY

The Company provides for estimated product warranty expenses when the related products are sold. Because warranty estimates are forecasts that are based on the best available information, primarily historical claims experience, claims costs may differ from amounts provided. An analysis of changes in the liability for product warranties follows:

Years Ended January 31,	2010	2009	2008
Balance at beginning of period	$8,069	$11,276	$7,760
Current year provisions, net of recoveries	5,129	4,985	9,155
Expenditures	(6,717)	(8,199)	(5,644)
Effect of foreign currency translation	—	7	5

Balance at end of period	$6,481	$8,069	$11,276

As of January 31, 2010, accrued warranty obligations of $6,481 include $2,511 in current liabilities and $3,970 in other liabilities. As of January 31, 2009, accrued warranty obligations of $8,069 include $3,528 in current liabilities and $4,541 in other liabilities.

Certain warranty costs associated with the disposal of the Motive Division were not assumed by the buyer and are included in the table above that are associated with this Division which is part of discontinued operations. Current year provisions include $0 from discontinued operations for both fiscal years 2010 and 2009, respectively. Expenditures include $2,603, of which $939 were non-cash adjustments reflecting updated payment estimates, and $4,800 from discontinued operations in fiscal years 2010 and 2009, respectively.

C&D TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands, except per share data)

20. ACCUMULATED OTHER COMPREHENSIVE LOSS

Years Ended January 31,	2010	2009
Cumulative translation adjustment	$(6,000)	$(6,241)
Accumulated net unrealized holding gain (loss) on derivatives	(497)	(2,831)
Adjustment to initially apply defined benefit plan standard	(4,459)	(4,459)
Minimum pension liability adjustment	(32,700)	(32,202)

Total accumulated other comprehensive loss attributable to C&D Technologies, Inc.	$(43,656)	$(45,733)

21. DISCONTINUED OPERATIONS

In connection with the restructuring plan discussed in Note 16, the Company completed the sale of its Power Electronics Division on August 31, 2007 for $85,000 and recognized a gain of approximately $3,900. As a result of this decision and in accordance with accounting guidance for impairment or disposal of long-lived assets, the Company presents the results of operation of the Power Electronics Division for the fiscal years ended January 31, 2008 as discontinued operations.

On October 24, 2007, the Company announced the sale of certain assets of its Motive Power Division. As a result of this decision, the Company presents the results of operation of the Motive Power Division for the fiscal years ended January 31, 2008 as discontinued operations. The Company received $3,100 during fiscal year 2008 for the sale of finished goods and certain identified equipment.

Summarized financial information for the divisions sold is as follows:

Years Ended January 31,	2008
Net Sales	$138,609
Loss from discontinued operations before income taxes	15,091
Provision for income taxes	1,262
Net loss from discontinued operations	16,353

C&D TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands, except per share data)

22. FAIR VALUE MEASUREMENT

Adoption of accounting guidance related to fair value measurements was adopted on February 1, 2008 and was limited to financial assets and liabilities, which primarily relates to the derivative contracts and investments related to the deferred compensation plan. The Company utilizes the market approach to measure fair value for the financial assets and liabilities. The market approach uses prices and other relevant information generated by market transactions involving identical or comparable assets or liabilities. The accounting guidance includes a fair value hierarchy that is intended to increase consistency and comparability in fair value measurements and related disclosures. The fair value hierarchy is based on inputs to valuation techniques that are used to measure fair value that are either observable or unobservable. Observable inputs reflect assumptions market participants would use in pricing an asset or liability based on market data obtained from independent sources while unobservable inputs reflect a reporting entity’s pricing based upon their own market assumptions. The fair value hierarchy consists of the following three levels:

Level 1	Inputs are quoted prices in active markets for identical assets or liabilities.

Level 2	Inputs are quoted prices for similar assets or liabilities in an active market, quoted prices for identical or similar assets or liabilities in markets that are not active, inputs other than quoted prices that are observable and market-corroborated inputs which are derived principally from or corroborated by observable market data.

Level 3	Inputs are derived from valuation techniques in which one or more significant inputs or value drivers are unobservable.

The following table represents the assets and liabilities measured at fair value on a recurring basis as of January 31, 2010 and 2009 and the basis for that measurement:

2010	Total	Level 1	Level 2	Level 3
Investments held for deferred compensation plan	$321	$321	$—	$—
Commodity hedge liabilities	(643)	—	(643)	—

2009	Total	Level 1	Level 2	Level 3
Investments held for deferred compensation plan	$285	$285	$—	$—
Commodity hedge liabilities	(992)	—	(992)	—

23. GAIN ON SALE OF SHANGHAI, CHINA PLANT

During fiscal year 2005, the Company received $15,547 from the Chinese government as partial payment for the Company’s old joint venture battery facility located in Shanghai. The Company used these funds for the construction of a new battery manufacturing facility in Shanghai, which was completed during the first quarter of fiscal year 2008. This payment, along with a final payment of $1,850 received during the first quarter of fiscal year 2008, was recognized as income, net of the book value of assets disposed and other exit costs, when the old facility was transferred to the Chinese government during the first quarter of fiscal year 2008. During the first quarter of fiscal 2008, the Company recognized a gain of $15,162 on this transaction.

C&D TECHNOLOGIES, INC. AND SUBSIDIARIES

SCHEDULE II.

VALUATION AND QUALIFYING ACCOUNTS

for the years ended January 31, 2010, 2009 and 2008

(Dollars in thousands)

	Balance at Beginning of Period	Additions Charged to Costs & Expenses	(Reductions) Charged to Other Accounts	Translations	Other(a)	Balance at End of Period
Deducted from Assets
Valuation allowance for deferred tax assets:
Year ended January 31, 2010	$84,539	$10,337	$(708)	$(20)	$—	$94,148
Year ended January 31, 2009	73,208	4,199	7,734	(602)	—	84,539
Year ended January 31, 2008	33,036	4,244	(5,478)	(1,146)	42,552	73,208

(a)	Additions totaling $42,552 related to the sale of the Power Electronics Division sold during fiscal year 2008.

PART I. FINANCIAL INFORMATION

Item 1.	Financial Statements

C&D TECHNOLOGIES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except par value)

(UNAUDITED)

	July 31, 2010	January 31, 2010
ASSETS
Current assets:
Cash and cash equivalents	$3,650	$2,700
Restricted cash	49	57
Accounts receivable, less allowance for doubtful accounts of $850 and $1,114	55,003	55,183
Inventories	71,143	76,041
Prepaid taxes	524	425
Deferred taxes	51	50
Other current assets	1,599	1,092
Assets held for sale	500	500

Total current assets	132,519	136,048

Property, plant and equipment, net	90,402	90,001
Deferred income taxes	225	26
Intangible and other assets, net	16,257	15,435
Goodwill	—	59,964

TOTAL ASSETS	$239,403	$301,474

LIABILITIES AND EQUITY
Current liabilities:
Current portion of long-term debt	$644	$8,777
Accounts payable	32,250	46,380
Accrued liabilities	13,101	12,309
Deferred income taxes	—	750
Other current liabilities	6,460	4,565

Total current liabilities	52,455	72,781

Deferred income taxes	—	12,529
Long-term debt	158,602	133,106
Other liabilities	40,012	40,588

Total liabilities	251,069	259,004

Commitments and contingencies (see Note 10)

Equity:
Common stock, $.01 par value, 75,000,000 shares authorized; 29,444,313 and 29,228,213 shares issued and 26,462,957 and 26,302,775 outstanding at July 31, 2010 and January 31, 2010, respectively	294	292
Additional paid-in capital	97,488	97,033
Treasury stock, at cost, 2,981,356 and 2,925,438 shares at July 31, 2010 and January 31, 2010, respectively	(40,071)	(40,091)
Accumulated other comprehensive loss	(42,027)	(43,656)
Retained earnings	(38,618)	17,666

Total stockholders’ equity attributable to C&D Technologies, Inc.	(22,934)	31,244
Noncontrolling interest	11,268	11,226

Total equity	(11,666)	42,470

TOTAL LIABILITIES AND EQUITY	$239,403	$301,474

The accompanying notes are an integral part of these statements.

C&D TECHNOLOGIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in thousands, except per share data)

(UNAUDITED)

	Three months ended July 31,		Six months ended July 31,
	2010	2009	2010	2009
NET SALES	$83,835	$82,434	$168,538	$156,099
COST OF SALES	72,802	72,431	147,527	140,751

GROSS PROFIT	11,033	10,003	21,011	15,348

OPERATING EXPENSES:
Selling, general and administrative expenses	9,209	10,111	18,431	19,353
Research and development expenses	1,589	1,799	3,377	3,677
Goodwill impairment	59,978	—	59,978	—

OPERATING LOSS	(59,743)	(1,907)	(60,775)	(7,682)

Interest expense, net	4,199	2,916	7,547	5,840
Other expense (income), net	674	(208)	1,410	(34)

LOSS BEFORE INCOME TAXES	(64,616)	(4,615)	(69,732)	(13,488)
Income tax provision	(13,794)	1,076	(13,400)	2,172

NET LOSS	(50,822)	(5,691)	(56,332)	(15,660)
Net loss attributable to noncontrolling interests	(142)	(75)	(48)	(286)

NET LOSS ATTRIBUTABLE TO C&D TECHNOLOGIES, INC.	$(50,680)	$(5,616)	$(56,284)	$(15,374)

Loss per share:
Basic and Diluted:	$(1.92)	$(0.21)	$(2.13)	$(0.58)

The accompanying notes are an integral part of these statements.

C&D TECHNOLOGIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in thousands)

(UNAUDITED)

	Six months ended July 31,
	2010	2009
Cash flows from operating activities:
Net loss	$(56,332)	$(15,660)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Share-based compensation	533	618
Depreciation and amortization	5,176	6,309
Amortization of debt acquisition and discount costs	2,685	2,373
Annual retainer to Board of Directors paid by the issuance of common stock	—	24
Impairment of goodwill	59,978	—
Deferred income taxes	(13,479)	1,536
Changes in assets and liabilities:
Accounts receivable	231	3,520
Inventories	4,925	162
Other current assets	(21)	(469)
Accounts payable	(13,405)	4,974
Accrued liabilities	631	(447)
Book overdraft	(401)	17
Income taxes payable	30	166
Other current liabilities	2,518	(2,298)
Other liabilities	604	1,711
Other long-term assets	19	(86)
Other, net	(717)	821

Net cash (used in) provided by continuing operating activities	(7,025)	3,271
Net cash used in discontinued operating activities	(7)	(1,534)

Net cash (used in) provided by operating activities	(7,032)	1,737

Cash flows from investing activities:
Acquisition of property, plant and equipment	(5,083)	(7,763)
Proceeds from disposal of property, plant and equipment	—	15
Decrease in restricted cash	8	848

Net cash used in investing activities	(5,075)	(6,900)

Cash flows from financing activities:
Borrowings on line of credit facility	51,232	55,851
Repayments on line of credit facility	(55,831)	(53,981)
Repayment of debt	(97)	(14)
Proceeds from new borrowings	20,022	3,021
Proceeds from the issuance of treasury stock	14	—
Financing cost of long term debt	(2,245)	—
Purchase of treasury stock	(71)	(56)

Net cash provided by financing activities	13,024	4,821

Effect of exchange rate changes on cash and cash equivalents	33	104

Increase (decrease) in cash and cash equivalents	950	(238)
Cash and cash equivalents, beginning of period	2,700	3,121

Cash and cash equivalents, end of period	$3,650	$2,883

The accompanying notes are an integral part of these statements.

C&D TECHNOLOGIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

(Dollars in thousands, except per share data)

(UNAUDITED)

	Three months ended July 31,		Six months ended July 31,
	2010	2009	2010	2009
Net loss	$(50,822)	$(5,691)	$(56,332)	$(15,660)
Other comprehensive income, net of tax:
Net unrealized gain on derivative instruments	39	189	304	3,094
Adjustment to recognize pension liability and net periodic pension cost	632	4	1,180	539
Foreign currency translation adjustments	279	79	235	216

Total comprehensive loss	(49,872)	(5,419)	(54,613)	(11,811)

Comprehensive loss (income) attributable to noncontrolling interests	53	98	(42)	277

Total comprehensive loss attributable to C&D Technologies, Inc.	$(49,819)	$(5,321)	$(54,655)	$(11,534)

The accompanying notes are an integral part of these statements.

C&D TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in thousands, except per share data)

(UNAUDITED)

1. BASIS OF PRESENTATION

The accompanying interim unaudited condensed consolidated financial statements of C&D Technologies, Inc. (the “Company”) have been prepared in accordance with accounting principles generally accepted in the United States for interim financial information and with instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, the Company does not include all the information and notes required for complete financial statements. In the opinion of management, the interim condensed unaudited consolidated financial statements include all adjustments considered necessary for the fair statements of the financial position, results of operations and cash flows for the interim periods presented. The consolidated financial statements should be read in conjunction with the consolidated financial statements and notes thereto included in the Company’s Fiscal Year Ended January 31, 2010 Annual Report on Form 10-K, filed on April 20, 2010.

In the fourth quarter of fiscal year 2010, the Company revised the useful lives of certain machinery and equipment assets to more accurately reflect expected useful lives. These assets which were being depreciated over a term of 3 – 10 years are now being depreciated over a term of 3 – 15 years. As a result, for the three and six months ended July 31, 2010 depreciation expense included as cost of sales was reduced by approximately $450 and $900, respectively. The net impact of this change in estimate for the three and six months ended July 31, 2010 was a reduction of basic and fully diluted loss per share of approximately $0.02 and $0.03, respectively.

Certain prior year amounts have been reclassified to conform to the current year presentation.

2. LIQUIDITY AND GOING CONCERN

The Company has put provisions due on its convertible senior notes that may require it to pay the following principal payments: $52.0 million on November 15, 2011, with respect to the 2006 Notes, and $75.0 million on November 15, 2012, with respect to the 2005 Notes (see Note 6 – Debt). Furthermore, payments of principal on these Notes may be accelerated upon the occurrence of a “fundamental change” as defined in the indentures governing the 2005 Notes and 2006 Notes, which would require the Company to purchase the notes at 100% of their aggregate principal amount within approximately 55 business days of such occurrence. The Company believes that there is substantial risk that a fundamental change will occur in the near future. Refer to discussion of New York Stock Exchange (“NYSE”) continued listing requirements and related risk of delisting our common stock below.

During the Company’s third quarter of fiscal 2011, the Company’s market capitalization has fallen below $15 million. Accordingly, there exists a risk that the Company’s 30 day average market capitalization will fall below $15 million in the near-term. Should the market capitalization fall below a 30 day average of $15 million, then the Company will be subject to suspension and delisting procedures by the NYSE, pursuant to NYSE listing requirements. Absent suspension of trading being removed within a 60 day time period and/or relisting on a national automated exchange, such a development would constitute a fundamental change under the Company’s convertible notes, which could ultimately result in an event of default.

Previously, C&D was notified by letter dated April 27, 2010 from the NYSE that the Company had fallen below the NYSE continued listing criterion that requires 30 day average market capitalization of not less than $50 million and total stockholders’ equity of not less than $50 million. On July 15, 2010, C&D was notified by the NYSE that the Company had fallen below the continued listing standard that requires a minimum average closing price of $1.00 per common share over thirty consecutive days. As a result, the Company could face suspension and delisting proceedings. On June 11, 2010, the Company provided, on a confidential basis, the

C&D TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands, except per share data)

(UNAUDITED)

NYSE with a business plan (the “Plan”) demonstrating its ability to comply with the NYSE’s continued listing standards requiring that either total stockholders equity average be not less than $50 million or our global market capitalization be not less than $50 million over a consecutive 30 trading day period. On July 23, 2010, the NYSE notified the Company that it had accepted the Plan. As a result of the acceptance, the common stock continued to be listed on the NYSE pending quarterly reviews by the NYSE’s Listing and Compliance Committee to ensure progress against the Plan, and subject to compliance with other NYSE continued listing requirements and the NYSE’s right to reevaluate continued listing determinations.

In light of these recent developments and the Company’s liquidity risks, the Company is currently reviewing strategic and financing alternatives available with assistance from legal and financial advisors. On September 14, 2010, the Company entered into a restructuring support agreement with certain holders of the 2005 Notes and 2006 Notes (see Note 18). The Company also continues to be engaged in active discussions with lenders under its Credit Facility regarding a restructuring of its capital structure. There can be no assurance that the Company will be able to consummate a restructuring pursuant to the terms of the restructuring support agreement or at all. Furthermore, the Company may be unable to maintain adequate liquidity prior to the restructuring contemplated under the restructuring support agreement or otherwise, and, as a result, the Company may be required to seek protection pursuant to a voluntary bankruptcy filing under Chapter 11.

The Company reported net losses for both fiscal quarters ended April 30, 2010 and July 31, 2010. Its cumulative losses, substantial indebtedness and likely future inability to comply with certain covenants in the agreements governing its indebtedness, including among others, covenants related to continued listing on a national automated stock exchange and future EBITDA requirements, in addition to its current liquidity situation, raise substantial doubt as to the Company’s ability to continue as a going concern for a period longer than twelve months from July 31, 2010. The Company’s ability to continue as a going concern depends on, among other factors, a return to profitable operations, a successful restructuring of the 2005 Notes and the 2006 Notes, and possible amendment of future EBITDA requirements under the Company’s Credit Facility. Until the possible completion of the financial and strategic alternatives process, the Company’s future remains uncertain, and there can be no assurance that its efforts in this regard will be successful.

The Company’s consolidated financial statements have been prepared assuming that it will continue as a going concern, which implies that it will continue to meet its obligations and continue operations for at least the next 12 months. Realization values may be substantially different from carrying values as shown, and the consolidated financial statements do not include any adjustments relating to the recoverability or classification of recorded asset amounts or the amount and classification of liabilities that might be necessary as a result of this uncertainty.

The Company’s liquidity is primarily determined by its availability under the Credit Facility, its unrestricted cash balances and cash flows from operations. If cash requirements exceed the cash provided by operating activities, then the Company would look to its unrestricted cash balances and the availability under its Credit Facility to satisfy those needs. Important factors and assumptions made by the Company when considering future liquidity include, but are not limited to, the volatility of lead prices, future demand from customers, continued sufficient availability of credit from trade vendors and the ability to re-finance or obtain debt in the future. To the extent unforeseen events occur or operating results are below forecast, the Company believes it can take certain actions to conserve cash, such as delay major capital investments, other discretionary spending reductions or pursue financing from other sources to preserve liquidity, if necessary. Despite these potential actions, if the Company is not able to satisfy its cash requirements in the near term from cash provided by operating activities,

C&D TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands, except per share data)

(UNAUDITED)

or through access to its Credit Facility, it may not have the minimum levels of cash necessary to operate the business on an ongoing basis.

The Company’s liquidity derived from the Credit Facility is based on availability determined by a borrowing base. The Company may not be able to maintain adequate levels of eligible assets to support its required liquidity in the future. In addition, the Credit Facility requires the Company to meet a minimum fixed charge coverage ratio if the availability falls below $10,000, adjusted to $15,000 for the first year under the agreement as amended. The fixed charge coverage ratio for the last twelve (12) consecutive fiscal month period shall be not less than 1.10:1.00. During the past year the Company would not have achieved the minimum fixed charge coverage ratio. The Company’s ability to meet these financial provisions may be affected by events beyond its control. There are also minimum EBITDA requirements, subject to an event of default, beginning with the Company’s quarter ended April 30, 2011. The Company does not currently anticipate satisfying this minimum EBITDA requirement at April 30, 2011. The rising prices of lead and other commodities and other circumstances have resulted in the Company obtaining amendments to the financial covenants in the past. Such amendments may not be available in the future, if required.

Current credit and capital market conditions combined with a history of operating losses and negative cash flows are likely to impact and/or restrict the Company’s ability to access capital markets in the near term, and any such access would likely be at an increased cost and under more restrictive terms and conditions. Further, such constraints may also affect agreements and payment terms with trade vendors. If unforeseen events occur or certain larger vendors require the Company to pay for purchases in advance or upon delivery, or on reduced trade terms, the Company may not be able to continue operating as a going concern.

The Company’s credit facility bank is currently meeting all of their lending obligations. The current Credit Facility does not expire until June 6, 2013. As of July 31, 2010, the maximum availability calculated under the borrowing base was approximately $60,264 (net of the fixed charge ratio discussed above), of which $34,006 was funded (including $20,000 from the term loan tranche), and $5,312 was utilized for letters of credit. As provided under the Credit Facility, excess borrowing capacity is for future working capital needs and general corporate purposes.

As discussed above, the Company’s 2005 Notes and 2006 Notes have initial maturities (put provisions) in November 2012 and November 2011, respectively. Only upon the occurrence of a fundamental change as defined in the indenture agreements, holders of the notes may require the Company to repurchase some or all of the notes prior to these dates. Any breach of the covenants in the Credit Facility or the indentures governing the 2005 Notes and 2006 Notes could cause a default under the Credit Facility and other debt (including the 2005 and 2006 Notes), which would restrict the Company’s ability to borrow under the Credit Facility, thereby significantly impacting its liquidity. If the Company incurs an event of default under any of these debt instruments that was not cured or waived, the holders of the defaulted debt could cause all amounts outstanding with respect to these debt instruments to be due and payable immediately. Assets and cash flows may not be sufficient to fully repay borrowings under these debt instruments if accelerated upon an event of default or, in the case of the 2005 Notes and 2006 Notes, following a fundamental change (as defined in the indentures governing the 2005 Notes and the 2006 Notes). Additionally, the 2005 Notes and 2006 Notes have initial maturities (put provisions) in November 2012 and November 2011, respectively. If, as or when required, the Company is unable to repay, refinance or restructure its indebtedness under, or amend the covenants contained in, it may result in an event of default under the Credit Facility and the lenders thereunder could institute foreclosure proceedings against the assets securing borrowings under the facility, which would have an material adverse impact on the Company.

C&D TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands, except per share data)

(UNAUDITED)

3. STOCK-BASED COMPENSATION

The Company granted 492,055 stock option awards during both the three and six months ended July 31, 2010, and 55,000 and 351,076 during the three and six months ended July 31, 2009, respectively. The Company recorded $133 and $241 of stock compensation expense related to stock option awards in its unaudited consolidated statement of operations for the three and six months ended July 31, 2010, respectively, and $188 and $374 during the three and six months ended July 31, 2009, respectively. The impact on loss per share for the six months ended July 31, 2010 and 2009 was less than $0.01.

The Company granted 333,558 restricted stock awards and 333,558 performance shares to selected executives and other key employees under the Company’s 2007 Stock Incentive Plan during the three and six months ended July 31, 2010. The Company granted 144,832 and 349,590 restricted stock awards and 0 and 164,758 performance shares to selected executives and other key employees under the Company’s 2007 Stock Incentive Plan during the three and six months ended July 31, 2009, respectively. The restricted stock awards vest ratably over a period of one to four years and the expense is recognized over the related vesting period. The Company recorded $170 and $292 of compensation related to restricted stock awards in its unaudited consolidated statement of operations for the three and six months ended July 31, 2010, respectively, and $107 and $244 during the three and six months ended July 31, 2009, respectively. The performance shares vest at the end of the performance period upon the achievement of pre-established financial objectives. No compensation expense has been recorded for the performance related awards since the Company does not believe that it is probable the performance criteria established will be met.

The following table summarizes information about the stock options outstanding at July 31, 2010:

	OPTIONS OUTSTANDING			OPTIONS EXERCISABLE
Range of Exercise Prices	Number Outstanding	Weighted- Average Remaining Contractual Life	Weighted- Average Exercise Price	Number Exercisable	Weighted- Average Remaining Contractual Life	Weighted- Average Exercise Price
$ 1.30 - $ 1.53	793,131	5.7 Years	$1.41	0	5.7 Years	$1.41
$ 2.10 - $ 2.10	5,000	6.9 Years	$2.10	0	6.9 Years	$2.10
$ 4.25 - $ 6.30	628,500	5.5 Years	$5.55	83,000	6.4 Years	$6.05
$ 6.81 - $ 9.12	448,037	5.6 Years	$7.66	433,037	5.6 Years	$7.65
$ 9.80 - $ 14.28	107,556	4.7 Years	$10.88	107,556	4.7 Years	$10.88
$ 16.02 - $ 22.18	235,644	2.9 years	$18.54	235,644	2.9 Years	$18.54
$ 26.76 - $ 35.00	84,040	0.9 Years	$31.86	84,040	0.9 Years	$31.86
$ 49.44 - $ 55.94	3,600	0.3 Years	$49.44	3,600	0.3 Years	$49.44

	2,305,508	5.1 Years	$7.13	946,877	4.5 Years	$12.90

The estimated fair value of the options granted was calculated using the Black Scholes Merton option pricing model (“Black Scholes”). The Black Scholes model incorporates assumptions to value stock-based awards. The risk-free rate of interest for periods within the estimated life of the option is based on U.S. Government Securities Treasury Constant Maturities. Expected volatility is based on the historical volatility of the Company’s stock. The Company uses the shortcut method to determine the expected life assumption.

C&D TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands, except per share data)

(UNAUDITED)

The fair value of stock options granted during the three and six months ended July 31, 2010 and 2009 was estimated on the grant date using the Black-Scholes option pricing model with the following average assumptions.

	Three months ended July 31,		Six months ended July 31,
	2010	2009	2010	2009
Risk-free interest rate	2.01%-2.63%	2.10%-2.19%	2.01%-2.63%	2.02%-2.19%
Dividend yield	0.00%	0.00%	0.00%	0.00%
Volatility factor	77.48%-86.62%	73.56%-74.88%	77.48%-86.62%	70.09%-74.88%
Expected lives	4.0 - 5.5 Years	5.25 - 5.5 Years	4.0 - 5.5 Years	5.25 - 5.5 Years

4. NEW ACCOUNTING PRONOUNCEMENTS

Recently Adopted Accounting Guidance

On February 1, 2010, the Company adopted new accounting guidance on the accounting for transfers of financial assets. The new guidance seeks to improve financial reporting by providing a short-term solution to address inconsistencies in practice relating to the existing concepts, such as eliminating the exceptions for qualifying special-purpose entities from the consolidation guidance. The adoption did not have a significant impact on the Company’s financial statements.

On February 1, 2010, the Company adopted new accounting guidance on variable interest entities which seeks to improve financial reporting by requiring that entities perform an analysis to determine whether any variable interest or interests that they have give them a controlling financial interest in a variable interest entity. The adoption did not have a significant impact on the Company’s financial statements.

On February 1, 2010, the Company adopted new accounting guidance on fair value measurement disclosures which requires additional disclosures about recurring and nonrecurring fair value measurements including significant transfers into and out of Level 1 and Level 2 fair value measurements and information on purchases, sales, issuances and settlements on a gross basis in the reconciliation of Level 3 fair value measurements. The adoption did not have a significant impact on the Company’s financial statements.

5. INVENTORIES

Inventories consisted of the following:

	July 31, 2010	January 31, 2010
Raw materials	$18,781	$22,035
Work-in-process	22,539	19,811
Finished goods	29,823	34,195

Total	$71,143	$76,041

C&D TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands, except per share data)

(UNAUDITED)

6. DEBT

Debt consisted of the following:

	July 31, 2010	January 31, 2010
Credit Facility:
Revolving line of credit bearing interest at 4.75% at July 31, 2010: availability is determined by a borrowing base calculation	$14,006	$18,605
Term loan tranche	20,000	—
Convertible Senior Notes 2005; due 2025, bears interest at 5.25% net of unamortized discounts of $10,657 and $12,591, respectively	64,343	62,409
Convertible Senior Notes 2006; due 2026, bears interest at 5.50%.	52,000	52,000
China line of credit; Maximum commitment of 82 million RMB and 60 million RMB (with an effective interest rate of 5.18% and 5.73% as of July 31, 2010 and January 31, 2010, respectively)	8,708	8,644
Capital leases	189	225

Total debt	159,246	141,883
Less current portion	644	8,777

Total long-term portion	$158,602	$133,106

Acquisition fees related to debt issuances are classified as part of Intangibles and other assets, net on the balance sheet and had net carrying amounts of $3,510 and $2,015 at July 31, 2010 and January 31, 2010, respectively.

Credit Facility

At July 31, 2010, the Company has a $75,000 principal amount Credit Facility. The Credit Facility consists of (1) an approximately three-year senior revolving line of credit which does not expire until June 6, 2013 with a maximum borrowing capacity of $55,000, determined by a borrowing base calculation and (2) a $20,000 term loan as discussed further below. The availability under the revolving line of credit portion of the Credit Facility is determined by a borrowing base, is collateralized by a first lien on certain assets and bears interest at LIBOR plus 2.75% to 3.25% or Prime plus 1.25% to 1.75% with the rate premium based on the amount outstanding. As of July 31, 2010, $14,006 was funded under the revolving line of credit portion of the Credit Facility and $5,312 was utilized for letters of credit. As provided under the Credit Facility, excess borrowing capacity will be available for future working capital needs and general corporate purposes The Company paid $600 of acquisition fees in the current fiscal year related to amending the credit facility. These fees have been capitalized and are being amortized over the life of the line of credit.

In April 2010, the Company completed an Amendment to the Credit Facility agreement. The Amendment provided for the addition of a $20,000 term loan tranche that effectively increased the Credit Facility from $55,000 to $75,000. All obligations under the term loan tranche are secured by a first priority lien on all of the Company’s personal property, as well as that of certain of its subsidiaries, as the guarantor, along with certain of its real estate. Repayment of the indebtedness under the term loan tranche is subordinate to the repayment of indebtedness owed under the revolving credit line portion of the Credit Facility. The term loan tranche is payable on the earlier to occur of June 6, 2013 and the termination of the Credit Facility. The term loan tranche initially bears interest at the rate of 11.25 percent plus the greater of (i) LIBOR and (ii) 3 percent. The term loan tranche of the credit facility is subject to the same customary affirmative and negative covenants, as well as financial

C&D TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands, except per share data)

(UNAUDITED)

covenants, as stated in the Credit Facility agreement. In addition, for the one-year period following the Amendment, the Company has a requirement to maintain minimum excess availability under the Credit Agreement of $15,000. There are also minimum EBITDA requirements, subject to an event of default, beginning with the Company’s quarter ended April 30, 2011. The Company does not currently anticipate satisfying this minimum EBITDA requirement at April 30, 2011. The Credit Agreement, as amended by the Amendment, continues to require the Company to maintain a minimum fixed charge coverage ratio of 1.1:1.0 on a consolidated basis which becomes applicable only if the availability under the revolving credit line tranche falls below $10,000 which was adjusted to $15,000 for the first year under the Amendment. The Company paid $1,400 of acquisition fees related to this term loan tranche. These fees have been capitalized and are being amortized over the life of the line of credit.

As of July 31, 2010 and January 31, 2010, the Company was in compliance with its financial covenants. The Credit Facility includes a minimum fixed charge coverage ratio that is measured only when the excess availability as defined in the agreement is less than $10,000. The agreement restricts payments including dividends and Treasury Stock purchases to no more than $250 for Treasury Stock purchases in any one calendar year and $1,750 for dividends for any one calendar year subject to adjustments of up to $400 per year in the case of the conversion of debt to stock per the terms of the indenture governing the 2005 Notes. These restricted payments can only occur with prior notice to the lenders and provided that there is a minimum of $30,000 in excess availability for a period of thirty days prior to the dividend.

The Credit Facility includes a material adverse change clause which defines an event of default as a material adverse change in the business, assets or prospects. Company lenders could claim a breach under the material adverse change covenant or the cross-default provisions under the Credit Facility under certain circumstances, including, for example, if holders of the 2005 Notes and 2006 Notes were to obtain the right to put their notes to us in the event that the common stock was no longer listed on any national securities exchange. A delisting event does not constitute a material adverse event under the terms of the Credit Facility. An interpretation of events as a material adverse change or any breach of the covenants in the Credit Facility or the indentures governing the 2005 Notes and 2006 Notes could cause a default under the Credit Facility and other debt (including the 2005 Notes and 2006 Notes), which would restrict the Company’s ability to borrow under the Credit Facility, thereby significantly impacting liquidity.

Convertible Senior Notes 2005

On November 21, 2005, the Company completed the private placement of $75,000 aggregate principal amount of 5.25% Convertible Senior Notes Due 2025 (“2005 Notes”) which raised proceeds of approximately $72,300, net of $2,700 in issuance costs. These costs are being amortized to interest expense over seven years based on the date that holders can exercise their first put option.

The 2005 Notes mature on November 1, 2025 and require semi-annual interest payments at 5.25% per annum on the principal amount outstanding. Prior to maturity the holders may convert their 2005 Notes into shares of the Company’s common stock under certain circumstances. The initial conversion rate is 118.0638 shares per $1,000 principal amount of 2005 Notes, which is equivalent to an initial conversion price of approximately $8.47 per share. At any time between November 1, 2010 and November 1, 2012, the Company may at its option redeem the 2005 Notes, in whole or in part, for cash, at a redemption price equal to 100% of the principal amount of 2005 Notes to be redeemed, plus any accrued and unpaid interest, including additional interest, if any, if in the previous 30 consecutive trading days ending on the trading day before the date of mailing of the redemption notice the closing sale price of the Common Stock exceeds 130% of the then effective

C&D TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands, except per share data)

(UNAUDITED)

conversion price of the 2005 Notes for at least 20 trading days. In addition, at any time after November 1, 2012, the Company may redeem the 2005 Notes, in whole or in part, for cash, at a redemption price equal to 100% of the principal amount of the 2005 Notes to be redeemed plus any accrued and unpaid interest, including additional interest, if any.

A holder of 2005 Notes may require the Company to repurchase some or all of the holder’s 2005 Notes for cash upon the occurrence of a fundamental change as defined in the indenture and may put the 2005 Notes to the Company on each of November 1, 2012, 2015 and 2020 at a price equal to 100% of the principal amount of the 2005 Notes being repurchased, plus accrued interest, if any, in each case, within approximately 55 business days of such occurrence. If applicable, the Company will pay a make-whole premium on 2005 Notes converted in connection with any fundamental change that occurs prior to November 1, 2012. The amount of the make-whole premium, if any, will be based on the Company’s stock price and the effective date of the fundamental change. The indenture contains a detailed description of how the make-whole premium will be determined and a table showing the make-whole premium that would apply at various stock prices and fundamental change effective dates based on assumed interest and conversion rates. No make-whole premium will be paid if the price of the common stock on the effective date of the fundamental change is less than $7.00. Any make-whole premium will be payable in shares of common stock (or the consideration into which the Company’s common stock has been exchanged in the fundamental change) on the conversion date for the 2005 Notes converted in connection with the fundamental change. The Company believes that there is substantial risk that a fundamental change will occur in the near future (see Note 2) and if we do not complete the restructuring prior to the time that we are required to purchase the notes, we will not have the cash on hand to comply with the governing indentures. If we are not able to complete the restructuring or obtain additional financing on a timely basis, we may be forced to declare bankruptcy.

The 2005 Notes are accounted for in accordance with the guidance provided in the Financial Accounting Standards Boards Accounting Standards Codification (“ASC”) 470-20. ASC 470-20 requires an issuer to separately account for the liability and equity components in a manner that reflects the issuer’s nonconvertible borrowing rate resulting in higher non-cash expense which is amortized over the expected life of the instrument. The Company determined that the effective rate of the liability component was 12.5%.

Convertible Senior Notes 2006

On November 22, 2006, the Company completed the private placement of $54,500 aggregate principal amount of 5.50% Convertible Senior Notes Due 2026 (“2006 Notes”) which raised proceeds of approximately $51,700, net of $2,800 in issuance costs. These costs are being amortized to interest expense over five years.

The 2006 Notes mature on November 15, 2026 and require semi-annual payments at 5.50% per annum on the principal outstanding. Prior to maturity the holders may convert their 2006 Notes into shares of the Company’s common stock under certain circumstances. The initial conversion rate is 206.7183 shares per $1,000 principal amount of 2006 Notes, which is equivalent to an initial conversion price of approximately $4.84 per share. At any time on and after November 15, 2011, the Company may at its option redeem the 2006 Notes, in whole or in part, for cash, at a redemption price equal to 100% of the principal amount of 2006 Notes to be redeemed, plus any accrued and unpaid interest, including additional interest.

A holder of 2006 Notes may require the Company to repurchase some or all of the holder’s 2006 Notes for cash upon the occurrence of a fundamental change as defined in the indenture and may put the 2006 Notes to the

C&D TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands, except per share data)

(UNAUDITED)

Company on each of November 15, 2011, 2016 and 2021 at a price equal to 100% of the principal amount of the 2006 Notes being repurchased, plus accrued interest, if any, in each case, within approximately 55 business days of such occurrence. If applicable, the Company will pay a make-whole premium on the 2006 Notes converted in connection with any fundamental change that occurs prior to November 15, 2011. The amount of the make-whole premium, if any, will be based on the Company’s stock price and the effective date of the fundamental change. The indenture contains a detailed description of how the make-whole premium will be determined and a table showing the make-whole premium that would apply at various stock prices and fundamental change effective dates based on assumed interest and conversion rates. No make-whole premium will be paid if the price of the Common Stock on the effective date of the fundamental change is less than $4.30. Any make-whole premium will be payable in shares of Common Stock (or the consideration into which the Company’s Common Stock has been exchanged in the fundamental change) on the conversion date for the 2006 Notes converted in connection with the fundamental change. The Company believes that there is substantial risk that a fundamental change will occur in the near future (see Note 2) and if we do not complete the restructuring prior to the time that we are required to purchase the notes, we will not have the cash on hand to comply with the governing indentures. If we are not able to complete the restructuring or obtain additional financing on a timely basis, we may be forced to declare bankruptcy.

ASC 470-20 does not apply to the 2006 Notes since this note does not provide the Company with the option of settlement upon conversion in cash for all or part of the notes. As a result, this note is carried at face value and interest is recorded based on the stated rate of 5.50%.

China line of credit

On January 18, 2007, as amended in May 2009, the Company entered into a 12 month renewable non-revolving line of credit facility in China. Under the terms of the China Line of Credit, the Company may borrow up to 60 million RMB (approximately $8,790 US Dollars at January 31, 2010) with an interest rate of 5.73%. This credit line was established to provide the plant in China the flexibility needed to finalize the construction of its new manufacturing facility, which was completed in March 2007 and to fund working capital requirements. As of January 31, 2010, $8,644 was funded under this facility. This credit facility matured in May 2010.

In May 2010, the Company obtained a new line of credit loan with a borrowing capacity of up to 82 million RMB (approximately $12,103 US Dollars at July 31, 2010) from a local Chinese bank (the “Chinese LOC”), of which 59 million RMB (approximately $8,708 US Dollars at July 31, 2010) was funded as of July 31, 2010. The Chinese LOC replaces the previous China line of credit, discussed above, which matured in May 2010. The outstanding borrowings under the Chinese LOC of 59 million RMB as of July 31, 2010 have scheduled maturities of 3,730 RMB (approximately $551 US Dollars at July 31, 2010) due in one year, 11,180 RMB (approximately $1,650 US Dollars at July 31, 2010) due in year two, 18,640 RMB (approximately $2,751 US Dollars at July 31, 2010) due in year three, 10,000 RMB (approximately $1,476 US Dollars at July 31, 2010) due in year four and 15,450 RMB (approximately $2,280 US Dollars at July 31, 2010) due in year five. The Chinese LOC bears interest at a variable rate based on the applicable rate from the People’s Bank of China less a 10% discount, which was 5.18% as of July 31, 2010. This loan is secured by our Chinese manufacturing facility located in Shanghai, China. The incremental borrowings of approximately 23 million RMB (approximately $3,395 US Dollars at July 31, 2010) as of July 31, 2010, when and if funded in the future, are expected to be used to support capital investments in China. The Company paid 1,500 RMB (approximately $221 US Dollars at July 31, 2010) of acquisition fees related to this Chinese LOC. These fees have been capitalized and are being amortized over the life of the line of credit.

C&D TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands, except per share data)

(UNAUDITED)

7. STATEMENT OF CHANGES IN EQUITY

	Common Stock		Additional Paid-In Capital	Treasury Stock		Other Comprehensive Income /(Loss)	Retained Earnings	Noncontrolling Interest	Total Stockholders’ Equity
	Shares	Amount		Shares	Amount
BALANCE AT JANUARY 31, 2010	29,228,213	$292	$97,033	(2,925,438)	$(40,091)	$(43,656)	$17,666	$11,226	$42,470

Total comprehensive loss:
Net loss							(56,284)	(48)	(56,332)
Foreign currency translation adjustment						145		90	235
Unrealized gain on derivative instruments						304			304
Pension liability adjustment						1,180			1,180

Total comprehensive income (loss):						1,629	(56,284)	42	(54,613)

Other changes in equity:
Share based compensation expense			533						533
Deferred compensation plan				(70,653)	(71)				(71)
Issuance of common stock			(78)	14,735	91				13

Stock awards issued/exercised	216,100	2							2

BALANCE AT JULY 31, 2010	29,444,313	$294	$97,488	(2,981,356)	$(40,071)	$(42,027)	$(38,618)	$11,268	$(11,666)

8. INCOME TAXES

	Six months ended July 31,
	2010	2009
Provision for income taxes	$(13,400)	$2,172
Effective income tax rate	19.2%	(16.1)%

Effective tax rates were 19.2% and (16.1%) for the six months ended July 31, 2010 and 2009, respectively. Tax benefit for the six months ended July 31, 2010 is due to the impact of writing off the deferred tax liabilities associated with Goodwill (refer to Note 17 – Goodwill and Asset Impairments). During the second quarter, the Company recorded a charge to impair all goodwill. As a result of the impairment charge, the Company no longer has a deferred tax liability related to an indefinite lived intangible. As such, in the quarter ended July 31, 2010,

C&D TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands, except per share data)

(UNAUDITED)

the Company recorded a benefit in the amount of $14,245 for the reversal of this deferred tax liability. The gross amount of the goodwill impairment in the quarter ended July 31, 2010 was $59,978, the associated tax benefit was $14,245, resulting in a net impact of $45,733. Additionally, the Company has tax expense in certain profitable foreign subsidiaries and no tax benefit recognized in certain jurisdictions where the Company incurred a loss. There was no significant impact to the tax expense related to uncertain tax positions or the interest on uncertain tax positions.

Generally, accounting standards require companies to provide for income taxes each quarter based on their estimate of the effective tax rate for the full year. The authoritative guidance for accounting for income taxes allows use of the discrete method when, in certain situations, the actual interim period effective tax rate may be used if it provides a better estimate of income tax expense. Due to the Company’s losses in the US, the full valuation allowance in the US, and the existence of a deferred tax liability related to an indefinite lived intangible, it is the Company’s position that the discrete method provides a more accurate estimate of income tax expense for domestic taxes and therefore domestic income tax expense for the current quarter has been presented using that method. Taxes on international earnings continue to be calculated using an estimate of the effective tax rate for the full year.

9. EARNINGS PER SHARE

Basic earnings per common share was computed using net loss and the weighted average number of common shares outstanding during the period. Diluted earnings per common share was computed using net loss and the weighted average number of common shares outstanding plus potentially dilutive common shares outstanding during the period. Potentially dilutive common shares include the assumed exercise of stock options and assumed vesting of restricted stock awards using the treasury stock method, as well as the assumed conversion of debt using the if-converted method.

The following table sets forth the computation of basic and diluted losses per common share:

	Three months ended July 31,		Six months ended July 31,
	2010	2009	2010	2009
Numerator:
Numerator for basic losses per common share	$(50,680)	$(5,616)	$(56,284)	$(15,374)

Numerator for diluted losses per common share	$(50,680)	$(5,616)	$(56,284)	$(15,374)

Denominator:
Denominator for basic earnings per common share- weighted average common shares	26,405,950	26,308,731	26,376,298	26,295,583
Denominator for diluted earnings per common share- adjusted weighted average common shares and assumed conversions	26,405,950	26,308,731	26,376,298	26,295,583

Basic losses per common share	$(1.92)	$(0.21)	$(2.13)	$(0.58)

Diluted losses from common share	$(1.92)	$(0.21)	$(2.13)	$(0.58)

The Company excluded dilutive securities of 19,604,137 issuable in connection with convertible bonds from the diluted income per share calculation for the three and six months ended July 31, 2010 and 2009, respectively,

C&D TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands, except per share data)

(UNAUDITED)

because their effect would be anti-dilutive. The above computation also excludes all anti-dilutive options, restricted stock awards and shares issuable under deferred compensation arrangements, which amounted to 2,664,232 and 2,664,029 shares for the three and six months ended July 31, 2010, respectively, and 2,016,996 and 2,071,010 shares for the three and six months ended July 31, 2009, respectively.

10. CONTINGENT LIABILITIES

Environmental

The Company is subject to extensive and evolving environmental laws and regulations regarding the clean-up and protection of the environment, worker health and safety and the protection of third parties. These laws and regulations include, but are not limited to (i) requirements relating to the handling, storage, use and disposal of lead and other hazardous materials in manufacturing processes and solid wastes; (ii) record keeping and periodic reporting to governmental entities regarding the use and disposal of hazardous materials; (iii) monitoring and permitting of air emissions and water discharge; and (iv) monitoring worker exposure to hazardous substances in the workplace and protecting workers from impermissible exposure to hazardous substances, including lead, used in the manufacturing process.

Notwithstanding the Company’s efforts to maintain compliance with applicable environmental requirements, if injury or damage to persons or the environment arises from hazardous substances used, generated or disposed of in the conduct of the Company’s business (or that of a predecessor to the extent the Company is not indemnified therefore), the Company may be held liable for certain damages, the costs of investigation and remediation, and fines and penalties, which could have a material adverse effect on the Company’s business, financial condition, or results of operations. However, under the terms of the purchase agreement with Allied Corporation (“Allied”) for the acquisition (the “Acquisition”) of the Company (the “Acquisition Agreement”), Allied was obligated to indemnify the Company for any liabilities of this type resulting from conditions existing at January 28, 1986, that were not disclosed by Allied to the Company in the schedules to the Acquisition Agreement. These obligations have since been assumed by Allied’s successor in interest, Honeywell (“Honeywell”).

C&D is participating in the investigation of contamination at several lead smelting facilities (“Third Party Facilities”) to which C&D allegedly made scrap lead shipments for reclamation prior to the date of the acquisition.

Pursuant to a 1996 Site Participation Agreement, as later amended in 2000, the Company and several other potentially responsible parties (“PRP”s) agreed upon a cost sharing allocation for performance of remedial activities required by the United States Environmental Protection Agency (“EPA”) Administrative Order Consent Decree entered for the design and remediation phases at the former NL Industries, Inc. (“NL”) site in Pedricktown, New Jersey, Third Party Facility. In April 2002, one of the original PRPs, Exide Technologies (Exide), filed for relief under Chapter 11 of Title 11 of the United States Code. In August 2002, Exide notified the PRPs that it would no longer be taking an active role in any further action at the site and discontinued its financial participation, resulting in a pro rata increase in the cost participation of the other PRPs, including the Company, for which the Company’s allocated share rose from 5.25% to 7.79%.

In August 2002, the Company was notified of its involvement as a PRP at the NL Atlanta, Northside Drive Superfund site. NL and Norfolk Southern Railway Company have been conducting a removal action on the site, preliminary to remediation. The Company, along with other PRPs, continues to negotiate with NL at this site regarding the Company’s share of the allocated liability.

C&D TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands, except per share data)

(UNAUDITED)

The Company has terminated operations at its Huguenot, New York, facility, and has completed facility decontamination and disposal of chemicals and hazardous wastes remaining at the facility following termination of operations in accordance with applicable regulatory requirements. The Company is also aware of the existence of soil and groundwater contamination at the Huguenot, New York, facility, which is expected to require expenditures for further investigation and remediation. The Company is currently investigating the presence of lead contamination in soils at and adjacent to the facility. Additionally, the site is listed by the New York State Department of Environmental Conservation (“NYSDEC”) on its registry of inactive hazardous waste disposal sites due to the presence of fluoride and other contaminants in and underlying a lagoon used by the former owner of this site, Avnet, Inc., for disposal of wastewater. Contamination is present at concentrations that exceed state groundwater standards. In 2002, the NYSDEC issued a Record of Decision (“ROD”) for the soil remediation portion of the site. Further, the Company has recently conducted additional sampling pursuant to a soils investigation plan approved by NYSDEC and, based on the results thereof, has proposed and received approval of a remedial action plan for lead in soils which shall be implemented as part of the remedial activities required by the ROD. A ROD for the ground water portion has not yet been issued by the NYSDEC. In 2005, the NYSDEC also requested that the parties engage in a Feasibility Study, which the parties have conducted in accordance with a NYSDEC approved work plan. In February 2000, the Company filed suit against Avnet, Inc., and in December 2006, the parties executed a settlement agreement which provides for a cost sharing arrangement with Avnet bearing a majority of the future costs associated with the investigation and remediation of the lagoon-related contamination.

C&D, together with Johnson Controls, Inc. (“JCI”), is conducting an assessment and remediation of contamination at and near its facility in Milwaukee, Wisconsin. The majority of the on-site soil remediation portion of this project was completed as of October 2001. Under the purchase agreement with JCI, C&D is responsible for (i) one-half of the cost of the on-site assessment and remediation, with a maximum liability of $1,750 (ii) any environmental liabilities at the facility that are not remediated as part of the ongoing cleanup project and (iii) environmental liabilities for any new claims made after the fifth anniversary of the closing, i.e. March 2004, that arise from migration from a pre-closing condition at the Milwaukee facility to locations other than the Milwaukee facility, but specifically excluding liabilities relating to pre-closing offsite disposal. JCI retained the environmental liability for the off-site assessment and remediation of lead. In March 2004, the Company entered into an agreement with JCI to continue to share responsibility as set forth in the original purchase agreement. The Company continues to share with JCI the allocation of costs for assessment and remediation of certain off-site chlorinated volatile organic compounds in groundwater.

In February 2005, the Company received a request from the EPA to conduct exploratory testing to determine if the historical municipal landfill located on the Company’s Attica, Indiana, property is the source of elevated levels of trichloroethylene detected in two city wells downgradient of the Company’s property. In 2009, EPA determined that the impact to the two city wells was from sources unrelated to the Company’s property. The EPA also advised that it believes the former landfill is subject to remediation under the Resource Conservation and Recovery Act (“RCRA”) corrective action program. The Company conducted testing in accordance with an investigation work plan and submitted the test results to the EPA. The EPA thereafter notified the Company that they also wanted the Company to embark upon a more comprehensive RCRA investigation to determine whether there have been any releases of other hazardous waste constituents from its Attica facility and, if so, to determine what corrective measure may be appropriate. In January 2007, the Company agreed to an Administrative Order on Consent with EPA to investigate, and remediate if necessary, site conditions at the facility. The Company has timely complied with all required investigative and remedial actions required by EPA.

C&D TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands, except per share data)

(UNAUDITED)

The Company has conducted site investigations at its Conyers, Georgia facility, and has detected chlorinated solvents in groundwater and lead in soil both onsite and offsite. The Company has recently initiated further assessment of groundwater conditions, temporarily suspending remediation of the chlorinated solvents which had been initiated in accordance with a Corrective Action Plan approved by the Georgia Department of Natural Resources in January 2007. A modified Corrective Action Plan will be submitted upon completion of the assessment. Additionally, the Company is conducting remediation of lead impacted soils identified in the site investigations. In September 2005, an adjoining landowner filed suit against the Company alleging, among other things, that it was allowing lead contaminated stormwater runoff to leave its property and contaminate the adjoining property. In November 2008, the parties entered into a final settlement agreement, pursuant to which the Company agreed to assess and remediate any contamination on the adjoining property due the Company’s operations as required by the Georgia Department of Natural Resources and with the concurrence of the adjoining landowner.

The Company accrues for environmental liabilities in its consolidated financial statements and periodically reevaluates the reserved amounts for these liabilities in view of the most current information available in accordance with accounting guidance for contingencies. As of July 31, 2010, accrued environmental reserves totaled $2,028 consisting of $1,398 in other current liabilities and $630 in other liabilities. Based on currently available information, the Company believes that appropriate reserves have been established with respect to the foregoing contingent liabilities and that they are not expected to have a material adverse effect on its business, financial condition or results of operations.

Purchase Commitments

Periodically the Company enters into purchase commitments pertaining to the purchase of certain raw materials with various suppliers. The Company has entered into various lead commitments contracts some expiring within a few months while others continue into December 2011. The estimated commitments are approximately $57,000 in the twelve months ended July 31, 2011 and $21,000 in the twelve months ended July 31, 2012.

11. FINANCIAL INSTRUMENTS

The estimated fair values of the Company’s financial instruments at July 31, 2010 and January 31, 2010 were as follows:

	July 31, 2010		January 31, 2010
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Cash and cash equivalents	$3,650	$3,650	$2,700	$2,700
Investments held for deferred compensation plan	317	317	321	321
Debt	159,057	135,767	141,658	107,282
Commodity hedges	460	460	(643)	(643)

The following methods and assumptions were used to estimate the fair value of each class of financial instruments:

Cash and cash equivalents—the carrying amount approximates fair value because of the short term maturity of these instruments.

C&D TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands, except per share data)

(UNAUDITED)

The fair value of accounts receivable, accounts payable and accrued liabilities consistently approximate the carrying value due to the short term maturity of these instruments and are excluded from the table above.

Investments held for deferred compensation plan—this asset is carried at quoted market values and, as a result, the fair value is equivalent to the carrying amount.

Debt—the fair value of the Notes was determined using available market prices at the balance sheet date. The carrying value of the Company’s remaining long-term debt, including the current portion, approximates fair value based on the incremental borrowing rates currently available to the Company for loans with similar terms and maturity.

Commodity hedges—the fair value was determined using available market prices at the balance sheet date of commodity hedge contracts with similar characteristics and maturity dates.

12. DERIVATIVE INSTRUMENTS

Accounting standards related to derivative instruments require that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and to measure those instruments at fair value. Additionally, the fair value adjustments will affect either stockholders’ equity as accumulated other comprehensive (loss) income or net (loss) income depending on whether the derivative instrument qualifies as a hedge for accounting purposes and, if so, the nature of the hedging activity.

To qualify for hedge accounting, the instruments must be effective in reducing the risk exposure that they are designed to hedge. For instruments that are associated with the hedge of an anticipated transaction, hedge effectiveness criteria also require that it be probable that the underlying transaction will occur. Instruments that meet established accounting criteria are formally designated as hedges at the inception of the contract. These criteria demonstrate that the derivative is expected to be highly effective at offsetting changes in fair value of the underlying exposure both at inception of the hedging relationship and on an ongoing basis. The assessment for effectiveness is documented at hedge inception and reviewed throughout the designated hedge period.

In the ordinary course of business, the Company may enter into a variety of contractual agreements, such as derivative financial instruments, primarily to manage and to hedge its exposure to currency exchange rate and interest rate risk. All derivatives are recognized on the balance sheet at fair value and are reported in either other current assets or accrued liabilities. For derivative instruments that are designated and qualify as cash flow hedges, the gain on the derivative is reported as a component of other comprehensive income (“OCI”) and reclassified from accumulated other comprehensive income (“AOCI”) into earnings when the hedged transaction affects earnings. If any derivatives are not designated as hedges, the gain or loss on the derivative would be recognized in current earnings.

The Company has entered into lead hedge contracts to manage risk of the cost of lead. The agreements are with major financial institutions with maturities generally less than one year. These market instruments are designated as cash flow hedges. The mark-to-market gain or loss on qualifying commodity hedges is included in other comprehensive income to the extent effective, and reclassified into cost of goods sold in the period during which the hedge transaction affects earnings.

Hedge accounting is discontinued when it is determined that a derivative instrument is not highly effective as a hedge. Hedge accounting is also discontinued when: (1) the derivative instrument expires, is sold, terminated

C&D TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands, except per share data)

(UNAUDITED)

or exercised; or is no longer designated as a hedge instrument because it is unlikely that a forecasted transaction will occur; (2) a hedged firm commitment no longer meets the definition of a firm commitment; or (3) management determines that designation of the derivative as a hedging instrument is no longer appropriate.

When hedge accounting is discontinued, the derivative instrument will be either terminated, continue to be carried on the balance sheet at fair value, or redesignated as the hedging instrument, if the relationship meets all applicable hedging criteria. Any asset or liability that was previously recorded as a result of recognizing the value of a firm commitment will be removed from the balance sheet and recognized as a gain or loss in current period earnings. Any gains or losses that were accumulated in other comprehensive loss from hedging a forecasted transaction will be recognized immediately in current period earnings, if it is probable that the forecasted transaction will not occur.

The Company had raw material commodity arrangements for 3,043 metric tons of base metals at July 31, 2010 and 3,103 metric tons at January 31, 2010.

The following table provides the fair value of the Company’s derivative contracts which include raw material commodity contracts.

	July 31, 2010	January 31, 2010	Balance Sheet Location
Derivatives designated as hedging instruments:

Commodity Hedges	$460	$—	Other current assets
Commodity Hedges	—	643	Other current liabilities

Total fair value	$460	$643

The Company estimates that $180 of net derivative losses in AOCI as of July 31, 2010 will be reclassified into earnings in the next twelve months.

Derivatives in Cash Flow Hedging Relationships:	Amount of Gain (Loss) Recognized in OCI		Amount of Gain (Loss) Reclassified from AOCI into Income		Location of Gain (Loss) Reclassified from AOCI into Income
	2010	2009	2010	2009
Three months ended July 31,
Commodity Hedges	$(590)	$274	$(630)	$227	Cost of Sales

Six months ended July 31,
Commodity Hedges	$105	$168	$(200)	$(1,744)	Cost of Sales

C&D TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands, except per share data)

(UNAUDITED)

13. WARRANTY

The Company provides for estimated product warranty expenses when the related products are sold. Because warranty estimates are forecasts that are based on the best available information, primarily historical claims experience, claims costs may differ from amounts provided. An analysis of changes in the liability for product warranties follows:

	Six months ended July 31,
	2010	2009
Balance at beginning of period	$6,481	$8,069
Current year provisions	2,386	2,188
Expenditures	(2,285)	(4,347)

Balance at end of period	$6,582	$5,910

As of July 31, 2010, accrued warranty obligations of $6,582 include $2,594 in current liabilities and $3,988 in other liabilities. As of January 31, 2010 accrued warranty obligations of $6,481 included $2,511 in current liabilities and $3,970 in other liabilities.

Certain warranty costs associated with the discontinued operations were not assumed by the buyer and are included in the table above. Expenditures include $7 and $1,534 related to discontinued operations in the first six months of fiscal 2011 and 2010, respectively.

14. PENSION PLANS AND OTHER POSTRETIREMENT BENEFITS

The components of net periodic benefit cost consisted of the following for the interim periods:

	Pension Benefits		Postretirement Benefits
	Three months ended July 31,		Three months ended July 31,
	2010	2009	2010	2009
Components of net periodic benefit cost:
Service cost	$376	$233	$18	$11
Interest cost	1,193	1,103	30	32
Expected return on plan assets	(1,040)	(941)	—	—
Amortization of prior service costs	—	—	(198)	(201)
Recognized actuarial loss	833	640	2	—

Net periodic benefit cost	$1,362	$1,035	$(148)	$(158)

C&D TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands, except per share data)

(UNAUDITED)

	Pension Benefits		Postretirement Benefits
	Six months ended July 31,		Six months ended July 31,
	2010	2009	2010	2009
Components of net periodic benefit cost:
Service cost	$693	$517	$35	$29
Interest cost	2,334	2,262	60	63
Expected return on plan assets	(2,057)	(1,807)	—	—
Amortization of prior service costs	—	—	(396)	(402)
Recognized actuarial loss	1,584	1,385	4	—

Net periodic benefit cost	$2,554	$2,357	$(297)	$(310)

The Company made $1,565 of contributions to the plan in the six months ended July, 31, 2010. The Company expects to make additional contributions of approximately $2,330 to its plan during fiscal year 2011. The Company also expects to make contributions totaling approximately $160 to the Company sponsored postretirement benefit plan during fiscal year 2011.

15. RESTRUCTURING

On February 4, 2009, the Company announced plans to reduce labor costs by reducing its workforce by approximately 90 employees. The Company recorded severance accruals in the fourth quarter of fiscal year 2009 of $1,334 in its consolidated statement of operations as Selling, general and administrative expenses as a result of these reductions.

A reconciliation of the liability and related activity during the six months ended July 31, 2010, is shown below.

	Balance at January 31, 2010	Provision Additions	Expenditures	Balance at July 31, 2010

Severance	$76	$—	$59	$17

Total	$76	$—	$59	$17

C&D TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands, except per share data)

(UNAUDITED)

16. FAIR VALUE MEASUREMENT

Assets and liabilities subject to fair value measurements primarily consist of the Company’s derivative contracts and investments related to the deferred compensation plan. The Company utilizes the market approach to measure fair value for the Company’s financial assets and liabilities. The market approach uses prices and other relevant information generated by market transactions involving identical or comparable assets or liabilities. The accounting guidance includes a fair value hierarchy that is intended to increase consistency and comparability in fair value measurements and related disclosures. The fair value hierarchy is based on inputs to valuation techniques that are used to measure fair value that are either observable or unobservable. Observable inputs reflect assumptions market participants would use in pricing an asset or liability based on market data obtained from independent sources while unobservable inputs reflect a reporting entity’s pricing based upon their own market assumptions. The fair value hierarchy consists of the following three levels:

Level 1	Inputs are quoted prices in active markets for identical assets or liabilities.

Level 2	Inputs are quoted prices for similar assets or liabilities in an active market, quoted prices for identical or similar assets or liabilities in markets that are not active, inputs other than quoted prices that are observable and market-corroborated inputs which are derived principally from or corroborated by observable market data.

Level 3	Inputs are derived from valuation techniques in which one or more significant inputs or value drivers are unobservable.

The following table represents the Company’s assets and liabilities measured at fair value on a recurring basis as of July 31, 2010 and 2009 and the basis for those measurements:

	Total	Level 1	Level 2	Level 3
2010
Investments held in large mutual funds	$317	$317	$—	$—
Commodity hedge asset	460	—	460	—

2009
Investments held in large mutual funds	$353	$353	$—	$—
Commodity hedge asset	190	—	190	—

17. GOODWILL AND ASSET IMPAIRMENTS

Goodwill represents the excess of the cost over the fair value of net assets acquired in business combinations. Goodwill is not amortized and is subject to impairment tests. Goodwill is tested for impairment on an annual basis or upon the occurrence of certain circumstances or events. Indicators of potential impairment might include a decline of quoted market prices of the Company’s stock in active markets and/or continuing operating losses. The Company determines the fair value of its reporting units using a combination of financial projections and discounted cash flow techniques adjusted for risk characteristics, also giving consideration to the Company’s overall market capitalization. The fair value of the reporting units is compared to the carrying value of the reporting units to determine if an impairment loss should be calculated. If the book value of a reporting unit exceeds the fair value of the reporting unit, an impairment loss is indicated. The impairment loss is calculated by comparing the implied fair value of the goodwill to the book value of the goodwill. If the book value of the goodwill exceeds the implied fair value of the goodwill, an impairment loss is recorded.

C&D TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands, except per share data)

(UNAUDITED)

The Company’s implied fair value of goodwill is dependent upon significant judgments and estimates of future discounted cash flows and other factors. The Company’s estimates of future cash flows include assumptions concerning future operating performance and economic conditions and may differ from actual future cash flows. Estimated future cash flows are adjusted by an appropriate discount rate at the date of evaluation. The financial and credit market volatility directly impacts the fair value measurement through the weighted average cost of capital that the Company uses to determine the discount rate and through the stock price that is used to determine market capitalization. Therefore, changes in the stock price may also affect the amount of impairment recorded. Market capitalization is determined by multiplying the shares outstanding on the assessment date by the average market price of the Company’s common stock over a 30-day period before assessment date. The Company uses this 30-day duration to consider inherent market fluctuations that may affect any individual closing price. Market capitalization subsequent to the assessment date is also considered.

The Company performs the annual goodwill test in the fourth quarter of the fiscal year for its one reporting unit. Given the recent decrease in market capitalization and continuing operating losses, the Company tested for impairment on July 31, 2010. As a result, the Company first completed an assessment of its long-lived assets within the various asset groupings and determined there were no impairments.

The Company assessed the carrying value of its goodwill by using the two-step, fair-value based test, at July 31, 2010, in accordance with accounting guidance for goodwill and other intangible assets. The first step compared the fair value of the reporting unit to its carrying amount, including goodwill. As the carrying amount of the reporting unit exceeded its fair value, the second step was performed. The second step was performed and determined that the implied fair value of goodwill was in excess of the book value of goodwill, and in connection with this second step, the Company recorded a non-cash pre-tax impairment charge of $59,978 representing the full value of goodwill as of July 31, 2010. As discussed in Note 8, Income Taxes, as a result of the impairment charge the Company no longer has a deferred tax liability related to an indefinite lived intangible. As such, in the quarter ended July 31, 2010, the Company recorded an income tax benefit in the amount of $14,245 for the reversal of this deferred tax liability. As a result the goodwill impairment recorded, net of tax benefits in the quarter ended July 31, 2010 was $45,733.

18. SUBSEQUENT EVENTS

On September 14, 2010, the Company entered into a restructuring support agreement (the “RSA”) with two convertible noteholders (the “Supporting Noteholders”) who together hold approximately 56% of the aggregate principal amount of the 2005 Notes and the 2006 Notes. The Supporting Noteholders have agreed to a proposed restructuring of the 2005 Notes and the 2006 Notes which will be effected through (i) an offer to exchange the outstanding 2005 Notes and 2006 Notes for up to 95% of the Company’s common stock (the “Exchange Offer”), or (ii) a prepackaged plan of reorganization under Chapter 11 of the U.S. Bankruptcy Code (the “Prepackaged Plan”, together with the Exchange Offer, the “Restructuring”). The Company has agreed to solicit votes from the Company’s stockholders and the holders of the Notes to accept the Prepackaged Plan concurrently with the Exchange Offer.

The following is a summary of the additional material terms of the RSA.

•	Support of the Exchange Offer and Restructuring Plan:

•	Subject to the terms and conditions of the RSA, the Supporting Noteholders have each agreed to, among other things:

•	support and use its commercially reasonable best efforts to complete the proposed restructuring pursuant to the Exchange Offer or the Prepackaged Plan, by, among other

C&D TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands, except per share data)

(UNAUDITED)

things, tendering all of its holdings of 2005 Notes and 2006 Notes into the Exchange Offer and voting all of its holdings of Notes in favor of the Prepackaged Plan;

•

not, in any material respect, object to, delay, impede or take any other action to interfere with the acceptance or implementation of the Restructuring or propose, file, support or vote for any alternative exchange offer, restructuring, workout or plan of reorganization for the Company;

•

unless the Company commences a Chapter 11 case, not accelerate or support the acceleration of, or direct the trustee to accelerate or support the acceleration of, the 2005 Notes or the 2006 Notes under the terms of the indentures governing the 2005 Notes or the 2006 Notes for any default or event of default that has occurred or may occur thereunder; and

•

unless the Company commences a Chapter 11 case, use its commercially reasonable efforts to waive any event of default under the indentures governing the 2005 Notes or the 2006 Notes or rescind any acceleration of the 2005 Notes or the 2006 Notes.

•	Treatment of Noteholders and Existing Stockholders:

•	If the Company’s stockholders approve the Exchange Offer and the (i) Exchange Offer is consummated or (ii) the Prepackaged Plan is confirmed:

•

holders of the 2005 Notes and 2006 Notes will receive a number of shares of common stock representing approximately 95% of the Company’s outstanding common stock after giving effect to the Restructuring; and

•	the existing holders of the Company’s common stock will retain 5% of the Company’s outstanding common stock after giving effect to the Restructuring.

•	If the Company’s stockholders do not approve the Exchange Offer, but the Prepackaged Plan is confirmed:

•

holders of the 2005 Notes and 2006 Notes will receive a number of shares of common stock representing approximately 97.5% of the Company’s outstanding common stock after giving effect to the Restructuring; and

•

the existing holders of the Company’s common stock will receive 2.5% of the Company’s outstanding common stock and receive unregistered warrants to purchase an aggregate number of shares of common stock representing 5% of the company’s post-restructuring common stock on a fully diluted basis; the warrants will have an aggregate exercise price calculated based on a total enterprise value of $250.0 million and be exercisable for a period of three years.

•

Stockholder Approval and Minimum Threshold Participation. The RSA provides that the consummation of the Exchange Offer will be conditioned upon, among other things, a majority of outstanding shares of common stock voting in favor of the terms of the Exchange Offer and holders of at least 95% (which may be reduced in certain circumstances) in aggregate principal amount of 2005 Notes and 2006 Notes tendering their notes into the Exchange Offer. The RSA requires that the Company, among other things, commence the Exchange Offer and use its commercially reasonable efforts to pursue and obtain the approval of stockholders of the Company for the Exchange Offer.

•	Board of Directors Matters: Pursuant to the terms of the RSA, upon consummation of the Restructuring, the Board of Directors of the Company will be reconstituted such that at such time there

C&D TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands, except per share data)

(UNAUDITED)

shall be seven directors; one of the seven directors shall be the Company’s chief executive officer and, of the remaining six directors, five shall be recommended by Supporting Noteholders and one shall be selected by and from the Company’s current Board of Directors. Thereafter, directors will be nominated for election by stockholders in accordance with the Company’s normal corporate governance procedures.

•

Investors’ Rights Agreement: Pursuant to the terms of the RSA, in the event the Exchange Offer is consummated, the Supporting Noteholders intend to enter into an investors’ rights agreement that will include customary rights regarding registration rights and access to information.

•

Stockholders’ Rights Agreement: Pursuant to the terms of the RSA, in the event the Restructuring is implemented pursuant to the Prepackaged Plan, the Company and the holders of Company’s outstanding common stock after the Restructuring will enter into a stockholders agreement that will include customary rights regarding governance, transfers, preemption, tag along and drag along rights, threshold voting requirements and registration rights.

•

Stock Incentive Plan: Pursuant to the terms of the RSA, upon the consummation of the Restructuring, the Company will reserve up to 10% of the outstanding shares of the Company issuable upon exercise of options granted under a new stock incentive plan by the Board of Directors of the Company.

•	Termination of Restructuring Support Agreement:

Unless the Restructuring has been consummated, the RSA may be terminated by the Supporting Noteholders upon the occurrence of certain events, including but not limited to:

•	the Company’s failure to consummate the Exchange Offer and/or the Prepackaged Plan on or prior to February 28, 2011;

•	the Company’s failure to file the Prepackaged Plan in the event less than the required amount of the 2005 Notes and 2006 Notes are tendered in the Exchange Offer;

•

receipt of written notice from the Supporting Noteholders of their intent to terminate the RSA upon the occurrence of specified events that constitute a material adverse change and the Company’s failure to cure within an allowable grace period; and

•

a material alteration by the Company of the terms of the Restructuring that was not permitted under the terms of the RSA and the Company’s failure to cure such alteration within an allowable grace period.

Unless the Restructuring has been consummated, the RSA may be terminated by the Company upon the occurrence of certain events, including:

•

a breach by a Supporting Noteholder of any of the representations, warranties or covenants set forth in the RSA that would have a material adverse impact on the Company or the consummation of the Restructuring that remains uncured for an allowable grace period;

•	the issuance by any governmental authority or any ruling or order enjoining the consummation of a material portion of the Restructuring; and

•	upon a determination by the Board of Directors that such termination is in the best interests of the Company pursuant to the exercise of its fiduciary duties.

C&D TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands, except per share data)

(UNAUDITED)

In the event the RSA is terminated, the Supporting Noteholders shall no longer be required to tender their beneficially owned 2005 Notes and 2006 Notes or vote for the Prepackaged Plan. The description of the RSA is qualified in all respects by the actual terms of the agreement, as filed with the Securities and Exchange Commission on September 14, 2010.

Other

On September 14, 2010, the Company announced plans to close it Leola, Pennsylvania manufacturing facility and transfer certain operations to other existing locations. Finalization of the closure is expected to be completed over the next twelve to fifteen months. Upon completion, the closure will result in a net reduction of approximately 85 employees. Expenses associated with severance, accelerated depreciation of certain equipment and related closure costs are currently estimated to range from $1,600 to $2,000, and will be recorded in future periods.

Exhibit A

C&D TECHNOLOGIES, INC. HAS NOT FILED A VOLUNTARY REORGANIZATION CASE UNDER CHAPTER 11 OF TITLE 11 OF THE UNITED STATES CODE. NO CHAPTER 11 CASE HAS YET BEEN COMMENCED. IN THE EVENT A VOLUNTARY REORGANIZATION CASE IS FILED, C&D TECHNOLOGIES, INC. EXPECTS TO FILE THIS PREPACKAGED PLAN OF REORGANIZATION.

IN THE UNITED STATES BANKRUPTCY COURT FOR THE DISTRICT OF DELAWARE

In re:	Chapter 11

C&D TECHNOLOGIES, INC., Debtor.	Case No. 10-

DEBTOR’S PREPACKAGED PLAN OF REORGANIZATION PURSUANT TO CHAPTER 11 OF THE BANKRUPTCY CODE

GOODWIN PROCTER LLP The New York Times Building 620 Eighth Avenue New York, NY 10018-1405 Telephone: (212) 813-8800 Facsimile: (212) 355-3333 Proposed Co-Counsel to the Debtor	RICHARDS LAYTON & FINGER LLP One Rodney Square 920 North King Street Wilmington, DE 19801 Telephone: (302) 651-7512 Facsimile: (302) 498-7512 Proposed Co-Counsel to the Debtor

A-i

A-ii

INTRODUCTION

C&D Technologies, Inc. respectfully proposes the following prepackaged plan of reorganization for the resolution of outstanding Claims against, and Interests in, the Debtor, pursuant to title 11 of the United States Code, 11 U.S.C. §§ 101-1532 (the “Bankruptcy Code”). Senior Noteholders (defined below) are referred to the Prospectus (as defined below) and holders of Interests (defined below) are referred to the Proxy (defined below) for a discussion of the Debtor’s history, business, assets, results of operations, and projections of future operations, as well as a summary and description of this Plan and certain related matters. The Debtor is the proponent of this Plan within the meaning of section 1129 of the Bankruptcy Code.

ALL HOLDERS OF CLAIMS AND INTERESTS, TO THE EXTENT APPLICABLE, ARE ENCOURAGED TO READ THIS PLAN AND THE ACCOMPANYING PROSPECTUS OR PROXY IN THEIR ENTIRETY BEFORE VOTING TO ACCEPT OR REJECT THIS PLAN.

Article I

DEFINED TERMS, RULES OF INTERPRETATION, COMPUTATION

OF TIME, AND GOVERNING LAW

A. Defined Terms

Unless the context otherwise requires, the following terms shall have the following meanings when used in capitalized form herein:

1. “2011 Management Incentive Plan” means that certain post-Effective Date management incentive plan governed by the terms and conditions set forth in the 2011 Management Incentive Plan Agreement which provides that, among other things, 10% of the New Common Stock, on a fully-diluted basis, shall be reserved for issuance in the form of a unit option.

2. “2011 Management Incentive Plan Agreement” means that agreement to be executed by the Reorganized Debtor on or before the Effective Date, including any agreements, amendments, supplements or documents related thereto, documenting the terms and conditions of the 2011 Management Incentive Plan in form and substance reasonably acceptable to the Debtor and the Requisite Holders.

3. “5.25% Senior Notes” means those certain 5.25% Convertible Senior Notes due 2025 in the aggregate outstanding principal amount of $75,000,000 plus accrued and unpaid interest thereon, as of the Petition Date, issued by C&D Technologies, Inc. pursuant to the 5.25% Senior Notes Indenture.

4. “5.25% Senior Notes Indenture” means that certain indenture dated as of November 21, 2005, as may be amended, modified or supplemented from time to time in accordance with the terms thereof, among C&D Technologies, Inc. and the 5.25% Senior Notes Indenture Trustee, related to the 5.25% Senior Notes, including all agreements, documents, notes, instruments and any other agreements delivered pursuant thereto or in connection therewith.

5. “5.25% Senior Notes Indenture Trustee” means the Bank of New York, solely in its capacity as indenture trustee under the 5.25% Senior Notes Indenture, and any of its successors in such capacity.

6. “5.50% Senior Notes” means those certain 5.50% Convertible Senior Notes due 2026 in the aggregate outstanding principal amount of $52,000,000 plus accrued and unpaid interest thereon, as of the Petition Date, issued by C&D Technologies, Inc. pursuant to the 5.50% Senior Notes Indenture.

7. “5.50% Senior Notes Indenture” means that certain indenture dated as of November 21, 2006, as may be amended, modified or supplemented from time to time in accordance with the terms thereof, among C&D Technologies, Inc. and the 5.50% Senior Notes Indenture Trustee, related to the 5.50% Senior Notes, including all agreements, documents, notes, instruments and any other agreements delivered pursuant thereto or in connection therewith.

8. “5.50% Senior Notes Indenture Trustee” means the Bank of New York, solely in its capacity as indenture trustee under the 5.50% Senior Notes Indenture, and any of its successors in such capacity.

9. “Accrued Professional Compensation” means, at any given moment, all accrued fees and expenses (including success fees) for services rendered by a Professional from and including the Petition Date through and including the Effective Date, to the extent such fees and expenses have not been paid pursuant to the Interim Compensation Order or other order of the Bankruptcy Court and regardless of whether a fee application has been Filed for such fees and expenses. To the extent the Bankruptcy Court or any higher court denies or reduces by a Final Order any amount of a Professional’s fees or expenses, then the amount by which such fees or expenses are reduced or denied shall no longer constitute Accrued Professional Compensation.

10. “Administrative Claim” means a Claim for costs and expenses of administration of the Chapter 11 Case of the kind specified in sections 503(b), 363, 364(c)(1) or 365 of the Bankruptcy Code and entitled to priority pursuant to sections 507(a)(2) or 507(b) of the Bankruptcy Code, including, without limitation: (a) any actual and necessary costs and expenses incurred after the Petition Date and through the Effective Date of preserving the Estate and operating the businesses of the Debtor; (b) all indebtedness or obligations incurred or assumed by the Debtor during the Chapter 11 Case, to the extent that the incurrence or assumption of such indebtedness or obligations provides a benefit to the Debtor’s Estate; (c) any payment to be made under this Plan to cure a default on an assumed Executory Contract or Unexpired Lease; (d) Fee Claims Allowed pursuant to sections 328, 330(a), or 331 of the Bankruptcy Code or otherwise; (e) all fees and charges assessed against the Estate pursuant to section 1930 of the Judicial Code; and (f) all requests for compensation or expense reimbursement for making a substantial contribution in the Chapter 11 Case pursuant to sections 503(b)(3), (4), and (5) of the Bankruptcy Code that are approved by the Bankruptcy Court.

11. “Affiliate” has the meaning set forth in section 101(2) of the Bankruptcy Code.

12. “Allowed” means with respect to Claims: (a) any Claim that is listed in the Schedules (if Filed) as not contingent, not unliquidated, and not disputed and for which no contrary assertion has been filed; (b) a Claim (or a portion thereof) as to which (i)(A) no objection or request for estimation has been filed and (B) the time for filing objections has passed, or (ii) as to which any objection has been determined by a Final Order to the extent such objection is determined in favor of the respective holder of such Claim; or (c) any Claim (or portion thereof) that is allowed, (w) pursuant to this Plan, (x) by Final Order, or (y) in any contract, instrument, indenture or other agreement entered into in connection with the Plan, or (z) with respect to an Administrative Expense Claim only (1) that was incurred by the Debtor in the ordinary course of business during the Chapter 11 Case to the extent due and owing without defense, offset, recoupment or counterclaim of any kind, and (2) that is not otherwise disputed; provided, however, that with respect to any Claim described in clause (a) above, such Claim shall be considered Allowed only if and to the extent that with respect to any Claim no objection to the allowance thereof has been interposed within the applicable period of time fixed by this Plan, the Bankruptcy Code, the Bankruptcy Rules, or the Bankruptcy Court. Any Claim that has been or is hereafter listed in the Schedules (if Filed) as contingent, unliquidated or disputed, and for which the Holder of such Claim has not advised the Debtor in writing of its belief to the contrary, is not considered Allowed. With respect to Interests, Allowed means shares of common stock in the Debtor.

13. “Ballots” means the ballots accompanying the Prospectus (in the case of Senior Noteholders) and Proxy (in the case of holders of Interests) upon which certain Holders of Impaired Claims and Interests entitled to vote shall, among other things, indicate their acceptance or rejection of this Plan in accordance with this Plan and the procedures governing the solicitation process.

14. “Bankruptcy Code” has the meaning set forth in the introduction above.

15. “Bankruptcy Court” means the United States Bankruptcy Court for the District of Delaware having jurisdiction over the Chapter 11 Case, and, to the extent of the withdrawal of any reference under 28 U.S.C § 157 and/or the order of the United States District Court for the District of Delaware, the United States District Court for the District of Delaware.

16. “Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure, as applicable to the Chapter 11 Case, promulgated by the United States Supreme Court under section 2075 of the Judicial Code, as amended from time to time.

17. “Books and Records” means the books and records of the Debtor.

18. “Business Day” means any day, other than a Saturday, Sunday, or “legal holiday” (as defined in Bankruptcy Rule 9006(a)).

19. “Cash” means the legal tender of the United States of America or the equivalent thereof.

20. “Causes of Action” means any claim, cause of action, controversy, demand, agreement, right (including to legal or equitable remedies), action, Lien, indemnity, guaranty, suit, obligation, liability, damage, judgment, account, defense, offset, power, privilege, license, and franchise of any kind or character whatsoever, known or unknown, contingent or non-contingent, matured or unmatured, suspected or unsuspected, liquidated or unliquidated, disputed or undisputed, secured or unsecured, assertable directly or derivatively, whether arising before, on, or after the Petition Date, in contract or in tort, in law or in equity, or pursuant to any other theory of law. Cause of Action also includes: (a) any right of setoff, counterclaim, or recoupment and any claim on contracts or for breaches of duties imposed by law or in equity; (b) the right to object to Claims or Interests; (c) any claim pursuant to section 362 or chapter 5 of the Bankruptcy Code; (d) any claim or defense including fraud, mistake, duress, and usury, and any other defenses set forth in section 558 of the Bankruptcy Code; (e) any state law fraudulent transfer claim; and (f) any claim listed in the Plan Supplement.

21. “Certificate” means any instrument evidencing a Claim or an Interest.

22. “Chapter 11 Case” means the Chapter 11 case pending for the Debtor under Chapter 11 of the Bankruptcy Code in the Bankruptcy Court.

23. “Charter Amendment” means an amendment to the Certificate of Incorporation of the Debtor, allowing for the issuance of additional shares of common stock in the Debtor to facilitate the Exchange Offer.

24. “Claim” means any claim against the Debtor as defined in section 101(5) of the Bankruptcy Code.

25. “Class” means a category of Holders of Claims or Interests as set forth in Article III hereof pursuant to section 1122(a) of the Bankruptcy Code.

26. “Committee” or “Committees” means any official committee (and any and all subcommittees thereof), if any, appointed in the Chapter 11 Case pursuant to section 1102 of the Bankruptcy Code.

27. “Confirmation” means the entry of the Confirmation Order on the docket of the Chapter 11 Case, subject to all conditions specified in Article IX.A hereof having been: (a) satisfied; or (b) waived pursuant to Article IX.C hereof.

28. “Confirmation Date” means the date upon which the Bankruptcy Court enters the Confirmation Order on the docket of the Chapter 11 Case, within the meaning of Bankruptcy Rules 5003 and 9021.

29. “Confirmation Hearing” means the hearing held by the Bankruptcy Court on confirmation of this Plan pursuant to section 1129 of the Bankruptcy Code, as such hearing may be continued from time to time.

30. “Confirmation Order” means the order of the Bankruptcy Court confirming this Plan pursuant to section 1129 of the Bankruptcy Code.

31. “Consenting Holders” means, as of the relevant time, those holders of Senior Notes Claims that are party to the Support Agreement.

32. “Consummation” means the occurrence of the Effective Date.

33. “Cure Claim” means a Claim based upon the Debtor’s monetary defaults, if any, on an Executory Contract or Unexpired Lease at the time such contract or lease is assumed by the Debtor pursuant to sections 365 or 1123 of the Bankruptcy Code.

34. “D&O Liability Insurance Policies” means all insurance policies for directors’, managers’, and officers’ liability maintained by the Debtor as of the Petition Date.

35. “Debtor” means C&D Technologies, Inc.

36. “Debtor Release” means the release provision set forth in Article VIII.C hereof.

37. “Debtor Releasee” means, collectively, (a) all current and former officers, directors, managers, and employees of the Debtor; and (b) all attorneys, financial advisors, advisors, accountants, investment bankers, investment advisors, actuaries, and professionals of the Debtor, its Affiliates, and its respective predecessors and successors in interest, and all of its current and former members (including ex officio members), officers, directors, employees, partners, attorneys, financial advisors, accountants, managed funds, investment bankers, investment advisors, actuaries, professionals and affiliates, each in their respective capacities as such; provided, however, that no Non-Released Party will be a Debtor Releasee.

38. “Debtor in Possession” means the Debtor, as debtor in possession in the Chapter 11 Case, pursuant to sections 1107 and 1108 of the Bankruptcy Code.

39. “DIP Administrative Agent” means the administrative agent under the DIP Credit Agreement, and its successors and assigns.

40. “DIP Claims” means all Claims held by the DIP Administrative Agent and/or the DIP Lenders arising from or related to the DIP Credit Agreement and any other DIP Credit Document.

41. “DIP Credit Agreement” means that debtor-in-possession secured credit agreement governing the terms of the DIP Loan Facility to be entered into by the Debtor, as borrower, the DIP Lenders, and the DIP Administrative Agent, as amended, supplemented or otherwise modified from time to time with the consent of the Requisite Holders, if the Debtor determines a DIP Credit Agreement is necessary.

42. “DIP Credit Documents” means all documents and instruments entered into in connection with the DIP Credit Agreement.

43. “DIP Lenders” means, collectively, and as of the relevant time, those lenders that are party to the DIP Credit Agreement.

44. “DIP Loan Facility” means the credit facility to be provided to the Debtor during the Chapter 11 Case pursuant to the DIP Credit Agreement, the proceeds of which would be used to fund the Chapter 11 Case and for general corporate purposes.

45. “Disbursing Agent” means the Debtor or the Reorganized Debtor, or the Entity or Entities chosen by the Debtor or the Reorganized Debtor to make or facilitate distributions pursuant to this Plan.

46. “Disputed” means, with respect to any Claim or Interest, any Claim or Interest that is not yet Allowed.

47. “Distribution Record Date” means, except with respect to any publicly traded securities that are canceled by the Plan, with respect to all Classes, the third Business Day after the date the Confirmation Order is entered by the Bankruptcy Court or such other date as shall be designated by the Bankruptcy Court in the Confirmation Order.

48. “DTC” means The Depository Trust Company.

49. “Effective Date” means a Business Day, selected by the Debtor, with the consent of the Requisite Holders, on which the conditions precedent specified in this Plan (including, but not limited to, in Article IX.B hereof) have been satisfied or waived, and no stay of the Confirmation Order is in effect. Unless otherwise specifically provided in this Plan, any of the documents contained in the Plan Supplement or with respect to the treatment of Class 4 Senior Notes Claims, anything required to be done by the Debtor on the Effective Date may be done on the Effective Date or as soon as reasonably practicable thereafter.

50. “Entity” means an entity as defined in section 101(15) of the Bankruptcy Code.

51. “Estate” means the estate created for the Debtor in the Chapter 11 Case pursuant to section 541 of the Bankruptcy Code.

52. “Exchange Offer” means the exchange offer made to Senior Noteholders to allow them to tender their Senior Notes in exchange for shares of common stock in the Debtor, as described in the Prospectus, filed with the Securities Exchange Commission on October 20, 2010.

53. “Exculpated Parties” means, collectively: (a) the Debtor; (b) the Reorganized Debtor; (c) the Debtor Releasees; (d) the Third Party Releasees; and (e) each of the foregoing party’s current officers, affiliates, partners, directors, managers, employees, agents, current and former members (including ex officio members), advisors and professionals (including any attorneys, actuaries, accountants, managed funds, advisors, consultants, financial advisors, investment bankers and other professionals retained by such Persons), together with their respective successors and assigns, each solely in its capacity as such; (and provided that such attorneys and professional advisors shall only include those that provided services related to the Chapter 11 Case and the transactions contemplated by this Plan); provided, however, that no Non-Released Party will be an Exculpated Party.

54. “Exculpation” means the exculpation provision set forth in Article VIII.E hereof.

55. “Executory Contract” means a contract to which the Debtor is a party that is capable of assumption or rejection under section 365 of the Bankruptcy Code.

56. “Existing Securities Law Claim” means any Claim, whether or not the subject of an existing lawsuit: (a) arising from rescission of a purchase or sale of any Interests of the Debtor; (b) for damages arising from the purchase or sale of any such security; (c) for violations of the securities laws, misrepresentations, or any similar Claims, including, to the extent related to the foregoing or otherwise subject to subordination under section 510(b) of the Bankruptcy Code, any attorneys’ fees, other charges, or costs incurred on account of the foregoing Claims; or (d) except as otherwise provided for in this Plan, for reimbursement, contribution, or indemnification allowed under section 502 of the Bankruptcy Code on account of any such Claim.

57. “Fee Claim” means a Claim for Accrued Professional Compensation.

58. “File,” “Filed,” or “Filing” means file, filed, or filing with the Bankruptcy Court or its authorized designee in the Chapter 11 Case.

59. “Final Order” means, as applicable, an order, ruling or judgment of the Bankruptcy Court (or other court of competent jurisdiction with respect to the relevant subject matter) that has been entered by the Clerk of the Bankruptcy Court on the docket in the Chapter 11 Case (or by the clerk of such other court of competent jurisdiction on the docket of such court), which is in full force and effect, has not been reversed, stayed, modified, or amended, and as to which the time to appeal or seek certiorari has expired and no appeal or petition for certiorari has been timely taken, or as to which any appeal that has been taken or any petition for certiorari that has been or may be Filed has been resolved by the highest court to which the order or judgment was appealed or from which certiorari was sought; provided, however, that the possibility that a motion under Rule 50 or 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Federal Rules of Civil Procedure or Bankruptcy Rules, may be filed relating to such order, ruling or judgment shall not cause such order, ruling or judgment not to be a Final Order.

60. “General Unsecured Claim” means any unsecured Claim against the Debtor that is not: (a) a Secured Claim; (b) an Other Secured Claim; (c) an Administrative Claim; (d) a Priority Tax Claim; (e) an Other Priority Claim; (f) a Senior Notes Claim; (g) a Senior Credit Facility Claim; or (h) [an Intercompany Claim], and shall not include Claims that are disallowed or released, whether by operation of law or pursuant to order of the Bankruptcy Court, written release or settlement, the provisions of this Plan or otherwise.

61. “Governmental Unit” means a governmental unit as defined in section 101(27) of the Bankruptcy Code.

62. “Holder” means any Entity holding a Claim or an Interest.

63. “Impaired” means any Claim or Interest in an Impaired Class.

64. “Impaired Class” means an impaired Class within the meaning of section 1124 of the Bankruptcy Code.

65. “Indemnification” means the indemnification provision set forth in Article VIII.F hereof.

66. “Indemnification Provision” means the Debtor’s indemnification provisions currently in place whether in the bylaws, certificates of incorporation, other formation documents, board resolutions, employment contracts or indemnification agreements for the current and former directors, officers, managers, employees, attorneys, other professionals and agents of the Debtor and such current and former directors’, officers’, and managers’ respective Affiliates.

67. “Indemnified Parties” means, collectively: (a) the Debtor and each of its Affiliates, (b) each Consenting Holder, (c) the Senior Notes Indenture Trustee, (d) the Senior Credit Facility Lenders and each of their members and affiliates, and (e) the current and former officers, directors, managers, employees, attorneys and advisors of the foregoing, each in their respective capacities as such, of each of the foregoing; provided, however, no Non-Released Parties shall be considered an Indemnified Party.

68. “Intercompany Claim” means any Claim held or acquired by an Affiliate of the Debtor against the Debtor or any Intercompany Interests.

69. “Intercompany Contracts” means any Executory Contract, Unexpired Lease, or any other agreement, contract, or lease to which the parties are the Debtor and an Affiliate of the Debtor.

70. “Intercompany Interest” means an Interest in the Debtor held by an Affiliate of the Debtor.

71. “Interest” means any share of common stock, preferred stock, unit of membership interest or other instrument evidencing an ownership interest (whether legal, equitable, contractual or in connection with any other rights) in the Debtor, whether or not certificated, transferable, voting or denominated “stock” or a similar security that existed immediately prior to the Petition Date, and any options or warrants, as well as any Existing Securities Law Claims related to the foregoing.

72. “Interim Compensation Order” means an order of the Bankruptcy Court allowing Professionals to seek interim compensation in accordance with the procedures approved therein, or as the same may be modified by a Bankruptcy Court order approving the retention of a specific Professional or otherwise.

73. “Judicial Code” means title 28 of the United States Code, 28 U.S.C. §§ 1-4001.

74. “Lien” means a lien as defined in section 101(37) of the Bankruptcy Code.

75. “Material Adverse Effect” means a material adverse effect on the financial condition, property, operations or business of the Reorganized Debtor, taken as a whole.

76. “New Board” means the initial board of directors of the Reorganized Debtor.

77. “New Common Stock” means one or more classes of newly issued units of common equity in the Reorganized Debtor as issued by the Reorganized Debtor pursuant to the Plan.

78. “Non-Released Parties” means those Entities identified in the Plan Supplement as non-released parties.

79. “Other Priority Claim” means any Claim accorded priority in right of payment under section 507(a) of the Bankruptcy Code, other than an Administrative Claim or Priority Tax Claim.

80. “Other Secured Claim” means any Secured Claim that is not a Senior Credit Facility Claim.

81. “Person” means a “person” as defined in section 101(41) of the Bankruptcy Code.

82. “Petition Date” means the date on which the Debtor Files its petition for relief commencing the Chapter 11 Case.

83. “Plan” means this Debtor’s Prepackaged Plan of Reorganization Pursuant to Chapter 11 of the Bankruptcy Code, as amended, supplemented, or modified from time to time in accordance with the provisions of the Bankruptcy Code, the terms hereof or thereof and the terms of the Support Agreement, including the Plan Supplement, which is incorporated herein by reference, and any other exhibits, supplements, appendices and schedules hereto.

84. “Plan Documents” means the documents, other than this Plan, to be executed, delivered, assumed, complied with and/or performed in connection with the consummation of this Plan, including, without limitation, the documents to be included in the Plan Supplement, the Support Agreement, the Stockholders’ Agreement, the amended by-laws, the amended certificate of incorporation and any and all exhibits, supplements, appendices and schedules to this Plan and the Prospectus, each in form and substance acceptable to the Debtor and the Requisite Holders.

85. “Plan Objection Deadline” means the date established by the Bankruptcy Court by which an Entity must object to this Plan or be forever barred from asserting an objection to this Plan.

86. “Plan Supplement” means the compilation of documents and forms of documents, schedules, and exhibits to this Plan, to be Filed prior to the Confirmation Hearing, as amended, supplemented, or modified from time to time in accordance with the terms hereof and the terms of the Support Agreement, the Bankruptcy Code, and the Bankruptcy Rules, including, to the extent known, the identity of the members of the New Board and the nature and compensation for any member of the New Board who is an “insider” under section 101(31) of the Bankruptcy Code.

87. “Priority Tax Claim” means any Claim of a Governmental Unit of the kind specified in sections 502(i) and 507(a)(8) of the Bankruptcy Code.

88. “Pro Rata” means the proportion that an Allowed Claim or an Allowed Interest, as applicable, in a particular Class bears to the aggregate amount of Allowed Claims or Allowed Interests, as applicable, in that Class, or the proportion that Allowed Claims or Allowed Interests, as applicable, in a particular Class bear to the aggregate amount of Allowed Claims in a particular Class and other Classes entitled to share in the same recovery as such Allowed Claim or Allowed Interest, as applicable, under this Plan.

89. “Professional” means an Entity: (a) retained pursuant to a Final Order in accordance with sections 327, 363, or 1103 of the Bankruptcy Code and to be compensated for services rendered prior to or on the Confirmation Date, pursuant to sections 327, 328, 329, 330, 331 and 363 of the Bankruptcy Code; or (b) awarded compensation and reimbursement by the Bankruptcy Court pursuant to section 503(b)(4) of the Bankruptcy Code.

90. “Proof of Claim” means a proof of Claim Filed against the Debtor in the Chapter 11 Case.

91. “Prospectus” means that certain document entitled “Offer to Exchange All Outstanding 5.50% Convertible Senior Notes due 2026 and All Outstanding 5.25% Convertible Senior Notes due 2025 and Disclosure Statement for Solicitation of Acceptances of a Prepackaged Plan of Reorganization,” dated October 20, 2010, as amended, supplemented, or modified from time to time in accordance with the terms thereof and the terms of the Support Agreement, including all exhibits and schedules thereto and references therein that relate to this Plan, that is prepared and distributed in accordance with the Bankruptcy Code, the Bankruptcy Rules, and any other applicable law, and which shall be in form and substance reasonably acceptable to the Debtor and the Requisite Holders.

92. “Proxy” means that certain document entitled “Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934” dated [            ], 2010, as amended, supplemented or modified from time to time, including all exhibits and schedules thereto and reference therein that relate to this Plan, and that is prepared and distributed in accordance with the Bankruptcy Code, the Bankruptcy Rules, and any other applicable law.

93. “Record Date” means the close of business on October 18, 2010.

94. “Rejection Claim” means a Claim based on the rejection by the Debtor of an Executory Contract or an Unexpired Lease pursuant to the Plan or otherwise.

95. “Release Opt-Out Form” means a form or check-box included in the Ballots, due by the Voting Deadline, pursuant to which Holders of Claims who (a) vote to reject this Plan or (b) do not vote either to accept or reject this Plan may opt-out of the Third Party Release.

96. “Releasing Parties” means, collectively: (a) the Debtor Releasees (b) the Third Party Releasees and (c) the Holders of DIP Claims, (d) all Holders of Claims or Interests, except for Holders of any Claims or Interests who either (i) vote to reject this Plan or (ii) do not vote either to accept or reject this Plan, and who, with respect to both (i) and (ii), timely submit a Release Opt-Out Form indicating their decision to not participate in the Third Party Release set forth in Article VIII.D hereof; and (e) the Creditors’ Committee, if any, and its members in their capacity as such.

97. “Reorganized Debtor” means the reorganized Debtor or any successor thereto, by merger, consolidation or otherwise, on or after the Effective Date, after giving effect to the restructuring transactions occurring on the Effective Date in accordance with this Plan.

98. “Requisite Holders” means the Senior Noteholders that are party to the Support Agreement that together hold not less than 50.1% in aggregate principal amount of all Senior Notes held by Senior Noteholders that are party to the Support Agreement.

99. “Schedule of Rejected Contracts” means a schedule of the contracts and leases that the Debtor may (but shall not be required to) include with the Plan Supplement listing contracts and leases to be rejected pursuant to section 365 of the Bankruptcy Code and the terms of this Plan, as such schedule may be amended from time to time on or before the Effective Date (with the consent of the Requisite Holders).

100. “Schedules” means, collectively, the schedules of assets and liabilities, schedules of Executory Contracts and Unexpired Leases, and statements of financial affairs Filed by the Debtor pursuant to section 521 of the Bankruptcy Code and in substantial accordance with the Official Bankruptcy Forms, as the same may have been amended, modified, or supplemented from time to time.

101. “Secured Claim” means a Claim: (a) secured by a Lien on property in which the Estate has an interest as of the Confirmation Date, which Lien is valid, perfected, and enforceable pursuant to applicable law or by reason of a Bankruptcy Court order, or that is subject to setoff pursuant to section 553 of the Bankruptcy Code, to the extent of the value of the creditor’s interest in the Estate’s interest in such property or to the extent of the amount subject to setoff, as applicable, as determined pursuant to sections 506(a) or 111(b) of the Bankruptcy Code; or (b) otherwise Allowed pursuant to this Plan as a Secured Claim.

102. “Securities Act” means the Securities Act of 1933, 15 U.S.C. §§ 77a-77aa, as amended, or any similar federal, state or local law.

103. “Securities Exchange Act” means the Securities Exchange Act of 1934, 15 U.S.C. §§ 78a-78nn, as amended.

104. “Senior Credit Facility” means the senior revolving line of credit established pursuant to the Senior Credit Facility Agreement and as defined therein.

105. “Senior Credit Facility Agreement” means that certain Amended and Restated Loan and Security Agreement dated as of April 8, 2010, as such Senior Credit Facility Agreement may be amended, supplemented or modified from time to time in accordance with the terms thereof and with the consent of the Requisite Holders, including all exhibits and schedules thereto.

106. “Senior Credit Facility Claim” means a claim arising under or related to the Senior Credit Facility.

107. “Senior Credit Facility Lender” means a lender with an outstanding Senior Credit Facility loan.

108. “Senior Noteholders” means collectively the Holders of the 5.25% Senior Notes and the 5.50% Senior Notes.

109. “Senior Notes” means the 5.25% Senior Notes and the 5.50% Senior Notes.

110. “Senior Notes Claim” means any Claim (other than a Senior Notes Indenture Trustee Claim) arising under or evidenced by the Senior Notes, the Senior Notes Indentures and related documents.

111. “Senior Notes Indenture” means each of the 5.25% Senior Notes Indenture and the 5.50% Senior Notes Indenture.

112. “Senior Notes Indenture Trustee” means each of the 5.25% Senior Notes Indenture Trustee and 5.50% Senior Notes Indenture Trustee.

113. “Senior Notes Indenture Trustee Claim” means a Claim of a Senior Notes Indenture Trustee for reasonable fees and expenses under the terms of a Senior Notes Indenture (including, but not limited to, the reasonable fees, costs and expenses incurred by the Senior Notes Indenture Trustee’s professionals).

114. “Shareholder Exchange Consent” means approval by the Holders of Interests in the Debtor of the Exchange Offer and the Charter Amendment.

115. “Shareholder Warrants” means warrants to purchase New Common Stock representing up to 5.0% of issued and outstanding New Common Stock on the Effective Date (immediately after giving effect to the other transactions contemplated by the Plan) exercisable for a period of three (3) years following the Effective Date at an aggregate strike price calculated based on a total enterprise value of $250 million pursuant to the Warrant Agreement, which New Common Stock shall be subject to dilution due to the 2011 Management Incentive Plan.

116. “Stockholders’ Agreement” means the stockholders’ agreement, to be dated as of the Effective Date, among the Reorganized Debtor and each of the Persons party thereto, substantially in the form contained in the Plan Supplement, including any agreements, amendments, supplements or documents related thereto, in form and substance reasonably acceptable to the Debtor and the Requisite Holders.

117. “Support Agreement” means that certain Support Agreement dated as of September 14, 2010, entered into by and among the Debtor and the Consenting Holders on the date thereof, as may be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof.

118. “Third Party Release” means the release provision set forth in Article VIII.D hereof.

119. “Third Party Releasees” means, collectively, (a) each Consenting Holder; (b) the Debtor’s affiliates; (c) the Senior Notes Indenture Trustees; and (d) each of the foregoing party’s current officers, affiliates, partners, directors, managers, employees, agents, current and former members (including ex officio members), advisors and professionals (including any attorneys, actuaries, accountants, managed funds, advisors, consultants, financial advisors, investment bankers and other professionals retained by such Persons), together with their respective successors and assigns, each solely in its capacity as such; provided, however, that any Holder of a Claim who either (i) votes to reject this Plan or (ii) does not either vote to accept or reject this Plan but who, with respect to both (i) and (ii), submits a Release Opt-Out Form opting out of the Third Party Release shall not be a Third Party Releasee.

120. “Unexpired Lease” means a lease to which the Debtor is a party that is subject to assumption or rejection under section 365 of the Bankruptcy Code.

121. “Unimpaired” means, with respect to a Class of Claims or Interests, a Claim or an Interest that is unimpaired within the meaning of section 1124 of the Bankruptcy Code.

122. “Voting Deadline” means 11:59 p.m. (prevailing Eastern Time) on December 13, 2010, unless extended or earlier terminated by the Debtor.

B. Rules of Interpretation

For purposes herein: (a) in the appropriate context, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine, or neuter gender shall include the masculine, feminine, and the neuter gender; (b) any reference herein to a contract, lease, instrument, release, indenture, or other agreement or document being in a particular form or on particular terms and conditions means that the referenced document shall be substantially in that form or substantially on those terms and conditions; (c) any reference herein to an existing document or exhibit having been Filed or to be Filed shall mean that document or exhibit, as it may thereafter be amended, modified, or supplemented; (d) unless otherwise specified, all references herein to “Articles” are references to Articles hereof or hereto; (e) unless otherwise stated, the words “herein,” “hereof,” and “hereto” refer to this Plan in its entirety rather than to a particular portion of this Plan; (f) captions and headings to Articles are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation hereof; (g) the rules of construction set forth in section 102 of the Bankruptcy Code shall apply; (h) any term used in capitalized form herein that is not otherwise defined but that is used in the Bankruptcy Code or the Bankruptcy Rules shall have the meaning assigned to that term in the Bankruptcy Code or the Bankruptcy Rules, as the case may be; (i) unless otherwise specified, all section or exhibit references in this Plan are to the respective section in, or exhibit to, this Plan; (j) any reference to an entity as a holder of a Claim or Interest includes that entity’s successors and assigns; and (k) subject to the provisions of any contract, certificates or articles of incorporation, bylaws, instruments, releases, or other agreements or documents entered into or amended in connection with this Plan, the rights and obligations arising under this Plan shall be governed by, and construed and enforced in accordance with, federal law, including the Bankruptcy Code and Bankruptcy Rules and any applicable non-bankruptcy law.

C. Computation of Time

The provisions of Bankruptcy Rule 9006(a) shall apply in computing any period of time prescribed or allowed herein.

D. Governing Law

Unless a rule of law or procedure is supplied by federal law (including the Bankruptcy Code and Bankruptcy Rules) or unless otherwise specifically stated in a document over which a dispute or question has arisen, the laws of the State of New York, without giving effect to the principles of conflict of laws, shall govern the rights, obligations, construction, and implementation of this Plan, any agreements, documents, instruments, or contracts executed or entered into in connection with this Plan (except as otherwise set forth in those agreements, in which case the governing law of such agreement shall control).

E. Reference to Monetary Figures

All references in this Plan to monetary figures shall refer to currency of the United States of America, unless otherwise expressly provided.

F. Reference to the Debtor or the Reorganized Debtor

Except as otherwise specifically provided in this Plan to the contrary, references in this Plan to the Debtor or to the Reorganized Debtor shall mean the Debtor and the Reorganized Debtor, as applicable, to the extent the context requires.

G. Plan Exhibits, Plan Documents and Plan Supplement

All Plan exhibits, Plan Documents and the Plan Supplement are incorporated into and are a part of this Plan as if set forth in full herein, and, to the extent not annexed hereto, such exhibits, Plan Documents and Plan Supplement shall be timely Filed in accordance with this Plan. Holders of Claims and Interests may obtain a copy of the Filed Plan exhibits, Plan Documents and Plan Supplement upon written request to the Debtor. Upon their Filing, the Plan exhibits, Plan Documents and Plan Supplement may be inspected in the office of the clerk of the Bankruptcy Court or its designee during normal business hours.

Article II

DIP CLAIMS, ADMINISTRATIVE CLAIMS AND PRIORITY TAX CLAIMS

A. DIP Claims

In full satisfaction, settlement, release and discharge of the Allowed DIP Claims, on the Effective Date, the Allowed DIP Claims shall be (i) paid in full in Cash, (ii) assumed by the Debtor, with the consent of the Requisite Holders, on terms and conditions acceptable to the Holders of such Claims or is in such other manner acceptable to such Holders with terms no less favorable in the aggregate for the Debtor and/or the Reorganized Debtor than those in the Senior Credit Facility, or (iii) satisfied in such other manner (with the consent of the Requisite Holders) with terms no less favorable in the aggregate for the Debtor or the Reorganized Debtor and such Holders shall have agreed in writing. On the full payment or other satisfaction of such Claims, unless the liens of the DIP Lenders have been continued as part of the treatment of such claims pursuant to clause (ii) or (iii) above and the Confirmation Order, the liens of the DIP Lenders shall be deemed released, terminated and extinguished, in each case without further notice to order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or the vote, consent authorization or approval of any Entity. To the extent the DIP Credit Documents bind the Holder of DIP Claims as to the manner in which their Claims may be treated pursuant to this Plan, no further agreement or consent from such Holders shall be necessary in order to provide such treatment in accordance with the provisions hereof.

B. Administrative Claims

Subject to the provisions of sections 328, 330(a), and 331 of the Bankruptcy Code, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Allowed Administrative Claim, each Holder of such Allowed Administrative Claim shall be paid in full in Cash, or be paid otherwise in the ordinary course of business, the unpaid portion of such Allowed Administrative Claim or otherwise receive such treatment as to render such Holder Unimpaired, including, no later than the Effective Date, the Debtor shall pay the fees and expenses of the Consenting Holders pursuant to the Support Agreement (without the requirement of Filing a fee application with the Bankruptcy Court).

The Reorganized Debtor shall make payments to Holders of Allowed Administrative Claims on behalf of such Claims (except to the extent that a holder of an Allowed Administrative Claim agrees to a different treatment) on, or as soon thereafter as is reasonably practicable, the later of the Effective Date and the first Business Day after the date that is thirty (30) calendar days after the date an Administrative Claim becomes an Allowed Claim; provided, however, that Allowed Administrative Claims representing liabilities incurred in the ordinary course of business by the Debtor, as debtor in possession, shall be paid by the Debtor or the Reorganized Debtor, as applicable, in the ordinary course of business, consistent with past practice and in accordance with the terms and subject to the conditions of any orders or agreements governing, instruments evidencing, or other documents relating to, such liabilities.

Professionals or other Entities asserting a Fee Claim for services rendered before the Effective Date must File and serve on the Debtor and such other Entities that are designated by the Bankruptcy Rules, the Confirmation Order, or such other order of the Bankruptcy Court an application for final allowance of such Fee Claim no later than forty-five (45) days after the Effective Date. Objections to any Fee Claim must be Filed and served on the Reorganized Debtor and the requesting party by the later of (x) forty-five (45) days after the Effective Date and (y) twenty (20) days after the Filing of the applicable request for payment of the Fee Claim. To the extent necessary, this Plan and the Confirmation Order shall amend and supersede any previously entered order regarding the payment of Fee Claims.

Upon the Effective Date, any requirement that Professionals comply with sections 327 through 331 and 1103 of the Bankruptcy Code in seeking retention or compensation for services rendered after such date shall terminate, and the Reorganized Debtor may employ and pay any Professional for services rendered or expenses incurred after the Effective Date in the ordinary course of business without any further notice to any party or action, order, or approval of the Bankruptcy Court.

C. Priority Tax Claims

Except to the extent the Holder of an Allowed Priority Tax Claim agrees otherwise, each Holder of an Allowed Priority Tax Claim will be paid, at the sole option of the Debtor, in respect of such Allowed Priority Tax Claim either (a) the full amount thereof, without post-petition interest or penalty, in Cash, as soon as practicable after the later of (i) the Effective Date and (ii) the date of which such Claim becomes an Allowed Claim or (b) Cash payments made in equal annual installments beginning on or before the first anniversary following the Effective Date with the final installment being payable no later than the fifth anniversary of the Petition Date or (c) such lesser amount as the Holder of an Allowed Priority Tax Claim and the Debtor or Reorganized Debtor otherwise agree.

Article III

CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS

In accordance with section 1123(a)(1) of the Bankruptcy Code, DIP Claims, Administrative Claims, and Priority Tax Claims will be paid in full and have not been classified and thus are excluded from the Classes of Claims and Interests set forth in this Article III.

A. Summary of Classification; Class Identification

All Claims and Interests, other than Administrative Claims and Priority Tax Claims, except where noted, are classified in the Classes set forth in this Article III for all purposes, including voting, Confirmation, and distributions pursuant hereto and pursuant to sections 1122 and 1123(a)(1) of the Bankruptcy Code. A Claim or Interest is classified in a particular Class only to the extent that the Claim or Interest qualifies within the description of that Class and is classified in other Classes to the extent that any portion of the Claim or Interest qualifies within the description of such other Classes. A Claim or Interest is also classified in a particular Class for the purpose of receiving distributions pursuant to this Plan only to the extent that such Claim or Interest is an Allowed Claim or Allowed Interest in that Class and has not been paid, released, or otherwise satisfied prior to the Effective Date.

1. Class Identification. The classification of Claims and Interests against the Debtor pursuant to this Plan is as follows:

Class	Claim	Status	Voting Rights
1	Other Priority Claims	Unimpaired	Deemed to Accept
2	Senior Credit Facility Claims	Unimpaired	Deemed to Accept
3	Other Secured Claims	Unimpaired	Deemed to Accept
4	Senior Notes Claims	Impaired	Entitled to Vote
5	General Unsecured Claims	Unimpaired	Deemed to Accept
6	Intercompany Claims	Unimpaired	Deemed to Accept
7	Interests in the Debtor	Impaired	Entitled to Vote

2. Separate Classification of Other Secured Claims. Although all Other Secured Claims have been placed in one Class for purposes of nomenclature, each Other Secured Claim, to the extent secured by a Lien on collateral different than that securing any other Other Secured Claims, shall be treated as being in a separate sub-Class for the purpose of receiving distributions under the Plan.

B. Treatment of Claims and Interests

The treatment provided to each Class for distribution purposes is specified below:

1. Class 1 – Other Priority Claims

(a)	Classification: Class 1 consists of all Other Priority Claims.

(b)	Treatment: Except to the extent that a Holder of an Allowed Other Priority Claim agrees to a less favorable treatment for such Holder, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Allowed Other Priority Claim, each Holder of such Allowed Other Priority Claim shall be paid in full in Cash on the later of the Effective Date and the date on which such Other Priority Claim becomes an Allowed Other Priority Claim, or as soon as reasonably practicable thereafter.

(c)	Voting: Class 1 is Unimpaired, and Holders of Class 1 Other Priority Claims are conclusively presumed to have accepted this Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, Holders of Class 1 Other Priority Claims are not entitled to vote to accept or reject this Plan.

2. Class 2 – Senior Credit Facility Claims

(a)	Classification: Class 2 consists of all Senior Credit Facility Claims.

(b)	Treatment: Senior Credit Facility Claims shall be reinstated and rendered Unimpaired in accordance with section 1124 of the Bankruptcy Code.

(c)	Voting: Class 2 is Unimpaired, and Holders of Class 2 Senior Credit Facility Claims are conclusively presumed to have accepted this Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, Holders of Class 2 Senior Credit Facility Claims are not entitled to vote to accept or reject this Plan.

3. Class 3 – Other Secured Claims

(a)	Classification: Class 3 consists of all Other Secured Claims.

(b)	Treatment: Other Secured Claims shall be reinstated and rendered Unimpaired in accordance with section 1124 of the Bankruptcy Code; provided, however, that Class 3 Claims incurred by the Debtor in the ordinary course of business may be paid in the ordinary course of business in accordance with the terms and conditions of any agreements relating thereto, in the discretion of the Debtor or Reorganized Debtor, without further notice or order of the Bankruptcy Court. Each holder of an Allowed Other Secured Claim shall retain the Liens securing its Allowed Other Secured Claim as of the Effective Date until full and final payment of such Allowed Other Secured Claim is made as provided herein. On the full payment or other satisfaction of such Claims in accordance with the Plan, the Liens securing such Allowed Other Secured Claim shall be deemed released, terminated and extinguished, in each case without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order or rule or the vote, consent, authorization or approval of any Person.

(c)	Voting: Class 3 is Unimpaired, and Holders of Class 3 Other Secured Claims are conclusively presumed to have accepted this Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, Holders of Class 3 Other Secured Claims are not entitled to vote to accept or reject this Plan.

4. Class 4 – Senior Notes Claims

(a)	Classification: Class 4 consists of all Senior Notes Claims.

(b)	Allowance: Senior Notes Claims shall be deemed to be Allowed Claims in the aggregate amount of (i) $127 million plus (ii) all accrued and unpaid interest at the non-default contract rate and fees due and owing under the Senior Notes and Senior Notes Indentures as of the Effective Date, plus (iii) all other obligations arising from or relating to the Senior Notes Indentures, which Allowed Claims shall not be subject to any avoidance, reductions, setoff, recharacterization, subordination (whether equitable, contractual or otherwise), offset, counterclaims, cross-claims, defenses, disallowance, impairment, objection or any other challenges under applicable law by any Entity.

(c)	Treatment: In full and final satisfaction, settlement, release, and discharge of, and in exchange for the Senior Notes Claims, each Holder of such Senior Notes Claim shall receive on the Effective Date, (1) if the Shareholder Exchange Consent is obtained, its Pro Rata share of 95% of the New Common Stock in the Reorganized Debtor, which New Common Stock shall be subject to dilution due to the 2011 Management Incentive Plan, or (2) if the Shareholder Exchange Consent is not obtained, its Pro Rata share of 97.5% of the New Common Stock in the Reorganized Debtor, which New Common Stock shall be subject to dilution due to the 2011 Management Incentive Plan and the Shareholder Warrants.

(d)	Voting: Class 4 is Impaired. Therefore, Holders of Class 4 Senior Notes Claims as of the Record Date are entitled to vote to accept or reject this Plan.

5. Class 5 – General Unsecured Claims

(a)	Classification: Class 5 consists of all General Unsecured Claims.

(b)	Treatment: Except to the extent that a Holder of a General Unsecured Claim agrees to a less favorable treatment, in full and final satisfaction, settlement, release, and discharge of and in exchange for each General Unsecured Claim, each Holder of such General Unsecured Claim shall be paid, no earlier than the Effective Date, or earlier pursuant to Bankruptcy Court Order, in full in Cash, or otherwise receive such treatment as to render such Holder Unimpaired. A General Unsecured Claim that is not due and payable on or before the Effective Date shall be paid thereafter without regard to any acceleration caused by the Filing of the Chapter 11 Case (i) in the ordinary course of business in accordance with applicable law or the terms of any agreement that governs such General Unsecured Claim or (ii) in accordance with the course of practice or dealing between the Debtor and such Holder with respect to such General Unsecured Claim.

(c)	Voting: Class 5 is Unimpaired, and Holders of Class 5 General Unsecured Claims are conclusively presumed to have accepted this Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, Holders of Class 5 General Unsecured Claims are not entitled to vote to accept or reject this Plan.

6. Class 6 – Intercompany Claims

(a)	Classification: Class 6 consists of all Intercompany Claims.

(b)	Treatment: Intercompany Claims shall be reinstated and rendered Unimpaired in accordance with section 1124 of the Bankruptcy Code.

(c)	Voting: Class 6 is Unimpaired, and Holders of Class 6 Intercompany Claims are conclusively presumed to have accepted this Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, Holders of Class 6 Intercompany Claims are not entitled to vote to accept or reject this Plan.

7. Class 7 – Interests in the Debtor

(a)	Classification: Class 7 consists of all Interests in the Debtor.

(b)	Allowance: Interests in the Debtor shall be deemed to be Allowed Interests.

(c)	Treatment: In full and final satisfaction, settlement, release, and discharge of, and in exchange for, each Interest in the Debtor, each Interest in the Debtor shall be cancelled, and each Holder of such Interest in the Debtor constituting common stock of the Debtor shall receive on or as soon as reasonably practicable after the Effective Date (1) if the Shareholder Exchange Consent is obtained, its Pro Rata share of 5% of the New Common Stock in the Reorganized Debtor, which New Common Stock shall be subject to dilution due to any issuances made pursuant to the 2011 Management Incentive Plan, or (2) if the Shareholder Exchange Consent is not obtained, (i) its Pro Rata share of 2.5% of the New Common Stock in the Reorganized Debtor, which New Common Stock shall be subject to dilution due to any instances made pursuant to the 2011 Management Incentive Plan and the Shareholder Warrants, and (ii) its Pro Rata share of 100% of the Shareholder Warrants.

(d)	Voting: Class 7 is Impaired. Therefore, Holders of Class 7 Interests in the Debtor constituting common stock of the Debtor as of the Record Date are entitled to vote to accept or reject this Plan.

C. Special Provision Governing Unimpaired Claims

Except as otherwise provided in this Plan, nothing under this Plan shall affect the Debtor’s rights and defenses, both legal and equitable, in respect of any Unimpaired Claims, including, but not limited to, all rights in respect of legal and equitable defenses to or setoffs or recoupments against any such Unimpaired Claims.

D. Acceptance or Rejection of the Plan

1. Acceptance by an Impaired Class

In accordance with section 1126(c) of the Bankruptcy Code and except as provided in section 1126(e) of the Bankruptcy Code, an Impaired Class of Claims shall have accepted this Plan if this Plan is accepted by the Holders of at least two-thirds (2/3) in dollar amount and more than one-half (1/2) in number of the Allowed Claims of such Class that have timely and properly voted to accept or reject this Plan.

In accordance with section 1126(d) of the Bankruptcy Code and except as provided in section 1126(e) of the Bankruptcy Code, an Impaired Class of Interests shall have accepted this Plan if this Plan is accepted by Holders of at least two-thirds (2/3) in amount of the Allowed Interests of such Class that have timely and properly voted to accept or reject this Plan.

2. Presumed Acceptance of the Plan

Classes 1, 2, 3, 5 and 6 are Unimpaired under this Plan and are, therefore, conclusively presumed to have accepted this Plan pursuant to section 1126(f) of the Bankruptcy Code.

3. Voting Class

Classes 4 and 7 are Impaired under this Plan, and Holders of Class 4 Claims and Class 7 Allowed Interests as of the Record Date are entitled to vote to accept or reject this Plan.

4. Deemed Rejection of the Plan

No Classes are deemed to have rejected this Plan pursuant to section 1126(g) of the Bankruptcy Code.

5. Voting Classes: Deemed Acceptance by Non-Voting Classes

If a Class contains Claims or Interests eligible to vote and no Holders of Claims or Interests eligible to vote in such Class vote to accept or reject the Plan, the Plan shall be deemed accepted by the Holders of such Claims or Interests in such Class.

E. Confirmation Pursuant to Sections 1129(a)(10) and 1129(b) of the Bankruptcy Code

Section 1129(a)(10) of the Bankruptcy Code shall be satisfied for purposes of Confirmation by acceptance of this Plan by an Impaired Class of Claims (i.e., Class 4). The Debtor shall seek confirmation of this Plan pursuant to section 1129(b) of the Bankruptcy Code, to the extent necessary to confirm this Plan, if Class 7 Allowed Interests vote to reject this Plan. The Debtor reserves the right to modify this Plan in accordance with Article X hereof and the terms of the Support Agreement to the extent, if any, that Confirmation pursuant to section 1129(b) of the Bankruptcy Code requires modification.

F. Controversy Concerning Impairment

If a controversy arises as to whether any Claims or Interests, or any Class of Claims or Interests, are Impaired, the Bankruptcy Court may, after notice and a hearing, determine such controversy on or before the Confirmation Date.

Article IV

MEANS FOR IMPLEMENTATION OF THE PLAN

A. Sources of Consideration for Plan Distributions

All consideration necessary for the Reorganized Debtor to make payments or distributions pursuant hereto shall be obtained from (i) the Senior Credit Facility, or (ii) other Cash from the Debtor, including Cash from operations.

B. Senior Credit Facility

Confirmation shall be deemed approval of the Senior Credit Facility (including the transactions contemplated thereby, such as any supplementation, refinancing or additional syndication of the Senior Credit Facility, and all actions to be taken, undertakings to be made, and obligations to be incurred by the Reorganized Debtor in connection therewith, including the payment of all fees, indemnities, and expenses provided for therein) and authorization for the Reorganized Debtor to enter into and execute such other documents as may be required to effectuate the treatment afforded to the Senior Credit Facility Lenders pursuant to the Senior Credit Facility Agreement. The Reorganized Debtor may use the Senior Credit Facility for any purpose permitted thereunder, including the funding of obligations under this Plan.

The Debtor and the Reorganized Debtor, as applicable, and any other Entities granting any Liens and security interests to secure the obligations under the Senior Credit Facility Agreement, are authorized to make all filings and recordings, and to obtain all governmental approvals and consents necessary or desirable to establish and further evidence of perfection of such Liens and security interests under the provisions of any applicable federal, state, provincial or other law (whether domestic or foreign) (it being understood that perfection shall occur automatically by virtue of the entry of the Confirmation Order, the occurrence of the Effective Date and any such filings, recordings, approvals and consents shall not be required), if perfection had not earlier been achieved and will thereafter cooperate to make all other filings and recordings that otherwise would be necessary under applicable law to give notice of such Liens and security interests to third parties.

C. Section 1145 Exemption

Pursuant to section 1145 of the Bankruptcy Code, the offering, issuance, and distribution of any securities contemplated by this Plan, including without limitation the New Common Stock and the Shareholder Warrants, and any and all agreements incorporated herein shall be exempt from, among other things, the registration requirements of section 5 of the Securities Act and any other applicable law requiring registration prior to the offering, issuance, distribution, or sale of securities. In addition, under section 1145 of the Bankruptcy Code, any securities contemplated by this Plan, including without limitation the New Common Stock and the Shareholder Warrants, and any and all agreements incorporated therein will be freely tradable by the recipients thereof, subject to: (1) the provisions of section 1145(b)(1) of the Bankruptcy Code relating to the definition of an underwriter in section 2(a)(11) of the Securities Act; (2) compliance with any rules and regulations of the Securities Exchange Commission, if any, applicable at the time of any future transfer of such securities or instruments; (3) the restrictions, if any, on the transferability of such securities and instruments; and (4) applicable regulatory approval.

D. Corporate Existence

Except as otherwise provided herein, the Reorganized Debtor shall continue to exist after the Effective Date as a separate corporate entity, with all the powers of a corporation, pursuant to the applicable law in the jurisdiction in which the Debtor is incorporated and pursuant to the respective certificate of incorporation and bylaws amended by this Plan, which documents require no further action or approval.

E. Issuance of New Common Stock

On the Effective Date, the Reorganized Debtor shall issue the New Common Stock for distribution to Holders of Senior Notes Claims in accordance with Article III.B.4 and to Holders of Class 7 Allowed Interests in the Debtor in accordance with Article III.B.7. New Common Stock shall also be reserved for the 2011 Management Incentive Plan, without the need for any further corporate or shareholder action.

Each of the New Common Stock issued and distributed pursuant to the Plan shall be duly authorized, validly issued and fully paid and non-assessable. Each distribution and issuance referred to in Article VI hereof shall be governed by the terms and conditions set forth herein applicable to such distribution or issuance and by the terms and conditions of the instruments evidencing or relating to such distribution or issuance, which terms and conditions shall bind each Entity receiving such distribution or issuance.

Distribution of New Common Stock shall be made by delivery of one or more certificates representing such shares as described herein, by means of book-entry registration on the books of the transfer agent for shares of New Common Stock or by means of book-entry exchange through the facilities of the DTC in accordance with the customary practices of the DTC, as and to the extent practicable.

Immediately following the Effective Date, none of the New Common Stock (including any New Common Stock issuable upon exercise of the Shareholder Warrants) or the Shareholder Warrants will be listed on a national securities exchange.

F. Issuance of Shareholder Warrants

On the Effective Date or as soon as reasonably practicable thereafter, the Reorganized Debtor shall issue the Shareholder Warrants to the Disbursing Agent for distribution to Holders of Class 7 Allowed Interests in the Debtor as of the Record Date in accordance with Article III.B.7 hereof. The Reorganized Debtor will file a registration statement in an appropriate form as necessary to issue New Common Stock issuable on the exercise of the Shareholder Warrants.

G. Vesting of Assets in the Reorganized Debtor

Except as otherwise provided herein or any agreement, instrument, or other document incorporated therein, on and after the Effective Date, all property in the Estate, all Causes of Action (except those released pursuant to the Debtor Release), and any property acquired by the Debtor pursuant to this Plan shall vest in the Reorganized Debtor, free and clear of all Liens, Claims, charges, or other encumbrances (except for Liens granted to secure the Senior Credit Facility Claims under the Senior Credit Facility Agreement, and the related loan documents described in the Senior Credit Facility Agreement). On and after the Effective Date, except as otherwise provided in this Plan, the Reorganized Debtor may operate its business and may use, acquire, or dispose of property and compromise or settle any Claims, Interests, or Causes of Action without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules. Notwithstanding anything to the contrary in this Plan, Claims against the Debtor or Reorganized Debtor shall remain the obligations solely of the Debtor or Reorganized Debtor following the Effective Date.

H. Cancellation of Securities and Agreements

On the Effective Date, except as otherwise specifically provided for in this Plan (including for the purpose of evidencing a right to distribution under this Plan): (1) the obligations of the Debtor under the Senior Notes Indenture, and any other Certificate, share, note, bond, indenture, purchase right, option, warrant, or other instrument or document directly or indirectly evidencing or creating any indebtedness or obligation of or ownership interest in the Debtor giving rise to any Claim or Interest (except such Certificates, notes, or other instruments or documents evidencing indebtedness or obligations of the Debtor that are specifically unimpaired and reinstated pursuant to this Plan), shall be cancelled as to the Debtor, and the Reorganized Debtor shall not have any continuing obligations thereunder; and (2) the obligations of the Debtor pursuant, relating, or pertaining to any agreements, indentures, certificates of designation, bylaws, or certificate or articles of incorporation or similar documents governing the shares, Certificates, notes, bonds, indentures, purchase rights, options, warrants, or other instruments or documents evidencing or creating any indebtedness or obligation of the Debtor (except such agreements, Certificates, notes, or other instruments evidencing indebtedness or obligations of the Debtor that are specifically reinstated pursuant to this Plan) shall be released and discharged; provided, however, that (i) notwithstanding Confirmation or the occurrence of the Effective Date, any such indenture or agreement that governs the rights of the Holder of a Claim or Interest shall continue in effect solely for purposes of allowing Holders to receive distributions under this Plan as provided herein; and (ii) the Senior Notes Indenture Trustee shall maintain any charging lien such Senior Notes Indenture Trustee may have for any fees, costs, and expenses under the Senior Notes Indenture or other agreements until all such fees, costs, and expenses are paid pursuant to this Plan or otherwise; provided, however, that such lien is limited to distributions to the holders of Senior Notes of this Plan.

Except as provided pursuant to this Plan, the Senior Notes Indenture Trustee and their agents, successors, and assigns shall be discharged of all of their obligations associated with the Senior Notes.

I. Restructuring Transactions

On the Effective Date or as soon as reasonably practicable thereafter, the Reorganized Debtor may take all actions as may be necessary or appropriate to effect any transaction described in, approved by, contemplated by, or necessary to effectuate this Plan, including: (1) the execution and delivery of appropriate certificates of incorporation, bylaws, or other documents containing terms that are consistent with or reasonably necessary to implement the terms of this Plan and that satisfy the requirements of applicable law; (2) the execution and delivery of appropriate instruments of transfer, assignment, assumption, or delegation of any property, right, liability, duty, or obligation on terms consistent with the terms of this Plan; and (3) all other actions that the Reorganized Debtor determines are necessary or appropriate.

J. Corporate Action; Amended Articles of Incorporation and Amended Bylaws

Upon the Effective Date, all actions contemplated by this Plan shall be deemed authorized and approved in all respects, including: (1) adoption or assumption, as applicable, of Executory Contracts and Unexpired Leases; (2) selection of the directors and officers for the Reorganized Debtor; (3) the performance under the Senior Credit Facility Agreement; (4) the issuance and distribution of the New Common Stock as provided herein; (5) the issuance and distribution of the Shareholder Warrants as provided herein; (6) adoption of the 2011 Management Incentive Plan; (7) adoption of the Stockholders’ Agreement; and (8) all other actions contemplated by this Plan (whether to occur before, on, or after the Effective Date). All matters provided for in this Plan involving the corporate structure of the Debtor or the Reorganized Debtor, and any corporate action required by the Debtor or the Reorganized Debtor in connection with this Plan shall be deemed to have occurred and shall be in effect, without any requirement of further action by the security holders, directors or officers of the Debtor or the Reorganized Debtor.

On or (as applicable) prior to the Effective Date, the appropriate officers of the Debtor or the Reorganized Debtor (including any vice-president, president, chief executive officer, treasurer, or chief financial officer thereof), as applicable, shall be authorized and directed to issue, execute, and deliver the agreements, documents, securities, certificates of incorporation, operating agreements, and instruments contemplated by this Plan (or necessary or desirable to effect the transactions contemplated by this Plan) in the name of and on behalf of the Reorganized Debtor. The authorizations and approvals contemplated by this Article IV.L shall be effective notwithstanding any requirements under nonbankruptcy law.

On the Effective Date, the amended certificates of incorporation and amended bylaws, or other applicable corporate organizational documents, of the Reorganized Debtor shall be amended and restated and deemed authorized in all respects, substantially final forms of which will be contained in the Plan Supplement, and shall contain a provision prohibiting the issuance of non-voting equity securities to the extent such provision is required by section 1123(a)(6) of the Bankruptcy Code.

K. Stockholders’ Agreement

On the Effective Date, the Reorganized Debtor and all of the holders of New Common Stock and other securities of the Reorganized Debtor (including any options, warrants, or securities convertible into, or exercisable or exchangeable for, shares of New Common Stock) then outstanding shall be deemed to be parties to the Stockholders’ Agreement, substantially in the form contained in the Plan Supplement, without the need for execution by any such holder other than the Reorganized Debtor. The Stockholders’ Agreement shall be binding on all parties receiving, and all holders of, New Common Stock and other securities of the Reorganized Debtor (including any options, warrants or securities convertible into, or exercisable or exchangeable for, shares of New Common Stock) regardless of whether such parties execute the Stockholders’ Agreement.

L. New Board

The Reorganized Debtor shall be managed by the New Board which will consist of seven (7) directors. The New Board shall be comprised of (a) the Chief Executive Officer of the Reorganized Debtor, and (b) six directors, one of whom shall be the non-executive chairman, of which (i) five of whom shall be designated by the Requisite Holders, determined as of the Record Date, and (ii) one of whom shall be elected by and from the existing Board of Directors of the Debtor. The New Board shall consist of those individuals identified in the Plan Supplement, to the extent known, or a filing made with the Bankruptcy Court on or before the date of the Confirmation Hearing, in accordance with section 1129(a)(5) of the Bankruptcy Code.

Other than the member of the New Board elected by and from the existing Board of Directors of the Debtor, the members of the board of directors of the Debtor prior to the Effective Date, in their capacities as such, shall have no continuing obligations to the Reorganized Debtor on or after the Effective Date and each such member will be deemed to have resigned on the Effective Date. Following the occurrence of the Effective Date, the board of directors of the Reorganized Debtor shall serve pursuant to the terms of the organization documents of the Reorganized Debtor and may be nominated for election by the stockholders, replaced, or removed in accordance with the organizational documents of the Reorganized Debtor.

M. Effectuating Documents; Further Transactions

On and after the Effective Date, the Reorganized Debtor and the managers, officers, and members of the boards of directors thereof, are authorized to and may issue, execute, deliver, file, or record such contracts, securities, instruments, releases, and other agreements or documents and take such actions as may be necessary or appropriate to effectuate, implement, and further evidence the terms and conditions of this Plan and the securities issued pursuant to this Plan in the name of and on behalf of the Reorganized Debtor, without the need for any approvals, authorization, or consents except for those expressly required pursuant to this Plan.

N. Exemption from Certain Taxes and Fees

Pursuant to section 1146(a) of the Bankruptcy Code, any transfers of property pursuant hereto shall not be subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, real estate transfer tax, mortgage recording tax or other similar tax or governmental assessment, and the Confirmation Order shall direct and be deemed to direct the appropriate state or local governmental officials or agents to forgo the collection of any such tax or governmental assessment and to accept for filing and recordation instruments or other documents pursuant to such transfers of property without the payment of any such tax or governmental assessment. Such exemption specifically applies, without limitation, to (1) the creation of any mortgage, deed of trust, lien, or other security interest; (2) the making or assignment of any lease or sublease; (3) any restructuring transaction authorized by Article IV.K hereof; (4) the issuance, distribution, and/or sale of any of the New Common Stock, the Shareholder Warrants, and any other Securities of the Debtor or the Reorganized Debtor, or (5) the making or delivery of any deed or other instrument of transfer under, in furtherance of or in connection with this Plan, including: (a) any merger agreements; (b) agreements of consolidation, restructuring, disposition, liquidation, or dissolution; (c) deeds; (d) bills of sale; or (e) assignments executed in connection with any Restructuring Transaction occurring under this Plan.

O. Employee and Retiree Benefits

Except as otherwise expressly provided hereunder, all employment and severance policies, and all compensation and benefit plans, policies, and programs of the Debtor applicable to their respective employees, retirees and non-employee directors including, without limitation, all savings plans, retirement plans, healthcare plans, disability plans, severance benefit plans, incentive plans, and life, accidental death and dismemberment insurance plans are treated as executory contracts under the Plan and on the Effective Date will be assumed pursuant to the provisions of sections 365 and 1123 of the Bankruptcy Code.

Except as otherwise provided herein, on and after the Effective Date, the Reorganized Debtor may: (1) honor, in the ordinary course of business, any contracts, agreements, policies, programs, and plans for, among other things, compensation, health care benefits, disability benefits, deferred compensation benefits, travel benefits, savings, severance benefits, retirement benefits, welfare benefits, workers’ compensation insurance, and accidental death and dismemberment insurance for the directors, officers, and employees of the Debtor who served in such capacity at any time; and (2) honor, in the ordinary course of business, Claims of employees employed as of the Effective Date for accrued vacation time arising prior to the Petition Date; provided, however, that the Debtor’s or Reorganized Debtor’s performance under any employment agreement will not entitle any person to any benefit or alleged entitlement under any policy, program, or plan that has expired or been terminated before the Effective Date, or restore, reinstate, or revive any such benefit or alleged entitlement under any such policy, program, or plan. Nothing herein shall limit, diminish, or otherwise alter the Reorganized Debtor’s defenses, claims, Causes of Action, or other rights with respect to any such contracts, agreements, policies, programs, and plans. Notwithstanding the foregoing, pursuant to section 1129(a)(13) of the Bankruptcy Code, on and after the Effective Date, all retiree benefits (as that term is defined in section 1114 of the Bankruptcy Code), if any, shall continue to be paid in accordance with applicable law. As of the Effective Date, any equity award, stock option, or similar plans shall be cancelled, including any such equity award, stock option, or similar plans incorporated into any existing employment agreement.

P. Insurance Policies

D&O Liability Insurance Policies. Notwithstanding anything herein to the contrary, as of the Effective Date, the Debtor shall assume (and assign to the Reorganized Debtor if necessary to continue the D&O Liability Insurance Policies in full force) all of the D&O Liability Insurance Policies pursuant to section 365(a) of the Bankruptcy Code. Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of the Debtor’s foregoing assumption of each of the D&O Liability Insurance Policies. Notwithstanding anything to the contrary contained herein, confirmation of this Plan shall not discharge, impair, or otherwise modify any obligations assumed by the foregoing assumption of the D&O Liability Insurance Policies, and each such obligation shall be deemed and treated as an Executory Contract that has been assumed by the Debtor under this Plan as to which no Proof of Claim need be Filed. On or before the Effective Date, the Reorganized Debtor may obtain reasonably sufficient tail coverage (i.e., D&O insurance coverage that extends beyond the end of the policy period) under a directors and officers’ liability insurance policy for the current and former directors, officers, and managers for a term not to exceed six (6) years.

All Other Insurance Policies. Except with respect to those insurance policies and any agreements, documents, or instruments relating thereto that are listed on the Schedule of Rejected Contracts and Leases, all of the Debtor’s insurance policies and any agreements, documents, or instruments relating thereto, shall be treated as executory contracts of the Debtor under the Plan and the Bankruptcy Code and, on the Effective Date, shall be deemed assumed.

Q. 2011 Management Incentive Plan

On or before the Effective Date, the Reorganized Debtor shall execute the 2011 Management Incentive Plan Agreement. The Plan Supplement will contain the 2011 Management Incentive Plan Agreement.

R. Preservation of Rights of Action

In accordance with section 1123(b) of the Bankruptcy Code, and except where such Causes of Action have been expressly released (including, for the avoidance of doubt, pursuant to the Debtor Release provided by Article VIII.C hereof), the Reorganized Debtor shall retain and may enforce all rights to commence and pursue, as appropriate, any and all Causes of Action, whether arising before or after the Petition Date, including any actions specifically enumerated in the Plan Supplement, and the Reorganized Debtor’s rights to commence, prosecute, or settle such Causes of Action shall be preserved notwithstanding the occurrence of the Effective Date. The Reorganized Debtor may pursue such Causes of Action, as appropriate, in accordance with the best interests of the Reorganized Debtor. No Entity may rely on the absence of a specific reference in this Plan, the Plan Supplement, or the Prospectus or the Proxy to any Cause of Action against them as any indication that the Debtor or Reorganized Debtor, as applicable, did not retain or will not pursue any and all available Causes of Action against them. Except with respect to Causes of Action as to which the Debtor or Reorganized Debtor has released any Person or Entity on or prior to the Effective Date (pursuant to the Debtor Release or otherwise), the Debtor or Reorganized Debtor, as applicable, expressly reserves all rights to prosecute any and all Causes of Action against any Entity, except as otherwise expressly provided in this Plan. Unless any Causes of Action against an Entity are expressly waived, relinquished, exculpated, released, compromised, or settled in this Plan or a Bankruptcy Court order, the Reorganized Debtor expressly reserves all Causes of Action for later adjudication, and, therefore, no preclusion doctrine, including the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, estoppel (judicial, equitable, or otherwise), or laches, shall apply to such Causes of Action upon, after, or as a consequence of Confirmation or Consummation.

Article V

TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

A. Assumption and Rejection of Executory Contracts and Unexpired Leases

Except as otherwise provided herein, or in any contract, instrument, release, indenture, or other agreement or document entered into in connection with this Plan, specifically including the Support Agreement, as of the Effective Date, the Debtor shall be deemed to have assumed each Executory Contract and Unexpired Lease (including all insurance policies), unless such Executory Contract or Unexpired Lease: (i) previously has been assumed or rejected pursuant to a Final Order of the Bankruptcy Court, (ii) is designated specifically or by category as a contract or lease to be rejected on the Schedule of Rejected Contracts and Leases, if any, or (iii) is the subject of a separate motion to assume or reject filed under section 365 of the Bankruptcy Code by the Debtor prior to the Effective Date. As of and subject to the occurrence of the Effective Date, all contracts identified on the Schedule of Rejected Contracts and Leases shall be deemed rejected. Subject to the occurrence of the Effective Date, entry of the Confirmation Order by the Bankruptcy Court shall constitute approval of such assumptions and rejections pursuant to sections 365(a) and 1123 of the Bankruptcy Code. Each Executory Contract and Unexpired Lease assumed pursuant to this Article V shall revest in and be fully enforceable by the Debtor in accordance with its terms, except as modified by the provisions of the Plan, or any order of the Bankruptcy Court authorizing and providing for its assumption or applicable federal law.

Notwithstanding the foregoing paragraph, after the Effective Date, the Reorganized Debtor shall have the right to terminate, amend, or modify any intercompany contracts, leases, or other agreements without approval of the Bankruptcy Court.

B. Payments Related to Assumption of Executory Contracts and Unexpired Leases

With respect to any Executory Contracts and Unexpired Leases to be assumed by the Debtor pursuant hereto (including pursuant to Article V.A hereof) or otherwise, Cure Claims shall be satisfied, pursuant to section 365(b) of the Bankruptcy Code, by payment of the Cure Claims in Cash on the Effective Date or as soon as reasonably practicable thereafter or on such other terms as the parties to each such Executory Contract or Unexpired Lease may otherwise agree. In the event of a dispute regarding: (1) the amount of any Cure Claim; (2) the ability of the Reorganized Debtor to provide “adequate assurance of future performance” (within the meaning of section 365(b) of the Bankruptcy Code), if applicable, under the Executory Contract or the Unexpired Lease to be assumed; or (3) any other matter pertaining to assumption, the Cure Claims shall be paid following the entry of a Final Order resolving the dispute and approving the assumption of such Executory Contracts or Unexpired Leases; provided, however, that the Debtor or the Reorganized Debtor may settle any dispute regarding the amount of any Cure Claim without any further notice to, or action, order, or approval of, the Bankruptcy Court.

C. Claims Arising From Rejection of Executory Contracts or Unexpired Leases

All Claims arising from the rejection of Executory Contracts or Unexpired Leases, if any, will be treated as General Unsecured Claims subject to the provisions of Article III hereof, subject to any limitation on allowance of such Claims under section 502(b) of the Bankruptcy Code or otherwise. Except as otherwise ordered by the Bankruptcy Court, in the event that the rejection of an Executory Contract or Unexpired Lease by the Debtor pursuant to this Plan results in damages to the other party or parties to such contract or lease, a Claim for such damages shall be forever barred and shall not be enforceable against the Debtor or the Reorganized Debtor, or their respective properties or interests in property as agents, successors, or assigns, unless a Proof of Claim has been filed with the Bankruptcy Court and served upon counsel for the Debtor on or before the date, and in the form and manner set forth in the order authorizing the rejection.

D. Intercompany Contracts, Contracts, and Leases Entered Into After the Petition Date

On and after the Effective Date, the Debtor or the Reorganized Debtor, as applicable, may perform or continue to perform under Intercompany Contracts, contracts, and leases entered into after the Petition Date by the Debtor in the ordinary course of business.

E. Modifications, Amendments, Supplements, Restatements, or Other Agreements

Unless otherwise provided in this Plan, each assumed Executory Contract or Unexpired Lease shall include all modifications, amendments, supplements, restatements, or other agreements that in any manner affect such Executory Contract or Unexpired Lease, and all Executory Contracts and Unexpired Leases related thereto, if any, including all easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, and any other interests, unless any of the foregoing agreements has been previously rejected or is rejected under this Plan.

Modifications, amendments, supplements, and restatements to prepetition Executory Contracts and Unexpired Leases that have been executed by the Debtor during the Chapter 11 Case shall not be deemed to alter the prepetition nature of the Executory Contract or Unexpired Lease, or the validity, priority, or amount of any Claims that may arise in connection therewith.

F. Indemnification Provisions

Notwithstanding anything herein to the contrary, the Reorganized Debtor, as of the Effective Date, shall assume all Indemnification Provisions. All Indemnification Provisions in place on and prior to the Effective Date for current and former officers, directors, managers, and employees of the Debtor and its Affiliates and such current and former directors’, officers’, managers’ and employees’ respective Affiliates shall survive the Effective Date for all Claims related to or in connection with, without limitation, any actions, omissions or transactions occurring prior to the Effective Date; provided, however, that notwithstanding anything herein to the contrary, the Debtor shall not indemnify or assume any Indemnification Provision as to any of the Non-Released Parties for any matter.

G. Reservation of Rights

Neither the exclusion nor inclusion of any contract or lease in the Plan Supplement, nor anything contained in this Plan, shall constitute an admission by the Debtor that any such contract or lease is in fact an Executory Contract or Unexpired Lease or that the Reorganized Debtor has any liability thereunder. In the event of a dispute regarding whether a contract or lease is or was executory or unexpired at the time of assumption or rejection, the Debtor or the Reorganized Debtor, as applicable, shall have ninety (90) days following entry of a Final Order resolving such dispute to alter the treatment of such contract or lease as otherwise provided herein.

H. Nonoccurrence of Effective Date

In the event that the Effective Date does not occur, the Bankruptcy Court shall retain jurisdiction with respect to any request to extend the deadline for assuming or rejecting Unexpired Leases pursuant to section 365(d)(4) of the Bankruptcy Code.

Article VI

PROVISIONS GOVERNING DISTRIBUTIONS

A. Timing and Calculation of Amounts to Be Distributed

Except as otherwise provided in this Plan, on the Effective Date or as soon as reasonably practicable thereafter (or if a Claim is not an Allowed Claim on the Effective Date, on the date that such a Claim becomes an Allowed Claim, or as soon as reasonably practicable thereafter), each Holder of an Allowed Claim against the Debtor shall receive the full amount of the distributions that this Plan provides for Allowed Claims or Interests in the applicable Class and in the manner provided herein. In the event that any payment or act under this Plan is required to be made or performed on a date that is not a Business Day, then the making of such payment or the performance of such act may be completed on the next succeeding Business Day, but shall be deemed to have been completed as of the required date. If and to the extent that there are Disputed Claims, distributions on account of any such Disputed Claims shall be made pursuant to the provisions set forth in Article VII hereof. Except as otherwise provided herein, Holders of Claims shall not be entitled to interest, dividends, or accruals on the distributions provided for herein, regardless of whether such distributions are delivered on or at any time after the Effective Date.

For the avoidance of doubt, Holders of General Unsecured Claims entitled to distributions hereunder shall receive such distributions, no earlier than the Effective Date or earlier if pursuant to Bankruptcy Court Order, without regard to any acceleration caused by the Filing of the Chapter 11 Case: (1) in the ordinary course of business in accordance with applicable law or the terms of any agreement that governs such General Unsecured Claim; or (2) in accordance with the course of practice or dealing between the Debtor and such Holder with respect to such General Unsecured Claim.

B. Disbursing Agent

Except as otherwise provided herein, all distributions under this Plan shall be made by the Reorganized Debtor as Disbursing Agent or such other Entity designated by the Reorganized Debtor as a Disbursing Agent on the Effective Date. A Disbursing Agent shall not be required to give any bond or surety or other security for the performance of its duties unless otherwise ordered by the Bankruptcy Court. In the event that a Disbursing Agent is so ordered, all costs and expenses of procuring any such bond or surety shall be borne by the Reorganized Debtor.

C. Rights and Powers of Disbursing Agent

1. Powers of the Disbursing Agent

The Disbursing Agent shall be empowered to: (a) effect all actions and execute all agreements, instruments, and other documents necessary to perform its duties under this Plan; (b) make all distributions contemplated hereby; (c) employ professionals to represent it with respect to its responsibilities; and (d) exercise such other powers as may be vested in the Disbursing Agent by order of the Bankruptcy Court, pursuant to this Plan, or as deemed by the Disbursing Agent to be necessary and proper to implement the provisions hereof.

2. Expenses Incurred On or After the Effective Date

Except as otherwise ordered by the Bankruptcy Court, the amount of any reasonable fees and expenses incurred by the Disbursing Agent on or after the Effective Date (including taxes) and any reasonable compensation and expense reimbursement claims (including reasonable attorney fees and expenses) made by the Disbursing Agent shall be paid in Cash by the Reorganized Debtor on or after the Effective Date.

D. Distributions on Account of Claims and Interests Allowed After the Effective Date

1. Payments and Distributions on Disputed Claims and Disputed Interests

Distributions made after the Effective Date to Holders of Disputed Claims or Disputed Interests, as applicable, that are not Allowed Claims or Allowed Interests, as applicable, as of the Effective Date but which later become Allowed Claims or Allowed Interests, as applicable, shall be deemed to have been made on the Effective Date.

2. Special Rules for Distributions to Holders of Disputed Claims and Disputed Interests

Notwithstanding any provision otherwise in this Plan and except as may be agreed to by the Debtor or the Reorganized Debtor, on the one hand, and the Holder of a Disputed Claim or Disputed Interest, as applicable, on the other hand, no partial payments and no partial distributions shall be made with respect to any Disputed Claim or Disputed Interest, as applicable, until all Disputed Claims and Disputed Interests held by the Holder of such Disputed Claims or Disputed Interests have become Allowed Claims or Allowed Interests or have otherwise been resolved by settlement or Final Order.

E. Delivery of Distributions and Undeliverable or Unclaimed Distributions

1. Delivery of Distributions in General

Except as otherwise provided herein, the Reorganized Debtor shall make distributions to Holders of Allowed Claims and Allowed Interests on or as soon as reasonably practicable after the Effective Date at the address for each such Holder as indicated on the Books and Records unless superseded by the address set forth in a Proof of Claim or Interest or other pleading Filed by that Holder in the Bankruptcy Court; provided, however, that the manner of such distributions shall be determined at the discretion of the Reorganized Debtor.

2. Fractional Securities

No fractional shares of New Common Stock shall be distributed. When any distribution would otherwise result in the issuance of a number of shares of New Common Stock that is not a whole number, the shares of the New Common Stock subject to such distribution will be rounded to the next higher or lower whole number as follows: (i) fractions equal to or greater than  1/2 will be rounded to the next higher whole number; and (ii) fractions less than  1/2 will be rounded to the next lower whole number. The total number of shares of New Common Stock to be distributed on account of Allowed Claims and Allowed Interests, as applicable, will be adjusted as necessary to account for the rounding provided for in the Plan. No consideration will be provided in lieu of fractional shares that are rounded down. Neither the Reorganized Debtor nor the Disbursing Agent shall have any obligation to make a distribution that is less than one (1) share of New Common Stock. Fractional shares of New Common Stock that are not distributed in accordance with this paragraph shall be returned to the Reorganized Debtor.

3. Undeliverable Distributions and Unclaimed Property

In the event that any distribution to any Holder is returned as undeliverable, no distribution to such Holder shall be made unless and until the Disbursing Agent has determined the then current address of such Holder, at which time such distribution shall be made to such Holder without interest; provided, however, such distributions shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code at the expiration of six (6) months from the date of delivery of the applicable distribution under this Plan. After such date, all unclaimed property or interests in property shall revert to the Reorganized Debtor (notwithstanding any applicable federal or state escheat, abandoned, or unclaimed property laws to the contrary), and the Claim or Interest of any Holder to such property or Interest in property shall be discharged and forever barred.

F. Distribution Record Date

The Reorganized Debtor and the Disbursing Agent (i) will have no obligation to recognize the transfer of, or the sale of any participation in, any Allowed Claim or Allowed Interest, other than one related to a publicly traded security, that occurs after the close of business on the Distribution Record Date, and (ii) will be entitled for all purposes herein to recognize, deal with, and distribute to, only those Holders of Allowed Claims and Allowed Interests, as applicable, that are Holders of such Claims or Interests, as applicable, or participants therein, as of the close of business on the Distribution Record Date.

Notwithstanding the foregoing paragraph, distributions of New Common Stock (and any notes, certificates, or other instruments evidencing the obligations of the Reorganized Debtor under the New Common Stock) in respect of Senior Notes Claims and Interests in the Debtor shall be made by means of book-entry exchange through the facilities of DTC (whether by means of book-entry exchange, free delivery, or otherwise) in accordance with the customary practices of DTC, as and to the extent practicable. With respect to the New Common Stock to be distributed to holders of Allowed Senior Notes Claims, all of such shares of the New Common Stock shall be issued in the name of such holder or its nominee(s) in accordance with DTC’s book-entry exchange procedures, provided, that such shares of New Common Stock are permitted to be held through DTC’s book-entry system. Distributions to be made on account of Allowed Senior Notes Claims shall be made by the Disbursing Agent to the Senior Notes Indenture Trustee, who shall also act as the transfer agent with respect to the New Common Stock, for further distribution in accordance with the terms of the Senior Notes Indenture or in accordance with this Plan where such Senior Notes Indenture is silent.

G. Compliance with Tax Requirements/Allocations

In connection with this Plan and all distributions hereunder, to the extent applicable, the Reorganized Debtor shall comply with all tax withholding and reporting requirements imposed on it by any governmental unit, and all distributions pursuant hereto shall be subject to such withholding and reporting requirements. Notwithstanding any provision in this Plan to the contrary, the Reorganized Debtor and the Disbursing Agent shall be authorized to take all actions necessary or appropriate to comply with such withholding and reporting requirements, including liquidating a portion of the distribution to be made under this Plan to generate sufficient funds to pay applicable withholding taxes, withholding distributions pending receipt of information necessary to facilitate such distributions, or establishing any other mechanisms they believe are reasonable and appropriate. The Reorganized Debtor reserves the right to allocate all distributions made under this Plan in compliance with all applicable wage garnishments, alimony, child support, and other spousal awards, liens, and encumbrances.

Notwithstanding any other provision of this Plan: (i) each Holder of an Allowed Claim or Allowed Interest that is to receive a distribution under this Plan shall have sole and exclusive responsibility for the satisfaction and payment of any tax obligations imposed by any governmental unit, including income, withholding and other tax obligations on account of such distribution; and (ii) no Plan distributions shall be required to be made to or on behalf of such Holder pursuant to this Plan unless and until such Holder has made arrangements satisfactory to the Reorganized Debtor for the payment and satisfaction of such tax obligations or has, to the Reorganized Debtor’s satisfaction, established an exemption therefrom.

H. Claims Paid or Payable by Third Parties

1. Claims Paid by Third Parties

The Debtor or the Reorganized Debtor, as applicable, shall reduce in full a Claim, and such Claim shall be disallowed without a Claims objection having to be Filed and without any further notice to, or action, order, or approval of, the Bankruptcy Court, to the extent that the Holder of such Claim receives payment in full on account of such Claim from a party that is not the Debtor or the Reorganized Debtor. To the extent a Holder of a Claim receives a distribution on account of such Claim and receives payment from a party that is not the Debtor or the Reorganized Debtor on account of such Claim, such Holder shall, within two (2) weeks of receipt thereof, repay or return the distribution to the Reorganized Debtor, to the extent the Holder’s total recovery on account of such Claim from the third party and under this Plan exceeds the amount of such Claim as of the date of any such distribution under this Plan.

2. Claims Payable by Third Parties

No distributions under this Plan shall be made on account of an Allowed Claim that is payable pursuant to one of the Debtor’s insurance policies until the Holder of such Allowed Claim has exhausted all remedies with respect to such insurance policy. To the extent that one or more of the Debtor’s insurers agrees to satisfy in full a Claim (if and to the extent adjudicated by a court of competent jurisdiction or similar process or pursuant to settlement between the applicable parties), then immediately upon such insurers’ agreement, such Claim may be expunged without a Claims objection having to be Filed by the Debtor and without any further notice to, or action, order, or approval of, the Bankruptcy Court.

3. Applicability of Insurance Policies

Except as otherwise provided in this Plan, distributions to Holders of Allowed Claims shall be in accordance with the provisions of any applicable insurance policy, including, but not limited to, provisions related to the timing of payments on account of allowed workers’ compensation claims. Nothing contained in this Plan shall constitute or be deemed a waiver of any Cause of Action that the Debtor or any Entity may hold against any other Entity, including insurers under any policies of insurance, nor shall anything contained herein constitute or be deemed a waiver by such insurers of any defenses, including coverage defenses, held by such insurers.

Article VII

PROCEDURES FOR RESOLVING CONTINGENT,

UNLIQUIDATED, AND DISPUTED CLAIMS AND DISPUTED INTERESTS

A. Prosecution of Objections to Claims and Disputed Interests

The Debtor or the Reorganized Debtor, as applicable, shall have the exclusive authority to File, settle, compromise, withdraw, or litigate to judgment any objections to Claims and Interests, as applicable, as permitted under this Plan. From and after the Effective Date, the Debtor and the Reorganized Debtor may settle or compromise any Disputed Claim or Disputed Interest without approval of the Bankruptcy Court. The Debtor reserves all rights to resolve any Disputed Claim or Disputed Interest outside the Bankruptcy Court under applicable governing law.

B. Procedures Regarding Disputed and Unimpaired Claims and Interests

Except as otherwise provided herein (including Article VI hereof), Holders of Claims or Interests shall not be required to File a Proof of Claim or Proof of Interest, as applicable. Instead, the Debtor intends to make distributions, as required by and pursuant to the terms of this Plan, in accordance with its Books and Records in the ordinary course of business; provided, however, that the Debtor and the Reorganized Debtor, as applicable, reserve all rights to object to any Claim for which a Proof of Claim is Filed or Interest for which a Proof of Interest is Filed, in each case prior to the Effective Date (or File or commence any other appropriate motion or adversary proceeding with respect thereto).

Unless disputed by a Holder of a Claim or a Holder of an Interest or otherwise provided herein, the amount set forth in the Books and Records shall constitute the amount of the Allowed Claim, or Allowed Interest, as applicable, of such Holder. Except as set forth herein, any disputes regarding the validity or amount of the Claim or the Interest will be resolved consensually or through judicial means outside the Bankruptcy Court. The Debtor or the Reorganized Debtor may, in its discretion, File with the Bankruptcy Court an objection to the allowance of any Claim or any Interest (or any other appropriate motion or adversary proceeding with respect thereto), and the Debtor or the Reorganized Debtor reserves the right to compromise, settle, withdraw, or litigate to judgment any objections to Claims or Interests for which a Proof of Claim or Proof of Interest, as applicable, is Filed.

The Debtor or the Reorganized Debtor, as applicable, may, at any time, request that the Bankruptcy Court estimate any contingent or unliquidated Claim pursuant to section 502(c) of the Bankruptcy Code, regardless of whether the Debtor has previously objected to such Claim or whether the Bankruptcy Court has ruled on any objection, and the Bankruptcy Court will retain jurisdiction to estimate any Claim at any time during litigation concerning any objection to any Claim, including during the pendency of any appeal related to any such objection. In the event the Bankruptcy Court estimates any contingent or unliquidated Claim, that estimated amount will constitute either the Allowed amount of such Claim or a maximum limitation on such Claim, as determined by the Bankruptcy Court. If the estimated amount constitutes a maximum limitation on such Claim, the Debtor or the Reorganized Debtor, as applicable, may elect to pursue any supplemental proceedings to object to any ultimate payment on such Claim. Each of the aforementioned objection, estimation, and resolution procedures are cumulative and are not exclusive of one another.

All rights, obligations and defenses with respect to Unimpaired Disputed Claims are expressly preserved and may be asserted by the Debtor, Reorganized Debtor, or the Holders of such Unimpaired Disputed Claims in the Bankruptcy Court or other appropriate non-bankruptcy forum.

C. Allowance of Claims and Interests

Except as expressly provided herein, no Claim or Interest shall be deemed Allowed unless and until such Claim or Interest is deemed Allowed under this Plan, or the Bankruptcy Court enters a Final Order in the Chapter 11 Case allowing such Claim or Interest under section 502 of the Bankruptcy Code. Except as expressly provided in this Plan or any order entered in the Chapter 11 Case prior to the Effective Date (including the Confirmation Order), the Reorganized Debtor after the Effective Date will have and retain any and all rights and defenses held by the Debtor with respect to any Claim or Interest as of the Petition Date.

D. No Distributions Pending Allowance

Notwithstanding any other provision hereof, if any portion of a Claim is a Disputed Claim, no payment or distribution provided under this Plan shall be made on account of such Disputed Claim unless and until such Disputed Claim becomes an Allowed Claim.

E. Distributions After Allowance

To the extent that a Disputed Claim ultimately becomes an Allowed Claim, distributions (if any) shall be made to the Holder of such Allowed Claim in accordance with the provisions of this Plan. As soon as reasonably practicable after the date that the order or judgment of the Bankruptcy Court allowing any Disputed Claim becomes a Final Order, the Disbursing Agent shall provide to the Holder of such Claim the distribution (if any) to which such Holder is entitled under this Plan as of the Effective Date, without any interest to be paid on account of such Claim.

Article VIII

SETTLEMENT, RELEASE, INJUNCTION, AND RELATED PROVISIONS

A. Discharge of Claims and Termination of Interests

Pursuant to section 1141(d) of the Bankruptcy Code, and except as otherwise specifically provided in this Plan, the distributions, rights, and treatment that are provided in this Plan shall be in full and final satisfaction, settlement, release, and discharge, effective as of the Effective Date, of all Claims, Interests, and Causes of Action of any nature whatsoever, including any interest accrued on Claims or Interests from and after the Petition Date, whether known or unknown, against, liabilities of, Liens on, obligations of, rights against, and Interests in, the Debtor or any of its assets or properties, regardless of whether any property shall have been distributed or retained pursuant to this Plan on account of such Claims and Interests, including demands, liabilities, and Causes of Action that arose before the Effective Date, any contingent or non-contingent liability on account of representations or warranties issued on or before the Effective Date, and all debts of the kind specified in sections 502(g), 502(h), or 502(i) of the Bankruptcy Code, in each case whether or not: (1) a Proof of Claim or Proof of Interest based upon such Claim, debt, right, or Interest is Filed or deemed Filed pursuant to section 501 of the Bankruptcy Code; (2) a Claim or Interest based upon such Claim, debt, right, or Interest is Allowed pursuant to section 502 of the Bankruptcy Code; or (3) the Holder of such a Claim or Interest has accepted this Plan. Except as otherwise provided herein, any default by the Debtor or its Affiliates with respect to any Claim or Interest that existed immediately prior to or on account of the filing of the Chapter 11 Case shall be deemed cured on the Effective Date. The Confirmation Order shall be a judicial determination of the discharge of all Claims and Interests subject to the Effective Date occurring, except as otherwise expressly provided in this Plan.

B. Compromise and Settlement of Claims, Interests, and Controversies

Pursuant to section 363 of the Bankruptcy Code and Bankruptcy Rule 9019 and in consideration for the distributions and other benefits provided pursuant to this Plan, the provisions of this Plan shall constitute a good faith compromise of all Claims, Interests, and controversies relating to the contractual, legal, and subordination rights that a Holder of a Claim may have with respect to any Allowed Claim or Interest, or any distribution to be made on account of such Allowed Claim or Interest. The entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of the compromise or settlement of all such Claims, Interests, and controversies, as well as a finding by the Bankruptcy Court that such compromise or settlement is in the best interests of the Debtor, its Estate, and Holders of Claims and Interests and is fair, equitable, and reasonable. In accordance with the provisions of this Plan, pursuant to section 363 of the Bankruptcy Code and Bankruptcy Rule 9019(a), without any further notice to or action, order, or approval of the Bankruptcy Court, after the Effective Date, the Reorganized Debtor may compromise and settle Claims against its and Causes of Action against other Entities.

C. Debtor Release

NOTWITHSTANDING ANYTHING CONTAINED HEREIN TO THE CONTRARY, ON THE EFFECTIVE DATE AND EFFECTIVE AS OF THE EFFECTIVE DATE (SUCH THAT THE REORGANIZED DEBTOR WILL NOT RECEIVE ANY CLAIM OR CAUSE OF ACTION RELEASED HEREUNDER), FOR THE GOOD AND VALUABLE CONSIDERATION PROVIDED BY EACH OF THE DEBTOR RELEASEES

AND THE THIRD PARTY RELEASEES, INCLUDING: (1) THE DISCHARGE OF DEBT AND ALL OTHER GOOD AND VALUABLE CONSIDERATION PAID PURSUANT HERETO; (2) THE SERVICES OF THE DEBTOR’S PRESENT AND FORMER OFFICERS, DIRECTORS, MANAGERS, AND ADVISORS IN FACILITATING THE EXPEDITIOUS IMPLEMENTATION OF THE RESTRUCTURING CONTEMPLATED HEREBY; AND (3) THE CONSENTING HOLDERS, THROUGH THEIR EXECUTION OF THE SUPPORT AGREEMENT AND THEIR SUPPORT OF THE TRANSACTIONS CONTEMPLATED THEREBY, THE DEBTOR (IN ITS INDIVIDUAL CAPACITY AND AS DEBTOR IN POSSESSION) HEREBY DISCHARGES AND RELEASES AND SHALL BE DEEMED TO HAVE FOREVER PROVIDED A FULL DISCHARGE AND RELEASE TO EACH DEBTOR RELEASEE AND TO EACH THIRD PARTY RELEASEE (AND EACH SUCH DEBTOR RELEASEE AND THIRD PARTY RELEASEE SO RELEASED SHALL BE DEEMED FULLY RELEASED AND DISCHARGED BY THE DEBTOR) AND THEIR RESPECTIVE PROPERTY FROM ANY AND ALL CAUSES OF ACTION, WHETHER KNOWN OR UNKNOWN, FORESEEN OR UNFORESEEN, LIQUIDATED OR UNLIQUIDATED, CONTINGENT OR NON-CONTINGENT, EXISTING AS OF THE EFFECTIVE DATE IN LAW, AT EQUITY, WHETHER FOR TORT, FRAUD, CONTRACT, VIOLATIONS OF FEDERAL OR STATE SECURITIES LAWS OR OTHERWISE, ARISING FROM OR RELATED IN ANY WAY TO THE DEBTOR OR THE REORGANIZED DEBTOR, INCLUDING THOSE IN ANY WAY RELATED TO THE CHAPTER 11 CASE OR THIS PLAN AND THE PROSPECTUS OR THE PROXY OR A DOCUMENT OR AGREEMENT RELATED THERETO, INCLUDING THOSE THAT THE DEBTOR OR THE REORGANIZED DEBTOR WOULD HAVE BEEN LEGALLY ENTITLED TO ASSERT IN ITS OWN RIGHT OR THAT ANY HOLDER OF A CLAIM OR AN INTEREST OR OTHER ENTITY WOULD HAVE BEEN LEGALLY ENTITLED TO ASSERT ON BEHALF OF THE DEBTOR OR ANY OF ITS ESTATE; PROVIDED, FURTHER, THAT THE DEBTOR SPECIFICALLY WAIVES AND RELEASES ALL CLAIMS ARISING UNDER SECTION 547 OF THE BANKRUPTCY CODE AGAINST HOLDERS OF GENERAL UNSECURED CLAIMS AND SENIOR NOTES CLAIMS; PROVIDED, HOWEVER, THAT THE FOREGOING “DEBTOR RELEASE” SHALL NOT OPERATE TO WAIVE OR RELEASE ANY CAUSES OF ACTION OF THE DEBTOR: (1) AGAINST A DEBTOR RELEASEE OR A THIRD PARTY RELEASEE ARISING FROM ANY CONTRACTUAL OBLIGATIONS OWED TO THE DEBTOR ON OR AFTER THE EFFECTIVE DATE; OR (2) EXPRESSLY SET FORTH IN AND PRESERVED BY THIS PLAN, THE PLAN SUPPLEMENT, OR RELATED DOCUMENTS, INCLUDING, WITHOUT LIMITATION, ANY CAUSE OF ACTION ARISING UNDER OR RELATED TO THE SENIOR CREDIT FACILITY OR THE SENIOR CREDIT FACILITY AGREEMENT. NOTWITHSTANDING ANYTHING CONTAINED HEREIN TO THE CONTRARY, THIS PLAN DOES NOT RELEASE ANY CAUSES OF ACTION THAT THE DEBTOR OR THE REORGANIZED DEBTOR HAS OR MAY HAVE NOW OR IN THE FUTURE AGAINST THE NON-RELEASED PARTIES; PROVIDED, HOWEVER, THAT THE FOREGOING IS NOT INTENDED TO RELEASE ANY CLAIMS, OBLIGATIONS, SUITS, JUDGMENTS, DAMAGES, DEMANDS, DEBTS, RIGHTS, CAUSES OF ACTION AND LIABILITIES OF THE DEBTOR AND THE REORGANIZED DEBTOR WITH RESPECT TO MONEY BORROWED FROM OR OWED TO THE DEBTOR BY THE CURRENT AND FORMER DIRECTORS, OFFICERS AND EMPLOYEES OF THE DEBTORS, AS SET FORTH IN THE DEBTORS’ BOOKS AND RECORDS.

ENTRY OF THE CONFIRMATION ORDER SHALL CONSTITUTE THE BANKRUPTCY COURT’S APPROVAL, PURSUANT TO BANKRUPTCY RULE 9019, OF THE DEBTOR RELEASE, WHICH INCLUDES BY REFERENCE EACH OF THE RELATED PROVISIONS AND DEFINITIONS CONTAINED HEREIN, AND FURTHER, SHALL CONSTITUTE THE BANKRUPTCY COURT’S FINDING THAT THE DEBTOR RELEASE IS: (1) IN EXCHANGE FOR THE GOOD AND VALUABLE CONSIDERATION PROVIDED BY THE DEBTOR RELEASEES AND THE THIRD PARTY RELEASEES; (2) A GOOD FAITH SETTLEMENT AND COMPROMISE OF THE CLAIMS RELEASED BY THE DEBTOR RELEASE; (3) IN THE BEST INTERESTS OF THE DEBTOR AND ALL HOLDERS OF CLAIMS; (4) FAIR, EQUITABLE AND REASONABLE; (5) GIVEN AND MADE AFTER DUE NOTICE AND OPPORTUNITY FOR HEARING; AND (6) A BAR TO THE DEBTOR OR THE REORGANIZED DEBTOR ASSERTING ANY CLAIM OR CAUSE OF ACTION RELEASED PURSUANT TO THE DEBTOR RELEASE.

D. Third Party Release

NOTWITHSTANDING ANYTHING CONTAINED HEREIN TO THE CONTRARY, ON THE EFFECTIVE DATE AND EFFECTIVE AS OF THE EFFECTIVE DATE, THE RELEASING PARTIES (REGARDLESS OF WHETHER A RELEASING PARTY IS A THIRD PARTY RELEASEE) HEREBY PROVIDE A FULL DISCHARGE AND RELEASE (AND EACH ENTITY SO RELEASED SHALL BE DEEMED RELEASED BY THE RELEASING PARTIES) TO THE THIRD PARTY RELEASEES AND THE DEBTOR RELEASEES AND THEIR RESPECTIVE PROPERTY FROM ANY AND ALL CAUSES OF ACTION, WHETHER KNOWN OR UNKNOWN, FORESEEN OR UNFORESEEN, LIQUIDATED OR UNLIQUIDATED, CONTINGENT OR NON-CONTINGENT, EXISTING AS OF THE EFFECTIVE DATE IN LAW, AT EQUITY, WHETHER FOR TORT, FRAUD, CONTRACT, VIOLATIONS OF FEDERAL OR STATE SECURITIES LAWS OR OTHERWISE, ARISING FROM OR RELATED IN ANY WAY TO THE DEBTOR OR THE REORGANIZED DEBTOR, INCLUDING THOSE IN ANY WAY RELATED TO THE CHAPTER 11 CASE OR THIS PLAN AND THE PROSPECTUS OR THE PROXY OR A DOCUMENT OR AGREEMENT RELATED THERETO; PROVIDED, HOWEVER THAT THE FOREGOING “THIRD PARTY RELEASE” SHALL NOT OPERATE TO WAIVE OR RELEASE ANY CAUSES OF ACTION OF ANY RELEASING PARTY: (1) AGAINST A DEBTOR RELEASEE OR A THIRD PARTY RELEASEE AND THEIR RESPECTIVE PROPERTY ARISING FROM ANY CONTRACTUAL OBLIGATIONS OWED TO THE RELEASING PARTY ON OR AFTER THE EFFECTIVE DATE; OR (2) EXPRESSLY SET FORTH IN AND PRESERVED BY THIS PLAN, THE PLAN SUPPLEMENT, OR RELATED DOCUMENTS, INCLUDING, WITHOUT LIMITATION, ANY CAUSE OF ACTION AGAINST A THIRD PARTY RELEASEE ARISING UNDER OR RELATED TO THE SENIOR CREDIT FACILITY OR THE SENIOR CREDIT FACILITY AGREEMENT. NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, THIS PLAN DOES NOT RELEASE ANY CLAIMS OR CAUSES OF ACTION THAT THE RELEASING PARTIES, THE DEBTOR OR THE REORGANIZED DEBTOR MAY HAVE NOW OR IN THE FUTURE AGAINST THE NON-RELEASED PARTIES.

ENTRY OF THE CONFIRMATION ORDER SHALL CONSTITUTE THE BANKRUPTCY COURT’S APPROVAL, PURSUANT TO BANKRUPTCY RULE 9019, OF THE THIRD PARTY RELEASE, WHICH INCLUDES BY REFERENCE EACH OF THE RELATED PROVISIONS AND DEFINITIONS CONTAINED HEREIN, AND, FURTHER, SHALL CONSTITUTE THE BANKRUPTCY COURT’S FINDING THAT THE THIRD PARTY RELEASE IS: (1) IN EXCHANGE FOR THE GOOD AND VALUABLE CONSIDERATION PROVIDED BY THE DEBTOR RELEASEES AND THE THIRD PARTY RELEASEES; (2) A GOOD FAITH SETTLEMENT AND COMPROMISE OF THE CLAIMS RELEASED BY THE THIRD PARTY RELEASE; (3) IN THE BEST INTERESTS OF THE DEBTOR AND ALL HOLDERS OF CLAIMS; (4) FAIR, EQUITABLE AND REASONABLE; (5) GIVEN AND MADE AFTER DUE NOTICE AND OPPORTUNITY FOR HEARING; AND (6) A BAR TO ANY OF THE RELEASING PARTIES ASSERTING ANY CLAIM RELEASED PURSUANT TO THE THIRD PARTY RELEASE.

E. Exculpation

The Exculpated Parties shall neither have, nor incur any liability to any Entity for any prepetition or postpetition act taken or omitted to be taken in connection with, or related to formulating, negotiating, preparing, disseminating, implementing, soliciting, administering, confirming, or effecting the consummation of this Plan or any contract, instrument, release or other agreement or document created or entered into in connection with this Plan or any other prepetition or postpetition act taken or omitted to be taken in connection with or in contemplation of the restructuring of the Debtor, including, but not limited to, the Prospectus, the Proxy, the Support Agreement and the Plan Documents; provided, however, that the foregoing “Exculpation” shall have no effect on the liability of any Entity that results from any such act or omission that is determined in a Final Order to have constituted gross negligence or willful misconduct; provided, further, that each Exculpated Party shall be entitled to rely upon the advice of counsel concerning his, her or its duties pursuant to, or in connection with, this Plan or any other related document, instrument, or agreement.

F. Indemnification

Except as prohibited by applicable law, the Debtor shall indemnify and hold harmless, except as provided in the Plan Supplement, each of the Indemnified Parties for all costs, expenses, loss, damage or liability incurred by any such Indemnified Party arising from or related in any way to any and all Causes of Action whether known or unknown, whether for tort, fraud, contract, violations of federal or state securities laws or otherwise, based in whole or in part upon any act or omission, transaction or other occurrence or circumstances existing or taking place prior to or on the Effective Date arising from or related in any way to the Debtor, including those arising from or related in any way to: (1) any action or omission of any such Indemnified Party with respect to any indebtedness of or any Interest in the Debtor (including any action or omission of any such Indemnified Party with respect to the acquisition, holding, voting or disposition of any such investment); (2) any action or omission of any such Indemnified Party in such Indemnified Party’s capacity as an officer, director, member, employee, partner or agent of, or advisor to the Debtor; (3) any disclosure made or not made by any Indemnified Party to any current or former Holder of any such indebtedness of or any such Interest in the Debtor; (4) any consideration paid to any such Indemnified Party by the Debtor in respect of any services provided by any such Indemnified Party to the Debtor; and (5) any action taken or not taken in connection with the Chapter 11 Case or this Plan. In the event that any such Indemnified Party becomes involved in any action, proceeding or investigation brought by or against any Indemnified Party, as a result of matters to which the foregoing “Indemnification” may relate, the Reorganized Debtor shall promptly reimburse any such Indemnified Party for its reasonable and documented legal and other expenses (including the cost of any investigation and preparation) incurred in connection therewith as such expenses are incurred and after a request for Indemnification is made in writing, with reasonable documentation in support thereof; provided, however, that, notwithstanding anything herein to the contrary, the Debtor shall not indemnify any of the Non-Released Parties, whether for any matter to which this Article VIII.F pertains or otherwise.

G. Injunction

EXCEPT AS OTHERWISE PROVIDED IN THIS PLAN OR THE CONFIRMATION ORDER, BUT SUBJECT TO THE OCCURRENCE OF THE EFFECTIVE DATE, ALL ENTITIES WHO HAVE HELD, HOLD OR MAY HOLD CLAIMS, INTERESTS, CAUSES OF ACTION OR LIABILITIES THAT: (1) HAVE BEEN DISCHARGED PURSUANT TO ARTICLE VIII.A HEREOF; (2) HAVE BEEN RELEASED PURSUANT TO ARTICLE VIII.C HEREOF; (3) HAVE BEEN RELEASED PURSUANT TO ARTICLE VIII.D HEREOF; OR (4) ARE SUBJECT TO EXCULPATION PURSUANT TO ARTICLE VIII.E HEREOF (BUT ONLY TO THE EXTENT OF THE EXCULPATION PROVIDED IN ARTICLE VIII.E), ARE PERMANENTLY ENJOINED AND PRECLUDED, FROM AND AFTER THE EFFECTIVE DATE, FROM: (A) COMMENCING OR CONTINUING IN ANY MANNER ANY ACTION OR OTHER PROCEEDING OF ANY KIND AGAINST ANY ENTITY SO RELEASED, DISCHARGED, OR EXCULPATED (OR THE PROPERTY OR ESTATE OF ANY ENTITY SO RELEASED, DISCHARGED, OR EXCULPATED) ON ACCOUNT OF OR IN CONNECTION WITH OR WITH RESPECT TO ANY SUCH RELEASED, DISCHARGED, OR EXCULPATED CLAIMS, INTERESTS, CAUSES OF ACTION OR LIABILITIES; (B) ENFORCING, LEVYING, ATTACHING, COLLECTING, OR RECOVERING BY ANY MANNER OR MEANS ANY JUDGMENT, AWARD, DECREE, OR ORDER AGAINST ANY ENTITY SO RELEASED, DISCHARGED, OR EXCULPATED (OR THE PROPERTY OR ESTATE OF ANY ENTITY SO RELEASED, DISCHARGED, OR EXCULPATED) ON ACCOUNT OF OR IN CONNECTION WITH OR WITH RESPECT TO ANY SUCH RELEASED, DISCHARGED, OR EXCULPATED CLAIMS, INTERESTS, CAUSES OF ACTION, OR LIABILITIES; (C) CREATING, PERFECTING OR ENFORCING ANY LIEN, CLAIM, OR ENCUMBRANCE OF ANY KIND AGAINST ANY ENTITY SO RELEASED, DISCHARGED, OR EXCULPATED (OR THE PROPERTY OR ESTATE OF ANY ENTITY SO RELEASED, DISCHARGED, OR EXCULPATED) ON ACCOUNT OF OR IN CONNECTION WITH OR WITH RESPECT TO ANY SUCH RELEASED, DISCHARGED, OR EXCULPATED CLAIMS, INTERESTS, CAUSES OF ACTION, OR LIABILITIES; (D) ASSERTING ANY RIGHT OF SETOFF, SUBROGATION, OR RECOUPMENT OF ANY KIND AGAINST ANY OBLIGATION DUE FROM ANY ENTITY SO RELEASED, DISCHARGED, OR EXCULPATED (OR THE PROPERTY OR ESTATE OF ANY ENTITY SO RELEASED, DISCHARGED, OR

EXCULPATED) ON ACCOUNT OF OR IN CONNECTION WITH OR WITH RESPECT TO ANY SUCH RELEASED, DISCHARGED, OR EXCULPATED CLAIMS, INTERESTS, CAUSES OF ACTION OR LIABILITIES UNLESS SUCH HOLDER HAS FILED A MOTION REQUESTING THE RIGHT TO PERFORM SUCH SETOFF ON OR BEFORE THE CONFIRMATION DATE, AND NOTWITHSTANDING ANY INDICATION IN A PROOF OF CLAIM OR INTEREST OR OTHERWISE THAT SUCH HOLDER ASSERTS, HAS OR INTENDS TO PRESERVE ANY RIGHT OF SETOFF PURSUANT TO SECTION 553 OF THE BANKRUPTCY CODE OR OTHERWISE; AND (E) COMMENCING OR CONTINUING IN ANY MANNER ANY ACTION OR OTHER PROCEEDING OF ANY KIND AGAINST ANY ENTITY SO RELEASED, DISCHARGED, OR EXCULPATED (OR THE PROPERTY OR ESTATE OF ANY ENTITY SO RELEASED, DISCHARGED, OR EXCULPATED) ON ACCOUNT OF OR IN CONNECTION WITH OR WITH RESPECT TO ANY SUCH RELEASED, DISCHARGED, OR EXCULPATED CLAIMS, INTERESTS, CAUSES OF ACTION, OR LIABILITIES RELEASED OR SETTLED PURSUANT TO THIS PLAN; PROVIDED, HOWEVER, THAT NOTHING CONTAINED HEREIN SHALL PRECLUDE SUCH PERSONS FROM EXERCISING THEIR RIGHTS, OR OBTAINING BENEFITS, PURSUANT TO AND CONSISTENT WITH THE TERMS OF THIS PLAN.

H. Setoffs

Except as otherwise provided herein, the Reorganized Debtor pursuant to the Bankruptcy Code (including section 553 of the Bankruptcy Code), applicable non-bankruptcy law, or as may be agreed to by the Holder of a Claim or Interest, may set off against any Allowed Claim or Interest and the distributions to be made pursuant to this Plan on account of such Allowed Claim or Interest (before any distribution is made on account of such Allowed Claim or Interest), any Claims, rights, and Causes of Action of any nature that the Debtor or the Reorganized Debtor, as applicable, may hold against the Holder of such Allowed Claim or Interest, to the extent such Claims, rights, or Causes of Action against such Holder have not been otherwise compromised or settled on or prior to the Effective Date (whether pursuant to this Plan or otherwise); provided, however, that neither the failure to effect such a setoff nor the allowance of any Claim or Interest pursuant to this Plan shall constitute a waiver or release by the Reorganized Debtor of any such Claims, rights, and Causes of Action that the Reorganized Debtor may possess against such Holder. Except as provided under orders approving the use of the Senior Credit Facility Lenders’ cash collateral, in no event shall any Holder of Claims or Interests be entitled to setoff any Claim or Interest against any Claim, right, or Cause of Action of the Debtor or the Reorganized Debtor, as applicable, unless such Holder has Filed a motion with the Bankruptcy Court requesting the authority to perform such setoff on or before the Confirmation Date, and notwithstanding any indication in any Proof of Claim or Interest or otherwise that such Holder asserts, has, or intends to preserve any right of setoff pursuant to section 553 or otherwise.

I. Release of Liens

Except as otherwise provided herein or in any contract, instrument, release, or other agreement or document created pursuant to this Plan, on the Effective Date and concurrently with the applicable distributions made pursuant to this Plan and, in the case of a Secured Claim, satisfaction in full of the portion of the Secured Claim that is Allowed as of the Effective Date, all mortgages, deeds of trust, Liens, pledges, or other security interests against any property of the Estate shall be fully released and discharged, and all of the right, title, and interest of any Holder of such mortgages, deeds of trust, Liens, pledges, or other security interests shall revert to the Reorganized Debtor and its successors and assigns.

Article IX

CONDITIONS PRECEDENT TO CONFIRMATION

AND CONSUMMATION OF THE PLAN

A. Conditions Precedent to Confirmation

Confirmation of this Plan is subject to: (i) entry of the Confirmation Order by the Bankruptcy Court in form and substance acceptable to the Debtor and the Requisite Holders with no stay or injunction (or similar prohibition) in effect with respect thereto; and (ii) the Support Agreement having remained in full force and effect through the Confirmation Date and not having been terminated in accordance with the terms thereof.

B. Conditions Precedent to Consummation

It shall be a condition to consummation of this Plan that the following conditions shall have been satisfied or waived pursuant to the provisions of Article IX.C hereof:

1. The Confirmation Order, which shall be in form and substance acceptable to the Debtor and the Requisite Holders, shall be a Final Order;

2. This Plan and the Plan Documents, each in form and substance acceptable to the Debtor and the Requisite Holders, being executed and delivered, and any conditions (other than the occurrence of the Effective Date) contained therein having been satisfied or waived in accordance therewith;

3. Any and all breaches or defaults under the Senior Credit Facility shall have been cured or waived by the required lenders under the Senior Credit Facility.

4. All authorizations, consents, certifications, approvals, rulings, no-action letters, opinions or other documents or actions required by any law, regulation or order to be received or to occur in order to implement this Plan on the Effective Date shall have been obtained or shall have occurred unless failure to do so will not have a Material Adverse Effect on the Reorganized Debtor;

5. All other documents and agreements necessary to implement this Plan on the Effective Date (including any and all Plan Documents) shall have been duly and validly executed and delivered by all parties thereto and all other actions required to be taken in connection with the Effective Date shall have occurred or shall have been otherwise satisfied or waived;

6. The Support Agreement shall remain in full force and effect through the Consummation and shall not have been terminated in accordance with the terms thereof; and

7. Pursuant to section 1129(a)(4) of the Bankruptcy Code, the Debtor shall have paid in full in Cash all undisputed Senior Notes Indenture Trustee Claims as well as all fees and expenses incurred by the Consenting Holders in accordance with the terms of the Support Agreement.

C. Waiver of Conditions Precedent and Bankruptcy Rule 3020(e) Automatic Stay

The conditions to consummation of this Plan set forth in this Article IX may be waived only by the Debtor, with consent of the Requisite Holders, at any time without leave of or notice to the Bankruptcy Court and without formal action other than proceeding with confirmation of this Plan. Further, the stay of the Confirmation Order, pursuant to Bankruptcy Rule 3020(e), shall be deemed waived by the Confirmation Order.

If any condition precedent to the Effective Date is waived pursuant to this Article IX and the Effective Date occurs, the waiver of such condition shall benefit from the “mootness doctrine,” and the act of consummation of this Plan shall foreclose any ability to challenge this Plan in any court.

D. Effect of Non-Occurrence of Conditions to Consummation

If the consummation of this Plan does not occur within 30 days after the Confirmation Date, or by such later date as is acceptable to the Debtor and the Requisite Holders, this Plan shall be null and void in all respects and: (i) the Confirmation Order shall be vacated and of no further force or effect; (ii) no distributions under this Plan shall be made; (iii) the Debtor and all Holders of Claims and Interests in the Debtor shall be restored to the status quo ante as of the day immediately preceding the Confirmation Date as though the Confirmation Date had never occurred; and (iv) all of the Debtor’s obligations with respect to the Claims and Interests shall remain unaffected by this Plan and nothing contained herein shall be deemed to constitute a waiver or release of any Claims by or against the Debtor or any other person or to prejudice in any manner the rights of the Debtor or any person in any further proceedings involving the Debtor, and this Plan shall be deemed withdrawn. Upon such occurrence, the Debtor shall file a written notification with the Bankruptcy Court and serve it upon such parties as the Bankruptcy Court may direct.

Article X

MODIFICATION, REVOCATION, OR WITHDRAWAL OF THE PLAN

A. Plan Modification and Other Amendments

1. Plan Modifications. This Plan may be amended, modified, or supplemented by the Debtor, with the consent of the Requisite Holders, in the manner provided for by section 1127 of the Bankruptcy Code and in accordance with the Support Agreement or as otherwise permitted by law, without additional disclosure pursuant to section 1125 of the Bankruptcy Code, except as otherwise ordered by the Bankruptcy Court. In addition, after the Confirmation Date, so long as such action does not materially and adversely affect the treatment of holders of Allowed Claims and Interests pursuant to this Plan, the Debtor may remedy any defect or omission or reconcile any inconsistencies in this Plan, the Plan Documents, and/or the Confirmation Order, with respect to such matters as may be necessary to carry out the purposes and intent of this Plan, and any holder of a Claim or Interest that has accepted this Plan shall be deemed to have accepted this Plan as amended, modified, or supplemented.

2. Other Amendments. Prior to the Effective Date, the Debtor, with the consent of the Requisite Holders, may make, in accordance with the Support Agreement, appropriate technical adjustments and modifications to this Plan without further order or approval of the Bankruptcy Court; provided, however, that, such technical adjustments and modifications do not adversely affect in a material way the treatment of Holders of Claims or Interests under this Plan.

B. Effect of Confirmation on Modifications

Entry of a Confirmation Order shall mean that all modifications or amendments to this Plan occurring after the solicitation thereof are approved pursuant to section 1127(a) of the Bankruptcy Code and do not require additional disclosure or resolicitation under Bankruptcy Rule 3019.

C. Revocation or Withdrawal of the Plan

The Debtor reserves the right to revoke or withdraw this Plan prior to the Confirmation Date, with the consent of the Requisite Holders. If the Debtor revokes or withdraws this Plan, or if Confirmation or Consummation does not occur, then: (1) this Plan shall be null and void in all respects; (2) any settlement or compromise embodied in this Plan (including the fixing or limiting to an amount certain of any Claim or Interest or Class of Claims or Interests), assumption or rejection of Executory Contracts and Unexpired Leases effected by this Plan, and any document or agreement executed pursuant to this Plan, shall be deemed null and void; and (3) nothing contained in this Plan shall: (a) constitute a waiver or release of any Claims or Interests; (b) prejudice in any manner the rights of the Debtor or any other Entity; or (c) constitute an admission, acknowledgement, offer, or undertaking of any sort by the Debtor or any other Entity.

Article XI

RETENTION OF JURISDICTION

Pursuant to sections 105(a) and 1142 of the Bankruptcy Code and notwithstanding the entry of the Confirmation Order and the occurrence of the Effective Date, on and after the Effective Date, the Bankruptcy Court shall retain such jurisdiction over the Chapter 11 Case and all matters arising out of, or related to, the Chapter 11 Case and this Plan, including jurisdiction to:

1. allow, disallow, determine, liquidate, classify, estimate, or establish the priority, secured or unsecured status, or amount of any Claim or Interest, including the resolution of any request for payment of any Administrative Claim and the resolution of any and all objections to the secured or unsecured status, priority, amount, or allowance of Claims or Interests;

2. decide and resolve all matters related to the granting and denying, in whole or in part, any applications for allowance of compensation or reimbursement of expenses to Professionals authorized pursuant to the Bankruptcy Code or this Plan;

3. resolve any matters related to: (a) the assumption, assumption and assignment, or rejection of any Executory Contract or Unexpired Lease or with respect to which a Debtor may be liable in any manner and to hear, determine, and, if necessary, liquidate, any Claims arising therefrom, including Rejection Claims, Cure Claims pursuant to section 365 of the Bankruptcy Code or any other matter related to such Executory Contract or Unexpired Lease; (b) any potential contractual obligation under any Executory Contract or Unexpired Lease that is assumed; (c) the Reorganized Debtor amending, modifying, or supplementing, after the Effective Date, pursuant to Article V, any Executory Contracts or Unexpired Leases to the list of Executory Contracts and Unexpired Leases to be assumed or rejected or otherwise; and (d) any dispute regarding whether a contract or lease is or was executory or expired;

4. ensure that distributions to Holders of Allowed Claims and Interests are accomplished pursuant to the provisions of this Plan;

5. adjudicate, decide, or resolve any motions, adversary proceedings, contested or litigated matters, and any other matters, and grant or deny any applications involving the Debtor that may be pending on the Effective Date;

6. adjudicate, decide, or resolve any and all matters related to Causes of Action;

7. adjudicate, decide, or resolve any and all matters related to section 1141 of the Bankruptcy Code;

8. enter and implement such orders as may be necessary or appropriate to execute, implement, or consummate the provisions of this Plan and all contracts, instruments, releases, indentures, and other agreements or documents created in connection with this Plan, the Plan Supplement or the Prospectus or Proxy;

9. enter and enforce any order for the sale of property pursuant to sections 363, 1123, or 1146(a) of the Bankruptcy Code;

10. resolve any cases, controversies, suits, disputes, or Causes of Action that may arise in connection with the consummation, interpretation, or enforcement of this Plan or any Entity’s obligations incurred in connection with this Plan;

11. issue injunctions, enter and implement other orders, or take such other actions as may be necessary or appropriate to restrain interference by any Entity with Consummation or enforcement of this Plan;

12. resolve any cases, controversies, suits, disputes, or Causes of Action with respect to the discharge, releases, injunctions, exculpations, and other provisions contained in Article VIII and enter such orders as may be necessary or appropriate to implement such releases, injunctions, and other provisions;

13. resolve any cases, controversies, suits, disputes, or Causes of Action with respect to the repayment or return of distributions and the recovery of additional amounts owed by the Holder of a Claim or Interest for amounts not timely repaid pursuant to Article VI.H.1;

14. enter and implement such orders as are necessary or appropriate if the Confirmation Order is for any reason modified, stayed, reversed, revoked, or vacated;

15. determine any other matters that may arise in connection with or relate to this Plan, the Plan Supplement, the Prospectus, the Proxy, the Confirmation Order, or any contract, instrument, release, indenture, or other agreement or document created in connection with this Plan;

16. adjudicate any and all disputes arising from or relating to distributions under this Plan;

17. consider any modifications of this Plan, to cure any defect or omission, or to reconcile any inconsistency in any Bankruptcy Court order, including the Confirmation Order;

18. determine requests for the payment of Claims and Interests entitled to priority pursuant to section 507 of the Bankruptcy Code;

19. hear and determine disputes arising in connection with the interpretation, implementation, or enforcement of this Plan, or the Confirmation Order, including disputes arising under agreements, documents, or instruments executed in connection with this Plan, including, but not limited to, the Plan Documents;

20. hear and determine matters concerning state, local, and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code;

21. hear and determine all disputes involving the existence, nature, or scope of the Debtor’s discharge, including any dispute relating to any liability arising out of the termination of employment or the termination of any employee or retiree benefit program, regardless of whether such termination occurred prior to or after the Effective Date;

22. enforce all orders previously entered by the Bankruptcy Court;

23. hear any other matter not inconsistent with the Bankruptcy Code;

24. hear any matter regarding the recovery of assets of the Debtor and property of its estate, wherever located; and

25. enter an order concluding or closing the Chapter 11 Case.

Article XII

MISCELLANEOUS PROVISIONS

A. Immediate Binding Effect

Subject to Article IX.B and notwithstanding Bankruptcy Rules 3020(e), 6004(h), or 7062 or otherwise, upon the occurrence of the Effective Date, the terms of this Plan and the Plan Supplement shall be immediately effective and enforceable and deemed binding upon the Debtor, the Reorganized Debtor, and any and all Holders of Claims or Interests (irrespective of whether such Holders of Claims or Interests are deemed to have accepted this Plan), all Entities that are parties to or are subject to the settlements, compromises, releases, discharges, and injunctions described in this Plan, each Entity acquiring property under this Plan, and any and all non-Debtor parties to Executory Contracts and Unexpired Leases with the Debtor.

B. Additional Documents

On or before the Effective Date, the Debtor may File with the Bankruptcy Court such agreements and other documents as may be necessary or appropriate to effectuate and further evidence the terms and conditions of this Plan. The Debtor or Reorganized Debtor, as applicable, and all Holders of Claims or Interests receiving distributions pursuant to this Plan and all other parties in interest shall, from time to time, prepare, execute, and deliver any agreements or documents and take any other actions as may be necessary or advisable to effectuate the provisions and intent of this Plan.

C. Payment of Statutory Fees

All fees payable pursuant to section 1930(a) of the Judicial Code shall be paid for each quarter (including any fraction thereof) until the Chapter 11 Case is converted, dismissed, or closed, whichever occurs first.

D. Section 1125(e) of the Bankruptcy Code.

The Debtor has, and upon confirmation of this Plan shall be deemed to have, solicited acceptances of this Plan in good faith and in compliance with the applicable provisions of the Bankruptcy Code, and the Debtor (and its affiliates, agents, directors, officers, employees, advisors, and attorneys) have participated in good faith and in compliance with the applicable provisions of the Bankruptcy Code in the offer, issuance, sale, and purchase of the securities offered and sold under this Plan, and therefore are not, and on account of such offer, issuance, sale, solicitation, and/or purchase will not be, liable at any time for the violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of this Plan or offer, issuance, sale, or purchase of the securities offered and sold under this Plan.

E. Dissolution of Committees

On the Effective Date, the Committees, if any, shall dissolve and members thereof shall be released and discharged from all rights and duties from or related to the Chapter 11 Case.

F. Termination of Professionals

On the Effective Date, the engagement of each Professional retained by the Debtor and the Creditors’ Committee, if any, shall be terminated without further order of the Bankruptcy Court or act of the parties; provided, however, such Professionals shall be entitled to prosecute their respective Fee Claims and represent their respective constituents with respect to applications for payment of such Fee Claims and the Reorganized Debtor shall be responsible for the fees, costs and expenses associated with the prosecution of such Fee Claims. Nothing herein shall preclude the Reorganized Debtor from engaging a Professional on and after the Effective Date in the same capacity as such Professional was engaged prior to the Effective Date.

G. Reservation of Rights

Except as expressly set forth in this Plan, this Plan shall have no force or effect unless the Bankruptcy Court shall enter the Confirmation Order. Neither this Plan, any statement or provision contained in this Plan, nor any action taken or not taken by any Debtor with respect to this Plan, the Prospectus, the Proxy, or the Plan Supplement shall be or shall be deemed to be an admission or waiver of any rights of any Debtor with respect to the Holders of Claims or Interests prior to the Effective Date.

H. Successors and Assigns

The rights, benefits, and obligations of any Entity named or referred to in this Plan shall be binding on, and shall inure to the benefit of any heir, executor, administrator, successor or assign, affiliate, officer, director, manager, agent, representative, attorney, beneficiaries, or guardian, if any, of each Entity.

I. Service of Documents

After the Effective Date, any pleading, notice, or other document required by this Plan to be served on or delivered to the Reorganized Debtor shall be served on:

C&D Technologies, Inc. Attn: Ian Harvie, Senior Vice President and Chief Financial Officer 1400 Union Meeting Road Blue Bell, PA 19422	Goodwin Procter LLP Attn: Emanuel C. Grillo The New York Times Building 620 Eighth Avenue New York, NY 10018-1405

After the Effective Date, the Debtor may, in its sole discretion, notify Entities that, in order to continue receiving documents pursuant to Bankruptcy Rule 2002, such Entities must file a renewed request to receive documents pursuant to Bankruptcy Rule 2002. After the Effective Date, the Debtor is authorized to limit the list of Entities receiving documents pursuant to Bankruptcy Rule 2002 to those Entities who have Filed such renewed requests.

J. Term of Injunctions or Stays

Unless otherwise provided in this Plan or in the Confirmation Order, all injunctions or stays in effect in the Chapter 11 Case pursuant to sections 105 or 362 of the Bankruptcy Code or any order of the Bankruptcy Court, and extant on the Confirmation Date (excluding any injunctions or stays contained in this Plan or the Confirmation Order) shall remain in full force and effect until the Effective Date. All injunctions or stays contained in this Plan or the Confirmation Order shall remain in full force and effect in accordance with their terms.

K. Entire Agreement

Except as otherwise indicated, this Plan and the Plan Supplement supersede all previous and contemporaneous negotiations, promises, covenants, agreements (not including the Support Agreement), understandings, and representations on such subjects, all of which have become merged and integrated into this Plan.

L. Nonseverability of Plan Provisions

If, prior to Confirmation, any term or provision of this Plan is held by the Bankruptcy Court to be invalid, void, or unenforceable, the Bankruptcy Court shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void, or unenforceable, and such term or provision shall then be applicable as altered or interpreted. Notwithstanding any such holding, alteration, or interpretation, the remainder of the terms and provisions of this Plan will remain in full force and effect and will in no way be affected, impaired, or invalidated by such holding, alteration, or interpretation. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of this Plan, as it may have been altered or interpreted in accordance with the foregoing, is: (1) valid and enforceable pursuant to its terms; (2) integral to this Plan and may not be deleted or modified without the Debtor’s consent; and (3) nonseverable and mutually dependent. Notwithstanding anything to the contrary contained in this Section L, in the event of any such holding, alteration or interpretation, the Debtor must obtain the consent of the Requisite Holders in order to seek confirmation of this Plan as so Amended, revised or altered.

M. Plan Controls Disclosure Statement; Confirmation Order Controls Plan

To the extent this Plan is inconsistent with the Prospectus and/or the Proxy, the provisions of this Plan will be controlling. To the extent the Confirmation Order is inconsistent with this Plan, the provisions of the Confirmation Order will be controlling.

N. Courts of Competent Jurisdiction

If the Bankruptcy Court abstains from exercising, or declines to exercise, jurisdiction or is otherwise without jurisdiction over any matter arising out of the Plan, such abstention, refusal, or failure of jurisdiction will have no effect upon and will not control, prohibit, or limit the exercise of jurisdiction by any other court having competent jurisdiction with respect to such matter.

Dated: [            ], 2010

C&D Technologies, Inc. (for itself)

By:	/s/
Ian Harvie
Senior Vice President and Chief Financial Officer of C&D Technologies, Inc.

Exhibit B

UNAUDITED PROJECTED CONSOLIDATED FINANCIAL INFORMATION FOR RESTRUCTURING

UNDER THE PREPACKAGED PLAN

The unaudited projected consolidated financial information contained herein should be in read conjunction with the Prospectus and Disclosure Statement for Solicitation of Acceptances of the Prepackaged Plan of Reorganization (as it may be supplemented and amended from time to time, the “Prospectus”) filed herewith by C&D Technologies, Inc. Unless otherwise defined in this Exhibit B, capitalized terms used herein have the meanings ascribed to them in the Prospectus. Unless otherwise indicated or the context otherwise requires, the “Company” and similar terms refer to C&D Technologies, Inc. and its direct and indirect subsidiaries on a consolidated basis.

Set forth below are financial projections with respect to the estimated effect of the transactions contemplated by the Prepackaged Plan on the Company’s results of operations, financial position, and cash flows for the fiscal years ending in 2011, 2012, 2013, and 2014. The Company prepared these projections to analyze the Company’s ability to meet the Company’s obligations if the Company effects the Restructuring through the Prepackaged Plan and to assist each holder of a claim in determining whether to vote to accept or reject the Prepackaged Plan. The projections contained in this Exhibit B were prepared in connection with the filing of the Prepackaged Plan in order to demonstrate that if the Prepackaged Plan is confirmed by the Bankruptcy Court, the Company’s reorganization pursuant to the Prepackaged Plan is not likely to be followed by the liquidation of the Company or the need for further reorganization. Accordingly, such projections should not be taken into account in making your decision to tender your Notes in the Exchange Offer in accordance with the terms and conditions set forth in the Prospectus. The financial projections should be read in conjunction with the sections titled “Selected Historical Consolidated Financial Data,” “Unaudited Pro Forma Financial Information,” “Risk Factors—Risks Related to the Consummation of the Prepackaged Plan—Our future operational and financial performance may vary materially from the financial projections contained in the Prospectus” and “Capitalization” in the Prospectus and the Company’s consolidated financial statements contained in the Prospectus. See also “Where You Can Find Additional Information” in the Prospectus.

While presented with numerical specificity, these projections are based upon a variety of assumptions that the Company believes are reasonable, reflect the best currently available estimates and judgments and present, to the best of management’s knowledge and belief, the expected course of action and the expected future financial performance of the Company contemplated by the Prepackaged Plan. The projections are subject to significant business, economic, and competitive uncertainties and contingencies, many of which are beyond the Company’s control. Consequently, the inclusion of the projections should not be regarded as a representation by the Company or any other person that the projections will be realized, and actual results may vary materially from those presented below. See “Risk Factors” in the Prospectus. You are cautioned not to place undue reliance on these financial projections.

THE COMPANY DOES NOT, AS A MATTER OF COURSE, PUBLICLY DISCLOSE PROJECTIONS AS TO THE COMPANY’S FUTURE REVENUES, EARNINGS OR CASH FLOWS. THE PROJECTIONS SET FORTH BELOW WERE PREPARED BY THE COMPANY AND ARE THE COMPANY’S RESPONSIBILITY AND WERE NOT PREPARED TO CONFORM WITH PUBLISHED GUIDELINES OF THE SEC, ANY STATE SECURITIES COMMISSION OR THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS REGARDING PREPARATION AND PRESENTATION OF PROSPECTIVE FINANCIAL INFORMATION. THE PROJECTIONS WERE PREPARED TO COMPLY WITH THE REQUIREMENTS OF THE BANKRUPTCY CODE. IN THE VIEW OF THE COMPANY’S MANAGEMENT, THE PROJECTIONS WERE PREPARED ON A REASONABLE BASIS, REFLECT THE BEST CURRENTLY AVAILABLE ESTIMATES AND JUDGMENTS, AND PRESENT, TO THE BEST OF MANAGEMENT’S KNOWLEDGE AND BELIEF, THE EXPECTED COURSE OF ACTION AND THE EXPECTED FUTURE FINANCIAL PERFORMANCE OF THE COMPANY. HOWEVER, THIS INFORMATION IS NOT FACT AND

SHOULD NOT BE RELIED UPON AS BEING NECESSARILY INDICATIVE OF FUTURE RESULTS, AND READERS OF THE PROSPECTUS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THE PROSPECTIVE FINANCIAL INFORMATION.

NEITHER PRICEWATERHOUSECOOPERS LLP, NOR ANY OTHER INDEPENDENT ACCOUNTANTS, HAVE COMPILED, EXAMINED OR PERFORMED ANY PROCEDURES WITH RESPECT TO THE PROJECTIONS, NOR HAVE THEY EXPRESSED ANY OPINION OR ANY OTHER FORM OF ASSURANCE WITH RESPECT THERETO OR TO THE ACHIEVABILITY OF SUCH PROJECTION, AND ASSUME NO RESPONSIBILITY FOR, AND DISCLAIM ANY ASSOCIATION WITH THE PROJECTIONS.

THE DEALER MANAGER HAS NOT COMPILED, EXAMINED OR PERFORMED ANY REVIEW WITH RESPECT TO THE PROJECTIONS, AND HAS NOT EXPRESSED ANY OPINION OR ANY OTHER FORM OF ASSURANCE WITH RESPECT THERETO OR TO THEIR ACHIEVABILITY, AND ASSUMES NO RESPONSIBILITY FOR THE PROJECTIONS SOLELY PREPARED BY THE COMPANY.

THE PROJECTIONS REFLECT NUMEROUS ASSUMPTIONS, ALL MADE BY MANAGEMENT OF THE COMPANY, WITH RESPECT TO INDUSTRY PERFORMANCE, GENERAL BUSINESS, ECONOMIC, MARKET AND FINANCIAL CONDITIONS AND OTHER MATTERS, ALL OF WHICH ARE DIFFICULT TO PREDICT AND MANY OF WHICH ARE BEYOND THE COMPANY’S CONTROL. THERE CAN BE NO ASSURANCE THAT THE ASSUMPTIONS MADE IN PREPARING THE PROJECTIONS SET FORTH BELOW WILL PROVE ACCURATE, AND ACTUAL RESULTS MAY BE MATERIALLY GREATER OR LESS THAN THOSE CONTAINED IN THE PROJECTIONS SET FORTH BELOW.

THE INCLUSION OF THE PROJECTIONS IN THE PROSPECTUS SHOULD NOT BE REGARDED AS AN INDICATION THAT THE COMPANY, OR ANY OF ITS RESPECTIVE REPRESENTATIVES OR ADVISORS, INCLUDING THE DEALER MANAGER, OR RESPECTIVE OFFICERS AND DIRECTORS, CONSIDER SUCH INFORMATION TO BE AN ACCURATE PREDICTION OF FUTURE EVENTS OR NECESSARILY ACHIEVABLE. IN LIGHT OF THE UNCERTAINTIES INHERENT IN FORWARD LOOKING INFORMATION OF ANY KIND, THE COMPANY CAUTIONS AGAINST UNDUE RELIANCE ON SUCH INFORMATION. THE COMPANY DOES NOT INTEND TO UPDATE OR REVISE THE PROJECTIONS TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE WHEN PREPARED OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS, EXCEPT TO THE EXTENT REQUIRED BY LAW. SEE “RISK FACTORS” AND “CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS” IN THE PROSPECTUS.

Unaudited Condensed Consolidated Income Statement Projections

for the Twelve Months Ended January 31,

($ in millions)	2011P	2012P	2013P	2014P
NET SALES	$352.2	$405.8	$451.1	$469.2
COST OF SALES	303.1	332.2	368.3	382.0

GROSS PROFIT	49.1	73.6	82.9	87.2

OPERATING EXPENSES:
Selling, general and administrative expenses	38.0	45.8	47.0	48.8
Research and development expenses	6.6	7.6	8.2	8.3
Goodwill impairment	60.0	—	—	—

OPERATING (LOSS) INCOME	(55.5)	20.2	27.7	30.1

Interest expense, net	16.6	4.5	4.1	4.0
Other expense (income), net	7.3	1.8	0.6	0.6

LOSS BEFORE INCOME TAXES	(79.4)	13.9	23.0	25.5
Income tax (benefit) provision	(12.8)	1.9	8.0	8.9

NET (LOSS) INCOME	(66.6)	12.0	15.0	16.6
Net income attributable to noncontrolling interests	0.4	3.5	3.1	3.2

NET (LOSS) INCOME ATTRIBUTABLE TO C&D TECHNOLOGIES, INC.	$(67.0)	$8.5	$11.9	$13.4

Unaudited Condensed Consolidated Balance Sheet Projections

As of January 31,

($ in millions)	2011P	2012P	2013P	2014P
ASSETS
Current assets:
Cash and cash equivalents	$3.4	$8.3	$14.0	$8.2
Accounts receivable, less allowance for doubtful accounts	61.9	68.2	75.3	78.6
Inventories	70.2	73.9	78.7	76.9
Other current assets	1.5	2.0	2.0	2.0
Assets held for sale	0.5	—	—	—

Total current assets	137.5	152.4	170.0	165.7
Property, plant and equipment, net	88.6	93.0	92.8	93.1
Deferred income taxes	0.2	0.2	0.2	0.2
Intangible and other assets, net	11.8	10.4	9.1	7.8

TOTAL ASSETS	$238.1	$256.0	$272.1	$266.8

LIABILITIES AND EQUITY
Current liabilities:
Current portion of long-term debt	$0.6	$0.6	$0.6	$0.6
Accounts payable	32.2	44.7	52.8	52.2
Accrued liabilities	11.9	15.4	15.5	15.5
Other current liabilities	5.0	5.0	5.0	4.4

Total current liabilities	49.6	65.7	73.9	72.7

Long-term debt	168.4	47.5	44.6	27.9
Other liabilities	41.3	35.0	30.9	27.0

Total liabilities	$259.3	$148.2	$149.4	$127.6

Equity:
Common Stock	$0.3	$5.4	$5.4	$5.4
Additional paid-in capital	97.7	169.5	169.5	169.5
Treasury stock	(40.1)	—	—	—
Accumulated other comprehensive loss	(41.6)	(41.6)	(41.6)	(41.6)
Retained earnings	(49.3)	(40.8)	(29.0)	(15.6)

Total stockholders’ equity attributable to C&D Technologies, Inc.	(33.0)	92.5	104.3	117.7
Noncontrolling interest	11.8	15.3	18.4	21.5

Total equity	(21.2)	107.8	122.7	139.2

TOTAL LIABILITIES AND EQUITY	$238.1	$256.0	$272.1	$266.8

Unaudited Condensed Consolidated

Cash Flow Statement Projections

for the Twelve Months Ended January 31,

($ in millions)	2011P	2012P	2013P	2014P
Cash flows from operating activities:
Net (loss) income	$(66.6)	$12.0	$15.0	$16.6
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation and amortization	10.7	12.8	13.2	13.2
Amortization of debt acquisition and discount costs	5.7	0.4	0.4	0.4
Deferred taxes	(13.5)	—	—	—
Impairment of goodwill	60.0	—	—	—
Changes in assets and liabilities:
Accounts receivable	(6.8)	(6.3)	(7.1)	(3.3)
Inventories	5.8	(3.7)	(4.9)	1.9
Accounts payable	(14.5)	12.7	8.1	(0.6)
Accrued liabilities	(0.1)	3.5	0.3	—
Other current liabilities	0.6	0.1	—	(0.9)
Other liabilities	1.9	(6.3)	(4.1)	(3.9)
Other, net	1.0	0.4	—	(0.2)

Net cash (used in) provided by operating activities	(15.8)	25.6	20.9	23.2

Cash flows from investing activities:
Acquisition of property, plant and equipment	(8.0)	(15.8)	(12.0)	(12.0)
Decrease in restricted cash	0.1	—	—	—

Net cash used in investing activities	(7.9)	(15.8)	(12.0)	(12.0)

Cash flows from financing activities:
Borrowings (repayments), net	24.4	(4.9)	(3.2)	(17.0)

Net cash provided by financing activities	24.4	(4.9)	(3.2)	(17.0)

Increase (decrease) in cash and cash equivalents	0.7	4.9	5.7	(5.8)
Cash and cash equivalents, beginning of period	2.7	3.4	8.3	14.0

Cash and cash equivalents, end of period	$3.4	$8.3	$14.0	$8.2

Summary of Significant Assumptions.

The Company has developed the projections to assist holders of the Company’s debt and equity securities in their evaluation of the prepackaged plan and to analyze its feasibility. The projections are based upon a number of significant assumptions described below.

ACTUAL OPERATING RESULTS AND CASH FLOWS MAY VARY MATERIALLY FROM THOSE PROJECTED. IN ADDITION, WE ARE ACTIVELY EXPLORING INITIATIVES TO REDUCE OPERATING EXPENSES AND INCREASE OPERATING REVENUES. THESES INITIATIVES, IF IMPLEMENTED, COULD HAVE A SIGNIFICANT EFFECT ON THE PROJECTIONS CONTAINED IN THIS PROXY STATEMENT AND COULD AFFECT THE VALIDITY OF THE ASSUMPTIONS DESCRIBED BELOW.

Assumed Effective Date

Our projections have been prepared including actual results for the first quarter and second quarter of fiscal year 2011 and estimated financial results for the remainder of fiscal year 2011 through 2014, assuming the prepackaged plan is confirmed effective January 31, 2011. If the reorganization proceedings extend beyond January 31, 2011, additional reorganization-related expenses will continue to be incurred. These expenses could significantly impact the Company’s results of operations and cash flows.

Critical Accounting Policies and Estimates

The preparation of the consolidated financial projections required the Company to make estimates and judgments that affect the reported amounts of assets, liabilities, revenue, and expenses and related disclosure of contingent assets and liabilities. Our estimates are based on historical experience and on various other assumptions that the Company believes are reasonable under the circumstances. Actual results may differ from the Company’s estimates. Accounting policies followed in these projections are substantially the same as those followed in the Company’s historical financial statements included in the Company’s annual report on Form 10-K provided herewith.

Effects of Consummation of the Prepackaged Plan

In determining the projections, we estimated the pro forma effects of completing the transactions contemplated by the prepackaged plan. These pro forma effects assumed the Company’s Notes would be exchanged for additional Common Stock. The Company did not assume any effects of fresh start accounting in the projections. These transactions are highly complex and require significant estimations and judgment in application. The actual entries recorded upon the close of these transactions may vary significantly from the estimates included in the projections.

Income Statement Assumptions

Sales Assumptions:

During the first half of fiscal year 2011, the Company’s sales were negatively impacted by the global recessionary environment and economic downturn. First half sales were also negatively impacted by a labor disruption in the Company’s Shanghai, China manufacturing facility. Our projections include actual sales for the eight months ended August 31, 2010. For the remainder of fiscal year 2011 and through fiscal year 2014, the Company assumed revenue growth due to (i) increased customer confidence in purchasing the Company’s products as a result of the Company’s successful financial restructuring, (ii) continued growth in the Company’s Asia business, (iii) acceptance of the Company’s projected new product introductions and (iv) general economic growth in the Company’s target markets.

Our sales projections could be negatively impacted by a number of factors including, amongst others:

•	fluctuations in prices and availability of raw materials, particularly lead, could increase the Company’s costs or cause delays in shipments;

•

maintaining the Company’s manufacturing operations requires significant capital expenditures, and the Company’s ability or failure to maintain the Company’s operations would have a material adverse impact on the Company’s market share and ability to generate revenue;

•	adverse economic or market changes in certain markets in which we conduct business;

•	pricing pressures from the Company’s larger customers and from the extremely competitive industries in which we operate;

•	difficulties or delays in product development;

•	we rely on third parties whose operations are outside the Company’s control;

•	customers that become insolvent or bankrupt; and

•	a change in the Company’s product mix.

Cost of Goods Sold Assumptions:

Our cost of goods sold consists of material, labor, fixed and variable overhead, freight and depreciation of property and equipment related to the manufacturing of the Company’s products. Lead is the primary cost component in the Company’s cost of goods sold. We assume the cost of lead will remain constant throughout the projection period. The overall increase in cost of goods sold during the projection period is driven by (i) increased sales volume and (ii) assumed wage increases and medical inflation in fiscal year 2012 through fiscal year 2014. These increases are offset by (i) assumed cost reductions associated with the Company’s closure of the Company’s Leola, Pennsylvania manufacturing facility, which was announced in the second quarter of fiscal year 2011 and (ii) assumed cost savings resulting from capital expenditures and manufacturing productivity improvements.

Our projections could be adversely affected by increases in the cost of raw materials, particularly lead, the primary cost component of the Company’s battery products, or other product parts or components such as copper and plastics. Lead represented approximately 40% of the Company’s cost of sales in fiscal year 2010. Lead market prices averaged $1.21 per pound in fiscal year 2008, $0.89 per pound in fiscal year 2009, $0.83 per pound in fiscal year 2010 and $0.92 for the eight months ended September 30, 2010. On October 13, 2010, lead traded as high as $1.09 per pound. We have lead clauses in many customer contracts which allow us to offset the changes in lead costs through higher/lower revenue—however, generally on a lag basis. Sales price increases/decreases from the lead clauses are ultimately offset by higher/lower lead costs in direct materials. A significant increase in the price of one or more raw materials, parts or components or the inability to successfully implement price increases/surcharges to mitigate such cost increases in a timely manner, or at all, could have a material adverse effect on the Company’s projections.

Operating Expenses Assumptions:

Our operating expenses primarily consist of (i) selling, general and administrative expenses and (ii) research and development expenses.

Selling, general and administrative, or SG&A, expenses include salaries and related costs for the Company’s staff in sales, marketing, finance, information technology, human resource, legal and other administrative functions, costs for operating leases, office supplies, promotions, advertising and selling expenses. SG&A expenses are expected to increase throughout the projection period due to (i) assumed wage increases and medical inflation, (ii) assumed 100% achievement of management incentive plan targets in fiscal year 2012 through fiscal year 2014, (iii) increased commissions and selling expenses as a result of sales growth and (iv) increase sales headcount in Europe and Asia to support sales growth.

Our research and development, or R&D, expenses include salary-related expenses for the Company’s engineering staff, costs for engineering equipment and prototypes, costs for operating leases and office- and equipment-related expenditures including depreciation of property and equipment. Overall R&D expenses are projected to remain constant as a percentage of sales to support new product introductions and product design enhancements.

Interest Expense Assumptions:

The Company has assumed that, following the prepackaged plan, the Company’s United States credit facility and China line of credit will remain in place and interest rates on those debt instruments will remain unchanged throughout the projection period.

Other Expenses Assumptions:

Other expenses are related to professional fees associated with the prepackaged plan, foreign currency exchange, bank fees and other non-operating expenses. The Company projects other expenses based on historical levels and expects the majority of these costs to remain flat with certain exceptions. Fiscal year 2011 other expense includes projected $5 million of professional fees associated with the prepackaged plan.

Statement of Cash Flow Assumptions

Cash Flow From Operating Activities:

Cash flow from operating activities consists primarily of income (loss) from operations and changes in working capital. Cash flow from operating activities is expected to become positive due to increased net income driven by the Company’s expanding revenue base. Our working capital projections assume constant days sales outstanding, improvement in inventory days on hand as a result of increased sales and an increase in days payable outstanding as we are able to negotiate more favorable payment terms with certain vendors as a result of the Company’s successful financial restructuring. In addition, we assume a reduction in cash from operations resulting from projected required contributions to the Company’s pension plans.

Cash Flow From Investing Activities

Cash flow from investing activities consists primarily of capital expenditures related to equipment replacement. We project capital expenditures to be approximately $8 million, $16 million, $12 million and $12 million in fiscal year 2011, 2012, 2013 and 2014, respectively. The capital expenditures primarily relate to the Company’s projected cost reduction and productivity improvements, routine maintenance activities and new product offerings.

Cash Flow From Financing Activities

Cash flow from financing activities consists primarily of projected borrowings/repayments of the Company’s Existing Credit Facility.

Exhibit C

UNAUDITED LIQUIDATION ANALYSIS

The unaudited liquidation analysis contained herein should be in read conjunction with the Prospectus and Disclosure Statement for Solicitation of Acceptances of the Prepackaged Plan of Reorganization (as it may be supplemented and amended from time to time, the “Prospectus”) filed herewith by C&D Technologies, Inc. Unless otherwise defined in this Exhibit C, capitalized terms used herein have the meanings ascribed to them in the Prospectus. Unless otherwise indicated or the context otherwise requires, the “Company” and similar terms refer to C&D Technologies, Inc. and its domestic subsidiaries on a consolidated basis.

THE FOLLOWING LIQUIDATION ANALYSIS IS AN ESTIMATE OF THE PROCEEDS THAT MAY BE GENERATED AS A RESULT OF THE HYPOTHETICAL CHAPTER 7 LIQUIDATION OF THE COMPANY’S ASSETS. THE ANALYSIS IS BASED UPON A NUMBER OF SIGNIFICANT ASSUMPTIONS WHICH ARE DESCRIBED BELOW AND ARE INHERENTLY SUBJECT TO SIGNIFICANT ECONOMIC UNCERTAINTIES AND CONTINGENCIES BEYOND THE CONTROL OF MANAGEMENT AND ITS ADVISORS. THE LIQUIDATION ANALYSIS DOES NOT PURPORT TO BE A VALUATION OF THE COMPANY’S ASSETS AND IS NOT NECESSARILY INDICATIVE OF THE VALUES THAT MAY BE REALIZED IN AN ACTUAL LIQUIDATION. WERE THE COMPANY TO UNDERGO AN ACTUAL LIQUIDATION, ACTUAL RESULTS COULD VARY MATERIALLY FROM THOSE SHOWN HERE. THIS ANALYSIS HAS NOT BEEN EXAMINED OR REVIEWED BY INDEPENDENT ACCOUNTANTS IN ACCORDANCE WITH STANDARDS PROMULGATED BY THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS.

THE FOLLOWING LIQUIDATION ANALYSIS SHOULD BE REVIEWED WITH THE ACCOMPANYING FOOTNOTES.

NEITHER PRICEWATERHOUSECOOPERS LLP, NOR ANY OTHER INDEPENDENT ACCOUNTANTS, HAVE COMPILED, EXAMINED OR PERFORMED ANY PROCEDURES WITH RESPECT TO THE LIQUIDATION ANALYSIS, NOR HAVE THEY EXPRESSED ANY OPINION OR ANY OTHER FORM OF ASSURANCE WITH RESPECT THERETO OR THE ACHIEVABILITY OF SUCH LIQUIDATION, AND ASSUME NO RESPONSIBILITY FOR, AND DISCLAIM ANY ASSOCIATION WITH THE LIQUIDATION ANALYSIS.

United States

($ in thousands)		August 31, 2010
		Estimated Book Value / Estimated Allowable Claims	Estimated Recovery Value		Estimated Recovery Percentage
Statement of Assets	Note		Low	High	Low	High
Cash and Cash Equivalents	A	903	903	903	100%	100%
Restricted Cash	B	50	—	—	0%	0%
Accounts Receivable	C	36,969	24,030	31,424	65%	85%
Intercompany Accounts Receivable	D	16,650	2,398	3,180	14%	19%
Inventories	E	56,122	24,037	34,732	43%	62%
Prepaid and Other Current Assets	F	1,183	—	—	0%	0%
Deferred Taxes	G	199	—	—	0%	0%
Assets Held for Sale	H	500	275	375	55%	75%
Property, Plant & Equipment	I	46,372	5,904	13,711	13%	30%
Other Assets	J	9,179	703	1,192	8%	13%
Equity Interest in Non-Debtor Subsidiaries Sold as a Going Concern	K	36,210	15,000	30,000	41%	83%

Total Assets		204,337	73,249	115,517

Gross Estimated Liquidation Proceeds Available for Distribution		$204,337	$73,249	$115,517

Costs Associated with Liquidation	L
Payroll / Overhead			(4,440)	(2,960)
Liquidation Costs of PP&E			(295)	(686)
Chapter 7 Trustee Fees			(2,170)	(3,438)
Chapter 7 Professional Fees			(4,000)	(3,000)
Chapter 11 Professional Carve-Out			(1,500)	(1,500)

Total			(12,406)	(11,584)

Net Estimated Liquidation Proceeds Available for Distribution			$60,844	$103,933

Less: Super-priority Debt Claims (DIP)	M	(24,308)	(24,308)	(24,308)	100%	100%

Less: Senior First-Lien Debt Claims (Wells Fargo Revolver)		—	—	—	100%	100%

Letters of Credit		(5,417)	(5,417)	(5,417)	100%	100%

Less: Junior First-Lien Debt Claims (AbleCo Term Loan Tranche)		(20,000)	(20,000)	(20,000)	100%	100%

Net Proceeds Available after Secured Claims		$(49,725)	$11,119	$54,208

Less: Administrative and Priority Claims	N
Administrative Claims		(2,500)	(1,503)	($2,500)	60%	100%
Accounts Payable		(15,000)	(9,016)	($15,000)	60%	100%
Priority Tax Claims		(1,000)	(601)	($1,000)	60%	100%

Net Proceeds Available after Administrative and Priority Claims		$(18,500)	$0	$35,708

Less: Unsecured Claims
Convertible Notes	O
2006 Notes		(52,000)	—	(10,400)	0%	20%
Accrued Interest		(1,430)	—	(286)	0%	20%
2005 Notes		(75,000)	—	(15,000)	0%	20%
Accrued Interest		(1,969)	—	(394)	0%	20%
Secured debt - Deficiency Claims
Pre-Petition Accounts Payable		(6,948)	—	(1,390)	0%	20%
Pre-Petition Intercompany Accounts Payable		(8,879)	—	(1,776)	0%	20%
Pension Obligations		(30,355)	—	(6,071)	0%	20%
Deferred Revenue		(6)	—	(1)	0%	20%
Contingency Claims		(1,956)	—	(391)	0%	20%
Other General Unsecured Claims	P	(48,144)	—	(9,629)	0%	20%

Net Proceeds Available after Unsecured Claims	Q	$(178,543)	$0	$0

Footnotes to the Liquidation Analysis

Unless stated otherwise, the book values used in this liquidation analysis are the estimated net book values of the Company’s assets as of August 31, 2010 for the Company’s three domestic (United States) legal entities. Actual liquidation value of the Company’s assets may vary significantly.

Note A – Cash and Cash Equivalents

The liquidation analysis is based on the assumption that operations during the liquidation period would not generate additional cash available for distribution. It is assumed that all cash and cash equivalents held in the Company’s accounts are available for distribution and thus 100% recoverable.

Note B – Restricted Cash

Restricted cash is cash held on margin associated with the Company’s lead hedges. Accordingly, the liquidation recovery rate based on the restricted cash is estimated to be 0% since the hedge agreement liability exceeds the restricted cash balance.

Note C – Accounts Receivable

The analysis of accounts receivable assumes that a Chapter 7 trustee would retain certain existing staff of the Company to handle an aggressive collection effort of outstanding trade accounts receivable from customers. Collectible accounts receivable are assumed to include all accounts receivable held by the Company and invoiced to the customer with the exception of certain receivables in excess of 90 days past due which collectors and local controllers have determined are not collectible. The liquidation value of accounts receivable is estimated by applying a discount factor partially based on historical collection trends. The result is assumed to be an estimate of the proceeds that would be available to a secured lender in an orderly liquidation scenario and takes into account the inevitable difficulty a liquidating company has in collecting its receivables and any concessions which might be required to facilitate the collection of certain accounts. Collections during a liquidation of the Company may be further compromised by the likely claims for damages for breaches of or the rejection of customer contracts as customers may attempt to set off or recoup outstanding amounts owed to the Company against such claims. These claims are difficult to estimate and no attempt to adjust the recovery for such items has been undertaken. As such, recoveries for accounts receivable may be overstated in the liquidation analysis.

The liquidation value of accounts receivable is estimated to be approximately 65% to 85% of the net book value of the accounts receivable.

Note D – Intercompany Accounts Receivable

Intercompany accounts receivable include intercompany trade receivables comprised of sales-related and other business-related transactions between the debtor and its non-debtor subsidiaries. Such amounts are recovered based on available value in the non-debtor entities when owed by a non-debtor entity or treated as general unsecured claims when owed by a debtor entity.

Note E – Inventories

Inventories consist of finished goods, certain raw materials, work-in-process, spare parts and variances & other. Finished goods are assumed to have strong recoveries given the Company’s leading market position and the fact that finished goods are generally made to order. Raw materials are assumed to have limited recoveries other than for the lead contained therein. Recovery analysis assumes that some of the work-in-process inventory would be converted into finished goods in order to maximize recoveries. Additionally, a large component of work-in-process inventory is raw lead in the form of grids and plates, which can be sold at or near market rates. Accordingly, the weighted average liquidation recovery rate based on the book value of inventory is estimated to be between 43% and 62%.

Inventories

		Estimated Recovery		Estimated Proceeds
Classification	Net Book Value	Low	High	Low	High
Finished Goods	20,433,628	65%	85%	13,281,858	17,350,016
Raw Materials	15,250,768	25%	40%	3,812,692	6,100,307
Work-In-Process	17,356,536	40%	65%	6,942,614	11,281,748
Spare Parts	796,770	0%	0%	—	—
Variances & Other	2,283,875	0%	0%	—	—

Total	$56,121,577			$24,037,165	$34,732,072

Note F – Prepaid and Other Current Assets

Prepaid and other current assets consist primarily of Prepaid Expenses, Prepaid Insurance, Prepaid Current Taxes, Prepaid Directors’ Fees and In-The-Money Derivatives. No recovery was assumed for these assets.

Note G – Deferred Taxes

The Company does not expect any recovery for its deferred income taxes and does not expect to have any income tax receivable upon liquidation.

Note H – Assets Held for Sale

During fiscal year 2009, the Company determined that there was an impairment of long-lived assets. As a result, the Company recorded a pre-tax asset impairment charge related to the closure of its Conyers manufacturing facility of $1,222. The impairment charge resulted from the Company’s inability to sell the site as a result of unfavorable market conditions. The remaining value of the building of $500 is classified as Assets Held for Sale on the balance sheet as of August 31, 2010. The liquidation recovery rate based on the net book value of this asset held for sale is estimated to be between 55% and 75% based on the historical difficulty of disposition.

Note I – Property, Plant & Equipment

Property, plant & equipment consists of the land, buildings & improvements at the Milwaukee, Attica and Leola facilities as well as all other buildings & improvements, machinery & equipment and construction in progress. Recovery assumptions for the facilities (including the value of the land, buildings & improvements) were made based on management estimates. The recovery rate for buildings and improvements is assumed to be 0%. Recovery estimates for machinery and other equipment (including furniture, motor vehicles, computer software and other similar items) are assumed to be 10% to 30% of the net book value. The discount also takes into consideration the difficulty in executing the sale of a large portfolio of commercial properties and machinery and equipment in Chapter 7 on an expedited basis given current economic conditions. Management believes that most of the facilities and equipment are highly specialized and would have few alternative uses. However, in some instances it is possible that a competitor to whom the Company’s business was resourced would purchase the facilities and equipment. Construction in progress is assumed to have no recovery value. The weighted average liquidation recovery rate based on the net book value of property, plant & equipment is estimated to be between 13% and 30%.

The liquidation analysis does not include any value associated with equipment held under capital leases. Equipment held under such secured financing arrangement is assumed to be returned to the respective lessors in full satisfaction of their secured claim.

Property, Plant & Equipment

		Estimated Recovery		Estimated Proceeds
Classification	Net Book Value	Low	High	Low	High
Milwaukee Facility	4,776,175	0%	0%	—	—
Attica Facility	5,875,430	0%	0%	—	—
Leola Facility	3,383,543	89%	148%	3,000,000	5,000,000
Buildings & Improvements	251,280	0%	0%	—	—
Machinery & Equipment	29,035,749	10%	30%	2,903,575	8,710,725
Construction In Progress	3,049,967	0%	0%	—	—

Sub-Total	$46,372,145			$5,903,575	$13,710,725

Reynosa	3,347,153	NA	NA

Total PP&E	$49,719,298

Note J – Other Assets

Other assets include primarily trade names, licensing agreements, long-term deposits and investments. The market value for the majority of these assets is highly uncertain, so limited recoveries were assumed for these assets. However, since investments consist of liquid mutual fund holdings, recoveries were estimated at 85% to 100% of net book value. Based on such methodologies, the Company estimates the recovery of other assets in liquidation under Chapter 7 to be between 8% and 13%, net of estimated broker fees and commissions.

Other Assets

		Estimated Recovery		Estimated Proceeds
Classification	Net Book Value	Low	High	Low	High
Tradenames - Net	7,582,046	5%	10%	379,102	758,205
Licensing Agreements - Net	1,213,636	5%	10%	60,682	121,364
Deposits - Held Long Term	79,000	5%	10%	3,950	7,900
Investments	304,788	85%	100%	259,070	304,788

Total	$9,179,470			$702,804	$1,192,256

Note K – Equity Interests in Non-Debtor Subsidiaries Sold as a Going Concern

Equity interest in non-debtor subsidiaries sold as a going concern is based on the Company’s ownership of the equity therein. The Company believes it may be challenging to find a buyer for its equity interest during the assumed liquidation period. The Company has estimated the liquidation value of equity interests to be between $15 million and $30 million, net of any intercompany receivables owed to the debtor by those subsidiaries.

Note L – Costs Associated with Liquidation

Estimates for corporate payroll and operating costs incurred during the liquidation are based upon the assumption that certain plant and corporate functions would be retained to oversee the liquidation process. The remaining staff would also be needed to maintain and close the accounting records and to complete certain administrative tasks including payroll and tax forms and records. Certain minimum staff would be required at the physical locations to complete the closure of the facilities, to disassemble the equipment and to oversee the sale process for equipment and real estate during the assumed four months of the liquidation period. Estimated wind-down costs of $3.0 million to $4.4 million assume that the Company incurs an average of $0.74 million to $1.11 million per month for four months in fixed overhead and general and administrative expenses. For purposes of estimating the maximum liquidation value for the Company, no payments for employee retention or incentivization through the Chapter 7 liquidation period are assumed to be made.

As Liquidation Costs, the Company would also incur fees from liquidators and brokers in connection with the sale of its fixed assets (Property, Plant & Equipment). The analysis assumes liquidation costs for fixed assets are equal to 5% of the gross proceeds from their sale.

Chapter 7 Trustee Fees include those fees associated with the appointment of a Chapter 7 trustee in accordance with section 326 of the Bankruptcy Code. Trustee fees are calculated at a flat rate of approximately 3% of the total liquidation value of the Company entities, excluding cash on the balance sheet on the commencement date.

Chapter 7 Professional Fees include legal, appraisal, broker and accounting fees expected to be incurred during the liquidation period that are not already deducted from liquidation values. Professional fees are assumed to be between $3 million and $4 million.

The Chapter 11 Professional Carve-Out at November 1, 2010 is estimated to be $1.5 million. Obligations under the DIP facility and the carve-out for accrued and unpaid professional fees from the Company’s Chapter 11 estates are assumed to be paid after the liquidation costs of the Chapter 7 estates, with the carve-out assumed paid in its entirety first and the DIP Facility Claim paid subsequently.

Note M – Secured Claims

Outstanding Super-priority Secured Claims under the DIP facility are estimated to be $24.3 million at November 1, 2011, as the revolving credit facility would be rolled into a DIP Facility upon conversion to a Chapter 7.

Senior Secured Claims consist of claims under the revolving credit facility of $0 million, as it is assumed that the revolving credit facility will be rolled into a DIP Facility upon conversion to a Chapter 7. Additionally, it is estimated that approximately $5.4 million of letters of credit under the credit facility for the benefit of the Company would have been drawn prior to conversion to a Chapter 7. The letters of credit primarily relate to workers compensation, hedging agreements and performance bonds and would be used to satisfy these claims.

Junior Secured Claims consist of claims under the AbleCo Term Loan with an outstanding balance of $20 million.

Claims arising under the revolving credit facility and AbleCo Term Loan are secured by first priority liens on substantially all of the Company’s assets.

Secured Claims of $.09 million arising under capital lease obligations are assumed to be equal to the value in the underlying assets securing them. Such Secured Claims are assumed fully satisfied by the return of the property to the lessors. Consistent therewith, property, plant & equipment subject to capital leases have been excluded from the estimate of liquidation value in the Company’s fixed assets.

Note N – Administrative and Priority Claims

Administrative and priority claims include any claims entitled to priority status as set out in the Bankruptcy Code. These consist of Administrative Claims and claims entitled to priority under section 503(b)(9) of the Bankruptcy Code, include estimated Priority Tax Claims and Accounts Payable less than 20 days. Administrative and priority claims are assumed to be paid on a pro rata basis from the net proceeds, if any, remaining after the payment of any secured claims. The Company has estimated administrative and priority claims of $18.5 million.

Note O – Convertible Notes

The unsecured convertible notes include the outstanding 2005 Notes and 2006 Notes and related accrued interest. The liquidation analysis assumes that the Notes are pari passu to General Unsecured Claims. The Convertible Notes Claims are estimated to be $130.4 million (including pre-petition accrued and unpaid interest).

Unsecured Debt and Accrued Interest

Tranche	Balance	Interest Rate	Accrued Interest 6 Months
2005 Notes	75.0	5.25%	1.97
2006 Notes	52.0	5.50%	1.43

Total			$3.40

Note P – General Unsecured Claim

The liquidation analysis assumes that General Unsecured Claims will consist of pre-petition unpaid, unsecured obligations owed to, among others, vendors, customers, employees (other than priority claims of employees) and litigation parties. This category includes pre-petition trade vendor Accounts Payable, Pension Obligations, Deferred Revenue and Contingency Claims (legal and environmental). The liquidation analysis does not attempt to estimate additional General Unsecured Claims that would arise as a result of the rejection of executory contracts and leases that would otherwise be assumed under the Prepackaged Plan, and the Company’s failure to perform under existing contracts. The amount of such additional claims likely would be substantial. For purposes of this liquidation analysis, General Unsecured Claims in the aggregate are estimated to be $48.1 million.

General Unsecured Claims and the Convertible Notes Claims are assumed to be paid on a pro rata basis from the net liquidation proceeds available, if any, after the payment of all other claims.

Note Q – Net Proceeds Available after Unsecured Claims

No proceeds are estimated to be available from a hypothetical Chapter 7 liquidation after Unsecured Claims to pay the holders of Equity Interests in the Company.

THESE ESTIMATED LIQUIDATION VALUES ARE SPECULATIVE AND COULD VARY DRAMATICALLY FROM THE AMOUNTS THAT MAY ACTUALLY BE RECOVERED IN AN ACTUAL LIQUIDATION UNDER CHAPTER 7 OF THE BANKRUPTCY CODE.

As described above, to estimate the liquidation proceeds we assumed that the Company’s assets are disposed of in a straight liquidation during a four-month wind-down period.

The Company’s belief that confirmation of the Prepackaged Plan will provide each holder of a claim or interest in an impaired class with a recovery at least equal to the recovery that such holder would receive pursuant to a liquidation under Chapter 7 of the Bankruptcy Code is based on a comparison of the liquidation values set forth in the liquidation analysis above with the Company’s estimate of the value of the distributions to the holders of claims pursuant to the Prepackaged Plan.

Exhibit D

October 20, 2010

The Board of Directors

C&D Technologies, Inc.

1400 Union Meeting Road

Blue Bell, Pennsylvania 19422

Members of the Board:

You have requested our opinion as to the fairness, from a financial standpoint, to the shareholders of the outstanding common stock, par value $0.01 per share (the “Common Stock”) of C&D Technologies, Inc. (the “Company”) of the Company’s proposed offer (the “Exchange Offer”) to holders of the Company’s outstanding 5.50% Convertible Senior Notes due 2026 and 5.25% Convertible Senior Notes due 2025 (collectively, the “Notes”) to exchange any and all aggregate principal amount of the Notes for consideration consisting of up to 503,078,979 shares of Common Stock (the “Exchange Shares”). Pursuant to the terms of the Exchange Offer, each holder of Notes will receive a pro rata allocation of 95% of the Exchange Shares, which will be ratably reduced if fewer than 100% of such holders participate in the Exchange Offer. Consummation of the exchange offer is conditioned upon the Company’s receipt of valid tenders from not less than 95% in aggregate principal amount of the Notes, provided that a majority of the Supporting Noteholders may elect to reduce the minimum tender condition to not less than 90% in aggregate principal amount of the Notes. If the minimum tender condition is not met, or if all other conditions to completion of the Exchange Offer are not satisfied or waived, the Company has determined to enter into an in-court financial restructuring, through which it would seek to accomplish the results contemplated by the Exchange Offer through a prepackaged plan of reorganization (the “Prepackaged Plan”). The proposed restructuring, through either the Exchange Offer or the Prepackaged Plan, is referred to herein as the “Restructuring.” Both the Exchange Offer and the Prepackaged Plan are more fully described in the Company’s registration statement (the “Registration Statement”) filed on Form S-4 with the Securities and Exchange Commission on October 20, 2010. All capitalized terms in this opinion that are not defined herein have the definitions ascribed to them in the Registration Statement.

In connection with rendering our opinion, we reviewed the following materials and undertook the following actions:

•

we reviewed the restructuring support agreement and drafts of the Exchange Offer documents; it being understood that for purposes of our opinion, we have assumed that the final forms of any such documents that we have reviewed in draft form will not differ in any material respect from the drafts provided to us;

•	we reviewed and analyzed certain publicly available business and financial information relating to the Company;

•	we reviewed certain internal financial and operating information, including financial forecasts, analyses and projections, prepared by the Company and provided by it to us;

•

we participated in discussions with Company management to review and discuss the foregoing historical and prospective information; these discussions included a review of the Company’s past and current business, operations, assets, liabilities and financial condition, its prospects, the effects of the Exchange Offer on its financial condition and prospects, management’s view of the risks and uncertainties associated with not pursuing the Exchange Offer and certain other matters that we believe are relevant to our inquiry;

•

we reviewed certain financial and stock market data relating to the Company, and compared that data with similar data for certain other companies, the securities of which are publicly traded, that we believe to be comparable in certain respects to the Company;

•	we reviewed certain precedent transactions in which we believe the acquired business is comparable in certain respects to the Company; and

•	we performed such other financial studies, analyses and investigations, and reviewed such other information, as we deem appropriate.

In evaluating the Company’s financial condition and prospects, we were advised by the Company that:

(i)	the Company has issued financial statements for the three and six months ended July 31, 2010 on Form 10-Q that reflect its judgment that there is substantial doubt as to the ability of the Company to continue as a going concern;

(ii)	it has filed updated financial statements for its fiscal year ended January 31, 2010 as an exhibit to its current report on Form 8-K dated October 20, 2010, including the report of the Company’s independent auditors, in which the auditors have expressed substantial doubt as to the ability of the Company to continue as a going concern;

(iii)	based on the Company’s financial projections and current cash position, and assuming no additional financing, if the Company were to meet all its existing payment obligations, including debt service, it would exhaust its existing cash resources prior to the end of the fiscal year ending January 31, 2012;

(iv)	the trading of the Company’s common stock on the New York Stock Exchange was suspended as of October 8, 2010 which, if the suspension continues for 60 consecutive days, would result in a “fundamental change” under the indenture governing the 5.50% Convertible Senior Notes due 2026;

(v)	if the Company’s Common Stock is delisted from the New York Stock Exchange and is not then quoted on another established automated over-the-counter trading market in the United States, it would result in a “fundamental change” under the indentures governing the Notes;

(vi)	the occurrence of a “fundamental change” under either indenture governing the Notes would require the Company to offer to purchase all outstanding Notes subject to such indenture at 100% of their aggregate outstanding principal amount (plus any interest accrued thereon) within approximately 55 business days of the occurrence of the fundamental change;

(vii)	while we and the Company have solicited indications of interest in making a new capital investment in the Company from numerous strategic and financial investors (including the Company’s current creditors), the Company has not received or been informed of any bid, inquiry, proposal, offer or indication of interest (oral or in writing) in proceeding with an alternative transaction that would provide sufficient consideration to repay all outstanding principal of the Notes (and all accrued interest thereon) and the outstanding principal under the Company’s credit facility (and all accrued interest thereon), and result in any payments being made to the holders of the Company’s common stock; and

(viii)	assuming that all of the outstanding Notes are tendered in the Exchange Offer, the consummation of the Exchange Offer will eliminate the risks of default on or exercise of the put rights in connection with the Notes or the occurrence of any fundamental change pursuant to the indentures governing the Notes.

In conducting the foregoing review and analysis and in formulating our opinion, we have, with the Board of Directors’ explicit consent, assumed and relied upon the accuracy and completeness of all financial and other information provided to us (including the matters referred to in the preceding paragraph) or otherwise made publicly available by the Company. We do not assume any responsibility for the independent verification of such information. We similarly have assumed and relied upon the reasonableness and accuracy of the financial projections, forecasts and analysis provided to us by the Company, and have assumed that such projections, forecasts and analyses were reasonably prepared in good faith and reflect the best currently available judgments and estimates of the Company’s management, and we have relied upon management to advise us promptly if any information previously provided to us became inaccurate or misleading or was required to be updated during the period of our review. We express no opinion concerning the accuracy of any such projections, forecasts and analyses, or the accuracy of the assumptions upon which they are based.

In addition, and also with the explicit consent of the Board of Directors, we have assumed that:

•	in all respects material to our analysis, the representations and warranties of the Company and other parties contained in the Exchange Offer documents are true and correct;

•	the Company will perform all of the covenants and agreements to be performed by it under the Exchange Offer documents;

•	all conditions to the Company’s obligation to consummate the transactions contemplated by the Exchange Offer documents will be satisfied without any waiver thereof;

•

all material governmental, regulatory or other approvals and consents required in connection with the consummation of the transactions contemplated by the Exchange Offer documents will be obtained; and

•

in connection with obtaining any necessary governmental, regulatory or other approvals and consents, or any amendments, modifications or waivers to any agreements, instruments or orders to which the Company is a party or subject or by which it is bound, no limitation, restriction or condition will be imposed or amendment, modification or waiver made that would have a material adverse effect on the Company or materially reduce the contemplated benefits of the Exchange Offer to the Company.

In addition, with the explicit consent of the Board of Directors, we did not review any of the Company’s books and records, or assume any responsibility for conducting a physical inspection of its properties or facilities, or for making or obtaining an independent valuation or appraisal of its assets or liabilities. Our opinion is necessarily based on economic and market conditions and other circumstances as they exist and could be evaluated by us as of the date of this opinion. Any material change in such circumstances and conditions after this date would require a re-evaluation of this opinion, which we are under no obligation to undertake.

We express no opinion as to the underlying business decision to complete the Exchange Offer, the structure or tax consequences of the transactions contemplated by the Exchange Offer documents, or the availability or advisability of any alternative, albeit presently unidentified, to the Exchange Offer. This opinion does not express any view as to the likely trading range of the Common Stock following the Exchange Offer, which may vary depending on numerous factors that generally impact the price of securities or on the financial condition of the Company at that time. Our opinion is limited to the fairness, from a financial standpoint, of the Exchange Offer to the shareholders of the Company. We express no opinion with respect to (i) any other reason, legal, business, or otherwise, that may support the decision of the Board of Directors to approve or consummate the Exchange Offer or (ii) the fairness of the Exchange Offer to the creditors of the Company or any other constituency.

In arriving at our opinion, we did not attribute any particular weight to any analysis or factor considered by us, but rather made qualitative judgments as to the significance and relevance, if any, of each analysis and factor. Indeed, certain of such analyses and factors, and certain of the more widely applied methodologies for assessing fairness, are of limited utility in the context of the Exchange Offer. Accordingly, we believe that our analyses must be considered as a whole and that selecting portions of our analyses, without considering all analyses, would create an incomplete view of the process underlying our opinion.

We are actively engaged in the investment banking business and regularly undertake the valuation of investment securities in connection with public offerings, private placements, business combinations, and similar transactions. We have been engaged to render financial advisory services to the Company in connection with the proposed Exchange Offer and will receive a fee for such services, which fee is contingent upon consummation of the Restructuring. We also will receive a fee upon the delivery of our opinion. In addition, the Company has agreed to indemnify us against certain liabilities arising out of our engagement.

In the ordinary course of business, Macquarie Capital (USA) Inc. or its affiliates may actively trade in the debt and equity securities, or options on securities, of the Company for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities. In addition, we and our affiliates may have in the past provided, may be currently providing and in the future may provide, financial advisory services to the Company, or its affiliates, for which we or such affiliates have received, and would expect to receive, compensation. Specifically, in the past two years, we have performed the following investment banking services:

•

Pursuant to a Letter Agreement dated November 19, 2009, as amended by Amendment No. 1, dated April 12, 2010, Amendment No. 2, dated September 7, 2010, and Amendment No. 3, dated October 19, 2010, (as amended, the “Letter Agreement”), we were appointed the Company’s exclusive financial advisor on any transaction resulting in a sale of the Company or any restructuring of the Company; and

•

Pursuant to the Letter Agreement, Macquarie arranged $20 million of subordinated first lien financing in a transaction that closed on April 12, 2010. In connection with this financing, we earned a fee of $1 million.

It is understood that this opinion is for the information of the Board of Directors of the Company in evaluating the proposed Exchange Offer and does not constitute a recommendation to any shareholder of the Company regarding how said shareholder should vote on the proposed Restructuring. The Company may include the full text of this opinion in any proxy statement or prospectus prepared by the Company in connection with and describing the Exchange Offer, provided that any description or reference to us or summary of this opinion and the related analyses in such filing is in a form reasonably acceptable to us and our counsel. Except for such use, this opinion is not to be quoted or referred to, in whole or in part, without our prior written consent, which will not be unreasonably withheld.

Based upon and subject to the assumptions made, matters considered and limits of the review undertaken by us as a general matter and more specifically, in light of the matters referred to in paragraph 3 above, it is our opinion that the Exchange Offer is fair, from a financial standpoint, to the Company’s shareholders.

Very truly yours,

MACQUARIE CAPITAL (USA) INC.

Exhibit E

INVESTORS’ RIGHTS AGREEMENT1

by and among

C&D TECHNOLOGIES, INC.

and

THE HOLDERS NAMED HEREIN

Dated as of [                    ], 2010

[1]	This Agreement would be executed by the Supporting Noteholders in the event that the Exchange Offer is consummated. A separate Stockholders Agreement would be utilized in the event that the Restructuring is effected through a bankruptcy proceeding. The Stockholders Agreement would contain certain provisions governing the transfer of stock in addition to the provisions contained herein.

1.	Definitions	E-1

2.	Securities Act Shelf Registration on Request.	E-3

3.	Securities Act Registration on Request.	E-5

4.	Piggyback Registration	E-7

5.	Expenses	E-8

6.	Registration Procedures	E-8

7.	Underwritten Offerings.	E-12

8.	Preparation: Reasonable Investigation.	E-14

9.	Postponements.	E-14

10.	Indemnification.	E-15

11.	Registration Rights to Others	E-17

12.	Adjustments Affecting Registrable Common Stock	E-17

13.	Rule 144 and Rule 144A	E-18

14.	Amendments and Waivers	E-18

15.	Nominees for Beneficial Owners	E-18

16.	Assignment	E-18

17.	Calculation of Percentage or Number of Shares of Registrable Common Stock	E-19

18.	Termination of Registration Rights	E-19

19.	Miscellaneous	E-19

SCHEDULES:

SCHEDULE A – NOTICES

EXHIBITS:

EXHIBIT A – FORM OF NON-DISCLOSURE AGREEMENT

EXHIBIT B – FORM OF SELLING STOCKHOLDER QUESTIONNAIRE

E-i

INVESTORS’ RIGHTS AGREEMENT

This INVESTORS’ RIGHTS AGREEMENT (the “Agreement”), dated as of [—], 2010 (the “Effective Date”), is entered into by and among C&D Technologies, Inc. (the “Company”), Angelo, Gordon & Co., L.P. (“AG”), [—]2 and Bruce & Co. (“BC” and together with AG and any other Person (as defined below) that becomes a party to this Agreement in the future, the “Holders”).

WHEREAS, this Agreement is being entered into in connection with the acquisition of Common Stock (as defined below) on the date hereof by the Holders pursuant to the Exchange Offer (as defined below).

WHEREAS, to induce the Holders to vote in favor of the Exchange Offer and to accept the issuance of the Common Stock by the Company, the Company has undertaken to register Registrable Common Stock (as defined below) under the Securities Act (as defined below) and to take certain other actions with respect to the Registrable Common Stock. This Agreement sets forth the terms and conditions of such undertaking.

NOW, THEREFORE, in consideration of the premises and the mutual agreements set forth herein, the parties hereto hereby agree as follows:

1. Definitions. Unless otherwise defined herein, capitalized terms used herein and in the recitals above shall have the following meanings:

“Affiliate” means, with respect to any Person, any other Person which directly or indirectly controls, or is under common control with, or is controlled by, such Person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean, with respect to any Person, the possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise) of such Person.

“beneficial ownership” (and related terms such as “beneficially owned” or “beneficial owner”) has the meaning set forth in Rule 13d-3 under the Exchange Act.

“Board of Directors” means the board of directors of the Company.

“Business Day” means any day except a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to be closed.

“Common Stock” means the common stock, par value $0.01 per share, of the Company.

“Company” has the meaning set forth in the preamble hereto.

“Company Indemnitee” has the meaning set forth in Section 10(a) hereof.

“Effective Date” has the meaning set forth in the preamble hereto.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, or any similar or successor statute.

“Exchange Offer” means the exchange offer effected pursuant to the Form S-4 filed with the SEC on [—], 2010.

“Expenses” means all expenses incident to the Company’s performance of or compliance with its obligations under this Agreement, including, without limitation, all registration, filing, listing, stock exchange

[2]	Any Noteholders that become party to the RSA to be added.

and FINRA fees (including, without limitation, all fees and expenses of any “qualified independent underwriter” required by the rules of FINRA), all fees and expenses of complying with state securities or blue sky laws (including, without limitation, the reasonable fees, disbursements and other charges of counsel for the underwriters in connection with blue sky filings), all word processing, duplicating and printing expenses, messenger, telephone and delivery expenses, all rating agency fees, the fees, disbursements and other charges of counsel for the Company and of its independent public accountants, including, without limitation, the expenses incurred in connection with “cold comfort” letters required by or incident to such performance and compliance, the fees and expenses incurred in connection with the listing of the securities to be registered on each securities exchange or national market system on which similar securities issued by the Company are then listed, any fees and disbursements of underwriters customarily paid by issuers or sellers of securities, the reasonable fees, disbursements and other charges of one firm of counsel in each applicable jurisdiction (per registration statement prepared) to the Holders making a request pursuant to Section 2(a), Section 3(a) or Section 4 hereof (selected by the Holders beneficially owning a majority of the shares of Registrable Common Stock covered by such registration), the fees and expenses of any special experts retained by the Company in connection with such registration, and the fees and expenses of other Persons retained by the Company, but excluding underwriting discounts and commissions and applicable transfer taxes, if any, in each case relating to the shares of Registrable Common Stock sold by the Selling Holders, which discounts, commissions and transfer taxes shall be borne by the seller or Selling Holders; provided, that, if the Company shall, in accordance with Section 4 or Section 9 hereof, not register any securities with respect to which it had given written notice of its intention to register to Holders, notwithstanding anything to the contrary in the foregoing, all reasonable out-of-pocket expenses incurred by such requesting Holders in connection with such registration (other than the reasonable fees, disbursements and other charges of counsel other than the one firm of counsel referred to above) shall be deemed to be Expenses.

“FINRA” means the Financial Industry Regulatory Authority.

“Holder Indemnitee” has the meaning set forth in Section 10(b) hereof.

“Holders” has the meaning set forth in the preamble hereto.

“Initial Shelf” has the meaning set forth in Section 3(a) hereof.

“Initiating Holders” has the meaning set forth in Section 3(a) hereof.

“Initiating Request” has the meaning set forth in Section 3(a) hereof.

“Loss” and “Losses” have the meanings set forth in Section 10(a) hereof.

“Non-Disclosure Agreement” means a non-disclosure agreement in the form attached hereto as Exhibit A.

“Offering Documents” has the meaning set forth in Section 10(a) hereof.

“Person” means any individual, corporation, partnership, limited liability company, firm, joint venture, association, joint stock company, trust, unincorporated organization, governmental or regulatory body or subdivision thereof or other entity.

“Piggyback Requesting Holder” has the meaning set forth in Section 4 hereof.

“Public Offering” means a public offering and sale of Common Stock pursuant to an effective registration statement under the Securities Act.

“Questionnaire” has the meaning set forth in Section 2(a) hereof.

“Registrable Common Stock” means any share of Common Stock; provided, however, that a share of Common Stock will cease to be Registrable Common Stock after it has been sold under a registration statement effected pursuant hereto or pursuant to Rule 144 promulgated under the Securities Act after a Public Offering.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder, or any similar or successor statute.

“Selling Holders” means the Holders requesting to be registered pursuant hereto.

“Shelf Filing Date” has the meaning set forth in Section 2(a) hereof.

“Shelf Registration” has the meaning set forth in Section 2(a) hereof.

“Shelf Registration Statement” has the meaning set forth in Section 2(a) hereof.

“Shelf Requesting Holders” means one (1) or more Holders, which, together with their Affiliates, beneficially own at least fifteen percent (15%) of the shares of Registrable Common Stock outstanding on the Shelf Request Date.

“Shelf Request Date” has the meaning set forth in Section 2(a) hereof.

“Subsidiary” shall mean, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which fifty percent (50%) or more of the total voting power of shares of capital stock entitled (without regard to the occurrence of any contingency) to vote generally in the election of directors, managers or trustees thereof, or fifty percent (50%) or more of the equity interest therein, is at the time owned or controlled, directly or indirectly, by any Person or one or more of the other Subsidiaries of such Person or a combination thereof.

“Transfer” means any direct or indirect transfer, sale, offer, assignment, exchange, distribution or other disposition. “Transferor” and “Transferee” have correlative meanings.

2. Securities Act Shelf Registration on Request.

(a) Shelf Registration. Shelf Requesting Holders may request that the Company file one shelf registration statement (as may be amended or supplemented from time to time, a “Shelf Registration Statement”) under this Section 2(a) pursuant to Rule 415 promulgated under the Securities Act (a “Shelf Registration”) providing for the sale by the Shelf Requesting Holders of any or all of the Registrable Common Stock beneficially owned by such Shelf Requesting Holders (the date of such request, the “Shelf Request Date”) and any or all of the Registrable Common Stock beneficially owned by other Holders who comply with the requirements of this Section 2(a). Shelf Requesting Holders may make such request at any time. The Company shall (i) use commercially reasonable efforts to file, at the earliest practicable date, such Shelf Registration Statement under the Securities Act (the “Shelf Filing Date”) and (ii) use its commercially reasonable efforts to have such Shelf Registration Statement thereafter declared effective by the SEC at the earliest practicable date, but in any event not later than sixty (60) days after the Shelf Filing Date or, if a Shelf Registration Statement is reviewed by the staff of the SEC, not later than ninety (90) days after the Shelf Filing Date. Subject to Section 9(b), the Company agrees to use commercially reasonable efforts to keep the Shelf Registration Statement continuously effective under Rule 415 of the Securities Act until the earliest to occur of (i) the second anniversary of the date such Shelf Registration Statement initially is declared effective by the SEC (plus a number of Business Days equal to the number of Business Days, if any, that the Shelf Registration Statement is not kept effective (including any days for which the use of the prospectus is suspended pursuant to Section 9(b))

after the initial date of its effectiveness and prior to the second anniversary thereof), (ii) the day after the date on which all of the Registrable Common Stock covered by the Shelf Registration Statement has been sold pursuant to the Shelf Registration Statement or (iii) the first date on which there shall cease to be any Registrable Common Stock covered by such Shelf Registration Statement. The Company further agrees, if necessary, to supplement or amend the Shelf Registration Statement, if required by the rules, regulations or instructions applicable to the registration form used by the Company for such Shelf Registration or by the Securities Act or by any other rules and regulations thereunder for shelf registration, and the Company agrees to furnish to the Holders whose Registrable Common Stock is included in such Shelf Registration Statement copies of any such supplement or amendment promptly after its being issued or filed with the SEC. Notwithstanding any other provision hereof, no Holder’s Registrable Common Stock shall be included in the Shelf Registration Statement unless and until such Holder furnishes to the Company a fully completed notice and questionnaire substantially in the form attached hereto as Exhibit B (the “Questionnaire”) and such other information in writing as the Company may reasonably request in writing for use in connection with the Shelf Registration Statement and any related application to be filed with or under state securities laws. At least thirty (30) days prior to the filing of the Shelf Registration Statement, the Company will provide to the Holders notice of its intention to file the Shelf Registration Statement, the form of Questionnaire and such other information the Company may reasonably request to be provided by the Holders. In order to be named as a selling stockholder in the Shelf Registration Statement at the time of effectiveness of the Shelf Registration Statement and to include in the Shelf Registration Statement all Registrable Common Stock requested to be included for sale by the Holder, each Holder must no later than twenty (20) days following receipt of notice sent by the Company as set forth in the previous sentence, furnish to the Company in writing the completed Questionnaire and such other information reasonably requested by the Company and the Company will include information in the completed Questionnaire and such other information, if any, in the Shelf Registration Statement, as necessary and in a manner so that upon effectiveness of the Shelf Registration Statement, the Holder will be permitted to deliver the Shelf Registration Statement to purchasers of the Holder’s Registrable Common Stock. From and after the date that the Shelf Registration Statement becomes effective, upon receipt of a completed Questionnaire and such other information that the Company may reasonably request in writing, if any, the Company shall (i) as promptly as practicable after the date on which the Questionnaire is delivered, and in any event within the later of (x) fifteen (15) Business Days after receipt of such Questionnaire or (y) fifteen (15) Business Days after the expiration of any suspension pursuant to Section 9(b) in effect when the Questionnaire is delivered, file any amendments or supplements to the Shelf Registration Statement necessary for such Holder to be named as a selling stockholder and to include in the Shelf Registration Statement all Registrable Common Stock requested to be included for sale by such Holder or, if not permitted to name such Holder as a selling stockholder by supplement, file any necessary post-effective amendment to the Shelf Registration Statement or prepare and, if required by applicable law, file any amendment or supplement to any document so that such Holder is named as a selling stockholder, and use commercially reasonable efforts to cause such post-effective amendment to be declared effective as promptly as practicable; provided that the Company shall not be obligated to file more than one (1) post-effective amendment in any ninety (90) day period.

(b) Effective Registration Statement. A Shelf Registration pursuant to Section 2(a) hereof shall not be deemed to have been effected:

(i) unless a registration statement with respect thereto has been declared effective by the SEC and remains effective in compliance with the provisions of the Securities Act and the laws of any state or other jurisdiction applicable to the disposition of Registrable Common Stock covered by such registration statement until such time as all of such Registrable Common Stock have been disposed of in accordance with such registration statement or there shall cease to be any Registrable Common Stock covered by such registration statement (provided that such period need not exceed the applicable period provided for in Section 2(a)), or

(ii) if, after it has become effective, such registration statement is subject to any stop order, injunction or other order or requirement of the SEC or other governmental or regulatory agency or court preventing the sale of securities under such registration statement for any reason (other than a violation of applicable law solely by any Holder) and has not thereafter become effective.

3. Securities Act Registration on Request.

(a) Request. At any time and from time to time (i) after the expiration (in accordance with Section 2(a) above) or cessation of effectiveness of the initial Shelf Registration Statement, if any, filed by the Company pursuant to Section 2(a) hereof (the “Initial Shelf”) or (ii) at any time if the Initial Shelf has not been filed and, in each case, prior to the termination of the Company’s obligations hereunder pursuant to and in accordance with the terms of Section 19 hereof, one (1) or more Holders (the “Initiating Holders”) may make a written request (the “Initiating Request”) to the Company for the registration with the SEC under the Securities Act (on Form S-3, or, if Form S-3 is not then available to the Company, Form S-1 or any other applicable form) of all or part of such Initiating Holders’ Registrable Common Stock; provided, however, that such request shall be made by one (1) or more Holders, together with their Affiliates, beneficially owning at least fifteen percent (15%) of the then outstanding shares of Registrable Common Stock (provided that subsequent Initiating Requests pursuant to this Section 3(a) shall be made by one (1) or more Holders, together with their Affiliates, beneficially owning at least fifteen percent (15%) of the then outstanding shares of Registrable Common Stock), which request, in each case in this Section 3(a), shall specify the number of shares of Registrable Common Stock to be disposed of by such Holders and the proposed plan of distribution therefor. Upon the receipt of any Initiating Request for registration pursuant to this Section 3(a), the Company promptly shall notify in writing all other Holders of the receipt of such request and will use commercially reasonable efforts to effect, at the earliest practicable date, such registration under the Securities Act, including a Shelf Registration, if applicable, of:

(i) the Registrable Common Stock which the Company has been so requested to register by such Initiating Holder or Holders, and

(ii) all other Registrable Common Stock which the Company has been requested to register by any other Holders by written request given to the Company within twenty (20) days after the giving of written notice by the Company to such other Holders of the Initiating Request (or ten (10) days if the Company states in such written notice or gives telephonic notice to the relevant Holders, with written confirmation to follow promptly thereafter, stating that (1) such registration will be on Form S-3 (or, if Form S-3 is not then available to the Company, Form S-1 or any other applicable form) and (2) such shorter period of time is required because of a planned filing date), all to the extent necessary to permit the disposition (in accordance with Section 3(c) hereof) of the Registrable Common Stock to be so registered; provided, that,

(A) the Company shall not be required to effect more than a total of an aggregate of three (3) registrations pursuant to this Section 3(a) for all Holders,

(B) if the intended method of distribution is an underwritten Public Offering, the Company shall not be required to effect such registration pursuant to this Section 3(a) unless such underwriting shall be conducted on a “firm commitment” basis,

(C) if the Company shall have previously effected a registration pursuant to Section 2 or this Section 3(a), the Company shall not be required to effect any registration pursuant to this Section 3(a) until a period of one hundred eighty (180) days shall have elapsed from the date on which the previous such registration ceased to be effective,

(D) any Holder whose Registrable Common Stock was to be included in any such registration pursuant to this Section 3(a), by written notice to the Company, may withdraw such request, and the Company shall not effect such registration in the event that the Holders that have not elected to withdraw beneficially own, in the aggregate, less than the percentage of the shares of Registrable Common Stock required to initiate a request under this Section 3(a) (provided that if such registration is not effected for such reason, it shall still count as one of the three registrations under clause (A) above unless the withdrawing Holders reimburse the Company for all Expenses incurred),

(E) the Company shall not be required to effect any registration to be effected pursuant to this Section 3(a) unless at least fifteen percent (15%) of the shares of Registrable Common Stock outstanding at the time of such request are to be included in such registration, and

(F) a Shelf Registration effected under this Section 3(a) shall comply with the procedures set forth in the second paragraph of Section 2(a).

(b) Registration of Other Securities. Whenever the Company shall effect a registration pursuant to Section 3(a) hereof, no securities other than (i) Registrable Common Stock and (ii) subject to Section 3(f), Common Stock to be sold by the Company for its own account, shall be included among the securities covered by such registration unless the Selling Holders beneficially owning at least fifty percent (50%) of the shares of Registrable Common Stock to be covered by such registration shall have consented in writing to the inclusion of such other securities.

(c) Registration Statement Form. Except as provided in Section 3(a), registrations under Section 3(a) hereof shall be on such appropriate registration statement form prescribed by the SEC under the Securities Act as shall be selected by the Company and as shall permit the disposition of the Registrable Common Stock pursuant to an underwritten offering unless the Selling Holders beneficially owning at least a majority of the shares of Registrable Common Stock requested to be included in such registration statement determine otherwise, in which case such registration shall be pursuant to the method of distribution determined by such Selling Holders. The Company agrees to include in any such registration statement filed pursuant to Section 3(a) hereof all information which the Selling Holders beneficially owning at least a majority of shares of the Registrable Common Stock covered by such registration statement effected pursuant hereto, upon advice of counsel, shall reasonably request.

(d) Effective Registration Statement. A registration requested pursuant to Section 3(a) hereof shall not be deemed to have been effected unless:

(i) a registration statement with respect thereto has been declared effective by the SEC and remains effective in compliance with the provisions of the Securities Act and the laws of any state or other jurisdiction applicable to the disposition of Registrable Common Stock covered by such registration statement until such time as all of such Registrable Common Stock have been disposed of in accordance with such registration statement or there shall cease to be any Registrable Common Stock covered by such registration statement, provided, that, except with respect to any Shelf Registration, such period need not exceed ninety (90) days (plus a number of Business Days equal to the number of Business Days, if any, that the registration statement is not kept effective (including any days for which the use of the prospectus is suspended pursuant to Section 9(b)) after the initial date of its effectiveness and prior to the expiration of such ninety (90) day period), and, provided, further, that with respect to any Shelf Registration, such period need not extend beyond the period provided for in Section 3(g) hereof,

(ii) if, after it has become effective, such registration is subject to any stop order, injunction or other order or requirement of the SEC or other governmental or regulatory agency or court for any reason other than a violation of applicable law solely by any Selling Holder and has not thereafter become effective, or

(iii) if, in the case of an underwritten offering, the conditions to closing specified in an underwriting agreement to which the Company is a party are not satisfied or waived other than by reason of any breach or failure by any Selling Holder.

The Holders to be included in a registration statement pursuant to Section 3(a) may at any time withdraw such request for registration in accordance with Section 3(a)(ii)(D); provided that any Initiating Holder who withdraws such request shall not be permitted to be an Initiating Holder during the twelve-month period following such withdrawal.

(e) Selection of Underwriters. The underwriter or underwriters of each underwritten offering, if any, of the Registrable Common Stock to be registered pursuant to Section 2(a) or Section 3(a) hereof shall be mutually selected by the Selling Holders beneficially owning at least a majority of the shares of Registrable Common Stock to be registered and the Company. In the case of any offering or registration initiated by the Company for its own account or any other offering not effected pursuant to Section 2(a) or Section 3(a) hereof, including any offering pursuant to which the Holders shall have piggyback rights pursuant to Section 4 hereof, the Company shall select a nationally recognized underwriter (or underwriters) for such offering in its sole discretion; provided that, the Company shall not identify any Holder or subsequent purchaser of Registrable Common Stock as an underwriter in any public disclosure with the SEC or any trading market without the prior written consent of such Holder or subsequent purchaser. If the Company is required by law to identify any such party as an underwriter in any public disclosure or filing with the SEC or any trading market, it must notify such party in advance and such party shall have the option, in its sole discretion, to consent to such identification as an underwriter within five (5) Business Days or such party shall be deemed to have consented to have its Registrable Common Stock removed from the applicable registration statement.

(f) Priority in Requested Registration. If a registration requested pursuant to Section 2(a) or Section 3(a) hereof involves an underwritten Public Offering, and the managing underwriter of such underwritten offering shall advise the Company in writing (with a copy to each Selling Holder requesting that Registrable Common Stock be included in such registration statement) that, in its opinion, the number of shares of Registrable Common Stock requested to be included in such registration exceeds the number of such securities that can be sold in such offering within a price range stated to such managing underwriter by Selling Holders beneficially owning at least a majority of the shares of Registrable Common Stock requested to be included in such registration to be acceptable to such Selling Holders (such writing to state the basis of such opinion and the approximate number of securities which the managing underwriter believes may be included in such offering without such effect), then the Company shall include in such registration, to the extent of the number of shares which the Company is so advised the managing underwriter believes can be sold in such offering, (i) first, all Registrable Common Stock requested to be registered pursuant to Section 2(a) or Section 3(a), pro rata among the Selling Holders on the basis of the number of shares of Registrable Common Stock requested to be registered by all such Selling Holders, (ii) second, if additional shares may be sold based on the opinion of the managing underwriter, then securities that the Company proposed to issue and sell for its own account and (iii) third, other securities, if any.

(g) Shelf Registrations. If one or more demands made pursuant to Section 3(a) hereof are for a Shelf Registration, the period for which the Shelf Registration Statement in connection with the first Shelf Registration requested pursuant to Section 3(a) must remain effective need not extend beyond one (1) year from the date on which such Shelf Registration Statement initially was declared effective by the SEC and the period for which any subsequent Shelf Registration Statement in connection with the subsequent Shelf Registration requested pursuant to Section 3(a) must remain effective need not extend beyond nine (9) months from the date on which such Shelf Registration Statement initially was declared effective by the SEC (plus, in each case, a number of Business Days equal to the number of Business Days, if any, that the Shelf Registration Statement is not kept effective (including any days for which the use of the prospectus is suspended pursuant to Section 9(b)) after the initial date of its effectiveness and prior to such first-year or nine-month, as the case may be, anniversary thereof).

4. Piggyback Registration. If the Company proposes to register Common Stock under the Securities Act by registration on any forms (other than Form S-4 or S-8 or any successor or similar form(s)), whether or not pursuant to registration rights granted to other holders of its securities and whether or not for sale for its own account, it shall give prompt written notice to all of the Holders of its intention to do so and of such Holders’ rights under this Section 4, which notice, in any event, shall be given at least thirty (30) days prior to such proposed registration. Upon the written request of any Holder receiving notice of such proposed registration (a “Piggyback Requesting Holder”) made within twenty (20) days after the receipt of any such notice (or ten (10) days if the Company states in such written notice or gives telephonic notice to the relevant Holders, with written confirmation to follow promptly thereafter, stating that (i) such registration will be on Form S-3 (or, if Form S-3 is not then available to the Company, Form S-1 or any other applicable form) and (ii) such shorter period of time is required because of a planned filing date), which request shall specify the Registrable Common Stock intended to be disposed of by such Piggyback Requesting Holder and the minimum offering price per share at which the Holder is willing to sell its Registrable Common Stock, the Company shall, subject to Section 7(b) hereof, effect the registration under the Securities Act of all Registrable Common Stock which the Company has been so requested to register by the Piggyback Requesting Holders thereof; provided that,

(a) prior to the effective date of the registration statement filed in connection with such registration or, in the case of a Shelf Registration Statement, prior to the delivery of a preliminary prospectus related to such offering, and, in any event, promptly following receipt of notification by the Company from the managing underwriter (if an underwritten offering) of a range of prices at which such securities are likely to be sold, the Company shall so advise each Piggyback Requesting Holder of such price, and if such price is below the minimum price which shall be acceptable to such Piggyback Requesting Holder, such Piggyback Requesting Holder shall then have the right irrevocably to withdraw its request to have its Registrable Common Stock included in such registration statement, by delivery of written notice of such withdrawal to the Company within five (5) Business Days of its being advised of such price, without prejudice to the rights of any such Holder or Holders to include Registrable Common Stock in any future registration (or registrations) pursuant to this Section 4 or to cause such registration to be effected as a registration under Section 3(a) hereof, as the case may be;

(b) if at any time after giving written notice of its intention to register the offer for sale of any securities and prior to the effective date of the registration statement filed in connection with such registration or, in the case of a Shelf Registration Statement, prior to the consummation of such offering, the Company shall determine for any reason not to register or to delay registration of such securities, the Company may, at its election, give written notice of such determination to each Piggyback Requesting Holder and (i) in the case of a determination not to register, the Company shall be relieved of its obligation to register any Registrable Common Stock in connection with such registration (but not from any obligation of the Company to pay the Expenses in connection therewith), without prejudice, however, to the rights of any Holder to include Registrable Common Stock in any future registration (or registrations) pursuant to this Section 4 or, if applicable, to cause such registration to be effected as a registration under Section 3(a) hereof, as the case may be, and (ii) in the case of a determination to delay registering, shall be permitted to delay registering any Registrable Common Stock, for the same period as the delay in registering such other securities; and

(c) if such registration was initiated by the Company for its own account and involves an underwritten offering, each Piggyback Requesting Holder shall sell its Registrable Common Stock on the same terms and conditions as those that apply to the Company, and the underwriters of each such underwritten offering shall be a nationally recognized underwriter (or underwriters) selected by the Company in its sole discretion.

No registration effected under this Section 4 shall relieve the Company of its obligation to effect any registration upon request under Section 3(a) hereof and no registration effected pursuant to this Section 4 shall be deemed to have been effected pursuant to Section 3(a) hereof.

5. Expenses. Except as provided in the last paragraph of Section 6, the Company shall pay all Expenses in connection with any registration initiated pursuant to Sections 2(a), 3(a) or 4 hereof, whether or not such registration shall become effective and whether or not all or any portion of the Registrable Common Stock originally requested to be included in such registration are ultimately included in such registration.

6. Registration Procedures. If and whenever the Company is required to effect any registration under the Securities Act as provided in Sections 2(a), 3(a) and 4 hereof, the Company shall, as expeditiously as possible:

(a) prepare and file with the SEC (promptly and, in the case of any registration pursuant to Section 3(a), in any event on or before the date that is (i) ninety (90) days after the date of any Initiating Request or (ii) if, as of such ninetieth (90th) day, the Company does not have the audited financial statements required to be included in the registration statement, thirty (30) days after the receipt by the Company from its independent public accountants of such audited financial statements, which the Company shall use commercially reasonable efforts to obtain as promptly as practicable) the requisite registration statement to effect such registration and thereafter use commercially reasonable efforts to cause such registration statement to become and remain effective; provided, however, that the Company may discontinue any registration of its securities that are not shares of Registrable Common Stock (and, pursuant to, and under the circumstances specified in, Sections 4 and 9(b) hereof, its securities that are shares of Registrable Common Stock) at any time prior to the effective date of the registration statement relating thereto;

(b) prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective and to comply with the provisions of the Securities Act and the Exchange Act with respect to the disposition of all Registrable Common Stock covered by such registration statement until such time as all of such Registrable Common Stock has been disposed of in accordance with the method of disposition set forth in such registration statement; provided, that, except with respect to any Shelf Registration, such period need not extend beyond ninety (90) days after the effective date of the registration statement (plus a number of Business Days equal to the number of Business Days, if any, that the registration statement is not kept effective (including any days for which the use of the prospectus is suspended pursuant to Section 9(b)) after the initial date of its effectiveness and prior to the expiration of such 90-day period); and provided, further, that with respect to the Initial Shelf, such period need not extend beyond the applicable period provided for in Section 2(a) hereof and, with respect to any Shelf Registration other than the Initial Shelf, such period need not exceed the applicable period provided for in Section 3(g) hereof;

(c) furnish to each seller of Registrable Common Stock covered by such registration statement and their representatives designated pursuant to Section 8(a), if any, and each underwriter, if any, such number of copies of such drafts and final conformed versions of such registration statement and of each such amendment and supplement thereto (in each case including all exhibits and any documents incorporated by reference), such number of copies of such drafts and final versions of the prospectus contained in such registration statement (including each preliminary prospectus and any summary prospectus) and any other prospectus filed under Rule 424 under the Securities Act, in conformity with the requirements of the Securities Act, and such other documents, including without limitation notification of whether such registration statement or amendment or supplement thereto will be reviewed by the SEC or any other regulatory authority, as the sellers of a majority of the Registrable Common Stock covered by such registration statement or any underwriter may reasonably request in writing; provided, that all drafts of such registration statement or amendment or supplement thereto shall be furnished to each seller of Registrable Common Stock covered by such registration statement and their representatives designated pursuant to Section 8(a) whether or not so requested;

(d) use commercially reasonable efforts (i) to register or qualify all Registrable Common Stock and other securities, if any, covered by such registration statement under such other securities or blue sky laws of such states or other jurisdictions of the United States of America as the Selling Holders covered by such registration statement shall reasonably request in writing, (ii) to keep such registration or qualification in effect for so long as such registration statement remains in effect and (iii) to take any other action that may be necessary or reasonably advisable to enable such sellers to consummate the disposition in such jurisdictions of the securities to be sold by such sellers, except that the Company shall not for any such purpose be required to qualify generally to do business as a foreign corporation in any jurisdiction wherein it would not but for the requirements of this subsection (d) be obligated to be so qualified, to subject itself to taxation in such jurisdiction or to consent to general service of process in any such jurisdiction;

(e) use commercially reasonable efforts to cause all Registrable Common Stock covered by such registration statement to be registered with or approved by such other federal or state governmental agencies or authorities as may be necessary upon the advice of counsel to the Company or counsel to the seller of Registrable Common Stock or Selling Holders to enable the seller or sellers thereof to consummate the disposition of such Registrable Common Stock;

(f) use commercially reasonable efforts to obtain and, if obtained, furnish to each seller of Registrable Common Stock, and each such seller’s underwriters, if any, a signed:

(i) opinion of counsel for the Company, dated the effective date of such registration statement (and, if such registration involves an underwritten offering, dated the date of the closing under the underwriting agreement and addressed to the underwriters), reasonably satisfactory (based on the customary form and substance of opinions of issuers’ counsel customarily given in such an offering) in form and substance to such seller, and

(ii) “cold comfort” letter, dated the effective date of such registration statement (and, if such registration involves an underwritten offering, dated the date of the closing under the underwriting agreement and addressed to the underwriters) and signed by the independent public accountants who have certified the Company’s financial statements included or incorporated by reference in such registration statement, reasonably satisfactory (based on the customary form and substance of “cold comfort” letters of issuers’ independent public accountant customarily given in such an offering) in form and substance to such seller, in the case of each Section 6(f)(i) and Section 6(f)(ii), covering substantially the same matters with respect to such registration statement (and the prospectus included therein) and, in the case of the accountants’ comfort letter, with respect to events subsequent to the date of such financial statements, as are customarily covered in opinions of issuer’s counsel and in accountants’ comfort letters delivered to underwriters in such types of offerings of securities;

(g) notify each seller of Registrable Common Stock and other securities covered by such registration statement, if any, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, upon discovery that, or upon the happening of any event as a result of which, the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances under which they were made and for which the Company chooses to suspend the use of the registration statement and prospectus pursuant to Section 9(b), and, in accordance with Section 9(b), at the written request of any such seller of Registrable Common Stock, promptly prepare and furnish to it a reasonable number of copies of a supplement to or an amendment of such prospectus as may be necessary so that, as thereafter delivered to the purchasers of such securities, such prospectus, as supplemented or amended, shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances under which they were made;

(h) use commercially reasonable efforts to obtain the withdrawal of any order suspending the effectiveness of a registration statement relating to the Registrable Common Stock at the earliest possible moment;

(i) otherwise comply with all applicable rules and regulations of the SEC and any other governmental agency or authority having jurisdiction over the offering, and make available to its stockholders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months, but not more than eighteen (18) months, beginning with the first full calendar month after the effective date of such registration statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 promulgated thereunder, and furnish to each seller of Registrable Common Stock and to the managing underwriter, if any, at least ten (10) days prior to the filing thereof (or such shorter time period reasonably necessary in light of applicable legal requirements) a copy of any amendment or supplement to such registration statement or prospectus;

(j) use commercially reasonable efforts to cause all Registrable Common Stock covered by a registration statement (i) to be listed on a national securities exchange on which similar securities issued by the

Company are then listed, if the listing of such Registrable Common Stock is then permitted under the rules of such exchange, or (ii) if the Company is not required pursuant to clause (i) above to list Registrable Common Stock on a specific national securities exchange, use commercially reasonable efforts to list the Registrable Common Stock on a national securities exchange and, without limiting the generality of the foregoing, use commercially reasonable efforts to arrange for at least two (2) market makers to register with FINRA as such with respect to such Registrable Common Stock;

(k) provide a transfer agent and registrar for the Registrable Common Stock covered by a registration statement no later than the effective date thereof;

(l) enter into such agreements (including an underwriting agreement in customary form) and take such other actions as the Holders beneficially owning a majority of the shares of Registrable Common Stock covered by such registration statement shall reasonably request in order to expedite or facilitate the disposition of such Registrable Common Stock, including customary indemnification;

(m) if requested by the managing underwriter(s) or the Holders beneficially owning a majority of the shares of Registrable Common Stock being sold in connection with an underwritten offering, promptly incorporate in a prospectus supplement or post-effective amendment such information provided to the Company in writing as the managing underwriter(s) and the Holders of a majority of the Registrable Common Stock being sold agree should be included therein relating to the plan of distribution with respect to such Registrable Common Stock, including without limitation, information with respect to the number of shares of Registrable Common Stock being sold to such underwriters, the purchase price being paid therefor by such underwriters and with respect to any other terms of the underwritten offering of the Registrable Common Stock to be sold in such offering, and make all required filings of such prospectus supplement or post-effective amendment as soon as notified of the matters to be incorporated in such prospectus supplement or post-effective amendment; and

(n) cooperate with the Selling Holders and the managing underwriter(s), if any, to facilitate the timely preparation and delivery of certificates representing Registrable Common Stock to be sold and not bearing any restrictive legends, and enable such Registrable Common Stock to be in such share amounts and registered in such names as the managing underwriter(s) or, if none, the Selling Holders beneficially owning a majority of the shares of Registrable Common Stock being offered for sale, may request at least three (3) Business Days prior to any sale of Registrable Common Stock to the underwriters.

As a condition to the obligations of the Company to complete any registration pursuant to this Agreement with respect to the Registrable Common Stock of a Holder, such Holder must furnish to the Company in writing such information regarding itself, the Registrable Common Stock held by it and the intended methods of disposition of the Registrable Common Stock held by it as is necessary to effect the registration of such Holders’ Registrable Common Stock and is requested in writing by the Company. Except as otherwise required by Section 2(a), at least thirty (30) days prior to the first anticipated filing date of a registration statement for any registration under this Agreement, the Company will notify in writing each Holder of the information referred to in the preceding sentence which the Company is requesting from that Holder whether or not such Holder has elected to have any of its Registrable Common Stock included in the registration statement. If, within ten (10) days prior to the anticipated filing date, the Company has not received the requested information from a Holder, then the Company may file the registration statement without including Registrable Common Stock of that Holder, if, in the opinion of the Company’s counsel, such information is required to be included in such registration statement.

Each Holder agrees that as of the date that a final prospectus is made available to it for distribution to prospective purchasers of Registrable Common Stock it shall cease to distribute copies of any preliminary prospectus prepared in connection with the offer and sale of such Registrable Common Stock. Each Holder further agrees that, upon receipt of any notice from the Company of the happening of any event of the kind described in subsection (g) of this Section 6 and a suspension of the use of the registration statement and prospectus pursuant to Section 9(b), such Holder shall forthwith discontinue such Holder’s disposition of

Registrable Common Stock pursuant to the registration statement and prospectus relating to such Registrable Common Stock until such Holder’s receipt of the copies of the supplemented or amended prospectus contemplated by subsection (g) of this Section 6 and, if so directed by the Company, shall deliver to the Company (at the Company’s expense) all copies, other than permanent file copies, then in such Holder’s possession of the prospectus relating to such Registrable Common Stock at the time of receipt of such notice. If any event of the kind described in subsection (g) of this Section 6 occurs and such event is the fault solely of a Holder (or Holders), such Holder (or Holders) shall pay all Expenses attributable to the preparation, filing and delivery of any supplemented or amended prospectus contemplated by subsection (g) of this Section 6.

7. Underwritten Offerings.

(a) Requested Underwritten Offerings. If requested by the underwriters in connection with a request for a registration (that is not a Shelf Registration) under Section 3 hereof or any underwritten “takedown” of securities under a Shelf Registration Statement filed pursuant to Section 2(a) or Section 3, the Company shall enter into a firm commitment underwriting agreement with such underwriters for such offering, and such agreement shall be reasonably satisfactory in substance and form to the Company, a majority of the Selling Holders whose Registrable Common Stock is to be included in such registration and the underwriters and to contain such representations and warranties by the Company and the Selling Holders and such other terms as are customary in agreements of that type, including, without limitation, indemnification and contribution to the effect and to the extent provided in Section 10 hereof.

(b) Piggyback Underwritten Offerings: Priority.

(i) If the Company proposes to register any of its securities under the Securities Act for its own account as contemplated by Section 4 hereof and such securities are to be distributed by or through one or more underwriters, and if the managing underwriter of such underwritten offering shall advise the Company in writing (with a copy to the Piggyback Requesting Holders) that if all the Registrable Common Stock requested to be included in such registration were so included, in its opinion, the number and type of securities proposed to be included in such registration would exceed the number and type of securities which the managing underwriter believes could be sold in such offering within a price range acceptable to the Company (such writing to state the basis of such opinion and the approximate number and type of securities which the managing underwriter believes may be included in such offering without such effect), then the Company shall include in such registration pursuant to Section 4, to the extent of the number of securities which the Company is so advised the managing underwriter believes can be sold in such offering, (i) first, securities that the Company proposes to issue and sell for its own account, (ii) second, Registrable Common Stock requested to be registered by Piggyback Requesting Holders pursuant to Section 4 hereof, pro rata among the Piggyback Requesting Holders on the basis of the number of shares of Registrable Common Stock requested to be registered by all such Piggyback Requesting Holders and (iii) third, other securities, if any.

(ii) In the case of any other registration contemplated by Section 4 involving an underwritten Public Offering, if the managing underwriter of such underwritten offering shall advise the Company in writing (with a copy to the Piggyback Requesting Holders) that if all Registrable Common Stock requested to be included in such registration were so included, in its opinion, the number and type of securities proposed to be included in such registration would exceed the number and type of securities which the managing underwriter believes could be sold in such offering within a price range stated to such managing underwriter by Selling Holders beneficially owning at least a majority of the shares of Registrable Common Stock requested to be included in such registration to be acceptable to such Selling Holders (such writing to state the basis of such opinion and the approximate number and type of securities which the managing underwriter believes may be included in such offering without such effect), then the Company shall include in such registration pursuant to Section 4, to the extent of the number of securities which the Company is so advised the managing underwriter believes can be sold in such offering, (i) first, Registrable Common Stock requested to be registered by Piggyback Requesting Holders pursuant to Section 4 hereof, pro rata among the Piggyback Requesting Holders on the basis of the number of shares of Registrable Common Stock requested to be registered by all such Piggyback Requesting Holders, (ii) second, securities that the Company proposed to issue and sell for its own account and (iii) third, other securities, if any.

Any Selling Holder may withdraw its request to have all or any portion of its Registrable Common Stock included in any such offering by notice to the Company within ten (10) Business Days after receipt of a copy of a notice from the managing underwriter pursuant to this Section 7(b).

(c) Holders of Registrable Common Stock to be Parties to Underwriting Agreement. The Holders of Registrable Common Stock to be distributed by underwriters in an underwritten offering contemplated by subsections (a) or (b) of this Section 7 shall be parties to the underwriting agreement between the Company and such underwriters and any such Holder, at its option, may reasonably require that any or all of the representations and warranties by, and the other agreements on the part of, the Company to and for the benefit of such underwriters shall also be made to and for the benefit of such Holders (except to the extent any such provision contradicts the terms of this Agreement) and that any or all of the conditions precedent to the obligations of such underwriters under such underwriting agreement be conditions precedent to the obligations of such Holders. No such Holder shall be required to make any representations or warranties to or agreements with the Company or the underwriters other than representations, warranties or agreements regarding such Holder, such Holder’s Registrable Common Stock and such Holder’s intended method of distribution.

(d) Holdback Agreements.

(i) Each Holder agrees, unless otherwise agreed to by the managing underwriter for any underwritten offering pursuant to this Agreement, not to effect any sale or distribution of any equity securities of the Company or securities convertible into or exchangeable or exercisable for equity securities of the Company, including any sale under Rule 144 under the Securities Act, (i) during the ten (10) days prior to a Public Offering and for one hundred eighty (180) days after a Public Offering or such shorter period of time acceptable to the managing underwriter of the Public Offering, if any, except as part of the Public Offering or to the extent that such Holder is prohibited by applicable law from agreeing to withhold securities from sale or is acting in its capacity as a fiduciary or an investment advisor or (ii) following a Public Offering, during the ten (10) days prior to the date on which an underwritten registration of Registrable Common Stocks pursuant to Section 2(a), 3 or 4 hereof has become effective and until the earlier of (a) the date on which all shares of Registrable Common Stock to be sold pursuant to such underwritten registration has been sold by the underwriters and (b) ninety (90) days after the effective date of such underwritten registration or such shorter period of time acceptable to the managing underwriter of such underwritten offering, if any, except as part of such underwritten registration or to the extent that such Holder is prohibited by applicable law from agreeing to withhold securities from sale or is acting in its capacity as a fiduciary or an investment adviser. Notwithstanding the foregoing, if: (x) during the last 17 days of the foregoing 180-day period or 90-day period, as applicable, the Company issues an earnings release or material news or a material event relating to the Company occurs; or (y) prior to the expiration of the 180-day period or 90-day period, as applicable, the Company announces that it will release earnings results during the 16-day period beginning on the last day of the period, then the restrictions described above shall continue to apply until the expiration of an 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event. Each Holder shall enter into customary letter agreements to the foregoing effect if so requested by the Company and any managing underwriter. Without limiting the scope of the term “fiduciary,” a Holder shall be deemed to be acting as a fiduciary or an investment adviser if its actions or the securities proposed to be sold are subject to the Employee Retirement Income Security Act of 1974, as amended, the Investment Company Act of 1940, as amended, or the Investment Advisers Act of 1940, as amended, or if such securities are held in a separate account under applicable insurance law or regulation.

(ii) The Company agrees not to effect any sale or distribution of any equity securities of the Company, or securities convertible into or exchangeable or exercisable for equity securities of the Company (except pursuant to registrations on Form S-4 or Form S-8 or any successor thereto), (i) during the ten (10) days prior to a Public Offering and for one hundred eighty (180) days after a Public Offering or such shorter period of time acceptable to the managing underwriter of the Public Offering, if any, except as part of the Public Offering or (ii) following a Public Offering, during the ten (10) days prior to the date on which an underwritten registration of Registrable Common Stock pursuant to Section 2(a), 3 or 4 hereof has become effective and until the earlier of (1) the date on which all shares of Registrable Common Stock to be sold pursuant to such underwritten registration has been sold by the underwriters and (2) ninety (90) days after the effective date of such underwritten registration or such shorter period of time approved in writing by the managing underwriter of such underwritten offering, if any, except as part of such underwritten registration.

8. Preparation: Reasonable Investigation.

(a) Registration Statements. In connection with the preparation and filing of each registration statement under the Securities Act pursuant to this Agreement, the Company shall (i) give representatives (designated to the Company in writing) of each Holder or group of Holders beneficially owning at least fifteen percent (15%) of the shares of Registrable Common Stock registered under such registration statement, the underwriters, if any, and one firm of counsel, one firm of accountants and one firm of other agents retained on behalf of all underwriters and one firm of counsel, one firm of accountants and one firm of other agents retained by Holders beneficially owning a majority of the shares of Registrable Common Stock covered by such registration statement on behalf of all Holders of Registrable Common Stock registered under such registration statement, the reasonable opportunity to participate in the preparation of such registration statement, each prospectus included therein or filed with the SEC, and each amendment thereof or supplement thereto, (ii) upon reasonable advance notice to the Company, give each of them such reasonable access to all financial and other records, corporate documents and properties of the Company and its Subsidiaries, as shall be necessary, in the reasonable opinion of such Holders’ and such underwriters’ counsel, to conduct a reasonable due diligence investigation for purposes of the Securities Act, and (iii) upon reasonable advance notice to the Company, provide such reasonable opportunities to discuss the business of the Company with its officers, directors, employees and the independent public accountants who have certified its financial statements as shall be necessary, in the reasonable opinion of such Holders’ and such underwriters’ counsel, to conduct a reasonable due diligence investigation for purposes of the Securities Act.

(b) Confidentiality. Each Holder shall, and shall cause its representatives to, maintain the confidentiality of any confidential information received from or otherwise made available by the Company or its representatives to such Holder in its capacity as such. Information that (i) is or becomes available to a Holder or its representatives from a public source other than as a result of a disclosure by such Holder or any of its Affiliates, (ii) is disclosed to a Holder or its representatives by a third-party source who the Holder or its representatives reasonably believe is not bound by an obligation of confidentiality to the Company or (iii) is or becomes required to be disclosed by a Holder by law, including by court order, shall not be deemed to be confidential information for purposes of this Agreement; provided, that such Holder shall as promptly as possible upon becoming aware of a requirement described in clause (iii) above, notify the Company of the existence and circumstances surrounding such requirement. The Holders shall not grant access, and the Company shall not be required to grant access, to information under this Section 8 to any Person who will not agree to maintain the confidentiality (to the same extent a Holder is required to maintain confidentiality) of any confidential information received from or otherwise made available to it by the Company or the Holders under this Agreement.

9. Postponements.

(a) Without limiting any other rights of the Holders under this Agreement, if the Company shall fail to file any registration statement to be filed pursuant to a request for registration under Section 2(a) or under Section 3(a) hereof, (i) any Holder whose Registrable Common Stock was to be included in such registration shall have the right to withdraw such request and (ii) the Holders requesting registration shall have the right to withdraw such request to file a registration statement if and only if the Holders that have not elected to withdraw beneficially own, in the aggregate, less than the percentage of shares of Registrable Common Stock required to initiate a request under Section 2(a) or under Section 3(a), as the case may be. Any withdrawal shall be made by giving written notice to the Company within twenty (20) days after the Shelf Filing Date, or, in the case of a request pursuant to Section 3(a) hereof, the date on which a registration statement would otherwise have been required to have been filed with the SEC under clause (i) of Section 6(a) hereof (i.e., twenty (20) days after the date that is ninety (90) days after the date of the relevant Initiating Request, or, if, as of such ninetieth day, the Company does not have the audited financial statements required to be included in the registration statement, thirty (30) days after the receipt by the Company from its independent public accountants of such audited financial statements). In the event of a withdrawal described in clause (ii) of this Section 9(a), the request for registration shall not be counted for purposes of determining the number of registrations to which Holders are entitled pursuant to Section 2(a) or 3(a) hereof, as the case may be. The Company shall pay all Expenses incurred in connection with any withdrawal described in clauses (i) and (ii) of this Section 9(a).

(b) The Company shall not be obligated to file any registration statement, or file any amendment or supplement to any registration statement, and may suspend the registration process and/or any Selling Holder’s ability to use a prospectus, at any time (but not to exceed one time in any twelve- (12) month period) when the Company, in the good faith judgment of its Board of Directors, reasonably believes that (i) the continuation of the registration process thereof at the time requested would adversely affect a pending or proposed material financing or a material acquisition, merger, recapitalization, consolidation, reorganization or similar transaction, or negotiations, discussions or pending proposals with respect thereto or (ii) the registration statement and any prospectus would, in the Company’s judgment, contain a material misstatement of fact or omission as a result of an event that has occurred or is continuing. The filing of a registration statement, or any amendment or supplement thereto, by the Company cannot be deferred, and the Selling Holders’ rights to make sales pursuant to an effective registration statement cannot be suspended, pursuant to the provisions of the preceding sentence, (x) in the case of clause (i) above, for more than ten days after the abandonment or consummation of any of the proposals or transactions set forth in such clause (i), (y) in the case of clause (ii) above, following such time as the Company no longer believes, in its judgment, that the registration statement and any prospectus would contain a material misstatement of fact or omission as a result of an event that has occurred or is continuing; provided that the Company will use commercially reasonable efforts to update the disclosure in such registration statement and prospectus (whether by amendment or by incorporation by reference) as soon as practicable such that the registration statement and prospectus will not contain a material misstatement of fact or omission, or (z) in any event, in the case of either clause (i) or clause (ii) above, for more than one hundred twenty (120) days after the date of the Board of Directors’ determination; provided that the Company may not suspend any Selling Holder’s ability to use a prospectus pursuant to this Section 9(b) (including but not limited to as set forth in Section 6(g)) for more than an aggregate of one hundred twenty (120) days in any three hundred sixty five- (365) day period. The Company shall give notice to the Selling Holders that the registration process has been suspended and upon notice duly given pursuant to Section 19(f) hereof, each Selling Holder agrees not to sell any Registrable Common Stock pursuant to any registration statement until such Selling Holder’s receipt of copies of the supplemented or amended prospectus, or until it is advised in writing by the Company that the prospectus may be used, and has received copies of any additional or supplemental filings that are incorporated or deemed incorporated by reference in such prospectus. The Company shall not specify the nature of the event giving rise to a suspension in any notice to the Selling Holders of the existence of such a suspension. If the Company suspends the Selling Holders’ rights to make sales pursuant hereto, the applicable registration period shall be extended by the number of days of such suspension.

10. Indemnification.

(a) Indemnification by the Company. In connection with any registration statement filed by the Company pursuant to Section 2(a), 3(a) or 4 hereof, to the fullest extent permitted by law the Company shall, and hereby agrees to, indemnify and hold harmless, each Holder and seller of any Registrable Common Stock covered by such registration statement and each other Person who participates as an underwriter in the offering or sale of such securities and each other Person, if any, who controls (within the meaning of the Exchange Act)

such Holder or seller or any such underwriter, and their respective stockholders, directors, officers, employees, partners, agents and Affiliates (each, a “Company Indemnitee” for purposes of this Section 10(a)), against any losses, claims, damages, liabilities (or actions or proceedings, whether commenced or threatened, in respect thereof and whether or not such indemnified party is a party thereto), joint or several, and expenses, including, without limitation, the reasonable fees, disbursements and other charges of legal counsel and reasonable costs of investigation, to which such Company Indemnitee may become subject under the Securities Act or otherwise (collectively, a “Loss” or “Losses”), insofar as such Losses arise out of, are based upon or relate to (i) any breach of any representation or warranty made by the Company in this Agreement or any other certificate, instrument or document contemplated hereby, (ii) any breach of any covenant, agreement or obligation of the Company contained in this Agreement or any other certificate, instrument or document contemplated hereby, or (iii) any untrue statement or alleged untrue statement of any material fact contained in any registration statement under which such securities were registered or otherwise offered or sold under the Securities Act or otherwise, any preliminary prospectus, final prospectus or summary prospectus related thereto, or any amendment or supplement thereto (or in any document incorporated by reference in any of the foregoing) (collectively, “Offering Documents”), or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein in the light of the circumstances in which they were made not misleading or any violation by the Company of any federal or state law, rule or regulation applicable to the Company and relating to action required of or inaction by the Company in connection with any such registration; provided that, the Company shall not be liable to any Company Indemnitee in any such case to the extent that any such Loss arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in such Offering Documents in reliance upon and in conformity with information furnished to the Company in a writing duly executed by such Company Indemnitee specifically stating that it is expressly for use therein. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of such Company Indemnitee and shall survive the transfer of such securities by such Company Indemnitee.

(b) Indemnification by the Offerors and Sellers. In connection with any registration statement filed by the Company pursuant to Section 2(a), 3(a) or 4 hereof in which a Holder has registered for sale Registrable Common Stock, each such Holder or seller of Registrable Common Stock shall, and hereby agrees to, on a several and not joint basis, indemnify and hold harmless to the fullest extent permitted by law the Company and each of its directors, officers, employees, agents, partners, stockholders, Affiliates and each other Person, if any, who controls (within the meaning of the Exchange Act) the Company and each other seller and such seller’s employees, directors, officers, stockholders, partners, agents and Affiliates (each, a “Holder Indemnitee” for purposes of this Section 10(b)), against all Losses insofar as such Losses arise out of, are based upon or relate to any untrue statement or alleged untrue statement of a material fact contained in any Offering Documents or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein in the light of circumstances in which they were made not misleading, but only to the extent that such untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon and in conformity with information furnished to the Company in a writing duly executed by such Holder or seller of Registrable Common Stock expressly for use therein; provided, however, that the liability of such indemnifying party under this Section 10(b) shall be limited to the amount of the net proceeds received by such indemnifying party in the sale of Registrable Common Stock giving rise to such liability. Such indemnity shall remain in full force and effect, regardless of any investigation made by or on behalf of the Holder Indemnitee and shall survive the transfer of such securities by such indemnifying party.

(c) Notices of Losses, etc. Promptly after receipt by an indemnified party of written notice of the commencement of any action or proceeding involving a Loss referred to in the preceding subsections of this Section 10, such indemnified party will, if a claim in respect thereof is to be made against an indemnifying party, give written notice to the latter of the commencement of such action; provided, however, that the failure of any indemnified party to give notice as provided herein shall not relieve the indemnifying party of its obligations under the preceding subsections of this Section 10, except to the extent that the indemnifying party is materially and actually prejudiced by such failure to give notice. In case any such action is brought against an indemnified party, the indemnifying party shall be entitled to participate in and, unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist in respect of such Loss, to assume and control the defense thereof, in each case at its own expense, jointly with any other indemnifying party similarly notified, to the extent that it may wish, with counsel reasonably satisfactory to such indemnified party, and after its assumption of the defense thereof, the indemnifying party shall not be liable to such indemnified party for any legal or other expenses subsequently incurred by the latter in connection with the defense thereof other than reasonable costs of investigation, unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties arises in respect of such claim after the assumption of the defense thereof. No indemnifying party shall be liable for any settlement of any such action or proceeding effected without its written consent, which shall not be unreasonably withheld. No indemnifying party shall, without the consent of the indemnified party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect of such Loss or which requires action on the part of such indemnified party or otherwise subjects the indemnified party to any obligation or restriction to which it would not otherwise be subject.

(d) Contribution. If the indemnification provided for in this Section 10 shall for any reason be unavailable to an indemnified party under subsection (a) or (b) of this Section 10 in respect of any Loss, then, in lieu of the amount paid or payable under subsection (a) or (b) of this Section 10, the indemnified party and the indemnifying party under subsection (a) or (b) of this Section 10 shall contribute to the aggregate Losses (including legal or other expenses reasonably incurred in connection with investigating the same) (i) in such proportion as is appropriate to reflect the relative fault of the Company and the prospective Selling Holders covered by the registration statement which resulted in such Loss or action in respect thereof, with respect to the statements, omissions or action which resulted in such Loss or action in respect thereof, as well as any other relevant equitable considerations, or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as shall be appropriate to reflect the relative benefits received by the Company, on the one hand, and such prospective sellers, on the other hand, from their sale of Registrable Common Stock; provided that, for purposes of this clause (ii), the relative benefits received by the prospective sellers shall be deemed not to exceed the amount received by such sellers. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation. The obligations, if any, of the Selling Holders to contribute as provided in this subsection (d) are several in proportion to the relative value of their respective Registrable Common Stock covered by such registration statement and not joint. In addition, no Person shall be obligated to contribute hereunder any amounts in payment for any settlement of any action or Loss effected without such Person’s consent, which shall not be unreasonably withheld.

(e) Indemnification Payments. The indemnification and contribution required by this Section 10 shall be made by periodic payments of the amount thereof during the course of any investigation or defense, as and when any Loss is incurred and is due and payable.

11. Registration Rights to Others. If the Company shall at any time hereafter provide to any holder of any securities of the Company rights with respect to the registration of such securities under the Securities Act or the Exchange Act, such rights shall not be in conflict with or adversely affect any of the rights provided to the Holders in, or conflict (in a manner that adversely affects Holders) with any other provisions included in, this Agreement.

12. Adjustments Affecting Registrable Common Stock. Without the written consent of Holders of a majority of the outstanding shares of Registrable Common Stock, the Company shall not effect or permit to occur any combination, subdivision or reclassification of Registrable Common Stock that would materially adversely affect the ability of the Holders to include such Registrable Common Stock in any registration of its securities under the Securities Act contemplated by this Agreement or the marketability of such Registrable Common Stock under any such registration or other offering.

13. Rule 144 and Rule 144A. If the Company has a class of equity securities registered under the Exchange Act, the Company shall take all actions reasonably necessary to enable Holders to sell Registrable Common Stock without registration under the Securities Act to the maximum extent permitted by the exemptions provided by (a) Rule 144 under the Securities Act, as such Rule may be amended from time to time, (b) Rule 144A under the Securities Act, as such Rule may be amended from time to time, or (c) any similar rules or regulations hereafter adopted by the SEC, including, without limiting the generality of the foregoing, filing on a timely basis all reports required to be filed under the Exchange Act. Upon the written request of any Holder, the Company shall deliver to such Holder a written statement as to whether it has complied with such requirements.

14. Amendments and Waivers. Any provision of this Agreement may be amended, modified or waived if, but only if, the written consent to such amendment, modification or waiver has been obtained from the Company and (i) except as provided in clause (ii) below, from the Holder or Holders of the shares of Registrable Common Stock affected by such amendment, modification or waiver, (ii) in the case of any amendment, modification or waiver of any provision of Section 5, 9 or 10 hereof which is adverse to the Holders or this Section 15 or reducing the number of requests for registration to which Holders are entitled under Section 3 or 4 hereof, from each Holder adversely affected, and (iii) in the case of any other amendment, modification or waiver of any provision of this Agreement which adversely affects any right and/or obligation under this Agreement of any Holder, from each Holder so affected. Notwithstanding the foregoing, the Company may from time to time add additional Holders as parties to this Agreement. In order to become a party to this Agreement, such additional party must execute a joinder agreement, in form and substance reasonably satisfactory to the Company, evidencing such party’s agreement to be bound hereby as a Holder, and, upon the Company’s receipt of any such additional Holder’s executed joinder agreement, such additional Holder shall be deemed to be a party hereto and bound hereby.

15. Nominees for Beneficial Owners. In the event that any Registrable Common Stock is held by a nominee for the beneficial owner thereof, the beneficial owner thereof may, at its election in writing delivered to the Company, be treated as the Holder of such Registrable Common Stock for purposes of any request or other action by any Holder or Holders pursuant to this Agreement or any determination of the number or percentage of shares of Registrable Common Stock held by any Holder or Holders contemplated by this Agreement. If the beneficial owner of any Registrable Common Stock so elects, the Company may require assurances reasonably satisfactory to it of such owner’s beneficial ownership of such Registrable Common Stock.

16. Assignment. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns. Any Holder may assign its rights and obligations under this Agreement to any Transferee of its Registrable Common Stock (so long as the Transfer complies with applicable law), provided that such Transferee shall agree in writing prior to the assignment to be bound by this Agreement as if it were an original party hereto, whereupon such Transferee shall for all purposes be deemed to be a Holder under this Agreement. Except as provided above or otherwise permitted by this Agreement, neither this Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof shall be assignable by any Holder without the prior written consent of the other parties hereto. The Company may not assign this Agreement or any right, remedy, obligation or liability arising hereunder or by reason hereof without the consent of the Holders beneficially owning a majority of the outstanding shares of Registrable Common Stock.

17. Calculation of Percentage or Number of Shares of Registrable Common Stock. For purposes of this Agreement, all references to a percentage or number of shares of Registrable Common Stock or Common Stock shall be calculated based upon the number of shares of Registrable Common Stock or Common Stock, as the case may be, outstanding at the time such calculation is made and shall exclude any Registrable Common Stock or Common Stock, as the case may be, beneficially owned by the Company or any Subsidiary of the Company. For the purposes of calculating any percentage or number of shares of Registrable Common Stock or Common Stock as contemplated by this Section 18, the terms “Holder” and “Initiating Holder” shall include all Affiliates thereof (other than the Company and its Subsidiaries) beneficially owning any shares of Registrable Common Stock or Common Stock.

18. Termination of Registration Rights. This Agreement, including, without limitation, the Company’s obligations under Sections 2(a), 3(a) and 4 hereof to register Common Stock for sale under the Securities Act shall terminate on the earlier of (i) the first date on which no shares of Registrable Common Stock are outstanding or (ii) the first date on which less than fifteen percent (15%) of the aggregate number of shares of Registrable Common Stock issued pursuant to the Exchange Offer are collectively held by the Holders and their Affiliates. Notwithstanding any termination of this Agreement pursuant to this Section 18, the parties’ rights and obligations under Section 5 and Section 10 hereof shall continue in full force and effect.

19. Miscellaneous

(a) Further Assurances. The Company shall execute such documents and other papers and perform such further acts as may be reasonably required or advisable to carry out the provisions of this Agreement and the transactions contemplated hereby.

(b) Headings. The headings in this Agreement are for convenience of reference only and shall not control or affect the meaning or construction of any provisions hereof.

(c) Conflicting Instructions. If the Company receives conflicting instructions, notices or elections from two or more Persons with respect to the same Registrable Common Stock, the Company will act upon the basis of instructions, notice or election received from the registered owner of such Registrable Common Stock.

(d) Remedies. Each Holder, in addition to being entitled to exercise all rights granted by law, including recovery of damages, will be entitled to specific performance of its rights under this Agreement. The Company agrees that monetary damages would not be adequate compensation for any loss incurred by reason of a breach by it of the provisions of this Agreement and the Company hereby agrees to waive the defense in any action for specific performance that a remedy at law would be adequate.

(e) Entire Agreement. This Agreement constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein, and there are no restrictions, promises, representations, warranties, covenants, or undertakings with respect to the subject matter hereof, other than those expressly set forth or referred to herein. This Agreement supersedes all prior agreements and understandings between the parties hereto with respect to the subject matter hereof.

(f) Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered by hand, or two (2) Business Days after being delivered to a recognized courier (whose stated terms of delivery are two (2) Business Days or less to the destination of such notice), or five (5) calendar days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, addressed as set forth on Schedule A hereto to the parties hereto, or to such other address as may be hereafter notified by the respective parties hereto.

(g) Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware. In addition, each party (i) irrevocably and unconditionally consents and submits to the personal jurisdiction of the state and federal courts of the United States of America located in the State of Delaware solely for the purposes of any suit, action or other proceeding between any of the parties hereto arising out of this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from such court, (iii) waives any claim of improper venue or any claim that the courts of the State of Delaware are an inconvenient forum for any action, suit or proceeding between any of the parties hereto arising out of this Agreement or any transaction contemplated hereby, (iv) agrees that it will not bring any action relating to this Agreement in any court other than the courts of the State of Delaware and (v) to the fullest extent permitted by law, consents to service being made through the notice procedures set forth in Section 19(f).

(h) Severability. Notwithstanding any provision of this Agreement, neither the Company nor any other party hereto shall be required to take any action which would be in violation of any applicable federal or state securities law. The invalidity or unenforceability of any provision of this Agreement in any jurisdiction shall not affect the validity, legality or enforceability of any other provision of this Agreement in such jurisdiction or the validity, legality or enforceability of this Agreement, including any such provision, in any other jurisdiction, it being intended that all rights and obligations of the parties hereunder shall be enforceable to the fullest extent permitted by law.

(i) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall constitute one and the same Agreement.

(j) Transfer Agent. The Company shall serve as transfer agent with respect to transfers of shares of Common Stock until such time as it retains a third party transfer agent to manage such responsibilities.

[Remainder of this page intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

C&D TECHNOLOGIES, INC.

By:
Name:
Title:

ANGELO, GORDON & CO., L.P.

By:
Name:
Title:

BRUCE & CO.

By:
Name:
Title:

[OTHER SUPPORTING NOTEHOLDERS]

By:
Name:
Title:

SCHEDULE A

NOTICES

If to the Company, to:

C&D Technologies, Inc.

1400 Union Meeting Road

Blue Bell, PA 19422

Telephone: (215) 619-2700

Attention: Chief Financial Officer

with a copy to:

Goodwin Procter LLP

Exchange Place

53 State Street

Boston MA 02109-2881

Attention: James Barri

Telephone: (617) 570-1000

Facsimile: (617) 523-1231

If to the Holders(with a copy to each Holder’s counsel, which is set forth opposite the Holder):

Creditor Stockholders	Counsel
Angelo, Gordon & Co., L.P. 245 Park Avenue New York, NY 10167 Attention: Todd W. Arden Telephone: (212) 692-2052 Facsimile: (212) 867-1388	Willkie Farr & Gallagher LLP 787 Seventh Avenue New York, NY 10019 Attention: Matthew A. Feldman Telephone: (212) 728-8651 Facsimile: (212) 728-9651

Bruce & Co. 20 N Wacker Drive Suite 2414 Chicago, IL 60606 Attention: Telephone: Facsimile:

[Additional Creditor Stockholders]

EXHIBIT A

FORM OF

NON-DISCLOSURE AGREEMENT

THIS NON-DISCLOSURE AGREEMENT (this “Agreement”) is entered into as of             ,             , by and between C&D Technologies, Inc. (the “Company”) and [            ](the “Requesting Party”).

RECITALS

WHEREAS, by letter dated [                    ], the Requesting Party made a demand (the “Demand”) in accordance with Section 3.2 of that certain Stockholders Agreement, dated as of [                    ], among the Company and the holders named therein or bound thereby (the “Stockholders’ Agreement”) for certain information of the Company;

WHEREAS, in accordance with Section 3.2 of the Stockholders Agreement, prior to providing any of the requested information to the Requesting Party, the Requesting Party shall have executed and delivered this Agreement;

WHEREAS, Company believes that certain of the materials sought by the Requesting Party contain non-public, confidential, proprietary or commercially sensitive information;

WHEREAS, subject to the Requesting Party executing this Agreement, the Company has agreed, without waiving any rights or objections, to make available to the Requesting Party copies of certain materials in response to the Demand;

IT IS HEREBY AGREED by and between the undersigned parties as follows:

1. This Agreement applies to any material the Company already has made available to the Requesting Party or will make available to the Requesting Party pursuant to Section 3.2 of the Stockholders’ Agreement in response to the Demand (the “Produced Documents”).

2. The Company hereby designates, and the Requesting Party agrees to such designation of, the Produced Documents, and any information contained in any Produced Document, as “Confidential Information” under the terms of this Agreement.

3. The Requesting Party hereby covenants and agrees that the Produced Documents shall be used only for the sole purpose of valuing the Requesting Party’s shares of stock of the Company.

4. The Requesting Party shall not disclose, publish or transmit any of the Confidential Information to any person, either directly or indirectly, other than as otherwise expressly permitted by this Agreement or applicable law.

5. Except as provided in paragraph 1 hereof, the confidentiality undertaking herein set forth shall not apply to any Confidential Information that on the date hereof is, or that subsequently becomes, publicly available (other than by breach of this Agreement).

6. If the Requesting Party determines to bring a lawsuit using Confidential Information, the Requesting Party shall seek prior court permission to file any complaint(s) or to otherwise use the Confidential Information in any litigation under seal and, if permission is granted, file such complaint(s) or other submissions containing Confidential Information under seal. The Requesting Party will provide the Company, in accordance with Section 9, a copy via facsimile of any motion or request seeking permission to file under seal on the same day the motion or request is provided to the court.

7. If the Requesting Party is required (orally or in writing, by interrogatory, subpoena, or any similar process relating to any legal proceeding, investigation, hearing or otherwise) to disclose any Confidential Information, (a) the Requesting Party shall provide the Company with prompt written notice upon the Requesting Party’s receipt of such process, so that the Company may seek a protective order or other appropriate remedy and/or waive compliance with this Agreement; and (b) the Requesting Party shall furnish only such Confidential Information as is called for by such process and shall exercise their commercially reasonable efforts to obtain assurance that confidential treatment will be accorded to any Confidential Information that is compelled to be disclosed.

E-A-1

8. The Requesting Party hereby represents and warrants that it is a Creditor Stockholder (as defined in the Stockholders’ Agreement) and as of the date of the Demand the Requesting Party beneficially owns Registrable Securities (as defined in the Stockholders’ Agreement).

9. All notices and other communications under this Agreement shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt by delivery in person or by facsimile, or by overnight courier service or registered or certified mail, postage pre-paid return receipt requested), as follows:

If to the Requesting Party:

[                                             ]

[                                             ]

[                                             ]

Telephone: [                         ]

Facsimile: [                         ]

If to the Company:

C&D Technologies, Inc.

1400 Union Meeting Road

Blue Bell, PA 19422

Telephone: (215) 619-2700

Facsimile: [                        ]

With a copy to:

[                                             ]

[                                             ]

[                                             ]

[                                             ]

Telephone: [                         ]

Facsimile: [                           ]

10. This Agreement may be executed by the signatories hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.

11. This Agreement may be modified or waived only by a separate writing executed by the Requesting Party and the Company that expressly so modifies or waives this Agreement. Failure or delay in exercising any right, power or privilege hereunder shall not operate as a waiver thereof, and no single or partial exercise of any right, power or privilege hereunder shall operate as a waiver thereof, and no single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise of any right, power or privilege.

12. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware. In addition, the Requesting Party (i) irrevocably and unconditionally consents and submits to the personal jurisdiction of the state and federal courts of the United States of America located in the State of Delaware solely for the purposes of any suit, action or other proceeding between any of the parties hereto arising out of this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from such court, (iii) waives any claim of improper venue or any claim that the courts of the State of Delaware are an inconvenient forum for any action, suit or proceeding between any of the parties hereto arising out of this Agreement or any transaction contemplated hereby, (iv) agrees that it will not bring any action relating to this Agreement in any court other than the courts of the State of Delaware and (v) to the fullest extent permitted by law, consents to service being made through the notice procedures set forth herein or in Section 6.7 of the Stockholders’ Agreement.

[Remainder of page intentionally left blank]

E-A-2

IN WITNESS WHEREOF, the Company and the Requesting Party have caused this Agreement to be executed as of the date first written above.

[ ]	C&D TECHNOLOGIES, INC.

By:

Date:	Name:

Title:

Date:

E-A-3

EXHIBIT B

FORM OF SELLING STOCKHOLDER QUESTIONNAIRE

The undersigned beneficial owner (the “Selling Stockholder”) of shares of common stock, par value $0.01 per share (the “Registrable Common Stock”), of C&D Technologies, Inc. (the “Company”), hereby gives notice to the Company of its intention to sell or otherwise dispose of Registrable Common Stock beneficially owned by it and listed below in Item 3 (unless otherwise specified under Item 3) pursuant to the Shelf Registration Statement. The undersigned, by signing and returning this Selling Stockholder Questionnaire, understands that it will be bound by the terms and conditions of this Selling Stockholder Questionnaire and the Investors’ Rights Agreement, dated as of [                     ] [    ], 2010, among the Company and the Holders named therein (the “Investors’ Rights Agreement”). Capitalized terms used and not defined herein shall have the meaning ascribed to them in the Investors’ Rights Agreement.

In accordance with the Investors’ Rights Agreement, Selling Stockholders that do not complete this Selling Stockholder Questionnaire and deliver it to the Company as provided below will not be named selling stockholders in the prospectus and therefore will not be permitted to sell any Registrable Common Stock pursuant to the Shelf Registration Statement.

Pursuant to the Investors’ Rights Agreement, the undersigned has agreed to indemnify and hold harmless the Company’s directors, the Company’s officers and each person, if any, who controls the Company within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act from and against certain losses arising in connection with statements concerning the undersigned made in the Shelf Registration Statement or the related prospectus in reliance upon the information provided in this Selling Stockholder Questionnaire. The undersigned hereby acknowledges its obligations under the Investors’ Rights Agreement to indemnify and hold harmless certain persons set forth therein.

Certain legal consequences arise from being named a selling stockholder in the Shelf Registration Statement and the related prospectus. Accordingly, holders and beneficial owners are advised to consult their own securities law counsel regarding the consequences of being named or not named as a selling stockholder in the Shelf Registration Statement and the related prospectus.

The undersigned hereby provides the following information to the Company and represents and warrants that such information is accurate and complete:

(1)	(a) Full Legal Name of Selling Stockholder:

(b)	Full Legal Name of Registered Holder (if not the same as (a) above) through which Registrable Common Stock listed in (3) below is held:

(c)	Full Legal Name of DTC Participant (if applicable and if not the same as (b) above) through which Registrable Common Stock listed in (3) below is held:

(2)	Address for Notices to Selling Stockholder:

Telephone (including area code):

Fax (including area code):

Contact Person:

E-B-1

(3)	Beneficial Ownership of Registrable Common Stock:

(a)	Type and Principal Amount/Number of Registrable Common Stock beneficially owned:

(b)	CUSIP No(s). of such Registrable Common Stock beneficially owned:

(4)	Beneficial Ownership of Other Securities of the Company Owned by the Selling Stockholder: Except as set forth below in this Item (4), the undersigned is not the beneficial or registered owner of any securities of the Company other than the Registrable Common Stock listed above in Item (3).

(a)	Type and Amount of Other Securities beneficially owned by the Selling Stockholder:

(b)	CUSIP No(s). of such Other Securities beneficially owned:

(5)	Relationship with the Company:

Except as set forth below, neither the undersigned nor any of its affiliates, officers, directors or principal equity holders (5% or more) has held any position or office or has had any other material relationship with the Company (or its predecessors or affiliates) during the past three years.

State any exceptions here:

(6)	Is the Selling Stockholder a registered broker-dealer?

Yes    ☐

No     ☐

If “Yes”, please answer subsection (a) and subsection (b):

(a)	Did the Selling Stockholder acquire the Registrable Common Stock as compensation for underwriting/broker-dealer activities to the Company?

Yes    ☐

No     ☐

(b)	If you answered “No” to question 6(a), please explain your reason for acquiring the Registrable Common Stock:

(7)	Is the Selling Stockholder an affiliate of a registered broker-dealer?

Yes    ☐

No     ☐

If “Yes”, please identify the registered broker-dealer(s), describe the nature of the affiliation(s) and answer subsection (a) and subsection (b):

(a)	Did the Selling Stockholder purchase the Registrable Common Stock in the ordinary course of business (if no, please explain)?

Yes    ☐

No     ☐    Explain:

E-B-2

(b)	Did the Selling Stockholder have an agreement or understanding, directly or indirectly, with any person to distribute the Registrable Common Stock at the same time the Registrable Common Stock were originally purchased (if yes, please explain)?

Yes    ☐    Explain:

No     ☐

(8)	Is the Selling Stockholder a non-public entity?

Yes    ☐

No     ☐

If “Yes”, please answer subsection (a):

(a)	Identify the natural person or persons that have voting or investment control over the Registrable Common Stock that the non-public entity owns:

(9)	Plan of Distribution:

Except as set forth below, the undersigned Selling Stockholder (including its donees and pledgees) intends to distribute the Registrable Common Stock listed above in Item (3) pursuant to the Shelf Registration Statement only as follows (if at all): Such Registrable Common Stock may be sold from time to time directly by the undersigned Selling Stockholder or, alternatively, in accordance with the Investors’ Rights Agreement, through underwriters, broker-dealers or agents. If the Registrable Common Stock is sold through underwriters or broker-dealers, the Selling Stockholders will be responsible for underwriting discounts or commissions or agent commissions. Such Registrable Common Stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale, or at negotiated prices. Such sales may be effected in transactions (which may involve cross or block transactions) (i) on any national securities exchange or quotation service on which the Registrable Common Stock may be listed or quoted at the time of sale, (ii) in the over-the-counter market, (iii) in transactions otherwise than on such exchanges or services or in the over-the-counter market, or (iv) through the writing of options. In connection with sales of the Registrable Common Stock or otherwise, the undersigned Selling Stockholder may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the Registrable Common Stock in the course of hedging positions they assume. The undersigned Selling Stockholder may also sell Registrable Common Stock short and deliver Registrable Common Stock to close out short positions, or loan or pledge Registrable Common Stock to broker-dealers that in turn may sell such securities.

State any exceptions here:

The undersigned Selling Stockholder acknowledges that it understands its obligations to comply with the provisions of the Exchange Act, and the rules thereunder relating to stock manipulation, particularly Regulation M thereunder (or any successor rules or regulations), in connection with any offering of Registrable Common Stock pursuant to the Shelf Registration Agreement. The undersigned agrees that neither it nor any person acting on its behalf will engage in any transaction in violation of such provisions.

In the event the undersigned transfers all or any portion of the Registrable Common Stock listed in Item (3) above after the date on which such information is provided to the Company other than pursuant to the Shelf Registration Statement, the undersigned agrees to notify the transferee(s) at the time of the transfer of its rights and obligations under this Selling Stockholder Questionnaire and the Investors’ Rights Agreement.

E-B-3

In accordance with the undersigned’s obligation under the Investors’ Rights Agreement to provide such information as may be required by law or by the staff of the SEC for inclusion in the Shelf Registration Statement, the undersigned agrees to promptly notify the Company of any inaccuracies or changes in the information provided herein that may occur subsequent to the date hereof at any time while the Shelf Registration Statement remains effective. All notices hereunder and pursuant to the Investors’ Rights Agreement shall be made in writing, by hand-delivery, first-class mail, or air courier guaranteeing overnight delivery to the address set forth below.

By signing below, the undersigned consents to the disclosure of the information contained herein in its answers to Items (1) through (9) above and the inclusion of such information in the Shelf Registration Statement and the related prospectus. The undersigned understands that such information will be relied upon by the Company in connection with the preparation or amendment of the Shelf Registration Statement and the related prospectus.

By signing below, the undersigned agrees that if the Company notifies the undersigned in accordance with and pursuant to the Investors’ Rights Agreement that Shelf Registration Statement is not available, the undersigned will in accordance with and pursuant to the Investors’ Rights Agreement suspend use of the prospectus until notice from the Company that the prospectus is again available.

Once this Selling Stockholder Questionnaire is executed by the undersigned and received by the Company, the terms of this Selling Stockholder Questionnaire, and the representations, warranties and agreements contained herein, shall be binding on, shall inure to the benefit of and shall be enforceable by the respective successors, heirs, personal representatives and assigns of the Company and the undersigned with respect to the Registrable Common Stock beneficially owned by the undersigned and listed in Item (3) above. This Selling Stockholder Questionnaire shall be governed in all respects by the laws of the State of New York.

IN WITNESS WHEREOF, the undersigned, by authority duly given, has caused this Selling Stockholder Questionnaire to be executed and delivered either in person or by its duly authorized agent.

Dated:

Beneficial Owner

By:
Name:
Title:

E-B-4

PLEASE RETURN THE COMPLETED AND EXECUTED

SELLING STOCKHOLDER QUESTIONNAIRE TO THE COMPANY AT:

C&D Technologies, Inc.

1400 Union Meeting Road

Blue Bell, PA 19422

Telephone: (215) 619-2700

E-B-5

Exhibit F

WARRANT AGREEMENT

between

C&D TECHNOLOGIES, INC.

and

[—],

AS WARRANT AGENT

Dated as of [—]

This Warrant Agreement (the “Agreement”) is dated as of [—], between C&D Technologies, Inc., a Delaware corporation (the “Company”), and [—], as warrant agent (the “Warrant Agent”).

W I T N E S S E T H

WHEREAS, pursuant to the Joint Plan of Reorganization of the Company and certain of its affiliates, as confirmed on [—] by order of the United States Bankruptcy Court for the Southern District of New York, as the same may be amended, modified or supplemented from time to time in accordance with the terms thereof (the “Plan”), the Company proposes to issue warrants to holders of Class 6 Claims (as defined in the Plan) (the “Warrants”) entitling such holders to purchase initially up to an aggregate of [—] shares1 of the Company’s common stock, par value $0.01 per share (the “Common Stock”). The shares of Common Stock issuable pursuant to the Warrants, as adjusted from time to time pursuant to this Agreement, are referred to herein as the “Shares.”

WHEREAS, the Warrant Agent, at the request of the Company, has agreed to act as the agent of the Company in connection with the issuance, registration, transfer, exchange, exercise and conversion of the Warrants.

NOW, THEREFORE, in consideration of the premises and mutual agreements herein set forth, the parties hereto agree as follows:

SECTION 1. Appointment of Warrant Agent. The Company hereby appoints the Warrant Agent to act as agent for the Company in accordance with the instructions hereinafter in this Agreement set forth, and the Warrant Agent hereby accepts such appointment, upon the terms and conditions hereinafter set forth.

SECTION 2. Issuances. Subject to the provisions of this Agreement, on the effective date of the Plan pursuant to the terms thereof (the “Effective Date”), the Company will issue and deliver the Warrants.

SECTION 3. Form of Warrant Certificate. The certificates evidencing the Warrants (the “Warrant Certificate”) to be delivered pursuant to this Agreement and the Forms of Election to Exercise and of Assignment to be attached hereto shall be in substantially the form set forth in Exhibit A hereto together with such appropriate insertions, omissions, substitutions and other variations as are required or permitted by this Agreement, and may have such letters, numbers or other marks of identification and such legends or endorsements placed thereon as may be required to comply with any law or with any rules made pursuant thereto or with any rules of any securities exchange or as may, consistently herewith, be determined by the Officer (as defined below) executing such Warrant Certificate, as evidenced by such Officer’s execution of the Warrant Certificate.

SECTION 4. Execution of Warrant Certificates. The Warrant Certificate shall be signed on behalf of the Company by its Chairman of the Board, Chief Executive Officer, President or a Vice-President (each, an “Officer”) and attested by its Secretary or an Assistant Secretary (each, an “Attesting Officer”). Each such signature upon the Warrant Certificate may be in the form of a facsimile signature of any such Officer and Attesting Officer and may be imprinted or otherwise reproduced on the Warrant Certificate and for that purpose the Company may adopt and use the facsimile signature of any Officer and Attesting Officer.

If any Officer or Attesting Officer who shall have signed any Warrant Certificate shall cease to be an Officer or Attesting Officer before the Warrant Certificate so signed shall have been countersigned by the Warrant Agent or delivered by the Company, such Warrant Certificate nevertheless may be countersigned and delivered as though such Officer or Attesting Officer had not ceased to be an Officer or Attesting Officer, and any Warrant Certificate may be signed on behalf of the Company by any person who, at the actual date of the

[1]	Amount of shares to equal 5% of the fully diluted equity of the Company, without giving effect to shares to be reserved subject to the management incentive plan.

F-1

execution of such Warrant Certificate, shall be a proper Officer or Attesting Officer to sign such Warrant Certificate, although at the date of the execution of this Agreement any such person was not such an Officer or Attesting Officer.

SECTION 5. Registration and Countersignature. The Warrant Certificate shall be countersigned and dated the date of manual countersignature by the Warrant Agent and shall not be valid for any purpose unless so countersigned. The Warrants shall be numbered and shall be registered in a register (the “Warrant Register”) to be maintained by the Warrant Agent. The Warrant Agent shall deliver the countersigned Warrant Certificate to the Company via overnight delivery to the address set forth in Section 19 and then the Warrant Certificate shall be delivered to the initial holder thereof by the Company via overnight delivery to the address of such holder.

The Company and the Warrant Agent may deem and treat the registered holder of a Warrant Certificate as set forth in the Warrant Register as the absolute owner thereof (notwithstanding any notation of ownership or other writing thereon made by anyone), for the purpose of any exercise thereof or any distribution to the holder thereof and for all other purposes, and neither the Company nor the Warrant Agent shall be affected by any notice to the contrary.

SECTION 6. Transfers and Exchanges. (a) Subject to Sections 6(b), (e), (f), (g), (h) and (i), the Warrant Agent shall from time to time register the Transfer (as defined below) of any outstanding Warrant Certificate in the Warrant Register, upon surrender of such Warrant Certificate at the Warrant Agent Office (as defined below), duly endorsed, and accompanied by a completed form of assignment, duly signed by the registered holder thereof and the proposed transferee. Upon any such registration of Transfer, a new Warrant Certificate shall be issued to the transferee by the Company and sent to the transferee via overnight delivery to the address of such transferee as set forth on the completed form of assignment.

Any Warrant Certificate may be exchanged at the option of the holder thereof, when surrendered to the Warrant Agent at its offices or agency maintained in [New York, New York] set forth in Section 19 (or at such other offices or agencies as may be designated by the Warrant Agent) (the “Warrant Agent Office”) for the purpose of exchanging, Transferring and exercising the Warrants or at the offices of any successor Warrant Agent appointed as provided in Section 16 hereof, without payment of any service charge, for another Warrant Certificate of like tenor and representing in the aggregate a like number of Warrants.

(b) No Warrants or Shares may be sold, exchanged, assigned, encumbered or otherwise Transferred in violation of the Securities Act of 1933, as amended (the “Securities Act”), or state securities laws. The Company and/or the Warrant Agent may require that, as a condition to any direct or indirect transfer, sale, offer, assignment, exchange, distribution or other disposition (each, a “Transfer”) of Warrants or Shares that the holder deliver to the Company and the Warrant Agent an opinion in form and substance reasonably satisfactory to the Company from counsel reasonably satisfactory to the Company (which can be in-house counsel) to the effect that such Transfer is made in compliance with the Securities Act and all applicable state securities laws or with the certificate specified in Section 4.1(b) of the Stockholders’ Agreement (as defined below), if applicable. The provisions of this Section 6(b) shall not apply to the exercise of any Warrant to the extent that the Shares issued upon such exercise (and any unexercised portion of the Warrant so exercised) shall be issued to the same registered holder that exercised such Warrant.

(c) The Warrant Certificate shall bear the legends set forth in Section 10(b) reflecting the restrictions in Section 6(b).

(d) The Warrant Agent is hereby authorized to countersign, in accordance with the provisions of Section 5 and this Section 6, and deliver any new Warrant Certificate required pursuant to the provisions of this Section 6.

(e) Any Transfer of Warrants will be subject to the transfer restrictions set forth in the Stockholders’ Agreement, dated as of the date hereof (the “Stockholders’ Agreement”), among the Company and the parties named therein or bound thereby, as may be amended from time to time.

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(f) No partial Transfer of the Warrants shall be permitted and, subject to the other restrictions of this Agreement, no Transfer of Warrants shall be permitted unless all of the Warrants are Transferred to one (and not more than one) Person. “Person” shall mean any individual, corporation, partnership, limited liability company, trust, joint stock company, business trust, unincorporated association, joint venture, governmental authority or other entity of any nature whatsoever.

(g) No Transfer of Warrants shall be permitted unless and until the proposed transferee agrees in writing to become a party to, and be bound to the same extent as the transferor by the terms of, the Stockholder’s Agreement. Such transferee must execute a joinder agreement with the Company, in form and substance reasonably satisfactory to the Company, evidencing such transferee’s agreement to become a party to the Stockholders’ Agreement and be bound to the same extent as the transferor.

(h) In the event of any purported Transfer in violation of the provisions of this Agreement or the Stockholders’ Agreement, such purported Transfer shall be void and of no effect and the Warrant Agent shall not give effect to such Transfer if notified in writing by the Company that such Transfer is not in compliance with the provisions of this Agreement or the Stockholders’ Agreement.

(i) The Warrant Agent shall not have any obligation or duty to monitor, determine or inquire as to compliance with any restrictions on Transfer imposed under this Agreement, including, without limitation, Sections 6(b), (e), (f), (g) and (h) or under applicable law with respect to any Transfer of any Warrant Certificate other than to require delivery of the assignment certificate attached thereto and the Warrant Agent may conclusively rely upon the certification set forth in such assignment certificate in the absence of receipt of written notice to the contrary by the Company.

SECTION 7. Duration and Exercise of Warrants. (a) The Warrants shall expire on 5:00 p.m., prevailing Eastern Time, on the third (3rd) anniversary of the Effective Date (the “Expiration Date”). After the Expiration Date, the Warrants will become void and of no value.

(b) Subject to the provisions of this Agreement, each Warrant shall entitle the holder thereof to purchase from the Company (and the Company shall issue and sell to such holder) initially one fully paid and nonassessable Share at an exercise price equal to $[•] per share (as the same may be hereafter adjusted pursuant to Section 11, the “Exercise Price”). In lieu of exercising Warrants by paying the Exercise Price in cash pursuant to the preceding sentence, the holder may elect to exercise Warrants on a cashless basis and receive Shares equal to the value of such holder’s Warrants (or the portion thereof being cancelled), in which event the Company shall issue to such holder a number of Shares computed using the following formula:

X = (Y)(A-B)

A
Where	X =	The number of Shares to be issued to the holder.

	Y =	The number of Shares that would be issued to the exercising holder, if the number of Warrants the holder were electing to exercise were exercised on a cash basis.

	A =	The Fair Market Value (as defined below) of one Share.

	B =	Exercise Price (as adjusted to the date of such calculations).

(c) The term “Fair Market Value” shall mean (x) the average closing price of a share of Common Stock for the ten (10) consecutive trading days immediately preceding the date of exercise of a Warrant as reported on the principal securities exchange on which the shares of Common Stock are listed or admitted to trading, (y) if not listed or admitted to trading on any securities exchange, the average of the closing bid and asked prices during

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such ten (10) trading day period in the over-the-counter market as reported by the National Association of Securities Dealers Automated Quotation System (“NASDAQ”) or any comparable system or (z) in all other cases the fair market value of a Share on the date of the exercise of a Warrant as determined in good faith by the Board of Directors of the Company (the “Board”), which Board determination shall be conclusive.

(d) Any holder of Warrants may exercise such holder’s right to purchase Shares by depositing on any day (other than a Saturday or Sunday) that is neither a legal holiday nor a day on which commercial banks are authorized or required by law, regulation or executive order to close in New York City (a “Business Day”) with the Warrant Agent at the Warrant Agent Office the Warrant Certificate evidencing the Warrants, with the Forms of Election to Exercise attached thereto completed and signed by the registered holder thereof or by the duly appointed legal representative thereof or by a duly authorized attorney and, unless the holder is exercising Warrants on a cashless basis as set forth in this Section 7, upon payment of the applicable Exercise Price multiplied by the number of Shares in respect of which the Warrants are being exercised (the “Exercise Amount”). The Exercise Amount shall be paid directly to the Company by certified or official bank check, or by wire transfer.

(e) The Company shall provide written notice to the registered holder of a Warrant at least ten (10) days prior to the expected consummation of a Change of Control (as defined below). Upon the consummation of a Change of Control, the registered holder of a Warrant shall be entitled to the payment, if any, set forth below in this Section 7(e) and, following any such required payment, the Warrant shall no longer be exercisable and shall become null and void. The payment payable to the registered holder of a Warrant upon a Change of Control shall be equal to (i) the number of shares of Common Stock subject to exercise pursuant to the Warrant as of the date of the Change of Control multiplied by (ii) the result obtained by subtracting (A) the Exercise Price from (B) the Fair Market Value of a share of Common Stock on the date of such Change of Control. If the formula set forth in the preceding sentence results in a negative number, no payment shall be required to be made to or by the registered holder of a Warrant and the Warrant shall become null and void upon the consummation of the Change of Control.

“Change of Control” shall mean the occurrence of (a) any consolidation or merger of the Company with or into any other entity, or any other corporate reorganization or transaction (including the acquisition of capital stock of the Company), whether or not the Company is a party thereto, in which the stockholders of the Company immediately prior to such consolidation, merger, reorganization or other transaction, own capital stock either (i) representing directly, or indirectly through one or more entities, less than 50% of the economic interests in or voting power of the Company or other surviving entity immediately after such consolidation, merger, reorganization or other transaction or (ii) that does not directly, or indirectly through one or more entities, have the power to elect a majority of the entire Board or other surviving entity immediately after such consolidation, merger, reorganization or other transaction, or (b) any Person or “group” (as such term is used in Rule 13d-5 under the Exchange Act) acquiring beneficial ownership in excess of 50% of the Company’s voting power; provided that any consolidation or merger effected exclusively to change the domicile of the Company or to form a holding company in which the stockholders of the Company immediately prior to such consolidation or merger own capital stock representing economic interests and voting power with respect to such redomiciled entity or holding company in substantially the same proportions as their ownership of capital stock of the Company shall be excluded from clauses (a) and (b) above.

(f) If shares of Common Stock are certificated at that time, upon surrender of a Warrant Certificate and (in the case of any Warrant not exercised on a cashless basis) pursuant to this Section 7 payment of the Exercise Amount, the Company or the Company’s transfer agent, if any (which such transfer agent shall be identified to the Warrant Agent in writing) (the “Transfer Agent”), shall issue and deliver to or upon the written order of the registered holder of such Warrant Certificate and in such name or names as such registered holder may designate, a certificate for the Shares issuable upon the exercise of the Warrants evidenced by such Warrant Certificate. In any event, upon receipt of such Warrant Certificate from the Warrant Agent and (in the case of any Warrant not exercised on a cashless basis pursuant to Section 7) payment, the Company shall, as promptly as

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practicable, and in any event within five (5) Business Days thereafter, cause to be issued to the holder the aggregate number of whole Shares issuable upon such exercise and deliver to the holder written confirmation that such Shares have been duly issued and recorded on the books of the Company as hereinafter provided. The Shares so issued shall be registered in the name of the holder or, subject to Section 6, such other name as shall be designated in the order delivered by the holder and any Person so designated to be named therein shall be deemed to have become the holder of record of such Shares as of the date of surrender of such Warrant Certificate at the Warrant Agent Office executed by the holder thereof and (in the case of any Warrant not exercised on a cashless basis pursuant to pursuant to Section 7) upon payment of the Exercise Amount.

(g) Any holder of Warrants may exercise such holder’s right to purchase Shares only in its entirety and partial exercise shall not be permitted, except for exercises in connection with the tag-along provisions in Section 4.5 of the Stockholders’ Agreement. The Company shall provide the Warrant Agent with prompt written notice of any transaction or proposed transaction that would entitle the holder to exercise the Warrants in part pursuant to such tag-along provisions. If less than all of the Warrants evidenced by a Warrant Certificate surrendered upon the exercise of Warrants are exercised in connection with the tag-along provisions in Section 4.5 of the Stockholders’ Agreement, at any time prior to the Expiration Date, a new Warrant Certificate shall be issued for the remaining number of Warrants evidenced by the Warrant Certificate so surrendered, and the Warrant Agent is hereby authorized to countersign the new Warrant Certificate pursuant to the provisions of Section 5 and this Section 7. Notwithstanding any provision herein to the contrary, the Company shall not be required to register Shares in the name of any Person who acquired any Warrants or any Shares otherwise than in accordance with this Agreement.

(h) If, notwithstanding the provisions hereof, any monies or other consideration are paid to the Warrant Agent with respect to Warrants exercised, the Warrant Agent shall account promptly to the Company with respect such Warrants and concurrently pay or deliver to the Company all monies and other consideration received by it in connection with the purchase of Shares through the exercise of Warrants.

SECTION 8. Cancellation of Warrants. If the Company or any of its subsidiaries shall purchase or otherwise acquire any Warrants, the Warrant Certificate representing such Warrants shall thereupon be delivered to the Warrant Agent, together with a written certification signed by an Officer of the Company stating that the Warrants are so owned and directing the Warrant Agent to cancel and retire such Warrant Certificate. The Warrant Agent shall cancel all Warrant Certificates surrendered for exchange, substitution, Transfer or exercise in whole or in part (except that, in the case of Transfers and exercises, Warrants are subject to the restrictions provided for in Sections 6 and 7). Such cancelled Warrant Certificates shall thereafter be disposed of in accordance with the Warrant Agent’s customary procedures.

SECTION 9. Mutilated or Missing Warrant Certificates. If any Warrant Certificate shall be mutilated, lost, stolen or destroyed, the Company shall issue, and the Warrant Agent shall countersign and deliver to the Company, which shall then deliver to the holder via overnight delivery to the address of such holder provided to the Company by such holder, in exchange and substitution for and upon cancellation of the mutilated Warrant Certificate, or in lieu of and substitution for the Warrant Certificate lost, stolen or destroyed, a new Warrant Certificate of like tenor and representing an equivalent number of Warrants, but only upon (i) receipt of evidence reasonably satisfactory to the Company and the Warrant Agent of the loss, theft or destruction of such Warrant Certificate and (ii) if requested by either the Company or the Warrant Agent, an agreement by the holder to indemnify the Company and the Warrant Agent for any losses in connection with the loss, theft or destruction of such Warrant Certificate, reasonably satisfactory to the Company or the Warrant Agent, as the case may be.

SECTION 10. Reservation of Shares; Restrictive Legend. (a) For the purpose of enabling it to satisfy any obligation to issue the Shares, the Company will at all times through the Expiration Date, reserve and keep available out of its aggregate authorized but unissued or treasury shares of Common Stock, the number of Shares deliverable upon the exercise of all outstanding Warrants, and the Company shall authorize and direct the Transfer Agent, if any, to reserve at all times such number of authorized and unissued or treasury shares of Common Stock as shall be required for such purpose. The Company will keep a copy of this Agreement on file with the Transfer Agent, if any.

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The Company covenants that all Shares will, upon issuance in accordance with the terms of this Agreement, be duly and validly issued, fully paid and nonassessable and free from all taxes, liens, charges and security interests created by or imposed upon the Company with respect to the issuance and holding thereof.

(b) Each Warrant Certificate shall be stamped or otherwise imprinted with a legend in the following or a comparable form; provided that following the termination of the Stockholders’ Agreement as notified to the Warrant Agent by the Company in writing, the legend stamped or imprinted on any Warrant Certificate issued or, upon the request of a holder of Warrants, reissued thereafter shall make no reference to such agreement(s):

THE WARRANTS REPRESENTED BY THIS CERTIFICATE AND ANY SECURITIES ACQUIRED UPON THE EXERCISE OF THE WARRANTS HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAW AND ARE SUBJECT TO (A) A WARRANT AGREEMENT BETWEEN C&D TECHNOLOGIES, INC. (THE “COMPANY”) AND [•], AS WARRANT AGENT AND (B) A STOCKHOLDERS’ AGREEMENT AMONG THE COMPANY AND THE PARTIES THERETO, COPIES OF WHICH ARE ON FILE WITH THE SECRETARY OF THE COMPANY. NO DIRECT OR INDIRECT TRANSFER, SALE, OFFER, ASSIGNMENT, EXCHANGE, DISTRIBUTION OR OTHER DISPOSITION OF THE WARRANTS REPRESENTED BY THIS CERTIFICATE AND ANY SECURITIES ACQUIRED UPON THE EXERCISE OF THE WARRANTS MAY BE MADE EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF SUCH WARRANT AGREEMENT AND STOCKHOLDERS’ AGREEMENT (A) PURSUANT TO A REGISTRATION STATEMENT EFFECTIVE UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) IF THE COMPANY HAS BEEN FURNISHED EITHER WITH AN OPINION IN FORM AND SUBSTANCE REASONABLY SATISFACTORY TO THE COMPANY FROM COUNSEL REASONABLY SATISFACTORY TO THE COMPANY THAT SUCH DIRECT OR INDIRECT TRANSFER, SALE, OFFER, ASSIGNMENT, EXCHANGE, DISTRIBUTION OR OTHER DISPOSITION MAY BE MADE WITHOUT REGISTRATION UNDER SECTION 5 OF THE SECURITIES ACT OF 1933, AS AMENDED, AND THE RULES AND REGULATIONS THEREUNDER AND APPLICABLE STATE SECURITIES LAWS OR WITH THE CERTIFICATE SPECIFIED IN SECTION 4.1(B) OF SUCH STOCKHOLDERS’ AGREEMENT, IF APPLICABLE. THE HOLDER OF THIS CERTIFICATE, BY ACCEPTANCE OF THIS CERTIFICATE, AGREES TO BE BOUND BY ALL OF THE PROVISIONS OF SUCH WARRANT AGREEMENT AND STOCKHOLDERS’ AGREEMENT.

(c) If shares of Common Stock are certificated, each certificate representing Shares will have legends to the extent required by the Stockholders’ Agreement.

SECTION 11. Adjustment of Exercise Price and Number of Shares. The Exercise Price and the number of shares of Common Stock purchasable upon the exercise of the Warrants are subject to adjustment from time to time upon the occurrence of the events enumerated in this Section 11.

(a) If the Company shall (i) subdivide its outstanding shares of Common Stock, (ii) combine its outstanding shares of Common Stock into a smaller number of shares of Common Stock or (iii) pay a dividend on Common Stock consisting of shares of Common Stock, the number of shares of Common Stock purchasable upon exercise of Warrants immediately prior thereto shall be adjusted so that the holder of the Warrants shall be entitled upon exercise to receive the kind and number of Shares which such holder would have owned or have been entitled to receive after the happening of any of the events described above, had such Warrants been exercised immediately prior to the happening of such event or any record date with respect thereto. An adjustment made pursuant to this Section 11(a) shall become effective immediately after the effective date of such event retroactive to the record date, if any, for such event.

(b) Whenever the number of shares of Common Stock purchasable upon the exercise of the Warrants is adjusted as herein provided, the Exercise Price payable upon exercise of such Warrant shall be

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adjusted by multiplying such Exercise Price immediately prior to such adjustment by a fraction, of which the numerator shall be the number of shares of Common Stock purchasable upon the exercise of such Warrant immediately prior to such adjustment, and of which the denominator shall be the number of shares of Common Stock so purchasable immediately thereafter.

(c) For the purpose of this Section 11, the term “shares of Common Stock” shall mean (i) the common stock, par value $0.01 per share, of the Company, or (ii) any other class of stock resulting from successive changes or reclassification of such shares consisting solely of changes in par value, or from par value to no par value, or from no par value to par value. If at any time, as a result of an adjustment made pursuant to Section 11(a), the holder of the Warrants shall become entitled to purchase any shares of Common Stock, thereafter the number of shares of such other shares so purchasable upon the exercise of the Warrants and the applicable exercise price of such shares shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to such shares contained in Section 11(a) through (e), inclusive, above, and the provisions contained in this Agreement with respect to such shares, shall apply on like terms to any such other shares.

(d) The Company may elect, on or after the date of any adjustment required by of Section 11(a), to adjust the number of Warrants in substitution for an adjustment in the number of shares of Common Stock purchasable upon the exercise of a Warrant. Each of the Warrants outstanding after such adjustment of the number of Warrants shall be exercisable for the same number of Shares as immediately prior to such adjustment. Each Warrant held of record prior to such adjustment of the number of Warrants shall become that number of Warrants (calculated to the nearest hundredth) obtained by dividing the applicable Exercise Price in effect prior to adjustment of such Exercise Price by the applicable Exercise Price in effect after adjustment of such Exercise Price. The Company shall notify the holder of Warrants in the same manner as provided in the first paragraph of Section 13, of its election to adjust the number of Warrants, indicating the record date for the adjustment, and, if known at the time, the amount of the adjustment to be made. This record date may be the date on which the Exercise Price is adjusted or any day thereafter. Upon each adjustment of the number of Warrants pursuant to this Section 11(d), the Company shall, as promptly as practicable, cause to be distributed to the holder of record of Warrants on such record date a Warrant Certificate evidencing, subject to Section 13, the additional Warrants to which such holder shall be entitled as a result of such adjustment, or, at the option of the Company, shall cause to be distributed to such holder of record in substitution and replacement for the Warrant Certificate(s) held by such holder prior to the date of adjustment, and upon surrender thereof, if required by the Company, a new Warrant Certificate evidencing all the Warrants to be issued, executed and registered in the manner specified in Sections 4 and 5 (and which shall bear the applicable adjusted Exercise Price) and shall be registered in the name of the holder of record of the Warrant Certificate on the record date specified in the notice.

(e) Irrespective of any adjustments in Exercise Price or the number or kind of shares of Common Stock purchasable upon the exercise of the Warrants, Warrants theretofore or thereafter issued may continue to express the same price and number and kind of shares as are stated in the Warrants initially issued pursuant to this Agreement. The Company, however, may at any time in its sole discretion make any change in the form of Warrant Certificate that it may deem appropriate to give effect to such adjustments and that does not affect the substance of the Warrant Certificate, and any Warrant Certificate thereafter issued, whether in exchange or substitution for an outstanding Warrant Certificate or otherwise, may be in the form as so changed.

(f) Before taking any action that would cause an adjustment pursuant to Section 11 reducing any Exercise Price below the then par value (if any) of the Shares, the Company will take any reasonable corporate action that may, in the opinion of its counsel, be necessary in order that the Company may validly and legally issue fully paid and nonassessable Shares at such Exercise Price as so adjusted.

(g) The adjustments required by the preceding subsections of this Section 11 shall be made whenever and as often as any specified event requiring an adjustment shall occur, except that no adjustment of the number of Shares issuable upon the exercise of the Warrants that would otherwise be required shall be made

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unless and until such adjustment either by itself or with other adjustments not previously made increases or decreases by at least one percent (1%) the number of Shares issuable upon the exercise of the Warrants immediately prior to the making of such adjustment. Any adjustment representing a change of less than such minimum amount shall be carried forward and made as soon as such adjustment, together with other adjustments required by this Section 11 and not previously made, would result in a minimum adjustment. For the purpose of any adjustment, any specified event shall be deemed to have occurred at the close of business on the date of its occurrence. In computing adjustments under this Section 11, fractional interests in Common Stock shall be taken into account to the nearest one-hundredth of a share.

(h) In any case in which this Section 11 shall require that an adjustment as a result of any event become effective from and after a record date, the Company may elect to defer until after the occurrence of such event the issuance to the holder of any Warrants exercised after such record date and before the occurrence of such event of the additional shares of Common Stock issuable upon such conversion over and above the shares issuable on the basis of the number of Shares in effect immediately prior to adjustment (and if such event occurs, the Company shall promptly issue such additional shares of Common Stock); provided, however, that if such event shall not have occurred and authorization of such event shall be rescinded by the Company, the Company shall not be required to issue such additional shares of Common Stock that would have otherwise been issuable upon the occurrence of such event.

SECTION 12. Fractional Shares. The Company shall not be required to issue fractions of Shares or other securities upon exercise of the Warrants, or, to the extent Shares are certificated, to distribute certificates which evidence fractional Shares. In the event of an adjustment that results in Warrants becoming exercisable for fractional Shares, the number of Shares or other securities subject to such Warrants shall be adjusted upward or downward to the nearest whole number of Shares or other securities.

SECTION 13. Notices to the Warrantholder. Upon any adjustment of the Exercise Price or the number of shares of Common Stock purchasable upon exercise of each Warrant pursuant to Section 11, the Company, within twenty (20) calendar days thereafter, shall (i) cause to be filed with the Warrant Agent a certificate of a firm of independent public accountants of recognized standing selected by the Company (who may be the regular auditors of the Company) setting forth the event giving rise to such adjustment, such Exercise Price and the number of shares of Common Stock purchasable upon exercise of each Warrant after such adjustment and setting forth in reasonable detail the method of calculation and the facts upon which such adjustment was made, which certificate shall be conclusive evidence of the correctness of the matters set forth therein absent manifest error, and (ii) promptly give or request the Warrant Agent in writing to give, in which event the Warrant Agent shall promptly give to the registered holder of the Warrant Certificate at the holder’s address appearing on the Warrant Register, written notice of such adjustments by first-class mail, postage prepaid. Where appropriate, such notice may be given in advance and included as a part of the notice required to be mailed under the other provisions of this Section 13.

If:

(a) the Company shall declare, make or pay any dividend payable in any securities upon its shares of Common Stock or make any distribution (including, for the avoidance of doubt, a cash dividend) to the holders of its shares of Common Stock, or

(b) there shall be a dissolution, liquidation or winding up of the Company,

then the Company shall cause written notice thereof to be filed with the Warrant Agent and shall give or shall request the Warrant Agent to give in which event the Warrant Agent promptly shall give written notice thereof to be given to the registered holder of the Warrant Certificate at the holder’s address appearing on the Warrant Register, by first-class mail, postage prepaid, such giving of notice to be completed at least ten (10) calendar days prior to the date fixed as a record date or the date of closing the transfer books for the determination of the stockholders entitled to any such dividend, distribution or subscription rights or for the determination of

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stockholders entitled to vote on any such proposed dissolution, liquidation or winding up. Such notice shall specify such record date or the date of closing the transfer books, as the case may be. Failure to give the notice required by this Section 13 or any defect therein shall not affect the legality or validity of dividend, distribution, right, dissolution, liquidation or winding up or the vote upon or any other action taken in connection therewith.

SECTION 14. Merger, Consolidation, Conversion or Change of Name of Warrant Agent. Any corporation into which the Warrant Agent may be merged or with which it may be consolidated, or any corporation resulting from any merger, consolidation or conversion to which the Warrant Agent shall be a party, or any corporation succeeding to the shareholder services business (including serving as Warrant Agent under this Agreement) of the Warrant Agent, shall be the successor to the Warrant Agent hereunder without the execution or filing of any document or any further act on the part of any of the parties hereto, provided that such corporation would be eligible for appointment as a successor Warrant Agent under the provisions of Section 16. If at the time such successor to the Warrant Agent shall succeed under this Agreement, any Warrant Certificate shall have been countersigned but not delivered, any such successor to the Warrant Agent may adopt the countersignature of the original Warrant Agent; and if at that time any Warrant Certificate shall not have been countersigned, any successor to the Warrant Agent may countersign any such Warrant Certificate either in the name of the predecessor Warrant Agent or in the name of the successor Warrant Agent; and in all such cases any such Warrant Certificate shall have the full force provided in the Warrant Certificate and in this Agreement.

If at any time the name of the Warrant Agent shall be changed and at such time any Warrant Certificate shall have been countersigned but not delivered, the Warrant Agent whose name has changed may adopt the countersignature under its prior name; and if at that time any of the Warrant Certificate shall not have been countersigned, the Warrant Agent may countersign such Warrant Certificate either in its prior name or in its changed name; and in all such cases such Warrant Certificate shall have the full force provided in the Warrant Certificate and in this Agreement.

SECTION 15. Warrant Agent. The Warrant Agent undertakes the duties and obligations imposed by this Agreement upon the following terms and conditions, by all of which the Company and the holder of the Warrants, by their acceptance thereof, shall be bound:

(a) The statements contained herein and in the Warrant Certificate shall be taken as statements of the Company, and the Warrant Agent assumes no responsibility for the accuracy of any of the same. Except as herein otherwise provided, the Warrant Agent assumes no responsibility with respect to the execution, delivery or distribution of the Warrant Certificate.

(b) The Warrant Agent shall not be responsible for any failure of the Company to comply with any of the covenants contained in this Agreement or in the Warrant Certificate to be complied with by the Company nor shall it at any time be under any duty or responsibility to the holder of the Warrants to make or cause to be made any adjustment in any Exercise Price, in the number of shares of Common Stock issuable upon exercise of any Warrant, to make any calculation hereunder, to deliver any Shares, consideration or cash to any holder or to determine whether any facts exist which may require any adjustments with respect to the Warrants, or with respect to the nature or extent of or method employed in making any such adjustments when made or any other determination in respect thereof; provided, that the foregoing limitations shall not apply to the Warrant Agent’s obligation to deliver notices in accordance with this Agreement.

(c) The Warrant Agent shall incur no liability or responsibility to the Company or to the holder of an Warrant Certificate for any action taken in reliance on any notice, resolution, waiver, consent, order, certificate or other paper, document or instrument believed by it to be genuine and to have been signed, sent or presented by the proper party or parties.

(d) The Company agrees to pay to the Warrant Agent compensation for services rendered by the Warrant Agent under this Agreement as agreed upon in writing by the Warrant Agent and the Company, to reimburse the Warrant Agent upon demand for all reasonable costs, expenses, taxes (other than any taxes on

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income) and governmental charges and other charges of any kind and nature incurred by the Warrant Agent in the performance of its duties under this Agreement (including, without limitation, the reasonable fees and expenses of its legal counsel) and to indemnify the Warrant Agent and save it harmless against any and all costs, claims, damages, losses, liabilities and expenses, including judgments, costs and reasonable counsel fees and expenses, for anything done or omitted by the Warrant Agent arising out of or in connection with this Agreement or the Warrants except as a result of its gross negligence or willful misconduct. The Company’s obligations pursuant to this Section 16(e) shall survive termination of this Agreement, exercise of the Warrants and/or the resignation or removal of the Warrant Agent.

(e) The Warrant Agent shall be under no obligation to institute any action, suit or legal proceeding or to take any other action likely to involve expense unless the Company or the registered holder of the Warrant Certificate shall furnish the Warrant Agent with reasonable security and indemnity for any costs or expenses which may be incurred.

(f) The Warrant Agent, and any stockholder, director, officer or employee thereof, may buy, sell or deal in any of the Warrants or other securities of the Company or become pecuniarily interested in any transaction in which the Company may be interested, or contract with or lend money to the Company or otherwise act as fully and freely as though they were not the Warrant Agent under this Agreement, or a stockholder, director, officer or employee of the Warrant Agent, as the case may be. Nothing herein shall preclude the Warrant Agent from acting in any other capacity for the Company or for any other legal entity.

(g) The Warrant Agent shall act hereunder solely as agent for the Company, and its duties shall be determined solely by the provisions hereof. The Warrant Agent shall not have, by reason of this Agreement, a fiduciary relationship in respect of the holder of any Warrant Certificate and nothing in this Agreement, expressed or implied, is intended to or shall be so construed as to impose upon the Warrant Agent any obligations in respect of this Agreement or any Warrant Certificate except as expressly set forth herein or therein. The Warrant Agent shall not be liable for anything which it may do or refrain from doing in connection with this Agreement except for its own gross negligence or willful misconduct.

(h) The Company agrees that it will perform, execute, acknowledge and deliver or cause to be performed, executed, acknowledged and delivered all such further and other acts, instruments and assurances as may reasonably be required by the Warrant Agent for the carrying out or performing of the provisions of this Agreement.

(i) The Warrant Agent shall not be under any responsibility in respect of the validity of this Agreement or the execution and delivery hereof (except the due execution hereof by the Warrant Agent) or in respect of the validity or execution of any Warrant Certificate (except its countersignature thereof), nor shall the Warrant Agent by any act hereunder be deemed to make any representation or warranty as to the authorization or reservation of the Shares to be issued pursuant to this Agreement or any Warrant Certificate or as to whether the Shares will when issued be validly issued, fully paid and nonassessable or as to the Exercise Amount or the number of shares of Common Stock issuable upon exercise of any Warrant.

(j) The Warrant Agent is hereby authorized and directed to accept instructions with respect to the performance of its duties hereunder from the Chief Executive Officer, the President, any Vice President, the Treasurer, the Secretary or an Assistant Secretary of the Company, and to apply to such officers for advice or instructions in connection with its duties, and shall not be liable for any action taken or suffered to be taken by it in good faith in accordance with instructions of any such officer or in good faith reliance upon any statement signed by any one of such officers of the Company with respect to any fact or matter (unless other evidence in respect thereof is herein specifically prescribed) which may be deemed to be conclusively proved and established by such signed statement.

(k) Anything in this Agreement to the contrary notwithstanding, in no event shall the Warrant Agent be liable under or in connection with this Agreement for indirect, special, incidental, punitive or consequential losses or damages of any kind whatsoever, including but not limited to lost profits, whether or not foreseeable, even if the Warrant Agent has been advised of the possibility thereof and regardless of the form of action in which such damages are sought.

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(l) The Warrant Agent may execute any of the trusts or powers hereunder or perform any duties hereunder either directly or by or through agents or attorneys not regularly in its employ and the Warrant Agent shall not be responsible for any negligence or willful misconduct on the part of any such agent or attorney appointed with due care by it hereunder.

(m) The Warrant Agent shall not be liable for the investment of or the payment of interest on any amounts held by it pursuant to this Agreement.

(n) Notwithstanding any provision herein to the contrary, in no event shall the Warrant Agent be liable for any failure or delay in the performance of its obligations under this Agreement because of circumstances beyond its control, including, but not limited to, acts of God, flood, war (whether declared or undeclared), terrorism, fire, riot, strikes or work stoppages for any reason, embargo, government action, including any laws, ordinances, regulations or the like which restrict or prohibit the providing of the services contemplated by this Agreement, inability to obtain material, equipment, or communications or computer facilities, or the failure of equipment or interruption of communications or computer facilities, and other causes beyond its control whether or not of the same class or kind as specifically named above.

SECTION 16. Change of Warrant Agent. If the Warrant Agent shall resign (such resignation to become effective not earlier than sixty (60) days after the giving of written notice thereof to the Company and the registered holder of the Warrant Certificate) or shall become incapable of acting as Warrant Agent or if the Board shall by resolution remove the Warrant Agent (such removal to become effective not earlier than thirty (30) days after the filing of a certified copy of such resolution with the Warrant Agent and the giving of written notice of such removal to the registered holder of the Warrant Certificate), the Company shall appoint a successor to the Warrant Agent. If the Company shall fail to make such appointment within a period of thirty (30) days after such resignation or removal or after it has been so notified in writing of such resignation or incapacity by the Warrant Agent or by the registered holder of a Warrant Certificate (in the case of incapacity), then the registered holder of any Warrant Certificate may itself appoint a successor or may apply to any court of competent jurisdiction for the appointment of a successor to the Warrant Agent. Pending appointment of a successor to the Warrant Agent, either by the Company, by the holder or by such a court, the duties of the Warrant Agent shall be carried out by the Company. Any successor Warrant Agent, whether appointed by the Company or by such a court, shall be a bank or trust company, in good standing, incorporated under the laws of any state or territory of the United States of America. As soon as practicable after appointment of the successor Warrant Agent, the Company shall cause written notice of the change in the Warrant Agent to be given to the registered holder of the Warrant Certificate at such holder’s address appearing on the Warrant Register. After appointment, the successor Warrant Agent shall be vested with the same powers, rights, duties and responsibilities as if it had been originally named as Warrant Agent without further act or deed. Upon payment of its charges, the former Warrant Agent shall deliver and transfer to the successor Warrant Agent all books and records of the Company and any property at the time held by it hereunder and execute and deliver, at the written request and expense of the Company, any further assurance, conveyance, act or deed necessary for the purpose. Failure to give any notice provided for in this Section 16 or any defect therein, shall not affect the legality or validity of the removal of the Warrant Agent or the appointment of a successor Warrant Agent, as the case may be.

SECTION 17. Warrantholder Not Deemed a Stockholder; Warrantholder Deemed a Party to the Stockholders’ Agreement.

(a) Nothing contained in this Agreement or in any Warrant Certificate shall be construed as conferring upon the holder thereof the right to vote or to receive dividends or to consent or to receive notice as a stockholder in respect of the meetings of stockholders for the election of directors of the Company or any other matter, or any rights whatsoever as stockholders of the Company.

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(b) Notwithstanding anything herein to the contrary, the holder of the Warrants is, under the Plan, deemed a party to the Stockholders’ Agreement and pursuant to the Plan is bound thereby. The Company may, in its sole discretion, refuse to issue to the holder of the Warrants any shares of Common Stock upon exercise of a Warrant until such holder first delivers to the Company a writing in form and substance satisfactory to the Company acknowledging that such holder is bound by the terms of the Stockholders’ Agreement as a Stockholder (as such term is defined in the Stockholders’ Agreement ).

SECTION 18. Stock Issuance. The shares of Common Stock deliverable upon the exercise of Warrants, or any portion thereof, may be either previously authorized but unissued shares or issued shares, which have then been reacquired by the Company. Such shares when issued pursuant to the terms hereof shall be fully paid and nonassessable.

SECTION 19. Notices to Company and Warrant Agent. All notices, requests, instructions, directions or demands authorized by this Agreement to be given or made to or upon the Company or the Warrant Agent to be effective shall be in writing (including by telecopy), and shall be deemed to have been duly given when actually received, addressed (until another address is filed in writing to the other party), as follows:

If to the Company, to:

C&D Technologies, Inc.

1400 Union Meeting Road

Blue Bell, PA 19422

Telephone: (215) 619-2700

Attention: Chief Executive Officer

with a mandatory copy, which shall not constitute notice, to:

Goodwin Procter LLP

Exchange Place

53 State Street

Boston MA 02109-2881

Attention: James Barri

Telephone: (617) 570-1000

Facsimile: (617) 523-1231

If to the Warrant Agent, to:

[—]

Notwithstanding anything herein to the contrary, any Form of Election to Exercise and accompanying Warrant Certificate delivered to the Warrant Agent upon exercise of Warrants shall be delivered to:

[—]

and any Form of Assignment and accompanying Warrant Certificate delivered to the Warrant Agent for surrender upon transfer of Warrants shall be delivered to:

[—]

In respect of this Agreement, the Warrant Agent shall not have any duty or obligation to verify or confirm that the person sending instructions, directions, reports, notices or other communications or information by pdf, facsimile or electronic transmission is, in fact, a person authorized to give such instructions, directions, reports, notices or other communications or information on behalf of the party purporting to send such pdf, facsimile or electronic transmission; and the Warrant Agent shall not have any liability for any losses, liabilities, costs or expenses incurred or sustained by any party as a result of such reliance upon or compliance with such

F-12

instructions, directions, reports, notices or other communications or information. Each other party agrees to assume all risks arising out of the use of electronic methods to submit instructions, directions, reports, notices or other communications or information to the Warrant Agent, including without limitation the risk of the Warrant Agent acting on unauthorized instructions, notices, reports or other communications or information, and the risk of interception and misuse by third parties.

SECTION 20. Supplements and Amendments. The Company and the Warrant Agent may from time to time supplement or amend this Agreement (a) without the approval of the holder of Warrants in order to cure any ambiguity, manifest error or other mistake in this Agreement, or (b) with the prior written consent of the holder of the Warrants; provided that each amendment or supplement that decreases the Warrant Agent’s rights or increases its duties and responsibilities hereunder shall also require the prior written consent of the Warrant Agent.

SECTION 21. Successors. Subject to Sections 6(b), (e), (f), (g), (h) and (i), all the covenants and provisions of this Agreement by or for the benefit of the holder of the Warrants, the Company or the Warrant Agent shall bind and inure to the benefit of their respective successors and assigns hereunder.

SECTION 22. Termination. This Agreement shall terminate on the earlier of the Expiration Date and any date when all Warrants have been exercised. The provisions of Section 16 shall survive such termination.

SECTION 23. Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a) This Agreement and each Warrant Certificate issued hereunder shall be deemed to be a contract made under the laws of the State of New York applicable to contracts made and to be performed therein and for all purposes shall be construed in accordance with the laws of such State.

(b) Each of the parties hereto hereby irrevocably consents to the jurisdiction of any court of the State of New York or any United States Federal court sitting, in each case, in the Borough of Manhattan, The City of New York, New York, United States of America, and any appellate court from any court therefrom, and to the courts of its own corporate domicile, in respect of actions brought against such party as a defendant, and waives any immunity from the jurisdiction of such courts over any suit, action or proceeding that may be brought in connection with this Agreement, the Warrants or any Warrant Certificate and any right to which it may be entitled on account of place of residence or domicile. Each of the parties hereto irrevocably waives, to the fullest extent permitted by law, any objection to any suit, action or proceeding that may be brought in connection with this Agreement, the Warrants or any Warrant Certificate in such courts on the grounds of venue or on the ground that any such suit, action or proceeding has been brought in an inconvenient forum. Each of the parties hereto agrees that final judgment in any such suit, action or proceeding brought in such court shall be conclusive and binding upon such party and may be enforced in any court to the jurisdiction of which such party is subject by a suit upon such judgment.

(c) ALL PARTIES HERETO HEREBY IRREVOCABLY WAIVE ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE WARRANTS, ANY WARRANT CERTIFICATE OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

SECTION 24. Benefits of this Agreement. Nothing in this Agreement shall be construed to give to any Person other than the Company, the Warrant Agent and the registered holder of the Warrant Certificate any legal or equitable right, remedy or claim under this Agreement, and this Agreement shall be for the sole and exclusive benefit of the Company, the Warrant Agent and the registered holder of the Warrant Certificate.

SECTION 25. Counterparts. This Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and such counterparts shall together constitute but one and the same instrument.

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SECTION 26. Headings. The headings of sections of this Agreement have been inserted for convenience of reference only, are not to be considered a part hereof and in no way modify or restrict any of the terms or provisions hereof.

[Signature page follows]

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IN WITNESS WHEREOF, the parties hereto have caused this Warrant Agreement to be executed and delivered as of the day and year first above written.

C&D TECHNOLOGIES, INC.

By:
Name:
Title:

[—], as Warrant Agent

By:
Name:
Title:

F-15

EXHIBIT A

[FORM OF FACE OF WARRANT CERTIFICATE]

THE WARRANTS REPRESENTED BY THIS CERTIFICATE AND ANY SECURITIES ACQUIRED UPON THE EXERCISE OF THE WARRANTS HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAW AND ARE SUBJECT TO (A) A WARRANT AGREEMENT BETWEEN C&D TECHNOLOGIES, INC. (THE “COMPANY”) AND [—], AS WARRANT AGENT AND (B) A STOCKHOLDERS’ AGREEMENT AMONG THE COMPANY AND THE PARTIES THERETO, COPIES OF WHICH ARE ON FILE WITH THE SECRETARY OF THE COMPANY. NO DIRECT OR INDIRECT TRANSFER, SALE, OFFER, ASSIGNMENT, EXCHANGE, DISTRIBUTION OR OTHER DISPOSITION OF THE WARRANTS REPRESENTED BY THIS CERTIFICATE AND ANY SECURITIES ACQUIRED UPON THE EXERCISE OF THE WARRANTS MAY BE MADE EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF SUCH WARRANT AGREEMENT, STOCKHOLDERS’ AGREEMENT AND (A) PURSUANT TO A REGISTRATION STATEMENT EFFECTIVE UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) IF THE COMPANY HAS BEEN FURNISHED EITHER WITH AN OPINION IN FORM AND SUBSTANCE REASONABLY SATISFACTORY TO THE COMPANY FROM COUNSEL REASONABLY SATISFACTORY TO THE COMPANY THAT SUCH DIRECT OR INDIRECT TRANSFER, SALE, OFFER, ASSIGNMENT, EXCHANGE, DISTRIBUTION OR OTHER DISPOSITION MAY BE MADE WITHOUT REGISTRATION UNDER SECTION 5 OF THE SECURITIES ACT OF 1933, AS AMENDED, AND THE RULES AND REGULATIONS THEREUNDER AND APPLICABLE STATE SECURITIES LAWS OR WITH THE CERTIFICATE SPECIFIED IN SECTION 4.1(B) OF SUCH STOCKHOLDERS’ AGREEMENT, IF APPLICABLE. THE HOLDER OF THIS CERTIFICATE, BY ACCEPTANCE OF THIS CERTIFICATE, AGREES TO BE BOUND BY ALL OF THE PROVISIONS OF SUCH WARRANT AGREEMENT AND STOCKHOLDERS’ AGREEMENT.

No.	WARRANTS TO PURCHASE
SHARES OF COMMON STOCK

C&D TECHNOLOGIES, INC.

WARRANTS TO PURCHASE COMMON STOCK

This Warrant Certificate certifies that              or his, her or its registered assigns, is the registered holder of Warrants (the “Warrants”) of C&D Technologies, Inc., a Delaware corporation (the “Company”), to purchase the number of shares (the “Shares”) of common stock, par value $0.01 per share (the “Common Stock”), of the Company set forth above. This Warrant expires at 5:00 p.m., prevailing Eastern Time, on the third (3rd) anniversary of the Effective Date (the “Expiration Date”). This Warrant Certificate entitles the holder to purchase from the Company the number of fully paid and nonassessable Shares set forth above at the exercise price set forth below (the “Exercise Price”) multiplied by the number of Shares set forth above (the “Exercise Amount”). The Exercise Amount shall be paid to the Company by certified or official bank check, or by wire transfer, unless this Warrant is exercised on a cashless basis in accordance with Section 7(b) of the Warrant Agreement. The initial Exercise Price shall be $[—] per share.

Capitalized terms used herein and not defined shall have the respective meanings ascribed to such terms in the Warrant Agreement.

The holder of the Warrants may exercise the holder’s right to purchase Shares upon the surrender of, during normal business hours on any Business Day through the Expiration Date, this Warrant Certificate, with

F-A-1

the Form of Election to Exercise duly completed and executed by the registered holder thereof or by the duly appointed legal representative thereof or by a duly authorized attorney, and (unless the holder elects to exercise such Warrant(s) on a cashless basis) payment of the Exercise Amount at the Warrant Agent Office.

The Exercise Price and the number of shares of Common Stock purchasable upon exercise of this Warrant Certificate are subject to adjustment upon the occurrence of certain events as set forth in the Warrant Agreement.

No Warrants may be exercised after the Expiration Date. After the Expiration Date, the Warrants will become wholly void and of no value.

The holder of the Warrants may exercise such holder’s right to purchase Shares only in its entirety and partial exercise shall not be permitted, except for exercises in connection with the tag-along provisions in Section 4.5 of the Stockholders’ Agreement. In the event that upon any exercise of the Warrants evidenced hereby in connection with the tag-along provisions in Section 4.5 of the Stockholders’ Agreement, the number of shares of Common Stock actually purchased shall be less than the total number of shares of Common Stock purchasable upon exercise of the Warrants evidenced hereby, there shall be issued to the holder hereof a new Warrant Certificate evidencing Warrants to purchase the shares of Common Stock not so purchased.

REFERENCE IS HEREBY MADE TO THE FURTHER PROVISIONS OF THIS WARRANT CERTIFICATE SET FORTH ON THE REVERSE HEREOF. SUCH FURTHER PROVISIONS SHALL FOR ALL PURPOSES HAVE THE SAME EFFECT AS THOUGH FULLY SET FORTH AT THIS PLACE.

This Warrant Certificate shall not be valid unless manually countersigned by the Warrant Agent.

[Signature page follows]

F-A-2

IN WITNESS WHEREOF, the Company has caused this Warrant Certificate to be executed by its duly authorized Officers.

Dated:

C&D TECHNOLOGIES, INC.

By
Name:
Title:

ATTEST:

By
Name:
Title:

Countersigned:

[—],

AS WARRANT AGENT

By
Name:
Title:

F-A-3

[FORM OF REVERSE OF WARRANT CERTIFICATE]

C&D TECHNOLOGIES, INC.

The Warrants evidenced by this Warrant Certificate are a part of a duly authorized issue of Warrants to purchase initially up to an aggregate of [—] shares of Common Stock issued pursuant to a Warrant Agreement, dated as of [—] (the “Warrant Agreement”), between the Company and [—], as Warrant Agent (the “Warrant Agent”). The Warrant Agreement hereby is incorporated by reference in and made a part of this instrument and is hereby referred to for a description of the rights, limitation of rights, obligations, duties and immunities thereunder of the Warrant Agent, the Company and the holder (the word “holder” meaning the registered holder) of the Warrants. A copy of the Warrant Agreement may be inspected at the Warrant Agent Office and is available upon written request addressed to the Company.

Capitalized terms used herein and not defined shall have the respective meanings ascribed to such terms in the Warrant Agreement.

Warrants may be exercised to purchase shares of Common Stock through the Expiration Date, at the Exercise Price set forth on the face hereof, subject to adjustment as described in the Warrant Agreement.

The Company shall not be required to issue fractions of Shares or, to the extent Shares are certificated, to distribute certificates which evidence fractional Shares. In the event of an adjustment that results in the Warrants becoming exercisable for fractional Shares, the number of Shares subject to such Warrants shall be adjusted upward or downward to the nearest whole number of Shares.

Any Warrant Certificate, when surrendered at the Warrant Agent Office or at such other offices or agencies as may be designated by the Warrant Agent or at the offices of any successor Warrant Agent by the registered holder thereof in person or by a legal representative or attorney duly authorized in writing, may be exchanged, in the manner and subject to the limitations provided in the Warrant Agreement, but without payment of any service charge, for another Warrant Certificate of like tenor evidencing Warrants to purchase in the aggregate a like number of shares of Common Stock.

No Warrants or Shares may be Transferred in violation of the Securities Act or state securities laws. The Company and/or the Warrant Agent may require that, as a condition to any Transfer of the Warrants, the holder furnish the Company and the Warrant Agent with an opinion in form and substance reasonably satisfactory to the Company from counsel reasonably satisfactory to the Company, to the effect that such Transfer is made in compliance with the Securities Act and all applicable state securities laws or with the certificate specified in Section 4.1(b) of the Stockholders’ Agreement, if applicable. The provisions of this paragraph shall not apply to the exercise of Warrants to the extent that the Shares issued upon such exercise (and any unexercised portion of the Warrants so exercised) shall be issued to the same registered holder that exercised such Warrants.

Any Transfer of the Warrants will be subject to the transfer restrictions set forth in the Warrant Agreement and the Stockholders’ Agreement.

No partial Transfer of the Warrants shall be permitted and, subject to the other restrictions of this Agreement, no Transfer of Warrants shall be permitted unless all of the Warrants are Transferred to one (and not more than one) Person.

No Transfer of Warrants shall be permitted unless and until the proposed transferee agrees in writing to become a party to, and be bound to the same extent as the transferor by the terms of, the Stockholders’ Agreement. Such transferee must execute a joinder agreement with the Company, in form and substance reasonably satisfactory to the Company, evidencing such transferee’s agreement to become a party to the Stockholders’ Agreement and be bound to the same extent as the transferor.

F-A-4

The Company and the Warrant Agent may deem and treat the registered holder hereof as the absolute owner of this Warrant Certificate (notwithstanding any notation of ownership or other writing hereon made by anyone) for the purpose of any exercise hereof and for all other purposes, and neither the Company nor the Warrant Agent shall be affected by any notice to the contrary.

In the event of any conflict or inconsistency between this Warrant Certificate and the Warrant Agreement, the Warrant Agreement shall control.

F-A-5

FORM OF ELECTION TO EXERCISE

(TO BE EXECUTED UPON EXERCISE OF THE WARRANTS)

The undersigned hereby irrevocably elects to exercise the right, represented by this Warrant Certificate, to purchase              shares of Common Stock [and herewith tenders in payment for such shares $            by certified or official bank check, or by wire transfer to the Company of the Exercise Amount]2 [on a cashless basis pursuant to Section 7(b) of the Warrant Agreement]3. The undersigned requests that [a certificate representing the Shares be registered and delivered as follows]4 [the Shares be registered in the books and records of the Company in the name and address specified below]5:

Name

Address

Delivery Address (if different)

If such number of shares of Common Stock is less than the aggregate number of shares of Common Stock purchasable hereunder, the undersigned requests that a new Warrant Certificate representing the balance of such shares shall be registered and delivered as follows:

Name

Address

Delivery Address (if different)

*
Social Security or Other Taxpayer	Signature
Identification Number of Holder

*	Signature must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Warrant Agent, which requirements include membership or participation in the Securities Transfer Association Medallion Program (“STAMP”) or such other “signature guarantee program” as may reasonably be determined by the Warrant Agent in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

[2]	To be used in connection with an exercise for cash.
[3]	To be used in connection with a cashless exercise.
[4]	To be used in connection with the issuance of certificated Shares.
[5]	To be used in connection with the issuance of uncertificated Shares.

F-A-6

FORM OF ASSIGNMENT

(TO BE EXECUTED BY THE REGISTERED HOLDER IF SUCH

HOLDER DESIRES TO TRANSFER THE WARRANT CERTIFICATE)

FOR VALUE RECEIVED, the undersigned registered holder hereby sells, assigns and transfers unto

Name of Assignee

Address of Assignee

the attached Warrant Certificate, together with all right, title and interest therein, and does irrevocably constitute and appoint              attorney, to transfer the attached Warrant Certificate to purchase             shares of Common Stock to which the attached Warrant Certificate relates on the books of the Warrant Agent, with full power of substitution.

The undersigned registered holder hereby certifies that the transfer restrictions set out in the Warrant Agreement governing the attached Warrant Certificate accompanied by this Assignment and the Stockholders’ Agreement referenced therein have been complied with by the undersigned registered holder in all respects and all conditions with respect to the sale, assignment and transfer of the attached Warrant Certificate set forth therein have been satisfied.

Dated	Name of Assignor
*
Signature of Assignor

Social Security or Other Taxpayer Identification Number of Assignee	Name of Assignee

*
Signature of Assignee

*	Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Warrant Agent, which requirements include membership or participation in the Securities Transfer Association Medallion Program (“STAMP”) or such other “signature guarantee program” as may reasonably be determined by the Warrant Agent in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

F-A-7

Exhibit G

STOCKHOLDERS’ AGREEMENT

dated as of [—], 2010

among

C&D TECHNOLOGIES, INC.,

and

THE HOLDERS NAMED HEREIN OR BOUND HEREBY

G-i

Page
6.9	Severability	G-30
6.10	Counterparts	G-30
6.11	Governing Law, Etc	G-30

SCHEDULES:

SCHEDULE A – NOTICES

EXHIBITS:

EXHIBIT A – FORM OF NON-DISCLOSURE AGREEMENT

EXHIBIT B – FORM OF SELLING STOCKHOLDER QUESTIONNAIRE

G-ii

This STOCKHOLDERS’ AGREEMENT (the “Agreement”), dated as of [—], 2010, is entered into by and among C&D Technologies, Inc. (the “Company”), Angelo, Gordon & Co., L.P. (“AG”), [—],1 Bruce & Co. (“BC” and together with AG, the “Creditor Stockholders”), the Warrantholders (as defined below) and the holders of the Company’s Common Stock (as defined below) (together with the Creditor Stockholders and the Warrantholders, the “Holders”).

W I T N E S S E T H:

WHEREAS, the Company and the Holders are entering into this Agreement to set forth certain agreements with respect to the Company and its Subsidiaries and their respective ownership of Common Stock issued pursuant to the Plan (as defined below).

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto agree as follows:

SECTION 1. DEFINITIONS

1.1 Defined Terms. As used in this Agreement, capitalized terms defined in the preamble shall have their respective assigned meanings, and the following capitalized terms shall have the meanings ascribed to them below:

“Accredited Investor” shall mean an “Accredited Investor,” as such term is defined in Regulation D promulgated under the Securities Act, or any successor rule then in effect.

“Affiliate” means, with respect to any Person, any other Person which directly or indirectly controls, or is under common control with, or is controlled by, such Person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean, with respect to any Person, the possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise) of such Person.

“beneficial ownership” (and related terms such as “beneficially owned” or “beneficial owner”) has the meaning set forth in Rule 13d-3 under the Exchange Act.

“Board” shall have the meaning set forth in Section 2.1(a).

“Business Day” shall mean a day other than a Saturday, Sunday, federal or New York State holiday or other day on which commercial banks in New York City are authorized or required by law to close.

“Change of Control” shall mean the occurrence of (a) any consolidation or merger of the Company with or into any other entity, or any other corporate reorganization or transaction (including the acquisition of capital stock of the Company), whether or not the Company is a party thereto, in which the stockholders of the Company immediately prior to such consolidation, merger, reorganization or other transaction, own capital stock either (i) representing directly, or indirectly through one or more entities, less than 50% of the economic interests in or voting power of the Company or other surviving entity immediately after such consolidation, merger, reorganization or other transaction or (ii) that does not directly, or indirectly through one or more entities, have the power to elect a majority of the entire Board or other surviving entity immediately after such consolidation, merger, reorganization or other transaction, or (b) any Person or “group” (as such term is used in Rule 13d-5 under the Exchange Act) acquiring beneficial ownership in excess of 50% of the Company’s voting power; provided that any consolidation or merger effected exclusively to change the domicile of the Company or to form a holding company in which the stockholders of the Company immediately prior to such consolidation or merger

[1]	Any Noteholders that become party to the RSA to be added.

own capital stock representing economic interests and voting power with respect to such redomiciled entity or holding company in substantially the same proportions as their ownership of capital stock of the Company shall be excluded from clauses (a) and (b) above.

“Common Stock” shall mean the common stock, par value $0.01 per share, of the Company.

“Common Stock Equivalents” shall mean any warrants, rights, options or other securities exchangeable or exercisable for, or convertible into, Common Stock, including the Warrants.

“Company” shall have the meaning set forth in the preamble hereto.

“Company Competitor” shall mean any Person who is, or whose Affiliate is, engaged directly or indirectly in the [integrated reserve power systems] business or any other business that competes with the business of the Company or its Subsidiaries. Whether a Person is a Company Competitor shall be determined by the Board, acting in good faith.

“Company Indemnitee” shall have the meaning set forth in Section 5.9(a) hereof.

“Director” and “Directors” shall have the meanings set forth in Section 2.1(a).

“Drag-Along Notice” shall have the meaning set forth in Section 4.6(a).

“Drag-Along Transaction” shall have the meaning set forth in Section 4.6(a).

“Eligible Holder” shall mean any Creditor Stockholder and each Holder; provided that such Holder and its Affiliates beneficially own an aggregate number of shares of Common Stock and Common Stock Equivalents representing at least ten percent (10%) of the then outstanding shares of Common Stock.

“Equity Interests” shall mean Common Stock, Common Stock Equivalents or any other equity securities of the Company, or securities exchangeable or exercisable for, or convertible into, such other equity securities of the Company.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, as the same may be amended from time to time.

“Existing Directors” shall mean Pamela L. Davies, Kevin P. Dowd, David S. Gee, Jeffery A. Graves, William Harral III, Robert I Harries, George MacKenzie, Stanley W. Silverman and Ellen C. Wolf.

“Expenses” means all expenses incident to the Company’s performance of or compliance with its obligations under this Agreement, including, without limitation, all registration, filing, listing, stock exchange and FINRA fees (including, without limitation, all fees and expenses of any “qualified independent underwriter” required by the rules of FINRA), all fees and expenses of complying with state securities or blue sky laws (including, without limitation, the reasonable fees, disbursements and other charges of counsel for the underwriters in connection with blue sky filings), all word processing, duplicating and printing expenses, messenger, telephone and delivery expenses, all rating agency fees, the fees, disbursements and other charges of counsel for the Company and of its independent public accountants, including, without limitation, the expenses incurred in connection with “cold comfort” letters required by or incident to such performance and compliance, the fees and expenses incurred in connection with the listing of the securities to be registered on each securities exchange or national market system on which similar securities issued by the Company are then listed, any fees and disbursements of underwriters customarily paid by issuers or sellers of securities, the reasonable fees, disbursements and other charges of one firm of counsel in each applicable jurisdiction (per registration statement prepared) to the Holders making a request pursuant to Section 5.1(a), Section 5.2(a) or Section 5.3 hereof

(selected by the Holders beneficially owning a majority of the shares of Registrable Common Stock covered by such registration), the fees and expenses of any special experts retained by the Company in connection with such registration, and the fees and expenses of other Persons retained by the Company, but excluding underwriting discounts and commissions and applicable transfer taxes, if any, in each case relating to the shares of Registrable Common Stock sold by the Selling Registering Holders, which discounts, commissions and transfer taxes shall be borne by the seller or Selling Registering Holders; provided, that, if the Company shall, in accordance with Section 5.3 or Section 5.8 hereof, not register any securities with respect to which it had given written notice of its intention to register to Holders, notwithstanding anything to the contrary in the foregoing, all reasonable out-of-pocket expenses incurred by such requesting Holders in connection with such registration (other than the reasonable fees, disbursements and other charges of counsel other than the one firm of counsel referred to above) shall be deemed to be Expenses.

“FINRA” shall mean the Financial Industry Regulatory Authority.

“Governmental Authority” shall mean any government, any state or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, any securities exchange or any self-regulatory organization.

“Holder Indemnitee” shall have the meaning set forth in Section 5.9(b) hereof.

“Holders” shall have the meaning set forth in the preamble hereto.

“Initial Shelf” shall have the meaning set forth in Section 5.2(a) hereof.

“Initiating Holders” shall have the meaning set forth in Section 5.2(a) hereof.

“Initiating Request” shall have the meaning set forth in Section 5.2(a) hereof.

“Issuance” shall have the meaning set forth in Section 4.7(a).

“Loss” and “Losses” have the meanings set forth in Section 5.9(a) hereof.

“New Directors” shall have the meaning set forth in Section 2.1(a)(iii).

“Non-Disclosure Agreement” means a non-disclosure agreement in the form attached hereto as Exhibit A.

“Offering Documents” shall have the meaning set forth in Section 5.9(a) hereof.

“Other Capital Stock” shall have the meaning set forth in Section 4.7(a)(ii).

“Other Capital Stock Equivalents” shall have the meaning set forth in Section 4.7(a)(ii).

“Other Regulations” shall have the meaning set forth in Section 4.1(e).

“Permitted Transferee” shall mean any Person to whom a Holder (including any Person who becomes a “Holder” in accordance with Section 6.6 and the other terms of this Agreement) Transfers Equity Interests in accordance with the terms of this Agreement and, in the case of the Transfer of Warrants, the Warrant Agreement.

“Person” shall mean any individual, corporation, partnership, limited liability company, trust, joint stock company, business trust, unincorporated association, joint venture, Governmental Authority or other entity of any nature whatsoever.

“Plan” shall mean the [—]

“Pro Rata Share” shall have the meaning set forth in Section 4.5(a).

“Public Offering” shall mean a public offering and sale of Common Stock pursuant to an effective registration statement under the Securities Act.

“Questionnaire” shall have the meaning set forth in Section 5.1(a) hereof.

“Purchasing Holder” shall have the meaning set forth in Section 4.7(c).

“Registrable Common Stock” means any share of Common Stock (including Common Stock issuable upon exercise of the Warrants); provided, however, that a share of Common Stock will cease to be Registrable Common Stock after it has been sold under a registration statement effected pursuant hereto or pursuant to Rule 144 promulgated under the Securities Act after a Public Offering.

“Right” shall have the meaning set forth in Section 4.7(a).

“SEC” shall mean the U.S. Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, as the same may be amended from time to time.

“Selling Holder(s)” shall have the meaning set forth in Section 4.6(a).

“Selling Registering Holders” means the Holders requesting to be registered pursuant hereto.

“Sharing Percentage” means, with respect to each Holder (or group of Holders), the fraction (expressed as a percentage), the numerator of which is the number of shares of Common Stock (including shares issuable upon exercise of the Warrants, assuming exercise by payment of the cash exercise price) owned by such Holder and the denominator of which is the sum of the total number of shares of Common Stock (including shares issuable upon exercise of the Warrants, assuming exercise by payment of the cash exercise price) owned by the Transferring Holder and the Tagging Holders.

“Shelf Filing Date” shall have the meaning set forth in Section 5.1(a) hereof.

“Shelf Registration” shall have the meaning set forth in Section 5.1(a) hereof.

“Shelf Registration Statement” shall have the meaning set forth in Section 5.1(a) hereof.

“Shelf Requesting Holders” means (i) one or more Holders, which, together with their Affiliates, beneficially own at least fifteen percent (15%) of the shares of Registrable Common Stock outstanding on the Shelf Request Date, or (ii) a Warrantholder upon the exercise of such Warrantholder’s Warrant.

“Shelf Request Date” shall have the meaning set forth in Section 5.1(a) hereof.

“Subsidiary” shall mean, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which fifty percent (50%) or more of the total voting power of shares of capital stock entitled (without regard to the occurrence of any contingency) to vote generally in the election of directors, managers or trustees thereof, or fifty percent (50%) or more of the equity interest therein, is at the time owned or controlled, directly or indirectly, by any Person or one or more of the other Subsidiaries of such Person or a combination thereof.

“Tagging Holder” shall have the meaning set forth in Section 4.5(a).

“Third Party” shall have the meaning set forth in Section 4.6(a).

“Transfer” shall mean any direct or indirect transfer, sale, offer, assignment, exchange, distribution or other disposition. “Transferor” and “Transferee” have correlative meanings.

“Transferring Holder” shall have the meaning set forth in Section 4.5(a).

“Warrant Agreement” shall mean the Warrant Agreement, dated as of the date hereof, by and between the Company and [—], as warrant agent, providing for the issuance and deliver of Warrants to the holders of Class 6 Claims (as defined in the Plan).

“Warrantholder” shall mean the holder of Warrants.

“Warrants” shall mean warrants, issued pursuant to the Plan and governed by the Warrant Agreement, that are exercisable for Common Stock.

1.2 Other Definitional Provisions; Interpretation.

(a) The words “hereof”, “herein”, and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Subsection and Schedule references are to this Agreement unless otherwise specified.

(b) The headings in this Agreement are included for convenience of reference only and shall not limit or otherwise affect the meaning or interpretation of this Agreement.

(c) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(d) The words “including” and “include” and other words of similar import shall be deemed to be followed by the phrase “without limitation”.

(e) References to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto.

(f) References to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

(g) Except as otherwise set forth herein, schedules to this Agreement are a material part hereof and shall be treated as if fully incorporated into the body of the Agreement and shall be included in the definition of “Agreement”.

(h) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified and shall be counted from the day immediately following the date from which such number of days are to be counted.

1.3 Methodology for Calculations. For purposes of calculating the amount of outstanding shares of Common Stock or shares of Common Stock owned by any Holder, in each case as of any date, all Warrants then outstanding shall be deemed to have been exercised in full (by payment of the cash exercise price) and the number of shares of Common Stock issuable upon exercise of all then outstanding Warrants shall be deemed to be outstanding as of such date. The provisions of this Section 1.3 shall be for purposes of this Agreement only.

SECTION 2. CORPORATE GOVERNANCE

2.1 Board of Directors.

(a) The parties agree to cause the Board of Directors of the Company (the “Board”) initially to consist of seven directors (individually, a “Director” and, collectively, the “Directors”), subject to future increases or decreases in accordance with the Company’s by-laws. Each Holder agrees to vote all of his, her, or its Equity Interests having voting power (and any other Equity Interests over which he, she or it exercises voting control) in connection with the election of Directors and to take such other actions as are necessary so as to elect as Directors and each Holder further agrees that: the initial Directors shall be:

(i) the Chief Executive Officer of the Company;

(ii) an Existing Director, other than the Chief Executive Officer of the Company as of the date hereof, who shall be designated by the other Existing Directors; and

(iii) five Directors (one of whom shall be the designated as the chairman of the Board) who will be designated by the Creditor Stockholders holding a majority of the voting shares of the Company then held by all Creditor Stockholders (the “New Directors”).

(b) Subject to Sections 2.1(c), 2.1(d) and 2.1(e) hereof, after each Director serves one full term, each Director shall then be elected and removed in accordance with the Company’s normal corporate governance procedures as set forth in the Company’s by-laws.

(c) If any of the Directors ceases to serve as a member of the Board (whether by reason of death, resignation, removal or otherwise), the remaining members of the Board shall be entitled to fill the vacancy created thereby; provided that if the Chief Executive Officer of the Company as of the date of this Agreement shall cease to serve as a member of the Board (for any reason) and shall also cease to be the Chief Executive Officer of the Company, the Company hereby agrees to hold a special meeting of the stockholders of the Company (or to circulate a written consent in lieu thereof) in order to fill such vacancy, and each Holder agrees to vote all of his, her, or its Equity Interests having voting power (and any other Equity Interests over which he, she or it exercises voting control) in order to elect the individual appointed as the Chief Executive Officer to fill such Director vacancy. In addition, if the Board determines to increase the size of the Board, the Board shall be entitled to fill the newly created directorship resulting from any such increase.

(d) The parties agree that during each New Director’s first full term, such New Director may be removed, with or without cause, only by a majority of the voting shares of the Creditor Stockholders voting together as a class; thereafter, each New Director may be removed in accordance with the Company’s normal corporate governance procedures as set forth in the Company’s by-laws.

(e) The parties agree that until the next regularly scheduled annual meeting of the stockholders of the Company, the Director nominated pursuant to Section 2.1(a)(ii) may be removed, with or without cause, only by a majority of the voting shares of the Holders other than the Creditor Stockholders voting together as a class; thereafter, such Director may be removed in accordance with the Company’s normal corporate governance procedures as set forth in the Company’s by-laws.

2.2 Certificate of Incorporation and By-Laws. The Company and the Holders shall take or cause to be taken all lawful action necessary to ensure at all times that the certificates of incorporation and by-laws (or equivalent governing documents) of the Company and its Subsidiaries, as the same may be amended from time to time in accordance with the terms hereof and thereof, are not, at any time, inconsistent with the provisions of this Agreement.

SECTION 3. INFORMATION REQUIREMENTS

3.1 Exchange Act Reporting. Unless the Company receives an opinion from counsel noting that the Company is no longer subject to the reporting requirements of the Exchange Act, the Company shall timely file (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company pursuant to Section 13(a) or Section 15(d) of the Exchange Act. After the date hereof, so long as any Creditor Stockholder beneficially owns Registrable Common Stock, if, for any reason, the Company is not required to file reports pursuant to Section 13(a) or Section 15(d) of the Exchange Act, it will prepare and make available to each Creditor Stockholder, who has executed a Non-Disclosure Agreement, in accordance with Rule 144(c) promulgated under the Securities Act annual and quarterly financial statements, together with a discussion and analysis of such financial statements in form and substance similar to those that would otherwise be required to be included in reports required by Section 13(a) or Section 15(d) of the Exchange Act, as well as any other information required thereby, in the time period that such filings would have been required to have been made under the Exchange Act.

3.2 Creditor Stockholders’ Rights. So long as any Creditor Stockholder beneficially owns Registrable Common Stock, the Company shall, upon delivery by a Creditor Stockholder to the Company of a Non-Disclosure Agreement, (i) provide to any Creditor Stockholder that so requests: (A) unaudited financial statements within 30 days following the end of each month; (B) a budget (containing monthly breakdowns of income and cash flow and narrative explanations for each) for each fiscal year at least 30 days prior to the beginning of each fiscal year; or (C) any other non-public information, financial or otherwise, as reasonably requested by any such Creditor Stockholder, and (ii) notify any Creditor Stockholder of (A) any notice of the commencement of any material legal proceedings received by the Company and (B) any material adverse change in the business of the Company.

SECTION 4. TRANSFERS AND ISSUANCES

4.1 Limitations on Transfer.

(a) Each Holder hereby agrees that no Transfer of Equity Interests shall occur in any manner that violates the provisions of this Agreement or any applicable federal or state securities laws.

(b) Each Holder hereby agrees that, except for Transfers pursuant to Section 4.2, 4.5 or 4.6 or Transfers effected pursuant to an effective registration statement filed under the Securities Act and in accordance with Section 5 hereof, no Transfer of Equity Interests shall occur unless the Company has been furnished, after it has made a written request to that effect, with an opinion in form and substance reasonably satisfactory to the Company from counsel reasonably satisfactory to the Company (which can be in-house counsel) that such Transfer may be made without registration under Section 5 under the Securities Act and any applicable state securities laws; provided, however, that this Section 4.1(b) shall not apply to (i) Transfers of Equity Interests by a Holder who (A) beneficially owns Common Stock and Warrants collectively representing less than fifteen percent (15%) of the shares of Common Stock then outstanding; (B) is not an “Affiliate” (as such term is defined in Rule 405 under the Securities Act) of the Company, and (C) has furnished the Company with a certificate, in form and substance reasonably satisfactory to the Company, signed by an authorized officer of the Holder effecting such Transfer, to the effect that the requirements of clauses (A) and (B) of this proviso are satisfied and that the Holder making such Transfer did not receive the securities proposed to be Transferred with a view to a subsequent distribution, (ii) Transfers of Equity Interests by a Holder who has furnished the Company with a certificate, in form and substance reasonably satisfactory to the Company, signed by an authorized officer of the Holder effecting such Transfer, to the effect that the Transfer is being made in compliance with Rule 144 under the Securities Act or (iii) Transfers of Equity Interests to the Company pursuant to the repurchase provisions of any management equity plan or agreement or director equity plan or agreement.

(c) Each Holder hereby agrees that, except for Transfers in connection with clause (iii) of Section 4.1(b) or pursuant to an effective registration statement filed under the Securities Act and in accordance with Section 5 hereof, no Transfer of Equity Interests shall be permitted unless and until the proposed Transferee agrees in writing to become a party to, and be bound to the same extent as its Transferor by the terms of, this Agreement pursuant to the provisions of Section 6.6 hereof.

(d) Each Holder hereby agrees that, except for Transfers pursuant to Section 4.6 hereof, no Transfer of Equity Interests to any Company Competitor or an Affiliate of any Company Competitor shall be permitted without the prior written consent of the Board.

4.2 Transfers to Affiliates. Notwithstanding any other provision of this Agreement to the contrary, but subject to Sections 4.1(c) and (d) hereof and, in the case of the Warrantholders, subject to Section 6(f) of the Warrant Agreement, each Holder and its Affiliates shall be permitted to Transfer from time to time any or all of the Equity Interests beneficially owned by it to any of its Affiliates.

4.3 Effect of Void Transfers. In the event of any purported Transfer of Equity Interests in violation of the provisions of this Agreement, such purported Transfer shall be void and of no effect, and the Company shall not give effect to such Transfer nor shall it cause any third party transfer agent to effect such Transfer, to the extent it appoints one.

4.4 Legend on Securities.

(a) Unless and until the Board shall determine otherwise, shares of Common Stock shall be uncertificated and recorded in the books and records of the Company. If, at any time prior to the Company filing an effective registration statement under the Securities Act and in accordance with Section 5 hereof, the Board shall determine to certificate shares of Common Stock issued to any Holder or any additional Equity Interests that become subject to this Agreement pursuant to Section 6.1 (except for unexercised options issued pursuant to any management equity plan or agreement or director equity plan or agreement, which shall bear the legend set forth in Section 4.4(b) below and Warrants, which shall bear the legend set forth in the Warrant Agreement), such shares of Common Stock and additional Equity Interests shall bear the following legend on the face thereof:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAW AND ARE SUBJECT TO A STOCKHOLDERS AGREEMENT AMONG C&D TECHNOLOGIES, INC. (THE “COMPANY”) AND THE STOCKHOLDERS PARTIES THERETO, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY. NO DIRECT OR INDIRECT TRANSFER, SALE, OFFER, ASSIGNMENT, EXCHANGE, DISTRIBUTION OR OTHER DISPOSITION OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY BE MADE EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF SUCH STOCKHOLDERS AGREEMENT AND (A) PURSUANT TO A REGISTRATION STATEMENT EFFECTIVE UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) IF THE COMPANY HAS BEEN FURNISHED EITHER WITH AN OPINION IN FORM AND SUBSTANCE REASONABLY SATISFACTORY TO THE COMPANY FROM COUNSEL REASONABLY SATISFACTORY TO THE COMPANY THAT SUCH DIRECT OR INDIRECT TRANSFER, SALE, OFFER, ASSIGNMENT, EXCHANGE, DISTRIBUTION OR OTHER DISPOSITION MAY BE MADE WITHOUT REGISTRATION UNDER SECTION 5 OF THE SECURITIES ACT OF 1933, AS AMENDED, AND THE RULES AND REGULATIONS THEREUNDER AND APPLICABLE STATE SECURITIES LAWS OR WITH THE CERTIFICATE SPECIFIED IN SECTION 4.1(B) OF SUCH STOCKHOLDERS AGREEMENT, IF APPLICABLE. THE HOLDER OF THIS CERTIFICATE, BY ACCEPTANCE OF THIS CERTIFICATE, AGREES TO BE BOUND BY ALL OF THE PROVISIONS OF SUCH STOCKHOLDERS AGREEMENT.”

(b) Each unexercised option that is certificated and issued pursuant to any management equity plan or director equity plan or agreement shall bear the following legend:

“THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAW AND ARE SUBJECT TO A STOCKHOLDERS AGREEMENT AMONG C&D TECHNOLOGIES, INC. (THE “COMPANY”) AND THE OTHER STOCKHOLDERS PARTIES THERETO AND A STOCK OPTION AGREEMENT, COPIES OF WHICH ARE ON FILE WITH THE SECRETARY OF THE COMPANY. NO DIRECT OR INDIRECT TRANSFER, SALE, OFFER, ASSIGNMENT, EXCHANGE, DISTRIBUTION OR OTHER DISPOSITION OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY BE MADE EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF SUCH STOCKHOLDERS AGREEMENT AND STOCK OPTION AGREEMENT. THE HOLDER OF THIS OPTION, BY ACCEPTANCE HEREOF, AGREES TO BE BOUND BY ALL OF THE PROVISIONS OF SUCH STOCKHOLDERS AGREEMENT AND STOCK OPTION AGREEMENT, INCLUDING RESTRICTIONS RELATING TO THE EXERCISE OF ANY VOTING RIGHTS GRANTED BY THE SECURITIES.”

4.5 Tag-Along Rights.

(a) With respect to any proposed Transfer or Transfers (other than a Transfer pursuant to Section 4.2 or Section 5) in one transaction or a series of related transactions, individually or in the aggregate, of shares of Common Stock collectively representing fifteen percent (15%) or more of the then outstanding shares of Common Stock by any Holder, or two (2) or more Holders acting in concert with respect to such Transfer (in such capacity, a “Transferring Holder”), the Transferring Holder shall have the obligation, and each other Holder shall have the right but not the obligation, to request the proposed Transferee to purchase from each Holder exercising such right (each, a “Tagging Holder”) that number of shares of Common Stock requested to be included by such Tagging Holder; provided that if the proposed Transferee is unwilling to purchase all of the Common Stock that the Tagging Holders have requested to be acquired by the proposed Transferee, then each Tagging Holder shall have the right to sell or otherwise Transfer to the Transferee a number of such Tagging Holder’s shares of Common Stock equal to the product of (x) the number of shares of Common Stock beneficially owned by such Tagging Holder multiplied by (y) the percentage of the number of shares of Common Stock that the Transferring Holder is proposing to sell relative to the total number of shares of Common Stock held by such Transferring Holder (the amounts in this clause (y), their “Pro Rata Share”). For the avoidance of doubt, reference to shares of Common Stock in the preceding sentence include shares of Common Stock issuable upon exercise of the Warrants (assuming exercise by payment of the cash exercise price). If the proposed Transferee is unwilling to purchase all of the shares of Common Stock proposed to be Transferred by all Tagging Holders (determined in accordance with the first sentence of this Section 4.5(a)), then the Transferring Holder and each Tagging Holder shall reduce, on a pro rata basis based on their respective Sharing Percentages, the Pro Rata Share of the shares of Common Stock that each otherwise would have Transferred so as to permit the Transferring Holder and each Tagging Holder to sell the number of shares of Common Stock that the proposed Transferee is willing to purchase. Each Tagging Holder shall Transfer its shares of Common Stock at the same price per share and upon the same terms and conditions (including time of payment, form of consideration or option to elect form of consideration) as to be paid and given to the Transferring Holder. In order to be entitled to exercise its right to sell shares of Common Stock to the proposed Transferee pursuant to this Section 4.5, a Tagging Holder must agree to make to the proposed Transferee the same representations, warranties, covenants, indemnities and agreements as the Transferring Holder agrees to make in connection with the proposed Transfer (except that in the case of representations and warranties pertaining specifically to the Transferring Holder, a Tagging Holder shall make the comparable representations and warranties pertaining specifically to itself, and except that no Tagging Holder shall have to make representations and warranties with respect to the Company, and except that, in the case of covenants or agreements capable of performance only by certain Holders, such covenants or agreements shall be made only by such certain Holders). All representations, warranties, covenants, agreements and indemnities made by the Transferring Holder and the Tagging Holders pertaining specifically to themselves shall be made by each of them severally and not jointly; provided that each of the Transferring Holder and each Tagging Holder shall be severally (but not jointly) liable for breaches of representations, warranties, covenants and agreements of or, in the case of representations and warranties pertaining to the Company and its Subsidiaries and for indemnification obligations arising out of or relating to any such breach or otherwise pertaining to the Company and its Subsidiaries, on a pro rata basis (based on the number of shares of Common Stock Transferred by each Transferring Holder and each Tagging Holder), such liability of each such Holder not to exceed the proceeds actually received by such Holder. Any Tagging Holder that is a holder of Common Stock Equivalents (including Warrants) and wishes to participate in a sale of Common Stock pursuant to this Section 4.5(a) shall convert into or exercise or exchange such number of Common Stock Equivalents for Common Stock as may be acquired therefor on or prior to the closing date of such Transfer, provided that any such conversion, exercise or exchange may be conditioned on the closing of such Transfer, in which case such conversion, exercise or exchange shall not be effective until such Transfer has been consummated.

(b) The Transferring Holder shall give written notice to all Holders of each proposed Transfer giving rise to the rights of the Tagging Holders set forth in the first sentence of Section 4.5(a) at least thirty (30) days prior to the consummation of such Transfer, setting forth the name of the Transferring Holder, the number of shares of Common Stock proposed to be so Transferred, the name and address of the proposed Transferee, the proposed amount and form of consideration and other terms and conditions offered by the proposed Transferee, and a representation that the proposed Transferee has been informed of the tag-along rights provided for in this Section 4.5 and has agreed to purchase shares of Common Stock from any Tagging Holder or Tagging Holders in accordance with the terms hereof. Any notice required by the Transferring Holder under this Section 4.5 to be given to the other Holders may, at the election of the Transferring Holder, be given to the Company which shall, on behalf of the Transferring Holder, give such notice to the other Holders. The tag-along rights provided by this Section 4.5 must be exercised by each Tagging Holder within twenty (20) days following receipt of the notice required by the preceding sentence, by delivery of a written notice to the Transferring Holder indicating such Tagging Holder’s election to exercise its rights pursuant to Section 4.5 and specifying the number of shares of Common Stock it elects to sell. If the proposed Transferee fails to purchase shares of Common Stock from any Tagging Holder that has properly exercised its tag-along rights, then the Transferring Holder shall not be permitted to make the proposed Transfer, and any such attempted Transfer shall be void and of no effect, as provided in Section 4.3 hereof.

(c) If any of the Tagging Holders exercise their rights under Section 4.5(a), the closing of the purchase of the Common Stock with respect to which such rights have been exercised shall take place concurrently with the closing of the sale of the Transferring Holder’s Common Stock. No Transfer shall occur pursuant to this Section 4.5 unless the Transferee shall agree to become a party to, and be bound to the same extent as its Transferor by the terms of, this Agreement pursuant to the provisions of Section 6.6.

(d) Any Transfer pursuant to this Section 4.5 shall occur within ninety (90) days of delivery of the notice from the Transferring Holder to the other Holders and at a price of not more than the maximum per share price set forth in the notice and otherwise on terms and conditions in the aggregate not more favorable to the Transferring Holder and the Tagging Holders than were set forth in the notice. If, at the end of such ninety (90) day period, the Transferring Holder and the Tagging Holders have not completed the sale or other disposition of the Common Stock of the Transferring Holder and the Tagging Holders in accordance with the terms and conditions of the proposed Transfer, all the restrictions on Transfer contained in this Agreement with respect to Common Stock owned by the Transferring Holder and the Tagging Holders shall again be in effect.

4.6 Drag-Along Rights.

(a) If any Holder, or two (2) or more Holders acting in concert with respect to the Transfer of their shares of Common Stock, and such Holder’s or Holders’ respective Affiliates (the “Selling Holder(s)”) that own shares of Common Stock collectively representing at least a majority of the then outstanding shares of Common

Stock receive an offer from a third party (excluding the Company and its Subsidiaries or Affiliates and Affiliates of such Holder or Holders) (a “Third Party”) to purchase all (or no less than 90% if the remaining shares of Common Stock are to be re-invested in a “roll-over” transaction with the consent of the Third Party) of the outstanding shares of Common Stock (whether pursuant to a sale of stock, a merger or otherwise), and such offer is accepted by the Selling Holder(s) (the “Drag-Along Transaction”), then each Holder hereby agrees that, if requested to do so by such Selling Holder(s) pursuant to a Drag-Along Notice, it will Transfer all of its shares of Common Stock and to such Third Party at the same price per share and upon the same terms and conditions (including time of payment, form of consideration or option to elect form of consideration) so accepted by the Selling Holder(s), including making the same representations, warranties, covenants, indemnities and agreements that the Selling Holder(s) agrees to make (except that, in the case of representations and warranties pertaining specifically to the Selling Holder(s), each other Holder shall make the comparable representations and warranties pertaining specifically to itself, and except that no Holder shall have to make representations and warranties with respect to the Company, and except that, in the case of covenants or agreements capable of performance only by certain Holders, such covenants or agreements shall be made only by such certain Holders, as the case may be). All representations, warranties, covenants, agreements and indemnities made by the Holders pertaining specifically to themselves shall be made by each of them severally and not jointly; provided that each Holder shall be severally (but not jointly) liable for breaches of representations, warranties, covenants and agreements of or, in the case of representations and warranties pertaining to the Company and its Subsidiaries and for indemnification obligations arising out of or relating to any such breach or otherwise pertaining to the Company and its Subsidiaries, on a pro rata basis (based on the number of shares of Common Stock sold by each Holder), such liability of each such Holder not to exceed such Holder’s pro rata portion of the proceeds of the sale actually paid to all Holders; provided further that no such Holder shall be required to enter into a non-competition covenant. If the Selling Holder(s) accepts such Drag-Along Transaction and desires that the other Holders Transfer their shares of Common Stock in the Drag-Along Transaction, such Selling Holder(s) shall give written notice to all other Holders of the proposed Drag-Along Transaction (“Drag-Along Notice”) at least thirty (30) days prior to the proposed consummation of such Drag-Along Transaction, which Drag-Along Notice shall specify the name and address of the Third Party, the form and amount of consideration to be paid to the Holders and any other material terms and conditions of the Drag-Along Transaction. The Drag-Along Notice may, at the election of the Selling Holder(s), be given to the Company which shall, on behalf of the Selling Holder(s), give such notice to the other Holders as promptly as possible thereafter; provided that such notice shall be given to the other Holders at least thirty (30) days prior to the proposed consummation of such Drag-Along Transaction whether sent to such Holders by the Selling Holder(s) or by the Company.

(b) Each Holder agrees that such Holder will vote all of the Common Stock beneficially owned or held of record by such Holder in favor of any Drag-Along Transaction at any meeting of Holders called to vote on or approve the Drag-Along Transaction and/or to consent in writing to the Drag-Along Transaction and to waive any dissenters’ or appraisal rights in connection with the Drag-Along Transaction.

(c) If requested to do so by the Selling Holder(s), any Holder that is a holder of Common Stock Equivalents (including the Warrants) shall convert, exercise or exchange such Common Stock Equivalents into or for Common Stock in accordance with their terms on or prior to the closing date of such Drag-Along Transaction, provided that any such conversion, exercise or exchange may be conditioned on the closing of such Drag-Along Transaction, in which case such conversion, exercise or exchange shall not be effective until such Drag-Along Transaction has been consummated. Notwithstanding anything in this Section 4.6 to the contrary, (i) in the event a Holder that holds Common Stock Equivalents (other options to acquire shares of Common Stock granted under any management equity plan or agreement or director equity plan or agreement, which are being governed by clause (ii) below) is required to Transfer such Common Stock Equivalents in a Drag-Along Transaction, such Holder shall not be required to convert, exercise or exchange any such Common Stock Equivalent if and to the extent that the applicable conversion, exercise or exchange price of such Common Stock Equivalent is equal to or greater than the value of the consideration to be received by Holders in the Drag-Along Transaction giving rise to drag-along rights under this Section 4.6 and, in lieu of such conversion, exercise or exchange, at the election of such holder of Common Stock Equivalents, any such Common Stock Equivalents shall instead be cancelled and forfeited; and (ii) in connection with any Drag-Along Transaction, the treatment of options to acquire shares of Common Stock granted under any management equity plan or agreement or director equity plan or agreement shall be governed by the terms of such plans or agreements.

(d) Any Drag-Along Transaction pursuant to this Section 4.6 shall occur within one hundred eighty (180) days of delivery of the Drag-Along Notice to the other Holders. If, at the end of such one hundred eighty (180) day period, the Selling Holder(s) and the other Holders have not completed the sale or other disposition of the Common Stock of the Selling Holder(s) and the other Holders in accordance with the terms and conditions of the proposed Drag-Along Transaction, all the restrictions on Transfer contained in this Agreement with respect to Common Stock owned by the Selling Holder(s) and the other Holders shall again be in effect.

4.7 Preemption Rights.

(a) The Company shall not issue additional Equity Interests (an “Issuance”) to any Person unless, prior to such issuance, the Company notifies each Eligible Holder in writing of the proposed Issuance and grants to each Eligible Holder (subject to compliance with Section 4.7(b) below), the right (the “Right”) to subscribe for and purchase, in whole or in part, at the same price and upon the same terms and conditions (including, if such additional Equity Interests are issued as a unit together with other securities, the purchase of such unit, but the Right shall not apply separately to any component of such unit) as set forth in the notice of such Issuance, a portion of such additional Equity Interests proposed to be issued in the Issuance up to:

(i) in the case of an Issuance in which shares of Common Stock or Common Stock Equivalents are to be issued, such that immediately after giving effect to the Issuance and exercise of the Right (including, for purposes of this calculation, the issuance of shares of Common Stock upon conversion, exchange or exercise of any Common Stock Equivalent issued in the Issuance or subject to the Right), the shares of Common Stock and Common Stock Equivalents beneficially owned by such Holder and its Affiliates (rounded to the nearest whole share) shall represent the same percentage of the aggregate number of shares of Common Stock and Common Stock Equivalents outstanding as was beneficially owned by such Holder and its Affiliates immediately prior to the Issuance; and

(ii) in the case of an Issuance in which (A) equity securities of the Company other than Common Stock or Common Stock Equivalents (“Other Capital Stock”) or (B) any securities exchangeable or exercisable for, or convertible into, such Other Capital Stock (“Other Capital Stock Equivalents”) are to be issued, equal to the percentage of all outstanding shares of Common Stock and Common Stock Equivalents of the Company that were beneficially owned by such Holder and its Affiliates immediately prior to the Issuance.

(b) The Right may be exercised by each Eligible Holder provided that the Eligible Holder exercising the Right must (i) be an Accredited Investor and (ii) deliver written notice to the Company of such exercise of the Right which is received by the Company within fifteen (15) Business Days after the date on which the Eligible Holder receives notice from the Company of the proposed Issuance. If any Eligible Holder elects not to exercise its Right pursuant to Section 4.7 in full with respect to the Issuance of additional Equity Interests, then the Company shall deliver written notice thereof to each Eligible Holder who had exercised its Right in full within two (2) Business Days after the earlier of (A) the deadline referenced in clause (ii) of the preceding sentence and (B) the date on which the Company has received written notice from all Eligible Holders pursuant to such clause (ii). The notice from the Company shall state the number of unsubscribed Equity Interests which were subject to the Rights of the declining Eligible Holders and that each Eligible Holder who had exercised its Right in full may subscribe for and purchase additional Equity Interests as described in the following sentence. Each Eligible Holder who had exercised its Right in full may elect to subscribe for and purchase its pro rata share of such unsubscribed Equity Interests that the declining Eligible Holder elected not to participate in, provided that such Eligible Holder delivers written notice to the Company within three (3) Business Days of receiving the notice referenced in the preceding sentence. The closing of the purchase and sale pursuant to the exercise of the Right shall occur on the date scheduled by the Company for the Issuance, which may not be earlier than ten (10) Business Days and no later than sixty (60) Business Days after the Company receives notice of the exercise of the Right. Notwithstanding the foregoing, the Right shall not apply to any Issuance (i) made as consideration for the payment of the purchase price of assets acquired by the Company or any of its Subsidiaries, including any Issuance in connection with a merger, exchange offer, joint venture, license transaction or exchange of shares, or to any lender in connection with any loans made to the Company or any of its Subsidiaries, (ii) (A) of options, restricted stock or other equity awards granted to directors, officers or employees of the Company or its Subsidiaries, or Issuance of Common Stock upon exercise of such options, (B) otherwise in accordance with the terms of a stock option plan or other equity-based compensation plan of the Company or its Subsidiaries that has been approved by the Board and, in the case of each of the foregoing clauses (ii)(A) and (ii)(B), of the Equity Interests issued upon the exchange, exercise or conversion of such Equity Interests or (C) of Equity Interests upon exercise of the Warrants, (iii) of Equity Interests issued as dividends or distributions to holders of Common Stock and Warrants, generally, on a pro rata basis, or in connection with a stock split, (iv) of Other Capital Stock or Other Capital Stock Equivalents issued as dividends or distributions to holders of Other Capital Stock or Other Capital Stock Equivalents, generally, on a pro rata basis, or (v) pursuant to the exchange, exercise or conversion of any Equity Interest that is either (A) outstanding on the date hereof or (B) outstanding after the date hereof so long as the Eligible Holders have had an opportunity to exercise the Right granted to such Eligible Holders in this Section 4.7 with respect to the underlying Equity Interest, or such Equity Interest was issued pursuant to clause (i), (ii), (iii) or (iv) of this sentence.

(c) Nothing in this Section 4.7 shall be deemed to prevent any Person from purchasing for cash or the Company from issuing any additional Equity Interests without first complying with the provisions of this Section 4.7 if, in connection with such purchase, (i) the Board has determined in good faith that (A) the Company needs a prompt cash investment, (B) no alternative financing on terms as favorable to the Company in the aggregate than such purchase is available on an as timely basis, and (C) the delay caused by compliance with the provisions of this Section 4.7 in connection with such investment would be reasonably likely to adversely affect the Company, (ii) the Person making such purchase (for purposes of this Section 4.7, the “Purchasing Holder”) or the Company gives prompt notice to the Eligible Holders as of such date of the Purchasing Holder’s investment, which notice shall describe in reasonable detail the additional Equity Interests being purchased by the Purchasing Holder and the purchase price thereof, and (iii) the Purchasing Holder or the Company enables the Eligible Holders to effectively exercise their respective rights under this Section 4.7 with respect to their purchase of a pro rata share of the additional Equity Interests issued to the Purchasing Holder as promptly as practicable following the initial prompt cash investment after such purchase by the Purchasing Holder on the terms specified in Section 4.7(a).

(d) Any Eligible Holder that elects to exercise its Right pursuant to Section 4.7 may assign to one or more of its Affiliates the right to subscribe for and purchase some or all of the Equity Interests that may be purchased by such Eligible Holder under Section 4.7 by providing notice to the Company of such assignment along with the notice to the Company referenced in the first sentence of Section 4.7(b), so long as such Affiliate(s) would otherwise be eligible to exercise the Right pursuant to Section 4.7. Such assignment shall be considered a Transfer of Equity Interests for purposes of Sections 4.1(a), 4.2 and 4.3, and subject to any restrictions thereunder.

SECTION 5. REGISTRATION RIGHTS

5.1 Securities Act Shelf Registration on Request.

(a) Shelf Registration. Shelf Requesting Holders may request that the Company file one shelf registration statement (as may be amended or supplemented from time to time, a “Shelf Registration Statement”) under this Section 5.1(a) pursuant to Rule 415 promulgated under the Securities Act (a “Shelf Registration”)

providing for the sale by the Shelf Requesting Holders of any or all of the Registrable Common Stock beneficially owned by such Shelf Requesting Holders (the date of such request, the “Shelf Request Date”) and any or all of the Registrable Common Stock beneficially owned by other Holders who comply with the requirements of this Section 5.1(a). Shelf Requesting Holders may make such request at any time. The Company shall (i) use commercially reasonable efforts to file, at the earliest practicable date, such Shelf Registration Statement under the Securities Act (the “Shelf Filing Date”) and (ii) use its commercially reasonable efforts to have such Shelf Registration Statement thereafter declared effective by the SEC at the earliest practicable date, but in any event not later than sixty (60) days after the Shelf Filing Date or, if a Shelf Registration Statement is reviewed by the staff of the SEC, not later than ninety (90) days after the Shelf Filing Date. Subject to Section 5.8(b), the Company agrees to use commercially reasonable efforts to keep the Shelf Registration Statement continuously effective under Rule 415 of the Securities Act until the earliest to occur of (i) the second anniversary of the date such Shelf Registration Statement initially is declared effective by the SEC (plus a number of Business Days equal to the number of Business Days, if any, that the Shelf Registration Statement is not kept effective (including any days for which the use of the prospectus is suspended pursuant to Section 5.8(b)) after the initial date of its effectiveness and prior to the second anniversary thereof), (ii) the day after the date on which all of the Registrable Common Stock covered by the Shelf Registration Statement has been sold pursuant to the Shelf Registration Statement or (iii) the first date on which there shall cease to be any Registrable Common Stock covered by such Shelf Registration Statement. The Company further agrees, if necessary, to supplement or amend the Shelf Registration Statement, if required by the rules, regulations or instructions applicable to the registration form used by the Company for such Shelf Registration or by the Securities Act or by any other rules and regulations thereunder for shelf registration, and the Company agrees to furnish to the Holders whose Registrable Common Stock is included in such Shelf Registration Statement copies of any such supplement or amendment promptly after its being issued or filed with the SEC. Notwithstanding any other provision hereof, no Holder’s Registrable Common Stock shall be included in the Shelf Registration Statement unless and until such Holder furnishes to the Company a fully completed notice and questionnaire substantially in the form attached hereto as Exhibit B (the “Questionnaire”) and such other information in writing as the Company may reasonably request in writing for use in connection with the Shelf Registration Statement and any related application to be filed with or under state securities laws. At least thirty (30) days prior to the filing of the Shelf Registration Statement, the Company will provide to the Holders notice of its intention to file the Shelf Registration Statement, the form of Questionnaire and such other information the Company may reasonably request to be provided by the Holders. In order to be named as a selling stockholder in the Shelf Registration Statement at the time of effectiveness of the Shelf Registration Statement and to include in the Shelf Registration Statement all Registrable Common Stock requested to be included for sale by the Holders, each Holder must no later than twenty (20) days following receipt of notice sent by the Company as set forth in the previous sentence, furnish to the Company in writing the completed Questionnaire and such other information reasonably requested by the Company and the Company will include information in the completed Questionnaire and such other information, if any, in the Shelf Registration Statement, as necessary and in a manner so that upon effectiveness of the Shelf Registration Statement, the Holder will be permitted to deliver the Shelf Registration Statement to purchasers of the Holder’s Registrable Common Stock. From and after the date that the Shelf Registration Statement becomes effective, upon receipt of a completed Questionnaire and such other information that the Company may reasonably request in writing, if any, the Company shall (i) as promptly as practicable after the date on which the Questionnaire is delivered, and in any event within the later of (x) fifteen (15) Business Days after receipt of such Questionnaire or (y) fifteen (15) Business Days after the expiration of any suspension pursuant to Section 5.8(b) in effect when the Questionnaire is delivered, file any amendments or supplements to the Shelf Registration Statement necessary for such Holder to be named as a selling stockholder and to include in the Shelf Registration Statement all Registrable Common Stock requested to be included for sale by such Holder or, if not permitted to name such Holder as a selling stockholder by supplement, file any necessary post-effective amendment to the Shelf Registration Statement or prepare and, if required by applicable law, file any amendment or supplement to any document so that such Holder is named as a selling stockholder, and use commercially reasonable efforts to cause such post-effective amendment to be declared effective as promptly as practicable; provided that the Company shall not be obligated to file more than one (1) post-effective amendment in any ninety (90) day period.

(b) Effective Registration Statement. A Shelf Registration pursuant to Section 5.1(a) hereof shall not be deemed to have been effected:

(i) unless a registration statement with respect thereto has been declared effective by the SEC and remains effective in compliance with the provisions of the Securities Act and the laws of any state or other jurisdiction applicable to the disposition of Registrable Common Stock covered by such registration statement until such time as all of such Registrable Common Stock have been disposed of in accordance with such registration statement or there shall cease to be any Registrable Common Stock covered by such registration statement (provided that such period need not exceed the applicable period provided for in Section 5.1(a)), or

(ii) if, after it has become effective, such registration statement is subject to any stop order, injunction or other order or requirement of the SEC or other governmental or regulatory agency or court preventing the sale of securities under such registration statement for any reason (other than a violation of applicable law solely by any Holder) and has not thereafter become effective.

5.2 Securities Act Registration on Request.

(a) Request. At any time and from time to time (i) after the expiration (in accordance with Section 5.1(a) above) or cessation of effectiveness of the initial Shelf Registration Statement, if any, filed by the Company pursuant to Section 5.1(a) hereof (the “Initial Shelf”) or (ii) at any time if the Initial Shelf has not been filed and, in each case, prior to the termination of the Company’s obligations hereunder pursuant to and in accordance with the terms of Section 5.15 and 6.2 hereof, one or more Holders (the “Initiating Holders”) may make a written request (the “Initiating Request”) to the Company for the registration with the SEC under the Securities Act (on Form S-3, or, if Form S-3 is not then available to the Company, Form S-1 or any other applicable form) of all or part of such Initiating Holders’ Registrable Common Stock; provided, however, that such request shall be made by one or more Holders, together with their Affiliates, beneficially owning at least fifteen percent (15%) of the then outstanding shares of Registrable Common Stock (provided that subsequent Initiating Requests pursuant to this Section 5.2(a) shall be made by one or more Holders, together with their Affiliates, beneficially owning at least fifteen percent (15%) of the then outstanding shares of Registrable Common Stock), which request, in each case in this Section 5.2(a), shall specify the number of shares of Registrable Common Stock to be disposed of by such Holders and the proposed plan of distribution therefor. Upon the receipt of any Initiating Request for registration pursuant to this Section 5.2(a), the Company promptly shall notify in writing all other Holders of the receipt of such request and will use commercially reasonable efforts to effect, at the earliest practicable date, such registration under the Securities Act, including a Shelf Registration, if applicable, of:

(i) the Registrable Common Stock which the Company has been so requested to register by such Initiating Holder or Holders, and

(ii) all other Registrable Common Stock which the Company has been requested to register by any other Holders by written request given to the Company within twenty (20) days after the giving of written notice by the Company to such other Holders of the Initiating Request (or ten (10) days if the Company states in such written notice or gives telephonic notice to the relevant Holders, with written confirmation to follow promptly thereafter, stating that (1) such registration will be on Form S-3 (or, if Form S-3 is not then available to the Company, Form S-1 or any other applicable form) and (2) such shorter period of time is required because of a planned filing date), all to the extent necessary to permit the disposition (in accordance with Section 5.2(c) hereof) of the Registrable Common Stock to be so registered; provided, that,

(A) the Company shall not be required to effect more than a total of an aggregate of three (3) registrations pursuant to this Section 5.2(a) for all Holders,

(B) if the intended method of distribution is an underwritten Public Offering, the Company shall not be required to effect such registration pursuant to this Section 5.2(a) unless such underwriting shall be conducted on a “firm commitment” basis,

(C) if the Company shall have previously effected a registration pursuant to Section 5.1 or this Section 5.2(a), the Company shall not be required to effect any registration pursuant to this Section 5.2(a) until a period of one hundred eighty (180) days shall have elapsed from the date on which the previous such registration ceased to be effective,

(D) any Holder whose Registrable Common Stock was to be included in any such registration pursuant to this Section 5.2(a), by written notice to the Company, may withdraw such request, and the Company shall not effect such registration in the event that the Holders that have not elected to withdraw beneficially own, in the aggregate, less than the percentage of the shares of Registrable Common Stock required to initiate a request under this Section 5.2(a) (provided that if such registration is not effected for such reason, it shall still count as one of the three registrations under clause (A) above unless the withdrawing Holders reimburse the Company for all Expenses incurred),

(E) the Company shall not be required to effect any registration to be effected pursuant to this Section 5.2(a) unless at least fifteen percent (15%) of the shares of Registrable Common Stock outstanding at the time of such request are to be included in such registration and

(F) a Shelf Registration effected under this Section 5.2(a) shall comply with the procedures set forth in the second paragraph of Section 5.1(a).

(b) Registration of Other Securities. Whenever the Company shall effect a registration pursuant to Section 5.2(a) hereof, no securities other than (i) Registrable Common Stock and (ii) subject to Section 5.2(f), Common Stock to be sold by the Company for its own account, shall be included among the securities covered by such registration unless the Selling Registering Holders (beneficially owning not less than fifty percent (50%) of the shares of Registrable Common Stock to be covered by such registration shall have consented in writing to the inclusion of such other securities.

(c) Registration Statement Form. Except as provided in Section 5.2(a), registrations under Section 5.2(a) hereof shall be on such appropriate registration statement form prescribed by the SEC under the Securities Act as shall be selected by the Company and as shall permit the disposition of the Registrable Common Stock pursuant to an underwritten offering unless the Selling Registering Holders beneficially owning at least a majority of the shares of Registrable Common Stock requested to be included in such registration statement determine otherwise, in which case such registration shall be pursuant to the method of distribution determined by such Selling Registering Holders. The Company agrees to include in any such registration statement filed pursuant to Section 5.2(a) hereof all information which the Selling Registering Holders beneficially owning at least a majority of shares of the Registrable Common Stock covered by such registration statement effected pursuant hereto, upon advice of counsel, shall reasonably request.

(d) Effective Registration Statement. A registration requested pursuant to Section 5.2(a) hereof shall not be deemed to have been effected unless:

(i) a registration statement with respect thereto has been declared effective by the SEC and remains effective in compliance with the provisions of the Securities Act and the laws of any state or other jurisdiction applicable to the disposition of Registrable Common Stock covered by such registration statement until such time as all of such Registrable Common Stock have been disposed of in accordance with such registration statement or there shall cease to be any Registrable Common Stock covered by such registration statement, provided, that, except with respect to any Shelf Registration, such period need not exceed ninety (90) days (plus a number of Business Days equal to the number of Business Days, if any, that the registration statement is not kept effective (including any days for which the use of the prospectus is suspended pursuant to Section 5.8(b)) after the initial date of its effectiveness and prior to the expiration of such ninety (90) day period), and, provided, further, that with respect to any Shelf Registration, such period need not extend beyond the period provided for in Section 5.2(g) hereof,

(ii) if, after it has become effective, such registration is subject to any stop order, injunction or other order or requirement of the SEC or other governmental or regulatory agency or court for any reason other than a violation of applicable law solely by any Selling Registering Holder and has not thereafter become effective, or

(iii) if, in the case of an underwritten offering, the conditions to closing specified in an underwriting agreement to which the Company is a party are not satisfied or waived other than by reason of any breach or failure by any Selling Registering Holder.

The Holders to be included in a registration statement pursuant to Section 5.2(a) may at any time withdraw such request for registration in accordance with Section 5.2(a)(ii)(D); provided that any Initiating Holder who withdraws such request shall not be permitted to be an Initiating Holder during the twelve-month period following such withdrawal.

(e) Selection of Underwriters. The underwriter or underwriters of each underwritten offering, if any, of the Registrable Common Stock to be registered pursuant to Section 5.1(a) or Section 5.2(a) hereof shall be mutually selected by the Selling Registering Holders beneficially owning at least a majority of the shares of Registrable Common Stock to be registered and the Company. In the case of any offering or registration initiated by the Company for its own account or any other offering not effected pursuant to Section 5.1(a) or Section 5.2(a) hereof, including any offering pursuant to which the Holders shall have piggyback rights pursuant to Section 5.3 hereof, the Company shall select a nationally recognized underwriter (or underwriters) for such offering in its sole discretion; provided that, the Company shall not identify any Holder or subsequent purchaser of Registrable Common Stock as an underwriter in any public disclosure with the SEC or any trading market without the prior written consent of such Holder or subsequent purchaser. If the Company is required by law to identify any such party as an underwriter in any public disclosure or filing with the SEC or any trading market, it must notify such party in advance and such party shall have the option, in its sole discretion, to consent to such identification as an underwriter within five (5) Business Days or such party shall be deemed to have consented to have its Registrable Common Stock removed from the applicable registration statement.

(f) Priority in Requested Registration. If a registration requested pursuant to Section 5.1(a) or Section 5.2(a) hereof involves an underwritten Public Offering, and the managing underwriter of such underwritten offering shall advise the Company in writing (with a copy to each Selling Registering Holder requesting that Registrable Common Stock be included in such registration statement) that, in its opinion, the number of shares of Registrable Common Stock requested to be included in such registration exceeds the number of such securities that can be sold in such offering within a price range stated to such managing underwriter by Selling Registering Holders beneficially owning at least a majority of the shares of Registrable Common Stock requested to be included in such registration to be acceptable to such Selling Registering Holders (such writing to state the basis of such opinion and the approximate number of securities which the managing underwriter believes may be included in such offering without such effect), then the Company shall include in such registration, to the extent of the number of shares which the Company is so advised the managing underwriter believes can be sold in such offering, (i) first, all Registrable Common Stock requested to be registered pursuant to Section 5.1(a) or Section 5.2(a), pro rata among the Selling Registering Holders on the basis of the number of shares of Registrable Common Stock requested to be registered by all such Selling Registering Holders, (ii) second, if additional shares may be sold based on the opinion of the managing underwriter, then securities that the Company proposed to issue and sell for its own account and (iii) third, other securities, if any.

(g) Shelf Registrations. If one or more demands made pursuant to Section 5.2(a) hereof are for a Shelf Registration, the period for which the Shelf Registration Statement in connection with the first Shelf Registration requested pursuant to Section 5.2(a) must remain effective need not extend beyond one (1) year from the date on which such Shelf Registration Statement initially was declared effective by the SEC and the period for which any subsequent Shelf Registration Statement in connection with the subsequent Shelf Registration requested pursuant to Section 5.2(a) must remain effective need not extend beyond nine (9) months from the date on which such Shelf Registration Statement initially was declared effective by the SEC (plus, in each case, a number of Business Days equal to the number of Business Days, if any, that the Shelf Registration Statement is not kept effective (including any days for which the use of the prospectus is suspended pursuant to Section 5.8(b)) after the initial date of its effectiveness and prior to such first-year or nine-month, as the case may be, anniversary thereof).

5.3 Piggyback Registration. If the Company proposes to register Common Stock under the Securities Act by registration on any forms (other than Form S-4 or S-8 or any successor or similar form(s)), whether or not pursuant to registration rights granted to other holders of its securities and whether or not for sale for its own account, it shall give prompt written notice to all of the Holders of its intention to do so and of such Holders’ rights under this Section 5.3, which notice, in any event, shall be given at least thirty (30) days prior to such proposed registration. Upon the written request of any Holder receiving notice of such proposed registration (a “Piggyback Requesting Holder”) made within twenty (20) days after the receipt of any such notice (or ten (10) days if the Company states in such written notice or gives telephonic notice to the relevant Holders, with written confirmation to follow promptly thereafter, stating that (i) such registration will be on Form S-3 (or, if Form S-3 is not then available to the Company, Form S-1 or any other applicable form) and (ii) such shorter period of time is required because of a planned filing date), which request shall specify the Registrable Common Stock intended to be disposed of by such Piggyback Requesting Holder and the minimum offering price per share at which the Holder is willing to sell its Registrable Common Stock, the Company shall, subject to Section 5.6(b) hereof, effect the registration under the Securities Act of all Registrable Common Stock which the Company has been so requested to register by the Piggyback Requesting Holders thereof; provided that,

(a) prior to the effective date of the registration statement filed in connection with such registration or, in the case of a Shelf Registration Statement, prior to the delivery of a preliminary prospectus related to such offering, and, in any event, promptly following receipt of notification by the Company from the managing underwriter (if an underwritten offering) of a range of prices at which such securities are likely to be sold, the Company shall so advise each Piggyback Requesting Holder of such price, and if such price is below the minimum price which shall be acceptable to such Piggyback Requesting Holder, such Piggyback Requesting Holder shall then have the right irrevocably to withdraw its request to have its Registrable Common Stock included in such registration statement, by delivery of written notice of such withdrawal to the Company within five (5) Business Days of its being advised of such price, without prejudice to the rights of any such Holder or Holders to include Registrable Common Stock in any future registration (or registrations) pursuant to this Section 5.3 or to cause such registration to be effected as a registration under Section 5.2(a) hereof, as the case may be;

(b) if at any time after giving written notice of its intention to register the offer for sale of any securities and prior to the effective date of the registration statement filed in connection with such registration or, in the case of a Shelf Registration Statement, prior to the consummation of such offering, the Company shall determine for any reason not to register or to delay registration of such securities, the Company may, at its election, give written notice of such determination to each Piggyback Requesting Holder and (i) in the case of a determination not to register, the Company shall be relieved of its obligation to register any Registrable Common Stock in connection with such registration (but not from any obligation of the Company to pay the Expenses in connection therewith), without prejudice, however, to the rights of any Holder to include Registrable Common Stock in any future registration (or registrations) pursuant to this Section 5.3 or, if applicable, to cause such registration to be effected as a registration under Section 5.2(a) hereof, as the case may be, and (ii) in the case of a determination to delay registering, shall be permitted to delay registering any Registrable Common Stock, for the same period as the delay in registering such other securities; and

(c) if such registration was initiated by the Company for its own account and involves an underwritten offering, each Piggyback Requesting Holder shall sell its Registrable Common Stock on the same terms and conditions as those that apply to the Company, and the underwriters of each such underwritten offering shall be a nationally recognized underwriter (or underwriters) selected by the Company in its sole discretion.

No registration effected under this Section 5.3 shall relieve the Company of its obligation to effect any registration upon request under Section 5.2(a) hereof and no registration effected pursuant to this Section 5.3 shall be deemed to have been effected pursuant to Section 5.2(a) hereof.

5.4 Expenses. Except as provided in the last paragraph of Section 5.3, the Company shall pay all Expenses in connection with any registration initiated pursuant to Sections 5.1(a), 5.2(a) or 5.3 hereof, whether or not such registration shall become effective and whether or not all or any portion of the Registrable Common Stock originally requested to be included in such registration are ultimately included in such registration.

5.5 Registration Procedures. If and whenever the Company is required to effect any registration under the Securities Act as provided in Sections 5.1(a), 5.2(a) and 5.3 hereof, the Company shall, as expeditiously as possible:

(a) prepare and file with the SEC (promptly and, in the case of any registration pursuant to Section 5.2(a), in any event on or before the date that is (i) ninety (90) days after the date of any Initiating Request or (ii) if, as of such ninetieth (90th) day, the Company does not have the audited financial statements required to be included in the registration statement, thirty (30) days after the receipt by the Company from its independent public accountants of such audited financial statements, which the Company shall use commercially reasonable efforts to obtain as promptly as practicable) the requisite registration statement to effect such registration and thereafter use commercially reasonable efforts to cause such registration statement to become and remain effective; provided, however, that the Company may discontinue any registration of its securities that are not shares of Registrable Common Stock (and, pursuant to, and under the circumstances specified in, Sections 5.3 and 5.8(b) hereof, its securities that are shares of Registrable Common Stock) at any time prior to the effective date of the registration statement relating thereto;

(b) prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective and to comply with the provisions of the Securities Act and the Exchange Act with respect to the disposition of all Registrable Common Stock covered by such registration statement until such time as all of such Registrable Common Stock has been disposed of in accordance with the method of disposition set forth in such registration statement; provided, that, except with respect to any Shelf Registration, such period need not extend beyond ninety (90) days after the effective date of the registration statement (plus a number of Business Days equal to the number of Business Days, if any, that the registration statement is not kept effective (including any days for which the use of the prospectus is suspended pursuant to Section 5.8(b)) after the initial date of its effectiveness and prior to the expiration of such 90-day period); and provided, further, that with respect to the Initial Shelf, such period need not extend beyond the applicable period provided for in Section 5.1(a) hereof and, with respect to any Shelf Registration other than the Initial Shelf, such period need not exceed the applicable period provided for in Section 5.2(g) hereof;

(c) furnish to each seller of Registrable Common Stock covered by such registration statement and their representatives designated pursuant to Section 5.7(a), if any, and each underwriter, if any, such number of copies of such drafts and final conformed versions of such registration statement and of each such amendment and supplement thereto (in each case including all exhibits and any documents incorporated by reference), such number of copies of such drafts and final versions of the prospectus contained in such registration statement (including each preliminary prospectus and any summary prospectus) and any other prospectus filed under Rule 424 under the Securities Act, in conformity with the requirements of the Securities Act, and such other documents, including without limitation notification of whether such registration statement or amendment or supplement thereto will be reviewed by the SEC or any other regulatory authority, as the sellers of a majority of the Registrable Common Stock covered by such registration statement or any underwriter may reasonably request in writing; provided, that all drafts of such registration statement or amendment or supplement thereto shall be furnished to each seller of Registrable Common Stock covered by such registration statement and their representatives designated pursuant to Section 5.7(a) whether or not so requested;

(d) use commercially reasonable efforts (i) to register or qualify all Registrable Common Stock and other securities, if any, covered by such registration statement under such other securities or blue sky laws of such states or other jurisdictions of the United States of America as the Selling Registering Holders covered by such registration statement shall reasonably request in writing, (ii) to keep such registration or qualification in effect for so long as such registration statement remains in effect and (iii) to take any other action that may be necessary or reasonably advisable to enable such sellers to consummate the disposition in such jurisdictions of the securities to be sold by such sellers, except that the Company shall not for any such purpose be required to qualify generally to do business as a foreign corporation in any jurisdiction wherein it would not but for the requirements of this subsection (d) be obligated to be so qualified, to subject itself to taxation in such jurisdiction or to consent to general service of process in any such jurisdiction;

(e) use commercially reasonable efforts to cause all Registrable Common Stock covered by such registration statement to be registered with or approved by such other federal or state governmental agencies or authorities as may be necessary upon the advice of counsel to the Company or counsel to the seller of Registrable Common Stock or Selling Registering Holders to enable the seller or sellers thereof to consummate the disposition of such Registrable Common Stock;

(f) use commercially reasonable efforts to obtain and, if obtained, furnish to each seller of Registrable Common Stock, and each such seller’s underwriters, if any, a signed:

(i) opinion of counsel for the Company, dated the effective date of such registration statement (and, if such registration involves an underwritten offering, dated the date of the closing under the underwriting agreement and addressed to the underwriters), reasonably satisfactory (based on the customary form and substance of opinions of issuers’ counsel customarily given in such an offering) in form and substance to such seller, and

(ii) “cold comfort” letter, dated the effective date of such registration statement (and, if such registration involves an underwritten offering, dated the date of the closing under the underwriting agreement and addressed to the underwriters) and signed by the independent public accountants who have certified the Company’s financial statements included or incorporated by reference in such registration statement, reasonably satisfactory (based on the customary form and substance of “cold comfort” letters of issuers’ independent public accountant customarily given in such an offering) in form and substance to such seller, in the case of each Section 5.5(f)(i) and Section 5.5(f)(ii), covering substantially the same matters with respect to such registration statement (and the prospectus included therein) and, in the case of the accountants’ comfort letter, with respect to events subsequent to the date of such financial statements, as are customarily covered in opinions of issuer’s counsel and in accountants’ comfort letters delivered to underwriters in such types of offerings of securities;

(g) notify each seller of Registrable Common Stock and other securities covered by such registration statement, if any, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, upon discovery that, or upon the happening of any event as a result of which, the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances under which they were made and for which the Company chooses to suspend the use of the registration statement and prospectus pursuant to Section 5.8(b), and, in accordance with Section 5.8(b), at the written request of any such seller of Registrable Common Stock, promptly prepare and furnish to it a reasonable number of copies of a supplement to or an amendment of such prospectus as may be necessary so that, as thereafter delivered to the purchasers of such securities, such prospectus, as supplemented or amended, shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances under which they were made;

(h) use commercially reasonable efforts to obtain the withdrawal of any order suspending the effectiveness of a registration statement relating to the Registrable Common Stock at the earliest possible moment;

(i) otherwise comply with all applicable rules and regulations of the SEC and any other governmental agency or authority having jurisdiction over the offering, and make available to its stockholders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months, but not more than eighteen (18) months, beginning with the first full calendar month after the effective date of such registration statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 promulgated thereunder, and furnish to each seller of Registrable Common Stock and to the managing underwriter, if any, at least ten (10) days prior to the filing thereof (or such shorter time period reasonably necessary in light of applicable legal requirements) a copy of any amendment or supplement to such registration statement or prospectus;

(j) use commercially reasonable efforts to cause all Registrable Common Stock covered by a registration statement (i) to be listed on a national securities exchange on which similar securities issued by the Company are then listed, if the listing of such Registrable Common Stock is then permitted under the rules of such exchange, or (ii) if the Company is not required pursuant to clause (i) above to list Registrable Common Stock on a specific national securities exchange, use commercially reasonable efforts to list the Registrable Common Stock on a national securities exchange and, without limiting the generality of the foregoing, use commercially reasonable efforts to arrange for at least two (2) market makers to register with FINRA as such with respect to such Registrable Common Stock;

(k) provide a transfer agent and registrar for the Registrable Common Stock covered by a registration statement no later than the effective date thereof;

(l) enter into such agreements (including an underwriting agreement in customary form) and take such other actions as the Holders beneficially owning a majority of the shares of Registrable Common Stock covered by such registration statement shall reasonably request in order to expedite or facilitate the disposition of such Registrable Common Stock, including customary indemnification;

(m) if requested by the managing underwriter(s) or the Holders beneficially owning a majority of the shares of Registrable Common Stock being sold in connection with an underwritten offering, promptly incorporate in a prospectus supplement or post-effective amendment such information provided to the Company in writing as the managing underwriter(s) and the Holders of a majority of the Registrable Common Stock being sold agree should be included therein relating to the plan of distribution with respect to such Registrable Common Stock, including without limitation, information with respect to the number of shares of Registrable Common Stock being sold to such underwriters, the purchase price being paid therefor by such underwriters and with respect to any other terms of the underwritten offering of the Registrable Common Stock to be sold in such offering, and make all required filings of such prospectus supplement or post-effective amendment as soon as notified of the matters to be incorporated in such prospectus supplement or post-effective amendment; and

(n) cooperate with the Selling Registering Holders and the managing underwriter(s), if any, to facilitate the timely preparation and delivery of certificates representing Registrable Common Stock to be sold and not bearing any restrictive legends, and enable such Registrable Common Stock to be in such share amounts and registered in such names as the managing underwriter(s) or, if none, the Selling Registering Holders beneficially owning a majority of the shares of Registrable Common Stock being offered for sale, may request at least three (3) Business Days prior to any sale of Registrable Common Stock to the underwriters.

As a condition to the obligations of the Company to complete any registration pursuant to this Agreement with respect to the Registrable Common Stock of a Holder, such Holder must furnish to the Company in writing such information regarding itself, the Registrable Common Stock held by it and the intended methods of disposition of the Registrable Common Stock held by it as is necessary to effect the registration of such Holders’ Registrable Common Stock and is requested in writing by the Company. Except as otherwise required by Section 5.1(a), at least thirty (30) days prior to the first anticipated filing date of a registration statement for any registration under this Agreement, the Company will notify in writing each Holder of the information referred to in the preceding sentence which the Company is requesting from that Holder whether or not such Holder has elected to have any of its Registrable Common Stock included in the registration statement. If, within ten (10) days prior to the anticipated filing date, the Company has not received the requested information from a Holder, then the Company may file the registration statement without including Registrable Common Stock of that Holder, if, in the opinion of the Company’s counsel, such information is required to be included in such registration statement.

Each Holder agrees that as of the date that a final prospectus is made available to it for distribution to prospective purchasers of Registrable Common Stock it shall cease to distribute copies of any preliminary prospectus prepared in connection with the offer and sale of such Registrable Common Stock. Each Holder further agrees that, upon receipt of any notice from the Company of the happening of any event of the kind described in subsection (g) of this Section 5.5 and a suspension of the use of the registration statement and prospectus pursuant to Section 5.8(b), such Holder shall forthwith discontinue such Holder’s disposition of Registrable Common Stock pursuant to the registration statement and prospectus relating to such Registrable Common Stock until such Holder’s receipt of the copies of the supplemented or amended prospectus contemplated by subsection (g) of this Section 5.5 and, if so directed by the Company, shall deliver to the Company (at the Company’s expense) all copies, other than permanent file copies, then in such Holder’s possession of the prospectus relating to such Registrable Common Stock at the time of receipt of such notice. If any event of the kind described in subsection (g) of this Section 5.5 occurs and such event is the fault solely of a Holder (or Holders), such Holder (or Holders) shall pay all Expenses attributable to the preparation, filing and delivery of any supplemented or amended prospectus contemplated by subsection (g) of this Section 5.5.

5.6 Underwritten Offerings.

(a) Requested Underwritten Offerings. If requested by the underwriters in connection with a request for a registration (that is not a Shelf Registration) under Section 5.2 hereof or any underwritten “takedown” of securities under a Shelf Registration Statement filed pursuant to Section 5.1(a) or Section 5.2, the Company shall enter into a firm commitment underwriting agreement with such underwriters for such offering, and such agreement shall be reasonably satisfactory in substance and form to the Company, a majority of the Selling Registering Holders whose Registrable Common Stock is to be included in such registration and the underwriters and to contain such representations and warranties by the Company and the Selling Registering Holders and such other terms as are customary in agreements of that type, including, without limitation, indemnification and contribution to the effect and to the extent provided in Section 5.9 hereof.

(b) Piggyback Underwritten Offerings: Priority.

(i) If the Company proposes to register any of its securities under the Securities Act for its own account as contemplated by Section 5.3 hereof and such securities are to be distributed by or through one or more underwriters, and if the managing underwriter of such underwritten offering shall advise the Company in writing (with a copy to the Piggyback Requesting Holders) that if all the Registrable Common Stock requested to be included in such registration were so included, in its opinion, the number and type of securities proposed to be included in such registration would exceed the number and type of securities which the managing underwriter believes could be sold in such offering within a price range acceptable to the Company (such writing to state the basis of such opinion and the approximate number and type of securities which the managing underwriter believes may be included in such offering without such effect), then the Company shall include in such registration pursuant to Section 5.3, to the extent of the number of securities which the Company is so advised the managing underwriter believes can be sold in such offering, (i) first, securities that the Company proposes to issue and sell for its own account, (ii) second, Registrable Common Stock requested to be registered by Piggyback Requesting Holders pursuant to Section 5.3 hereof, pro rata among the Piggyback Requesting Holders on the basis of the number of shares of Registrable Common Stock requested to be registered by all such Piggyback Requesting Holders and (iii) third, other securities, if any.

(ii) In the case of any other registration contemplated by Section 5.3 involving an underwritten Public Offering, if the managing underwriter of such underwritten offering shall advise the Company in writing (with a copy to the Piggyback Requesting Holders) that if all Registrable Common Stock requested to be included in such registration were so included, in its opinion, the number and type of securities proposed to be included in such registration would exceed the number and type of securities which the managing underwriter believes could be sold in such offering within a price range stated to such managing underwriter by Selling Registering Holders beneficially owning at least a majority of the shares of Registrable Common Stock requested to be included in such registration to be acceptable to such Selling Registering Holders (such writing to state the basis of such opinion and the approximate number and type of securities which the managing underwriter believes may be included in such offering without such effect), then the Company shall include in such registration pursuant to Section 5.3, to the extent of the number of securities which the Company is so advised the managing underwriter believes can be sold in such offering, (i) first, Registrable Common Stock requested to be registered by Piggyback Requesting Holders pursuant to Section 5.3 hereof, pro rata among the Piggyback Requesting Holders on the basis of the number of shares of Registrable Common Stock requested to be registered by all such Piggyback Requesting Holders, (ii) second, securities that the Company proposed to issue and sell for its own account and (iii) third, other securities, if any.

Any Selling Registering Holder may withdraw its request to have all or any portion of its Registrable Common Stock included in any such offering by notice to the Company within ten (10) Business Days after receipt of a copy of a notice from the managing underwriter pursuant to this Section 5.6(b).

(c) Holders of Registrable Common Stock to be Parties to Underwriting Agreement. The Holders of Registrable Common Stock to be distributed by underwriters in an underwritten offering contemplated by subsections (a) or (b) of this Section 5.6 shall be parties to the underwriting agreement between the Company and such underwriters and any such Holder, at its option, may reasonably require that any or all of the representations and warranties by, and the other agreements on the part of, the Company to and for the benefit of such underwriters shall also be made to and for the benefit of such Holders (except to the extent any such provision contradicts the terms of this Agreement) and that any or all of the conditions precedent to the obligations of such underwriters under such underwriting agreement be conditions precedent to the obligations of such Holders. No such Holder shall be required to make any representations or warranties to or agreements with the Company or the underwriters other than representations, warranties or agreements regarding such Holder, such Holder’s Registrable Common Stock and such Holder’s intended method of distribution.

(d) Holdback Agreements.

(i) Each Holder agrees, unless otherwise agreed to by the managing underwriter for any underwritten offering pursuant to this Agreement, not to effect any sale or distribution of any equity securities of the Company or securities convertible into or exchangeable or exercisable for equity securities of the Company, including any sale under Rule 144 under the Securities Act, (i) during the ten (10) days prior to a Public Offering and for one hundred eighty (180) days after a Public Offering or such shorter period of time acceptable to the managing underwriter of the Public Offering, if any, except as part of the Public Offering or to the extent that such Holder is prohibited by applicable law from agreeing to withhold securities from sale or is acting in its capacity as a fiduciary or an investment advisor or (ii) following a Public Offering, during the ten (10) days prior to the date on which an underwritten registration of Registrable Common Stocks pursuant to Section 5.1(a), 5.2 or 5.3 hereof has become effective and until the earlier of (a) the date on which all shares of Registrable Common Stock to be sold pursuant to such underwritten registration has been sold by the underwriters and (b) ninety (90) days after the effective date of such underwritten registration or such shorter period of time acceptable to the managing underwriter of such underwritten offering, if any, except as part of such underwritten registration or to the extent that such Holder is prohibited by applicable law from agreeing to withhold securities from sale or is acting in its capacity as a fiduciary or an investment adviser. Notwithstanding the foregoing, if: (x) during the last 17 days of the foregoing 180-day period or 90-day period, as applicable, the Company issues an earnings release or material news or a material event relating to the Company occurs; or (y) prior to the expiration of the 180-day period or 90-day period, as applicable, the Company announces that it will release earnings results during the 16-day period beginning on the last day of the period, then the restrictions described above shall continue to apply until the expiration of an 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event. Each Holder shall enter into customary letter agreements to the foregoing effect if so requested by the Company and any managing underwriter. Without limiting the scope of the term “fiduciary,” a Holder shall be deemed to be acting as a fiduciary or an investment adviser if its actions or the securities proposed to be sold are subject to the Employee Retirement Income Security Act of 1974, as amended, the Investment Company Act of 1940, as amended, or the Investment Advisers Act of 1940, as amended, or if such securities are held in a separate account under applicable insurance law or regulation.

(ii) The Company agrees not to effect any sale or distribution of any equity securities of the Company, or securities convertible into or exchangeable or exercisable for equity securities of the Company (except pursuant to registrations on Form S-4 or Form S-8 or any successor thereto), (i) during the ten (10) days prior to a Public Offering and for one hundred eighty (180) days after a Public Offering or such shorter period of time acceptable to the managing underwriter of the Public Offering, if any, except as part of the Public Offering or (ii) following a Public Offering, during the ten (10) days prior to the date on which an underwritten registration of Registrable Common Stock pursuant to Section 5.1(a), 5.2or 5.3 hereof has become effective and until the earlier of (1) the date on which all shares of Registrable Common Stock to be sold pursuant to such underwritten registration has been sold by the underwriters and (2) ninety (90) days after the effective date of such underwritten registration or such shorter period of time approved in writing by the managing underwriter of such underwritten offering, if any, except as part of such underwritten registration.

5.7 Preparation: Reasonable Investigation.

(a) Registration Statements. In connection with the preparation and filing of each registration statement under the Securities Act pursuant to this Agreement, the Company shall (i) give representatives (designated to the Company in writing) of each Holder or group of Holders beneficially owning at least fifteen percent (15%) of the shares of Registrable Common Stock registered under such registration statement, the underwriters, if any, and one firm of counsel, one firm of accountants and one firm of other agents retained on behalf of all underwriters and one firm of counsel, one firm of accountants and one firm of other agents retained by Holders beneficially owning a majority of the shares of Registrable Common Stock covered by such registration statement on behalf of all Holders of Registrable Common Stock registered under such registration statement, the reasonable opportunity to participate in the preparation of such registration statement, each prospectus included therein or filed with the SEC, and each amendment thereof or supplement thereto, (ii) upon reasonable advance notice to the Company, give each of them such reasonable access to all financial and other records, corporate documents and properties of the Company and its Subsidiaries, as shall be necessary, in the reasonable opinion of such Holders’ and such underwriters’ counsel, to conduct a reasonable due diligence investigation for purposes of the Securities Act, and (iii) upon reasonable advance notice to the Company, provide such reasonable opportunities to discuss the business of the Company with its officers, directors, employees and the independent public accountants who have certified its financial statements as shall be necessary, in the reasonable opinion of such Holders’ and such underwriters’ counsel, to conduct a reasonable due diligence investigation for purposes of the Securities Act.

(b) Confidentiality. Each Holder shall, and shall cause its representatives to, maintain the confidentiality of any confidential information received from or otherwise made available by the Company or its representatives to such Holder in its capacity as such. Information that (i) is or becomes available to a Holder or its representatives from a public source other than as a result of a disclosure by such Holder or any of its Affiliates, (ii) is disclosed to a Holder or its representatives by a third-party source who the Holder or its representatives reasonably believe is not bound by an obligation of confidentiality to the Company or (iii) is or becomes required to be disclosed by a Holder by law, including by court order, shall not be deemed to be confidential information for purposes of this Agreement; provided, that such Holder shall as promptly as possible upon becoming aware of a requirement described in clause (iii) above, notify the Company of the existence and circumstances surrounding such requirement. The Holders shall not grant access, and the Company shall not be required to grant access, to information under this Section 5.7 to any Person who will not agree to maintain the confidentiality (to the same extent a Holder is required to maintain confidentiality) of any confidential information received from or otherwise made available to it by the Company or the Holders under this Agreement.

5.8 Postponements.

(a) Without limiting any other rights of the Holders under this Agreement, if the Company shall fail to file any registration statement to be filed pursuant to a request for registration under Section 5.1(a) or under Section 5.2(a) hereof, (i) any Holder whose Registrable Common Stock was to be included in such registration shall have the right to withdraw such request and (ii) the Holders requesting registration shall have the right to withdraw such request to file a registration statement if and only if the Holders that have not elected to withdraw beneficially own, in the aggregate, less than the percentage of shares of Registrable Common Stock required to initiate a request under Section 5.1(a) or under Section 5.2(a), as the case may be. Any withdrawal shall be made by giving written notice to the Company within twenty (20) days after the Shelf Filing Date, or, in the case of a request pursuant to Section 5.2(a) hereof, the date on which a registration statement would otherwise have been required to have been filed with the SEC under clause (i) of Section 5.5(a) hereof (i.e., twenty (20) days after the date that is ninety (90) days after the date of the relevant Initiating Request, or, if, as of such ninetieth day, the Company does not have the audited financial statements required to be included in the registration statement, thirty (30) days after the receipt by the Company from its independent public accountants of such audited financial statements). In the event of a withdrawal described in clause (ii) of this Section 5.8(a), the request for registration shall not be counted for purposes of determining the number of registrations to which Holders are entitled pursuant to Section 5.1(a) or 5.2(a) hereof, as the case may be. The Company shall pay all Expenses incurred in connection with any withdrawal described in clauses (i) and (ii) of this Section 5.8(a).

(b) The Company shall not be obligated to file any registration statement, or file any amendment or supplement to any registration statement, and may suspend the registration process and/or any Selling Registering Holder’s ability to use a prospectus, at any time (but not to exceed one time in any twelve- (12) month period) when the Company, in the good faith judgment of its Board, reasonably believes that (i) the continuation of the registration process thereof at the time requested would adversely affect a pending or proposed material financing or a material acquisition, merger, recapitalization, consolidation, reorganization or similar transaction, or negotiations, discussions or pending proposals with respect thereto or (ii) the registration statement and any prospectus would, in the Company’s judgment, contain a material misstatement of fact or omission as a result of an event that has occurred or is continuing. The filing of a registration statement, or any amendment or supplement thereto, by the Company cannot be deferred, and the Selling Registering Holders’

rights to make sales pursuant to an effective registration statement cannot be suspended, pursuant to the provisions of the preceding sentence, (x) in the case of clause (i) above, for more than ten days after the abandonment or consummation of any of the proposals or transactions set forth in such clause (i), (y) in the case of clause (ii) above, following such time as the Company no longer believes, in its judgment, that the registration statement and any prospectus would contain a material misstatement of fact or omission as a result of an event that has occurred or is continuing; provided that the Company will use commercially reasonable efforts to update the disclosure in such registration statement and prospectus (whether by amendment or by incorporation by reference) as soon as practicable such that the registration statement and prospectus will not contain a material misstatement of fact or omission, or (z) in any event, in the case of either clause (i) or clause (ii) above, for more than one hundred twenty (120) days after the date of the Board’s determination; provided that the Company may not suspend any Selling Registering Holder’s ability to use a prospectus pursuant to this Section 5.8(b) (including but not limited to as set forth in Section 5.5(g)) for more than an aggregate of one hundred twenty (120) days in any three hundred sixty five- (365) day period. The Company shall give notice to the Selling Registering Holders that the registration process has been suspended and upon notice duly given pursuant to Section 6.7 hereof, each Selling Registering Holder agrees not to sell any Registrable Common Stock pursuant to any registration statement until such Selling Registering Holder’s receipt of copies of the supplemented or amended prospectus, or until it is advised in writing by the Company that the prospectus may be used, and has received copies of any additional or supplemental filings that are incorporated or deemed incorporated by reference in such prospectus. The Company shall not specify the nature of the event giving rise to a suspension in any notice to the Selling Registering Holders of the existence of such a suspension. If the Company suspends the Selling Registering Holders’ rights to make sales pursuant hereto, the applicable registration period shall be extended by the number of days of such suspension.

5.9 Indemnification.

(a) Indemnification by the Company. In connection with any registration statement filed by the Company pursuant to Section 5.1(a), 5.2(a) or 5.3 hereof, to the fullest extent permitted by law the Company shall, and hereby agrees to, indemnify and hold harmless, each Holder and seller of any Registrable Common Stock covered by such registration statement and each other Person who participates as an underwriter in the offering or sale of such securities and each other Person, if any, who controls (within the meaning of the Exchange Act) such Holder or seller or any such underwriter, and their respective stockholders, directors, officers, employees, partners, agents and Affiliates (each, a “Company Indemnitee” for purposes of this Section 5.9(a)), against any losses, claims, damages, liabilities (or actions or proceedings, whether commenced or threatened, in respect thereof and whether or not such indemnified party is a party thereto), joint or several, and expenses, including, without limitation, the reasonable fees, disbursements and other charges of legal counsel and reasonable costs of investigation, to which such Company Indemnitee may become subject under the Securities Act or otherwise (collectively, a “Loss” or “Losses”), insofar as such Losses arise out of, are based upon or relate to (i) any breach of any representation or warranty made by the Company in this Agreement or any other certificate, instrument or document contemplated hereby, (ii) any breach of any covenant, agreement or obligation of the Company contained in this Agreement or any other certificate, instrument or document contemplated hereby, or (iii) any untrue statement or alleged untrue statement of any material fact contained in any registration statement under which such securities were registered or otherwise offered or sold under the Securities Act or otherwise, any preliminary prospectus, final prospectus or summary prospectus related thereto, or any amendment or supplement thereto (or in any document incorporated by reference in any of the foregoing) (collectively, “Offering Documents”), or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein in the light of the circumstances in which they were made not misleading or any violation by the Company of any federal or state law, rule or regulation applicable to the Company and relating to action required of or inaction by the Company in connection with any such registration; provided that, the Company shall not be liable to any Company Indemnitee in any such case to the extent that any such Loss arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in such Offering Documents in reliance upon and in conformity with information furnished to the Company in a writing duly executed by such Company Indemnitee specifically stating that it is expressly for use therein. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of such Company Indemnitee and shall survive the transfer of such securities by such Company Indemnitee.

(b) Indemnification by the Offerors and Sellers. In connection with any registration statement filed by the Company pursuant to Section 5.1(a), 5.2(a) or 5.3 hereof in which a Holder has registered for sale Registrable Common Stock, each such Holder or seller of Registrable Common Stock shall, and hereby agrees to, on a several and not joint basis, indemnify and hold harmless to the fullest extent permitted by law the Company and each of its directors, officers, employees, agents, partners, stockholders, Affiliates and each other Person, if any, who controls (within the meaning of the Exchange Act) the Company and each other seller and such seller’s employees, directors, officers, stockholders, partners, agents and Affiliates (each, a “Holder Indemnitee” for purposes of this Section 5.9(b)), against all Losses insofar as such Losses arise out of, are based upon or relate to any untrue statement or alleged untrue statement of a material fact contained in any Offering Documents or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein in the light of circumstances in which they were made not misleading, but only to the extent that such untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon and in conformity with information furnished to the Company in a writing duly executed by such Holder or seller of Registrable Common Stock expressly for use therein; provided, however, that the liability of such indemnifying party under this Section 5.9(b) shall be limited to the amount of the net proceeds received by such indemnifying party in the sale of Registrable Common Stock giving rise to such liability. Such indemnity shall remain in full force and effect, regardless of any investigation made by or on behalf of the Holder Indemnitee and shall survive the transfer of such securities by such indemnifying party.

(c) Notices of Losses, etc. Promptly after receipt by an indemnified party of written notice of the commencement of any action or proceeding involving a Loss referred to in the preceding subsections of this Section 5.9, such indemnified party will, if a claim in respect thereof is to be made against an indemnifying party, give written notice to the latter of the commencement of such action; provided, however, that the failure of any indemnified party to give notice as provided herein shall not relieve the indemnifying party of its obligations under the preceding subsections of this Section 5.9, except to the extent that the indemnifying party is materially and actually prejudiced by such failure to give notice. In case any such action is brought against an indemnified party, the indemnifying party shall be entitled to participate in and, unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist in respect of such Loss, to assume and control the defense thereof, in each case at its own expense, jointly with any other indemnifying party similarly notified, to the extent that it may wish, with counsel reasonably satisfactory to such indemnified party, and after its assumption of the defense thereof, the indemnifying party shall not be liable to such indemnified party for any legal or other expenses subsequently incurred by the latter in connection with the defense thereof other than reasonable costs of investigation, unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties arises in respect of such claim after the assumption of the defense thereof. No indemnifying party shall be liable for any settlement of any such action or proceeding effected without its written consent, which shall not be unreasonably withheld. No indemnifying party shall, without the consent of the indemnified party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect of such Loss or which requires action on the part of such indemnified party or otherwise subjects the indemnified party to any obligation or restriction to which it would not otherwise be subject.

(d) Contribution. If the indemnification provided for in this Section 5.9 shall for any reason be unavailable to an indemnified party under subsection (a) or (b) of this Section 5.9 in respect of any Loss, then, in lieu of the amount paid or payable under subsection (a) or (b) of this Section 5.9, the indemnified party and the indemnifying party under subsection (a) or (b) of this Section 5.9 shall contribute to the aggregate Losses (including legal or other expenses reasonably incurred in connection with investigating the same) (i) in such proportion as is appropriate to reflect the relative fault of the Company and the prospective Selling Registering

Holders covered by the registration statement which resulted in such Loss or action in respect thereof, with respect to the statements, omissions or action which resulted in such Loss or action in respect thereof, as well as any other relevant equitable considerations, or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as shall be appropriate to reflect the relative benefits received by the Company, on the one hand, and such prospective sellers, on the other hand, from their sale of Registrable Common Stock; provided that, for purposes of this clause (ii), the relative benefits received by the prospective sellers shall be deemed not to exceed the amount received by such sellers. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11 of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation. The obligations, if any, of the Selling Registering Holders to contribute as provided in this subsection (d) are several in proportion to the relative value of their respective Registrable Common Stock covered by such registration statement and not joint. In addition, no Person shall be obligated to contribute hereunder any amounts in payment for any settlement of any action or Loss effected without such Person’s consent, which shall not be unreasonably withheld.

(e) Indemnification Payments. The indemnification and contribution required by this Section 5.9 shall be made by periodic payments of the amount thereof during the course of any investigation or defense, as and when any Loss is incurred and is due and payable.

5.10 Registration Rights to Others. If the Company shall at any time hereafter provide to any holder of any securities of the Company rights with respect to the registration of such securities under the Securities Act or the Exchange Act, such rights shall not be in conflict with or adversely affect any of the rights provided to the Holders in, or conflict (in a manner that adversely affects Holders) with any other provisions included in, this Agreement.

5.11 Adjustments Affecting Registrable Common Stock. Without the written consent of Holders of a majority of the outstanding shares of Registrable Common Stock, the Company shall not effect or permit to occur any combination, subdivision or reclassification of Registrable Common Stock that would materially adversely affect the ability of the Holders to include such Registrable Common Stock in any registration of its securities under the Securities Act contemplated by this Agreement or the marketability of such Registrable Common Stock under any such registration or other offering.

5.12 Rule 144 and Rule 144A. If the Company has a class of equity securities registered under the Exchange Act, the Company shall take all actions reasonably necessary to enable Holders to sell Registrable Common Stock without registration under the Securities Act to the maximum extent permitted by the exemptions provided by (a) Rule 144 under the Securities Act, as such Rule may be amended from time to time, (b) Rule 144A under the Securities Act, as such Rule may be amended from time to time, or (c) any similar rules or regulations hereafter adopted by the SEC, including, without limiting the generality of the foregoing, filing on a timely basis all reports required to be filed under the Exchange Act. Upon the written request of any Holder, the Company shall deliver to such Holder a written statement as to whether it has complied with such requirements.

5.13 Nominees for Beneficial Owners. In the event that any Registrable Common Stock is held by a nominee for the beneficial owner thereof, the beneficial owner thereof may, at its election in writing delivered to the Company, be treated as the Holder of such Registrable Common Stock for purposes of any request or other action by any Holder or Holders pursuant to this Agreement or any determination of the number or percentage of shares of Registrable Common Stock held by any Holder or Holders contemplated by this Agreement. If the beneficial owner of any Registrable Common Stock so elects, the Company may require assurances reasonably satisfactory to it of such owner’s beneficial ownership of such Registrable Common Stock.

5.14 Calculation of Percentage or Number of Shares of Registrable Common Stock. For purposes of this Section 5, all references to a percentage or number of shares of Registrable Common Stock or Common Stock shall be calculated based upon the number of shares of Registrable Common Stock or Common Stock, as the case may be, outstanding at the time such calculation is made and shall exclude any Registrable Common Stock or Common Stock, as the case may be, beneficially owned by the Company or any Subsidiary of the Company. For the purposes of calculating any percentage or number of shares of Registrable Common Stock or Common Stock as contemplated by this Section 5.14, the terms “Holder” and “Initiating Holder” shall include all Affiliates thereof (other than the Company and its Subsidiaries) beneficially owning any shares of Registrable Common Stock or Common Stock.

5.15 Termination of Registration Rights. The Company’s obligations under Sections 5.1(a), 5.2(a) and 5.3 hereof to register Common Stock for sale under the Securities Act shall terminate on the first date on which no shares of Registrable Common Stock are outstanding. Notwithstanding any termination of the Company’s obligations pursuant to this Section 5.15, the parties’ rights and obligations under Section 5.4 and Section 5.9 hereof shall continue in full force and effect.

SECTION 6. MISCELLANEOUS

6.1 Additional Securities Subject to Agreement. Each Holder agrees that any other Equity Interests which it shall hereafter acquire by means of a stock split, stock dividend, distribution, exercise of warrants or options, purchase or otherwise shall be subject to the provisions of this Agreement to the same extent as if held on the date hereof.

6.2 Termination. This Agreement shall terminate upon the first to occur of (a) Change of Control (including in connection with a Drag-Along Transaction), (b) the sale of all or substantially all of the assets of the Company (other than to a Subsidiary or an Affiliate of the Company), (c) the liquidation of the Company or (d) the first date on which less than fifteen percent (15%) of the aggregate number of shares of Registrable Common Stock issued pursuant to the Plan are collectively held by the Creditor Stockholders and their Affiliates.

6.3 Injunctive Relief. The Holders and the Company acknowledge and agree that a violation of any of the terms of this Agreement will cause the other parties irreparable injury for which adequate remedy at law is not available. Accordingly, it is agreed that each of the Company and the Holders shall be entitled to seek an injunction, restraining order or other equitable relief to prevent breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof in any federal or state court of competent jurisdiction in the Southern District of the State of New York, in addition to any other remedy to which it may be entitled at law or equity, without the posting of any bond.

6.4 Other Holders Agreements. None of the Holders shall enter into any agreement or other arrangement of any kind with any Person with respect to Equity Interests which is inconsistent with the provisions of this Agreement or which would reasonably be considered to impair its ability to comply with this Agreement.

6.5 Amendments. This Agreement may be amended only by a written instrument signed by (a) the Company and (b) a majority of the Creditor Stockholders; provided that no such amendment shall, without the prior written approval of Holders beneficially owning shares of Common Stock collectively representing at least a majority of the then outstanding shares of Common Stock beneficially owned by all Holders, terminate, modify or waive a Holder’s rights or obligations in respect of (i) participation in Issuances pursuant to Section 4.7, (ii) dispositions pursuant to Section 4.5, (iii) dispositions pursuant to Section 4.6, (iv) requests for registrations pursuant to Sections 5.2 or 5.3 or (v) the rights pursuant to Sections 5.4, 5.8 or 5.9. Notwithstanding the foregoing, the Company may from time to time add additional holders of shares of Common Stock as parties to this Agreement. In order to become a party to this Agreement, such Person must execute a joinder agreement, in form and substance satisfactory to the Company, evidencing such Person’s agreement to become a party hereto and to be bound hereby as a Holder, and upon the Company’s receipt of any such Person’s executed joinder agreement, such Person shall be deemed to be a party hereto and bound hereby.

6.6 Successors, Assigns and Transferees. The provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their Permitted Transferees and their respective successors, each of which Permitted Transferees and successors must execute a joinder agreement with the Company, in form and substance reasonably satisfactory to the Company, evidencing such Person’s agreement to become a party hereto and be bound hereby as a Holder to the same extent as its Transferor or predecessor, provided that, except as provided in Section 4.7(d), no Holder may assign to any Permitted Transferee any of its rights or obligations hereunder other than in connection with a Transfer to such Permitted Transferee of Equity Interests in accordance with the provisions of this Agreement. Any purported assignment in violation of this provision shall be null and void ab initio.

6.7 Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered by hand, or two Business Days after being delivered to a recognized courier (whose stated terms of delivery are two Business Days or less to the destination of such notice), or, in the case of telecopy notice, when received, addressed as set forth on Schedule A hereto to the parties hereto, or to such other address as may be hereafter notified by the respective parties hereto; provided, that for purposes hereof, the Company may post such documents on a secure website and make such documents available to the Holders entitled to receive such documents by providing such Holders with the information necessary to access such website (which information shall be provided by the Company each time documents are so delivered); provided, further, that delivery by posting documents on a secure website shall not apply to any Holder if such Holder has notified the Company that it elects not to receive information by such method.

6.8 Integration. This Agreement and the Warrant Agreement contain the entire understanding of the parties with respect to the subject matter hereof and thereof. There are no agreements, representations, warranties, covenants or undertakings with respect to the subject matter hereof and thereof other than those expressly set forth herein and therein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter hereof and thereof.

6.9 Severability. If one or more of the provisions, paragraphs, words, clauses, phrases or sentences contained herein, or the application thereof in any circumstances, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision, paragraph, word, clause, phrase or sentence in every other respect and of the remaining provisions, paragraphs, words, clauses, phrases or sentences hereof shall not be in any way impaired, it being intended that all rights, powers and privileges of the parties hereto shall be enforceable to the fullest extent permitted by law.

6.10 Counterparts. This Agreement may be executed in two or more counterparts, and by different parties on separate counterparts each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

6.11 Governing Law, Etc. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware. In addition, each party (i) irrevocably and unconditionally consents and submits to the personal jurisdiction of the state and federal courts of the United States of America located in the State of Delaware solely for the purposes of any suit, action or other proceeding between any of the parties hereto arising out of this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from such court, (iii) waives any claim of improper venue or any claim that the courts of the State of Delaware are an inconvenient forum for any action, suit or proceeding between any of the parties hereto arising out of this Agreement or any transaction contemplated hereby, (iv) agrees that it will not bring any action relating to this Agreement in any court other than the courts of the State of Delaware and (v) to the fullest extent permitted by law, consents to service being made through the notice procedures set forth in Section 6.7.

[Remainder of this page intentionally left blank.]

IN WITNESS WHEREOF, each of the undersigned has executed this Agreement or caused this Agreement to be executed on its behalf as of the date first written above.

C&D TECHNOLOGIES, INC.

By:
Name:
Title:

ANGELO, GORDON & CO., L.P.

By:
Name:
Title:

BRUCE & CO.

By:
Name:
Title:

[OTHER SUPPORTING NOTEHOLDERS]

By:
Name:
Title:

[Signature Page to Stockholders’ Agreement]

SCHEDULE A

NOTICES

If to the Company, to:

C&D Technologies, Inc.

1400 Union Meeting Road

Blue Bell, PA 19422

Telephone: (215) 619-2700

Attention: Chief Executive Officer

with a copy to:

Goodwin Procter LLP

Exchange Place

53 State Street

Boston MA 02109-2881

Attention: James Barri

Telephone: (617) 570-1000

Facsimile: (617) 523-1231

If to the Creditor Stockholders (with a copy to each Creditor Stockholder’s counsel, which is set forth opposite the Creditor Stockholder):

Creditor Stockholders	Counsel
Angelo, Gordon & Co., L.P. 245 Park Avenue New York, NY 10167 Attention: Todd W. Arden Telephone: (212) 692-2052 Facsimile: (212) 867-1388	Willkie Farr & Gallagher LLP 787 Seventh Avenue New York, NY 10019 Attention: Matthew A. Feldman Telephone: (212) 728-8651 Facsimile: (212) 728-9651

Bruce & Co. 20 N Wacker Drive Suite 2414 Chicago, IL 60606 Attention: Telephone: Facsimile:

[Additional Creditor Stockholders]

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EXHIBIT A

FORM OF

NON-DISCLOSURE AGREEMENT

THIS NON-DISCLOSURE AGREEMENT (this “Agreement”) is entered into as of             ,             , by and between C&D Technologies, Inc. (the “Company”) and [            ](the “Requesting Party”).

RECITALS

WHEREAS, by letter dated [                    ], the Requesting Party made a demand (the “Demand”) in accordance with Section 3.2 of that certain Stockholders Agreement, dated as of [                    ], among the Company and the holders named therein or bound thereby (the “Stockholders’ Agreement”) for certain information of the Company;

WHEREAS, in accordance with Section 3.2 of the Stockholders Agreement, prior to providing any of the requested information to the Requesting Party, the Requesting Party shall have executed and delivered this Agreement;

WHEREAS, Company believes that certain of the materials sought by the Requesting Party contain non-public, confidential, proprietary or commercially sensitive information;

WHEREAS, subject to the Requesting Party executing this Agreement, the Company has agreed, without waiving any rights or objections, to make available to the Requesting Party copies of certain materials in response to the Demand;

IT IS HEREBY AGREED by and between the undersigned parties as follows:

1. This Agreement applies to any material the Company already has made available to the Requesting Party or will make available to the Requesting Party pursuant to Section 3.2 of the Stockholders’ Agreement in response to the Demand (the “Produced Documents”).

2. The Company hereby designates, and the Requesting Party agrees to such designation of, the Produced Documents, and any information contained in any Produced Document, as “Confidential Information” under the terms of this Agreement.

3. The Requesting Party hereby covenants and agrees that the Produced Documents shall be used only for the sole purpose of valuing the Requesting Party’s shares of stock of the Company.

4. The Requesting Party shall not disclose, publish or transmit any of the Confidential Information to any person, either directly or indirectly, other than as otherwise expressly permitted by this Agreement or applicable law.

5. Except as provided in paragraph 1 hereof, the confidentiality undertaking herein set forth shall not apply to any Confidential Information that on the date hereof is, or that subsequently becomes, publicly available (other than by breach of this Agreement).

6. If the Requesting Party determines to bring a lawsuit using Confidential Information, the Requesting Party shall seek prior court permission to file any complaint(s) or to otherwise use the Confidential Information in any litigation under seal and, if permission is granted, file such complaint(s) or other submissions containing Confidential Information under seal. The Requesting Party will provide the Company, in accordance with Section 9, a copy via facsimile of any motion or request seeking permission to file under seal on the same day the motion or request is provided to the court.

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7. If the Requesting Party is required (orally or in writing, by interrogatory, subpoena, or any similar process relating to any legal proceeding, investigation, hearing or otherwise) to disclose any Confidential Information, (a) the Requesting Party shall provide the Company with prompt written notice upon the Requesting Party’s receipt of such process, so that the Company may seek a protective order or other appropriate remedy and/or waive compliance with this Agreement; and (b) the Requesting Party shall furnish only such Confidential Information as is called for by such process and shall exercise their commercially reasonable efforts to obtain assurance that confidential treatment will be accorded to any Confidential Information that is compelled to be disclosed.

8. The Requesting Party hereby represents and warrants that it is a Creditor Stockholder (as defined in the Stockholders’ Agreement) and as of the date of the Demand the Requesting Party beneficially owns Registrable Securities (as defined in the Stockholders’ Agreement).

9. All notices and other communications under this Agreement shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt by delivery in person or by facsimile, or by overnight courier service or registered or certified mail, postage pre-paid return receipt requested), as follows:

If to the Requesting Party:

[                                             ]

[                                             ]

[                                             ]

Telephone: [                         ]

Facsimile: [                         ]

If to the Company:

C&D Technologies, Inc.

1400 Union Meeting Road

Blue Bell, PA 19422

Telephone: (215) 619-2700

Facsimile: [                        ]

With a copy to:

[                                             ]

[                                             ]

[                                             ]

[                                             ]

Telephone: [                         ]

Facsimile: [                           ]

10. This Agreement may be executed by the signatories hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.

11. This Agreement may be modified or waived only by a separate writing executed by the Requesting Party and the Company that expressly so modifies or waives this Agreement. Failure or delay in exercising any right, power or privilege hereunder shall not operate as a waiver thereof, and no single or partial exercise of any right, power or privilege hereunder shall operate as a waiver thereof, and no single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise of any right, power or privilege.

12. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware. In addition, the Requesting Party (i) irrevocably and unconditionally consents and submits to the personal jurisdiction of the state and federal courts of the United States of America located in the State of

G-A-2

Delaware solely for the purposes of any suit, action or other proceeding between any of the parties hereto arising out of this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from such court, (iii) waives any claim of improper venue or any claim that the courts of the State of Delaware are an inconvenient forum for any action, suit or proceeding between any of the parties hereto arising out of this Agreement or any transaction contemplated hereby, (iv) agrees that it will not bring any action relating to this Agreement in any court other than the courts of the State of Delaware and (v) to the fullest extent permitted by law, consents to service being made through the notice procedures set forth herein or in Section 6.7 of the Stockholders’ Agreement.

[Remainder of page intentionally left blank]

G-A-3

IN WITNESS WHEREOF, the Company and the Requesting Party have caused this Agreement to be executed as of the date first written above.

[ ]	C&D TECHNOLOGIES, INC.

By:

Date:	Name:

Title:

Date:

G-A-4

EXHIBIT B

FORM OF SELLING STOCKHOLDER QUESTIONNAIRE

The undersigned beneficial owner (the “Selling Stockholder”) of shares of common stock, par value $0.01 per share (the “Registrable Common Stock”), of C&D Technologies, Inc. (the “Company”), hereby gives notice to the Company of its intention to sell or otherwise dispose of Registrable Common Stock beneficially owned by it and listed below in Item 3 (unless otherwise specified under Item 3) pursuant to the Shelf Registration Statement. The undersigned, by signing and returning this Selling Stockholder Questionnaire, understands that it will be bound by the terms and conditions of this Selling Stockholder Questionnaire and the Stockholders’ Agreement, dated as of [                    ] [    ], 2010, among the Company and the Holders named therein (the “Stockholders’ Agreement”). Capitalized terms used and not defined herein shall have the meaning ascribed to them in the Stockholders’ Agreement.

In accordance with the Stockholders’ Agreement, Selling Stockholders that do not complete this Selling Stockholder Questionnaire and deliver it to the Company as provided below will not be named selling stockholders in the prospectus and therefore will not be permitted to sell any Registrable Common Stock pursuant to the Shelf Registration Statement.

Pursuant to the Stockholders’ Agreement, the undersigned has agreed to indemnify and hold harmless the Company’s directors, the Company’s officers and each person, if any, who controls the Company within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act from and against certain losses arising in connection with statements concerning the undersigned made in the Shelf Registration Statement or the related prospectus in reliance upon the information provided in this Selling Stockholder Questionnaire. The undersigned hereby acknowledges its obligations under the Stockholders’ Agreement to indemnify and hold harmless certain persons set forth therein.

Certain legal consequences arise from being named a selling stockholder in the Shelf Registration Statement and the related prospectus. Accordingly, holders and beneficial owners are advised to consult their own securities law counsel regarding the consequences of being named or not named as a selling stockholder in the Shelf Registration Statement and the related prospectus.

The undersigned hereby provides the following information to the Company and represents and warrants that such information is accurate and complete:

(1)	(a) Full Legal Name of Selling Stockholder:

(b)	Full Legal Name of Registered Holder (if not the same as (a) above) through which Registrable Common Stock listed in (3) below is held:

(c)	Full Legal Name of DTC Participant (if applicable and if not the same as (b) above) through which Registrable Common Stock listed in (3) below is held:

(2)	Address for Notices to Selling Stockholder:

Telephone (including area code):

Fax (including area code):

Contact Person:

G-B-1

(3)	Beneficial Ownership of Registrable Common Stock:

(a)	Type and Principal Amount/Number of Registrable Common Stock beneficially owned:

(b)	CUSIP No(s). of such Registrable Common Stock beneficially owned:

(4)	Beneficial Ownership of Other Securities of the Company Owned by the Selling Stockholder: Except as set forth below in this Item (4), the undersigned is not the beneficial or registered owner of any securities of the Company other than the Registrable Common Stock listed above in Item (3).

(a)	Type and Amount of Other Securities beneficially owned by the Selling Stockholder:

(b)	CUSIP No(s). of such Other Securities beneficially owned:

(5)	Relationship with the Company:

Except as set forth below, neither the undersigned nor any of its affiliates, officers, directors or principal equity holders (5% or more) has held any position or office or has had any other material relationship with the Company (or its predecessors or affiliates) during the past three years.
State any exceptions here:

(6)	Is the Selling Stockholder a registered broker-dealer?

Yes    ☐

No     ☐

If “Yes”, please answer subsection (a) and subsection (b):

(a)	Did the Selling Stockholder acquire the Registrable Common Stock as compensation for underwriting/broker-dealer activities to the Company?

Yes    ☐

No     ☐

(b)	If you answered “No” to question 6(a), please explain your reason for acquiring the Registrable Common Stock:

(7)	Is the Selling Stockholder an affiliate of a registered broker-dealer?

Yes    ☐

No     ☐

G-B-2

If “Yes”, please identify the registered broker-dealer(s), describe the nature of the affiliation(s) and answer subsection (a) and subsection (b):

(a)	Did the Selling Stockholder purchase the Registrable Common Stock in the ordinary course of business (if no, please explain)?

Yes    ☐

No     ☐    Explain:

(b)	Did the Selling Stockholder have an agreement or understanding, directly or indirectly, with any person to distribute the Registrable Common Stock at the same time the Registrable Common Stock were originally purchased (if yes, please explain)?

Yes    ☐     Explain:

No     ☐

(8)	Is the Selling Stockholder a non-public entity?

Yes    ☐

No     ☐

If “Yes”, please answer subsection (a):

(a)	Identify the natural person or persons that have voting or investment control over the Registrable Common Stock that the non-public entity owns:

(9)	Plan of Distribution:

Except as set forth below, the undersigned Selling Stockholder (including its donees and pledgees) intends to distribute the Registrable Common Stock listed above in Item (3) pursuant to the Shelf Registration Statement only as follows (if at all): Such Registrable Common Stock may be sold from time to time directly by the undersigned Selling Stockholder or, alternatively, in accordance with the Stockholders’ Agreement, through underwriters, broker-dealers or agents. If the Registrable Common Stock is sold through underwriters or broker-dealers, the Selling Stockholders will be responsible for underwriting discounts or commissions or agent commissions. Such Registrable Common Stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale, or at negotiated prices. Such sales may be effected in transactions (which may involve cross or block transactions) (i) on any national securities exchange or quotation service on which the Registrable Common Stock may be listed or quoted at the time of sale, (ii) in the over-the-counter market, (iii) in transactions otherwise than on such exchanges or services or in the over-the-counter market, or (iv) through the writing of options. In connection with sales of the Registrable Common Stock or otherwise, the undersigned Selling Stockholder may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the Registrable Common Stock in the course of hedging positions they assume. The undersigned Selling Stockholder may also sell Registrable Common Stock short and deliver Registrable Common Stock to close out short positions, or loan or pledge Registrable Common Stock to broker-dealers that in turn may sell such securities.

State any exceptions here:

The undersigned Selling Stockholder acknowledges that it understands its obligations to comply with the provisions of the Exchange Act, and the rules thereunder relating to stock manipulation, particularly

G-B-3

Regulation M thereunder (or any successor rules or regulations), in connection with any offering of Registrable Common Stock pursuant to the Shelf Registration Agreement. The undersigned agrees that neither it nor any person acting on its behalf will engage in any transaction in violation of such provisions.

In the event the undersigned transfers all or any portion of the Registrable Common Stock listed in Item (3) above after the date on which such information is provided to the Company other than pursuant to the Shelf Registration Statement, the undersigned agrees to notify the transferee(s) at the time of the transfer of its rights and obligations under this Selling Stockholder Questionnaire and the Stockholders’ Agreement.

In accordance with the undersigned’s obligation under the Stockholders’ Agreement to provide such information as may be required by law or by the staff of the SEC for inclusion in the Shelf Registration Statement, the undersigned agrees to promptly notify the Company of any inaccuracies or changes in the information provided herein that may occur subsequent to the date hereof at any time while the Shelf Registration Statement remains effective. All notices hereunder and pursuant to the Stockholders’ Agreement shall be made in writing, by hand-delivery, first-class mail, or air courier guaranteeing overnight delivery to the address set forth below.

By signing below, the undersigned consents to the disclosure of the information contained herein in its answers to Items (1) through (9) above and the inclusion of such information in the Shelf Registration Statement and the related prospectus. The undersigned understands that such information will be relied upon by the Company in connection with the preparation or amendment of the Shelf Registration Statement and the related prospectus.

By signing below, the undersigned agrees that if the Company notifies the undersigned in accordance with and pursuant to the Stockholders’ Agreement that Shelf Registration Statement is not available, the undersigned will in accordance with and pursuant to the Stockholders’ Agreement suspend use of the prospectus until notice from the Company that the prospectus is again available.

Once this Selling Stockholder Questionnaire is executed by the undersigned and received by the Company, the terms of this Selling Stockholder Questionnaire, and the representations, warranties and agreements contained herein, shall be binding on, shall inure to the benefit of and shall be enforceable by the respective successors, heirs, personal representatives and assigns of the Company and the undersigned with respect to the Registrable Common Stock beneficially owned by the undersigned and listed in Item (3) above. This Selling Stockholder Questionnaire shall be governed in all respects by the laws of the State of New York.

G-B-4

IN WITNESS WHEREOF, the undersigned, by authority duly given, has caused this Selling Stockholder Questionnaire to be executed and delivered either in person or by its duly authorized agent.

Dated:

Beneficial Owner

By:

Name:

Title:

G-B-5

PLEASE RETURN THE COMPLETED AND EXECUTED

SELLING STOCKHOLDER QUESTIONNAIRE TO THE COMPANY AT:

C&D Technologies, Inc. 1400 Union Meeting Road Blue Bell, PA 19422 Telephone: (215) 619-2700

G-B-6

Exhibit H

CERTIFICATE OF AMENDMENT

TO

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

C&D TECHNOLOGIES, INC.

Pursuant to Section 242 of the

Delaware General Corporation Law

C&D Technologies, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the provisions of the Delaware General Corporation Law (the “DGCL”),

DOES HEREBY CERTIFY:

FIRST: That the original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on November 18, 1985 under the name “Charter Power Systems, Inc.”

SECOND: That the Amended and Restated Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on June 30, 1998.

THIRD: That the Amended and Restated Certificate of Incorporation of the Corporation shall be amended as follows:

1. That Article Fourth be amended and restated in its entirety as follows:

“The total number of shares of capital stock that may be issued by the Corporation is 600,000,000 shares of common stock, par value $.01 per share.

Effective immediately and automatically upon the filing of this Certificate of Amendment to Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware, each share of the Common Stock issued and outstanding immediately prior to the filing of this Amended and Restated Certificate of Incorporation, shall, without any action on the part of the holder thereof or the Corporation, be automatically reclassified and converted into [            ] validly issued, fully paid and nonassessable shares of Common Stock (and any fractional shares resulting from such reclassification and conversion will not be issued but will be paid out in cash equal to such fraction multiplied by the fair market value thereof as determined by the Board of Directors of the Corporation).”

FOURTH: That the Board of Directors of the Corporation duly adopted resolutions proposing to amend certain provisions of the Amended and Restated Certificate of Incorporation of the Corporation as set forth herein. declaring said amendment to be advisable and in the best interests of the Corporation and its stockholders, and authorizing the appropriate officers of the Corporation to solicit the consent of the stockholders therefor, all in accordance with Section 242 of the DGCL.

FIFTH: That the stockholders of the Corporation have voted to approve such amendment, all in accordance with Section 242 of the DGCL.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

H-1

This Certificate of Amendment to the Amended and Restated Certificate of Incorporation is executed as of this [    ] day of [            ], 2010.

C&D TECHNOLOGIES, INC.

By:
Name: Jeffrey Graves
Title: Chief Executive Officer & President

H-2

Exhibit I

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

C&D TECHNOLOGIES, INC.

C&D Technologies, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

1. That the name of the Corporation is C&D Technologies, Inc.

2. That the Corporation was originally incorporated under the name “Charter Power Systems, Inc.”, the original Certificate of Incorporation of the Corporation was filed in the office of the Secretary of State of the State of Delaware on the November 18, 1985, a Certificate of Amendment of the Certificate of Incorporation of the Corporation was filed in the office of the Secretary of State of the State of Delaware on June 30, 1998 and a Restated Certificate of Incorporation of the Corporation was filed in the office of the Secretary of State of the State of Delaware on the June 30, 1998.

3. That this Amended and Restated Certificate of Incorporation amends and restates the Restated Certificate of Incorporation of the Corporation filed in the office of the Secretary of State of the State of Delaware on the June 30, 1998.

4. On [•], 2010, the Corporation filed a voluntary petition for relief under Chapter 11 of Title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) (Case No. [•]). This Amended and Restated Certificate of Incorporation has been duly adopted in accordance with Sections 242, 245 and 303 of the General Corporation Law of the State of Delaware (the “DGCL”), pursuant to the authority granted to the Corporation under Section 303 of the DGCL to put into effect and carry out the Plan of Reorganization pursuant to Chapter 11 of the United States Bankruptcy Code of C&D Technologies, Inc. as confirmed on [•], 2010 by order (the “Order”) of the Bankruptcy Court (the “Plan”). Provision for the filing of this Amended and Restated Certificate of Incorporation is contained in the Plan as confirmed by the Order.

5. This Amended and Restated Certificate of Incorporation has been duly executed and acknowledged by an officer of the Corporation designated by the Order in accordance with the provisions of Sections 242, 245 and 303 of the DGCL.

6. That the text of the Amended and Restated Certificate of Incorporation of the Corporation filed in the office of the Secretary of State of the State of Delaware on June 30, 1998 is hereby restated and amended in its entirety to read in full as follows:

ARTICLE ONE

The name of the corporation is C&D TECHNOLOGIES, INC. (hereinafter called the “Corporation”).

ARTICLE TWO

The address of the Corporation’s registered office in the State of Delaware is 1013 Centre Road, Wilmington, New Castle County, Delaware 19805, County of Kent. The name of the registered agent of the Corporation at such address is Corporation Service Company.

ARTICLE THREE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

ARTICLE FOUR

A. AUTHORIZED CAPITAL STOCK

The total number of shares of all classes of capital stock which the Corporation has authority to issue is [•] shares, consisting of (i) [•] shares of Preferred Stock, $0.001 par value (the “Preferred Stock”) and (ii) [•] shares of Common Stock, $0.01 par value (the “Common Stock”).

The number of authorized shares of any of the Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto), and no vote of the holders of any of the Common Stock or Preferred Stock voting separately as a class shall be required therefor.

B. PREFERRED STOCK

The Board of Directors of the Corporation (the “Board of Directors”) is hereby expressly authorized, by resolution or resolutions, to provide, out of the unissued shares of Preferred Stock, for one or more series of Preferred Stock (including convertible preferred stock) and, with respect to each such series, to fix the number of shares constituting such series and the designation of such series, the voting powers (if any) of the shares of such series, and the powers, preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, of the shares of such series. The powers, preferences and relative, participating, optional and other special rights of each series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding.

Except as otherwise required by law, holders of a series of Preferred Stock, as such, shall be entitled only to such voting rights, if any, as shall expressly be granted thereto by this Amended and Restated Certificate of Incorporation (including any certificate of designations relating to such series).

C. COMMON STOCK

1. Voting Rights.

The holders of Common Stock shall be entitled to one vote per share.

2. Dividends. As and when dividends are declared or paid thereon, whether in cash, property or securities of the Corporation, the holders of Common Stock shall be entitled to participate in such dividends ratably on a per share basis.

3. Liquidation. The holders of Common Stock shall be entitled to participate ratably on a per share basis in all distributions to the holders of Common Stock in any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, after payment or provision for payment of the Corporation’s debts. A merger or consolidation of the Corporation with any other corporation or other entity, or a sale or conveyance of all or any part of the assets of the Corporation (which shall not in fact result in the liquidation of the Corporation and the distribution of assets to its stockholders) shall not be deemed to be a voluntary or involuntary liquidation, dissolution or winding up of the Corporation within the meaning of this Section C.3 of this Article Four.

D. NON-VOTING EQUITY SECURITIES

The Corporation shall not issue any class of non-voting equity securities unless and solely to the extent permitted by section 1123(a)(6) of the United States Bankruptcy Code (the “Bankruptcy Code”) as in effect on the date of filing this Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware; provided, however, that this Section D of this Article Four (i) will have no further force and effect beyond that required under section 1123(a)(6) of the Bankruptcy Code; (ii) will have such force and effect, if any, only for so long as section 1123(a)(6) of the Bankruptcy Code is in effect and applicable to the Corporation; and (iii) in all events may be amended or eliminated in accordance with applicable law from time to time in effect.

ARTICLE FIVE

A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived any improper personal benefit. If in the future the DGCL is amended or modified to authorize corporate action further eliminating or limiting the personal liability of directors, then the provisions of this Article Five shall be deemed to be automatically amended or modified to provide for the elimination or limitation of the personal liability of the directors of the Corporation to such greater extent. Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation or otherwise shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification with respect to any acts or omissions occurring either before such repeal or modification of a person serving as a Director prior to or at the time of such repeal or modification.

ARTICLE SIX

The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. The Board of Directors may exercise all such authority and powers of the Corporation and do all such lawful acts and things as are not by statute or this Amended and Restated Certificate of Incorporation directed or required to be exercised or done by the stockholders. Unless and except to the extent that the by-laws of the Corporation shall so require, the election of directors need not be by written ballot.

ARTICLE SEVEN

The Board of Directors shall have the power to adopt, amend, alter or repeal the by-laws of the Corporation, provided, that the by-laws may not be amended, altered or repealed or new by-laws adopted to the extent inconsistent with the Stockholders Agreement. The fact that the power to adopt, amend, alter or repeal the by-laws has been conferred upon the Board of Directors shall not divest the stockholders of the powers to make new by-laws or amend, alter or repeal any by-laws adopted by them or otherwise, subject to the proviso in the preceding sentence.

ARTICLE EIGHT

The Corporation expressly elects not to be governed by Section 203 of the DGCL.

ARTICLE NINE

To the fullest extent permitted by the DGCL, the Corporation renounces any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, business opportunities that are presented to any of its stockholders or any of their respective Affiliates. Without limiting the generality of the foregoing, the Corporation specifically renounces any rights the Corporation might have in any business venture or business opportunity of any stockholder or any of their respective Affiliates, and no stockholder or any of their respective Affiliates shall have any obligation to offer any interest in any such business venture or business opportunity to the Corporation or otherwise account to the Corporation in respect of any such business ventures or opportunities. Furthermore, it shall not be deemed a breach of any fiduciary or other duties, if any, whether express or implied, for any stockholder to permit itself or one of its Affiliates to engage in a business opportunity in preference or to the exclusion of the Corporation.

ARTICLE TEN

Except as otherwise provided herein, the Corporation reserves the right to amend or repeal any provisions contained in this Amended and Restated Certificate of Incorporation from time to time and at any time in the manner now or hereafter prescribed by the laws of the State of Delaware, and all rights conferred upon stockholders and directors are granted subject to such reservation.

ARTICLE ELEVEN

Capitalized terms used herein but not otherwise defined herein shall have the following meanings:

“Affiliate” means, with respect to any Person, any other Person which directly or indirectly controls, or is under common control with, or is controlled by, such Person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean, with respect to any Person, the possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise) of such Person.

“Governmental Authority” shall mean any government, any state or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Person” shall mean any individual, corporation, partnership, limited liability company, trust, joint stock company, business trust, unincorporated association, joint venture, Governmental Authority or other entity of any nature whatsoever.

“Stockholders Agreement” shall mean that certain Stockholders’ Agreement, dated as of [•], 2010, by and among the Corporation and the holders named therein or bound thereby, as it may be amended from time to time.

IN WITNESS WHEREOF, C&D Technologies, Inc. has caused this certificate to be signed by its Secretary on [•], 2010.

C&D Technologies, Inc.

By
Name:
Title:

Exhibit J

BY-LAWS

OF

C&D TECHNOLOGIES, INC.

A Delaware corporation

(Adopted as of [—], 2010)

ARTICLE I

OFFICES

Section 1    Registered Office. The address of the corporation’s registered office in the State of Delaware is 1013 Centre Road, Wilmington, New Castle County, Delaware 19805, County of Kent. The name of the registered agent of the corporation at such address is Corporation Service Company. The registered office and/or registered agent of the corporation may be changed from time to time by action of the board of directors.

Section 2    Other Offices. The corporation may also have offices at such other places, both within and without the State of Delaware, as the board of directors may from time to time determine or the business of the corporation may require.

ARTICLE II

MEETINGS OF STOCKHOLDERS

Section 1    Annual Meetings. An annual meeting of the stockholders shall be held each year within one hundred fifty (150) days after the close of the immediately preceding fiscal year of the corporation for the purpose of electing directors and conducting such other proper business as may come before the meeting. The date, time and place, if any, and/or the means of remote communication, of the annual meeting shall be determined by the board of directors of the corporation.

Section 2    Special Meetings. Special meetings of stockholders may be called for any purpose and may be held at such time and place, within or without the State of Delaware, and/or by means of remote communication, as shall be stated in a written notice of meeting or in a duly executed waiver of notice thereof. Except as otherwise required by statute and subject to the rights, if any, of the holders of any series of preferred stock, such meetings may be called at any time by the board of directors acting pursuant to a resolution approved by the affirmative vote of a majority of the directors then in office or the chief executive officer and shall be called by the chief executive officer upon the written request of holders of shares entitled to cast not less than a majority of the votes at the meeting, which written request shall state the purpose or purposes of the meeting and shall be delivered to the chief executive officer. The date, time and place, if any, and/or remote communication, of any special meeting of stockholders called by the board of directors shall be determined by the board of directors. On such written request, the chief executive officer shall fix a date and time for such meeting within 30 days after receipt of such written request.

Section 3    Place of Meetings. The board of directors may designate any place, either within or without the State of Delaware, and/or by means of remote communication, as the place of meeting for any annual meeting or for any special meeting called by the board of directors. If no designation is made, or if a special meeting be otherwise called, the place of meeting shall be the principal executive office of the corporation.

Section 4    Notice. Whenever stockholders are required or permitted to take any action at a meeting, written or printed notice stating the place, if any, date and hour of the meeting, the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, and, in the case of special meetings, the purpose or purposes, of such meeting, shall be given to each stockholder entitled to vote at such meeting not less than 10 nor more than 60 days before the date of the meeting. All such notices shall be delivered, either personally, by mail, or by a form of electronic transmission consented to by the stockholder to whom the notice is given, by or at the direction of the board of directors, the president, the chief executive officer or the secretary, and if mailed, such notice shall be deemed to be delivered when deposited in the United States mail, postage prepaid, addressed to the stockholder at his, her or its address as the same appears on the records of the corporation. If given by electronic transmission, such notice shall be deemed to be delivered (a) if by facsimile telecommunication, when directed to a number at which the stockholder has consented to receive notice; (b) if by electronic mail, when directed to an electronic mail address at which the stockholder has consented to receive notice; or (c) if by a posting on an electronic network together with separate notice to the stockholder of such specific posting, upon the later of such posting and the giving of such separate notice. Any consent to receive notice by electronic transmission shall be revocable by the stockholder by written notice to the corporation. Any such consent shall be deemed revoked if (1) the corporation is unable to deliver by electronic transmission two consecutive notices given by the corporation in accordance with such consent and (2) such inability becomes known to the secretary or an assistant secretary of the corporation or to the transfer agent. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends for the express purpose of objecting at the beginning of the meeting to the transaction of any business because the meeting is not lawfully called or convened.

Section 5    Stockholders List. The officer who has charge of the stock ledger of the corporation (or the corporation’s transfer agent) shall make, at least 10 days before every meeting of the stockholders, a complete list of the stockholders entitled to vote at such meeting arranged in alphabetical order, showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, for a period of at least 10 days prior to the meeting: (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, and/or (ii) during ordinary business hours, at the principal place of business of the corporation. In the event that the corporation determines to make the list available on an electronic network, the corporation may take reasonable steps to ensure that such information is available only to stockholders of the corporation. If the meeting is to be held at a place, then the list shall be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present. If the meeting is to be held solely by means of remote communication, then the list shall also be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting.

Section 6    Quorum. The holders of a majority of the votes represented by the issued and outstanding shares of capital stock, entitled to vote thereon, present in person or represented by proxy, shall constitute a quorum at all meetings of the stockholders, except as otherwise provided by statute or by the Amended and Restated Certificate of Incorporation of the corporation (as it may be amended from time to time, the “Amended and Restated Certificate of Incorporation”). If a quorum is not present, the holders of a majority of the shares present in person or represented by proxy at the meeting, and entitled to vote at the meeting, may adjourn the meeting to another time and/or place. When a specified item of business requires a vote by a class or series (if the corporation shall then have outstanding shares of more than one class or series) voting as a class or series, the holders of a majority of the shares of such class or series shall constitute a quorum (as to such class or series) for the transaction of such item of business. Once a quorum is established, it may not be broken by the subsequent withdrawal of any stockholders or their proxies. Shares of its own stock belonging to the corporation or to another corporation, if a majority of the shares entitled to vote in the election of directors of such other corporation is held, directly or indirectly, by the corporation, shall neither be entitled to vote nor be counted for quorum purposes; provided, however, that the foregoing shall not limit the right of the corporation or any subsidiary of the corporation to vote stock, including but not limited to its own stock, held by it in a fiduciary capacity.

Section 7    Adjourned Meetings. When a meeting is adjourned to another time and place, notice need not be given of the adjourned meeting if the time, place, if any, thereof, and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken. At the adjourned meeting, the corporation may transact any business which might have been transacted at the original meeting. If the adjournment is for more than 30 days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

Section 8    Vote Required. When a quorum is present, the affirmative vote of the majority of votes represented by shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter shall be the act of the stockholders, unless the question is one upon which, by express provisions of an applicable law, the Amended and Restated Certificate of Incorporation or these by-laws, a different vote is required, in which case such express provision shall govern and control the decision of such question. Where a separate vote by class or series is required, the affirmative vote of the majority of shares of such class or series present in person or represented by proxy at the meeting shall be the act of such class. Voting at meetings of stockholders need not be by written ballot.

Section 9    Voting Rights. Except as otherwise provided by the General Corporation Law of the State of Delaware or the Amended and Restated Certificate of Incorporation, and subject to Section 3 of Article VI hereof, every stockholder shall at every meeting of the stockholders be entitled to one vote in person or by proxy for each share of common stock held by such stockholder.

Section 10    Proxies. Each stockholder entitled to vote at a meeting of stockholders or to express consent or dissent to corporate action in writing without a meeting may authorize another person or persons to act for such stockholder by proxy, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. A duly executed proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power. A proxy may be made irrevocable regardless of whether the interest with which it is coupled is an interest in the stock itself or an interest in the corporation generally. A stockholder may revoke any proxy which is not irrevocable by attending the meeting and voting in person or by delivering to the Secretary of the corporation a revocation of the proxy or a new proxy bearing a later date. At each meeting of the stockholders, and before any voting commences, all proxies filed at or before the meeting shall be submitted to and examined by the secretary or a person designated by the secretary, and no shares may be represented or voted under a proxy that has been found to be invalid or irregular.

Section 11    Action by Written Consent. Unless otherwise provided in the Amended and Restated Certificate of Incorporation, any action required to be taken at any annual or special meeting of stockholders of the corporation, or any action which may be taken at any annual or special meeting of such stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken and bearing the dates of signature of the stockholders who signed the consent or consents, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the corporation by delivery to its registered office in the state of Delaware, or the corporation’s principal place of business, or an officer or agent of the corporation having custody of the book or books in which proceedings of meetings of the stockholders are recorded. Delivery made to the corporation’s registered office shall be by hand or by certified or registered mail, return receipt requested or by reputable overnight courier service. All consents properly delivered in accordance with this section shall be deemed to be recorded when so delivered. No written consent shall be effective to take the corporate action referred to therein unless, within 60 days after the earliest dated consent delivered to the corporation as required by this section, written consents signed by the holders of a sufficient number of shares to take such corporate action are so recorded. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing. Any action taken pursuant to such written consent or consents of the stockholders shall have the same force and effect as if taken by the stockholders at a meeting thereof.

Any copy, facsimile or other reliable reproduction of a consent in writing may be substituted or used in lieu of the original writing for any and all purposes for which the original writing could be used; provided that such copy, facsimile or other reproduction shall be a complete reproduction of the entire original writing.

Section 12    Conduct of Meetings. The date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at a meeting shall be announced at the meeting by the person presiding over the meeting. The board of directors may adopt by resolution such rules and regulations for the conduct of the meeting of stockholders as it shall deem appropriate. Except to the extent inconsistent with such rules and regulations as adopted by the board of directors, the person presiding over any meeting of stockholders shall have the right and authority to convene and to adjourn the meeting, to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such presiding person, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the board of directors or prescribed by the presiding person of the meeting, may include, without limitation, the following: (i) the establishment of an agenda or order of business for the meeting; (ii) rules and procedures for maintaining order at the meeting and the safety of those present; (iii) limitations on attendance at or participation in the meeting to stockholders of record of the corporation, their duly authorized and constituted proxies or such other persons as the presiding person of the meeting shall determine; (iv) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (v) limitations on the time allotted to questions or comments by participants. The presiding person at any meeting of stockholders, in addition to making any other determinations that may be appropriate to the conduct of the meeting, shall, if the facts warrant, determine and declare to the meeting that a matter or business was not properly brought before the meeting and if such presiding person should so determine, such presiding person shall so declare to the meeting and any such matter or business not properly brought before the meeting shall not be transacted or considered. Unless and to the extent determined by the board of directors or the person presiding over the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure.

ARTICLE III

DIRECTORS

Section 1    General Powers. The business and affairs of the corporation shall be managed by or under the direction of the board of directors.

Section 2    Number, Election and Term of Office. The number of directors of the Corporation shall be established from time to time solely by resolution duly adopted of the board of directors. The directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the annual meeting and entitled to vote in the election of directors, except as provided in Section 4 of this Article III. Each director elected shall hold office until a successor is duly elected and qualified or until his or her earlier death, resignation or removal as hereinafter provided.

Section 3    Removal and Resignation. Subject to Section 2.1(d) of the Stockholders’ Agreement, any director or the entire board of directors may be removed at any time, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors. Any director may resign at any time upon notice given in writing or by electronic transmission to the corporation. “Stockholders’ Agreement” means that certain Stockholders’ Agreement, dated as of [—], 2010, by and among the Corporation and the holders named therein or bound thereby, as it may be amended from time to time.

Section 4    Vacancies. Board vacancies and newly created directorships resulting from any increase in the authorized number of directors shall be filled by a majority of the directors then in office, though less than a quorum, or by a sole remaining director except as specifically provided in the Stockholders’ Agreement. Each director so chosen shall hold office until a successor is duly elected and qualified or until his or her earlier death, resignation or removal as herein provided.

Notwithstanding the foregoing, any such vacancy shall automatically reduce the authorized number of directors pro tanto, until such time such vacancy shall be filled by a majority of the directors then in office, though less than a quorum, or by a sole remaining director, whereupon the authorized number of directors shall be automatically increased pro tanto.

Section 5    Meetings and Notice. Regular meetings, other than the annual meeting, of the board of directors may be held without notice at such time and at such place, if any, as shall from time to time be determined by resolution of the board of directors and promptly communicated to all directors then in office. Special meetings of the board of directors may be called by or at the request of the chief executive officer or by or at the request of a majority of the directors then in office on at least 24 hours notice to each director, either personally, by telephone, by mail, telegraph, and/or by electronic transmission. In like manner and on like notice, the chief executive officer must call a special meeting on the written request of at least two of the directors promptly after receipt of such request.

Section 6    Quorum, Required Vote and Adjournment. A majority of the total number of directors then in office shall constitute a quorum for the transaction of business. The vote of a majority of directors present at a meeting at which a quorum is present shall be the act of the board of directors. If a quorum shall not be present at any meeting of the board of directors, the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present. Each director shall be entitled to one vote.

Section 7    Committees. The board of directors may, by resolution passed by a majority of the whole board of directors, designate one or more committees, each committee to consist of one or more of the directors of the corporation, which to the extent provided in such resolution or these by-laws shall have and may exercise the powers of the board of directors in the management and affairs of the corporation, except as otherwise limited by law. The board of directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. Such committee or committees shall have such name or names as may be determined from time to time by resolution adopted by the board of directors. Each committee shall keep regular minutes of its meetings and report the same to the board of directors when required.

Section 8    Committee Rules. Each committee of the board of directors may fix its own rules of procedure and shall hold its meetings as provided by such rules, except as may otherwise be provided by a resolution of the board of directors designating such committee. Unless otherwise provided in such a resolution, the presence of a majority of the members of the committee then in office shall be necessary to constitute a quorum. In the event that a member and that member’s alternate, if alternates are designated by the board of directors as provided in Section 7 of this Article III, of such committee is or are absent or disqualified, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the board of directors to act at the meeting in place of any such absent or disqualified member.

Section 9    Communications Equipment. Members of the board of directors or any committee thereof may participate in and act at any meeting of the board of directors or committee thereof by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and participation in the meeting pursuant to this section shall constitute presence in person at the meeting.

Section 10    Waiver of Notice and Presumption of Assent. Any member of the board of directors or any committee thereof who is present at a meeting shall be conclusively presumed to have waived notice of such meeting, except when such member attends for the express purpose of objecting at the beginning of the meeting to the transaction of any business because the meeting is not lawfully called or convened. Such member shall be conclusively presumed to have assented to any action taken unless his or her dissent shall be entered in the minutes of the meeting or unless his or her written dissent to such action shall be filed with the person acting as the secretary of the meeting before the adjournment thereof or shall be forwarded by registered mail to the secretary of the corporation immediately after the adjournment of the meeting. Such right to dissent shall not apply to any member who voted in favor of such action.

Section 11    Action by Written Consent. Unless otherwise restricted by the Amended and Restated Certificate of Incorporation, any action required or permitted to be taken at any meeting of the board of directors, or of any committee thereof, may be taken without a meeting if all members of the board of directors or committee, as the case may be, consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of the board of directors or committee, as the case may be. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

Section 12    Compensation. The board of directors shall have the authority to fix the compensation of directors. The directors may be paid their expenses, if any, of attendance at each meeting of the board of directors and may be paid a fixed sum for attendance at each meeting of the board of directors or a stated salary as director. Members of special or standing committees may be allowed like compensation for attending committee meetings.

ARTICLE IV

OFFICERS; CHAIRMAN OF THE BOARD

Section 1    Number. The officers of the corporation shall be elected by the board of directors and shall consist of a chief executive officer, a president, one or more vice-presidents, a chief financial officer, a secretary, a treasurer, and such other officers and assistant officers as may be deemed necessary or desirable by the board of directors. Any number of offices may be held by the same person. In its discretion, the board of directors may choose not to fill any office for any period as it may deem advisable except as required to be filled by law.

Section 2    Election and Term of Office. The officers of the corporation shall be elected annually by the board of directors at its first meeting held after each annual meeting of stockholders or as soon thereafter as conveniently may be. Vacancies may be filled or new offices created and filled at any meeting of the board of directors. Each officer shall hold office until a successor is duly elected and qualified or until his or her earlier death, resignation or removal as hereinafter provided.

Section 3    Removal and Resignation. Any officer or agent elected by the board of directors may be removed by the board of directors whenever in its judgment the best interests of the corporation would be served thereby, but such removal shall be without prejudice to the contract rights, if any, of the person so removed. Any officer may resign at any time by giving written notice (including by electronic transmission) to the corporation. Any such resignation shall take effect upon receipt of such notice or at any later time specified therein; and unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

Section 4    Vacancies. Any vacancy occurring in any office because of death, resignation, removal, disqualification or otherwise, may be filled for the unexpired portion of the term by the board of directors.

Section 5    Compensation. Compensation of all officers shall be fixed by the board of directors, and no officer shall be prevented from receiving such compensation by virtue of his or her also being a director of the corporation.

Section 6    Chairman of the Board. The chairman of the board shall be selected by a majority of directors, and shall have the powers and perform the duties incident to that position. The chairman of the board shall preside at all meetings of the board of directors and at all meetings of the stockholders and shall have such other powers and perform such other duties as may be prescribed by the board of directors or provided in these by-laws.

Section 7    Chief Executive Officer. The chief executive officer shall be the chief executive officer of the corporation; in the absence of the chairman of the board, shall preside at all meetings of the stockholders and board of directors at which he or she is present; subject to the powers of the board of directors, shall have general charge of the business, affairs and property of the corporation, and control over its officers, agents and employees; and shall see that all orders and resolutions of the board of directors are carried into effect. The chief executive officer shall have such other powers and perform such other duties as may be prescribed by the board of directors or as may be provided in these by-laws.

Section 8    The President. The president shall, in the absence of a chief executive officer, be the chief executive officer of the corporation; in the absence of the chairman of the board and the chief executive officer, shall preside at all meetings of the stockholders and board of directors at which he or she is present; subject to the powers of the board of directors and the chief executive officer, shall have general charge of the business, affairs and property of the corporation, and control over its officers, agents and employees; and shall see that all orders and resolutions of the board of directors are carried into effect. The president shall have such other powers and perform such other duties as may be prescribed by the board of directors or the chief executive officer or as may be provided in these by-laws.

Section 9    Chief Financial Officer. The chief financial officer of the corporation shall, under the direction of the president or the chief executive officer, be responsible for all financial and accounting matters and for the direction of the offices of treasurer and controller. The chief financial officer shall have such other powers and perform such other duties as may be prescribed by the president, the chief executive officer or the board of directors or as may be provided in these by-laws.

Section 10    Vice-presidents. The vice-president, or if there shall be more than one, the vice-presidents in the order determined by the board of directors or by the chief executive officer, shall, in the absence or disability of the president, act with all of the powers and be subject to all the restrictions of the president. The vice-presidents shall also perform such other duties and have such other powers as the board of directors, the president, the chief executive officer or these by-laws may, from time to time, prescribe.

Section 11    Secretary and Assistant Secretaries. The secretary shall attend all meetings of the board of directors, all meetings of the committees thereof and all meetings of the stockholders and record all the proceedings of the meetings in a book or books to be kept for that purpose. Under the president’s or the chief executive officer’s supervision, the secretary shall give, or cause to be given, all notices required to be given by these by-laws or by law, shall have such powers and perform such duties as the board of directors, the president, the chief executive officer or these by-laws may, from time to time, prescribe, and shall have custody of the corporate seal of the corporation. The secretary, or an assistant secretary, shall have authority to affix the corporate seal to any instrument requiring it and when so affixed, it may be attested by his or her signature or by the signature of such assistant secretary. The board of directors may give general authority to any other officer to affix the seal of the corporation and to attest the affixing by his or her signature. The assistant secretary, or if there be more than one, the assistant secretaries in the order determined by the board of directors, shall, in the absence or disability of the secretary, perform the duties and exercise the powers of the secretary and shall perform such other duties and have such other powers as the board of directors, the president, the chief executive officer, or secretary may, from time to time, prescribe.

Section 12    Treasurer and Assistant Treasurer. The treasurer shall have the custody of the corporate funds and securities; shall keep full and accurate accounts of receipts and disbursements in books belonging to the corporation; shall deposit all monies and other valuable effects in the name and to the credit of the corporation as may be ordered by the board of directors; shall cause the funds of the corporation to be disbursed when such disbursements have been duly authorized, taking proper vouchers for such disbursements; and shall render to the president, the chief executive officer and the board of directors, at its regular meeting or when the board of directors or any duly authorized committee thereof so requires, an account of the corporation; shall have such powers and perform such duties as the board of directors, the president, the chief executive officer or these by-laws may, from time to time, prescribe. If required by the board of directors, the treasurer shall give the corporation a bond (which shall be rendered every six years) in such sums and with such surety or sureties as shall be satisfactory to the board of directors for the faithful performance of the duties of the office of treasurer and for the restoration to the corporation, in case of death, resignation, retirement, or removal from office, of all books, papers, vouchers, money, and other property of whatever kind in the possession or under the control of the treasurer belonging to the corporation. The assistant treasurer, or if there shall be more than one, the assistant treasurers in the order determined by the board of directors, shall in the absence or disability of the treasurer, perform the duties and exercise the powers of the treasurer. The assistant treasurers shall perform such other duties and have such other powers as the board of directors, the president, the chief executive officer or treasurer may, from time to time, prescribe.

Section 13    Other Officers, Assistant Officers and Agents. Officers, assistant officers and agents, if any, other than those whose duties are provided for in these by-laws, shall have such authority and perform such duties as may from time to time be prescribed by the president or the chief executive officer or by resolution of the board of directors.

Section 14    Absence or Disability of Officers. In the case of the absence or disability of any officer of the corporation and of any person hereby authorized to act in such officer’s place during such officer’s absence or disability, the board of directors may by resolution delegate the powers and duties of such officer to any other officer or to any director, or to any other person whom it may select.

ARTICLE V

INDEMNIFICATION OF OFFICERS, DIRECTORS AND OTHERS

Section 1    Nature of Indemnity. Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether brought by or in the right of the corporation or any of its subsidiaries and whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), or any appeal of such proceeding, by reason of or arising out of the fact that such person, or any other person for whom such person is the legal representative, is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director, officer, manager, general partner, employee, fiduciary, or agent of another corporation or of a partnership, limited liability company, joint venture, trust or other enterprise, shall be indemnified and held harmless by the corporation unless prohibited from doing so by the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the corporation to provide broader indemnification rights than said law permitted the corporation to provide prior to such amendment) against all expense, liability and loss (including attorneys’ fees actually and reasonably incurred by such person in connection with such proceeding), and such indemnification shall inure to the benefit of his or her heirs, executors and administrators; provided, that, except as provided in Section 2 of this Article V, the corporation shall indemnify any such person seeking indemnification in connection with a proceeding initiated by or on behalf of such person only if such proceeding was authorized by the board of directors of the corporation.

The right to indemnification conferred in this Article V shall be a contract right and, subject to Sections 2 and 5 hereof, shall include the right to be paid by the corporation the expenses incurred in defending any such proceeding in advance of its final disposition. The corporation may, by action of its board of directors, provide indemnification to employees and agents of the corporation with the same scope and effect as the foregoing indemnification of directors and officers. The rights of indemnification provided by this Article V shall continue as to a director or officer after he or she has ceased to be a director or officer and shall inure to the benefit of his or her heirs, executors, administrators and personal representatives.

Section 2    Procedure for Indemnification of Directors and Officers. Any indemnification of a director or officer of the corporation provided for under Section 1 of this Article V or advance of expenses provided for under Section 5 of this Article V shall be made promptly, and in any event within 30 days, upon the written request of the director or officer. If a determination by the corporation that the director or officer is entitled to indemnification pursuant to this Article V is required, and the corporation fails to respond within 30 days to a written request for indemnity, the corporation shall be deemed to have approved the request. If the corporation wrongfully denies a written request for indemnification or advancing of expenses, in whole or in part, or if payment in full pursuant to such request is not made within 30 days, the right to indemnification or advances as granted by this Article V shall be enforceable by the director or officer in any court of competent jurisdiction. Such person’s costs and expenses incurred in connection with successfully establishing his or her right to indemnification, in whole or in part, in any such action shall also be indemnified by the corporation. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any, has been tendered to the corporation) that the claimant has not met the standards of conduct which make it permissible under the General Corporation Law of the State of Delaware for the corporation to indemnify the claimant for the amount claimed, but the burden of such defense shall be on the corporation. Neither the failure of the corporation (including its board of directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the General Corporation Law of the State of Delaware, nor an actual determination by the corporation (including its board of directors, independent legal counsel, or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

Section 3    Article Not Exclusive. The rights to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Article V shall not be exclusive of any other right which any person may have or hereafter acquire under any law, provision of the Amended and Restated Certificate of Incorporation, by-law, agreement, vote of stockholders or disinterested directors or otherwise.

Section 4    Insurance. The corporation may purchase and maintain insurance on its own behalf and on behalf of any person who is or was a director, officer, employee, fiduciary, or agent of the corporation or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him or her and incurred by him or her in any such capacity, whether or not the corporation would have the power to indemnify such person against such liability under this Article V.

Section 5    Expenses. Expenses incurred by any person described in Section 1 of this Article V in defending a proceeding shall be paid by the corporation in advance of such proceeding’s final disposition, unless otherwise determined by the board of directors in the specific case, upon receipt of an undertaking by or on behalf of the director or officer or other person to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation. In any suit brought by the corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the corporation shall be entitled to recover such expenses upon a final adjudication that the Director has not met any applicable standard for indemnification set forth in the

General Corporation Law of the Sate of Delaware. Such expenses incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the board of directors deems appropriate.

Section 6    Employees and Agents. Persons who are not covered by the foregoing provisions of this Article V and who are or were employees or agents of the corporation, or who are or were serving at the request of the corporation as employees or agents of another corporation, partnership, joint venture, trust or other enterprise, may be indemnified, and may be advanced expenses, to the extent authorized at any time or from time to time by the board of directors.

Section 7    Contract Rights. The provisions of this Article V shall be deemed to be a vested contract right between the corporation and each director and officer who serves in any such capacity at any time while this Article V and the relevant provisions of the General Corporation Law of the State of Delaware or other applicable law are in effect. Such contract right shall vest for each director and officer at the time such person is elected or appointed to such position, and no repeal or modification of this Article V or any such law shall affect any such vested rights or obligations of any current or former director or officer with respect to any state of facts or proceeding regardless of when occurring.

Section 8    Merger or Consolidation. For purposes of this Article V, references to “the corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this Article V with respect to the resulting or surviving corporation as he or she would have with respect to such constituent corporation if its separate existence had continued.

Section 9    Other Sources. The corporation’s obligation, if any, to indemnify or to advance expenses to any director, officer, employee or agent who was or is serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, enterprise or nonprofit entity shall be reduced by any amount such director, officer, employee or agent actually collects as indemnification or advancement of expenses from such other corporation, partnership, joint venture, trust, enterprise or non-profit entity.

ARTICLE VI

STOCK; RECORD DATES

Section 1    Form. Except as otherwise provided in a resolution by the board of directors, all shares of capital stock of the corporation shall be uncertificated. In the event the board of directors elects to provide in a resolution that certificates shall be issued to represent any shares of capital stock of the corporation, such certificates shall signed by, or in the name of the corporation by, the chairman of the board, the president, the chief executive officer or a vice president and the secretary or an assistant secretary of the corporation, certifying the number of shares of a specific class or series owned by such holder in the corporation. If such a certificate is countersigned (1) by a transfer agent or an assistant transfer agent other than the corporation or its employee or (2) by a registrar, other than the corporation or its employee, the signature of any such chairman of the board, president, chief executive officer, vice-president, secretary, or assistant secretary may be facsimiles. In case any officer or officers who have signed, or whose facsimile signature or signatures have been used on, any such certificate or certificates shall cease to be such officer or officers of the corporation whether because of death, resignation or otherwise before such certificate or certificates have been delivered by the corporation, such certificate or certificates may nevertheless be issued and delivered as though the person or persons who signed such certificate or certificates or whose facsimile signature or signatures have been used thereon had not ceased to be such officer or officers of the corporation. If the shares are certificated, all certificates shall be consecutively numbered or otherwise identified. The name of the person to whom the shares represented thereby are issued, with the number of shares and date of issue, shall be entered on the books of the corporation. Any shares of certificated stock of the corporation shall only be transferred on the books of the corporation by the holder of record thereof or by such holder’s attorney duly authorized in writing, upon surrender to the corporation of the certificate or certificates for such shares endorsed by the appropriate person or persons, with such evidence of the authenticity of such endorsement, transfer, authorization, and other matters as the corporation may reasonably require, and accompanied by all necessary stock transfer stamps. In that event, it shall be the duty of the corporation to issue a new certificate to the person entitled thereto, cancel the old certificate or certificates, and record the transaction on its books. Uncertificated shares of stock of the corporation may be transferred on the books of the corporation upon receipt of proper transfer instructions from the registered owner of the uncertificated shares, an instruction from an approved source duly authorized by such owner or from an attorney lawfully constituted. The board of directors may appoint a bank or trust company organized under the laws of the United States or any state thereof to act as its transfer agent or registrar, or both in connection with the transfer of any class or series of securities of the corporation.

Section 2    Replacement Certificates. Upon receipt of evidence reasonably satisfactory to the corporation (it being understood that an affidavit of the registered holder shall be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing shares of its capital stock, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the corporation (provided that if the holder is a financial institution or other institutional investor its own agreement shall be satisfactory), or, in the case of any such mutilation upon surrender of such certificate, the corporation shall (at its expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the number of shares of such class represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate. Upon the issuance of a new certificate(s) to replace a lost, stolen, destroyed or mutilated certificate, the rights of the holder of the new certificate(s) with respect to the shares of capital stock represented thereby shall not be impacted by the act that a new certificate(s) has been issued.

Section 3    Fixing a Record Date for Stockholder Meetings. In order that the corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, the board of directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the board of directors, and which record date shall not be more than sixty (60) nor less than ten (10) days before the date of such meeting. If no record date is fixed by the board of directors, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be the close of business on the next day preceding the day on which notice is given, or if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided that the board of directors may fix a new record date for the adjourned meeting.

Section 4    Fixing a Record Date for Action by Written Consent. In order that the corporation may determine the stockholders entitled to consent to corporate action in writing without a meeting, the board of directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the board of directors, and which date shall not be more than ten days after the date upon which the resolution fixing the record date is adopted by the board of directors. If no record date has been fixed by the board of directors, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting, when no prior action by the board of directors is required by statute, shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the corporation by delivery to its registered office in the State of Delaware, its principal place of business, or an officer or agent of the corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Delivery made to the corporation’s registered office shall be by hand or by certified or registered mail, return receipt requested. If no record date has been fixed by the board of directors and prior action by the board of directors is required by statute, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting shall be at the close of business on the day on which the board of directors adopts the resolution taking such prior action.

Section 5    Fixing a Record Date for Other Purposes. In order that the corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment or any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purposes of any other lawful action, the board of directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than sixty (60) days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the board of directors adopts the resolution relating thereto.

Section 6    Registered Stockholders. Prior to the surrender to the corporation of proper transfer documentation as provided in these by-laws, the corporation may treat the registered owner as the person entitled to receive dividends, to vote, to receive notifications, and otherwise to exercise all the rights and powers of an owner. The corporation shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person, whether or not it shall have express or other notice thereof.

ARTICLE VII

GENERAL PROVISIONS

Section 1    Dividends. Dividends upon the capital stock of the corporation, subject to the provisions of the Amended and Restated Certificate of Incorporation, may be declared by the board of directors at any regular or special meeting, pursuant to law. Dividends may be paid in cash, in property, or in shares of the capital stock, subject to the provisions of the Amended and Restated Certificate of Incorporation. Before payment of any dividend, there may be set aside out of any funds of the corporation available for dividends such sum or sums as the board of directors from time to time, in its absolute discretion, think proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the corporation, or any other purpose and the board of directors may modify or abolish any such reserve in the manner in which it was created.

Section 2    Checks, Drafts or Orders. All checks, drafts, or other orders for the payment of money by or to the corporation and all notes and other evidences of indebtedness issued in the name of the corporation shall be signed by such officer or officers, agent or agents of the corporation, and in such manner, as shall be determined by resolution of the board of directors or a duly authorized committee thereof.

Section 3    Contracts. The board of directors may authorize any officer or officers, or any agent or agents, of the corporation to enter into any contract or to execute and deliver any instrument in the name of and on behalf of the corporation, and such authority may be general or confined to specific instances.

Section 4    Loans. The corporation may lend money to, or guarantee any obligation of, or otherwise assist any officer or other employee of the corporation or of its subsidiary, including any officer or employee who is a director of the corporation or its subsidiary, whenever, in the judgment of the board of directors, such loan, guaranty or assistance may reasonably be expected to benefit the corporation. The loan, guaranty or other assistance may be with or without interest, and may be unsecured, or secured in such manner as the board of directors shall approve, including, without limitation, a pledge of shares of stock of the corporation. Nothing in this section shall be deemed to deny, limit or restrict the powers of guaranty or warranty of the corporation at common law or under any statute.

Section 5    Fiscal Year. The fiscal year of the corporation shall be fixed by resolution of the board of directors.

Section 6    Corporate Seal. The board of directors shall provide a corporate seal which shall be in the form of a circle and shall have inscribed thereon the name of the corporation and the words “Corporate Seal, Delaware”. The seal may be used by causing it or a facsimile thereof to be impressed or affixed or reproduced or otherwise.

Section 7    Voting Securities Owned By Corporation. Voting securities in any other corporation held by the corporation shall be voted by the chief executive officer, unless the board of directors specifically confers authority to vote with respect thereto, which authority may be general or confined to specific instances, upon some other person or officer. Any person authorized to vote securities shall have the power to appoint proxies, with general power of substitution.

Section 8    Inspection of Books and Records. Any stockholder of record, in person or by attorney or other agent, shall, upon written demand under oath stating the purpose thereof, have the right during the usual hours for business to inspect for any proper purpose the corporation’s stock ledger, a list of its stockholders, and its other books and records, and to make copies or extracts therefrom. A proper purpose shall mean any purpose reasonably related to such person’s interest as a stockholder. In every instance where an attorney or other agent shall be the person who seeks the right to inspection, the demand under oath shall be accompanied by a power of attorney or such other writing which authorizes the attorney or other agent to so act on behalf of the stockholder. The demand under oath shall be directed to the corporation at its registered office in the State of Delaware or at its principal place of business.

Section 9    Section Headings. Section headings in these by-laws are for convenience of reference only and shall not be given any substantive effect in limiting or otherwise construing any provision herein.

Section 10    Inconsistent Provisions. In the event that any provision of these by-laws is or becomes inconsistent with any provision of the Amended and Restated Certificate of Incorporation, the Stockholders’ Agreement, the General Corporation Law of the State of Delaware or any other applicable law, the provision of these by-laws shall not be given any effect to the extent of such inconsistency but shall otherwise be given full force and effect.

ARTICLE VIII

AMENDMENTS

These by-laws may be amended, altered, or repealed and new by-laws adopted at any meeting of the board of directors by a majority vote of the directors then in office; provided, that these by-laws may not be amended, altered or repealed or new by-laws adopted to the extent inconsistent with the Stockholders’ Agreement. The fact that the power to adopt, amend, alter, or repeal the by-laws has been conferred upon the board of directors shall not divest the stockholders of the powers to make new by-laws or amend, alter or repeal any by-laws adopted by them or otherwise, subject to the proviso in the preceding sentence.

Exhibit K

C&D TECHNOLOGIES, INC.

2011 MANAGEMENT INCENTIVE PLAN

1. Purpose.

The purpose of the Plan is to assist the Company in attracting, retaining, motivating, and rewarding certain key employees, officers, directors, and consultants of the Company and other members of the Company Group, and promoting the creation of long-term value for stockholders of the Company by closely aligning the interests of such individuals with those of such stockholders. The Plan authorizes the award of Options to Eligible Persons to encourage such persons to expend their maximum efforts in the creation of stockholder value.

2. Definitions.

For purposes of the Plan, the following terms shall be defined as set forth below:

(a) “Award” means any Option granted under the Plan.

(b) “Board” means the Board of Directors of the Company.

(c) “Cause” means, in the absence of an employment agreement between a Participant and the Employer otherwise defining Cause, (i) a Participant’s conviction of or indictment for any crime (whether or not involving the Company or any other member of the Company Group) (A) constituting a felony or (B) that has, or could reasonably be expected to result in, an adverse impact on the performance of the Participant’s duties to the Employer, or otherwise has, or could reasonably be expected to result in, an adverse impact to the business or reputation of the Company or any other member of the Company Group; (ii) conduct of the Participant, in connection with his or her employment, that has, or could reasonably be expected to result in, material injury to the business or reputation of the Company or any other member of the Company Group; (iii) any material violation of the policies of the Company or any other member of the Company Group, including, but not limited to those relating to sexual harassment, the disclosure or misuse of confidential information, or those set forth in the manuals or statements of policy of the Company or any other member of the Company Group; or (v) willful neglect in the performance of the Participant’s duties for the Employer or willful or repeated failure or refusal to perform such duties; provided, however, that if, subsequent to the Participant’s voluntary Termination for any reason or involuntary Termination by the Company or any other member of the Company Group without Cause, it is discovered that the Participant’s employment could have been terminated for Cause, such Participant’s employment shall be deemed to have been terminated for Cause. In the event there is an employment agreement between a Participant and the Employer defining Cause, “Cause” shall have the meaning provided in such agreement, and a Termination by the Employer for Cause hereunder shall not be deemed to have occurred unless all applicable notice and cure periods in such employment agreement are complied with.

(d) “Change in Control” means:

(i) a change in ownership or control of the Company effected through a transaction or series of transactions (other than an offering of Stock to the general public through a registration statement filed with the Securities and Exchange Commission) whereby any “person” (as defined in Section 3(a)(9) of the Exchange Act) or any two or more persons deemed to be one “person” (as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act), other than the Company or any other member of the Company Group, or an employee benefit plan maintained by the Company or any other member of the Company Group, directly or indirectly acquire “beneficial ownership” (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company possessing more than fifty percent (50%) of the total combined voting power of the Company’s securities outstanding immediately after such acquisition;

(ii) the date upon which individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”), cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then constituting the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board; or

(iii) the sale or disposition, in one or a series of related transactions, of all or substantially all of the assets of the Company to any “person” (as defined in Section 3(a)(9) of the Exchange Act) or to any two or more persons deemed to be one “person” (as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) other than any other member of the Company Group.

(e) “Code” means the Internal Revenue Code of 1986, as amended from time to time, including regulations thereunder and successor provisions and regulations thereto.

(f) “Committee” means the Board or such other committee appointed by the Board consisting of two or more individuals.

(g) “Company” means C&D Technologies, Inc., a Delaware corporation.

(h) “Company Group” means the Company, together with any direct or indirect subsidiary of the Company.

(i) “Disability” means, in the absence of any employment agreement between a Participant and the Employer otherwise defining Disability, the permanent and total disability of such Participant within the meaning of Section 22(e)(3) of the Code. In the event there is an employment agreement between a Participant and the Employer defining Disability, “Disability” shall have the meaning provided in such agreement.

(j) “Disqualifying Disposition” means any disposition (including any sale) of Stock acquired upon the exercise of an Incentive Stock Option made within the period that ends either (i) two years after the date the Participant was granted the Incentive Stock Option or (ii) one year after the date the Participant acquired Stock by exercising the Incentive Stock Option.

(k) “Effective Date” means September [    ], 2010.

(l) “Eligible Person” means (i) each employee of the Company or any other member of the Company Group, including each such person who may also be a director of the Company and/or any other member of the Company Group; (ii) each non-employee director of the Company and/or any other member of the Company Group; (iii) each other person who provides substantial services to the Company and/or any other member of the Company Group and who is designated as eligible by the Committee; and (iv) any person who has been offered employment or service by the Company or any other member of the Company Group; provided, that such prospective service provider may not receive any payment or exercise any right relating to an Award until such person has commenced employment or service with the Company or any other member of the Company Group. An employee on an approved leave of absence may be considered as still in the employ of the Company or any applicable member of the Company Group for purposes of eligibility for participation in the Plan.

(m) “Employer” means either the Company or any other member of the Company Group by which the Participant is principally employed or to which the Participant provides services, as applicable (in each case determined without regard to any transfer of an Award).

(n) “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, including rules thereunder and successor provisions and rules thereto.

(o) “Expiration Date” means the date upon which the term of an Option expires, as determined under Section 5(b) hereof.

(p) “Fair Market Value” means, as of any date when the Stock is listed on one or more national securities exchanges, the closing price reported on the principal national securities exchange on which such Stock is listed and traded on the date of determination. If the Stock is not listed on an exchange, or representative quotes are not otherwise available, the Fair Market Value shall mean the amount determined by the Board in good faith, based upon a third-party valuation, to be the fair market value per share of Stock.

(q) “Incentive Stock Option” means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder.

(r) “Incumbent Board” shall have the meaning set forth in Section 2(e)(ii) hereof.

(s) “Nonqualified Stock Option” means an Option not intended to qualify as an Incentive Stock Option.

(t) “Option” means a conditional right, granted to a Participant under Section 5 hereof, to purchase Stock at a specified price during specified time periods. Certain Options granted under the Plan are intended to qualify as Incentive Stock Options.

(u) “Option Agreement” means a written agreement between the Company and a Participant evidencing the terms and conditions of an individual Option grant.

(v) “Participant” means an Eligible Person who has been granted an Award under the Plan, or if applicable, such other person or entity who holds an Award.

(w) “Plan” means this C&D Technologies, Inc. 2010 Management Incentive Plan.

(x) “Qualified Member” means a member of the Committee who is a “Non-Employee Director” within the meaning of Rule 16b-3 and an “outside director” within the meaning of Treasury Regulation 1.162-27(c) under Code Section 162(m).

(y) “Qualifying Committee” shall have the meaning set forth in Section 3(b) hereof.

(z) “Securities Act” means the Securities Act of 1933, as amended from time to time, including rules thereunder and successor provisions and rules thereto.

(aa) “Stock” means the Company’s Common Stock, par value $[0.01] per share, and such other securities as may be substituted for such stock pursuant to Section 6 hereof.

(bb) “Termination” means the termination of a Participant’s employment or service, as applicable, with the Employer; provided, however, that, if so determined by the Committee at the time of any change in status in relation to the Employer (e.g., a Participant ceases to be an employee and begins providing services as a consultant, or vice versa), such change in status will not be deemed to be a Termination hereunder. Unless otherwise determined by the Committee, in the event that any Employer ceases to be a member of the Company Group (by reason of sale, divesture, spin-off or other similar transaction), unless a Participant’s employment or service is transferred to another entity that would constitute an Employer immediately following such transaction, such Participant shall be deemed to have suffered a Termination hereunder as of the date of the consummation of such transaction.

3. Administration.

(a) Authority of the Committee. Except as otherwise provided below, the Plan shall be administered by the Committee. The Committee shall have full and final authority, in each case subject to and consistent with the provisions of the Plan, to (i) select Eligible Persons to become Participants; (ii) grant Awards; (iii) determine the type, number of shares of Stock subject to, and other terms and conditions of, and all other matters relating to, Awards; (iv) prescribe Option Agreements (which need not be identical for each Participant) and rules and regulations for the administration of the Plan; (v) construe and interpret the Plan and Option Agreements and correct defects, supply omissions, or reconcile inconsistencies therein; (vi) suspend the right to exercise Awards during any period that the Committee deems appropriate to comply with applicable securities laws, and thereafter extend the exercise period of an Award by an equivalent period of time; and (vii) make all other decisions and determinations as the Committee may deem necessary or advisable for the administration of the Plan. Any action of the Committee shall be final, conclusive, and binding on all persons, including, without limitation, the Company, any other member of the Company Group, Eligible Persons, Participants, and beneficiaries of Participants.

(b) Manner of Exercise of Committee Authority. At any time that a member of the Committee is not a Qualified Member, (i) any action of the Committee relating to an Award intended by the Committee to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code may be taken by a subcommittee, designated by the Committee or the Board, composed solely of two or more Qualified Members (a “Qualifying Committee”); and (ii) any action relating to an Award granted or to be granted to a Participant who is then subject to Section 16 of the Exchange Act in respect of the Company may be taken either by such a Qualifying Committee, or by the Committee but with each such member who is not a Qualified Member abstaining or recusing himself or herself from such action; provided, that upon such abstention or recusal, the Committee remains composed of two or more Qualified Members. Any action authorized by such a Qualifying Committee or by the Committee upon the abstention or recusal of such non-Qualified Member(s) shall be deemed to be the action of the Committee for purposes of the Plan. The express grant of any specific power to the Committee, and the taking of any action by the Committee, shall not be construed as limiting any power or authority of the Committee.

(c) Delegation. To the extent permitted by applicable law, the Committee may delegate to officers or employees of the Company or any other member of the Company Group, or committees thereof, the authority, subject to such terms as the Committee shall determine, to perform such functions, including but not limited to administrative functions, as the Committee may determine appropriate. The Committee may appoint agents to assist it in administering the Plan. Notwithstanding the foregoing or any other provision of the Plan to the contrary, any Award granted under the Plan to any person or entity who is not an employee of the Company or any other member of the Company Group (including any non-employee director of the Company or any other member of the Company Group) or to any person who is subject to Section 16 of the Exchange Act shall be expressly approved by the Committee or Qualifying Committee in accordance with subsection (b) above.

4. Shares Available Under the Plan.

(a) Number of Shares Available for Delivery. Subject to adjustment as provided in Section 6 hereof, the total number of shares of Stock reserved and available for delivery in connection with Awards under the Plan shall be [            ]1, all of which may be issued or transferred upon exercise or settlement of Incentive Stock Options. Shares of Stock delivered under the Plan shall consist of authorized and unissued shares or previously issued shares of Stock reacquired by the Company on the open market or by private purchase.

(b) Share Counting Rules. The Committee may adopt reasonable counting procedures to ensure appropriate counting, avoid double counting (as, for example, in the case of tandem or substitute awards) and make adjustments if the number of shares of Stock actually delivered differs from the number of shares previously counted in connection with an Award. To the extent that an Award expires or is canceled, forfeited, settled in cash, or otherwise terminated without a delivery to the Participant of the full number of shares to which the Award related, the undelivered shares will again be available for grant. Shares withheld in payment of the exercise price or taxes relating to an Award and shares equal to the number surrendered in payment of any exercise price or taxes relating to an Award shall be deemed to constitute shares not delivered to the Participant

[1]	Insert number of shares representing 10% of the outstanding common stock, calculated on a fully diluted basis.

and shall be deemed to again be available for Awards under the Plan; provided, however, that such shares shall not become available for issuance hereunder if either (i) the applicable shares are withheld or surrendered following the termination of the Plan, or (ii) at the time the applicable shares are withheld or surrendered, it would constitute a material revision of the Plan subject to stockholder approval under any then-applicable rules of the national securities exchange on which the Stock is listed.

(c) 162(m) Limitation. Notwithstanding anything to the contrary herein, during any time that the Company is subject to Section 162(m) of the Code, the maximum number of shares of Stock with respect to which Options may be granted to any individual in any one year shall not exceed the maximum number of shares of Stock available for issue hereunder, as such number may change from time to time.

5. Options.

(a) General. Options may be granted to Eligible Persons in such form and having such terms and conditions as the Committee shall deem appropriate; provided, however, that Incentive Stock Options may only be granted to Eligible Persons who are employed by the Employer. The provisions of separate Options shall be set forth in an Option Agreement, which agreements need not be identical.

(b) Term. The term of each Option shall be set by the Committee at the time of grant; provided, however, that no Option granted hereunder shall be exercisable after the expiration of ten (10) years from the date it was granted.

(c) Exercise Price. The exercise price per share of Stock for each Option shall be set by the Committee at the time of grant; provided, however, that if an Option is intended (i) to not be considered “nonqualified deferred compensation” within the meaning of Section 409A of the Code, (ii) to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code and regulations thereunder, or (iii) to be an Incentive Stock Option, in each case, the applicable exercise price shall not be less than the Fair Market Value, subject to subsection (h) below in the case of any Incentive Stock Option.

(d) Payment for Stock. Payment for shares of Stock acquired pursuant to Options granted hereunder shall be made in full, upon exercise of the Options, (i) in immediately available funds in United States dollars, or by certified or bank cashier’s check; (ii) by delivery of a notice of “net exercise” to the Company, pursuant to which the Participant shall receive the number of shares of Stock underlying the Options so exercised reduced by the number of shares of Stock equal to the aggregate exercise price of the Options divided by the Fair Market Value on the date of exercise; (iii) by delivery of shares of Stock having a value equal to the exercise price ; provided, such shares have been held by the Participant for more than six (6) months prior to such delivery; or (iv) by any other means approved by the Committee. Anything herein to the contrary notwithstanding, if the Committee determines that any form of payment available hereunder would be in violation of Section 402 of the Sarbanes-Oxley Act of 2002, such form of payment shall not be available.

(e) Vesting. Unless otherwise determined by the Committee at the time of grant, provided a Participant has not undergone a Termination, Options granted to a Participant as of any date of grant shall vest and become exercisable as to 20% of such Options the first anniversary of the date of grant, and as to an additional 1 2/3 % of such Options on each monthly anniversary of the date of grant occurring thereafter; provided, however, that upon any Termination (i) by the Employer other than for Cause, or (ii) by reason of a Participant’s death or Disability, in each case, following the occurrence of a Change in Control, any of such Options that are unvested as of the date of such Termination shall immediately vest as of such Termination. In addition, notwithstanding any vesting dates described above or otherwise set forth in an Option Agreement, the Committee may in its sole discretion accelerate the vesting of any Option, which acceleration shall not affect the terms and conditions of any such Option other than with respect to vesting. Unless otherwise specifically determined by the Committee, the vesting of an Option shall occur only while the Participant is employed or rendering services to the Employer, and all vesting shall cease upon a Participant’s Termination with the Employer for any reason. If an Option is exercisable in installments, such installments or portions thereof which become exercisable shall remain exercisable until the Option expires.

(f) Transferability of Options. An Option shall not be transferable except by will or by the laws of descent and distribution and shall be exercisable during the lifetime of the Participant only by the Participant. Notwithstanding the foregoing, Nonqualified Stock Options shall be transferable to the extent provided in the Option Agreement or otherwise determined by the Committee.

(g) Termination of Employment or Service. Except as may otherwise be provided by the Committee in the Option Agreement:

(i) In the event of a Participant’s Termination with the Employer prior to the Expiration Date for any reason other than (A) by the Employer for Cause, or (B) by reason of the Participant’s death or Disability, (1) all vesting with respect to such Participant’s Options shall cease, (2) all of such Participant’s unvested Options shall expire as of the date of such Termination, and (3) all of such Participant’s vested Options shall remain exercisable until the earlier of the Expiration Date and the date that is ninety (90) days after the date of such Termination.

(ii) In the event of a Participant’s Termination with the Employer prior to the Expiration Date by reason of such Participant’s death or Disability, (A) all vesting with respect to such Participant’s Options shall cease, (B) all of such Participant’s unvested Options shall expire as of the date of such Termination, and (C) all of such Participant’s vested Options shall expire on the earlier of the Expiration Date and the date that is twelve (12) months after the date of such Termination due to death or Disability of the Participant. In the event of a Participant’s death, such Participant’s Options shall remain exercisable by the person or persons to whom a Participant’s rights under the Options pass by will or the applicable laws of descent and distribution until their expiration, but only to the extent the Options were vested by such Participant at the time of such Termination due to death.

(iii) In the event of a Participant’s Termination with the Employer prior to the Expiration Date by the Employer for Cause, all of such Participant’s Options (whether or not vested) shall immediately expire as of the date of such Termination.

(h) Special Provisions Applicable to Incentive Stock Options.

(i) No Incentive Stock Option may be granted to any Participant who, at the time the option is granted, owns directly, or indirectly within the meaning of Section 424(d) of the Code, stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or of any parent or subsidiary thereof, unless such Incentive Stock Option (A) has an exercise price of at least one hundred ten percent (110%) of the Fair Market Value on the date of the grant of such Option and (B) cannot be exercised more than five (5) years after the date it is granted.

(ii) To the extent the aggregate Fair Market Value (determined as of the date of grant) of Stock for which Incentive Stock Options are exercisable for the first time by any Participant during any calendar year (under all plans of the Company and any other member of the Company Group) exceeds $100,000, such excess Incentive Stock Options shall be treated as Nonqualified Stock Options.

(iii) Each Participant who receives an Incentive Stock Option must agree to notify the Company in writing immediately after the Participant makes a Disqualifying Disposition of any Stock acquired pursuant to the exercise of an Incentive Stock Option.

6. Adjustment for Recapitalization, Merger, etc.

(a) Capitalization Adjustments. The aggregate number of shares of Stock that may be granted or purchased pursuant to Awards (as set forth in Section 4 hereof), the number of shares of Stock covered by each outstanding Award, and/or the price per share thereof in each such Award shall be equitably and proportionally adjusted or substituted, as determined by the Committee, as to the number, price, or kind of a share of Stock or other consideration subject to such Awards (i) in the event of changes in the outstanding Stock or in the capital structure of the Company by reason of stock dividends, stock splits, reverse stock splits, recapitalizations, reorganizations, mergers, consolidations, combinations, exchanges, or other relevant changes in capitalization occurring after the date of grant of any such Award (including any Corporate Event, as defined below); (ii) in connection with any extraordinary dividend declared and paid in respect of shares of Stock, whether payable in the form of cash, stock, or any other form of consideration; or (iii) in the event of any change in applicable laws or circumstances that results in or could result in, in either case, as determined by the Committee in its sole discretion, any substantial dilution or enlargement of the rights intended to be granted to, or available for, Participants in the Plan.

(b) Corporate Events. Notwithstanding the foregoing, except as may otherwise be provided in an Award agreement, in connection with (i) a merger or consolidation involving the Company in which the Company is not the surviving corporation; (ii) a merger or consolidation involving the Company in which the Company is the surviving corporation but the holders of shares of Stock receive securities of another corporation and/or other property, including cash; (iii) a Change in Control; or (iv) the reorganization or liquidation of the Company (each, a “Corporate Event”), the Committee may, in its discretion, provide for any one or more of the following:

(1) that such Awards be assumed or substituted in connection with such Corporate Event, in which case, the Awards shall be subject to the adjustment set forth in subsection (a) above, and to the extent such Awards are Performance Awards or other Awards that vest subject to the achievement of performance criteria, such Performance Objectives or similar performance criteria shall be appropriately adjusted to reflect the Corporate Event;

(2) that the vesting of any Awards shall be accelerated, subject to the consummation of such Corporate Event; and

(3) that any or all vested and/or unvested Awards be cancelled as of the consummation of such Corporate Event, and that Participants holding vested Awards (including any Awards that would vest upon the Corporate Event but for such cancellation) so cancelled will receive a payment in respect of cancellation of their Awards based on the amount of the per-share consideration being paid for the Stock in connection with such Corporate Event less the applicable exercise price; provided, however, that holders of Awards shall only be entitled to consideration in respect of cancellation of such Awards if the per-share consideration less the applicable exercise price is greater than zero (and to the extent the per-share consideration is less than or equal to the applicable exercise price, such Awards shall be cancelled for no consideration).

Payments to holders pursuant to clause (3) above shall be made in cash or, in the sole discretion of the Committee, in the form of such other consideration necessary for a Participant to receive property, cash, or securities (or combination thereof) as such Participant would have been entitled to receive upon the occurrence of the transaction if the Participant had been, immediately prior to such transaction, the holder of the number of shares of Stock covered by the Award at such time (less any applicable exercise price). In addition, in connection with any Corporate Event, prior to any payment or adjustment contemplated under this subsection (b), the Committee may require a Participant to (i) represent and warrant as to the unencumbered title to his Awards, (ii) bear such Participant’s pro rata share of any post-closing indemnity obligations, and be subject to the same post-closing purchase price adjustments, escrow terms, offset rights, holdback terms, and similar conditions as the other holders of Stock; and (iii) deliver customary transfer documentation as reasonably determined by the Committee.

(c) Fractional Shares. Any adjustment provided under this Section 6 may provide for the elimination of any fractional share that might otherwise become subject to an Award.

7. Use of Proceeds.

The proceeds received from the sale of Stock pursuant to the Plan shall be used for general corporate purposes.

8. Rights and Privileges as a Stockholder.

Except as otherwise specifically provided in the Plan, no person shall be entitled to the rights and privileges of stock ownership in respect of shares of Stock that are subject to Awards hereunder until such shares have been issued to that person.

9. Employment or Service Rights.

No individual shall have any claim or right to be granted an Award under the Plan or, having been selected for the grant of an Award, to be selected for a grant of any other Award. Neither the Plan nor any action taken hereunder shall be construed as giving any individual any right to be retained in the employ or service of the Company or any other member of the Company Group.

10. Compliance With Laws.

The obligation of the Company to deliver Stock upon vesting and/or exercise of any Award shall be subject to all applicable laws, rules, and regulations, and to such approvals by governmental agencies as may be required. Notwithstanding any terms or conditions of any Award to the contrary, the Company shall be under no obligation to offer to sell or to sell, and shall be prohibited from offering to sell or selling any shares of Stock pursuant to an Award unless such shares have been properly registered for sale with the Securities and Exchange Commission pursuant to the Securities Act or unless the Company has received an opinion of counsel, satisfactory to the Company, that such shares may be offered or sold without such registration pursuant to an available exemption therefrom and the terms and conditions of such exemption have been fully complied with. The Company shall be under no obligation to register for sale or resale under the Securities Act any of the shares of Stock to be offered or sold under the Plan or any shares of Stock issued upon exercise or settlement of Awards. If the shares of Stock offered for sale or sold under the Plan are offered or sold pursuant to an exemption from registration under the Securities Act, the Company may restrict the transfer of such shares and may legend the Stock certificates representing such shares in such manner as it deems advisable to ensure the availability of any such exemption.

11. Withholding Obligations.

As a condition to the vesting and/or exercise of any Award, the Committee may require that a Participant satisfy, through deduction or withholding from any payment of any kind otherwise due to the Participant, or through such other arrangements as are satisfactory to the Committee, the minimum amount of all federal, state, and local income and other taxes of any kind required or permitted to be withheld in connection with such vesting and/or exercise. The Committee, in its discretion, may permit shares of Stock to be used to satisfy tax withholding requirements, and such shares shall be valued at their Fair Market Value as of the settlement date of the Award; provided, however, that the aggregate Fair Market Value of the number of shares of Stock that may be used to satisfy tax withholding requirements may not exceed the minimum statutorily required withholding amount with respect to such Award.

12. Amendment of the Plan or Awards.

(a) Amendment of Plan. The Board at any time, and from time to time, may amend the Plan; provided, however, that the Board shall not, without stockholder approval, make any amendment to the Plan that requires stockholder approval pursuant to applicable law or the applicable rules of the national securities exchange on which the Stock is principally listed.

(b) Amendment of Awards. The Board or the Committee, at any time, and from time to time, may amend the terms of any one or more Awards; provided, however, that the rights under any Award shall not be impaired by any such amendment unless the Participant consents in writing (it being understood that no action taken by the Board or the Committee that is expressly permitted under the Plan, including, without limitation, any actions described in Section 6 hereof, shall constitute an amendment of an Award for such purpose).

Notwithstanding the foregoing, subject to the limitations of applicable law, if any, and without an affected Participant’s consent, the Board or the Committee may amend the terms of any one or more Awards if necessary to bring the Award into compliance with Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued or amended after the Effective Date.

(c) No Repricing of Awards without Stockholder Approval. Notwithstanding subsection (a) or (b) above, or any other provision of the Plan, repricing of Awards shall not be permitted without stockholder approval. For this purpose, a “repricing” means any of the following (or any other action that has the same effect as any of the following): (i) changing the terms of an Award to lower its exercise price (other than on account of capital adjustments resulting from share splits, etc., as described in Section 6(a)); (ii) any other action that is treated as “repricing” under generally accepted accounting principals; and (iii) repurchasing for cash or canceling an Award in exchange for another Award at a time when its exercise price is greater than the Fair Market Value of the underlying Stock, unless the cancellation and exchange occurs in connection with an event set forth in Section 6(b).

13. Termination or Suspension of the Plan.

The Board may suspend or terminate the Plan at any time. Unless sooner terminated, the Plan shall terminate on the day before the tenth (10th) anniversary of the date the Plan is adopted by the Board. No Awards may be granted under the Plan while the Plan is suspended or after it is terminated.

14. Effective Date of the Plan.

The Plan is effective as of the Effective Date.

15. Miscellaneous.

(a) Certificates. Stock acquired pursuant to Awards granted under the Plan may be evidenced in such a manner as the Committee shall determine. If certificates representing Stock are registered in the name of the Participant, the Committee may require that such certificates bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Stock, that the Company retain physical possession of the certificates, and that the Participant deliver a stock power to the Company, endorsed in blank, relating to the Stock. Notwithstanding the foregoing, the Committee may determine, in its sole discretion, that the Stock shall be held in book entry form rather than delivered to the Participant pending the release of any applicable restrictions.

(b) Clawback/Recoupment Policy. Notwithstanding anything contained herein to the contrary, all Awards granted under the Plan shall be and remain subject to any incentive compensation clawback or recoupment policy currently in effect or as may be adopted by the Board, and in each case, as may be amended from time to time. Any such policy adoption or amendment shall in no event require the prior consent of any Participant.

(c) Participants Outside of the United States. The Committee may modify the terms of any Award under the Plan made to or held by a Participant who is then a resident or primarily employed outside of the United States in any manner deemed by the Committee to be necessary or appropriate in order that such Award shall conform to laws, regulations, and customs of the country in which the Participant is then a resident or primarily employed, or so that the value and other benefits of the Award to the Participant, as affected by foreign tax laws and other restrictions applicable as a result of the Participant’s residence or employment abroad, shall be comparable to the value of such Award to a Participant who is a resident or primarily employed in the United States. An Award may be modified under this Section 15(c) in a manner that is inconsistent with the express terms of the Plan, so long as such modifications will not contravene any applicable law or regulation or result in actual liability under Section 16(b) of the Exchange Act for the Participant whose Award is modified. Additionally, the Committee may adopt such procedures and sub-plans as are necessary or appropriate to permit participation in the Plan by Eligible Persons who are foreign nationals or employed outside the United States.

(d) No Liability of Committee Members. No member of the Committee shall be personally liable by reason of any contract or other instrument executed by such member or on his behalf in his capacity as a member of the Committee or for any mistake of judgment made in good faith, and the Company shall indemnify and hold harmless each member of the Committee and each other employee, officer, or director of the Company to whom any duty or power relating to the administration or interpretation of the Plan may be allocated or delegated, against all costs and expenses (including counsel fees) and liabilities (including sums paid in settlement of a claim) arising out of any act or omission to act in connection with the Plan unless arising out of such person’s own fraud or willful misconduct; provided, however, that approval of the Board shall be required for the payment of any amount in settlement of a claim against any such person. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s certificate or articles of incorporation or by-laws, each as may be amended from time to time, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

(e) Payments Following Accidents or Illness. If the Committee shall find that any person to whom any amount is payable under the Plan is unable to care for his affairs because of illness or accident, or is a minor, or has died, then any payment due to such person or his estate (unless a prior claim therefor has been made by a duly appointed legal representative) may, if the Committee so directs the Company, be paid to his spouse, child, relative, an institution maintaining or having custody of such person, or any other person deemed by the Committee to be a proper recipient on behalf of such person otherwise entitled to payment. Any such payment shall be a complete discharge of the liability of the Committee and the Company therefor.

(f) Governing Law. The Plan shall be governed by and construed in accordance with the internal laws of the State of Delaware without reference to the principles of conflicts of laws thereof.

(g) Funding. No provision of the Plan shall require the Company, for the purpose of satisfying any obligations under the Plan, to purchase assets or place any assets in a trust or other entity to which contributions are made or otherwise to segregate any assets, nor shall the Company maintain separate bank accounts, books, records, or other evidence of the existence of a segregated or separately maintained or administered fund for such purposes. Participants shall have no rights under the Plan other than as unsecured general creditors of the Company, except that insofar as they may have become entitled to payment of additional compensation by performance of services, they shall have the same rights as other employees under general law.

(h) Reliance on Reports. Each member of the Committee and each member of the Board shall be fully justified in relying, acting or failing to act, and shall not be liable for having so relied, acted, or failed to act in good faith, upon any report made by the independent public accountant of the Company or any other member of the Company Group and upon any other information furnished in connection with the Plan by any person or persons other than such member.

(i) Titles and Headings. The titles and headings of the sections in the Plan are for convenience of reference only, and in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control.

*    *    *

Exhibit L

RESTRUCTURING SUPPORT AGREEMENT

This RESTRUCTURING SUPPORT AGREEMENT (the “Agreement”), dated as of September 14, 2010, by and between C&D Technologies, Inc. (the “Company”) and (i) certain funds and/or accounts managed or advised by Angelo, Gordon & Co., L.P. (the “AG & Co. Entities”) and (ii) certain funds and/or accounts managed or advised by Bruce & Co. (the “Bruce & Co. Entities”). Each of the AG & Co. Entities and Bruce & Co. Entities and any other holder of Notes that becomes a party to this Agreement in the future is referred to herein as a “Supporting Noteholder” and, collectively, they are referred to herein as the “Supporting Noteholder Group.” Each Supporting Noteholder and the Company is referred to herein individually as a “Party” and collectively referred to as the “Parties”.

W H E R E A S :

A. Prior to the date hereof, representatives of the Company, AG & Co. Entities and Bruce & Co. Entities have engaged in good faith negotiations with the objective of reaching an agreement with regard to the financial restructuring of the indebtedness and other obligations of, and equity interests in, the Company (the “Restructuring”) pursuant to the terms and conditions as set forth in this Agreement and as described in the term sheet attached hereto as Exhibit A (the “Term Sheet”). The Term Sheet is expressly incorporated by reference in this Agreement and made a part hereof.

B. It is anticipated that the Restructuring will be implemented pursuant to a registered exchange offer (the “Exchange Offer”) under the Act (as defined below), but, if such Exchange Offer fails to garner the Minimum Exchange Threshold (as defined below), the Shareholder Exchange Consent (as defined below) is not obtained or any other condition to the consummation of the Exchange Offer is not met, then the Restructuring will be implemented pursuant to a prepackaged bankruptcy of the Company under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”) provided that the Voting Threshold is achieved.

C. Solicitation of votes for the Prepackaged Plan shall occur simultaneously with the solicitation of the Exchange Offer.

E. This Agreement sets forth the agreement among the Parties concerning their commitment, subject to the terms and conditions hereof and thereof, to implement the Restructuring.

F. By executing this Agreement, the Parties do not desire or intend to derogate from or diminish the solicitation requirements of federal or state securities laws or the Bankruptcy Code.

NOW, THEREFORE, in consideration of the covenants and agreements contained herein, and for other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each Party, intending to be legally bound hereby, agrees as follows:

1. Definitions. The following terms shall have the following definitions:

“Act” means the Securities Act of 1933, 15 U.S.C. §§ 77a-77aa, as now in effect or hereinafter amended, or any similar federal, state or local law.

“Additional Notes” has the meaning set forth in Section 28.

“Agreement” has the meaning set forth in the preamble.

“Agreement Effective Date” has the meaning set forth in Section 13.

“Affiliate” means, with respect to any Person, any other Person which directly or indirectly controls, or is under common control with, or is controlled by, such Person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean, with respect to any Person, the possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise) of such Person.

“Amended By-Laws” has the meaning set forth in Section 2(d).

“Amended Certificate” has the meaning set forth in Section 2(d).

“Bankruptcy Code” has the meaning set forth in the preamble.

“Bankruptcy Court” means the United States Bankruptcy Court for the District of Delaware.

“Bankruptcy Laws” means the Bankruptcy Code and any of the rules or regulations thereunder, including, without limitation, the Federal Rules of Bankruptcy Procedure and the local rules of the Bankruptcy Court.

“Business Day” means any day other than Saturday, Sunday and any day that is a legal holiday or a day on which banking institutions in New York, New York are authorized by law or other governmental action to close.

“Chapter 11 Case” means, in the event the Restructuring is implemented pursuant to a prepackaged bankruptcy, the voluntary case of the Company under chapter 11 of the Bankruptcy Code.

“Company” has the meaning set forth in the preamble.

“Company Termination Event” has the meaning set forth in Section 9.

“Confirmation Order” means the order entered by the Bankruptcy Court confirming the Prepackaged Plan, in form and substance acceptable to the Required Supporting Noteholders.

“Effective Date” means the date on which the Restructuring and the transactions contemplated thereby are consummated.

“Exchange Offer” has the meaning set forth in Paragraph B of the recitals.

“Full Participation” has the meaning set forth in Section 2.

“5.50% Indenture” means that certain indenture dated as of November 21, 2006 by and between the Company, as issuer, and The Bank of New York, as trustee, pursuant to which the 5.50% Notes were issued (as supplemented and amended).

“5.25% Indenture” means that certain indenture dated as of November 21, 2005 by and between the Company, as issuer, and The Bank of New York, as trustee, pursuant to which the 5.25% Notes were issued (as supplemented and amended).

“Investor Rights Agreement” means that certain Investor Rights Agreement by and among the Company and each Supporting Noteholder.

“5.50% Notes” means the Notes issued pursuant to the 5.50% Indenture.

“5.25% Notes” means the Notes issued pursuant to the 5.25% Indenture.

“Material Adverse Change” means, after the execution of this Agreement, any circumstance, change, effect, event, occurrence, state of facts or development, either alone or in combination that has had or is reasonably likely to have a short term or long term material adverse effect on the financial condition, business, property, assets, prospects, or operations of the Company or which would materially impair the Company’s ability to perform its obligations under this Agreement or have a materially adverse effect on or prevent or materially delay the consummation of the transactions contemplated by this Agreement; provided that (i) if the Company ceases to be listed on the NYSE as set forth in paragraph number (4) in the definition of “Fundamental Change” (as defined in the 5.25% Indenture and the 5.50% Indenture) or (ii) if the Company’s common stock is suspended from trading on the NYSE for 60 days as set forth in paragraph (5) in the definition of “Fundamental Change” (as defined in the 5.50% Indenture), it will not be deemed to constitute a Material Adverse Change.

“Minimum Exchange Threshold” means 95% of the aggregate principal amount of Notes.

“New Common Stock” means the common stock of the Company issued on the Effective Date.

“Notes” means the 5.50% Notes and 5.25% Notes.

“Outside Date” means February 28, 2011.

“Parties” has the meaning set forth in the preamble.

“Person” means an individual, a partnership, a joint venture, a limited liability company, a corporation, a trust, an unincorporated organization, a group or any legal entity or association.

“Petition Date” means the date on which the Company commences the Chapter 11 Case.

“Prepackaged Plan” means the plan of reorganization of the Company substantially consistent with the terms set forth in the Term Sheet and in form and substance acceptable to the Required Supporting Noteholders.

“Prospectus” means that certain prospectus relating to the New Common Stock that will be issued as part of the Exchange Offer and in the form and substance acceptable to the Required Supporting Noteholders.

“Proxy Statement” means that certain proxy statement to be mailed to holders of Company common stock to contain the proposals required to be obtained for the Company to receive the Shareholder Exchange Consent and in form and substance reasonably acceptable to the Required Supporting Noteholders.

“Reorganized Company” means the Company, as of and after the Effective Date.

“Required Supporting Noteholders” means holders of at least 50.1% of the aggregate amount of Notes held by the Supporting Noteholder Group.

“Restructuring” has the meaning set forth in the recitals.

“SEC” means the Securities and Exchange Commission.

“Shareholder Exchange Consent” means the approval by the holders of a majority of the shares of the Company’s common stock of (a) the Company’s proposal to increase its authorized number of shares of common stock as necessary to effect the transactions contemplated by this Agreement, including the Term Sheet and (b) the Company’s proposal to consummate the Exchange Offer contemplated by this Agreement, including the Term Sheet.

“Shareholder’s Meeting” means the special meeting of the Company’s shareholders for the purpose of obtaining the Shareholder Exchange Consent.

“Stockholders Agreement” means that certain Stockholders’ Agreement by and among the Company and the holders of New Common Stock.

“Supporting Noteholder” has the meaning set forth in the preamble.

“Supporting Noteholder Group” has the meaning set forth in the preamble.

“Supporting Noteholders Termination Event” has the meaning set forth in Section 8.

“Termination Date” has the meaning set forth in Section 8.

“Term Sheet” has the meaning set for in Paragraph A of the recitals.

“Voting Threshold” means, as to a class of claims under the Prepackaged Plan, (i) more than two-thirds of the aggregate principal amount of such claims and (ii) more than half in number of the holders of such claims (in each case, of those holders of claims that have voted on the Prepackaged Plan).

“Warrant” means the Warrants exercisable for 5.0% of the shares of New Common Stock issued to the holders of the Company’s existing common stock in the event the Chapter 11 Case is commenced and the Shareholder Exchange Consent is not obtained (as more fully described in the Term Sheet).

2. Restructuring Transactions. In order to effect the Restructuring, each Supporting Noteholder and the Company will use their respective commercially reasonable efforts to effect the following transactions on or before the Effective Date:

(a) In the event the Restructuring is implemented pursuant to the Exchange Offer, and assuming 100% of the holders of Notes vote to accept the Exchange Offer (a “Full Participation”) each Supporting Noteholder will tender all of its Notes into the Exchange Offer in exchange for its pro rata allocation of 95% of the New Common Stock in accordance with applicable securities and other laws. The amount of New Common Stock issued to the holders of Notes will be ratably reduced in the event that holders of fewer than 100% of the Notes participate in the Exchange Offer (for illustration purposes, a Supporting Noteholder holding 30% of the Notes would be entitled to receive 28.5% (0.3 * 0.95 = 0.285) of the New Common Stock after a Full Participation, and such Supporting Noteholder would only be entitled to receive 27.075% of the New Common Stock in the event 95% of the holders of the Notes vote to accept the Exchange Offer (0.95 * 0.95 = 0.9025 and 0.3 * 0.9025 = 0.27075).

(b) In the event the Restructuring is implemented pursuant to the Prepackaged Plan, each Supporting Noteholder will receive (i) its pro rata allocation of 95% of the New Common Stock in the event the Shareholder Exchange Consent is obtained and (ii) its pro rata allocation of 97.5% of the New Common Stock in the event the Shareholder Exchange Consent is not obtained.

(c) At the Effective Date, the initial board of directors of Reorganized Company shall be composed of seven members; one of the seven directors shall be the chief executive officer and of the remaining six directors, one of whom shall be the non-executive chairman, five shall be recommended by the Supporting Noteholder Group and one shall be elected by and from the existing board of directors of the Company.

(d) In the event the Restructuring is implemented pursuant to the Prepackaged Plan, on the Effective Date, the Company will file the Amended and Restated Certificate of Incorporation (the “Amended Certificate”) with the Secretary of State of the State of Delaware and will adopt the Amended and Restated By-Laws (“Amended By-Laws”), on terms and conditions reasonably satisfactory to the Required Supporting Noteholders.

(e) Other than the existing director that shall remain as a director of the Reorganized Company, all other existing directors on the board of directors of Company shall resign (or be deemed to have resigned) immediately prior to the Effective Date unless otherwise instructed in writing by the holders of a majority of the Notes.

(f) In the event the Restructuring is implemented pursuant to the Exchange Offer, the Investor Rights Agreement will be adopted by the Company and be binding upon each Supporting Noteholder that receives New Common Stock. The Investor Rights Agreement will, among other things, govern the access each Supporting Noteholder that receives New Common Stock shall have to information with respect to the Company and the ability to transfer such Supporting Noteholder’s New Common Stock.

(g) In the event the Restructuring is implemented pursuant to the Prepackaged Plan, on the Effective Date, the Stockholders Agreement will be adopted by the Company and be binding each shareholder of the Company pursuant to the Prepackaged Plan.

(h) At the Effective Date, the Company shall reserve up to 10% of the New Common Stock issuable upon exercise of options issued under a new management equity incentive program to be implemented by the new board of directors of Company in consultation with senior management, the principal terms of which are set forth on Exhibit B hereto.

3. Commitments and Representations of the Supporting Noteholder Group.

(a) Subject to the terms and conditions hereof, until the earlier of the Effective Date or the termination of this Agreement, each Supporting Noteholder shall (severally and not jointly):

(i) support and use its commercially reasonable efforts to complete the Restructuring pursuant to the Term Sheet and as embodied in this Agreement, including, without limitation, as soon as practical but no later than the tenth business day following the commencement of the Exchange Offer (x) tendering all of its holdings of Notes into the Exchange Offer by following the procedures described in the Prospectus, (y) voting all of its holdings of Notes in favor of the Prepackaged Plan by timely delivering its duly executed and completed ballot accepting the Prepackaged Plan and (z) not withdrawing or revoking (or causing not to be withdrawn or revoked) any of the foregoing;

(ii) not, in any material respect, (x) object to, delay, impede or take any other action to interfere with the acceptance or implementation of the Restructuring or (y) propose, file, support or vote for any alternative exchange offer, restructuring, workout or plan of reorganization for the Company;

(iii) unless the Petition Date has occurred, not accelerate or support the acceleration of, or direct the trustee to accelerate or support the acceleration of, the Notes under the terms of the Indentures for any default or event of default that has occurred or may occur thereunder;

(iv) not exercise remedies or direct the trustee to exercise remedies under the terms of the Indentures for any default or event of default that has occurred or may occur thereunder; and

(v) unless the Petition Date has occurred, use its commercially reasonable efforts to waive any Event of Default under either the 5.50% Indenture or the 5.25% Indenture or rescind any acceleration of the 5.50% Notes or 5.25% Notes.

(b) Each Supporting Noteholder, severally and not jointly, represents and warrants to the Company that:

(i) it is an “accredited investor” (as defined in Rule 501(a) of Regulation D promulgated under the Act) and/or it is a “qualified institutional buyer” (as defined in Rule 144A under the Act);

(ii) it has reviewed, or has had the opportunity to review, with the assistance of professional and/or legal advisors of its choosing, sufficient information necessary for such Supporting Noteholder to decide to tender its Notes in the Exchange Offer;

(iii) such Supporting Noteholder shall not be responsible in any way for the performance of the obligations of any other Supporting Noteholder under this Agreement. The decision of each Supporting Noteholder to enter into this Agreement has been made by such Supporting Noteholder independently of any other Supporting Noteholder. Nothing contained in this Agreement, and no action taken by any

Supporting Noteholder, shall be deemed to constitute the Supporting Noteholders as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Supporting Noteholder are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by the Agreements. Each Supporting Noteholder on behalf of itself and its controlled Affiliates acknowledges that no other Supporting Noteholder has acted as agent for such Supporting Noteholder in connection with making its investment hereunder and that no Supporting Noteholder will be acting as agent of such Supporting Noteholder in connection with enforcing its rights under this Agreement. Each Supporting Noteholder shall be entitled to independently protect and enforce its rights, including without limitation the rights arising out of this Agreement, and it shall not be necessary for any other Supporting Noteholder to be joined as an additional party in any proceeding for such purpose; and

(iv) it is not an “interested stockholder” as defined in Section 203 of the Delaware General Corporation Law; and

(v) as of the date hereof, such Supporting Noteholder owns not less than the amount of Notes set forth below its name on the signature page hereto.

4. Commitment of the Company to the Restructuring.

(a) The Company shall (i) support and use its commercially reasonable efforts to complete the Restructuring pursuant to the Term Sheet and as embodied in this Agreement within the time-frame outlined herein, (ii) take any and all reasonably necessary and appropriate actions in furtherance of the Restructuring, (iii) use its commercially reasonable efforts to file the preliminary proxy statement and S-4 registration statement relating to the Exchange Offer with the SEC by 5:30 pm on October 15, 2010, (iv) use its commercially reasonable efforts to obtain the Shareholder Exchange Consent at the Shareholder Meeting, which shall be held no later than December 23, 2010, and any and all required regulatory and/or third-party approvals for the Restructuring, (v) consult with and provide all documentation relating to the Restructuring to the Supporting Noteholder Group for its review and reasonable approval, (vi) simultaneously solicit votes for the Exchange Offer and the Prepackaged Plan and (vii) not take any action that is inconsistent with, or is intended or is likely to interfere with the consummation of, the Restructuring pursuant to the Term Sheet and as embodied in this Agreement.

(b) In the event the Minimum Exchange Threshold or the other conditions to the consummation of the Exchange Offer are not met by the expiration time of the Exchange Offer, the Company shall (i) commence a reorganization case by filing a voluntary petition under chapter 11 of title 11 of the Bankruptcy Code in the Bankruptcy Court no later than December 31, 2010; (ii) file and seek approval on an interim and final (to the extent applicable) basis of “first day” motions (including a motion seeking approval of a post-petition credit facility and consensual use of cash collateral and providing adequate protection to the lenders), each of which shall be in form and substance reasonably acceptable to the Required Supporting Noteholders, (iii) file the Prepackaged Plan on the Petition Date; (iv) request that the Bankruptcy Court schedule a confirmation hearing on the Prepackaged Plan no later than 35 days after the Petition Date and (iv) mail and publish notice of the hearing on the confirmation of the Prepackaged Plan within five (5) Business Days after the Petition Date.

(c) Notwithstanding anything contrary set forth in this Agreement, nothing in this Agreement shall require any directors or officers of the Company (in such person’s capacity as a director, manager or officer of the Company) to take, or cause any party to take any future action, or to refrain, or cause any party to refrain, from taking any future action (including terminating this Agreement), to the extent required to comply with their fiduciary obligations under applicable law; provided, however, that, as of the Agreement Effective Date, the Company hereby represents that nothing in this Agreement conflicts with the fiduciary obligations of the directors and officers of the Company. In addition, notwithstanding anything to the contrary set forth in this Agreement, in the event the Restructuring is implemented pursuant to the Prepackaged Plan, the Company shall at all times and in all respects after the Petition Date act in accordance with applicable law to exercise fiduciary duties as a debtor in possession in the Chapter 11 Case.

(d) Regardless of whether the Restructuring is consummated, the Company shall promptly pay in cash upon demand any and all accrued and unpaid reasonable out-of-pocket expenses incurred by each Supporting Noteholder (including, without limitation, all fees and out-of-pocket expenses of each Supporting Noteholder’s outside legal counsel) incurred in connection with the negotiation, documentation and consummation of this Agreement, and all other documents related to the Restructuring, and, in the event Restructuring is consummated as a Chapter 11 Case, the Company shall seek Bankruptcy Court approval for all obligations set forth in this Section 4(d) within five (5) Business Days after the Petition Date and shall thereafter use commercially reasonable efforts to have such fees and expenses approved by the Bankruptcy Court.

5. General Closing Conditions. The obligations of the Parties to effect the Restructuring shall be subject to the satisfaction on or prior to the Effective Date of each condition precedent listed below unless waived in writing by the Required Supporting Noteholders:

(a) No law, regulation, injunction, judgment, order, decree, ruling or charge shall have been enacted, entered, issued or promulgated by any Governmental Body (and be in effect) which prohibits the consummation of the Restructuring or any of the other transactions contemplated by this Agreement.

(b) No Governmental Body shall have initiated proceedings to restrain or prohibit the Restructuring, unless such Governmental Body shall have withdrawn and abandoned any such proceedings prior to the Effective Date.

6. Conditions to the Obligation of the Supporting Noteholder Group to Closing the Restructuring. Except as may be waived by the Required Supporting Noteholders, the obligation of the Supporting Noteholder Group to consummate the transactions set forth in this Agreement on the Effective Date as provided herein is subject to the performance by the Company of its covenants and other obligations hereunder and to the following additional conditions:

(a) All of the representations and warranties made by the Company in this Agreement, and in all certificates and other documents delivered by the Company pursuant hereto, shall have been true and correct in all material respects as of the date hereof, and shall be true and correct in all material respects at the Effective Date with the same force and effect as if such representations and warranties had been made at and as of the Effective Date, except for changes permitted or contemplated by this Agreement.

(b) The Company shall have, or shall have caused to be, satisfied or complied with and performed in all material respects all terms, covenants, and conditions of this Agreement to be complied with or performed by the Company on or before the Effective Date.

(c) No Supporting Noteholder Termination Event shall have occurred or shall exist, that has not been waived by the Required Supporting Noteholders.

7. Conditions to the Obligations of the Company to Closing the Restructuring. Except as may be waived by the Company, the obligations of the Company to consummate the transactions set forth in this Agreement on the Effective Date as provided herein is subject to the performance by the Required Supporting Noteholders of their respective covenants and other obligations hereunder and to the following additional conditions:

(a) All of the representations and warranties made by the Required Supporting Noteholders in this Agreement shall have been true and correct in all material respects as of the date hereof (or at the time of any transfer of the Notes permitted hereby), and shall be true and correct in all material respects at the Effective Date with the same force and effect as if such representations and warranties had been made at and as of the Effective Date.

(b) The Required Supporting Noteholders shall have, or shall have caused to be, satisfied or complied with and performed in all material respects all terms, covenants, and conditions of this Agreement to be complied with or performed by each Supporting Noteholder on or before the Effective Date.

(c) No Company Termination Event shall have occurred or shall exist, that has not been waived by the Company.

(d) The Supporting Noteholder Group shall at all times from the Agreement Effective Date to the Effective Date be the beneficial owner of at least 50.1% of the outstanding principal amount of the Notes.

8. Supporting Noteholder Termination. This Agreement may be terminated at the option of the Required Supporting Noteholders upon the occurrence of any of the following events (each a “Supporting Noteholder Termination Event”):

(a) The Effective Date shall not have occurred on or prior to the Outside Date;

(b) If an S-4 Registration Statement related to the Exchange Offer is not filed with the SEC by November 1, 2010;

(c) If the Minimum Exchange Threshold is met by the expiration time of the Exchange Offer, the failure to consummate the Exchange Offer within ten (10) Business Days after the Exchange Offer;

(d) If the Minimum Exchange Threshold is not met by the expiration time of the Exchange Offer and the Voting Threshold with respect to the Notes is met by December 23, 2010, the failure to file the Prepackaged Plan by the earlier of (i) within five (5) Business Days after the expiration time of the Exchange Offer or (ii) January 15, 2011;

(e) If the Confirmation Order shall not have been entered by the earlier of (i) 60 days after the Petition Date (or if such date is not a Business Day, the first Business Day thereafter) or (ii) January 31, 2011;

(f) If the Prepackaged Plan shall not have been consummated by the earlier of (i) 60 days after the Petition Date or (ii) February 28, 2011.

(g) Upon provision of written notice by the Required Supporting Noteholders to the Company of the occurrence of a Material Adverse Change; provided, however, that the Company shall have five (5) Business Days from the date of such notice to cure such Material Adverse Change if the circumstance, change, occurrence, state of facts or development giving rise to the Material Adverse Change is susceptible to cure; provided, further, however, nothing provided in this sub-section (f) shall serve to extend the Effective Date past the Outside Date;

(h) Upon provision of written notice by the Required Supporting Noteholders to the Company, if the Required Supporting Noteholders shall become aware of any information concerning the Company (i) that is materially inconsistent with the information previously provided or made available to the Supporting Noteholder Group or its representatives and advisors by or on behalf of the Company by persons with the authority to provide such information on behalf of the Company and such information has a material impact on the Company and (ii) was false or misleading at the time it was provided to the Supporting Noteholder Group or its representatives and advisors; provided, however, that this subsection shall not apply to any information or analysis that is materially inconsistent with previous information or analysis if the Company relied on information provided to it by the Required Supporting Noteholders in creating such information and analysis and the Required Supporting Noteholders are the source or cause of the inconsistency;

(i) Any court of competent jurisdiction or other competent governmental or regulatory authority shall have issued a final and non-appealable order making illegal or otherwise restricting, preventing, or prohibiting the Restructuring in a way that cannot be reasonably remedied by the Company or the Supporting Noteholder Group.

(j) In the event the Restructuring is implemented pursuant to the Exchange Offer, the filing by the Company of any form or statement or amendment that is inconsistent in any material respect with the Term Sheet or alters the Restructuring in any material respect if such form or statement or amendment has not been withdrawn prior to five (5) Business Days after the Company receives written notice from the Required Supporting Noteholders that it views such form, statement or amendment to be inconsistent with the Term Sheet and this Agreement.

(k) In the event the Restructuring is implemented pursuant to the Prepackaged Plan, if (i) the Bankruptcy Court terminates the Company’s exclusive period to file the Prepackaged Plan or such exclusive period lapses, (ii) after the filing of the Prepackaged Plan if any amendment or modification to the Prepackaged Plan is made such that is inconsistent in any material respect with the Term Sheet or this Agreement or alters the Restructuring in any material respect if such amendment or modification is not withdrawn prior to five (5) Business Days after the Company receives written notice from the Required Supporting Noteholders that it views such amendment or modification to be inconsistent with the Term Sheet and the Agreement, (iii) the Company withdraws the Prepackaged Plan without the consent of the Required Supporting Noteholders, (iv) a trustee or an examiner with expanded powers is appointed by the Bankruptcy Court, (v) the Chapter 11 Case is converted to a case under Chapter 7 or (vi) the Chapter 11 Case is dismissed by order of the Bankruptcy Court.

The date on which this Agreement is terminated in accordance with the foregoing provisions or upon a Company Termination Event (as defined below) shall be referred to as the “Termination Date”. Notwithstanding the foregoing, the Required Supporting Noteholders, on behalf of the Supporting Noteholder Group, may, in their sole discretion, waive any of the foregoing in a writing delivered to the Company.

9. Company Termination Events. The Company may terminate this Agreement by providing written notice thereof to the other parties, upon the occurrence of any of the following events (each, a “Company Termination Event”): (a) the breach by any Supporting Noteholder of any of the representations, warranties or covenants set forth in this Agreement that would have a material adverse impact on the Company, or the consummation of the Restructuring, that remains uncured for a period of five (5) Business Days after the receipt by the Supporting Noteholder Group of notice of such breach; provided, however, that such termination shall terminate this Agreement only as to such breaching Supporting Noteholder; (b) any court of competent jurisdiction or other competent governmental or regulatory authority shall have issued a final and non-appealable order making illegal or otherwise restricting, preventing, or prohibiting the Restructuring in a way that cannot be reasonably remedied by the Company or the Supporting Noteholder Group or (c) the Company terminates this Agreement pursuant to Section 4(c) hereof.

10. Effect of Termination. Upon termination of this Agreement as permitted in accordance with the terms hereof, this Agreement shall be of no further force and effect and each Party shall be released from its commitments, undertakings and agreements under or related to this Agreement and shall have the rights and remedies that it would have had it not entered into this Agreement, and shall be entitled to take all actions that it would have been entitled to take had it not entered into this Agreement. Upon the occurrence of any termination of this Agreement, any and all Notes or consents tendered by a Supporting Noteholder and votes submitted by the Supporting Noteholders, if any, prior to such termination shall be deemed, for all purposes, to be null and void from the first instance and shall not be considered or otherwise used in any manner by the parties in connection with the Restructuring or otherwise.

11. Transfer of Notes. Prior to the earlier of (i) the consummation of the Restructuring and (ii) the termination of this Agreement in accordance with its terms, no Supporting Noteholder will, directly or indirectly, sell, contract to sell, give, assign, hypothecate, pledge, encumber, grant a security interest in, offer, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, any economic, voting or other rights in or to, by operation of law or otherwise (collectively, “Transfer”), all or any portion of its Notes, and no such Transfer will be effective, unless: (i) such Transfer consists of a simultaneous Transfer by such Supporting Noteholder of Notes, and its rights and obligations under this Agreement, (ii) the transferee furnishes to the other Parties to this Agreement a joinder, in the form annexed hereto as Exhibit C, pursuant to which such transferee agrees to be bound by all of the terms and conditions of this Agreement and the Term Sheet, (iii) the Supporting Noteholder effecting such Transfer notifies the other Parties hereto in writing of such Transfer within two (2) Business Days of the execution of an agreement (or trade confirmation) in respect of such Transfer and (iv) the Supporting Noteholder shall be reasonably satisfied prior to such Transfer that registration under the Act, and the applicable securities laws of any other jurisdiction is not required in connection with or as a result of the transaction resulting in such Transfer. In addition to the foregoing Transfer, the following Transfers shall be permitted:

(a) any Transfer by a Supporting Noteholder to an Affiliate of such Supporting Noteholder or one or more affiliated funds or affiliated entity or entities with a common investment advisor (in each case, other than portfolio companies) provided that the transferee furnishes to the Company a joinder, in the form annexed hereto as Exhibit C, pursuant to which such transferee agrees to be bound by all of the terms and conditions of this Agreement and the Term Sheet; and

(b) any Transfer by one Supporting Noteholder to another Supporting Noteholder, provided that the transferee shall be deemed to be bound by the terms and conditions of the Agreement to the same extent that each Supporting Noteholder is bound.

Any Transfer by a Supporting Noteholder that does not comply with the procedures set forth in this Section 11 shall be deemed void ab initio.

12. Ownership of Claims. Each Supporting Noteholder, severally but not jointly, represents and warrants that:

(a) as of the date of this Agreement, it is the beneficial owner of the principal amount of the Notes, or is the nominee, investment manager or advisor for beneficial holders of the Notes, as such Supporting Noteholder has indicated on its signature block to this Agreement, which amount the Company understands and acknowledges is propriety and confidential to such Supporting Noteholder;

(b) other than pursuant to this Agreement, such Notes are free and clear of any pledge, lien, security interest, charge, claim, equity, option, proxy, voting restriction, right of first refusal or other limitation on disposition or encumbrances of any kind, that would adversely affect in any way such Supporting Noteholder’s performance of its obligations contained in this Agreement at the time such obligations are required to be performed; and

(c) it is not aware of any event that, due to any fiduciary or similar duty to any other person, would prevent it from taking any action required of it under this Agreement.

13. Agreement Effective Date. The Agreement Effective Date is the date indicated in the preamble, which is the date that this Agreement shall become effective and binding upon each of the Parties hereto and the date on which the following conditions have been satisfied: (a) the Company shall have executed and delivered counterpart signature pages to each Supporting Noteholder and (b) each Supporting Noteholder shall have executed and delivered the counterpart signature pages to the Company. Notwithstanding anything to the contrary herein, this Agreement shall not be effective until executed and delivered by holders of not less than 50.1% of the Notes. Within 24 hours of the Agreement Effective Date, the Company shall notify each Supporting Noteholder in writing that each of the conditions in this Section 13 have been satisfied and that the Agreement has become effective.

14. Business Continuance. The Company shall, between the date hereof and the Effective Date, except as expressly contemplated by this Agreement or with the prior written consent of the Required Supporting Noteholders, (i) conduct its businesses in compliance with all applicable laws, rules and regulations, (ii) use commercially reasonable efforts to preserve the relationships with the current customers, distributors, suppliers, vendors and others having business dealings with the Company, (iii) maintain its physical assets, properties and facilities in their current working order, condition and repair as of the date hereof, ordinary wear and tear excepted, (iv) not take any action, or omit to take any action, the intent of which is to cause the termination of their current officers, (v) perform all obligations required to be performed by the Company under the executory contracts, (vi) maintain its books and records on a basis consistent with prior practice, (vii) bill for products sold or services rendered and pay accounts payable in a manner consistent with past practice, (viii) maintain all insurance policies required, or suitable replacements therefor, in full force and effect through the close of business on the Effective Date, (ix) provide the Supporting Noteholder Group with updated monthly financial information concerning the Company; provided, however, that any Supporting Noteholder may, by providing written notice to the Company, elect not to receive such financial information, (x) not encumber nor enter into any material new leases, licenses or other use or occupancy agreements for real property or any part thereof, (xi) timely pay any and all required fees and taxes with respect to patents (if any), patent applications (if any), any trademark applications and any registered trademarks, and (xii) not enter into any agreement with any labor union or labor organization, including but not limited to any collective bargaining agreement, except as required by applicable law; in each case consistent with the Company’s reasonable evaluation of its available liquidity and financial wherewithal and where the available liquidity and financial wherewithal renders the Company unable to comply with the foregoing, in consultation with the Supporting Noteholder Group.

15. Access. The Company will afford each Supporting Noteholder and its respective attorneys, consultants, accountants and other authorized representatives full access, upon reasonable notice during normal business hours, and at other reasonable times, to all properties, books, contracts, commitments, records, management personnel, lenders and advisors of the Company, provided that to extent such information constitutes material non-public information, such Supporting Noteholder will agree to maintain the confidence and will not trade securities of the Company on the basis of such information until it no longer constitutes material non-public information; provided, however, that the Supporting Noteholders shall have the right to disclose such material non-public information five (5) Business Days after the termination of this Agreement if the Company has not previously disclosed such material non-public information.

16. Representations.

(a) Power and Authority. Each Party represents to each other Party that, as of the date of this Agreement, such Party is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its organization, and has all requisite corporate, partnership, or limited liability company power and authority to enter into this Agreement and to carry out the transactions contemplated by, and perform its respective obligations under, this Agreement.

(b) Enforceability. Each Party represents to each other Party that this Agreement, is a legal, valid and binding obligation of such Party, enforceable against it in accordance with the terms hereof, except as such enforcement may be limited by applicable laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.

(c) No Consent or Approval. Each Party represents to each other Party that no consent or approval is required to be obtained from any other individual or entity in order for such Party to carry out the provisions hereof, except (i) as otherwise provided in this Agreement and (ii) for (A) the registration under the Act of the shares of Common Stock to be issued in the Exchange Offer and such consents, approvals, authorizations, registrations or qualifications as may be required under the states securities or Blue Sky laws in connection with the issuance of those Shares, (B) the Shareholder Exchange Consent and (C) with respect to the Prepackaged Plan, approval by the Bankruptcy Court.

(d) Authorization. Each Party represents to each other Party that the execution and delivery of this Agreement and the performance of the obligations hereunder have been duly authorized by such Party. Without limiting the generality of the foregoing, the Company represents it has “approved” (within the meaning of Section 203(a)(1) of the Delaware General Corporation Law) the Restructuring, including the issuance of New Common Stock to each of the Supporting Noteholders pursuant to the terms and subject to the conditions contained herein.

(e) Governmental Consents. Each Party represents to each other Party that the execution, delivery and performance of this Agreement by such Party does not and shall not require any registration or filing with consent or approval of, or notice to, or other action to, with or by, any federal, state or other governmental authority or regulatory body, except for any registrations or filings required by the Act or the Bankruptcy Code.

(f) No Conflicts. Each Party represents to each other Party that the execution, delivery and performance of this Agreement does not and shall not: (i) violate any provision of law, rule or regulations applicable to such Party or any of its subsidiaries or affiliates; or (ii) violate the certificate of incorporation, bylaws or other organizational documents such Party or of any of its subsidiaries or affiliates.

17. No Solicitation. Notwithstanding any other provision of this Agreement, nothing in this Agreement is intended to be or constitute, and nothing in this Agreement shall be deemed to be or constitute, a solicitation of vote for any plan of reorganization or a sale or a solicitation of an offer to purchase New Common Stock or any other security of the Company.

18. Acknowledgement. This Agreement is the product of negotiations among each of the Parties.

19. Further Assurances. The Parties agree to execute and deliver such other instruments and perform such acts, in addition to the matters herein specified, as may be reasonably appropriate or necessary, from time to time, to effectuate the agreements and understandings of the Parties, whether the same occurs before or after the date of this Agreement.

20. Entire Agreement.

(a) Except as set forth in Section 20(b) below, this Agreement constitutes the entire agreement of the Parties with respect to the subject matter of this Agreement, and supersedes all other prior negotiations, agreements and understandings, whether written or oral, among the Parties with respect to the subject matter of this Agreement, including without limitation the Confidentiality Agreements by and between the Company and each Supporting Noteholder, which Confidentiality Agreements shall terminate and have no force and effect from and after the Agreement Effective Date.

(b) The Term Sheet is incorporated by reference herein and is made part of this Agreement as if fully set forth herein. The general terms and conditions of the Restructuring are as set forth in the Term Sheet; provided, however, that the Term Sheet is supplemented by the terms and conditions of this Agreement. In the event of any inconsistencies between the terms of the Agreement and the Term Sheet, the Term Sheet will govern.

21. Interpretation of Agreement. This Agreement is the product of negotiation by and among the Parties. Any Party enforcing or interpreting this Agreement shall interpret it in a neutral manner. There shall be no presumption concerning whether to interpret this Agreement for or against any Party by reason of that Party having drafted this Agreement, or any portion thereof, or caused it or any portion thereof to be drafted.

22. Waiver. If the transactions contemplated herein are or are not consummated, or following the occurrence of the Termination Date, if applicable, nothing shall be construed herein as a waiver by any Party of any or all of such Party’s rights and the Parties expressly reserve any and all of their respective rights.

23. Counterparts. This Agreement may be executed in one or more counterparts, each of which, when so executed, shall constitute the same instrument and the counterparts may be delivered by facsimile transmission or by electronic mail in portable document format (.pdf).

24. Amendments. Except as otherwise provided herein, this Agreement may not be modified, amended or supplemented without prior written consent of the Parties.

25. Headings. The headings of the sections, paragraphs and subsections of this Agreement are inserted for convenience only and shall not affect the interpretation hereof.

26. Specific Performance. Each of the Parties acknowledge and agree that the other Parties hereto would be irreparably damaged in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the Parties agree that, in addition to any other remedy to which such Party may be entitled at law or in equity, they each shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof.

27. No Public Announcement. Except as may be required in connection with the Chapter 11 Case, each Party agrees that it shall not make any announcement or disclosure regarding the Company, this Agreement or the transactions contemplated herein without the prior written consent of the other Parties hereto, which shall not be unreasonably withheld; provided that the Company shall be permitted to make oral statements related to this Agreement and the other transactions contemplated herein without the prior written consent of the other Parties hereto. Notwithstanding the foregoing, in no event shall the Company or any other Party disclose the holdings of any Supporting Noteholder as indicated on the signature pages hereto.

28. Additional Notes. If, after the date hereof, a Supporting Noteholder acquires beneficial or record ownership of any additional Notes for itself or any account or fund managed by such Supporting Noteholder (any such Notes, “Additional Notes”), such Noteholder shall promptly notify the Company of such acquisition and the provisions of this Agreement shall be applicable to such Additional Notes as if such Additional Notes had been Notes owned by such Supporting Noteholder as of the date hereof. The provisions of the immediately preceding sentence shall be effective with respect to Additional Notes without action by any person or entity immediately upon the acquisition by such Noteholder of beneficial or record ownership of such Additional Notes.

29. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to such state’s choice of law provisions which would require the application of the law of any other jurisdiction. By its execution and delivery of this Agreement, each of the Parties irrevocably and unconditionally agrees for itself that any legal action, suit or proceeding against it with respect to any matter arising under or arising out of or in connection with this Agreement or for recognition or enforcement of any judgment rendered in any such action, suit or proceeding, may be brought in the United States District Court for the Southern District of New York (or, if the Chapter 11 Case has been commenced, in the Bankruptcy Court), and by execution and delivery of this Agreement, each of the Parties irrevocably accepts and submits itself to the jurisdiction of such courts, generally and unconditionally, with respect to any such action, suit or proceeding; provided, however, that the Chapter 11 Case shall be filed in Bankruptcy Court and shall be subject to the Bankruptcy Code.

30. Notices. All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally or by facsimile transmission or mailed (first class postage prepaid) to the parties at the following addresses or facsimile numbers:

If to the Company:

C&D Technologies, Inc.

1400 Union Meeting Road

Blue Bell, PA 19422

Telephone: (215) 619-2700

with a copy to (which shall not constitute notice):

Goodwin Procter LLP

Exchange Place

53 State Street

Boston, MA 02109-2881

Attn: James Barri

Telephone: (617) 570-1000

Facsimile: (617) 523-1231

-and-

Goodwin Procter LLP

The New York Times Building

620 Eighth Avenue

New York, NY 10018-1405

Attn: Eric Reimer & Emanuel Grillo

Telephone: (212) 813-8800

Facsimile: (212) 355-3333

If to the Supporting Noteholder Group:

Angelo, Gordon & Co., L.P.

245 Park Avenue

New York, NY 10167

Attn: Todd W. Arden

Telephone: (212) 692-2052

Facsimile: (212) 867-1388

or

Bruce & Co.

20 N Wacker Drive

Suite 2414

Chicago, IL 60606

With a copy to:

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, NY 10019

Attn: Matthew A. Feldman

Telephone: (212) 728-8651

Facsimile: (212) 728-9651

31. No Third-Party Beneficiaries. The terms and provisions of this Agreement are intended solely for the benefit of the Parties hereto and their respective affiliates, subsidiaries, successors and permitted assigns, and it is not the intention of the Parties to confer third-party beneficiary rights upon any other Person or entity that is not affiliated with or related to the Parties.

32. Further Assurances. Each Party agrees to execute any and all documents and to do and perform any and all acts and things reasonably necessary or proper to effectuate or further evidence the terms and provisions of this Agreement and agrees to negotiate in good faith the documents necessary to implement the transactions contemplated by the Restructuring.

33. Disclosure of Holdings. Unless required by applicable law or regulation, no Party shall disclose the amount of any Supporting Noteholder’s holdings of Notes to any third party without the prior written consent of such Supporting Noteholder, provided, that (a) such restriction shall not apply to any disclosure required by federal or state securities laws, (b) if such disclosure is required by law or regulation, the disclosing Party shall afford the relevant Supporting Noteholder a reasonable opportunity to review and comment in advance of such disclosure and shall take all commercially reasonable measures to limit such disclosure and (c) the foregoing shall not prohibit the disclosure of approximate holdings by the Supporting Noteholders in the aggregate.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

C&D TECHNOLOGIES, INC.

By:	/s/ Ian J. Harvie
Name: Ian J. Harvie
Title: Senior VP & CFO

ANGELO, GORDON & CO. L.P.

By:	/s/ Thomas M. Fuller
Name: Thomas M. Fuller
Title:

BRUCE & CO.

By:	/s/ R. Jeffrey Bruce
Name: Jeffrey Bruce
Title: V.P.

[Signature Page to Restructuring Agreement]

EXHIBIT A

This document is not an offer, or a solicitation of an offer, to buy or sell securities. The transactions contemplated by this term sheet are subject to conditions to be set forth in definitive documents.

C&D Technologies, Inc.

Restructuring Proposal

Borrower:	C&D Technologies, Inc. (the “Company” and following a confirmation of a Plan (as defined below), the “Reorganized Company”).

Noteholders:	The holders (the “Noteholders”) of (i) the 5.50% Convertible Senior Notes due 2026 issued by the Company pursuant to that certain Indenture, dated as of November 21, 2006, by and between the Company, as issuer, and The Bank of New York, as trustee and (ii) the 5.25% Convertible Senior Notes due 2025 issued by the Company pursuant to that certain Indenture, dated as of November 21, 2005, by and between the Company, as issuer, and The Bank of New York, as trustee (collectively the “Notes”).

Proposed Transactions:

The Notes will be restructured pursuant to one of the following transactions on the terms and conditions described herein:

•       A prepackaged bankruptcy of the Company under Chapter 11 of the Bankruptcy Code (as defined below) to implement the terms stated in this Term Sheet through a confirmed plan of reorganization; or

•       A restructuring of the Notes implementing the terms stated in this Term Sheet pursuant to an Exchange Offer in accordance with the terms set forth in Exhibit A and resulting in the Noteholders owning 95% of the common stock of the Company (assuming 100% Noteholder Participation).

Prepackaged Bankruptcy Plan of Reorganization

Plan:	A “prepackaged” bankruptcy of the Company (the “Debtor”) under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”) to be filed with the U.S. Bankruptcy Court for the District of Delaware or such other mutually agreeable court to implement the terms of the restructuring stated in this Term Sheet through a plan of reorganization (the “Plan”). The Debtor shall be reorganized pursuant to the terms of the Plan.

Treatment of Administrative Expense Claims and Other Priority Claims Under the Plan:	On or as soon as practicable after the date on which the Plan is consummated (the “Effective Date”) or any payment date established in accordance with the Plan, each holder of an allowed administrative expense claim or other priority claim of the Debtors shall (i) receive cash equal to the full allowed amount of its claim, (ii) otherwise be left unimpaired, or (iii) be paid in the ordinary course of business, unless otherwise agreed to by such holder.

Treatment of Priority Tax Claims:	On or as soon as practicable after the Effective Date, each holder of a priority tax claim of the Debtors will be treated in accordance with Bankruptcy Code section 1129(a)(9)(C).

Treatment of Noteholders Under the Plan:	On the Effective Date, the Notes shall be cancelled, and each Noteholder shall receive in respect of its claims under the Notes (i) if the Shareholder Exchange Consent (as defined below) shall have been obtained, its pro rata allocation of shares in the aggregate representing 95% of the common equity of the Reorganized Company or (ii) if the Shareholder Exchange Consent shall not have been obtained, its pro rata allocation of shares in the aggregate representing 97.5% of the common equity of the Reorganized Company, subject to the issuance of the Additional Shareholder Warrants (as defined below).

Treatment of Senior Credit Facility:	On or as soon as practicable after the Effective Date, the Company’s Senior Revolving Line of Credit Facility shall be reinstated and otherwise left unimpaired under the Plan through the assumption of Senior Revolving Line of Credit Facility by the Debtor and the retention of all existing liens securing such credit facility.

Treatment of AbleCo Term Loan:	On or as soon as practicable after the Effective Date, at the Company’s discretion, the Company’s AbleCo Term Loan (the “AbleCo Loan”) shall be reinstated and otherwise left unimpaired under the Plan through the assumption of the AbleCo Loan by the Debtor and the retention of all existing liens (if any) securing the AbleCo Loan or it shall be refinanced.

Treatment of General Unsecured Creditors:	The claims of general unsecured creditors of the Company (other than intercompany claims) shall be unimpaired under the Plan.

Treatment of Existing Equity:	On the Effective Date, all existing equity interests in the Company, and claims arising therefrom or related thereto, shall be cancelled and extinguished (or reinstated) and each equity holder shall receive in respect of its equity interest (i) if the Shareholder Exchange Consent shall have been obtained, its pro rata allocation of shares in the aggregate representing 5.0% of the common equity of the Reorganized Company in respect of its equity interest or (ii) if the Shareholder Exchange Consent shall not have been obtained, its pro rata allocation of (x) shares in the aggregate representing 2.5% of the common equity of the Reorganized Company and (y) warrants to purchase 5.0% of the common equity of the Reorganized Company on a fully diluted basis (not including shares issuable upon exercise of the management options described below) exercisable for a period of three years following the Effective Date at an aggregate strike price calculated based on a total enterprise value of $250 million (the “Additional Shareholder Warrants”). The Company will file a registration statement on an appropriate form as necessary to issue shares of common stock issuable on the exercise of the Additional Shareholder Warrants.

Allocation of Equity in Reorganized Holdings:

The common equity of the Reorganized Holdings shall be allocated under the Plan as follows:

•       To the Noteholders, (i) if the Shareholder Exchange Consent shall have been obtained, 95% of the common stock of the Reorganized Company or (ii) if the Shareholder Exchange Consent shall not have been obtained 97.5% of the common stock of the Reorganized Company, subject to the issuance of the Additional Shareholder Warrants.

•       To the Existing Equity, (i) if the Shareholder Exchange Consent (as defined below) shall have been obtained, 5.0% of the common stock of the Reorganized Company in respect of its equity interest or (ii) if the

Shareholder Exchange Consent shall not have been obtained, its pro rata allocation of (x) shares in the aggregate representing 2.5% of the common equity of the Reorganized Company and (y) the Additional Shareholder Warrants.

•       A shareholders agreement (the “Shareholders Agreement”) shall be entered into or imposed through a confirmation order which will include, among other things, customary provisions regarding (i) corporate governance (including a voting agreement with respect to director seats as outlined below), (ii) restrictions on transfers in violation of securities laws, (iii) preemptive rights, (iv) tag along/drag along provisions, (vi) supermajority voting requirements or other forms of minority shareholder protections, (vii) registration rights and (viii) other terms to be agreed.

•       The Reorganized Company shall reserve up to 10% of the outstanding shares of the Reorganized Company issuable upon exercise of options granted under a new management incentive plan by the Board of Directors of the Reorganized Company.

Corporate Governance:

Upon consummation of the Exchange Offer, the Board of Directors of the Company will be reconstituted such that at such time there shall be seven directors; one of the seven directors shall be the chief executive officer and of the remaining six directors, one of whom shall be the non-executive chairman, five shall be recommended by the Noteholders as of the record date immediately prior to the consummation of the Exchange Offer and one shall be recommended by holders of the Existing Equity (such person shall be selected by and from the Company’s current Board of Directors). Thereafter, directors will be nominated for election by stockholders in accordance with the Company’s normal corporate governance procedures.

The certificate of incorporation and by-laws of the Reorganized Company will be amended and restated to give effect to these provisions and the other terms of the restructuring. The Restructuring documentation will contain customary provisions with respect to the continuation of director and officer indemnification and insurance.

Company Releases:	The Plan shall include a release of each Noteholder that becomes a party to the Restructuring Support Agreement (the “RSA”), dated September 13, 2010, by and among the Company and the Supporting Noteholders (as defined therein), to which this Term Sheet is attached as an Exhibit, and the Company and their respective attorneys, professionals, officers, directors, employees and agents, from all claims, causes of action and liability to any party arising prior to the effective date of the Plan.

Exculpatory Clause:	Customary exculpation provisions associated with conduct subsequent to the Petition Date and/or in connection with the Plan, including with regard to each Noteholder that becomes a party to the RSA.

NYSE Listing:	The Company’s common stock shall cease to be listed on the New York Stock Exchange following the Effective Date of the Plan.

Documentation:	Mutually acceptable to the parties.

Exchange Offer

Exchange Offer:	The Company will file a registration statement with the SEC to effect a registered exchange offer in which the Company offers to Noteholders shares of Common Stock (as set forth below under “Terms of Exchange”).

Terms of Exchange:

Assuming 100% Noteholder participation in the Exchange Offer, the Noteholders will hold 95% of the Common Stock of the Company, with the amount of equity to be issued to the Noteholders to be ratably reduced in the event that less than 100% of the Noteholders participate in the Exchange Offer.

As part of the Exchange Offer, the Company will authorize and consummate a reverse split of the number of authorized and outstanding shares such that the outstanding number of shares and their market value will be sufficient to allow the Company to list its shares for trading on the designated market.

Any Noteholder participating in the Exchange Offer shall vote concurrently to accept the Plan.

Conduct of the Exchange Offer:

Timing.

An S-4 Registration Statement related to the Exchange Offer will be filed with the SEC no later than November 1, 2010 and will be consummated no later than five (5) Business Days after the expiration time of the Exchange Offer or December 31, 2010, subject to extension by the Company with the consent of the holders of a majority in outstanding principal amount of the Notes.

Conditions.

It will be a condition to the consummation of the Exchange Offer that at least 95% in principal amount of the Notes are tendered. This condition will be waivable only with the consent of a majority of the Notes held by Noteholders who are party to the RSA.

It will be a condition to the consummation of Exchange Offer that the Company’s current board of directors must expressly approve all aspects of the Exchange Offer, including the Charter Amendment. Additionally, the current board of directors will take all necessary actions to waive the provisions of Section 203 of the Delaware General Corporation Law as it relates to each Noteholder who participates in the Exchange Offer.

It will be a condition to the consummation of the Exchange Offer that the stockholders of the Company approve the Exchange Offer and the Charter Amendment (the “Shareholder Exchange Consent”).

Treatment of AbleCo Term Loan:	During the pendency of the Exchange Offer the Company shall use commercially reasonable efforts to refinance, at the closing of the Exchange Offer, the AbleCo Loan on more favorable terms.

Stockholder Approval and Timing:	The Company will cause to be submitted to the holders of common stock, not later than December 23, 2010, a proposal to increase the authorized number of Common Stock.

Board Representation:	Upon consummation of the Exchange Offer, the Board of Directors of the Company will be reconstituted such that at such time there shall be seven directors; one of the seven directors shall be the chief executive officer and of the remaining six directors, one of whom shall be the non-executive chairman, five shall be recommended by the Noteholders as of the record date immediately prior to the consummation of the Exchange Offer and one shall be recommended by holders of the Existing Equity (such person shall be selected by and from the Company’s current Board of Directors). Thereafter, directors will be nominated for election by stockholders in accordance with the Company’s normal corporate governance procedures.

NYSE Listing:	The Company’s common stock shall cease to be listed on the New York Stock Exchange following the consummation of the Exchange Offer.

Investor Rights’ Agreement:	The Noteholders shall enter into an investor rights agreement that will include customary rights regarding registration rights and access to information.

Management Incentive Plan:	The Company shall reserve up to 10% of the outstanding shares of the Company issuable upon exercise of options granted under a new management incentive plan by the Board of Directors of the Company.

Documentation:	Mutually acceptable to the parties.

EXHIBIT B

C&D Technologies, Inc.

2010 Stock Option Plan

Material Terms

Purpose:	To assist the Company in attracting, retaining, motivating, and rewarding certain key employees, officers, directors, and consultants of the Company and its subsidiaries, and promoting the creation of long-term value for stockholders of the Company by closely aligning the interests of such individuals with those of such stockholders.

Share Reserve:	10% of the outstanding common stock, calculated on a fully diluted basis

Administration:	The Compensation Committee of the Board of Directors.

Eligible Participants:	The following individuals shall be eligible to participate in the Plan: (i) each employee of the Company or of any of its subsidiaries, including each such person who may also be a director of the Company and/or its subsidiaries; (ii) each non-employee director of the Company and/or its subsidiaries; (iii) each other person who provides substantial services to the Company and/or its subsidiaries and who is designated as eligible by the Compensation Committee; and (iv) any person who has been offered employment or service by the Company or its subsidiaries.

Types of Awards:

Incentive Stock Options, within the meaning of Sec. 422 of the Internal Revenue Code (the “Code”), and Nonqualified Stock Options (i.e., options that are not Incentive Stock Options), each option representing the right to purchase one share of common stock.

Options will have a term of ten years from the date of grant (the “Expiration Date”).

Exercise Price:	The exercise price per share for each option shall be set by the Compensation Committee at the time of grant; provided, however, that if an option is intended (i) to not be considered “nonqualified deferred compensation” within the meaning of Sec. 409A of the Code, (ii) to qualify as “performance-based compensation” within the meaning of Sec. 162(m) of the Code and regulations thereunder, or (iii) to be an Incentive Stock Option, in each case, the applicable exercise price shall not be less than the fair market value of a share of New Common Stock on the date of grant (or 110% of the fair market value for Incentive Stock Options granted to certain employees); provided, further, in no event shall the exercise price be less than the fair market value of a share of New Common Stock on the date of the Grant, and such fair market value shall be determined by the Compensation Committee based upon a third-party valuation.

Vesting:	Unless otherwise determined by the Compensation Committee at the time of grant, options will be subject to vesting based on continued employment or service, as applicable, with 20% of the options granted vesting on the first anniversary of the date of grant, and an additional 1 and 2/3% of the options granted vesting on each monthly anniversary of the date of grant occurring thereafter.

Termination:

Except as may otherwise be provided by the Compensation Committee:

* In the event of a Participant’s termination prior to the Expiration Date for any reason other than (A) for “cause”, or (B) by reason of the Participant’s death or “disability”, (1) all vesting with respect to such Participant’s options shall cease, (2) all of such Participant’s unvested options shall expire as of the date of such termination, and (3) all of such Participant’s vested Options shall remain exercisable until the earlier of the Expiration Date and the date that is ninety (90) days after the date of such termination; provided, however, that in the event of a Participant’s termination prior to the Expiration Date following a “change-in-control”, all of such Participant’s unvested options shall not be forfeited and shall become vested and exercisable.

* In the event of a Participant’s termination prior to the Expiration Date by reason of such Participant’s death or disability, (A) all vesting with respect to such Participant’s options shall cease, (B) all of such Participant’s unvested options shall expire as of the date of such Termination, and (C) all of such Participant’s vested options shall expire on the earlier of the Expiration Date and the date that is twelve (12) months after the date of such Termination due to death or Disability of the Participant.

* In the event of a Participant’s termination prior to the Expiration Date for cause, all of such Participant’s options (whether or not vested) shall immediately expire as of the date of such termination.

Transferability of Options:	Generally, options will not be transferable except by will or by the laws of descent and distribution and will be exercisable during the lifetime of the Participant only by the Participant. However, Nonqualified Stock Options may be transferable to the extent provided in an award agreement or otherwise approved by the Compensation Committee.

EXHIBIT C

Joinder Agreement

The undersigned is executing and delivering this Joinder Agreement pursuant to the Restructuring Support Agreement (the “Agreement”), dated as of September 14, 2010, by and among C&D Technologies, Inc. (the “Company”), Angelo, Gordon & Co., L.P., Bruce & Co. and any other person becoming a party thereto. Capitalized terms used but not defined herein shall have the meanings given to them in the Agreement.

By executing and delivering this Joinder Agreement to the Agreement, the undersigned hereby (i) represents and warrants to the Company that it has acquired the amount and class of Notes set forth below, (ii) adopts and approves the Agreement and agrees, effective commencing on the date hereof and as a condition to the undersigned becoming the holder of Notes, to be bound by and to comply with the provisions of the Agreement, in the same manner as if the undersigned was an original signatory to the Agreement and (iii) makes the representations and warranties of a Supporting Noteholder pursuant to the Agreement. The undersigned ratifies all actions duly taken by the Company prior to the date hereof and specifically ratifies and approves all agreements and other instruments that have been duly executed and delivered by or on behalf of the Company prior to such date.

Accordingly, the undersigned has executed and delivered this Joinder Agreement as of [—].

Class of Notes: [—]

Principal Amount: $ [—]

SAMPLE

Appendix A

NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR ADVICE, OR TO MAKE ANY REPRESENTATION, OTHER THAN WHAT IS INCLUDED IN THE MATERIALS MAILED WITH THIS BALLOT.

IMPORTANT: NO CHAPTER 11 CASE HAS BEEN COMMENCED AS OF THE DATE OF THE DISTRIBUTION OF THIS BALLOT.

In re:

C&D TECHNOLOGIES, INC.,

Debtor.

BALLOT FOR VOTING TO ACCEPT OR REJECT

DEBTOR’S PREPACKAGED PLAN OF REORGANIZATION

PURSUANT TO CHAPTER 11 OF THE BANKRUPTCY CODE

BALLOT FOR CLASS 4, SENIOR NOTES CLAIMS

(CLAIMS ARISING UNDER THE SENIOR NOTES INDENTURES)

If you are, as of October 18, 2010, a holder of a claim (a “Senior Notes Claim”) against C&D Technologies, Inc. (“C&D” or the “Debtor”),1 based on notes (the “Senior Notes”) issued pursuant to the 5.25% Senior Notes Indenture or the 5.50% Senior Notes Indenture (together, the “Senior Notes Indentures”), please use this ballot (the “Ballot”) to cast your vote to accept or reject the Debtor’s Prepackaged Plan of Reorganization (the “Prepackaged Plan”) under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”), which may be proposed by the Debtor, as described below. The Prepackaged Plan is Exhibit “A” to the Prospectus and Disclosure Statement, dated October 20, 2010 (the “Prospectus”), which accompanies this Ballot.

On October 20, 2010, C&D commenced its offer to exchange the Senior Notes for common stock in C&D (the “Exchange Offer”). As discussed in the Prospectus, contemporaneously with the launch of the Exchange Offer, C&D has also commenced the solicitation of votes to accept or reject the Prepackaged Plan, which C&D may seek confirmation of if: (a) the conditions to consummating the Exchange Offer are not satisfied and (b) the votes on the Prepackaged Plan are sufficient to confirm such Prepackaged Plan under the Bankruptcy Code. The Prepackaged Plan can be confirmed by the Bankruptcy Court, and thereby made binding upon you, if it is accepted by the holders of at least two-thirds ( 2/3) in amount and more than one-half ( 1/2) in number of the Senior Notes Claims that vote on the Prepackaged Plan.

This Ballot is to be used solely for voting by holders of Senior Notes Claims on the Prepackaged Plan. For instructions regarding participation in the Exchange Offer, please refer to the Prospectus, Letter of Transmittal and related materials.

For your vote to be counted, this Ballot must be properly completed, signed and returned in the envelope provided. YOUR VOTE MUST BE FORWARDED IN AMPLE TIME FOR YOUR VOTE TO BE RECEIVED BY THE TABULATION AGENT, EPIQ BANKRUPTCY SOLUTIONS, LLC AT 757 THIRD AVENUE, 3RD FLOOR, NEW YORK, NEW YORK, 10017 (THE “TABULATION AGENT”) PRIOR TO 11:59 P.M. (EASTERN TIME) ON DECEMBER 13, 2010, OR YOUR VOTE WILL NOT BE COUNTED. IF THE ENCLOSED ENVELOPE IS ADDRESSED TO YOUR BROKER, BANK, COMMERCIAL BANK, TRUST COMPANY, DEALER OR OTHER AGENT OR NOMINEE (EACH A “NOMINEE”), MAKE SURE TO ALLOW SUFFICIENT TIME FOR YOUR NOMINEE TO RECEIVE AND PROCESS YOUR VOTE ON A MASTER BALLOT AND RETURN THE MASTER BALLOT TO THE TABULATION AGENT SO THAT IT IS ACTUALLY RECEIVED BEFORE THE VOTING DEADLINE.

[1]	Any capitalized term not defined herein shall have the meaning ascribed to such term in the Prepackaged Plan.

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IMPORTANT

You should review the Prospectus and the Prepackaged Plan before you vote. You may wish to seek legal and other professional advice concerning the Prepackaged Plan and the classification and treatment of your claims or interests under the Prepackaged Plan. Your Senior Notes Claim has been placed in Class 4 under the Prepackaged Plan. If you hold claims or interests in more than one class, you will receive a ballot for each class in which you are entitled to vote.

VOTING DEADLINE: 11:59 P.M. (EASTERN TIME) ON DECEMBER 13, 2010, UNLESS EXTENDED OR EARLIER TERMINATED BY THE DEBTOR.

If your vote is not received by the Tabulation Agent, Epiq Bankruptcy Solutions, LLC, on or before the Voting Deadline and such deadline is not extended, your vote will not count as an acceptance or rejection of the Prepackaged Plan.

Ballots will not be accepted by facsimile or other electronic means of transmission.

If the Prepackaged Plan is confirmed by the Bankruptcy Court, it will be binding on you whether or not you vote.

This Ballot is not a letter of transmittal and may not be used for any purpose other than to cast votes to accept or reject the Prepackaged Plan.

HOW TO VOTE

1.	COMPLETE ITEM 1, ITEM 2 AND, IF APPLICABLE, ITEM 3 AND ITEM 4.

2.	REVIEW THE CERTIFICATIONS CONTAINED IN ITEM 5.

3.	SIGN THE BALLOT AND PROVIDE THE ADDITIONAL INFORMATION REQUESTED.

4.	RETURN THE ORIGINAL BALLOT CONTAINING AN ORIGINAL SIGNATURE IN THE ENCLOSED PRE-ADDRESSED POSTAGE-PAID ENVELOPE SO THAT IT IS RECEIVED BEFORE THE VOTING DEADLINE. IF THE ENCLOSED ENVELOPE IS ADDRESSED TO YOUR NOMINEE, MAKE SURE TO ALLOW SUFFICIENT TIME FOR YOUR NOMINEE TO RECEIVE AND PROCESS YOUR VOTE ON A MASTER BALLOT AND RETURN THE MASTER BALLOT TO THE TABULATION AGENT SO THAT IT IS ACTUALLY RECEIVED BEFORE THE VOTING DEADLINE.

5.	YOU MUST VOTE THE FULL AMOUNT OF YOUR SENIOR NOTES CLAIM REPRESENTED BY THIS BALLOT EITHER TO ACCEPT OR TO REJECT THE PREPACKAGED PLAN AND YOU MAY NOT SPLIT YOUR VOTE.

6.	ANY BALLOT RECEIVED THAT (A) DOES NOT INDICATE EITHER AN ACCEPTANCE OR REJECTION OF THE PREPACKAGED PLAN, (B) THAT INDICATES BOTH AN ACCEPTANCE AND A REJECTION OF THE PREPACKAGED PLAN, OR (C) IS ILLEGIBLE, MUTILATED OR INCOMPLETE WILL NOT BE COUNTED AS AN ACCEPTANCE OR REJECTION OF THE PREPACKAGED PLAN.

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Item 1.	Principal Amount Senior Notes Claim Voted. The undersigned certifies that as of the October 18, 2010, the undersigned was either the record or beneficial owner, or the nominee of a beneficial owner, of Senior Notes Claims in the following aggregate unpaid principal amount (insert amount in the box below). If your Senior Notes Claims are held by a nominee on your behalf and you do not know the amount, please contact your nominee immediately. (For purposes of this Item 1, it is not necessary and you should not adjust the principal amount for any accrued or unmatured interest.)

$

Item 2.	Vote on Prepackaged Plan. The record or beneficial owner of the Senior Notes Claim identified in Item 1 votes as follows (check one box only—if you do not check a box your vote will not be counted):

☐ to Accept the Prepackaged Plan.

OR

☐ to Reject the Prepackaged Plan.

Item 3.	Third Party Release (OPTIONAL). If the Prepackaged Plan is confirmed, all holders of Claims and Interests will be deemed to have consented and agreed to the Third Party Release set forth in Article VIII of the Prepackaged Plan. If you voted to REJECT the Plan or do not want to vote to accept or reject the Plan and also do not want to be deemed to consent to any Third Party Release, you may check the box below. If you do not check the box below, you will be deemed to have consented and agreed to the Third Party Release.

☐ The undersigned does NOT consent to any Third Party Release.

Item 4.	Certification as to Class 4, Senior Notes Claims. By completing and returning this Ballot, the undersigned holder of Senior Notes Claims certifies that either (a) it has not submitted any other Ballots for other Class 4 Senior Notes Claims held in other accounts or other record names or (b) it has provided the information specified in the following table for all other Class 4 Senior Notes Claims for which it has submitted additional Ballots, each of which indicates the same vote to accept or reject the Prepackaged Plan (please use additional sheets of paper if necessary):

ONLY COMPLETE THIS TABLE IF YOU HAVE COMPLETED CLASS 4 SENIOR NOTES CLAIMS BALLOTS OTHER THAN THIS BALLOT

Account Number	Name of Holders[2]	Principal Amount of Other Senior Notes Claims Voted	Cusip of Other Senior Notes Claims Voted

[2]	Insert your name if the Class 4, Senior Notes Claims are held by you in record name or, if held in street name, insert the name of your broker or bank

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Item 5.	Certification. By returning this Ballot, the record or beneficial owner of the Senior Notes Claim identified in Item 1 certifies that (a) it has full power and authority to vote to accept or reject the Prepackaged Plan, (b) it was the record or beneficial owner of the Senior Notes Claim described in Item 1 on the October 18, 2010 (c) all Ballots to vote Senior Notes Claims submitted by the record or beneficial owner indicate the same vote to accept or reject the Prepackaged Plan that the record or beneficial owner has indicated on this Ballot, (d) it has received a copy of the Prospectus (including the exhibits thereto) and understands that the solicitation of votes for the Prepackaged Plan is subject to all the terms and conditions set forth in the Prospectus and (e) all authority conferred or agreed to be conferred pursuant to this Ballot, and every obligation of the undersigned hereunder, shall be binding upon the transferees, successors, assigns, heirs, executors, administrators, trustees in bankruptcy and legal representatives of the undersigned and shall not be affected by, and shall survive, the death or incapacity of the undersigned.

Name of Creditor:
(Print or Type)

Social Security or Federal Tax ID. No.:
(Optional)

Signature:

Print Name:

Title:
(If Appropriate)

Street Address:

City, State, Zip Code:

Telephone Number: ( )

Email Address:

Date Completed:

This Ballot shall not constitute or be deemed a proof of Claim or Interest or an assertion of a Claim or Interest.

YOUR VOTE MUST BE FORWARDED IN AMPLE TIME FOR YOUR VOTE TO BE RECEIVED BY THE TABULATION AGENT, EPIQ BANKRUPTCY SOLUTIONS, LLC AT 757 THIRD AVENUE, 3RD FLOOR, NEW YORK, NEW YORK 10017, PRIOR 11:59 P.M. (EASTERN TIME) ON DECEMBER 13, 2010, UNLESS EXTENDED OR EARLIER TERMINATED BY THE DEBTOR, OR YOUR VOTE WILL NOT BE COUNTED. IF THE ENCLOSED ENVELOPE IS ADDRESSED TO YOUR NOMINEE, MAKE SURE YOUR NOMINEE RECEIVES YOUR BALLOT IN TIME TO SUBMIT IT ON A MASTER BALLOT BEFORE THE VOTING DEADLINE.

IF YOU HAVE ANY QUESTIONS REGARDING THIS BALLOT OR THE VOTING PROCEDURES, OR IF YOU NEED A BALLOT OR ADDITIONAL COPIES OF THE PROSPECTUS OR OTHER ENCLOSED MATERIALS, PLEASE CALL THE TABULATION AGENT, EPIQ BANKRUPTCY SOLUTIONS, LLC, AT (646) 282-2400.

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INSTRUCTIONS FOR COMPLETING BALLOTS

(i)	The Debtor is soliciting the votes of holders of Senior Notes Claims with respect to the Prepackaged Plan. The Bankruptcy Court may bind you to the terms of the Prepackaged Plan, if, among other things, the Prepackaged Plan is confirmed. Please review the Prospectus and Prepackaged Plan for more information, including information regarding the Exchange Offer.

(ii)	To ensure that your vote is counted, you must: (a) complete the Ballot; (b) indicate your decision either to accept or to reject the Prepackaged Plan in the boxes provided in Item 2 of the Ballot, (c) make sure that the information required by Item 4, if applicable, has been inserted; and (d) sign and return the Ballot with an original signature as required by Item 5. If your ballot has been pre-validated, your Ballot must be received by the Tabulation Agent by the Voting Deadline, which is 11:59 p.m. eastern time on December 13, 2010, unless extended or earlier terminated by the Debtor. If your Ballot has not been pre-validated, your Ballot must be received by your Nominee in sufficient time for the Nominee to collect and forward your vote to the Tabulation Agent by the Voting Deadline.

(iii)	If you voted to reject the Prepackaged Plan or do not want to vote to accept or reject the Prepackaged Plan and also do not want to be deemed to consent to any Third Party Release, as set forth in Article VIII of the Prepackaged Plan, you have the option of checking the Box in Item 3 in order to be deemed to have not consented to the Third Party Release.

(iv)	If a Ballot is received after the Voting Deadline it will not be counted unless the Debtor determines otherwise in its sole discretion. The method of delivery of Ballots is at the election and risk of each holder of a Senior Notes Claim. Except as otherwise provided herein, such delivery will be deemed made only when the Tabulation Agent actually receives the originally executed Ballot or corresponding Master Ballot. In all cases, holders of Senior Secured Claims should allow sufficient time to assure timely delivery to your Nominee and collection and forwarding of holders of Senior Notes’ votes to the Tabulation Agent. No Ballot should be sent to the Debtor, the Debtor’s agents (other than the Tabulation Agent), any indenture trustee or the Debtor’s financial or legal advisors and if so sent will not be counted.

(v)	You must vote all of your Senior Notes Claims classified in Class 4 either to accept or to reject the Prepackaged Plan and may not split your vote. Accordingly, a Ballot that partially rejects and partially accepts the Prepackaged Plan will not be counted.

(vi)	If multiple Ballots are received from the same holder with respect to Senior Notes Claims classified in Class 4 prior to the Voting Deadline, the last properly completed Ballot timely received will supersede and revoke any earlier received Ballots.

(vii)	The Ballot is not a letter of transmittal and may not be used for any purpose other than to vote to accept or to reject the Prepackaged Plan. Accordingly, at this time, holders of Senior Notes Claims should not surrender certificates or instruments representing or evidencing their Senior Notes Claims, and neither the Debtor nor the Tabulation Agent will accept delivery of any such certificates or instruments surrendered together with a Ballot. If you want to participate in the Exchange Offer, please refer to the instructions in the Prospectus, Letter of Transmittal and related materials.

(viii)	This Ballot does not constitute, and shall not be deemed to be, (a) a Proof of Claim or (b) an assertion or admission of a Claim.

(ix)

Please be sure to sign and date your Ballot. If you are signing a Ballot in your capacity as a trustee, executor, administrator, guardian, attorney in fact, officer of a corporation, or otherwise acting in a fiduciary or representative capacity, you must indicate such capacity when signing and, if required or

5

SAMPLE

requested by the Tabulation Agent or the Bankruptcy Court, you must submit proper evidence to the requesting party to so act on behalf of such owner or beneficial owner. In addition, please provide your name and mailing address if it is different from that set forth on the attached mailing label or if no such mailing label is attached to the Ballot.

(x)	If you hold Claims or Interests in one or more Classes other than Class 4, you may receive more than one Ballot coded for the different Classes. Each Ballot votes only your Claims or Interests indicated on that Ballot. Please complete and return each Ballot you receive.

(xi)	Any Ballot that is completed and executed that fails to indicate acceptance or rejection of the Prepackaged Plan or that indicates both an acceptance and a rejection of the Prepackaged Plan will not be counted with respect to the Prepackaged Plan.

(xii)	The following Ballots shall not be counted in determining the acceptance or rejection of the Prepackaged Plan: (a) any Ballot that is illegible or contains insufficient information to permit the identification of the holder of the Claim; (b) any Ballot cast by a Person that does not hold a Claim in a Class that is entitled to vote on the Prepackaged Plan; (c) any unsigned Ballot; (d) any Ballot not marked to accept or reject the Prepackaged Plan or any Ballot marked both to accept and reject the Prepackaged Plan; and (e) any Ballot submitted by any Person not entitled to vote pursuant to the Solicitation Procedures.

(xiii)	If you believe that you have received the wrong Ballot, you should contact the Tabulation Agent at (646) 282-2400 immediately.

PLEASE MAIL YOUR BALLOT PROMPTLY!

IF YOU HAVE ANY QUESTIONS REGARDING THIS BALLOT OR THE VOTING PROCEDURES, YOU SHOULD CONTACT THE TABULATION AGENT AT (646) 282-2400.

6

SAMPLE

Appendix B

NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR ADVICE, OR TO MAKE ANY REPRESENTATION, OTHER THAN WHAT IS INCLUDED IN THE MATERIALS MAILED WITH THIS MASTER BALLOT.

IMPORTANT: NO CHAPTER 11 CASE HAS BEEN COMMENCED AS OF THE DATE OF THE DISTRIBUTION OF THIS MASTER BALLOT.

In re:

C&D TECHNOLOGIES, INC.,

Debtor.

MASTER BALLOT FOR VOTING TO ACCEPT OR REJECT

DEBTOR’S PREPACKAGED PLAN OF REORGANIZATION OF

PURSUANT TO CHAPTER 11 OF THE BANKRUPTCY CODE

MASTER BALLOT FOR CLASS 4, SENIOR NOTES CLAIMS

(CLAIMS ARISING UNDER THE SENIOR NOTES INDENTURES)

If you are, as of October 18, 2010, a broker, nominee, or other agent (a “Voting Nominee”), please use this master ballot (the “Master Ballot”) to summarize votes cast by beneficial owners of claims (the “Senior Notes Claims”) against C&D Technologies, Inc. (“C&D” or the “Debtor”),1 based on notes (the “Senior Notes”) issued pursuant to the 5.25% Senior Notes Indenture or the 5.50% Senior Notes Indenture (together, the “Senior Notes Indentures”), to accept or reject the Debtor’s Prepackaged Plan of Reorganization (the “Prepackaged Plan”) under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”), which may be proposed by the Debtor, as described below. The Prepackaged Plan is Exhibit “A” to the Prospectus and Disclosure Statement, dated October 20, 2010 (the “Prospectus”), which accompanies this Master Ballot.

On October 20, 2010, C&D commenced its offer to exchange the Senior Notes for common stock in C&D (the “Exchange Offer”). As discussed in the Prospectus, contemporaneously with the launch of the Exchange Offer, C&D has also commenced the solicitation of votes to accept or reject the Prepackaged Plan, which C&D may seek confirmation of if: (a) the conditions to consummating the Exchange Offer are not satisfied and (b) the votes on the Prepackaged Plan are sufficient to confirm such Prepackaged Plan under Bankruptcy Code. The Prepackaged Plan can be confirmed by the Bankruptcy Court, and thereby made binding upon holders of Senior Notes Claims, if it is accepted by the holders of at least two-thirds ( 2/3) in amount and more than one-half ( 1/2) in number of the Senior Notes Claims that vote on the Prepackaged Plan.

This Master Ballot is to be used solely for summarizing votes of beneficial owners of Senior Notes Claims on the Prepackaged Plan. For instructions regarding their participation in the Exchange Offer, please refer to the Prospectus, Letter of Transmittal and related materials.

For the votes of beneficial owners of Senior Notes Claims to be counted, this Master Ballot must be properly completed, signed and returned in the envelope provided. THE DEADLINE FOR RECEIPT BY THE TABULATION AGENT (EPIQ BANKRUPTCY SOLUTIONS, LLC, 757 THIRD AVENUE, 3RD FLOOR, NEW YORK, NEW YORK 10017) (THE “TABULATION AGENT”) IS 11:59 P.M. (EASTERN TIME) ON DECEMBER 13, 2010, UNLESS EXTENDED OR EARLIER TERMINATED BY THE DEBTOR. YOU MUST RETURN YOUR MASTER BALLOT DIRECTLY TO THE TABULATION AGENT BY THE VOTING DEADLINE.

[1]	Any capitalized term not defined herein shall have the meaning ascribed to such term in the Prepackaged Plan.

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SAMPLE

IMPORTANT

VOTING DEADLINE: 11:59 P.M. (EASTERN TIME) ON DECEMBER 13, 2010, UNLESS EXTENDED OR EARLIER TERMINATED BY THE DEBTOR.

If this Master Ballot is not received by the Tabulation Agent, Epiq Bankruptcy Solutions, LLC, on or before the Voting Deadline and such deadline is not extended, the votes summarized by this Master Ballot will not count as an acceptance or rejection of the Prepackaged Plan.

Master Ballots will not be accepted by facsimile or other electronic means of transmission.

If the Prepackaged Plan is confirmed by the Bankruptcy Court, it will be binding on beneficial owners holding Senior Notes Claims whether or not they vote.

This Master Ballot is not a letter of transmittal and may not be used for any purpose other than to cast votes to accept or reject the Prepackaged Plan.

HOW TO SUMMARIZE VOTES

1.	COMPLETE ITEM 1, ITEM 2, AND, IF APPLICABLE, ITEM 3 AND ITEM 4.

2.	REVIEW THE CERTIFICATIONS CONTAINED IN ITEM 5.

3.	SIGN THE MASTER BALLOT AND PROVIDE THE ADDITIONAL INFORMATION REQUESTED.

4.	RETURN THE MASTER BALLOT IN THE ENCLOSED PRE-ADDRESSED POSTAGE-PAID ENVELOPE SO THAT IT IS RECEIVED BEFORE THE VOTING DEADLINE.

5.	HOLDERS MUST VOTE THE FULL AMOUNT OF THEIR SENIOR NOTES CLAIM REPRESENTED BY THIS MASTER BALLOT EITHER TO ACCEPT OR TO REJECT THE PREPACKAGED PLAN AND THEY MAY NOT SPLIT THEIR VOTES.

6.	ANY BALLOT RECEIVED THAT DOES NOT INDICATE EITHER AN ACCEPTANCE OR REJECTION OF THE PREPACKAGED PLAN OR THAT INDICATES BOTH AN ACCEPTANCE AND A REJECTION OF THE PREPACKAGED PLAN WILL NOT BE COUNTED AS AN ACCEPTANCE OR REJECTION OF THE PREPACKAGED PLAN.

Item 1.	Certification of Authority to Vote. Certification of Authority to Vote. The undersigned certifies that the undersigned (please check the applicable box):

☐	Is a broker, bank, or other nominee for the beneficial owners of the aggregate principal amount of the Senior Notes Claims listed in Item 2 below, and is the registered holder of such securities, or

☐	Is acting under a power of attorney and/or agency (a copy of which will be provided upon request) granted by a broker, bank, or other nominee that is the registered holder of the aggregate principal amount of the Senior Notes Claims listed in Item 2 below, or

☐	Has been granted a proxy (an original of which is attached hereto) from a broker, bank, or other nominee or a beneficial owner that is the registered holder of the aggregate principal amount of the Senior Notes Claims listed in Item 2 below, and accordingly, has full power and authority to vote to accept or reject the Prepackaged Plan on behalf of the beneficial owners of the Senior Notes Claims described in Item 2 below.

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Item 2 and Item 3.	Beneficial Owner Information and Vote; Optional Third Party Release. The undersigned certifies that the information provided below (including any information provided on additional sheets attached hereto) is a true and accurate schedule of the beneficial owners of Class 4, Senior Notes Claims, as identified by their respective account numbers, that have delivered duly completed Ballots to the undersigned voting to accept or reject the Prepackaged Plan.

(Please complete the information requested below. Attach additional sheets if necessary.)

Your Customer Account Number for Each Beneficial Owner	Principal Amount of Senior Notes Claims Voted to Accept the Prepackaged Plan	Principal Amount of Senior Notes Claims Voted to Reject the Prepackaged Plan	Releases (Optional). (Check the box below if the beneficial owner checked the box in Item 3 of the beneficial owner Ballot)
1.	$	$	☐
2.	$	$	☐
3.	$	$	☐
4.	$	$	☐
5.	$	$	☐
6.	$	$	☐
7.	$	$	☐
8.	$	$	☐
9.	$	$	☐

Item 4.	Additional Ballots Submitted by Beneficial Owners. The undersigned certifies that the information provided below (including any information on additional sheets attached hereto) is a true and accurate schedule on which the undersigned has transcribed the information, if any, provided in Item 4 of each beneficial owner Ballot received from a beneficial owner of Claims classified as Class 4 Senior Notes Claims.

Information to be Transcribed from Item 4 of Customers’ Ballots Regarding Other Ballots Cast in Respect of Senior Notes Claims
Your Customer Account Number	Beneficial Owner’s Name or Customer Account Number for Other Account	Name of Broker, Nominee or Other Agent for Other Account if Applicable	Principal Amount of Other Senior Notes Claims Voted	Cusip of Other Senior Notes Claims
1.
2.
3.
4.
5.
6.
7.
8.
9.
10.

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Item 5.	Additional Certification. By returning this Master Ballot, the undersigned certifies that each beneficial owner of the Senior Notes Claims identified in Item 2 whose votes are being transmitted by this Master Ballot has been provided with a copy of the Prospectus and other applicable solicitation materials and that the Ballot received from each beneficial owner or a copy thereof is and will remain on file with the undersigned subject to inspection for a period of one year following the Voting Deadline.

Name of Voting Nominee:

(Print or Type)

Participant No.:
(Optional)

Social Security or Federal Tax ID. No.:

Signature:

Print Name:

Title:
(If Appropriate)

Street Address:

City, State, Zip Code:

Telephone Number: ( )

Email Address:

Date Completed:

This Master Ballot shall not constitute or be deemed a proof of Claim or Interest or an assertion of a Claim or Interest.

YOUR MASTER BALLOT MUST BE FORWARDED IN AMPLE TIME TO BE RECEIVED BY THE TABULATION AGENT, EPIQ BANKRUPTCY SOLUTIONS, LLC AT 757 THIRD AVENUE, 3RD FLOOR, NEW YORK, NEW YORK 10017, PRIOR TO 11:59 P.M. (EASTERN TIME) ON DECEMBER 13, 2010, UNLESS EXTENDED OR EARLIER TERMINATED BY THE DEBTOR, OR THE VOTES TRANSMITTED HEREBY WILL NOT BE COUNTED.

IF YOU HAVE ANY QUESTIONS REGARDING THIS MASTER BALLOT OR THE VOTING PROCEDURES, OR IF YOU NEED A BALLOT OR ADDITIONAL COPIES OF THE PROSPECTUS OR OTHER ENCLOSED MATERIALS, PLEASE CALL THE TABULATION AGENT, EPIQ BANKRUPTCY SOLUTIONS, LLC, AT (646) 282-2400.

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INSTRUCTIONS FOR COMPLETING MASTER BALLOTS

1.	If you are transmitting the votes of any beneficial owners of Senior Notes Claims other than yourself, you may either:

a.	“Prevalidate” the individual beneficial owner Ballot contained in the materials sent out in connection with the voting and solicitation of the Prepackaged Plan (collectively, the “Solicitation Package”) and then forward the Solicitation Package to the beneficial owner of the Senior Notes Claims for voting within five business days after your receipt by of the Solicitation Package, with the beneficial owner then returning the individual beneficial owner Ballot directly to the Tabulation Agent in the return envelope to be provided in the Solicitation Package. A Voting Nominee “prevalidates” a beneficial owner Ballot by indicating thereon the record holder of the Senior Notes Claims voted, the amount of the Senior Notes held by the beneficial owner and the appropriate account numbers through which the beneficial owner’s holdings are derived, and then executing the beneficial owner Ballot. The beneficial owner shall return the “prevalidated” beneficial owner Ballot to the Tabulation Agent; or

b.	Forward the Solicitation Package to the beneficial owner of the Senior Notes Claims for voting together with a return envelope provided by and addressed to you, the Voting Nominee, with the beneficial owner then returning the individual beneficial owner Ballot to you, the Voting Nominee. In such case, tabulate the votes of your respective beneficial owners on the Master Ballot provided, in accordance with these instructions, and then return the Master Ballot to the Tabulation Agent. You should advise the beneficial owners to return their individual beneficial owner Ballots to you by a date calculated by you to allow yourself time to prepare and return the Master Ballot to the Tabulation Agent so that the Master Ballot is actually received by the Tabulation Agent by the Voting Deadline.

2.	If, in addition to acting as broker, nominee or other agent, you are also a beneficial owner of any Senior Notes Claims classified in Class 4 and you wish to vote such Claims beneficially held by you, you may either complete a beneficial owner Ballot or add your vote to the attached Master Ballot. If you choose to complete a beneficial owner Ballot, please refer to the instructions accompanying the beneficial owner Ballot.

3.	Multiple Master Ballots may be completed and delivered to the Tabulation Agent. Votes reflected by multiple Master Ballots will be counted except to the extent that they are duplicative of other Master Ballots. If two or more Master Ballots are inconsistent, the latest received properly completed Master Ballot timely received prior to the Voting Deadline will to the extent of such inconsistency, supersede and revoke any earlier received Master Ballot. If more than one Master Ballot is submitted and the later Master Ballot(s) supplement rather than supersede earlier Master Ballots(s), please mark the subsequent Master Ballot(s) with the words “Additional Vote” or such other language as you customarily use to indicate an additional vote that is not meant to revoke an earlier vote.

4.	With respect to all beneficial owner Ballots returned to you, you must properly complete the Master Ballot, as follows:

a.	Check the appropriate box in Item 1 on the Master Ballot;

b.

In Item 2 and Item 3 of the Master Ballot, indicate the votes to accept or reject the Prepackaged Plan and whether the holders checked the box to opt out of the Third Party Release. Please note that Item 2 and Item 3 of the Master Ballot request that you transcribe information or attach a schedule to the Master Ballot in the indicated format providing information for each individual beneficial owner of the Senior Notes Claims on whose behalf you are executing a Master Ballot. To identify such beneficial owners without disclosing their names, please use the customer account number assigned by you to each such beneficial owner. If a single customer has more than

5

SAMPLE

one account with the identical registration, only list that customer once in the schedule requested by Item 2 and Item 3 for the Senior Notes Claims held by the beneficial owner. The total principal amount of all accounts voted with respect to a single customer should be listed in a single schedule entry for the Senior Notes Claims held, so that each line will represent a different beneficial owner for each series;

c.	Please note that Item 4 of the Master Ballot requests that you provide information or attach a schedule to the Master Ballot in the indicated format by transcribing any information provided in Item 4 of each beneficial owner Ballot received from a beneficial owner for which you are submitting a Master Ballot. Please also include your customer number for each entry in Item 4;

d.	Please review Item 5 of the Master Ballot;

e.	Sign and Date the Master Ballot, and provide the remaining information requested;

f.	Deliver the completed, executed Master Ballot with an original signature so as to be received by the Tabulation Agent before the Voting Deadline. If a Ballot is received after the Voting Deadline, it will not be counted unless the Debtor determines otherwise in their sole discretion. For each completed, executed beneficial owner Ballot returned to you by a beneficial owner, either forward such beneficial owner Ballot (along with your Master Ballot) to the Tabulation Agent or retain such beneficial owner Ballot in your files for one year from the Voting Deadline.

5.	Delivery of a Ballot to the Tabulation Agent by facsimile, e-mail, or any other electronic means shall not be valid. No Ballot should be sent to the Debtor, the Debtor’s agents (other than the Tabulation Agent), any indenture trustee, or the Debtor’s financial or legal advisors and if so sent will not be counted.

6.	Beneficial owners must vote all Senior Notes Claims classified in Class 4 either to accept or to reject the Prepackaged Plan and may not split their vote. Accordingly, a Ballot that partially rejects and partially accepts the Prepackaged Plan should not be counted as a vote to accept or reject the Prepackaged Plan.

If you believe that you have received the wrong Master Ballot, you should contact the Tabulation Agent at (646) 282-2400 immediately.

Other than the fees and compensation paid to the Tabulation Agent, fees, commissions, or other remuneration will be payable to any Voting Nominee for soliciting votes on the Plan.

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL RENDER YOU OR ANY OTHER PERSON THE AGENT OF THE DEBTOR OR THE VOTING AGENT, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENTS ON BEHALF OF ANY OF THEM WITH RESPECT TO THE PREPACKAGED PLAN, EXCEPT FOR THE STATEMENTS CONTAINED IN THE ENCLOSED DOCUMENTS.

IF YOU HAVE ANY QUESTIONS REGARDING THE MASTER BALLOT, OR IF YOU DID NOT RECEIVE A COPY OF THE PROSPECTUS OR PREPACKAGED PLAN, OR IF YOU NEED ADDITIONAL COPIES OF THE MASTER BALLOT, BENEFICIAL OWNER BALLOTS OR OTHER ENCLOSED MATERIALS, PLEASE CONTACT THE TABULATION AGENT, EPIQ BANKRUPTCY SOLUTIONS, LLC, AT (646) 282-2400. PLEASE DO NOT DIRECT ANY INQUIRIES TO THE BANKRUPTCY COURT.

PLEASE MAIL YOUR MASTER BALLOT PROMPTLY!

IF YOU HAVE ANY QUESTIONS REGARDING THIS MASTER BALLOT OR THE VOTING PROCEDURES, YOU SHOULD CONTACT THE TABULATION AGENT AT (646) 282-2400.

6

The exchange agent and tabulation agent for the exchange offer and solicitation of acceptances is:

Epiq Bankruptcy Solutions, LLC

By facsimile:

(For Eligible Institutions only):

(646) 282-2501

Confirmation:

(646) 282-2400

By Mail:	By Overnight Courier:	By Hand:
757 Third Avenue, Third Floor New York, NY 10017 Attn: C&D Technologies Processing	757 Third Avenue, Third Floor New York, NY 10017 Attn: C&D Technologies Processing	757 Third Avenue, Third Floor New York, NY 10017 Attn: C&D Technologies Processing

Questions, requests for assistance and requests for additional copies of this Prospectus may be directed to the information agent or the dealer manager at each of their addresses set forth below:

The information agent for the exchange offer and solicitation of acceptances is:

Epiq Bankruptcy Solutions, LLC

757 Third Avenue, Third Floor

New York, New York 10017

Attn: C&D Technologies Processing

Banks and Brokers call: (646) 282-2400

The dealer manager for the exchange offer and solicitation of acceptances is:

Macquarie Capital (USA) Inc.

125 West 55th Street

New York, New York 10019

(212) 231-2620

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers.

Section 145(a) of the General Corporation Law of the State of Delaware (“Delaware Corporation Law”) provides, in general, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that the person is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. Such indemnity may be against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and if, with respect to any criminal action or proceeding, the person did not have reasonable cause to believe the person’s conduct was unlawful.

Section 145(b) of the Delaware Corporation Law provides, in general, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation.

Section 145(g) of the Delaware Corporation Law provides, in general, that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under the provisions of Section 145.

C&D has obtained liability insurance for the benefit of its directors and officers.

C&D’s certificate of incorporation provides for indemnification of its directors and officers to the fullest extent permitted by the Delaware Corporation Law.

C&D’s bylaws generally provide that C&D shall indemnify its directors and officers to the fullest extent permitted by Delaware law, including in circumstances in which indemnification is otherwise discretionary under Delaware law. C&D’s bylaws also generally provide for the advancement of expenses to directors and officers incurred in defending a civil or criminal proceeding against them by virtue of their position as a director or officer of C&D.

C&D has also entered into indemnification agreements with its directors containing provisions that may require C&D, among other things, to indemnify such officers and directors against certain liabilities that may arise by reason of their status or service as directors or officers and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.

Item 21.	Exhibits and Financial Statement Schedules.

INDEX TO EXHIBITS

		Incorporated by Reference
Exhibit Number	Exhibit Description	Form	Report Date	Exhibit Number	Filed Herewith
1.1	Dealer Manager Agreement	8-K	10/20/10	1.1

3.1	Restated Certificate of Incorporation of C&D, as amended	8-K	06/30/98	3.1 & 3.2

3.2	Amended and Restated By-laws of C&D	8-K	12/4/07	3.2

4.1	Rights Agreement dated as of February 22, 2000, between C&D and Mellon Investor Services, LLC (formerly ChaseMellon Shareholder Services, L.L.C.), as rights agent, which includes as Exhibit B thereto the form of rights certificate; Amendment to Rights Agreement	10-Q	10/31/04	10.3

4.2	Purchase Agreement dated November 16, 2005, among C&D, Credit Suisse First Boston LLC and Wachovia Capital Markets, LLC	10-K	01/31/06	4.2

4.3	Registration Rights Agreement dated November 21, 2005, among C&D, Credit Suisse First Boston LLC and Wachovia Capital Markets, LLC	10-K	01/31/06	4.3

4.4	Indenture, dated as of November 21, 2005, between C&D and Bank of New York, as trustee	10-K	01/31/06	4.4

4.5	Form of C&D Technologies, Inc. 5.25% Convertible Senior Notes due 2025	10-K	01/31/06	4.5

4.6	Purchase Agreement dated November 15, 2006 between C&D and the several named purchasers named in schedule A thereto	8-K	11/15/06	10.1

4.7	Registration Rights Agreement dated November 21, 2006, between C&D and the several purchasers named in Schedule I thereto	8-K	11/22/06	10.1

4.8	Indenture, dated as of November 21, 2006, between C&D and the Bank of New York, as trustee	8-K	11/16/06	4.8

4.9	Form of C&D Technologies, Inc. 5.50% Convertible Senior Notes due 2026	8-K	11/16/06	10.1

5.1	Opinion of Goodwin Procter LLP regarding legality				X

8.1	Form of Opinion of Goodwin Procter LLP regarding tax matters				X

10.1	Purchase Agreement dated November 27, 1985, between Allied, Allied Canada Inc. and C&D; Amendments thereto dated January 28 and October 8, 1986	S-l	01/28/87	10.1

10.2	Agreement dated December 15, 1986, between C&D and Allied	S-l	01/28/87	10.2

10.3	Lease Agreement dated February 15,1994, by and between Sequatchie Associates, Incorporated and C&D Charter Power Systems, Inc. (which has since been merged into C&D); Extension and Modification Agreement effective December 19, 2003	10-K	01/31/04	10.3

		Incorporated by Reference
Exhibit Number	Exhibit Description	Form	Report Date	Exhibit Number	Filed Herewith
10.4	Purchase and Sale Agreement, dated as of November 23, 1998, among Johnson Controls, Inc. and its subsidiaries as Seller and C&D and C&D Acquisition Corp. as Purchaser	8-K	03/01/99	2.1

10.5	Amended and Restated Credit Agreement dated as of June 30, 2004, among C&D Technologies, Inc. and Certain of its Subsidiaries as the Borrowers, the Subsidiaries identified herein as the Guarantors, Citizens Bank as Syndication Agent, LaSalle National Bank National Association as Co-Agent, Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer and the Other Lenders Party Hereto Arranged By Banc of America Securities LLC as Sole Lead Arranger and Sole Book Manager, First Amendment thereto dated as of December 9, 2004, Second Amendment thereto dated as of April 21, 2005, Third Amendment thereto dated as of April 29, 2005, Fourth Amendment and Waiver thereto dated as of November 8, 2005, Fifth Amendment thereto dated July 20, 2007, Sixth Amendment thereto dated August 30, 2007	10-Q 10-K 10-K 10-K 8-K 8-K 10-Q	07/31/04 01/31/05 01/31/05 01/31/05 11/16/05 07/20/07 07/31/07	10.5 10.5 10.5 10.5 10.1 10.1 10.1

10.6	Security Agreement dated April 21, 2005, among C&D Technologies, Inc., C&D International Investment Holdings Inc., C&D Charter Holdings, Inc., C&D Technologies (Datel), Inc., Datel Systems, Inc., C&D Dynamo Corp., Dynamo Acquisition Corp., C&D Technologies (CPS) LLC and Datel Holding Corporation as Grantors, and the Bank of America, N.A., in its capacity as administrative agent for the holders of the Secured Obligations	10-K	01/31/05	10.6

10.7	Uncommitted loan facility dated June 5, 2001, between C&D Holdings Limited and ABN Amro Bank N.V.	10-Q	04/30/01	10.2

10.8	Asset Purchase Agreement among Matsushita Battery Industrial Corporation of America, Matsushita Battery Industrial de Mexico, S.A. de C.V., C&D Technologies, Inc. and C&D Technologies Reynosa, S. de R.L. de C.V., dated as of August 27, 2003	8-K	09/25/03	10.1

10.9	Agreement for Manufacture between Dynamo Power System (USA) LLC and Celestica Hong Kong Limited and C&D Technologies, Inc., dated September 30, 2004. Portions of this exhibit have been deleted pursuant to the Company’s Application Requesting Grant of Confidential Treatment under the Exchange Act and pursuant to the Rule 12b-24 promulgated thereunder	10-Q	10/31/04	10.2

10.10	Assignment and Assumption dated as of August 3, 2004, by and between Bank of America, N.A. and Sovereign Bank	10-Q	07/31/04	10.2

10.11	Lender Joinder Agreement dated as of August 3, 2004, among C&D Technologies, Inc. and Certain of its subsidiaries as the Borrowers and Calyon New York Branch as the New Lender and Bank of America, N.A., as Administrative Agent	10-Q	07/31/04	10.3

		Incorporated by Reference
Exhibit Number	Exhibit Description	Form	Report Date	Exhibit Number	Filed Herewith
10.12	Lender Joinder Agreement dated as of August 3, 2004, among C&D Technologies, Inc. and Certain of its subsidiaries as the Borrowers and Sovereign Bank as the New Lender and Bank of America, N.A., as Administrative Agent	10-Q	07/31/04	10.4

10.13	LLC Interest Purchase Agreement between Celestica Corporation, Celestica Inc and C&D Technologies, Inc., dated September 23, 2004.	8-K	09/30/04	2.1

10.14	Share Purchase Agreement between Celestica International Inc., Celestica Inc., C&D Power Systems (Canada) ULC and C&D Technologies, Inc., dated September 23, 2004	8-K	09/30/04	2.2

10.15	Asset Purchase Agreement between Celestica International Inc., Celestica Corporation, Celestica (Thailand) Limited, Dynamo Acquisition Corp., Celestica Inc. and C&D Technologies, Inc., dated September 23, 2004	8-K	09/30/04	2.3

10.16	Asset Purchase Agreement between Celestica Electronics (Shanghai) Co. Ltd., Datel Electronic Technology (Shanghai) Co., Ltd., Celestica Inc. and C&D Technologies, Inc., dated September 23, 2004	8-K	09/30/04	2.4

10.17	Inventory Purchase Agreement between Celestica Suzhou Technology Ltd., Dynamo Acquisition Corp., Celestica Inc. and C&D Technologies, Inc., dated September 23, 2004	8-K	09/30/04	2.5

10.18	Purchase Price Adjustment Agreement between Celestica International Inc., Celestica Corporation, Celestica (Thailand) Limited, Celestica Electronics (Shanghai) Co. Ltd., Celestica Suzhou Technology Ltd., Celestica Inc., C&D Power Systems (Canada) ULC, C&D Technologies, Inc., Dynamo Acquisition Corp., and Datel Electronic Technology (Shanghai) Co., Ltd., dated September 23, 2004	8-K	09/30/04	2.6

10.19	Merger Agreement dated as of June 10, 2004, among C&D Technologies, Inc., CLETADD Acquisition Corporation and Datel Holding Company	8-K	09/30/04	10.1

10.20	Loan and Security Agreement dated December 7, 2005 by and among C&D Technologies, Inc., C&D Technologies (Datel), Inc., C&D Technologies (CPS) LLC, as Borrowers and C&D Charter Holdings, Inc., C&D Dynamo Corp., Dynamo Acquisition Corp., C&D International Investment Holdings Inc. and Datel Holding Corporation, as Guarantors, and AbleCo Finance LLC, as Agent; Amendment No. 1 thereto dated March 30, 2006	10-K 8-K	01/31/06 04/05/06	10.2 10.1

		Incorporated by Reference
Exhibit Number	Exhibit Description	Form	Report Date	Exhibit Number	Filed Herewith
10.21	Loan and Security Agreement dated December 7, 2005 by and among C&D Technologies, Inc., C&D Technologies (Datel), Inc., C&D Technologies (CPS) LLC, as Borrowers and C&D Charter Holdings, Inc., C&D Dynamo Corp., Dynamo Acquisition Corp., C&D International Investment Holdings Inc. and Datel Holding Corporation, as Guarantors, and Wachovia Bank National Association, as Administrative Agent and Wachovia Capital Markets, LLC as Sole Lead Arranger, Manager and Bookrunner; Amendment No. 1 thereto dated March 30, 2006; Amendment No. 3 thereto dated December 21, 2006; Amendment No. 4 thereto dated April 13, 2007	10-K 8-K 8-K 10-K 8-K 10-Q	01/31/06 03/31/06 12/21/06 01/31/07 07/20/07 07/31/07	10.21 10.2 10.1 10.21 10.1 10.1

10.22	Amendment No. 1 to Amended and Restated Loan and Security Agreement, dated as of April 20, 2010, by and among C&D Technologies, Inc., C&D International Investment Holdings Inc., a Delaware corporation, C&D Charter Holdings, Inc., a Delaware corporation, C&D Energy Storage, LLC, a Delaware limited liability company, the parties from time to time to the Loan Agreement as lenders and Wells Fargo Bank, National Association, a national banking association and successor by merger to Wachovia Bank, National Association, in its capacity as agent for Lenders	8-K	04/20/2010	10.1

10.23	Agreement for Termination of Manufacturing Agreement and Transfer of Manufacturing Operations between C&D Technologies (CPS), LLC, C&D Technologies, Inc. and Celestica Hong Kong Limited dated April 3, 2006	10-Q	04/30/06	10.9

10.24	Form of C&D Technologies, Inc. 5.5% Convertible Senior Notes due 2026	8-K	11/15/06	10.1

10.25	Purchase Agreement dated June 19, 2007 between C&D Technologies, Inc. and Murata Manufacturing Co., Ltd	8-K	08/31/07	10.1

10.26	Asset Purchase Agreement dated October 24, 2007, between C&D Technologies, Inc and Crown Battery Manufacturing Co.	8-K	10/24/07	10.1

10.26	Agreement dated the 1st day of February, 2007, by and among C&D Technologies, Inc., a Delaware corporation, SCSF Equities, LLC, a Delaware limited liability company, Sun Capital Securities Offshore Fund, Ltd., a Cayman Islands corporation, Sun Capital Securities Fund, LP, a Delaware limited partnership, Sun Capital Securities Advisors, LP, a Delaware limited partnership, Sun Capital Securities, LLC, a Delaware limited liability company, and Rodger R. Krouse (collectively, the “Sun Parties”)	8-K	02/1/07	10.1

		Incorporated by Reference
Exhibit Number	Exhibit Description	Form	Report Date	Exhibit Number	Filed Herewith
10.27	Restructuring Support Agreement dated September 14, 2010, by and between C&D Technologies, Inc., certain funds and/or accounts managed or advised by Angelo, Gordon & Co., L.P. and certain funds and/or accounts managed or advised by Bruce & Co.	10-Q	9/14/10	10.1

10.28	Charter Power Systems, Inc. 1996 Stock Option Plan, First Amendment to C&D Technologies, Inc. 1996 Stock Option Plan (formerly known as the Charter Power Systems, Inc. 1996 Stock Option Plan) dated April 27,1999	10-Q 10-Q	07/31/96 07/31/99	10.1 10.3

10.29	C&D Technologies, Inc. Amended and Restated 1998 Stock Option Plan	10-K	01/31/01	10.7

10.30	C&D Technologies, Inc. Savings Plan as restated and amended; First Amendment thereto dated June 12, 2002; Second Amendment thereto dated November 20, 2002; Third Amendment thereto dated June 18, 2003	10-K 10-Q 10-Q 10-Q	07/31/02 10/31/02 10/31/02 07/31/03	10.9 10.10 10.11 10.1

10.31	C&D Technologies, Inc. Pension Plan for Salaried Employees as amended and restated; First Amendment thereto dated June 12, 2002; Second Amendment thereto dated September 25, 2002; Third Amendment thereto dated March 19, 2004	10-K 10-Q 10-Q 10-K	07/31/02 04/30/03 04/30/03 01/31/04	10.10 10.3 10.4 10.11

10.32	Supplemental Executive Retirement Plan compiled as of February 27, 2004, to reflect all amendments; Amendment thereto dated May 6, 2005	10-K 10-Q	01/31/04 04/30/05	10.12 10.1

10.33	C&D Technologies, Inc. Management Incentive Bonus Plan Policy	8-K	03/2/05	10.1

10.34	Employment Agreement dated November 28, 2000, between Wade H. Roberts, Jr. and C&D	10-Q	10/31/00	10.1

10.35	Release Agreement dated March 24, 2005, between C&D Technologies, Inc. and Wade H. Roberts, Jr.	10-K	01/31/05	10.27

10.36	Release Agreement dated December 14, 2005, between C&D Technologies, Inc. and Stephen E. Markert, Jr.	10-K	01/31/06	10.31

10.37	Employment Agreement dated March 31, 2000, between Charles R. Giesige, Sr. and C&D; letter dated January 27, 2004 to Charles R. Giesige, Sr. amending Employment Agreement dated March 31, 2000	10-K 10-K	01/31/00 01/31/04	10.18 10.17

10.38	Employment Agreement dated February 1, 2006, between Charles R. Giesige and C&D	10-K	01/31/06	10.34

10.39	Release Agreement dated March 2, 2006, between C&D Technologies, Inc. and Charles R. Giesige	10-K	01/31/06	10.35

10.40	Employment Agreement dated February 1, 2006, between James D. Dee and C&D; Amended and Restated Employment Agreement dated December 20, 2007; First Amendment thereto dated February 3, 2009	10-K 8-K 10-K	01/31/06 12/20/07 01/31/09	10.36 10.4 10.62

		Incorporated by Reference
Exhibit Number	Exhibit Description	Form	Report Date	Exhibit Number	Filed Herewith
10.41	Employment Agreement dated February 1, 2006, between Ian J. Harvie and C&D, Amended and Restated Employment Agreement dated December 20, 2007, First Amendment thereto dated February 3, 2009	10-K 8-K 10-K	01/31/06 12/20/07 01/31/09	10.37 10.3 10.63

10.42	Employment Agreement dated February 1, 2006, between William E. Bachrach and C&D	10-K	01/31/06	10.38

10.43	Indemnification Agreement dated as of November 19, 2002, by and between C&D Technologies, Inc. and William Harral, III	10-Q	10/31/02	10.2

10.44	Indemnification Agreement dated as of November 19, 2002, by and between C&D Technologies, Inc. and Kevin P. Dowd	10-Q	10/31/02	10.5

10.45	Indemnification Agreement dated as of November 19, 2002, by and between C&D Technologies, Inc. and Robert I. Harries	10-Q	10/31/02	10.6

10.46	Indemnification Agreement dated as of November 19, 2002, by and between C&D Technologies, Inc. and Pamela S. Lewis	10-Q	10/31/02	10.7

10.47	Indemnification Agreement dated as of November 19, 2002, by and between C&D Technologies, Inc. and George MacKenzie	10-Q	10/31/02	10.8

10.48	Indemnification Agreement dated as of November 19, 2002, by and between C&D Technologies, Inc. and John A. H. Shober	10-Q	10/31/02	10.9

10.49	Indemnification Agreement dated as of April 10, 2008 by and between C&D Technologies, Inc. and Michael H. Kalb	10-K	01/31/08	10.48

10.50	Indemnification Agreement dated as of February 24, 2003, by and between C&D Technologies, Inc. and Stanley W. Silverman	10-K	01/31/03	10.33

10.51	C&D Technologies, Inc. Nonqualified Deferred Compensation Plan	S-8	07/24/00	4

10.52	C&D Technologies, Inc. Approved Share Option Plan	S-8	09/11/01	4

10.53	C&D Technologies, Inc. Management Compensation Plan Policy for Fiscal Year 2006	8-K	03/1/05	10.1

10.54	C&D Technologies, Inc. Board of Directors Nominating/Corporate Governance Committee Charter As Amended Effective as of March 1, 2005	8-K	03/1/05	10.2

10.55	Employment Agreement dated June 21, 2005, between C&D Technologies, Inc. and Dr. Jeffrey A. Graves; Amendment dated June 21, 2005; Amended and Restated Employment Agreement dated December 20, 2007	10-Q 10-K 8-K	07/31/05 01/31/06 12/20/07	10.1 10.51 10.1

10.56	C&D Technologies, Inc. 2007 Stock Incentive Plan	Proxy	01/31/06	Proxy

10.57	Indemnification Agreement dated May 31, 2006 between C&D Technologies, Inc. and Ellen C. Wolf	8-K	05/31/06	10.2

		Incorporated by Reference
Exhibit Number	Exhibit Description	Form	Report Date	Exhibit Number	Filed Herewith
10.58	Employment Agreement dated December 20, 2006, between C&D Technologies, Inc. and Leonard P. Kiely; Amended and Restated Employment Agreement dated December 20, 2007; Release Agreement dated February 25, 2009 between C&D Technologies, Inc., and Leonard P. Kiely	8-K 8-K 10-K	05/31/06 12/20/07 01/31/09	10.3 10.2 10.64
10.59	Employment Retention Agreement dated February 20, 2007, between C&D Technologies, Inc and William E. Bachrach	8-K	02/20/07	10.1
10.60	Employment Agreement dated December 20, 2007, between Neil E. Daniels and C&D	8-K	12/20/07	10.5
10.61	Performance Share Award Grant Agreement dated March 12, 2007	10-K	01/31/07	10.56
10.62	Restricted Stock Award Grant Agreement dated March 12, 2007	10-K	01/31/07	10.57
10.63	Indemnification Agreement dated August 6, 2009 between C&D Technologies, Inc. and David S. Gee	8-K	08/06/09	10.1
10.64	Employment Agreement dated October 1, 2009, between Todd J. Greenspan and C&D	10-Q	10/31/09	10.1
14	Code of Ethics	10-K	01/31/04	14
18	Letter regarding change in accounting principles	10-Q	07/31/07	18
21	Subsidiaries of C&D				X
23.1	Consent of Independent Registered Public Accounting Firm				X
23.2	Consent of Goodwin Procter LLP (included in Exhibit 5.1 to be filed with this registration statement)
99.1	Consent of Macquarie Capital (USA) Inc. (incorporated by reference to Exhibit 99.1 of the Registration Statement on Form S-4 filed on October 21, 2010)
99.2	Form of Letter of Transmittal				X
99.3	Form of Notice of Guaranteed Delivery				X
99.4	Form of Notice of Withdrawal				X
99.5	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees				X
99.6	Form of Letter to Clients for Use by Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees				X

Item 22.	Undertakings.

The undersigned Registrant hereby undertakes:

(1) that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form;

(2) that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3) to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of any such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to such request; and

(4) to supply by means of a pre- or post-effective amendment all information concerning a transaction, and all information concerning the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

Insofar as indemnification for liabilities under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 20 above, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. If a claim of indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in a successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 2 to Registration Statement to be signed on its behalf by the undersigned, in the City of Blue Bell, State of Pennsylvania, on November 23, 2010.

C&D TECHNOLOGIES, INC.

By:	/s/ IAN J. HARVIE
Ian J. Harvie
Senior Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to Registration Statement has been signed below as of November 23, 2010 by the following persons in the capacities indicated.

Signature	Title

/S/ JEFFREY A. GRAVES* Jeffrey A. Graves	President, Chief Executive Officer and Director (Principal Executive Officer)

/S/ IAN J. HARVIE Ian J. Harvie	Vice President and Chief Financial Officer (Principal Financial Officer)

/S/ TODD J. GREENSPAN* Todd J. Greenspan	Vice President and Corporate Controller (Principal Accounting Officer)

/S/ KEVIN P. DOWD* Kevin P. Dowd	Director

/S/ WILLIAM HARRAL III* William Harral III	Director

/S/ PAMELA L. DAVIES* Pamela L. Davies	Director

/S/ ROBERT I. HARRIES* Robert I. Harries	Director

/S/ GEORGE MACKENZIE* George MacKenzie	Director

/S/ DAVID S. GEE* David S. Gee	Director

/S/ STANLEY W. SILVERMAN* Stanley W. Silverman	Director

/S/ ELLEN C. WOLF* Ellen C. Wolf	Director

*By:	/S/ IAN J. HARVIE
Ian J. Harvie
Attorney-in-Fact

INDEX TO EXHIBITS

		Incorporated by Reference
Exhibit Number	Exhibit Description	Form	Report Date	Exhibit Number	Filed Herewith
1.1	Dealer Manager Agreement	8-K	10/20/10	1.1

3.1	Restated Certificate of Incorporation of C&D, as amended	8-K	06/30/98	3.1 & 3.2

3.2	Amended and Restated By-laws of C&D	8-K	12/4/07	3.2

4.1	Rights Agreement dated as of February 22, 2000, between C&D and Mellon Investor Services, LLC (formerly ChaseMellon Shareholder Services, L.L.C.), as rights agent, which includes as Exhibit B thereto the form of rights certificate; Amendment to Rights Agreement	10-Q	10/31/04	10.3

4.2	Purchase Agreement dated November 16, 2005, among C&D, Credit Suisse First Boston LLC and Wachovia Capital Markets, LLC	10-K	01/31/06	4.2

4.3	Registration Rights Agreement dated November 21, 2005, among C&D, Credit Suisse First Boston LLC and Wachovia Capital Markets, LLC	10-K	01/31/06	4.3

4.4	Indenture, dated as of November 21, 2005, between C&D and Bank of New York, as trustee	10-K	01/31/06	4.4

4.5	Form of C&D Technologies, Inc. 5.25% Convertible Senior Notes due 2025	10-K	01/31/06	4.5

4.6	Purchase Agreement dated November 15, 2006 between C&D and the several named purchasers named in schedule A thereto	8-K	11/15/06	10.1

4.7	Registration Rights Agreement dated November 21, 2006, between C&D and the several purchasers named in Schedule I thereto	8-K	11/22/06	10.1

4.8	Indenture, dated as of November 21, 2006, between C&D and the Bank of New York, as trustee	8-K	11/16/06	4.8

4.9	Form of C&D Technologies, Inc. 5.50% Convertible Senior Notes due 2026	8-K	11/16/06	10.1

5.1	Opinion of Goodwin Procter LLP regarding legality				X

8.1	Form of Opinion of Goodwin Procter LLP regarding tax matters				X

10.1	Purchase Agreement dated November 27, 1985, between Allied, Allied Canada Inc. and C&D; Amendments thereto dated January 28 and October 8, 1986	S-l	01/28/87	10.1

10.2	Agreement dated December 15,1986, between C&D and Allied	S-l	01/28/87	10.2

10.3	Lease Agreement dated February 15,1994, by and between Sequatchie Associates, Incorporated and C&D Charter Power Systems, Inc. (which has since been merged into C&D); Extension and Modification Agreement effective December 19, 2003	10-K	01/31/04	10.3

		Incorporated by Reference
Exhibit Number	Exhibit Description	Form	Report Date	Exhibit Number	Filed Herewith
10.4	Purchase and Sale Agreement, dated as of November 23, 1998, among Johnson Controls, Inc. and its subsidiaries as Seller and C&D and C&D Acquisition Corp. as Purchaser	8-K	03/01/99	2.1

10.5	Amended and Restated Credit Agreement dated as of June 30, 2004, among C&D Technologies, Inc. and Certain of its Subsidiaries as the Borrowers, the Subsidiaries identified herein as the Guarantors, Citizens Bank as Syndication Agent, LaSalle National Bank National Association as Co-Agent, Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer and the Other Lenders Party Hereto Arranged By Banc of America Securities LLC as Sole Lead Arranger and Sole Book Manager, First Amendment thereto dated as of December 9, 2004, Second Amendment thereto dated as of April 21, 2005, Third Amendment thereto dated as of April 29, 2005, Fourth Amendment and Waiver thereto dated as of November 8, 2005, Fifth Amendment thereto dated July 20, 2007, Sixth Amendment thereto dated August 30, 2007	10-Q 10-K 10-K 10-K 8-K 8-K 10-Q	07/31/04 01/31/05 01/31/05 01/31/05 11/16/05 07/20/07 07/31/07	10.5 10.5 10.5 10.5 10.1 10.1 10.1

10.6	Security Agreement dated April 21, 2005, among C&D Technologies, Inc., C&D International Investment Holdings Inc., C&D Charter Holdings, Inc., C&D Technologies (Datel), Inc., Datel Systems, Inc., C&D Dynamo Corp., Dynamo Acquisition Corp., C&D Technologies (CPS) LLC and Datel Holding Corporation as Grantors, and the Bank of America, N.A., in its capacity as administrative agent for the holders of the Secured Obligations	10-K	01/31/05	10.6

10.7	Uncommitted loan facility dated June 5, 2001, between C&D Holdings Limited and ABN Amro Bank N.V.	10-Q	04/30/01	10.2

10.8	Asset Purchase Agreement among Matsushita Battery Industrial Corporation of America, Matsushita Battery Industrial de Mexico, S.A. de C.V., C&D Technologies, Inc. and C&D Technologies Reynosa, S. de R.L. de C.V., dated as of August 27, 2003	8-K	09/25/03	10.1

10.9	Agreement for Manufacture between Dynamo Power System (USA) LLC and Celestica Hong Kong Limited and C&D Technologies, Inc., dated September 30, 2004. Portions of this exhibit have been deleted pursuant to the Company’s Application Requesting Grant of Confidential Treatment under the Exchange Act and pursuant to the Rule 12b-24 promulgated thereunder	10-Q	10/31/04	10.2

10.10	Assignment and Assumption dated as of August 3, 2004, by and between Bank of America, N.A. and Sovereign Bank	10-Q	07/31/04	10.2

10.11	Lender Joinder Agreement dated as of August 3,2004, among C&D Technologies, Inc. and Certain of its subsidiaries as the Borrowers and Calyon New York Branch as the New Lender and Bank of America, N.A., as Administrative Agent	10-Q	07/31/04	10.3

		Incorporated by Reference
Exhibit Number	Exhibit Description	Form	Report Date	Exhibit Number	Filed Herewith
10.12	Lender Joinder Agreement dated as of August 3, 2004, among C&D Technologies, Inc. and Certain of its subsidiaries as the Borrowers and Sovereign Bank as the New Lender and Bank of America, N.A., as Administrative Agent	10-Q	07/31/04	10.4

10.13	LLC Interest Purchase Agreement between Celestica Corporation, Celestica Inc and C&D Technologies, Inc., dated September 23, 2004.	8-K	09/30/04	2.1

10.14	Share Purchase Agreement between Celestica International Inc., Celestica Inc., C&D Power Systems (Canada) ULC and C&D Technologies, Inc., dated September 23, 2004	8-K	09/30/04	2.2

10.15	Asset Purchase Agreement between Celestica International Inc., Celestica Corporation, Celestica (Thailand) Limited, Dynamo Acquisition Corp., Celestica Inc. and C&D Technologies, Inc., dated September 23, 2004	8-K	09/30/04	2.3

10.16	Asset Purchase Agreement between Celestica Electronics (Shanghai) Co. Ltd., Datel Electronic Technology (Shanghai) Co., Ltd., Celestica Inc. and C&D Technologies, Inc., dated September 23, 2004	8-K	09/30/04	2.4

10.17	Inventory Purchase Agreement between Celestica Suzhou Technology Ltd., Dynamo Acquisition Corp., Celestica Inc. and C&D Technologies, Inc., dated September 23, 2004	8-K	09/30/04	2.5

10.18	Purchase Price Adjustment Agreement between Celestica International Inc., Celestica Corporation, Celestica (Thailand) Limited, Celestica Electronics (Shanghai) Co. Ltd., Celestica Suzhou Technology Ltd., Celestica Inc., C&D Power Systems (Canada) ULC, C&D Technologies, Inc., Dynamo Acquisition Corp., and Datel Electronic Technology (Shanghai) Co., Ltd., dated September 23, 2004	8-K	09/30/04	2.6

10.19	Merger Agreement dated as of June 10, 2004, among C&D Technologies, Inc., CLETADD Acquisition Corporation and Datel Holding Company	8-K	09/30/04	10.1

10.20	Loan and Security Agreement dated December 7, 2005 by and among C&D Technologies, Inc., C&D Technologies (Datel), Inc., C&D Technologies (CPS) LLC, as Borrowers and C&D Charter Holdings, Inc., C&D Dynamo Corp., Dynamo Acquisition Corp., C&D International Investment Holdings Inc. and Datel Holding Corporation, as Guarantors, and AbleCo Finance LLC, as Agent.; Amendment No. 1 thereto dated March 30, 2006	10-K 8-K	01/31/06 04/05/06	10.2 10.1

		Incorporated by Reference
Exhibit Number	Exhibit Description	Form	Report Date	Exhibit Number	Filed Herewith
10.21	Loan and Security Agreement dated December 7, 2005 by and among C&D Technologies, Inc., C&D Technologies (Datel), Inc., C&D Technologies (CPS) LLC, as Borrowers and C&D Charter Holdings, Inc., C&D Dynamo Corp., Dynamo Acquisition Corp., C&D International Investment Holdings Inc. and Datel Holding Corporation, as Guarantors, and Wachovia Bank National Association, as Administrative Agent and Wachovia Capital Markets, LLC as Sole Lead Arranger, Manager and Bookrunner.; Amendment No. 1 thereto dated March 30, 2006.; Amendment No. 3 thereto dated December 21, 2006.; Amendment No. 4 thereto dated April 13, 2007	10-K 8-K 8-K 10-K 8-K 10-Q	01/31/06 03/31/06 12/21/06 01/31/07 07/20/07 07/31/07	10.21 10.2 10.1 10.21 10.1 10.1

10.22	Amendment No. 1 to Amended and Restated Loan and Security Agreement, dated as of April 20, 2010, by and among C&D Technologies, Inc., C&D International Investment Holdings Inc., a Delaware corporation, C&D Charter Holdings, Inc., a Delaware corporation, C&D Energy Storage, LLC, a Delaware limited liability company, the parties from time to time to the Loan Agreement as lenders and Wells Fargo Bank, National Association, a national banking association and successor by merger to Wachovia Bank, National Association, in its capacity as agent for Lenders	8-K	04/20/2010	10.1

10.23	Agreement for Termination of Manufacturing Agreement and Transfer of Manufacturing Operations between C&D Technologies (CPS), LLC, C&D Technologies, Inc. and Celestica Hong Kong Limited dated April 3, 2006	10-Q	04/30/06	10.9

10.24	Form of C&D Technologies, Inc. 5.5% Convertible Senior Notes due 2026	8-K	11/15/06	10.1

10.25	Purchase Agreement dated June 19, 2007 between C&D Technologies, Inc. and Murata Manufacturing Co., Ltd	8-K	08/31/07	10.1

10.26	Asset Purchase Agreement dated October 24, 2007, between C&D Technologies, Inc and Crown Battery Manufacturing Co.	8-K	10/24/07	10.1

10.26	Agreement dated the 1st day of February, 2007, by and among C&D Technologies, Inc., a Delaware corporation, SCSF Equities, LLC, a Delaware limited liability company, Sun Capital Securities Offshore Fund, Ltd., a Cayman Islands corporation, Sun Capital Securities Fund, LP, a Delaware limited partnership, Sun Capital Securities Advisors, LP, a Delaware limited partnership, Sun Capital Securities, LLC, a Delaware limited liability company, and Rodger R. Krouse (collectively, the “Sun Parties”)	8-K	02/1/07	10.1

		Incorporated by Reference
Exhibit Number	Exhibit Description	Form	Report Date	Exhibit Number	Filed Herewith
10.27	Restructuring Support Agreement dated September 14, 2010, by and between C&D Technologies, Inc., certain funds and/or accounts managed or advised by Angelo, Gordon & Co., L.P. and certain funds and/or accounts managed or advised by Bruce & Co.	10-Q	9/14/10	10.1

10.28	Charter Power Systems, Inc. 1996 Stock Option Plan, First Amendment to C&D Technologies, Inc. 1996 Stock Option Plan (formerly known as the Charter Power Systems, Inc. 1996 Stock Option Plan) dated April 27,1999	10-Q 10-Q	07/31/96 07/31/99	10.1 10.3

10.29	C&D Technologies, Inc. Amended and Restated 1998 Stock Option Plan	10-K	01/31/01	10.7

10.30	C&D Technologies, Inc. Savings Plan as restated and amended, First Amendment thereto dated June 12, 2002, Second Amendment thereto dated November 20, 2002; Third Amendment thereto dated June 18, 2003	10-K 10-Q 10-Q 10-Q	07/31/02 10/31/02 10/31/02 07/31/03	10.9 10.10 10.11 10.1

10.31	C&D Technologies, Inc. Pension Plan for Salaried Employees as amended and restated; First Amendment thereto dated June 12, 2002; Second Amendment thereto dated September 25, 2002; Third Amendment thereto dated March 19, 2004	10-K 10-Q 10-Q 10-K	07/31/02 04/30/03 04/30/03 01/31/04	10.10 10.3 10.4 10.11

10.32	Supplemental Executive Retirement Plan compiled as of February 27, 2004, to reflect all amendments; Amendment thereto dated May 6, 2005	10-K 10-Q	01/31/04 04/30/05	10.12 10.1

10.33	C&D Technologies, Inc. Management Incentive Bonus Plan Policy	8-K	03/2/05	10.1

10.34	Employment Agreement dated November 28, 2000, between Wade H. Roberts, Jr. and C&D	10-Q	10/31/00	10.1

10.35	Release Agreement dated March 24, 2005, between C&D Technologies, Inc. and Wade H. Roberts, Jr.	10-K	01/31/05	10.27

10.36	Release Agreement dated December 14, 2005, between C&D Technologies, Inc. and Stephen E. Markert, Jr.	10-K	01/31/06	10.31

10.37	Employment Agreement dated March 31, 2000, between Charles R. Giesige, Sr. and C&D; letter dated January 27, 2004 to Charles R. Giesige, Sr. amending Employment Agreement dated March 31, 2000	10-K 10-K	01/31/00 01/31/04	10.18 10.17

10.38	Employment Agreement dated February 1, 2006, between Charles R. Giesige and C&D	10-K	01/31/06	10.34

10.39	Release Agreement dated March 2, 2006, between C&D Technologies, Inc. and Charles R. Giesige	10-K	01/31/06	10.35

10.40	Employment Agreement dated February 1, 2006, between James D. Dee and C&D, Amended and Restated Employment Agreement dated December 20, 2007, First Amendment thereto dated February 3, 2009	10-K 8-K 10-K	01/31/06 12/20/07 01/31/09	10.36 10.4 10.62

		Incorporated by Reference
Exhibit Number	Exhibit Description	Form	Report Date	Exhibit Number	Filed Herewith
10.41	Employment Agreement dated February 1, 2006, between Ian J. Harvie and C&D, Amended and Restated Employment Agreement dated December 20, 2007, First Amendment thereto dated February 3, 2009	10-K 8-K 10-K	01/31/06 12/20/07 01/31/09	10.37 10.3 10.63

10.42	Employment Agreement dated February 1, 2006, between William E. Bachrach and C&D	10-K	01/31/06	10.38

10.43	Indemnification Agreement dated as of November 19, 2002, by and between C&D Technologies, Inc. and William Harral, III	10-Q	10/31/02	10.2

10.44	Indemnification Agreement dated as of November 19, 2002, by and between C&D Technologies, Inc. and Kevin P. Dowd	10-Q	10/31/02	10.5

10.45	Indemnification Agreement dated as of November 19, 2002, by and between C&D Technologies, Inc. and Robert I. Harries	10-Q	10/31/02	10.6

10.46	Indemnification Agreement dated as of November 19, 2002, by and between C&D Technologies, Inc. and Pamela S. Lewis	10-Q	10/31/02	10.7

10.47	Indemnification Agreement dated as of November 19, 2002, by and between C&D Technologies, Inc. and George MacKenzie	10-Q	10/31/02	10.8

10.48	Indemnification Agreement dated as of November 19, 2002, by and between C&D Technologies, Inc. and John A. H. Shober	10-Q	10/31/02	10.9

10.49	Indemnification Agreement dated as of April 10, 2008 by and between C&D Technologies, Inc. and Michael H. Kalb	10-K	01/31/08	10.48

10.50	Indemnification Agreement dated as of February 24, 2003, by and between C&D Technologies, Inc. and Stanley W. Silverman	10-K	01/31/03	10.33

10.51	C&D Technologies, Inc. Nonqualified Deferred Compensation Plan	S-8	07/24/00	4

10.52	C&D Technologies, Inc. Approved Share Option Plan	S-8	09/11/01	4

10.53	C&D Technologies, Inc. Management Compensation Plan Policy for Fiscal Year 2006	8-K	03/1/05	10.1

10.54	C&D Technologies, Inc. Board of Directors Nominating/Corporate Governance Committee Charter As Amended Effective as of March 1, 2005	8-K	03/1/05	10.2

10.55	Employment Agreement dated June 21, 2005, between C&D Technologies, Inc. and Dr. Jeffrey A. Graves, Amendment dated June 21, 2005, Amended and Restated Employment Agreement dated December 20, 2007	10-Q 10-K 8-K	07/31/05 01/31/06 12/20/07	10.1 10.51 10.1

10.56	C&D Technologies, Inc. 2007 Stock Incentive Plan	Proxy	01/31/06	Proxy

10.57	Indemnification Agreement dated May 31, 2006 between C&D Technologies, Inc. and Ellen C. Wolf	8-K	05/31/06	10.2

		Incorporated by Reference
Exhibit Number	Exhibit Description	Form	Report Date	Exhibit Number	Filed Herewith
10.58	Employment Agreement dated December 20, 2006, between C&D Technologies, Inc. and Leonard P. Kiely, Amended and Restated Employment Agreement dated December 20, 2007, Release Agreement dated February 25, 2009 between C&D Technologies, Inc., and Leonard P. Kiely	8-K 8-K 10-K	05/31/06 12/20/07 01/31/09	10.3 10.2 10.64

10.59	Employment Retention Agreement dated February 20, 2007, between C&D Technologies, Inc and William E. Bachrach	8-K	02/20/07	10.1

10.60	Employment Agreement dated December 20, 2007, between Neil E. Daniels and C&D	8-K	12/20/07	10.5

10.61	Performance Share Award Grant Agreement dated March 12, 2007	10-K	01/31/07	10.56

10.62	Restricted Stock Award Grant Agreement dated March 12, 2007	10-K	01/31/07	10.57

10.63	Indemnification Agreement dated August 6, 2009 between C&D Technologies, Inc. and David S. Gee	8-K	08/06/09	10.1

10.64	Employment Agreement dated October 1, 2009, between Todd J. Greenspan and C&D	10-Q	10/31/09	10.1

14	Code of Ethics	10-K	01/31/04	14

18	Letter regarding change in accounting principles	10-Q	07/31/07	18

21	Subsidiaries of C&D				X

23.1	Consent of Independent Registered Public Accounting Firm				X

23.2	Consent of Goodwin Procter LLP (included in Exhibit 5.1 to be filed with this registration statement)

99.1	Consent of Macquarie Capital (USA) Inc. (incorporated by reference to Exhibit 99.1 of the Registration Statement on Form S-4 filed on October 21, 2010)

99.2	Form of Letter of Transmittal				X

99.3	Form of Notice of Guaranteed Delivery				X

99.4	Form of Notice of Withdrawal				X

99.5	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees				X

99.6	Form of Letter to Clients for Use by Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees				X